UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Osprey Energy Acquisition Corp.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION, DATED JULY 30, 2018

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
OF OSPREY ENERGY ACQUISITION CORP.

Dear Stockholders of Osprey Energy Acquisition Corp.:

You are cordially invited to attend the special meeting (the “special meeting”) of stockholders of Osprey Energy Acquisition Corp. (“Osprey,” the “Company,” “we,” “our” or “us”). At the special meeting, Osprey stockholders will be asked to consider and vote on proposals to:

(1)	approve and adopt the Contribution Agreement, dated as of June 3, 2018 (as the same may be amended from time to time, the “Contribution Agreement”), by and among Royal Resources L.P. (“Royal LP”), Royal Resources GP L.L.C. (“Royal GP” and collectively with Royal LP, “Royal”), Noble Royalties Acquisition Co., LP (“NRAC”), Hooks Ranch Holdings LP (“Hooks Holdings”), DGK ORRI Holdings, LP (“DGK”), DGK ORRI GP LLC (“DGK GP”), Hooks Holding Company GP, LLC (“Hooks GP,” and collectively with NRAC, Hooks Holdings, DGK, and DGK GP, the “Contributors”), and Osprey, pursuant to which Osprey will acquire from the Contributors all of their equity interests in certain of their subsidiaries (the “Royal Entities”) named in the Contribution Agreement, and approve the acquisitions and other transactions contemplated by the Contribution Agreement (the “business combination” and such proposal, the “Business Combination Proposal”);

(2)	approve and adopt amendments to Osprey’s amended and restated certificate of incorporation (the “Charter”) to be effective upon the consummation of the business combination (the “closing”) (such proposal, the “Charter Proposal”), including six sub-proposals to:

a.	create a new class of capital stock designated as Class C common stock, par value $0.0001 per share (the “Class C common stock”);

b.	increase the number of authorized shares of Osprey’s capital stock, par value $0.0001 per share, from 146,000,000 shares to 361,000,000 shares and to increase the number of authorized shares of Osprey’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), from 125,000,000 shares to 240,000,000 shares;

c.	adopt Delaware as the exclusive forum for certain stockholder litigation;

d.	require the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of capital stock of Osprey to amend, repeal or adopt certain provisions of the Charter;

e.	provide that Section 203 of the Delaware General Corporation Law, which governs business combinations between Osprey and certain interested Osprey stockholders, does not apply to Osprey; and

f.	eliminate certain provisions in the Charter relating to Osprey’s Class B common stock, par value $0.0001 per share (the “Class B common stock”), and our Initial Business Combination that will no longer be applicable to us following the closing;

(3)	approve, in connection with the transaction, for purposes of complying with applicable listing rules of The NASDAQ Capital Market (“NASDAQ”), (a) the issuance of shares of Class C common stock to the Contributors in connection with the business combination, which number of shares will equal 40,000,000 and be subject to upward adjustment at closing pursuant to the Contribution Agreement, (b) the issuance of up to an additional 20,000,000 shares of Class C common stock, which number will be subject to upward adjustment pursuant to the Contribution Agreement, that may be issued to Royal LP if the earn-out consideration described in the accompanying proxy statement is issued to the Contributor, (c) the issuance of 11,480,000 shares of Class A common stock concurrent with the closing to certain qualified institutional buyers and accredited investors that have entered into subscription agreements with Osprey for an aggregate consideration of $114,800,000, the proceeds of which will be used to fund a portion of the cash consideration required to effect the business combination, (d) the issuance of a number of shares of Class A common stock equal to the number of shares of Class C common stock issued to the Contributors, which shares of Class A common stock are issuable in the future to the Contributors in connection with the future redemption or exchange of their common units representing limited partner interests in Osprey Minerals Operating Partnership, LP, a Delaware limited partnership (“Osprey Opco”), in accordance with the amended and restated agreement of limited partnership of Osprey Opco to be entered into in connection with the closing, and (e) the issuance of a number of Class A common stock upon the conversion of Class B common stock in accordance with the terms of the Charter (the “NASDAQ Proposal”);

(4)	approve and adopt the Falcon Minerals Corporation 2018 Long Term Incentive Plan (the “LTIP”) and material terms thereunder (the “LTIP Proposal”); and

(5)	approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the NASDAQ Proposal or the LTIP Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposal, the NASDAQ Proposal and the LTIP Proposal, the “Proposals”).

Each of the Proposals is more fully described in the accompanying proxy statement, which each Osprey stockholder is encouraged to review carefully.

Osprey’s Class A common stock and warrants, which are exercisable for shares of Class A common stock under certain circumstances, are currently listed on the NASDAQ under the symbols “OSPR” and “OSPRW,” respectively. Certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and one-half of one warrant, and are listed on the NASDAQ under the symbol “OSPRU.” The units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security. Upon the closing, we intend to change our name from “Osprey Energy Acquisition Corp.” to “Falcon Minerals Corporation,” and our Class A common stock and warrants will be listed following the closing under the symbols “FLCN” and “FLCNW”, respectively. We intend to apply to list our Class A common stock and warrants on the New York Stock Exchange (the “NYSE”) following the closing.

Pursuant to our Charter, we are providing the holders of shares of Class A common stock originally sold as part of the units issued in our initial public offering, which closed on July 26, 2017 (the “IPO” and such holders, the “public stockholders”), with the opportunity to redeem, upon the closing, shares of Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing) in the Trust Account (the “Trust Account”) that holds the proceeds (including interest but net of franchise and income taxes payable) from the IPO and a concurrent private placement of warrants to Osprey Sponsor, LLC (“Osprey Sponsor”). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of March 31, 2018 of approximately $276.7 million, the estimated per share redemption price would have been approximately $10.06. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from seeking redemption rights with respect to more than 15% of the shares of Class A common stock included in the units sold in our IPO, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Holders of Osprey’s outstanding warrants sold in the IPO, which are exercisable for shares of Class A common stock under certain circumstances, do not have redemption rights in connection with the business combination. Certain of our current stockholders have agreed to waive their redemption rights in connection with the consummation of the business combination with respect to any shares of Class A common stock they may hold, and the founder shares, consisting of all of the outstanding shares of Class B common stock, will be excluded from the pro rata calculation used to determine the per share redemption price. Currently, Osprey Sponsor owns all of the outstanding founder shares, and together with certain of Osprey’s officers and directors, collectively own approximately 20% of Osprey’s outstanding Class A common stock and Class B common stock. Osprey Sponsor and certain members of Osprey Sponsor that are directors and officers of Osprey have agreed to vote any shares of Osprey common stock owned by them in favor of each of the Proposals.

Osprey is providing this proxy statement and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the special meeting and any adjournments or postponements thereof. Your vote is very important. Whether or not you plan to attend the special meeting in person, please submit your proxy card without delay.

We encourage you to read this proxy statement carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 40 of this proxy statement.

The Osprey board recommends that Osprey stockholders vote FOR each of the Proposals. When you consider the recommendation of the Osprey board in favor of each of the Proposals, you should keep in mind that certain of Osprey’s directors and officers have interests in the business combination that may be different than, or in addition to, or conflict with, your interests as a stockholder. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Approval of the Business Combination Proposal, the NASDAQ Proposal, the LTIP Proposal and the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the Proposals presented at the special meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have no effect on the Business Combination Proposal, the NASDAQ Proposal, the LTIP Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposal. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE OSPREY REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO OSPREY’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Thank you for your consideration of these matters.

Sincerely,

Jonathan Z. Cohen
Chief Executive Officer and Director
Osprey Energy Acquisition Corp.

Whether or not you plan to attend the special meeting of Osprey stockholders, please submit your proxy by signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope or by using the telephone or Internet procedures provided to you by your broker or bank. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares to have your shares represented at the special meeting or, if you wish to attend the special meeting of Osprey stockholders and vote in person, you must obtain a proxy from your broker or bank.

Neither the Securities and Exchange Commission nor any state securities commission has passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is criminal offense.

This proxy statement is dated [               ], 2018 and is first being mailed to Osprey stockholders on or about [               ], 2018.

OSPREY ENERGY ACQUISITION CORP.
1845 Walnut Street, 10th Floor
Philadelphia, PA 19103

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF OSPREY ENERGY ACQUISITION CORP.

To Be Held On [               ], 2018

To the Stockholders of Osprey Energy Acquisition Corp.:

NOTICE IS HEREBY GIVEN that the special meeting (the “special meeting”) of stockholders of Osprey Energy Acquisition Corp. (“Osprey,” the “Company,” “we,” “our” or “us”) will be held at 3:00 p.m., local time, on [               ], 2018, at the Company’s principal executive office at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103 for the following purposes:

1.	The Business Combination Proposal—To consider and vote upon a proposal to approve and adopt the Contribution Agreement, dated as of June 3, 2018 (as may be amended from time to time, the “Contribution Agreement”), by and among Royal Resources L.P. (“Royal LP”), Royal Resources GP L.L.C. (“Royal GP” and collectively with Royal LP, “Royal”), Noble Royalties Acquisition Co., LP (“NRAC”), Hooks Ranch Holdings LP (“Hooks Holdings”), DGK ORRI Holdings, LP (“DGK”), DGK ORRI GP LLC (“DGK GP”), Hooks Holding Company GP, LLC (“Hooks GP,” and collectively with NRAC, Hooks Holdings, DGK, and DGK GP, the “Contributors”), and Osprey pursuant to which Osprey will acquire from the Contributors all of their equity interests in certain of their subsidiaries (the “Royal Entities”) named in the Contribution Agreement, and approve the acquisitions and other transactions contemplated by the Contribution Agreement (the “business combination” and such proposal, the “Business Combination Proposal”). A copy of the Contribution Agreement is attached to the accompanying proxy statement as Annex A;

2.	The Charter Proposal—To consider and vote upon a proposal to approve and adopt amendments to Osprey’s amended and restated certificate of incorporation (the “Charter”), to be effective upon the consummation of the business combination (the “closing”) (such proposal, the “Charter Proposal”), including six sub-proposals to:

a.	create a new class of capital stock designated as Class C common stock, par value $0.0001 per share (the “Class C common stock”);

b.	increase the number of authorized shares of Osprey’s capital stock, par value $0.0001 per share, from 146,000,000 shares to 361,000,000 shares and to increase the number of authorized shares of Osprey’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), from 125,000,000 shares to 240,000,000 shares;

c.	adopt Delaware as the exclusive forum for certain stockholder litigation;

d.	require the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of capital stock of Osprey to amend, repeal or adopt certain provisions of the Charter;

e.	provide that Section 203 of the Delaware General Corporation Law, which governs business combinations between Osprey and certain interested Osprey stockholders, does not apply to Osprey; and

f.	eliminate certain provisions in the Charter relating to Osprey’s Class B common stock, par value $0.0001 per share (the “Class B common stock”) and our Initial Business Combination that will no longer be applicable to us following the closing;

3.	The NASDAQ Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of The NASDAQ Capital Market (“NASDAQ”), (a) the issuance of shares of Class C common stock to the Contributors in connection with the business combination, which number of shares will equal 40,000,000 and be subject to upward adjustment at closing pursuant to the Contribution Agreement, (b) the issuance of up to an additional 20,000,000 shares of Class C common stock, which number will be subject to upward adjustment pursuant to the Contribution Agreement, that may be issued to Royal LP if the earn-out consideration described in the accompanying proxy statement is issued to the Contributor, (c) the issuance of 11,480,000 shares of Class A common stock concurrent with the closing to certain qualified institutional buyers and accredited investors that have entered into subscription agreements with Osprey for an aggregate consideration of $114,800,000, the proceeds of which will be used to fund a portion of the cash consideration required to effect the business combination, (d) the issuance of a number of shares of Class A common stock equal to the number of shares of Class C common stock issued to the Contributors, which shares of Class A common stock are issuable in the future to the Contributors in connection with the future redemption or exchange of their common units representing limited partner interests in Osprey Minerals Operating Partnership, LP, a Delaware limited partnership (“Osprey Opco”), in accordance with the amended and restated agreement of limited partnership of Osprey Opco to be entered into in connection with the closing, and (e) the issuance of a number of Class A common stock upon the conversion of Class B common stock in accordance with the terms of the Charter (the “NASDAQ Proposal”);

4.	The LTIP Proposal—To consider and vote upon a proposal to approve and adopt the Falcon Minerals Corporation 2018 Long-Term Incentive Plan and material terms thereunder (the “LTIP Proposal”); and

5.	The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the NASDAQ Proposal and the LTIP Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposal, the NASDAQ Proposal and the LTIP Proposal, the “Proposals”).

Only holders of record of Osprey’s Class A common stock and Class B common stock at the close of business on [               ], 2018 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements thereof. A complete list of Osprey’s stockholders of record entitled to vote at the special meeting will be available for 10 days before the special meeting at Osprey’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to our Charter, we are providing the holders of shares of Class A common stock originally sold as part of the units issued in our initial public offering, which closed on July 26, 2017 (the “IPO” and such holders, the “public stockholders”), with the opportunity to redeem, upon the closing, shares of Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing) in the Trust Account (the “Trust Account”) that holds the proceeds (including interest but net of franchise and income taxes payable) from the IPO and a concurrent private placement of warrants to Osprey Sponsor, LLC (“Osprey Sponsor”). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of March 31, 2018 of approximately $276.7 million, the estimated per share redemption price would have been approximately $10.06. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from seeking redemption rights with respect to more than 15% of the shares of Class A common stock included in the units sold in our IPO, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Holders of Osprey’s outstanding warrants sold in the IPO, which are exercisable for shares of Class A common stock under certain circumstances, do not have redemption rights in connection with the business combination. Certain of our current stockholders have agreed to waive their redemption rights in connection with the consummation of the business combination with respect to any shares of Class A common stock they may hold, and the founder shares, consisting of all of the outstanding shares of Class B common stock, will be excluded from the pro rata calculation used to determine the per share redemption price. Currently, Osprey Sponsor owns all of the outstanding founder shares, and together with certain of Osprey’s officers and directors, collectively own approximately 20% of Osprey’s outstanding Class A common stock and Class B common stock. Osprey Sponsor and certain members of Osprey Sponsor that are directors and officers of Osprey have agreed to vote any shares of Osprey common stock owned by them in favor of each of the Proposals.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, toll free at (800) 662-5200, banks and brokers call collect at (203) 658-9400.

By Order of the Board of Directors,

Jonathan Z. Cohen
Chief Executive Officer and Director

[               ], 2018

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on [               ], 2018: This notice of meeting and the related proxy statement will be available at http://www.falconminerals.com.

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CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement to:

●	“Blackstone” are to Blackstone Management Partners, L.L.C.;

●	“business combination” are to the transactions contemplated by the Contribution Agreement;

●	“Class A common stock” are to the Class A common stock, par value $0.0001 per share, of Osprey;

●	“Class B common stock” are to the Class B common stock, par value $0.0001 per share, of Osprey;

●	“Class C common stock” are to the Class C common stock, par value $0.0001 per share, of Osprey;

●	“closing” are to the closing of the business combination;

●	“closing date” are to the date on which the closing occurs;

●	“common units” are to common units representing limited partner interests in Osprey Opco;

●	“Contribution Agreement” are to the Contribution Agreement, dated as of June 3, 2018, by and among Royal Resources L.P. (“Royal LP”), Royal Resources GP L.L.C. (“Royal GP” and collectively with Royal LP, “Royal”), Noble Royalties Acquisition Co., LP (“NRAC”), Hooks Ranch Holdings LP (“Hooks Holdings”), DGK ORRI Holdings, LP (“DGK”), DGK ORRI GP LLC (“DGK GP”), Hooks Holding Company GP, LLC (“Hooks GP,” and collectively with NRAC, Hooks Holdings, DGK, and DGK GP, the “Contributors”), and Osprey Energy Acquisition Corp., as such agreement may be amended from time to time;

●	“Contributors” are to Noble Royalties Acquisition Co., LP, Hooks Ranch Holdings LP, DGK ORRI Holdings, LP, DGK ORRI GP LLC, and Hooks Holding Company GP, LLC, collectively;

●	“Initial Business Combination” are to our initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

●	“initial stockholders” are to holders of our founder shares prior to the IPO, including Osprey Sponsor;

●	“IPO” are to our initial public offering of units, which closed on July 26, 2017;

●	“LTIP” are to the Falcon Minerals Corporation 2018 Long Term Incentive Plan;

●	“management” or our “management team” are to the offıcers and directors of Osprey;

●	“NASDAQ” are to The NASDAQ Capital Market;

●	“NYSE” are to the New York Stock Exchange;

●	“Osprey,” the “Company,” “we,” “our” or “us” are to Osprey Energy Acquisition Corp., which will be renamed “Falcon Minerals Corporation” in connection with the closing; references in this proxy statement to “we,” “our” or “us” as it relates to matters following the closing are to the combined company of Falcon Minerals Corporation and the Royal Entities acquired in the business combination;

●	“Osprey board” are to the board of directors of Osprey;

●	“Osprey GP” are to Osprey Minerals GP, LLC, which is the general partner of Osprey Opco and will be renamed to “Falcon Minerals GP, LLC” in connection with the closing;

●	“Osprey Opco” are to Osprey Minerals Operating Partnership LP, which is currently a wholly owned subsidiary of Osprey but will become the operating company of the combined company following the closing and will be renamed to “Falcon Minerals Operating Partnership, LP” in connection with the closing;

●	“Osprey Opco LPA” are to the amended and restated limited partnership operating agreement of Osprey Opco to be entered into in connection with the closing;

●	“Osprey Sponsor” are to Osprey Sponsor, LLC;

●	“private placement warrants” are to the warrants issued to the Osprey Sponsor in a private placement simultaneously with the closing of our IPO;

●	“public shares” are to shares of our Class A common stock sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

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●	“public stockholders” are to the holders of our public shares;

●	“public warrants” are to the warrants sold as part of the units in the IPO;

●	“Royal” are to Royal LP and Royal Resources GP L.L.C., collectively;

●	“Royal Entities” are to the entities that will be contributed by the Contributors to Osprey Opco in the business combination and include VickiCristina, L.P., a Delaware limited partnership, DGK ORRI Company, L.P., Noble EF DLG LP, a Texas limited partnership, Noble EF DLG GP LLC, a Texas limited liability company, Noble EF LP, a Texas limited partnership, Noble EF GP LLC, a Texas limited liability company, Noble Marcellus LP, a Delaware limited partnership, and Noble Marcellus GP, LLC, a Delaware limited liability company;

●	“Royal LP” are to Royal Resources L.P.;

●	“Royal Parties” are to Royal and the Contributors;

●	“Second A&R Charter” are to Osprey’s certificate of incorporation as amended and restated in connection with the closing pursuant to the terms of the Contribution Agreement;

●	“units” are to our units sold in our IPO, each of which consists of one share of Class A common stock and one-half of one public warrant; and

●	“voting common stock” are to our Class A common stock and Class B common stock prior to the closing, and to our Class A common stock and Class C common stock following the closing.

For additional defined terms commonly used in the oil and natural gas industry and used in this proxy statement, please see “Glossary of Oil and Natural Gas Terms” set forth in Annex J.

Unless otherwise specified, the voting and economic interests of Osprey stockholders set forth in this proxy statement assume the following:

●	at closing, Osprey has sufficient cash at closing to pay $400 million cash consideration to the Contributors and, accordingly, the Contributors receive 40 million common units and 40 million shares of Class C common stock in the aggregate;

●	no public stockholders elect to have their public shares redeemed;

●	the transactions contemplated by each of the Subscription Agreements is consummated concurrently with the closing and the Investors purchase 11,480,000 shares of Class A common stock, in the aggregate;

●	none of Osprey’s existing stockholders or the parties to the Contribution Agreement or Subscription Agreements, who will become stockholders of Osprey at the closing, purchase shares of Class A common stock in the open market; and

●	there are no other issuances of equity interests of Osprey or its subsidiaries prior to or in connection with the closing.

Certain sections in this proxy statement refer to an illustrative redemption scenario. Unless otherwise specified, that scenario assumes for illustrative purposes that 8,599,250 shares of Class A common stock are redeemed in connection with the closing, resulting in an aggregate payment of approximately $86.5 million from the Trust Account. This amount of redemptions is the maximum amount of allowable redemptions whereby Osprey believes it will be able to satisfy the closing conditions set forth in the Contribution Agreement, including the condition that the cash consideration available to be paid to the Contributors is at least $355 million in the aggregate and the condition that Osprey shall have complied in all material respects with its covenants under the Contribution Agreement, including the restriction on Osprey’s ability to incur debt financing proceeds in excess of $75 million without Royal’s prior consent. In the illustrative redemption scenario, the balance of the cash and equity consideration received by the Contributors at the closing are adjusted as a result of such redemptions in accordance with the terms of the Contribution Agreement so that the Contributors receive at the closing (x) 44,500,000 common units, (y) 44,500,000 shares of Class C common stock and (z) an amount of cash equal to $355,000,000. For more information, please see the sections entitled “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of Osprey” and “Proposal No. 1—The Business Combination Proposal—The Contribution Agreement.”

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QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
FOR OSPREY STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting (the “special meeting”) of stockholders of Osprey Energy Acquisition Corp. (“Osprey,” the “Company,” “we,” “our” or “us”), including the proposed business combination. The following questions and answers do not include all the information that is important to Osprey stockholders. We urge Osprey stockholders to read carefully this entire proxy statement, including the annexes and other documents referred to herein.

Q:	Why am I receiving this proxy statement?

A:	Osprey stockholders are being asked to consider and vote upon, among other things, a proposal to approve and adopt the Contribution Agreement, dated as of June 3, 2018 (as the same may be amended from time to time, the “Contribution Agreement”), by and among Royal Resources L.P. (“Royal LP”), Royal Resources GP L.L.C. (“Royal GP” and collectively with Royal LP, “Royal”), Noble Royalties Acquisition Co., LP (“NRAC”), Hooks Ranch Holdings LP (“Hooks Holdings”), DGK ORRI Holdings, LP (“DGK”), DGK ORRI GP LLC (“DGK GP”), Hooks Holding Company GP, LLC (“Hooks GP,” and collectively with NRAC, Hooks Holdings, DGK and DGK GP, the “Contributors”), and Osprey, pursuant to which Osprey will acquire from the Contributors all of their equity interests in certain of their subsidiaries (the “Royal Entities”) named in the Contribution Agreement, and approve the acquisitions and other transactions contemplated by the Contribution Agreement (the “business combination” and such proposal, the “Business Combination Proposal”). A copy of the Contribution Agreement is attached to this proxy statement as Annex A. This proxy statement and its annexes contain important information about the proposed business combination and the other matters to be acted upon at the special meeting. You should read this proxy statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:	When and where is the special meeting?

A:	The special meeting will be held on [ ], 2018, at 3:00 p.m., local time, at the Company’s principal executive offices at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103.

Q:	What is being voted on at the special meeting?

A:	Below are the proposals on which Osprey stockholders will vote at the special meeting.

1.	The Business Combination Proposal—To consider and vote upon a proposal to approve and adopt the Contribution Agreement and the business combination.

2.	The Charter Proposal—To consider and vote upon a proposal to approve and adopt amendments to Osprey’s amended and restated certificate of incorporation (the “Charter”), to be effective upon the consummation of the business combination (the “closing”), including six sub-proposals to:

a.	create a new class of capital stock designated as Class C common stock;

b.	increase the number of authorized shares of Osprey’s capital stock, par value $0.0001 per share, from 146,000,000 shares to 361,000,000 shares and to increase the number of authorized shares of Osprey’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), from 125,000,000 shares to 240,000,000 shares;

c.	adopt Delaware as the exclusive forum for certain stockholder litigation;

d.	require the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of capital stock of Osprey to amend, repeal or adopt certain provisions of the Charter;

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e.	provide that Section 203 of the Delaware General Corporation Law, which governs business combinations between Osprey and certain interested Osprey stockholders, does not apply to Osprey; and

f.	eliminate certain provisions in the Charter relating to Osprey’s Class B common stock and our Initial Business Combination that will no longer be applicable to us following the closing.

3.	The NASDAQ Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of The NASDAQ Capital Market (“NASDAQ”), (a) the issuance of shares of Class C common stock to the Contributors in connection with the business combination, which number of shares will equal 40,000,000 and be subject to upward adjustment at closing pursuant to the Contribution Agreement, (b) the issuance of up to an additional 20,000,000 shares of Class C common stock, which number will be subject to upward adjustment pursuant to the Contribution Agreement, that may be issued to Royal LP if the earn-out consideration described in this proxy statement is issued to Royal LP, (c) the issuance of 11,480,000 shares of Class A common stock concurrent with the closing to certain qualified institutional buyers and accredited investors that have entered into subscription agreements with Osprey for aggregate consideration of approximately $114,800,000, the proceeds of which will be used to fund a portion of the cash consideration required to effect the business combination, (d) the issuance of a number of shares of Class A common stock equal to the number of shares of Class C common stock issued to the Contributors, which shares of Class A common stock are issuable in the future to the Contributors in connection with the future redemption or exchange of their common units representing limited partner interests (the “common units”) in Osprey Minerals Operating Partnership, LP, a Delaware limited partnership (“Osprey Opco”), in accordance with the amended and restated agreement of limited partnership of Osprey Opco to be entered into in connection with the closing (the “Osprey Opco LPA”), and (e) the issuance of a number of Class A common stock upon the conversion of Class B common stock in accordance with the terms of the Charter.

4.	The LTIP Proposal—To consider and vote upon a proposal to approve and adopt the Falcon Minerals Corporation 2018 Long Term Incentive Plan (the “LTIP”) and material terms thereunder.

5.	The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the NASDAQ Proposal and the LTIP Proposal.

Q:	Are the proposals conditioned on one another?

A:	The closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal and the NASDAQ Proposal at the special meeting. The Business Combination Proposal is conditioned on the approval of the Charter Proposal and the NASDAQ Proposal, the Charter Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal and the NASDAQ Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Proposal. The LTIP Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement.

Q:	Why is Osprey providing stockholders with the opportunity to vote on the business combination?

A:	Under our Charter, we must provide all holders of shares of Class A common stock originally sold as part of the units issued in our initial public offering, which closed on July 26, 2017 (the “IPO” and such shares and holders, the “public shares” and “public stockholders,” respectively), with the opportunity to have their public shares redeemed upon the consummation of an Initial Business Combination (as defined in our Charter) either in conjunction with a tender offer or in conjunction with a stockholder vote. The business combination, if consummated, would be an Initial Business Combination. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the consummation of the business combination. The approval of our stockholders of the Business Combination Proposal is also a condition to closing in the Contribution Agreement.

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Q:	What will happen in the business combination?

A:	At the closing, Osprey Opco, which is currently a wholly owned subsidiary of Osprey, will acquire all of equity interests of the Royal Entities.

Pursuant to the Contribution Agreement, at closing, Osprey will contribute cash to Osprey Opco, in exchange for (a) a number of common units equal to the number of shares of Class A common stock outstanding as of the closing and (b) a number of Osprey Opco warrants exercisable for common units equal to the number of warrants to purchase shares of Class A common stock (the “warrants”) outstanding as of the closing. Following the closing, we will control Osprey Opco through Osprey GP, a newly formed Delaware limited liability company and wholly owned subsidiary of Osprey, and general partner of Osprey Opco.

Pursuant to the terms of the Contribution Agreement, at the closing, the Contributors will receive consideration consisting of $800 million plus reimbursement of certain of their transaction expenses. The $800 million consideration will consist of (i) $400 million of cash and (ii) 40 million common units, with each common unit valued at $10.00 per unit. If there is insufficient cash at closing to pay $400 million to the Contributors (as a result of redemptions or otherwise), then the Contributors will receive less cash, and more common units with each additional common unit valued at $10.00 per unit. As a condition to the Contributors’ obligation to consummate the business combination, the cash consideration available to be paid to them must total at least $355 million, in the aggregate. For each common unit received by the Contributors as consideration, Osprey will also issue to the Contributors one share of non-economic Class C common stock, entitling the holder to one vote per share.

In addition to the above, Royal LP will be entitled to receive earn-out consideration to be paid in the form of common units (with a corresponding number of shares of Class C common stock) if the volume-weighted average price of the trading days during any thirty (30) calendar days (the “30-Day VWAP”) of the Class A common stock equals or exceeds certain hurdles set forth in the Contribution Agreement. If the 30-Day VWAP of the Class A common stock is $12.50 or more per share at any time within the seven years following the closing, Royal LP will receive (i) an additional 10 million common units (and an equivalent number of shares of Class C common stock), plus (ii) an amount of common units (and an equivalent number of shares of Class C common stock) equal to (x) the amount by which annual cash dividends paid on each share of Class A common stock exceeds $0.50 in each year between the closing and the date the first earn-out is achieved (with any dividends paid in the stub year in which the first earn-out is achieved annualized for purposes of determining what portion of such dividends would have, on an annual basis, exceeded $0.50), multiplied by 10 million, (y) divided by $12.50. If the 30-Day VWAP of the Class A common stock is $15.00 or more per share at any time within the seven years following the closing (which $15.00 threshold will be reduced by the amount by which annual cash dividends paid on each share of Class A common stock exceeds $0.50 in each year between the closing and the date the earn-out is achieved, but not below $12.50), Royal LP will receive an additional 10 million common units (and an equivalent number of Class C common stock).

In connection with the closing, Osprey will be renamed “Falcon Minerals Corporation,” and Osprey Opco will be renamed “Falcon Minerals Operating Partnership LP.” The combined company will be operated as an “Up-C,” meaning that substantially all the assets of the combined company will be held by Osprey Opco, and Osprey’s only assets will be its equity interests in Osprey Opco and the general partner of Opco (“Osprey GP”). Each common unit, together with one share of Class C common stock, will be exchangeable for one share of Class A common stock at the option of the holder, subject to certain restrictions.

For more information, please see the section entitled “Proposal No. 1—The Business Combination Proposal.”

Q:	What conditions must be satisfied to complete the business combination?

A:	There are a number of customary closing conditions in the Contribution Agreement, including the approval by our stockholders of the Business Combination Proposal, the Charter Proposal and the NASDAQ Proposal. For a summary of the conditions that must be satisfied or waived prior to the closing, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Contribution Agreement—Conditions to Closing of the Business Combination.”

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Q:	How will Osprey Opco and Osprey be managed and governed following the business combination?

A:	Following the closing, assuming that the Contributors receive $400 million of cash, 40 million common units and 40 million shares of Class C common stock, Osprey will hold approximately 53% of the limited partner interests in Osprey Opco and will own Osprey GP. Osprey Opco will hold 100% of the economic equity interests in the Royal Entities. As such, Osprey will be responsible for all operational and administrative decisions of Osprey Opco and the day-to-day management of Osprey Opco’s business. Osprey does not currently have any management-level employees, other than Edward E. Cohen, Executive Chairman of our board of directors, Jonathan Z. Cohen, our Chief Executive Officer, Daniel C. Herz, our President, and Jeffrey F. Brotman, our Chief Financial Officer, Chief Legal Officer and Secretary. Following the closing, Mr. E. Cohen will remain Executive Chairman, Mr. J. Cohen will remain our Chief Executive Officer, Mr. Herz will remain our President and Mr. Brotman will remain our Chief Financial Officer, Chief Legal Officer and Secretary.

Osprey is, and after the closing will continue to be, managed by its board of directors. Following the closing, the size of our board of directors will be expanded from five directors to eleven and will include (a) six directors designated by Blackstone Management Partners, L.L.C. (“Blackstone”), which currently controls the Contributors, (b) two directors designated by Osprey Sponsor, and (c) three independent directors mutually selected prior to the closing by the Contributors and Osprey Sponsor.

Please see the sections entitled “Proposal No. 1—The Business Combination Proposal—The Contribution Agreement—The Shareholders’ Agreement” and “Officers and Directors of Osprey.”

Q:	Will Osprey obtain new financing in connection with the business combination?

A:	On June 3, 2018, Osprey Opco entered into a commitment letter (the “debt commitment letter”) with the lenders party thereto (collectively, the “Commitment Parties”), pursuant to which the Commitment Parties committed to make available to Osprey Opco in accordance with the terms of the debt commitment letter, on the date of closing, a revolving credit facility in the aggregate principal amount of up to $500 million (the “Revolving Credit Facility”). A portion of the proceeds of the borrowings under the Revolving Credit Facility will be used to finance the cash portion of the consideration and the costs and the expenses of the business combination.

In addition, on June 3, 2018, Osprey entered into subscription agreements (the “Subscription Agreements”), each dated as of June 3, 2018, with certain qualified institutional buyers and accredited investors (the “Investors”), pursuant to which, among other things, Osprey agreed to issue and sell in a private placement an aggregate of 11,480,000 shares of Class A common stock to the Investors for aggregate consideration of $114,800,000 (the “Private Placement”). The proceeds from the Private Placement will be used to fund a portion of the cash consideration required to effect the business combination.

Q:	Are there any arrangements to help ensure that Osprey will have sufficient funds, together with the proceeds in its Trust Account, to fund the cash consideration to be paid to the Contributors?

A:	Yes. As noted above, Osprey Opco entered into the debt commitment letter on June 3, 2018 pursuant to which the lender parties thereto committed to make available to Osprey Opco in accordance with the terms of the debt commitment letter, on the date of closing, a revolving credit facility in the aggregate principal amount of up to $500 million (the “Revolving Credit Facility”). A portion of the proceeds of the borrowings under the Revolving Credit Facility will be used to finance the cash portion of the consideration and the costs and the expenses of the business combination. In addition, as noted above, on June 3, 2018, Osprey entered into the Subscription Agreements that will raise an additional $114,800,000 of cash at the closing from the sale of 11,480,000 shares of Class A common stock in the Private Placement.

The Contribution Agreement also provides that, if Osprey does not have cash on hand at the closing necessary to pay $400 million of cash consideration to the Contributors (including as a result of redemptions or otherwise), the Contributors will receive less cash, and more common units (with an equivalent number of shares of Class C common stock) with each additional common unit valued at $10.00. Under the Contribution Agreement, the Contributors have a right not to close the business combination if the cash consideration available to be paid to them is not at least $355 million in the aggregate.

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Q:	What equity stake will current Osprey stockholders, the holders of our founder shares, the Investors and the Contributors hold in Osprey following the closing?

A:	It is anticipated that, upon closing and based on the assumptions set forth in “Certain Defined Terms,” the ownership of Osprey will be as follows:

●	the public stockholders will own 27,500,000 shares of our Class A common stock, representing an approximate 60.0% economic interest and an approximate 32.0% voting interest in Osprey;

●	the holders of our founder shares, namely Osprey Sponsor, will own 6,875,000 shares of our Class A common stock, representing an approximate 15.0% economic interest and an approximate 8.0% voting interest in Osprey;

●	the Investors, which include public stockholders and certain of our directors and officers, will own 11,480,000 shares of our Class A common stock, representing an approximate 25.0% economic interest and an approximate 13.4% voting interest in Osprey; and

●	the Contributors will own 40,000,000 shares of our Class C common stock, representing a 0% economic interest and an approximate 46.6% voting interest in Osprey.

Our existing affiliates, which include Osprey Sponsor and our directors, will collectively own an approximate 18.4% economic interest and an approximate 9.8% voting interest in Osprey upon the closing.

If the actual facts are different than the assumptions set forth in “Certain Defined Terms,” the economic and voting interest set forth above will be different. For example, if we assume that all outstanding 7,500,000 private placement warrants held by Osprey Sponsor and all the 13,750,000 public warrants were exercised following the closing, then the ownership of Osprey’s Class A common stock and Class C common stock would be as follows:

●	the public stockholders and former holders of the public warrants will own 41,250,000 shares of our Class A common stock, representing an approximate 61.5% economic interest and an approximate 38.5% voting interest in Osprey;

●	the holders of our founder shares and the former private placement warrants, namely Osprey Sponsor, will own 14,375,000 shares of our Class A common stock, representing an approximate 21.4% economic interest and an approximate 13.4% voting interest in Osprey;

●	the Investors, which include public stockholders and certain of our directors and officers, will purchase 11,480,000 shares of our Class A common stock, representing an approximate 17.1% economic interest and an approximate 10.7% voting interest in Osprey; and

●	the Contributors will own 40,000,000 shares of our Class C common stock, representing a 0% economic interest and an approximate 37.3% voting interest in Osprey.

In this scenario, our existing affiliates, which include Osprey Sponsor and our directors, will collectively own an approximate 23.7% economic interest and an approximate 14.9% voting interest in Osprey upon the closing.

The warrants will become exercisable on the later of 30 days after the completion of an Initial Business Combination and 12 months following the closing of the IPO and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

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See the sections entitled “Summary of the Proxy Statement—Impact of the Business Combination on Osprey’s Public Float” and “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of Osprey” for further information.

Q:	How will the payment of the earn-out consideration to Royal LP affect the equity stake that the current Osprey stockholders, the holders of our founder shares and the Contributors will have in Osprey?

A:	Pursuant to the Contribution Agreement, Royal LP may be entitled to receive additional common units (and acquire a corresponding number of shares of Class C common stock) as earn-out consideration if the 30-day VWAP of the Class A common stock equals or exceeds specified prices as follows (each such payment, an “earn-out payment”).

Under the Contribution Agreement, if the 30-day VWAP of the Class A common stock is $12.50 or more per share at any time within the seven years following the closing, Royal LP will receive (a) an additional 10 million common units (and an equivalent number of shares of Class C common stock), plus (b) an amount of common units (and an equivalent number of shares of Class C common stock) equal to (x) the amount by which annual cash dividends paid on each share of Class A common stock exceeds $0.50 in each year between the closing and the date the first earn-out is achieved (with any dividends paid in the stub year in which the first earn-out is achieved annualized for purposes of determining what portion of such dividends would have, on an annual basis, exceeded $0.50), multiplied by 10 million, (y) divided by $12.50. Assuming that this earn-out payment is paid and no annual cash dividends exceeded $0.50 prior to payment (including on an annualized basis), all outstanding 7,500,000 private placement warrants held by Osprey Sponsor and all the 13,750,000 public warrants were exercised, and based upon the other assumptions set forth under “Certain Defined Terms,” then the ownership of Osprey’s Class A common stock and Class C common stock would be as follows:

●	the public stockholders and former holders of the public warrants will own 41,250,000 shares of our Class A common stock, representing an approximate 61.5% economic interest and an approximate 35.2% voting interest;

●	the holders of our founder shares and the former private placement warrants, namely Osprey Sponsor, will own 14,375,000 shares of our Class A common stock, representing an approximate 21.4% economic interest and an approximate 12.3% voting interest;

●	the Investors, which include public stockholders and certain of our directors and officers, will purchase 11,480,000 shares of our Class A common stock, representing an approximate 17.1% economic interest and an approximate 9.8% voting interest in Osprey; and

●	the Contributors will own 50,000,000 shares of our Class C common stock, representing a 0% economic interest and an approximate 42.7% voting interest.

Under the Contribution Agreement if the 30-day VWAP of the Class A common stock is $15.00 or more per share at any time within the seven years following the closing (which $15.00 threshold will be reduced by the amount by which annual cash dividends paid on each share of Class A common stock exceeds $0.50 in each year between the closing and the date the earn-out is achieved, but not below $12.50), Royal LP will receive an additional 10 million common units (and an equivalent number of Class C common stock). Assuming that this earn-out payment is paid, all outstanding 7,500,000 private placement warrants held by Osprey Sponsor and all the 13,750,000 public warrants were exercised, and based upon the other assumptions set forth under “Certain Defined Terms,” then the ownership of Osprey’s Class A common stock and Class C common stock would be as follows:

●	the public stockholders and former holders of the public warrants will own 41,250,000 shares of our Class A common stock, representing an approximate 61.5% economic interest and an approximate 32.5% voting interest;

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●	the holders of our founder shares and the former private placement warrants, namely Osprey Sponsor, will own 14,375,000 shares of our Class A common stock, representing an approximate 21.4% economic interest and an approximate 11.3% voting interest;

●	the Investors, which include public stockholders and certain of our directors and officers, will purchase 11,480,000 shares of our Class A common stock, representing an approximate 17.1% economic interest and an approximate 9.0% voting interest in Osprey; and

●	the Contributors will own 60,000,000 shares of our Class C common stock, representing a 0% economic interest and an approximate 47.2% voting interest.

See the sections entitled “Summary of the Proxy Statement—Impact of the Business Combination on Osprey’s Public Float” and “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of Osprey” for further information.

Q:	Why is Osprey proposing the amendments to the Charter set forth in the Charter Proposal?

A:	The proposed amendments to the Charter that Osprey is asking its stockholders to approve in connection with the business combination provide for, among other things, the creation of the Class C common stock that will be issued to the Contributors at the closing, and the elimination of certain provisions relating to an initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”) that will no longer be applicable to us following the closing. In addition, Osprey is asking its stockholders to approve an amendment to increase the number of authorized shares of capital stock from 146,000,000 shares to 361,000,000 shares and to increase the number of authorized shares of Class A common stock from 125,000,000 shares to 240,000,000 shares, to adopt Delaware’s business combination statute, to adopt an amendment to require a supermajority vote of stockholders to amend, repeal or adopt certain provisions of the Charter, and to adopt an amendment to eliminate certain provisions relating to Class B common stock that would no longer be applicable to us following the closing. Stockholder approval of the Charter Proposal is required under our Charter and is a condition to closing the business combination. See the section entitled “Proposal No. 2—The Charter Proposal.”

Q:	Why is Osprey proposing the NASDAQ Proposal?

A:	Osprey is proposing the NASDAQ Proposal in order to comply with NASDAQ Listing Rules, which require stockholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock outstanding before the issuance of stock or securities. Osprey will issue (a) shares of Class C common stock to the Contributors in connection with the business combination, which number of shares will equal 40,000,000 and be subject to upward adjustment at closing pursuant to the Contribution Agreement, (b) up to an additional 20,000,000 shares of Class C common stock, which number will be subject to upward adjustment pursuant to the Contribution Agreement, that may be issued to Royal LP if the earn-out consideration described in the accompanying proxy statement is issued to Royal LP, (c) 11,480,000 shares of Class A common stock concurrent with the closing, the issuance to certain qualified institutional buyers and accredited investors who have entered into subscription agreements with Osprey for aggregate consideration of $114,800,000, the proceeds of which will be used to fund a portion of the cash consideration required to effect the business combination, (d) the issuance of a number of shares of Class A common stock equal to the number of shares of Class C common stock issued to the Contributors, which shares are issuable in the future to the Contributors in connection with the future redemption or exchange of their common units in accordance with the amended and restated agreement of limited partnership of Osprey Opco, and (e) a number of Class A common stock upon the conversion of Class B common stock in accordance with the terms of the Charter. Because Osprey will issue 20% or more of its outstanding voting power and outstanding common stock in connection with the business combination, it is required to obtain stockholder approval of such issuances pursuant to NASDAQ Listing Rules. Stockholder approval of the NASDAQ Proposal is also a condition to closing in the Contribution Agreement. See the section entitled “Proposal No. 3—The NASDAQ Proposal” for additional information.

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Q:	What happens if I sell my shares of Class A common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date that the business combination is expected to be completed. If you transfer your shares of Class A common stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of Class A common stock because you will no longer be able to deliver them for cancellation upon the closing in accordance with the provisions described herein. If you transfer your shares of Class A common stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	How has the announcement of the business combination affected the trading price of Osprey’s Class A common stock, warrants and units?

A:	On June 1, 2018, the last trading date before the public announcement of the business combination, Osprey’s Class A common stock, warrants and units closed at $7.25, $0.98 and $10.15, respectively. On [ ], 2018, the trading date immediately prior to the date of this proxy statement, Osprey’s Class A common stock, warrants and units closed at $[ ], $[ ] and $[ ], respectively.

Q:	Following the business combination, will Osprey’s securities continue to trade on a stock exchange?

A:	Yes. In connection with the closing, we intend to change our name from “Osprey Energy Acquisition Corp.” to “Falcon Minerals Corporation,” and our Class A common stock and warrants will be listed following the closing under the symbols “FLCN” and “FLCNW”, respectively. We intend to apply to list the Class A common stock and warrants on the New York Stock Exchange (the “NYSE”) following the closing. Our units will automatically separate into the component securities upon the closing and, as a result, will no longer trade as a separate security following the business combination.

Q:	What vote is required to approve the Proposals presented at the special meeting?

A:	Approval of the Business Combination Proposal, the NASDAQ Proposal, the LTIP Proposal and the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of the majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class.

Q:	May Osprey Sponsor, directors, officers, advisors or their affiliates purchase shares in connection with the business combination?

A:	In connection with the stockholder vote to approve the proposed business combination, Osprey Sponsor, directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. None of Osprey Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and, therefore, agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that Osprey Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per share pro rata portion of the Trust Account.

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Q:	How many votes do I have at the special meeting?

A:	Osprey’s stockholders are entitled to one vote at the special meeting for each share of Class A common stock and one vote at the special meeting for each share of Class B common stock held of record as of [ ], 2018, the record date for the special meeting. As of the close of business on [ ], 2018, there were a combined 34,375,000 outstanding shares of Class A common stock and Class B common stock.

Q:	What constitutes a quorum at the special meeting?

A:	Holders of a majority in voting power of Class A common stock and Class B common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum.

Q:	How will Osprey Sponsor and Osprey’s directors and officers vote?

A:	Osprey Sponsor and certain of Osprey’s directors and officers entered into a voting agreement (the “Voting Agreement”) with Royal, pursuant to which each agreed to vote any shares of Class A common stock and Class B common stock owned by them in favor of the stockholders proposals presented at the Osprey special meeting. Currently, Osprey Sponsor owns all of the founder shares, representing approximately 20% of our issued and outstanding shares of Class A common stock and Class B common stock, in the aggregate. Our officers and directors currently do not separately hold any outstanding shares of Class A common stock or Class B common stock.

Q:	What interests do the current officers and directors have in the business combination?

A:	In considering the recommendation of the Osprey board to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, Osprey Sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

●	the fact that Osprey Sponsor holds private placement warrants that would expire worthless if a business combination is not consummated;

●	the fact that Osprey Sponsor, officers and directors have agreed not to redeem any of the shares of Class A common stock and Class B common stock held by them in connection with a stockholder vote to approve the business combination;

●	the fact that Osprey Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $[ ] based on the closing price of our Class A common stock on [ ], 2018;

●	if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, Jonathan Z. Cohen has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

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●	the continuation of Edward E. Cohen, Jonathan Z. Cohen, Brian L. Frank, Steven R. Jones and William D. Anderson as directors of Osprey, and Blackstone’s right to nominate up to six directors to our board of directors following the closing based on its and its affiliates’ beneficial ownership of our Class A common stock and Class C common stock in accordance with the terms of the Shareholders’ Agreement;

●	the fact that Edward E. Cohen, Jonathan Z. Cohen, Jeffrey F. Brotman and Steven R. Jones separately agreed to participate in the PIPE investment and purchase, in the aggregate, $15,550,000 of Class A common stock at $10.00 per share on the terms set forth in the Subscription Agreements;

●	the fact that Osprey Sponsor and our officers and directors may not participate in the formation of, or become a director or officer of, any other blank check company until we have entered into a definitive agreement regarding an Initial Business Combination or fail to complete an Initial Business Combination by July 26, 2019;

●	the fact that Osprey Sponsor and our officers and directors will lose their entire investment in us if an Initial Business Combination is not completed;

●	the fact that Osprey is party to a registration rights agreement with Osprey Sponsor which provides for registration rights to such parties;

●	the fact that it is currently expected that our executive officers will continue their employment with us following the closing of the business combination;

●	the fact that none of our directors or executive officers is entitled to compensation that is based on or otherwise relates to the closing; and

●	the fact that we will continue to provide indemnification and insurance coverage to our directors and executive officers following the closing of the business combination.

Q:	What happens if I vote against the Business Combination Proposal?

A:	Under our Charter, if the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination by July 26, 2019, we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our public stockholders.

Q:	Do I have redemption rights?

A:	If you are a holder of public shares, you may elect to have your public shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the closing, including interest not previously released to Osprey to pay its franchise and income taxes, by (b) the total number of shares of Class A common stock included as part of the units sold in the IPO; provided that Osprey will not redeem any public shares to the extent that such redemption would result in Osprey having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of less than $5,000,001. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the shares of Class A common stock included in the units sold in our IPO, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Unlike some other blank check companies, other than the net tangible asset requirement and the 15% threshold described above, Osprey has no specified maximum redemption threshold and there is no other limit on the amount of public shares that you can redeem. Osprey Sponsor and certain of its members who are also directors and officers of Osprey have agreed to waive their redemption rights with respect to any shares of Osprey’s capital stock they may hold in connection with the closing, and the founder shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of March 31, 2018 of approximately $276.7 million, the estimated per share redemption price would have been approximately $10.06. Additionally, shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of franchise and income taxes payable) in connection with the liquidation of the Trust Account or if we subsequently complete a different business combination on or prior to July 26, 2019.

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Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights whether you vote your shares of Class A common stock for or against or abstain from voting on the Business Combination Proposal or any other proposal described in this proxy statement. As a result, the business combination can be approved by stockholders who will redeem their shares and no longer remain stockholders.

Q:	How do I exercise my redemption rights?

A:	In order to exercise your redemption rights, you must (i) if you hold your shares of Class A common stock through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares, (ii) check the box on the enclosed proxy card marked “Stockholder Certification,” and (iii) prior to 5:00 p.m., Eastern Time, on [ ], 2018 (two (2) business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street—30th Floor

New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” with any other stockholder with respect to shares of Class A common stock or Class B common stock. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the shares of Class A common stock included in the units sold in our IPO, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Osprey’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Osprey does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Holders of outstanding units of Osprey must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using the Depository Trust Company’s (the “DTC”) DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

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Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the business combination. If you delivered your shares for redemption to the transfer agent and decide within the required time frame not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	Whether the redemption is subject to U.S. federal income tax depends on your particular facts and circumstances. See the section entitled “Proposal No. 1—The Business Combination Proposal—Certain U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	Are there any other material U.S. federal income tax consequences to Osprey that are expected to result from the business combination?

A:	If the business combination is effected, we expect that we will be treated as a U.S. real property holding corporation for U.S. federal income tax purposes. If you are a Non-U.S. holder (defined below in the section entitled “Proposal No. 1—The Business Combination Proposal—Certain U.S. Federal Income Tax Considerations”), we urge you to consult your tax advisors regarding the tax consequences of such treatment.

Q:	If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of our warrants have no redemption rights with respect to our warrants.

Q:	Do I have appraisal rights if I object to the proposed business combination?

A:	No. There are no appraisal rights available to holders of Class A common stock or Class B common stock in connection with the business combination.

Q:	What happens to the funds deposited in the Trust Account after the closing?

A:	If the Proposals required for the business combination are approved, Osprey intends to use a portion of the funds held in the Trust Account to pay (i) a portion of Osprey’s aggregate costs, fees and expenses in connection with the closing, (ii) tax obligations and deferred underwriting commissions from the IPO and (iii) for any redemptions of public shares. The remaining balance in the Trust Account will be contributed to Osprey Opco to be paid to the Contributors in connection with the business combination. See the section entitled “Proposal No. 1—The Business Combination Proposal” for additional information.

Q:	What happens if the business combination is not consummated or is terminated?

A:	There are certain circumstances under which the Contribution Agreement may be terminated. See the section entitled “Proposal No. 1—The Business Combination Proposal—The Contribution Agreement—Termination” for additional information regarding the parties’ specific termination rights. In accordance with our Charter, if an Initial Business Combination is not consummated by July 26, 2019, Osprey will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares in consideration of a per share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to Osprey to pay its franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of the public stockholders as stockholders of Osprey (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under the Delaware General Corporation Law (the “DGCL”) to provide for claims of creditors and other requirements of applicable law.

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Osprey expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the business combination, subject in each case to Osprey’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of our founder shares have waived any right to any liquidating distributions with respect to those shares.

In the event of liquidation, there will be no distribution with respect to Osprey’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	When is the business combination expected to be consummated?

A:	It is currently anticipated that the business combination will be consummated promptly following the special meeting of Osprey stockholders to be held on [ ], 2018, provided that all the requisite stockholder approvals are obtained and other conditions to the closing have been satisfied or waived. For a description of the conditions for the closing, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Contribution Agreement—Conditions to Closing of the Business Combination.”

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this proxy statement, including “Risk Factors” and the annexes, and to consider how the business combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:	If you were a holder of record of Class A common stock or Class B common stock on [ ], 2018, the record date for the special meeting of Osprey stockholders, you may vote with respect to the proposals in person at the special meeting or by completing signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:	At the special meeting, Osprey will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Business Combination Proposal, the NASDAQ Proposal, the LTIP Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposal.

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Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by Osprey without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders.

Q:	If I am not going to attend the special meeting in person, should I submit my proxy card instead?

A:	Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement carefully, and vote your shares by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. Osprey believes the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have submitted my executed proxy card?

A:	Yes. You may change your vote by sending a later-dated, signed proxy card to Osprey’s secretary at the address listed below so that it is received by our secretary prior to the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Osprey’s secretary, which must be received prior to the special meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Osprey will pay the cost of soliciting proxies for the special meeting. Osprey has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. Osprey has agreed to pay Morrow Sodali LLC a fee of $25,000 for its services plus the reimbursement of certain expenses. Osprey will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Class A common stock and Class B common stock for their expenses in forwarding soliciting materials to beneficial owners of Class A common stock and Class B common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

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Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Osprey Energy Acquisition Corp.
1845 Walnut Street, 10th Floor

Philadelphia, PA 19103
Attention: Secretary

You may also contact our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

(banks and brokers call collect at (203) 658-9400)

Email: OSPR.info@morrowsodali.com

To obtain timely delivery, our stockholders must request the materials no later than five (5) business days prior to the special meeting.

You may also obtain additional information about Osprey from documents filed with the U.S. Securities and Exchange Commission (the “SEC”) by following the instructions in the section entitled “Where You Can Find Additional Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street—30th Floor

New York, New York 10004

Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

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SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the business combination and the proposals to be considered at the special meeting, you should read this entire proxy statement carefully, including the annexes. See also the section entitled “Where You Can Find Additional Information.”

This proxy statement includes certain terms commonly used in the oil and natural gas industry, which are defined elsewhere in this proxy statement in “Glossary of Oil and Natural Gas Terms” set forth in Annex J.

Falcon Minerals Corporation

As discussed further herein, Osprey expects to acquire the Royal Entities from Royal and the Contributors pursuant to the business combination. In connection with the closing, we intend to change our name from “Osprey Energy Acquisition Corp.” to “Falcon Minerals Corporation.” Unless context otherwise requires, references in this section to the “Company,” “we,” “our” or “us” are to Osprey Energy Acquisition Corp. as it relates to matters prior to the consummation of the business combination, and are to the combined company of Falcon Minerals Corporation and the Royal Entities acquired in the business combination as it relates to matters following the consummation of the business combination.

Business Overview

Falcon Minerals Corporation is an oil and gas minerals company that will, following the consummation of the business combination, own and acquire royalty interests, mineral interests, non-participating royalty interests and overriding royalty interests (“Royalties”) in high-growth, top-tier, unconventional, oil-weighted basins in North America. Our primary business objective is to provide strong total shareholder returns through growing our intrinsic value and increasing cash dividends to stockholders over time. We expect our free cash flow to increase as a result of organic development on our properties in what we believe is the “core-of-the-core” Eagle Ford Shale. Also, we intend to grow intrinsic value and free cash flow per share by making accretive acquisitions from third parties while maintaining financial flexibility and a strong balance sheet. We intend to target acquisitions in highly economic basins with oil-weighted producing assets and substantial upside potential from undeveloped resources. We are led by the experienced management team of Osprey in partnership with Blackstone, both of whom have highly successful, multi-year track records of building energy companies organically and through acquisitions.

Overview of Royal and the Royal Entities

Royal owns Royalties that entitle it to a portion of the production of oil, natural gas and natural gas liquids (“NGLs”) from the underlying acreage at the sales price received by the operator, net of production expenses and taxes. Royal has no obligation to fund finding and development costs or pay capital expenditures associated with either drilling and completions operations or plugging and abandonment spending. Royal also has minimal allocated lease operating expenses. As such, Royal has historically operated with high cash margins, converting a large percentage of revenue to free cash flow, the majority of which can be distributed to its shareholders. Royal has historically paid out substantially all of its free cash flow to its equityholders in the form of cash dividends. Although Royal has made substantial cash dividends in the past, and Osprey plans to continue to pay out substantially all of its free cash flow following the consummation of the business combination, there is no guarantee or requirement that Osprey pay dividends in the future. See the sections titled “Summary of the Proxy Statement—Dividend Policy” and “Risk Factors—Risks Related to Osprey and the Business Combination—We may change our dividend policy at any time and there is no guarantee that we will pay dividends in the future.”

As of March 31, 2018, Royal’s assets consisted of Royalties underlying approximately 250,000 gross unit acres (approximately 20,000 net royalty acres normalized to a 1/8th royalty, which assumes eight royalty acres for every mineral acre or a 12.5% royalty interest per net mineral acre) that are concentrated in what we believe is the “core-of-the-core” of the liquids-rich condensate region of the Eagle Ford Shale in Karnes, DeWitt and Gonzales Counties, Texas. In all three of these counties, Royal also has substantial exposure to the Austin Chalk and Upper Eagle Ford formations, which have recently experienced increased horizontal development activity, in addition to the more established and historically developed Lower Eagle Ford formation. We believe that the wells and remaining drilling locations on the properties underlying Royal’s assets are among the most economic in North America, with operator IRRs in excess of 100% at current NYMEX pricing and operator break-even oil prices under $35 per barrel of oil. Further, we believe that the high levels of current and future forecasted development activity are supported by positive oil price differentials (averaging a positive $3.65 per barrel of oil over the past 12 months), which are currently advantaged relative to other onshore oil producing regions including the Midland and Delaware Basins of West Texas. At current NYMEX strip pricing, Royal has approximately 3,000 locations with operator IRRs in excess of 100%. In addition, Royal’s assets include Royalties related to approximately 58,000 gross unit acres in the Appalachian region, including Pennsylvania, West Virginia and Ohio. As of March 31, 2018, Royal’s acreage is extensively delineated by 1,814 producing wells, of which 1,495 are located in Karnes, DeWitt, and Gonzales Counties, providing extensive subsurface data control and substantial confidence on individual well initial production rates, production profiles and estimated ultimate recoveries (“EURs”). The average net daily production attributable to the net royalty interest owned by Royal was 4,764 BOE/d (70% liquids) for the three months ended March 31, 2018.

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The Eagle Ford Shale is the second largest oil field in North America and is one of the lowest-cost and most active unconventional shale trends. It has a world-class aerial extent that covers approximately 13 million surface acres and benefits from extensive data control as a result of more than 12,000 producing horizontal wells drilled on the acreage. The Eagle Ford has top-tier single-well economics, is operated by premier oil and gas companies and has access to abundant offtake infrastructure with close proximity to the U.S. Gulf Coast. In recent years, the entire Eagle Ford Shale play has undergone a technical transformation largely driven by the utilization of modern drilling and completion techniques, resulting in improved oil and gas sectional recoveries, enhanced production rates, EURs and well economics and increased activity by operators. Royal’s acreage is located in what we believe is the “core-of-the-core” of the Eagle Ford Shale and is characterized by high oil and liquids content and low finding and development costs as well as positive differentials that drive attractive economics to operators on an absolute basis and relative to other unconventional basins. We believe these factors make the development of Royal’s underlying acreage commercially viable and attractive in lower commodity price environments, and strongly attractive in normal commodity price environments, competing with the lowest-cost shale resources in North America. Over 98% of Royal’s Eagle Ford and Austin Chalk acreage is operated by ConocoPhillips (“ConocoPhillips”), EOG Resources, Inc. (“EOG”), BHP Billiton Petroleum (“BHP”) and Devon Energy Corporation (“Devon”) through a joint venture and Pioneer Natural Resources Company (“Pioneer”).

Upon the closing of the business combination, we will retain 100% ownership of the assets owned by the Royal Entities prior to the closing.

Our Competitive Strengths

We believe that the following strengths will allow us to successfully execute our business strategies:

●	Highly-economic, multi-year inventory of low-risk drilling locations in what we believe is the “core-of-the-core” liquids-rich condensate fairway of the Eagle Ford Shale. Royal’s concentrated acreage position is located in Karnes, DeWitt and Gonzales Counties, in what we believe is the “core-of-the-core” of the Eagle Ford Shale, one of the most prolific oil and liquids-rich plays in North America. This acreage contains a proven, productive hydrocarbon system across multiple benches that offers ideal rock quality properties and provides exposure to extensive, highly economic and long-lived oil-weighted resources. The resource underlying Royal’s Royalties is characterized by high oil and liquids content and low finding and development costs, supporting attractive operator economics compared to other unconventional basins. According to RS Energy Group, this area has industry-leading well economics with operator IRRs greater than 100% at current NYMEX pricing and operator break-evens under $35 per barrel of oil. Further, Royal’s acreage position is delineated by 1,814 producing wells, of which 1,495 are located in Karnes, DeWitt, and Gonzales Counties, illustrating the extensive subsurface data control underpinning operators’ development plans. We believe these characteristics make the acreage underlying Royal’s Royalties commercially viable, low risk and highly attractive to Royal’s operators in a variety of commodity price environments. At current NYMEX strip pricing, Royal has approximately 3,000 locations with operator IRRs in excess of 100%. We believe this extensive inventory of highly economic undeveloped drilling locations will contribute to strong organic growth on Royal’s acreage.

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●	High-quality operators with active development programs. Over 98% of Royal’s Eagle Ford and Austin Chalk acreage is controlled by large top-tier operators, which include ConocoPhillips, EOG, BHP and Devon through a joint venture and Pioneer. These operators are well-capitalized, among some of the most active in the play and have compelling recent well results. For example, in February 2018, ConocoPhillips brought a 6-well pad (4 Lower Eagle Ford and 2 Upper Eagle Ford wells) onto production on its Hooks Ranch lease. The sixty-day initial production rates of these wells outperformed the type curve of Royal’s independent petroleum engineer Ryder Scott by more than 50%. Royal owns a 22.5% royalty interest on the Hooks Ranch acreage, which spans 2,888 gross acres across eight contiguous drilling units and provides significant growth potential. We believe that the results of this 6-well pad support significant additional investment from ConocoPhillips on the Hooks Ranch lease and that there is substantial drilling inventory remaining since nearly 90% of the drilling locations are undeveloped. We are acquiring the full rights to Royal’s proprietary database, which includes the permit to first production life cycle history of all wells on Royal’s acreage since 2010. We believe that having access to this proprietary data provides visibility into near-term organic growth on Royal’s acreage, and we currently have line-of-sight to 149 wells, implying robust near-term activity. For the year ended December 31, 2017, there were 149 wells spud, 165 wells brought on to production and 230 drilling permits filed on Royal’s acreage. We believe that Royal’s operators will continue to develop this acreage due to the superior overall and relative economics compared to other development opportunities in their portfolios and public statements about their intentions to allocate capital to this region.

●	Significant number of upside opportunities for Royal’s operators to increase production and reserves. The Eagle Ford is undergoing a technical and commercial renaissance as operators continue to focus on optimizing development of their assets. We believe that numerous upside opportunities exist. Examples of these opportunities include further development of the Upper Eagle Ford and Austin Chalk formations, utilization of modern drilling and completion techniques, continued evolution in well spacing, optimization and refinement of the placement and length of well laterals and opportunities for recompletions and enhanced oil recovery (“EOR”). The Lower Eagle Ford has historically been the primary production target on Royal’s acreage, however, recent Upper Eagle Ford and Austin Chalk wells have delivered similar performance. Austin Chalk wells drilled in Karnes County have demonstrated comparable results to nearby Eagle Ford wells. Based on recent Lower and Upper Eagle Ford results, we believe there is little degradation of well performance due to co-development between these zones. Across the entire play, operators are realizing improved oil and gas recoveries from drilling longer laterals and high initial production rates as a result of completion methods focused on proppant intensity greater than 3,000 pounds per foot and tighter frac stage spacing. Royal’s current proved reserves are attributable only to the Lower Eagle Ford Shale and assume well spacing in-line with publicly disclosed operator plans and industry standards. As such, we believe these spacing assumptions are conservative relative to ongoing industry technical learnings and that the significant in-place resource underlying Royal’s acreage can be further exploited via co-development as indicated by ConocoPhillips. Co-development continues to be a major theme for the operators on the acreage underlying Royal’s Royalties and we believe there is the potential to substantially increase Royal’s Eagle Ford inventory for this type of development over time. We also believe that there is a deep inventory of recompletion opportunities and that EOR could also create significant upside value. EOG has publicly stated plans to convert 90 wells to EOR in 2018 across its entire Eagle Ford position and it expects to increase reserves by 30% to 70% as a result of implementing its EOR program. We believe that the ongoing technical and commercial renaissance in the Eagle Ford has been a catalyst for increased activity levels and that it will to drive incremental production and free cash flow growth.

●	High margin cash flows with strong, visible free cash flow generation. For the three months ended March 31, 2018, Royal delivered strong free cash flow as a result of its operating model, which includes minimal direct operating costs and no capital expenditures. Over this same time period, Royal’s full cycle cash costs were $6.60 per BOE, a significant discount to that of leading upstream operators. Relative to exploration and production companies, Royal experiences significantly lower sensitivity to commodity price decreases, drilling and completion cost increases and limited legal and environmental liabilities. We believe that the Eagle Ford Shale is one of the most geographically advantaged large-scale oil plays in North America, with well-established midstream infrastructure and proximity to Gulf Coast refineries and export facilities. Recently, the Eagle Ford Shale region has experienced positive basis differentials, unlike the Permian Basin or Appalachia, which have both experienced widening basis differentials due to limited infrastructure capacity and extensive distances from end consumer markets. As of June 1, 2018, the Louisiana Light Sweet (“LLS”) benchmark for crude oil was priced at $74.81 per barrel, representing an approximate $9 per barrel premium to the WTI benchmark. Physical sales of Royal's net production are based on LLS pricing. We believe that Royal’s high margin cost structure coupled with its oil-weighted, high-return assets will provide high conversion of revenue to free cash flow.

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●	Experienced and proven management team. Osprey’s management team has significant energy industry experience, including founding, growing and monetizing public and private oil and gas exploration and production and gathering and transportation companies. Members of Osprey’s management team founded Atlas Energy, Inc. which drilled more wells in southwestern Pennsylvania between 2005 and 2010 than any other company and eventually sold to Chevron for $4.3 billion, generating a total return from the initial public offering of over 930%. Members of Osprey’s management team were also founders of Atlas Pipeline Partners, L.P., overseeing the growth of the company from a $40 million enterprise organization at the company’s IPO to its sale to Targa Resources for $7.7 billion in 2015. Osprey’s management team is responsible for the successful listings and initial public offerings of six energy companies over the last 18 years. Additionally, they have overseen over $23 billion in acquisitions and divestures in the upstream and midstream energy sectors.

●	Partnership with Blackstone, one of the largest alternative asset managers of private capital in the world. In 2011, Blackstone formed Royal. Blackstone has extensive experience in the Eagle Ford through current and prior investments in Royal, GeoSouthern Energy and Gavilan Resources. Blackstone is one of the largest alternative asset managers in the world, with more than $450 billion in assets under management and is a leading global private equity firm and energy private equity franchise. Over the past decade, Blackstone has built a leading energy private equity investing franchise with an extensive track record of investing in assets and in partnerships with exceptional management teams. As of March 31, 2018, Blackstone had committed approximately $15 billion of equity in energy transactions throughout the energy value-chain on a global basis. Oil and gas companies represent a significant share of Blackstone’s investments in the energy sector with approximately $7 billion committed. Following the closing of the business combination, Blackstone will retain a significant ownership stake in Falcon Minerals, representing approximately 47% of the voting interest in Osprey through its ownership in our Class C common stock and will control a majority of our board, with the ability to appoint six out of eleven directors. We believe that our partnership with Blackstone will provide access to a unique set of value enhancing opportunities and be a competitive advantage relative to our peers.

Business Strategies

Our primary business objective is to maximize stockholder returns through the execution of the following strategies:

●	Benefit from reserve, production and cash flow growth from organic development of Royal’s acreage. We are a beneficiary of the continued organic development by operators on the acreage underlying Royal’s Royalties. We believe that the acreage underlying these Royalties is located in the “core-of-the-core” Eagle Ford Shale, is delineated and has attractive operator economics. Operators on Royal’s acreage have publicly announced intentions to focus on multi-year development plans for the Eagle Ford, which we believe will drive growth in our production and free cash flow. For example, ConocoPhillips recently announced its intention to grow its Eagle Ford production by 25% per year through 2020. We believe there is an opportunity for production to grow over time as operators further delineate their Upper Eagle Ford and Austin Chalk positions, increasingly employ modern drilling and completion techniques, and increase overall recovery through recompletions and EOR.

●	Pursue third party acquisitions that increase intrinsic value, are accretive to free cash flow per share and leverage relationships of Osprey’s management team and Blackstone. We believe that the oil and gas Royalties market is highly fragmented and Osprey’s management team has identified a multitude of privately funded minerals companies that have more than $5.3 billion of committed capital in aggregate. Beyond these initial identified opportunities, we believe that the overall Royalties market is materially larger, as supported by Kimbell Royalty Partners, LP’s total minerals market size estimate of $500 billion in its May 29, 2018 investor presentation. As such, we believe tremendous potential exists for us to be an industry consolidator as a public company with what we believe is “core-of-the-core” Royalties assets that can leverage the acquisition experience of Osprey’s management team and Blackstone. Our disciplined criteria for acquisitions is focused on attractive acquisition multiples and include similar characteristics to Royal’s existing assets, such as high single-well rates of return, exposure to well-capitalized top-tier operators, existing oil-weighted production and the potential for organic production growth. In addition, Osprey’s management team and Blackstone have a broad network of industry relationships that we believe provides us with a competitive advantage in pursuing potential third party acquisition opportunities.

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●	Focus on growing cash dividends and increasing the intrinsic value of our business to provide strong total stockholder returns. We intend to pay out a substantial portion of our free cash flow through cash dividend payments to stockholders, and we also intend to focus on enhancing the intrinsic value of our business. As an owner of Royalties, we are able to convert a high percentage of our revenues to free cash flow because we have no obligation to fund capital expenditures and have minimal allocated lease operating expenses. We believe that our emphasis on owning Royalties with exposure to oil-weighted basins that are operated by well-capitalized and active operators will allow us to grow cash dividends over time as these operators develop their assets. We believe that our high margin, advantaged cost structure combined with our ability to successfully make accretive acquisitions will enhance the intrinsic value of our business over time, grow free cash flow per share and provide strong total stockholder returns.

●	Maintain a conservative capital structure and financial flexibility and prudently manage our business for the long term. We intend to maintain a conservative capital structure to allow us the financial flexibility to execute our business strategies over the long term, including the ability to pursue strategic acquisitions. We plan to target a debt to EBITDA ratio of less than one and expect that initial leverage post-combination will be approximately 0.5x on forecasted 2018 EBITDA. Following the completion of the business combination, assuming no redemptions, we expect to have approximately $82 million of available liquidity under our $115 million Revolving Credit Facility borrowing base. We believe that this liquidity, together with free cash flow from operations and access to the public debt and equity markets, will provide us with the financial flexibility to execute on strategic acquisitions.

Dividend Policy

Osprey has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the business combination. Following the completion of the business combination, Osprey initially intends to pay out substantially all of the free cash flow of the combined company in the form of a regular quarterly dividend. As of the date hereof, Osprey plans to continue to pay substantially all of its free cash flow as a quarterly dividend for the foreseeable future. While it has no plans to change this policy, Osprey cannot assure you that we will pay dividends at any rate or at all for any specified period following the business combination. There is no guarantee or requirement that Osprey pay dividends in the future. The payment of cash dividends in the future will be dependent upon the combined company’s revenues, earnings and free cash flow, if any, capital requirements and general financial condition following the completion of the business combination. The payment of any cash dividends following the business combination will be within the discretion of the Osprey board at such time. See “Risk Factors—Risks Related to Osprey and the Business Combination—We may change our dividend policy at any time and there is no guarantee that we will pay dividends in the future.” Osprey defines free cash flow as cash flow less capital expenditures.

Under the Second A&R Charter and the Osprey Opco LPA, in the event of any dividend or distribution received by Osprey from Opco on account of the common units held by Osprey at any time following the completion of the business combination, the Osprey board is required to declare a dividend or distribution of that amount, net of Osprey’s taxes, to the holders of the Class A common stock. The record date for any such dividend or distribution to the holders of Class A common stock is to be the same or as soon as practicable after, the record date for the corresponding dividend or distribution received by Osprey from Opco. The payment of dividends or distributions by Opco to Osprey following the completion of the business combination (other than certain tax distributions and distributions in the event of a liquidation of Opco) will be within the discretion of the Opco GP at such time, which is a wholly-owned subsidiary of Osprey.

Osprey’s organizational documents, including the Second A&R Charter, do not otherwise require the Osprey board or Osprey to make any dividends or distributions to the holders of Class A common stock, other than distributions in the event of a liquidation of Osprey.

Summary Historical and Pro Forma Financial and Operating Data of Osprey

The following table presents summary historical unaudited financial information of Osprey and summary unaudited pro forma financial information for Osprey after giving effect to the business combination, assuming two redemption scenarios as follows:

●	No Redemptions: This scenario assumes that no shares of Class A common stock are redeemed from the public stockholders.

●	Illustrative Redemption: This scenario assumes for illustrative purposes that 8,599,250 shares of Class A common stock are redeemed, resulting in an aggregate payment of approximately $86.5 million from the Trust Account.

The unaudited pro forma condensed consolidated combined statement of operations data of Osprey for the three months ended March 31, 2018 combines the historical statement of operations of Osprey and the historical consolidated statement of the contributed operations of Royal, giving effect to the business combination as if it had been consummated on January 1, 2017. The unaudited pro forma condensed consolidated combined balance sheet of Osprey as of March 31, 2018 presents the historical balance sheet of Osprey and the historical condensed consolidated balance sheet of Royal pro forma for removal of certain of Royal LP’s subsidiaries not being contributed in the business combination, giving effect to the business combination as if it had been consummated on March 31, 2018. For more information, please see the sections entitled “Selected Historical Financial Information of Osprey” and “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of Osprey.”

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	Three Months Ended March 31, 2018
	Osprey	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Illustrative Redemptions)
	(in thousands, except share and per share data)
Statement of Operations Data
Revenues:
Oil sales	$—	$19,205	$19,205
Realized gain on hedging activities	—	—	—
Unrealized (loss) gain on hedging activities	—	—	—
Total revenues	—	19,205	19,205
Operating costs and expenses:
Production and ad valorem taxes	—	993	993
Lease operating expenses	—	—	—
Marketing and transportation	—	436	436
Amortization of royalty and working interest in oil and natural gas properties	—	4,068	4,068
General, administrative and other	175	1,576	1,576
Total operating costs and expenses	175	7,073	7,073
Other income and (expense):
Gain on sale of assets	—	—	—
Other income	—	—	—
Unrealized loss on marketable securities	(100)	—	—
Interest income	940	—	—
Interest expense	—	(653)	(1,316)
Total other income (expense)	840	(653)	(1,316)
Income before provision for income taxes	665	11,479	10,815
Provision for income taxes	(207)	(1,472)	(1,406)
Net Income	458	10,007	9,406
Net income attributable to non-controlling interests	—	(4,662)	(5,122)
Net income attributable to Class A shareholders	458	5,345	4,288
Weighted average shares outstanding—basic	8,234,246	45,855,000	37,255,750
Net income per share attributable to Class A shareholders—basic	0.01	0.12	0.12
Weighted average shares outstanding—diluted	8,234,246	85,855,000	81,755,750
Net income per share attributable to Class A shareholders—Class A—diluted	$0.01	$0.10	$0.12

	As of March 31, 2018
	Osprey	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Illustrative Redemptions)
	(in thousands, except share data)
Balance Sheet Data (at end of period)
Total current assets	1,195	14,362	14,362
Marketable securities held in Trust Account	276,728	—	—
Derivative asset	—	—	—
Deferred tax asset	—	67,700	57,800
Royalty and working interests in oil and natural gas properties	—	220,848	220,848
Total assets	$277,923	$302,910	$293,010
Total current liabilities	440	663	663
Total long-term liabilities	9,625	31,122	72,650
Common stock subject to redemption	262,858	—	—
Class A common stock	—	5	5
Class B common stock	1	—	—
Additional paid-in capital	4,019	153,634	130,198
Retained earnings (accumulated deficit)	980	(5,862)	(5,862)
Non-controlling interest	—	123,348	95,356
Total liabilities and equity	$277,923	$302,910	$293,010

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Parties to the Business Combination

Osprey Energy Acquisition Corp.

Osprey Energy Acquisition Corp. is a Delaware special purpose acquisition company formed on June 13, 2016 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Osprey and one or more businesses.

Osprey’s Class A common stock, warrants and units, consisting of one share of Class A common stock and one-half of one warrant (“units”), are traded on NASDAQ under the ticker symbols “OSPR,” “OSPRW” and “OSPRU,” respectively. Osprey intends to apply to list the Class A common stock and warrants on the New York Stock Exchange (“NYSE”) following the closing. The units will automatically separate into the component securities upon the closing and, as a result, will no longer trade as a separate security.

The mailing address of Osprey’s principal executive office is 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103.

Royal Resources L.P.

Royal Resources L.P. is a Delaware limited partnership formed on March 16, 2012 for the purpose of owning and acquiring royalty interests, mineral interests, non-participating royalty interests and overriding royalty interests, or ORRIs, in oil and natural gas properties in North America.

The mailing address of Royal’s principal executive office is One Allen Center, 500 Dallas Street, Suite 1250, Houston, Texas 77002.

The Business Combination

On June 3, 2018, Osprey entered into the Contribution Agreement to acquire from the Contributors all of their partnership interests in the Royal Entities, on the terms and subject to the conditions set forth therein. Pursuant to the Contribution Agreement, Osprey will contribute cash to Osprey Opco, in exchange for (i) a number of common units equal to the number of shares of Class A common stock outstanding as of the closing, and (ii) a number of Osprey Opco warrants exercisable for common units equal to the number of Osprey warrants outstanding as of the closing. Following the closing, Osprey will control Osprey Opco through its ownership of Osprey GP, the sole general partner of Osprey Opco.

Pursuant to the Contribution Agreement, at the closing, the Contributors will receive consideration of $800 million plus reimbursement of certain of their transaction expenses. The $800 million consideration will consist of (i) $400 million of cash and (ii) 40 million common units, with each common unit valued at $10.00 per unit. If there is insufficient cash at closing to pay $400 million to the Contributors (as a result of redemptions of Class A common stock or otherwise), then the Contributors will receive less cash and more common units with each additional unit valued at $10.00 per unit. In addition, Royal LP will be entitled to receive earn-out consideration to be paid in the form of common units (with a corresponding number of shares of Class C common stock) if the 30-day VWAP of the Class A common stock equals or exceeds certain hurdles set forth in the Contribution Agreement, as more fully described in “—Impact of the Business Combination on Osprey’s Public Float—Impact of the Earn-out Consideration.”

At the closing, Osprey will also issue to the Contributors a number of shares of our Class C common stock, equal to the number of common units issued to such Contributors pursuant to the Contribution Agreement. The Contributors will generally have the right to cause Osprey Opco to redeem all or a portion of their common units in exchange for shares of Class A common stock; provided that Osprey may, at its option, effect a direct exchange of such shares of Class A common stock for such common units in lieu of such a redemption by Osprey Opco. Upon the future redemption or exchange of common units held by a Contributor, a corresponding number of shares of Class C common stock will be cancelled. For more information about the Class C common stock, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Second Amended and Restated Charter.”

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For more information about the Contribution Agreement and the business combination and other transactions contemplated thereby, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

Conditions to the Closing

Under the Contribution Agreement, the respective obligations of each party to consummate the business combination are subject to the satisfaction at or prior to closing of the following: (i) the absence of laws or orders restraining, enjoining, otherwise prohibiting or making illegal the closing; (ii) the expiration of the waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iii) the representations and warranties of the other party being true and correct, subject to the materiality standards contained in the Contribution Agreement; (iv) material compliance by the other party with its covenants; (v) the approval for listing on the NASDAQ or the NYSE of the shares of Class A common stock issuable in connection with the business combination; (vi) receipt of the required approvals of Osprey’s stockholders in connection with the business combination; (vii) the completion of the offer to holders of Class A common stock to have their shares of Class A common stock redeemed upon the closing in accordance with the terms of the Charter and this proxy statement; and (viii) the delivery of documents and certificates required to be delivered at the closing by the other party under the Contribution Agreement.

In addition, the obligations of Royal and the Contributors to consummate the business combination is subject to the cash consideration available to be paid to the Contributors at closing as consideration for the contribution being no less than $355 million, in the aggregate.

For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Contribution Agreement—Conditions to Closing of the Business Combination.”

Regulatory Matters

To complete the business combination, Osprey and the Contributors must obtain approvals or consents from, or make filings with certain U.S. federal authorities. The business combination is subject to the requirements of the HSR Act, which prevents Osprey and the Contributors from completing the business combination until required information and materials are furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and specified waiting period requirements have been satisfied.

On June 18, 2018, Osprey and Royal each filed a Premerger Notification and Report Form under the HSR Act. Osprey and Royal received notice of the early termination of the waiting period under the HSR Act on June 26, 2018.

For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—Regulatory Matters.”

Termination Rights

The Contribution Agreement contains certain customary termination rights, including, among others, the following: (i) if the closing is not consummated by December 31, 2018 (the “Outside Date”); (ii) upon the parties’ mutual written consent; (iii) if the consummation of the transaction is prohibited by law; (iv) breach of a representation, warranty, covenant or other agreement by a party which would or does result in the failure to fulfill a condition and has not been cured by the earlier of (x) 30 days following written notice from the other party of such breach and (y) the Outside Date; (v) upon a Change in Recommendation by the Osprey board; and (vi) if the required approvals of Osprey’s stockholders in connection with the business combination have not been duly obtained at the Osprey special meeting, after which, following termination of the Contribution Agreement, Osprey will not be permitted to pursue or engage in an alternative business combination, directly or indirectly, with any person engaged primarily in the business owning fee mineral interests and/or royalties.

None of the parties to the Contribution Agreement is required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Contribution Agreement. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Contribution Agreement—Termination.”

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Related Agreements

Subscription Agreements. In connection with its entry into the Contribution Agreement, Osprey entered into subscription agreements (the “Subscription Agreements”), each dated as of June 3, 2018, with certain qualified institutional buyers and accredited investors (the “Investors”), pursuant to which, among other things, Osprey agreed to issue and sell in a private placement an aggregate of 11,480,000 shares of Class A common stock to the Investors for a purchase price of $10.00 per share, and aggregate consideration of $114,800,000 (the “Private Placement”). The Private Placement is conditioned upon, among other things, the satisfaction or waiver of all conditions precedent to the closing, and is expected to close concurrently with the business combination. The proceeds from the Private Placement will be used to fund a portion of the cash consideration required to effect the business combination.

The Subscription Agreements will terminate, and be of no further force and effect, upon the earliest to occur of (i) the termination of the Contribution Agreement in accordance with its terms, (ii) the failure of the parties to satisfy the conditions to closing set forth in the Contribution Agreement, including the receipt of required approvals of the Osprey stockholders in connection with the business combination, (iii) the mutual written agreement of the parties, and (iv) the Outside Date if the closing has not occurred by such date.

The shares of Class A common stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Subscription Agreements.”

Lockup Agreement. On June 3, 2018, the Investors in the Private Placement that hold shares of Class A common stock as of the date of the Subscription Agreement, representing approximately 7.5 million shares of Class A common stock purchased in the IPO, each executed a Lockup Agreement pursuant to which they have agreed to refrain from transferring, selling or otherwise disposing of shares of Class A common stock beneficially owned by them as of the date of the Lockup Agreement until the earlier of the closing and the termination of the Contribution Agreement, and to waive their redemption rights with respect to their shares of Class A common stock in connection with the business combination.

Voting Agreement. Royal, Osprey Sponsor and certain other persons named therein are party to a voting agreement (the “Voting Agreement”) pursuant to which such parties agreed to, among other things, vote all shares of Osprey it beneficially owns or acquires prior to the closing in favor of the stockholder proposals approving the business combination and the transactions contemplated under the Contribution Agreement. The Voting Agreement also provides that the parties thereto will refrain from disposing, encumbering, redeeming or converting its voting shares of Osprey and refrain from soliciting, negotiating or entering into any agreement with any person relating to a potential business combination involving Osprey. The Voting Agreement terminates upon the earlier of (x) the date of the closing of the transactions and (y) the date on which the Contribution Agreement is terminated. For more information see “Proposal No. 1—The Business Combination Proposal—Related Agreements—Voting Agreement.”

Shareholders Agreement. Concurrently with the closing, Osprey, Osprey Sponsor, Royal, the Contributors and Blackstone Management Partners, L.L.C. (“Blackstone”) will enter into a shareholders agreement (the “Shareholders Agreement”) which provides for eleven directors on the Osprey board following the closing, consisting of six directors designated by Royal, two directors designated by Osprey Sponsor and three independent directors mutually selected by Blackstone and Osprey Sponsor.

The directors designated by Osprey Sponsor will serve in the class of directors whose term expires on the third annual meeting of Osprey stockholders following the closing. As of the closing, each class of directors will also contain two directors designated by Blackstone, and one independent director mutually selected by Osprey and Royal. The Shareholders Agreement sets forth additional agreements among Osprey, Osprey Sponsor, the Royal Parties and Blackstone regarding the right of Blackstone to designate a certain number of individuals for nomination by the Osprey board to be elected by Osprey’s stockholders at subsequent annual meetings of the Osprey stockholders, based on the percentage of the voting power of the outstanding Class A common stock and Class C common stock beneficially owned by Blackstone and its controlled affiliates, in the aggregate, as described in more detail under “—Related Agreements—Shareholders Agreement.” The Shareholders Agreement will terminate upon the later of (x) the time Blackstone is no longer entitled to designate a director for nomination to the board and (y) following the third annual meeting of stockholders of the Company. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Shareholders Agreement.”

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Registration Rights Agreement. Concurrently with the closing, Osprey and the Contributors will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which Osprey will have certain obligations to register for resale under the Securities Act, all or any portion of the shares of Class A common stock that the holders hold as of the date of such agreement and that they may acquire thereafter, including upon the exchange or redemption of any other security therefor. Additionally, the Registration Rights Agreement provides for customary demand and piggyback rights. For more information about the Registration Rights Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Registration Rights Agreement.”

Second Amended and Restated Charter. Pursuant to the terms of the Contribution Agreement, upon the closing, we will amend and restate our Charter to, among other things, (a) create a new class of capital stock, the Class C common stock, to be issued to the Contributors at the closing, (b) increase the number of authorized shares of our capital stock from 146,000,000 shares to 361,000,000 shares and increase the number of authorized Class A common stock from 125,000,000 shares to 240,000,000 shares, (c) define the duties of certain persons with respect to business opportunities presented to such persons in similar business activities or lines of business as Osprey, (d) adopt Delaware as the exclusive forum for certain stockholder litigation, (e) require the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of Osprey to amend, repeal or adopt certain provisions of the Charter, (f) opt out of Delaware’s business combination statute, (g) provide for annual meetings of stockholders and prohibit cumulative voting and (h) eliminate certain provisions in the Charter relating to an initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”) that will no longer be applicable to us following the closing. In addition, we will amend our Charter to change the name of the corporation to “Falcon Minerals Corporation.” For more information about the amendments to our Charter, see the section entitled “Proposal No. 2—The Charter Proposal.”

Amended and Restated Limited Partnership Agreement of Opco. Following the closing, Osprey will operate its business through Osprey Opco. At the closing, Osprey, Osprey GP and the Contributors will enter into a second amended and restated agreement of limited partnership of Opco (the “Opco LPA”), which will set forth, among other things, the rights and obligations of the holders of Opco common units. For more information about the Opco LPA, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Amended and Restated Agreement of Limited Partnership of Osprey Opco.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of our board of directors to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, Osprey Sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

●	the fact that Osprey Sponsor holds private placement warrants that would expire worthless if a business combination is not consummated;

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●	the fact that Osprey Sponsor and our officers and directors have agreed not to redeem any of the shares of Class A common stock held by them in connection with a stockholder vote to approve the business combination;

●	the fact that Osprey Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $[ ] based on the closing price of our Class A common stock on [ ], 2018;

●	if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, Jonathan Z. Cohen has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●	the continuation of Edward E. Cohen, Jonathan Z. Cohen, Brian L. Frank, Steven R. Jones and William D. Anderson as directors of Osprey;

●	the fact that Edward E. Cohen, Jonathan Z. Cohen, Jeffrey F. Brotman and Steven R. Jones participated in the Private Placement and executed Subscription Agreements to purchase, in the aggregate, $15,550,000 of Class A common stock at $10.00 per share on the terms set forth in the Subscription Agreements;

●	the fact that Osprey Sponsor and our officers and directors may not participate in the formation of, or become a director or officer of, any other blank check company until we have entered into a definitive agreement regarding an Initial Business Combination or fail to complete an Initial Business Combination by July 26, 2019;

●	the fact that Osprey Sponsor and our officers and directors will lose their entire investment in us if an Initial Business Combination is not completed;

●	the fact that we are a party to a registration rights agreement with Osprey Sponsor which provides for registration rights to such parties;

●	the fact that it is currently expected that our executive officers will continue their employment with us following the closing of business combination;

●	the fact that none of our directors or executive officers is entitled to compensation that is based on or otherwise relates to the closing; and

●	the fact that we will continue to provide indemnification and insurance coverage to our directors and executive officers following the closing of the business combination.

Reasons for the Approval of the Business Combination

After careful consideration, the Osprey board recommends that Osprey stockholders vote “FOR” each Proposal being submitted to a vote of the Osprey stockholders at the Osprey special meeting.

For a description of Osprey’s reasons for the approval of the business combination and the recommendation of the Osprey board, see the section entitled “Proposal No. 1—The Business Combination Proposal—Osprey’s Board of Directors’ Reasons for the Approval of the Business Combination.”

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Redemption Rights

Under our Charter, holders of our Class A common stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the closing, including interest (which interest will be net of taxes payable), by (b) the total number of shares of Class A common stock issued in the IPO; provided that Osprey will not redeem any public shares to the extent that such redemption would result in Osprey having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. As of March 31, 2018, this would have amounted to approximately $10.06 per share. Under our Charter, in connection with an Initial Business Combination, a public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert of as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 15% of the public shares.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of Class A common stock for cash and will no longer own shares of Class A common stock and will not participate in the future growth of Osprey, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Osprey’s transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of Osprey Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Impact of the Business Combination on Osprey’s Public Float

It is anticipated that, upon the closing, the ownership of Osprey will be as follows:

●	the public stockholders will own 27,500,000 shares of our Class A common stock, representing an approximate 60.0% economic interest and an approximate 32.0% voting interest in Osprey;

●	the holders of our founder shares, namely Osprey Sponsor, will own 6,875,000 shares of our Class A common stock, representing an approximate 15.0% economic interest and an approximate 8.0% voting interest in Osprey;

●	the Investors, which include public stockholders and certain of our directors and officers, will purchase 11,480,000 shares of our Class A common stock, representing an approximate 25.0% economic interest and an approximate 13.4% voting interest in Osprey;

●	the Contributors will own 40,000,000 shares of our Class C common stock, representing a 0% economic interest and an approximate 46.6% voting interest in Osprey; and

●	Our affiliates, which include Osprey Sponsor and our directors will collectively own an approximate 18.4% economic interest and an approximate 9.8% voting interest in Osprey upon the closing.

If the actual facts are different than the assumptions set forth in “Certain Defined Terms,” the economic and voting interests set forth above will be different. For example, if we assume that all outstanding 7,500,000 private placement warrants held by Osprey Sponsor and all of the 13,750,000 public warrants were exercised following the closing, then the ownership of Osprey’s Class A common stock and Class C common stock would be as follows:

●	the public stockholders and former holders of the public warrants will own 41,250,000 shares of our Class A common stock, representing an approximate 61.5% economic interest and an approximate 38.5% voting interest in Osprey;

●	the holders of our founder shares and the former private placement warrants, namely Osprey Sponsor, will own 14,375,000 shares of our Class A common stock, representing an approximate 21.4% economic interest and an approximate 13.4% voting interest in Osprey;

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●	the Investors, which include public stockholders and certain of our directors and officers, will purchase 11,480,000 shares of our Class A common stock, representing an approximate 17.1% economic interest and an approximate 10.7% voting interest in Osprey; and

●	the Contributors will own 40,000,000 shares of our Class C common stock, representing a 0% economic interest and an approximate 37.3% voting interest in Osprey.

In this scenario, our affiliates, which include Osprey Sponsor and our directors, will collectively own an approximate 23.7% economic interest and an approximate 14.9% voting interest in Osprey upon the closing.

The warrants will become exercisable on the later of 30 days after the completion of an Initial Business Combination and 12 months following the closing of the IPO and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Please see the section entitled “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of Osprey” for further information.

Impact of the Earn-out Consideration

Pursuant to the Contribution Agreement, Royal LP may be entitled to receive additional common units (and acquire a corresponding number of shares of Class C common stock) as earn-out consideration if the 30-day VWAP of the Class A common stock equals or exceeds specified prices as follows (each such payment, an “earn-out payment”).

The Contribution Agreement provides that, if the 30-day VWAP of the Class A common stock is $12.50 or more per share at any time within the seven years following the closing, Royal LP will receive (a) an additional 10 million common units (and an equivalent number of shares of Class C common stock), plus (b) an amount of common units (and an equivalent number of shares of Class C common stock) equal to (x) the amount by which annual cash dividends paid on each share of Class A common stock exceeds $0.50 in each year between the closing and the date the first earn-out is achieved (with any dividends paid in the stub year in which the first earn-out is achieved annualized for purposes of determining what portion of such dividends would have, on an annual basis, exceeded $0.50), multiplied by 10 million, (y) divided by $12.50. Assuming that this earn-out payment is paid and no annual cash dividends exceeded $0.50 prior to payment (including on an annualized basis), all outstanding 7,500,000 private placement warrants held by Osprey Sponsor and all the 13,750,000 public warrants were exercised, and based upon the other assumptions set forth under “Certain Defined Terms,” then the ownership of Osprey’s Class A common stock and Class C common stock would be as follows:

●	the public stockholders and former holders of the public warrants will own 41,250,000 shares of our Class A common stock, representing an approximate 61.5% economic interest and an approximate 35.2% voting interest;

●	the holders of our founder shares and the former private placement warrants, namely Osprey Sponsor, will own 14,375,000 shares of our Class A common stock, representing an approximate 21.4% economic interest and an approximate 12.3% voting interest;

●	the Investors, which include public stockholders and certain of our directors and officers, will purchase 11,480,000 shares of our Class A common stock, representing an approximate 17.1% economic interest and an approximate 9.8% voting interest in Osprey; and

●	the Contributors will own 50,000,000 shares of our Class C common stock, representing a 0% economic interest and an approximate 42.7% voting interest.

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The Contribution Agreement provides that, if the 30-day VWAP of the Class A common stock is $15.00 or more per share at any time within the seven years following the closing (which $15.00 threshold will be reduced by the amount by which annual cash dividends paid on each share of Class A common stock exceeds $0.50 in each year between the closing and the date the earn-out is achieved, but not below $12.50), Royal LP will receive an additional 10 million common units (and an equivalent number of Class C common stock). Assuming that this earn-out payment is paid, all outstanding 7,500,000 private placement warrants held by Osprey Sponsor and all the 13,750,000 public warrants were exercised, and based upon the other assumptions set forth under “Certain Defined Terms,” then the ownership of Osprey’s Class A common stock and Class C common stock would be as follows:

●	the public stockholders and former holders of the public warrants will own 41,250,000 shares of our Class A common stock, representing an approximate 61.5% economic interest and an approximate 32.5% voting interest;

●	the holders of our founder shares and the former private placement warrants, namely Osprey Sponsor, will own 14,375,000 shares of our Class A common stock, representing an approximate 21.4% economic interest and an approximate 11.3% voting interest;

●	the Investors, which include public stockholders and certain of our directors and officers, will purchase 11,480,000 shares of our Class A common stock, representing an approximate 17.1% economic interest and an approximate 9.0% voting interest in Osprey; and

●	the Contributors will own 50,000,000 shares of our Class C common stock, representing a 0% economic interest and an approximate 47.2% voting interest.

See the section entitled “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of Osprey” for further information.

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Organizational Structure

Prior to the Business Combination

The following diagram illustrates the ownership structure of Osprey prior to the business combination.

(1) Includes founder shares held by Osprey Sponsor and certain of our directors and officers.

(2) The economic and voting interests set forth above do not account for private placement warrants and public warrants that will remain outstanding following the business combination and may be exercised at a later date.

Following the Business Combination

The diagram below illustrates the ownership structure of Osprey immediately following the business combination. The voting and economic interests assume the following:

●	at closing, Osprey has sufficient cash at closing to pay $400 million cash consideration to the Contributors and, accordingly, the Contributors receive 40 million common units and 40 million shares of Class C common stock in the aggregate;

●	no public stockholders elect to have their public shares redeemed;

●	the transactions contemplated by each of the Subscription Agreements is consummated concurrently with the closing and the Investors purchase 11,480,000 shares of Class A common stock, in the aggregate;

●	none of Osprey’s existing stockholders or the parties to the Contribution Agreement or Subscription Agreements, who will become stockholders of Osprey at the closing, purchase shares of Class A common stock in the open market; and

●	there are no other issuances of equity interests of Osprey or its subsidiaries prior to or in connection with the closing.

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(1)	Includes founder shares held by Osprey Sponsor and certain of our directors and officers.

(2)	Includes public stockholders and certain of our directors and officers participating in the Private Placement.

(3)	The economic and voting interests set forth above do not account for private placement warrants and public warrants that will remain outstanding following the business combination and may be exercised at a later date.

Board of Directors of Osprey Following the Business Combination

Upon the closing, we anticipate expanding the size of our board of directors from five directors to 11. The initial 11 directors following the closing will consist of: (a) six directors to be designated by Royal prior to the closing, (b) two directors to be designated by Osprey Sponsor prior to the closing and (c) three independent directors to be mutually selected by Osprey Sponsor and Royal prior to the closing. The directors designated by Osprey Sponsor will serve in the class of directors whose term expires on the third annual meeting of Osprey stockholders following the closing. The Shareholders Agreement sets forth additional agreements among Osprey, Osprey Sponsor, the Royal Parties and Blackstone regarding the right of Blackstone to designate a certain number of individuals for nomination by the Osprey board to be elected by Osprey’s stockholders at subsequent annual meetings of the Osprey stockholders, based on the percentage of the voting power of the outstanding Class A common stock and Class C common stock beneficially owned by Blackstone and its controlled affiliates, in the aggregate, as described in more detail under “—Related Agreements—Shareholders Agreement.”

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Accounting Treatment

The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Osprey will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Royal being the largest single individual or group of owners, Royal having the largest minority voting interest, Royal operations comprising the ongoing operations of the combined entity, and Royal comprising a majority of the governing body of the combined entity. Accordingly, for accounting purposes, the acquisition will be treated as the equivalent of Royal issuing stock for the net assets of Osprey, accompanied by a recapitalization. The net assets of Osprey will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the acquisition will be those of Royal.

Appraisal Rights

Appraisal rights are not available to Osprey stockholders in connection with the business combination.

Other Proposals

In addition to the Business Combination Proposal, Osprey stockholders will be asked to vote on the Charter Proposal, the NASDAQ Proposal, the LTIP Proposal and the Adjournment Proposal. For more information about the Charter Proposal, the NASDAQ Proposal, the LTIP Proposal and the Adjournment Proposal see the sections entitled “Proposal No. 2—The Charter Proposal,” “Proposal No. 3—The NASDAQ Proposal,” “Proposal No. 4—The LTIP Proposal” and “Proposal No.5—The Adjournment Proposal.”

Date, Time and Place of Special Meeting

The special meeting will be held at 3:00 p.m., local time, on [        ], 2018, at the Company’s principal executive offices at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103 or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Class A common stock or Class B common stock at the close of business on [        ], 2018, which is the record date for the special meeting. You are entitled to one vote for each share of Class A common stock or Class B common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of [        ], 2018, there were 34,375,000 shares of Class A common stock and Class B common stock outstanding in the aggregate, of which 27,500,000 are public shares and 6,875,000 are founder shares held by Osprey Sponsor.

Proxy Solicitation

Proxies may be solicited by mail. Osprey has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Osprey Stockholders—Revoking Your Proxy.”

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Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Osprey stockholders is necessary to hold a valid meeting. Holders of a majority in voting power of Class A common stock and Class B common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the NASDAQ Proposal, the LTIP Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Class A common stock and Class B common stock represented in person or by proxy and entitled to vote thereon and actually cast at the special meeting, voting as a single class. Approval of the Charter Proposal requires the affirmative vote of the holders of a majority of the shares of Class A common stock and Class B common stock represented in person or by proxy and entitled to vote thereon at the special meeting, voting as a single class. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote by proxy or to vote in person at the special meeting will have no effect on the outcome of any vote on the Business Combination Proposal, NASDAQ Proposal, the LTIP Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposal.

Recommendation to Osprey Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Charter Proposal, the NASDAQ Proposal, the LTIP Proposal and the Adjournment Proposal is in the best interests of Osprey and its stockholders and recommends that its stockholders vote “FOR” each of the Proposals to be presented at the special meeting.

When you consider the recommendation of the board of directors in favor of approval of these Proposals, you should keep in mind that Osprey Sponsor, members of the board of directors and officers have interests in the business combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. See the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Risk Factors

In evaluating the proposals set forth in this proxy statement, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

Summary Historical Reserve and Operating Data of Royal and the Royal Entities

The following tables present, for the periods and as of the dates indicated, summary data with respect to the estimated net proved reserves for Royal and summary operating data for Royal.

The reserve estimates attributable to Royal’s properties on a consolidated historical basis as of December 31, 2017 presented in the table below are based on reserve reports prepared by Ryder Scott Company, L.P. (“Ryder Scott”) and Netherland, Sewell & Associates, Inc. (“NSAI”), Royal’s independent petroleum engineers, and represent 100% of the total net proved liquid hydrocarbon reserves and 100% of the total net proved gas reserves of Royal in the Eagle Ford Shale, Marcellus Shale, Point Pleasant, and Bakken formations as of December 31, 2017. The reserve estimates attributable to Royal’s properties on a pro forma basis as of December 31, 2017 presented in the table below are based on reserve reports prepared by Ryder Scott and were calculated by specifically identifying and removing the impact of any properties of Royal that are not being contributed pursuant to the Contribution Agreement. As a result the pro forma reserve presentation below represents only the reserves of the contributed Royal assets. A copy of the reserve reports are attached to this proxy statement as Annex I. All of these reserve estimates were prepared in accordance with the SEC’s rules regarding oil and natural gas reserve reporting that are currently in effect. The following tables also contain summary unaudited information regarding production and sales of oil, natural gas and natural gas liquids with respect to such properties.

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See the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Royal” and “Business of Royal—Oil and Natural Gas Data” in evaluating the material presented below.

	Royal Historical as of December 31, 2017	Pro Forma Contributed Royal Entities as of December 31, 2017
Estimated proved developed reserves:
Oil (MBbls)	6,301	4,343
Natural gas (MMcf)	20,715	17,410
Natural gas liquids (MBbls)	1,793	1,285
Total (MBOE)	11,547	8,530
Estimated proved undeveloped reserves:
Oil (MBbls)	13,142	11,571
Natural gas (MMcf)	39,037	35,152
Natural gas liquids (MBbls)	2,650	2,057
Total (MBOE)	22,298	19,487
Estimated Net Proved Reserves:
Oil (MBbls)	19,443	15,914
Natural gas (MMcf)	59,752	52,562
Natural gas liquids (MBbls)	4,443	3,342
Total (MBOE)(l)	33,845	28,016
Percent proved developed	34.12%	30.44%
PV-10 of proved reserves (in millions)(2)	$615.2	$521.1

(1)	Estimates of reserves as of December 31, 2017 were prepared using an average price equal to the unweighted arithmetic average of hydrocarbon prices received on a field-by-field basis on the first day of each month within the year ended December 31, 2017 in accordance with SEC rules and regulations applicable to reserve estimates as of the end of such period. The unweighted arithmetic average first day of the month prices were $51.34 per Bbl for oil and $2.98 per MMBtu for natural gas at December 31, 2017. The price per Bbl for natural gas liquids was modeled as a percentage of oil price, which was derived from historical accounting data. Reserve estimates do not include any value for probable or possible reserves that may exist, nor do they include any value for undeveloped acreage. The reserve estimates represent Royal’s ORRI share in its properties. Although Royal believes these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates.

(2)	In this proxy statement, Royal has disclosed its PV-10 based on its reserve report. PV-10 represents the period end present value of estimated future cash inflows from Royal’s natural gas and crude oil reserves, less future development and production costs, discounted at 10% per annum to reflect timing of future cash flows and using SEC pricing requirements in effect at the end of the period. Because of this, PV-10 can be used within the industry and by creditors and securities analysts to evaluate estimated net cash flows from proved reserves on a more comparable basis. PV-10 differs from standardized measure because it does not include the effects of income taxes. However, because Royal is a limited partnership, it is generally not subject to federal income taxes and thus historically its PV-10 for proved reserves and standardized measure are equivalent. Neither PV-10 nor standardized measure represents an estimate of fair market value of Royal’s natural gas and oil properties. Royal and others in the industry use PV-10 as a measure to compare the relative size and value of estimated reserves held by companies without regard to the specific tax characteristics of such entities.

	Pro Forma Contributed Royal Entities		Royal Historical
	Three Months Ended March 31,	Year Ended December 31,	Three Months Ended March 31,	Year Ended December 31,
	2018	2017	2018	2017	2016	2015
Production Data:
Eagle Ford Shale:
Oil (Bbls)	238,495	885,681	251,749	1,402,729	1,397,556	1,876,487
Natural gas (Mcf)	468,898	1,761,343	507,052	3,083,099	2,936,394	4,201,152
Natural gas liquids (Bbls)	57,190	269,953	62,307	493,334	476,780	621,222
Combined volumes (BOE)	373,835	1,449,191	398,565	2,409,913	2,363,735	3,197,901
Daily combined volumes (BOE/d)	4,154	3,970	4,429	6,603	6,476	8,761
Total:
Oil (Bbls)	239,351	892,893	290,811	1,582,322	1,474,218	1,919,959
Natural gas (Mcf)	759,783	3,124,338	828,148	4,565,892	4,143,679	5,357,859
Natural gas liquids (Bbls)	62,811	301,553	72,011	542,706	511,337	650,599
Combined volumes (BOE)	428,793	1,715,169	500,847	2,886,010	2,676,168	3,463,530
Daily combined volumes (BOE/d)	4,764	4,699	5,565	7,907	7,332	9,489
Average Realized Prices:
Oil (per Bbl)	$65.05	$50.96	$64.67	$50.10	$39.91	$46.12
Natural gas (per Mcf)	$2.87	$2.70	$2.92	$2.81	$2.19	$2.33
Natural gas liquids (per Bbl)	$23.49	$20.99	$23.53	$20.63	$12.04	$13.07
Weighted average combined (per BOE)	$44.59	$34.98	$45.43	$35.67	$27.69	$31.19

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SELECTED HISTORICAL FINANCIAL INFORMATION OF OSPREY

The following table shows selected historical financial information of Osprey for the periods and as of the dates indicated. The selected historical financial information of Osprey as of December 31, 2017 and for the year ended December 31, 2017 was derived from the audited historical financial statements of Royal included elsewhere in this proxy statement. The selected historical interim financial information of Royal as of March 31, 2018 and for the three months ended March 31, 2018 was derived from the unaudited interim financial statements of Royal included elsewhere in this proxy statement. The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Osprey” and our historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement.

	Three Months Ended March 31, 2018	Year Ended December 31, 2017
	(unaudited)
Statement of Operations Data:
Operating costs	$(174,900)	$(378,454)
Other income	840,097	1,270,380
Provision for income taxes	(207,154)	(369,512)
Net income	$458,043	$522,414
Weighted average number of common shares outstanding:
Basic and diluted	8,234,246	7,069,719
Net income (loss) per common share—basic and diluted	$0.01	$(0.08)

	As of March 31, 2018	As of December 31, 2017
	(unaudited)
Balance Sheet Data:
Total assets	$277,922,692	$277,358,427
Total liabilities	$10,064,986	$9,958,764
Value of common stock that may be redeemed in connection with an Initial Business Combination	$262,857,703	$262,399,662
Total Stockholders’ equity	$5,000,003	$5,000,001

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SELECTED HISTORICAL FINANCIAL INFORMATION OF ROYAL

The following table shows selected historical financial information of Royal for the periods and as of the dates indicated. The selected historical consolidated financial information of Royal as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 was derived from the audited historical consolidated financial statements of Royal included elsewhere in this proxy statement. The selected historical interim condensed consolidated financial information of Royal as of March 31, 2018 and for the three months ended March 31, 2018 and 2017 was derived from the unaudited interim condensed consolidated financial statements of Royal included elsewhere in this proxy statement. The summary unaudited pro forma financial data as of March 31, 2018 and for the year and three months ended December 31, 2017 and March 31, 2018, respectively, has been prepared to present the Royal entities being contributed in the transaction described in this proxy statement. Please see the section entitled “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of Osprey.”

Royal’s historical results are not necessarily indicative of future operating results. In addition, the selected historical financial information below includes the results of operations from certain assets, which Osprey will not acquire in the business combination. The selected consolidated and combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Royal,” as well as the historical consolidated and combined financial statements of Royal and accompanying notes included elsewhere in this proxy statement.

	Royal Historical		Pro Forma Royal Contributed Entities	Royal Historical			Pro Forma Royal Contributed Entities
	Three Months Ended March 31,		Year Ended December 31,	Year Ended December 31,			Three Months Ended March 31,
	2018	2017	2017	2017	2016	2015	2018
	(in thousands)
Operating Results:
Revenues:
Oil and Gas Sales	$22,838	$29,420	$61,365	$104,321	$73,579	$108,018	$19,205
Realized gain on hedging activities	3	30	391	751	197	-	3
Unrealized gain (loss) on hedging activities	(94)	1,175	541	1,040	(1,040)	-	(94)
Total Revenues	22,747	30,625	62,296	106,112	72,736	108,018	19,114
Costs and Expenses:
Production and ad valorem taxes	1,238	1,663	3,266	5,980	4,768	6,527	993
Lease operating expense	186	111	-	674	440	273	-
Marketing and transportation	631	2,108	3,127	6,926	6,747	7,946	436
Amortization of royalty and working interests in oil and natural gas properties	4,795	11,175	17,896	37,085	37,255	46,533	4,068
General, administrative and other	2,619	1,675	6,018	8,450	6,309	12,175	1,401
Total costs and expenses	9,469	16,732	30,308	59,115	55,529	73,454	6,898
Other Income and (Expense):
Gain on sale of assets	41,274	-	-	31,441	-	-	-
Other income	-	1	60	34	823	436	-
Interest expense	(638)	(654)	(1,445)	(2,799)	(3,250)	(5,462)	(623)
Total other income (expense):	40,636	(653)	(1,385)	28,676	(2,427)	(5,026)	(623)
Net Income:	53,914	13,240	30,604	75,673	14,780	29,538	11,592
Net income attributable to non-controlling interest	(48)	(33)	(134)	(155)	(69)	(97)	(41)
Net Income attributable to Royal Resources L.P.	$53,866	$13,207	$30,470	$75,518	$14,711	$29,441	$11,551
Balance Sheet Data:
Cash and cash equivalents	$14,894			$10,497	$8,048		$6,132
Total assets	$272,921			$352,483	$435,897		$240,159
Total debt	$31,051			$57,923	$58,794		$29,888
Total liabilities and owners’ equity	$272,921			$352,483	$435,897		$240,159

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement may include, for example, statements about:

●	our ability to consummate the business combination;

●	the benefits of the business combination;

●	the future financial performance of Osprey following the business combination;

●	changes in Royal’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans; and

●	expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this proxy statement, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the Contribution Agreement;

●	the outcome of any legal proceedings that may be instituted against Osprey following the announcement of the proposed business combination and transactions contemplated thereby;

●	the inability to complete the business combination due to the failure to obtain approval of the Osprey’s stockholders, or other conditions to closing in the Contribution Agreement;

●	the risk that the proposed business combination disrupts current plans and operations of Royal, the Contributors and the Royal Entities as a result of the announcement and consummation of the transactions described herein;

●	our ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of Osprey to grow and manage growth profitably following the business combination;

●	costs related to the business combination;

●	changes in applicable laws or regulations;

●	the possibility that Osprey may be adversely affected by other economic, business, and/or competitive factors; and

●	other risks and uncertainties indicated in this proxy statement, including those under the section entitled “Risk Factors.”

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RISK FACTORS

The following risk factors apply to the business and operations of Royal and will also apply to our business and operations following the closing. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Royal and our business, financial condition and prospects following the closing. You should carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with our and Royal’s financial statements and notes to the financial statements included herein.

Risks Related to Royal’s Business

All of Royal’s revenues are derived from royalty payments that are based on the price at which oil, natural gas and natural gas liquids produced from the underlying acreage is sold. The volatility of these prices due to factors beyond Royal’s control greatly affects its business, financial condition and results of operations.

Royal’s revenues, operating results and the carrying value of Royal’s oil and natural gas properties depend significantly upon the prevailing prices for oil and natural gas. Oil and natural gas are commodities, and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, oil and natural gas prices have been volatile and they are likely to remain volatile due to a variety of additional factors that are beyond Royal’s control, including:

●	worldwide and regional economic conditions affecting the global supply of and demand for oil and natural gas;

●	the level of prices and expectations about future prices of oil and natural gas;

●	political and economic conditions in oil producing countries, including the Middle East, Africa, South America and Russia;

●	the level of global oil and natural gas exploration and production;

●	the cost of exploring for, developing, producing and delivering oil and natural gas;

●	the price and quantity of foreign imports;

●	increases in U.S. domestic production;

●	the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

●	speculative trading in crude oil and natural gas derivative contracts;

●	the level of consumer product demand;

●	weather conditions and other natural disasters;

●	risks associated with operating drilling rigs;

●	technological advances affecting energy consumption;

●	domestic and foreign governmental regulations and taxes;

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●	the proximity, cost, availability and capacity of oil and natural gas pipelines and other transportation facilities; and

●	the price and availability of competitors’ supplies of oil and natural gas and alternative fuels.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil and natural gas price movements with any certainty. For example, during the past five years, the posted price for West Texas intermediate light sweet crude oil, which Royal refers to as West Texas Intermediate or WTI, has ranged from a low of $26.19 per Bbl in February of 2016 to a high of $110.62 per Bbl in September of 2013. The Henry Hub spot market price of natural gas has ranged from a low of $1.49 per MMBtu in March of 2016 to a high of $8.15 per MMBtu in February of 2014. During 2017, West Texas Intermediate posted prices ranged from $42.53 to $60.42 per Bbl and the Henry Hub spot market price of natural gas ranged from $2.44 to $3.71 per MMBtu. On March 31, 2018, the West Texas Intermediate posted price for crude oil was $64.94 per Bbl and the Henry Hub spot market price of natural gas was $2.81 per MMBtu. In recent weeks, there has been a continued decline in the price of light sweet crude oil. Any substantial decline in the price of oil and natural gas will likely have a material adverse effect on Royal’s financial condition and results of operations.

In addition, lower oil and natural gas prices may also reduce the amount of oil and natural gas that can be produced economically by Royal’s operators. This may result in having to make substantial downward adjustments to Royal’s estimated proved reserves. Royal’s operators could also determine during periods of low commodity prices to shut in or curtail production from wells on the properties underlying its Royalties. In addition, they could determine during periods of low commodity prices to plug and abandon marginal wells that otherwise may have been allowed to continue to produce for a longer period under conditions of higher prices. Specifically, they may abandon any well if they reasonably believe that the well can no longer produce oil or natural gas in commercially paying quantities thereby potentially causing some or all of the underlying oil and gas lease to expire along with Royal’s Royalties therein.

Royal depends on four third-party operators for substantially all of the exploration and production on the properties underlying its Royalties. Substantially all of Royal’s revenue is derived from royalty payments made by these operators. Therefore, any reduction in production from the wells drilled on Royal’s acreage by these operators or the failure of Royal’s operators to adequately and efficiently develop and operate Royal’s acreage could have a material adverse effect on Royal’s revenues, financial condition and results of operations. None of the operators of the properties underlying Royal’s Royalties are contractually obligated to undertake any development activities, so any development and production activities will be subject to their discretion.

Because Royal depends on its third-party operators for all of the exploration, development and production on its properties, Royal has no control over the operations related to its properties. For the year ended December 31, 2017, Royal received approximately 28%, 18%, 18% and 15% of its revenue from Devon Energy Corporation (“Devon”), EOG Resources, Inc. (“EOG”), BHP Billiton Petroleum (“BHP”), and ConocoPhillips Company (“ConocoPhillips”), respectively. For the three months ended March 31, 2018, Royal received approximately 28%, 25%, 23% and less than 10% of its revenue from ConocoPhillips, EOG, Devon, and BHP, respectively. The failure of the aforementioned operators to adequately or efficiently perform operations or an operator’s failure to act in ways that are in Royal’s best interests could reduce production and revenues. Further, none of the operators of the properties underlying Royal’s Royalties are contractually obligated to undertake any development activities, so any development and production activities will be subject to their reasonable discretion. The success and timing of drilling and development activities on the properties underlying Royal’s Royalties, therefore, depends on a number of factors that will be largely outside of Royal’s control, including:

●	the ability of Royal’s operators to access capital;

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●	the availability of suitable drilling equipment, production and transportation infrastructure and qualified operating personnel;

●	the operators’ expertise, operating efficiency and financial resources;

●	approval of other participants in drilling wells;

●	the selection of technology;

●	the selection of counterparties for the sale of production; and

●	the rate of production of the reserves.

The third-party operators may elect not to undertake development activities, or may undertake such activities in an unanticipated fashion, which may result in significant fluctuations in Royal’s revenues, financial condition and results of operations. If reductions in production by the operators are implemented on the properties underlying Royal’s Royalties and sustained, Royal’s revenues may also be substantially affected. Additionally, if an operator were to experience financial difficulty, the operator might not be able to pay its royalty payments or continue its operations, which could have a material adverse impact on us. In August 2017, BHP announced its plan to sell its US Shale operations. If BHP successfully consummates a sale of any of its assets from which Royal derives revenues, Royal’s revenues, financial condition and results of operations may be adversely affected.

The development of Royal’s proved undeveloped reserves may take longer and may require higher levels of capital expenditures from Royal’s operators than Royal or they currently anticipate.

As of December 31, 2017, 65.9% of Royal’s total estimated proved reserves were proved undeveloped reserves and may not be ultimately developed or produced by Royal’s operators. Recovery of proved undeveloped reserves requires significant capital expenditures and successful drilling operations by Royal’s operators. The reserve data included in the reserve report of Royal’s independent petroleum engineer assume that substantial capital expenditures by Royal’s operators are required to develop such reserves. Royal cannot be certain that the estimated costs of the development of these reserves are accurate, that Royal’s operators will develop the properties underlying Royal’s Royalties as scheduled or that the results of such development will be as estimated. Delays in the development of Royal’s reserves, increases in costs to drill and develop such reserves or decreases in commodity prices will reduce the future net revenues of Royal’s estimated proved undeveloped reserves and may result in some projects becoming uneconomical for Royal’s operators. In addition, delays in the development of reserves could force Royal to reclassify certain of Royal’s proved reserves as unproved reserves.

Royal’s producing properties are located predominantly in the Eagle Ford Shale region of South Texas, making Royal vulnerable to risks associated with operating in a single geographic area. In addition, Royal has a large amount of proved reserves attributable to a single producing horizon within this area.

The majority of Royal’s properties are geographically concentrated in DeWitt County in the Eagle Ford Shale region of South Texas. As a result of this concentration, Royal may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, processing or transportation capacity constraints, availability of equipment, facilities, personnel or services market limitations or interruption of the processing or transportation of crude oil, natural gas or natural gas liquids. In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic oil and natural gas producing areas such as the Eagle Ford Shale region, which may cause these conditions to occur with greater frequency or magnify the effects of these conditions. Due to the concentrated nature of Royal’s properties, they could experience any of the same conditions at the same time, resulting in a relatively greater impact on Royal’s results of operations than they might have on other companies that have a more diversified portfolio of properties. Such delays or interruptions could have a material adverse effect on Royal’s financial condition and results of operations.

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Royal’s success depends on finding or acquiring additional reserves, and Royal’s operators developing those additional reserves.

Royal’s future success depends upon Royal’s ability to acquire additional oil and natural gas reserves that are economically recoverable. Royal’s proved reserves will generally decline as reserves are depleted, except to the extent that successful exploration or development activities are conducted on the properties underlying Royal’s Royalties by Royal’s operators or Royal acquires properties containing proved reserves, or both. Aside from acquisitions, Royal has no control over the exploration and development of Royal’s properties. To increase reserves and production, Royal would need Royal’s operators to undertake replacement activities or use third parties to accomplish these activities. Substantial capital expenditures will be necessary for the acquisition of oil and natural gas reserves. Neither Royal nor Royal’s third-party operators may have sufficient resources to acquire additional reserves or to undertake exploration, development, production or other replacement activities, such activities may not result in significant additional reserves and efforts to drill productive wells at low finding and development costs may be unsuccessful. Furthermore, although Royal’s revenues may increase if prevailing oil and natural gas prices increase significantly, finding costs for additional reserves could also increase.

Royal’s failure to successfully identify, complete and integrate acquisitions of properties or businesses could slow Royal’s growth and adversely affect Royal’s financial condition and results of operations.

There is intense competition for acquisition opportunities in Royal’s industry. The successful acquisition of producing properties requires an assessment of several factors, including:

●	recoverable reserves;

●	future oil and natural gas prices and their applicable differentials;

●	operating costs; and

●	potential environmental and other liabilities.

The accuracy of these assessments is inherently uncertain, and Royal may not be able to identify attractive acquisition opportunities. In connection with these assessments, Royal performs a review of the subject properties that it believes to be generally consistent with industry practices. Royal’s review will not reveal all existing or potential problems nor will it permit Royal to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not always be performed on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. Even if Royal does identify attractive acquisition opportunities, Royal may not be able to complete the acquisition or do so on commercially acceptable terms. Unless Royal’s operators further develop its existing properties, Royal will depend on acquisitions to grow its reserves, production and cash flow.

Competition for acquisitions may increase the cost of, or cause Royal to refrain from, completing acquisitions. Royal’s ability to complete acquisitions is dependent upon, among other things, Royal’s ability to obtain debt and equity financing and, in some cases, regulatory approvals. Further, these acquisitions may be in geographic regions in which Royal does not currently hold properties, which could result in unforeseen operating difficulties. In addition, if Royal enters into new geographic markets, Royal may be subject to additional and unfamiliar legal and regulatory requirements. Compliance with regulatory requirements may impose substantial additional obligations on Royal and Royal’s management, cause Royal to expend additional time and resources in compliance activities and increase Royal’s exposure to penalties or fines for non-compliance with such additional legal requirements. Further, the success of any completed acquisition will depend on Royal’s ability to integrate effectively the acquired business into Royal’s existing operations. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of Royal’s managerial and financial resources. In addition, possible future acquisitions may be larger and for purchase prices significantly higher than those paid for earlier acquisitions.

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No assurance can be given that Royal will be able to identify suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms or successfully acquire identified targets. Royal’s failure to achieve consolidation savings, to integrate the acquired businesses and assets into Royal’s existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on Royal’s financial condition and results of operations. The inability to effectively manage the integration of acquisitions could reduce Royal’s focus on subsequent acquisitions and current operations, which, in turn, could negatively impact Royal’s growth and results of operations.

Royal may acquire properties that do not produce as projected, and Royal may be unable to determine reserve potential, identify liabilities associated with such properties or obtain protection from sellers against such liabilities.

Acquiring oil and natural gas properties requires Royal to assess reservoir and infrastructure characteristics, including recoverable reserves, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain. In connection with the assessments, Royal performs a review of the subject properties, but such a review will not necessarily reveal all existing or potential problems. In the course of Royal’s due diligence, Royal may not inspect every well or pipeline. Royal cannot necessarily observe structural and environmental problems, such as pipe corrosion, when an inspection is made. Royal may not be able to obtain contractual indemnities from the seller for liabilities created prior to Royal’s purchase of the property. Royal may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with Royal’s expectations.

Identified drilling locations, which are scheduled out over many years, are susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

As of December 31, 2017, Royal had identified 1,247 gross proved undeveloped drilling locations across its acreage. These drilling locations represent a significant part of Royal’s growth strategy, however, Royal does not control the development of these locations. Royal’s operators’ ability to drill and develop identified potential drilling locations will depend on a number of factors, including the availability of capital, seasonal conditions, regulatory changes and approvals, negotiation of agreements with third parties, commodity prices, costs, the generation of additional seismic or geological information, the availability of drilling rigs, drilling results, construction of infrastructure, inclement weather, and lease expirations.

Further, identified potential drilling locations are in various stages of evaluation, ranging from locations that are ready to drill to locations that will require substantial additional analysis of data. Royal will not be able to predict in advance of drilling and testing whether any particular drilling location will yield production in sufficient quantities for operators to recover drilling or completion costs or to be economically viable. Even if sufficient amounts of oil or natural gas reserves exist, the potentially productive hydrocarbon bearing formation may be damaged or mechanical difficulties may develop while drilling or completing the well, possibly resulting in a reduction in production from the well or abandonment of the well. If Royal’s operators drill dry holes in Royal’s current and future drilling locations, Royal’s business may be materially harmed. Royal will not be able to assure you that the analogies drawn from available data from other wells, more fully explored locations or producing fields will be applicable to Royal’s drilling locations. Further, initial production rates reported by Royal or Royal’s operators in Royal’s areas of operations may not be indicative of future or long-term production rates.

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Because of these uncertainties, Royal does not know if the potential drilling locations identified on Royal’s acreage will ever be drilled or if oil or natural gas reserves will be able to be produced from these or any other potential drilling locations. As such, actual drilling activities with respect to Royal’s acreage may materially differ from those presently identified, which could adversely affect Royal’s business, financial condition and results of operations.

Royal’s estimated reserves are based on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions could materially affect the quantities and present value of Royal’s reserves.

Oil and natural gas reserve engineering is not an exact science and requires subjective estimates of underground accumulations of oil and natural gas and assumptions concerning future oil and natural gas prices, production levels, ultimate recoveries and operating and development costs. As a result, estimated quantities of proved reserves, projections of future production rates and the timing of development expenditures may be incorrect.

Royal’s historical estimates of proved reserves and related valuations as of December 31, 2017, were prepared by Ryder Scott, an independent petroleum engineering firm, which conducted a well-by-well review of all Royal’s properties for the period covered by its reserve report using information provided by us. Over time, Royal may make material changes to reserve estimates taking into account the results of actual drilling, testing and production. Also, certain assumptions regarding future oil and natural gas prices, production levels and operating and development costs may prove incorrect. Any significant variance from these assumptions to actual figures could greatly affect Royal’s estimates of reserves, the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, the classifications of reserves based on risk of recovery and estimates of future net cash flows. In addition, none of the operators of the properties underlying Royal’s Royalties are contractually obligated to provide Royal with information regarding drilling activities or historical production data with respect to the properties underlying Royal’s interests, which may affect Royal’s estimates of reserves. A substantial portion of Royal’s reserve estimates are made without the benefit of a lengthy production history, which are less reliable than estimates based on a lengthy production history. Numerous changes over time to the assumptions on which Royal’s reserve estimates are based, as described above, often result in the actual quantities of oil and natural gas that are ultimately recovered being different from Royal’s reserve estimates.

You should not assume that the present value of future net revenues from Royal’s reserves is the current market value of Royal’s estimated reserves. Royal generally bases the estimated discounted future net cash flows from reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the present value estimate.

The estimates of reserves as of December 31, 2017 were prepared using an average price equal to the unweighted arithmetic average of hydrocarbon prices received on a field-by-field basis on the first day of each month within the year ended December 31, 2017, in accordance with the revised SEC rules and regulations applicable to reserve estimates for such period.

SEC rules and regulations could limit Royal’s ability to book additional proved undeveloped reserves in the future.

SEC rules and regulations require that, subject to limited exceptions, proved undeveloped reserves may only be booked if they relate to wells scheduled to be drilled within five years after the date of booking. This requirement has limited and may continue to limit Royal’s ability to book additional proved undeveloped reserves as Royal’s operators pursue their drilling programs. Moreover, Royal may be required to write down Royal’s proved undeveloped reserves if those wells are not drilled within the required five-year time frame.

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The PV-10 of Royal’s estimated proved reserves is not necessarily the same as the current market value of Royal’s estimated proved oil and natural gas reserves.

The present value of future net cash flows from Royal’s proved reserves shown in this report, or PV-10, may not be the current market value of Royal’s estimated natural gas and oil reserves. In accordance with rules established by the SEC and the Financial Accounting Standards Board (“FASB”), Royal bases the estimated discounted future net cash flows from Royal’s proved reserves on the 12-month average oil and gas index prices, calculated as the unweighted arithmetic average for the first-day-of-the-month price for each month and costs in effect on the date of the estimate, holding the prices and costs constant throughout the life of the properties. Actual future prices and costs may differ materially from those used in the net present value estimate, and future net present value estimates using then current prices and costs may be significantly less than the current estimate. In addition, the 10% discount factor Royal uses when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with Royal or the natural gas and oil industry in general.

Unless Royal replaces its reserves with new reserves that Royal’s operators develop, Royal’s reserves royalty payments will decline, which would adversely affect Royal’s future cash flows and results of operations.

Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Unless Royal’s operators conduct successful ongoing development and exploration activities or Royal continually acquires properties containing proved reserves, Royal’s proved reserves will decline as those reserves are produced. Royal’s future natural gas reserves and production, and therefore Royal’s future cash flow and results of operations, are highly dependent on Royal’s operators’ success in efficiently developing and exploiting Royal’s current reserves and Royal economically finding or acquiring additional recoverable reserves. Royal may not be able to find or acquire sufficient additional reserves to replace Royal’s current and future production. If Royal is unable to replace its current and future production, the value of Royal’s reserves will decrease, and Royal’s business, financial condition and results of operations would be adversely affected.

Declining general economic, business or industry conditions could have a material adverse effect on Royal’s financial condition and results of operations.

Declines in general economic, business or industry conditions, including expectations of future declines or uncertainty with respect to such conditions, could adversely affect Royal’s financial condition and results of operations. Volatility in prices of oil, natural gas and natural gas liquids, as well as concerns about global economic growth, could also impact the price at which oil, natural gas and natural gas liquids from the properties underlying Royal’s Royalties are sold, affect the ability of vendors, suppliers and customers associated with the properties underlying Royal’s Royalties to continue operations and ultimately adversely impact Royal’s financial condition and results of operations.

Conservation measures and technological advances could reduce demand for oil and natural gas.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and natural gas. The impact of the changing demand for oil and natural gas services and products may have a material adverse effect on Royal’s business, financial condition and results of operations.

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Competition in the oil and natural gas industry is intense, which may adversely affect Royal’s third-party operators’ ability to succeed.

The oil and natural gas industry is intensely competitive, and Royal’s third-party operators compete with other companies that may have greater resources. Many of these companies explore for and produce oil and natural gas, carry on midstream and refining operations, and market petroleum and other products on a regional, national or worldwide basis. In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. Royal’s operators’ larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than Royal’s operators can, which would adversely affect Royal’s operators’ competitive position. Royal’s operators may have fewer financial and human resources than many companies in Royal’s operators’ industry, and may be at a disadvantage in bidding for exploratory prospects and producing oil and natural gas properties.

Increased costs of capital could adversely affect Royal’s business.

Royal’s business and ability to make acquisitions could be harmed by factors such as the availability, terms and cost of capital, increases in interest rates or a reduction in Royal’s credit rating. Changes in any one or more of these factors could cause Royal’s cost of doing business to increase, limit Royal’s access to capital, limit Royal’s ability to pursue acquisition opportunities, and place Royal at a competitive disadvantage. A significant reduction in the availability of credit could materially and adversely affect Royal’s ability to achieve Royal’s planned growth and operating results.

The oil and gas operations on the acreage underlying Royal’s Royalties are subject to environmental, health and safety laws and regulations that could adversely affect the cost, manner or feasibility of conducting operations on them or result in significant costs and liabilities, which could adversely affect Royal’s financial condition and results of operations.

The oil and natural gas exploration and production operations on the acreage underlying Royal’s Royalties are subject to stringent and comprehensive federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection or the health and safety of workers and other affected individuals. These laws and regulations may impose numerous obligations that apply to the operations on the acreage underlying Royal’s Royalties, including the requirement to obtain a permit before conducting drilling, waste disposal or other regulated activities; the restriction of types, quantities and concentrations of materials that can be released into the environment; restrictions on water withdrawal and use; the incurrence of significant development expenses to install pollution or safety-related controls at the operated facilities; the limitation or prohibition of drilling activities on certain lands lying within wilderness, wetlands and other protected areas; the protection of threatened or endangered species; and the imposition of substantial liabilities for pollution resulting from operations.

There is an inherent risk of incurring significant environmental costs and liabilities in the operations on the acreage underlying Royal’s Royalties as a result of the handling of petroleum hydrocarbons and wastes, air emissions and wastewater discharges related to operations, and historical industry operations and waste disposal practices. Under certain environmental laws and regulations, the operators could be subject to joint and several strict liability for the removal or remediation of previously released materials or property contamination regardless of whether such operators were responsible for the release or contamination or whether the operations were in compliance with all applicable laws at the time those actions were taken. Private parties, including the owners of properties on or adjacent to well sites and facilities where petroleum hydrocarbons or wastes are taken for reclamation or disposal, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. In addition, the risk of accidental spills or releases could expose the operators of the acreage underlying Royal’s Royalties to significant liabilities that could have a material adverse effect on the operators’ businesses, financial condition and results of operations.

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Changes in environmental laws and regulations occur frequently, and any changes that result in delays or restrictions in permitting or development of projects, more stringent or costly operational control requirements, or waste handling, storage, transport, disposal or cleanup requirements could require the operators of the acreage underlying Royal’s Royalties to make significant expenditures to attain and maintain compliance and may otherwise have a material adverse effect on their results of operations, competitive position or financial condition.

Climate change laws and regulations restricting emissions of greenhouse gases could result in increased operating costs and reduced demand for the oil and natural gas produced from the acreage underlying Royal’s Royalties, while potential physical effects of climate change could disrupt production and cause operators to incur significant costs in preparing for or responding to those effects.

In response to U.S. Environmental Protection Agency (“EPA”) findings that emissions of carbon dioxide, methane and other greenhouse gases (“GHGs”) present an endangerment to public health and the environment, the EPA has adopted regulations to restrict emissions of GHGs under existing provisions of the federal Clean Air Act. In May 2016, the EPA finalized rules that set additional emissions limits for volatile organic compounds and established new controls for emissions of methane from new, modified or reconstructed sources in the oil and natural gas source category, including production, processing, transmission and storage activities. The rule includes first-time standards to address emissions of methane from equipment and processes across the source category, including hydraulically fractured oil and natural gas well completions. In June 2017, the EPA issued a proposal to stay certain of these requirements for two years and reconsider the entirety of the 2016 rules; however, the rules currently remain in effect. In addition, in April 2018, a coalition of states filed a lawsuit in the U.S. District Court for the District of Columbia aiming to force the EPA to establish guidelines for limiting methane emissions from existing sources in the oil and natural gas sector; that lawsuit is pending. These rules may require operators on the acreage underlying Royal’s Royalties to incur additional expenses to control air emissions by installing emissions control technologies and adhering to a variety of work practice and other requirements. These requirements could increase the costs of development and production, reducing the profits available to Royal and potentially impairing Royal’s operator’s ability to economically develop acreage underlying Royal’s Royalties. The EPA has also adopted rules requiring the monitoring and reporting of GHG emissions from specified onshore and offshore oil and natural gas production sources in the United States on an annual basis, which include certain of the operations conducted on the acreage underlying Royal’s Royalties.

In addition, in 2015, the United States participated in the United Nations Climate Change Conference, which led to the creation of the Paris Agreement. The Paris Agreement requires member countries to review and “represent a progression” in their intended nationally determined contributions, which set GHG emission reduction goals every five years beginning in 2020. In June 2017, the United States announced its withdrawal from the Paris Agreement, although the earliest possible effective date of withdrawal is November 2020. Despite the planned withdrawal, certain U.S. city and state governments have announced their intention to satisfy their proportionate obligations under the Paris Agreement. While Congress has from time to time considered legislation to reduce emissions of GHGs, there has not been significant activity in the form of adopted legislation to reduce GHG emissions at the federal level in recent years. In the absence of such federal climate legislation, a number of state and regional efforts have emerged that are aimed at tracking and/or reducing GHG emissions by means of cap and trade programs. These programs typically require major sources of GHG emissions to acquire and surrender emission allowances in return for emitting those GHGs. Any such future laws and regulations imposing reporting obligations on, or limiting emissions of, GHGs could require operators of the acreage underlying Royal’s Royalties to incur costs to reduce emissions of GHGs. Substantial limitations on GHG emissions could adversely affect demand for oil and natural gas.

Finally, some scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods and other climatic events; if any such effects were to occur, they could have a material adverse effect on the operations conducted on the acreage underlying Royal’s Royalties.

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Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing, including with respect to seismic activity allegedly related to hydraulic fracturing, could result in increased costs and additional operating restrictions or delays in the completion of oil and natural gas wells and adversely affect production on the acreage underlying Royal’s Royalties.

Hydraulic fracturing is an important and common practice that is used to stimulate production of oil and/or natural gas from dense subsurface rock formations. The hydraulic fracturing process involves the injection of water, sand and chemicals under pressure into targeted subsurface formations to fracture the surrounding rock and stimulate production. Hydraulic fracturing is typically regulated by state oil and natural gas commissions. However, in February 2014, the EPA published permitting guidance under the federal Safe Drinking Water Act (“SDWA”) addressing the use of diesel fuels in certain hydraulic fracturing activities, and in May 2014, the EPA issued an Advance Notice of Proposed Rulemaking seeking comment on the development of regulations under the Toxic Substances Control Act to require companies to disclose information regarding the chemicals used in hydraulic fracturing. Further, in March 2015, the Bureau of Land Management (“BLM”) of the U.S. Department of the Interior published a final rule imposing requirements for hydraulic fracturing activities on federal and Indian lands, including new requirements relating to public disclosure, wellbore integrity and handling of flowback water. Following years of litigation, the BLM rescinded the rule in December 2017. However, in January 2018, California and several environmental groups filed lawsuits challenging BLM’s rescission of the rule; those lawsuits are pending. In addition, Congress has from time to time considered legislation to provide for federal regulation of hydraulic fracturing under the SDWA and to require disclosure of the chemicals used in the hydraulic fracturing process. If enacted, these or similar laws could result in additional permitting requirements for hydraulic fracturing operations as well as various restrictions on those operations. These permitting requirements and restrictions could result in delays in operations and increased costs on the acreage underlying Royal’s Royalties.

There may be other attempts to further regulate hydraulic fracturing under the SDWA, TSCA and/or other statutory or regulatory mechanisms. In December 2016, the EPA released its final report on the potential impacts of hydraulic fracturing on drinking water resources, concluding that “water cycle” activities associated with hydraulic fracturing may impact drinking water resources under certain circumstances. At the state level, several states have adopted or are considering legal requirements that could impose more stringent permitting, disclosure and well construction requirements on hydraulic fracturing activities. Local governments also may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular or prohibit the performance of well drilling in general or hydraulic fracturing in particular. If new or more stringent federal, state or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where Royal holds Royalties, the operators of the acreage underlying Royal’s Royalties could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of development activities, and perhaps even be precluded from drilling wells.

New environmental initiatives and regulations could include restrictions on the ability to conduct certain operations such as hydraulic fracturing or disposal of waste, including, but not limited to, produced water, drilling fluids and other wastes associated with the development or production of natural gas.

Finally, in some instances, the operation of underground injection wells has been alleged to cause earthquakes. Such issues have sometimes led to orders prohibiting continued injection or the suspension of drilling in certain wells identified as possible sources of seismic activity. Such concerns also have resulted in stricter regulatory requirements in some jurisdictions relating to the location and operation of underground injection wells. Future orders or regulations addressing concerns about seismic activity from well injection could affect operations on the acreage underlying Royal’s Royalties.

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Risks Related to Royal’s Operators

The unavailability, high cost or shortages of rigs, equipment, raw materials, supplies, oilfield services or personnel may restrict the operations of Royal’s operators.

The oil and natural gas industry is cyclical, which can result in shortages of drilling rigs, equipment, raw materials (particularly sand and other proppants), supplies and personnel. When shortages occur, the costs and delivery times of rigs, equipment and supplies increase and demand for, and wage rates of, qualified drilling rig crews also rise with increases in demand. Royal cannot predict whether these conditions will exist in the future and, if so, what their timing and duration will be. In accordance with customary industry practice, Royal’s operators will rely on independent third party service providers to provide most of the services necessary to drill new wells. If they are unable to secure a sufficient number of drilling rigs at reasonable costs, Royal’s financial condition and results of operations could suffer. In addition, they may not have long-term contracts securing the use of their rigs, and the operator of those rigs may choose to cease providing services to them. Shortages of drilling rigs, equipment, raw materials (particularly sand and other proppants), supplies, personnel, trucking services, frac crews, tubulars, fracking and completion services and production equipment could delay or restrict Royal’s operators’ exploration and development operations, which in turn could adversely affect Royal’s financial condition and results of operations.

Restrictions on Royal’s operators’ ability to obtain water may have an adverse effect on Royal’s financial condition and results of operations.

Water is an essential component of deep shale oil and natural gas production during both the drilling and hydraulic fracturing processes. During the last several years, Texas has experienced extreme drought conditions. As a result of this severe drought, some local water districts have begun restricting the use of water subject to their jurisdiction for hydraulic fracturing to protect local water supply. If Royal’s operators or Royal is unable to obtain water to use in their operations from local sources, or Royal’s operators are unable to effectively utilize flowback water, they may be unable to economically drill for or produce oil and natural gas, which could have an adverse effect on Royal’s financial condition and results of operations.

The results of Royal’s operators’ exploratory drilling in shale plays will be subject to risks associated with drilling and completion techniques and drilling results may not meet Royal’s expectations for reserves or production.

The drilling by Royal’s operators involve a number of risks, including the risk of landing their well bore in the desired drilling zone, staying in the desired drilling zone while drilling horizontally through the formation, running their casing the entire length of the well bore and being able to run tools and other equipment consistently through the horizontal well bore. Risks that they will face while completing wells include, but are not limited to, being able to fracture stimulate the planned number of stages, being able to run tools the entire length of the well bore during completion operations and successfully cleaning out the well bore after completion of the final fracture stimulation stage. Furthermore, certain of the new techniques Royal’s operators may adopt, such as infill drilling and multi-well pad drilling, may cause irregularities or interruptions in production due to, in the case of infill drilling, offset wells being shut in and, in the case of multi-well pad drilling, the time required to drill and complete multiple wells before any such wells begin producing. The results of drilling in new or emerging formations are more uncertain initially than drilling results in areas that are more developed and have a longer history of established production. Newer or emerging formations and areas often have limited or no production history and consequently Royal will be less able to predict future drilling results in these areas.

Ultimately, the success of these drilling and completion techniques can only be evaluated over time as more wells are drilled and production profiles are established over a sufficiently long time period. If Royal’s operators’ drilling results are less than anticipated or they are unable to execute their drilling program because of capital constraints, lease expirations, access to gathering systems, and/or declines in natural gas and oil prices, the return on Royal’s investment in these areas may not be as attractive as Royal anticipates.

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The marketability of oil and natural gas production is dependent upon transportation and other facilities, certain of which neither Royal nor Royal’s operators control. If these facilities are unavailable, Royal’s operators’ operations could be interrupted and Royal’s financial condition and results of operations could be adversely affected.

The marketability of Royal’s operators’ oil and natural gas production will depend in part upon the availability, proximity and capacity of transportation facilities, including gathering systems, trucks and pipelines, owned by third parties. Neither Royal nor Royal’s operators control these third party transportation facilities and Royal’s operators’ access to them may be limited or denied. Insufficient production from the wells on the acreage underlying Royal’s Royalties to support the construction of pipeline facilities by Royal’s purchasers or a significant disruption in the availability of third party transportation facilities or other production facilities could adversely impact Royal’s operators’ ability to deliver to market or produce oil and natural gas and thereby cause a significant interruption in Royal’s operators’ operations. If they are unable, for any sustained period, to implement acceptable delivery or transportation arrangements or encounter production related difficulties, they may be required to shut in or curtail production. In addition, the amount of oil and natural gas that can be produced and sold may be subject to curtailment in certain other circumstances outside of Royal’s control, such as pipeline interruptions due to maintenance, excessive pressure, ability of downstream processing facilities to accept unprocessed gas, physical damage to the gathering or transportation system or lack of contracted capacity on such systems. The curtailments arising from these and similar circumstances may last from a few days to several months, and in many cases, Royal and Royal’s operators are provided with limited, if any, notice as to when these circumstances will arise and their duration. Any such shut in or curtailment, or an inability to obtain favorable terms for delivery of the oil and natural gas produced from the acreage underlying Royal’s Royalties fields, could adversely affect Royal’s financial condition and results of operations.

Drilling for and producing oil and natural gas are high-risk activities with many uncertainties that may adversely affect Royal’s business, financial condition and results of operations.

Royal’s operators’ drilling activities will be subject to many risks. For example, Royal will not be able to assure you that wells drilled by Royal’s operators will be productive. Drilling for oil and natural gas often involves unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient oil or natural gas to return a profit at then realized prices after deducting drilling, operating and other costs. The seismic data and other technologies used do not provide conclusive knowledge prior to drilling a well that oil or natural gas is present or that it can be produced economically. The costs of exploration, exploitation and development activities are subject to numerous uncertainties beyond Royal’s control, and increases in those costs can adversely affect the economics of a project. Further, Royal’s operators’ drilling and producing operations may be curtailed, delayed, canceled or otherwise negatively impacted as a result of other factors, including:

●	unusual or unexpected geological formations;

●	loss of drilling fluid circulation;

●	title problems;

●	facility or equipment malfunctions;

●	unexpected operational events;

●	shortages or delivery delays of equipment and services;

●	compliance with environmental and other governmental requirements; and

●	adverse weather conditions.

Any of these risks can cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution, environmental contamination or loss of wells and other regulatory penalties. In the event that planned operations, including the drilling of development wells, are delayed or cancelled, or existing wells or development wells have lower than anticipated production due to one or more of the factors above or for any other reason, Royal’s financial condition and results of operations may be adversely affected.

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Risks Related to Osprey and the Business Combination

Following the closing, Osprey’s only significant assets will be the ownership of the general partner interest and its limited partner interest in Osprey Opco, and such ownership may not be sufficient to enable us to pay any dividends on our Class A common stock or satisfy our other financial obligations.

Following the closing, we will have no direct operations and no significant assets other than the ownership of the general partner interest and a 53% limited partner interest in Osprey Opco. We will depend on Osprey Opco and its subsidiaries, including the Royal Entities, for distributions, loans and other payments to generate the funds necessary to meet our financial obligations or to pay any dividends with respect to our Class A common stock. Subject to certain restrictions, Osprey Opco generally will be required to (i) make quarterly pro rata distributions to its partners, including us, in an amount equal to 50% of the total federal taxable income allocated by Osprey Opco to the limited partners and (ii) reimburse us for certain corporate and other overhead expenses. However, legal and contractual restrictions in agreements governing future indebtedness of Osprey Opco and its subsidiaries, including the Royal Entities, as well as the financial condition and operating requirements of the Royal Entities, may limit our ability to obtain cash from Osprey Opco. The earnings from, or other available assets of, Osprey Opco and its subsidiaries, including the Royal Entities, may not be sufficient to enable us to pay any dividends on our Class A common stock or satisfy our other financial obligations. Osprey Opco will be treated as a partnership for U.S. federal income tax purposes and, as such, will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of its common units, including us. As a result, we generally will incur income taxes on our allocable share of any net taxable income of Osprey Opco. Under the terms of the Osprey Opco LPA, Osprey Opco will be obligated to make tax distributions to holders of its common units, including us, except to the extent such distributions would render Osprey Opco insolvent or are otherwise prohibited by law or any of our current or future debt agreements. In addition to tax expenses, we will also incur expenses related to our operations, our interests in Osprey Opco and related party agreements, and expenses and costs of being a public company, all of which could be significant. To the extent that we need funds and Osprey Opco or its subsidiaries is restricted from making such distributions under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition, including our ability to pay our income taxes when due.

We may change our dividend policy at any time and there is no guarantee that we will pay dividends in the future.

Although following the closing we currently plan to pay out substantially all of the free cash flow of the combined company in the form of a regular quarterly dividend, there is no guarantee or requirement that Osprey pay dividends in the future. Our organizational documents, including the Second A&R Charter, only require the Osprey board or Osprey to make any dividends or distributions to the holders of Class A common stock in certain limited circumstances that are generally within the control of the Osprey board. Our dividend policy may change at any time without notice to our stockholders. The declaration and amount of any future dividends to holders of our Class A common stock will be at the discretion of our board of directors in accordance with applicable law and after taking into account various factors, including our financial condition, results of operations, current and anticipated cash needs, cash flows, impact on our effective tax rate, indebtedness, contractual obligations, legal requirements and other factors that our board of directors deems relevant. As a result, we cannot assure you that we will pay dividends at any rate or at all. See the section titled “Summary of the Proxy Statement—Dividend Policy.”

Following the closing, the Contributors will own an amount of Class C common stock that will provide it with effective control over Osprey.

At the closing, the Contributors will receive $400 million of cash and 40 million Opco common units (together with 40 million shares of Class C common stock). If Osprey’s available cash is insufficient to pay the Contributors $400 million of cash, then the consideration is adjusted so that the Contributors receive less cash, and more Opco common units (together with an equivalent number of shares of Class C common stock), with each Opco common unit (together with an equivalent number of shares of Class C common stock) valued at $10.00. Assuming the Contributors receive 40 million shares of Class C common stock (and no warrants are exercised for shares of Osprey common stock), the Contributors will hold approximately 47% of the voting power over Osprey. This voting percentage may provide the Contributors with effective control over Osprey. In addition, Osprey has agreed to provide Blackstone with a right to nominate six out of 11 of the directors on the Osprey board so long as Blackstone, together with its affiliates, holds at least 40% of the voting power over Osprey common stock. Blackstone and the Contributors may exercise their control in a way that favors its respective interests to the detriment of the other stockholders of Osprey.

Restrictions in future debt agreements of Osprey and Osprey Opco could limit its growth and its ability to engage in certain activities.

On June 3, 2018, Osprey Opco entered into a commitment letter with the lenders party thereto, pursuant to which such lenders committed to make available to Osprey Opco a revolving credit facility in the aggregate principal amount of up to $500 million. A portion of the proceeds of the borrowings under the Revolving Credit Facility will be used to finance the cash portion of the consideration to be paid to the Contributors and the costs and the expenses of the business combination. The Revolving Credit Facility, or other future debt agreements of Osprey and Osprey Opco, will contain a number of restrictive covenants that may limit their ability to, among other things, incur additional indebtedness, make loans and advances, make capital expenditures, incur liens and sell assets. These restrictions may also limit the ability of Osprey and Osprey Opco to pursue business opportunities that may arise in the future.

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Subsequent to the closing, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on the Royal Entities, we cannot assure you that this diligence revealed all material issues that may be present in the businesses of the Royal Entities, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our or the Royal Entities’ control will not later arise. As a result, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about Osprey following the closing or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

We and the Royal Entities will be subject to business uncertainties and contractual restrictions while the business combination is pending.

Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on us and the Royal Entities. These uncertainties may impair the ability of the Royal Entities to retain and motivate key personnel and could cause third parties that deal with the Royal Entities to defer entering into contracts or making other decisions or seek to change existing business relationships. If employees depart because of uncertainty about their future roles and the potential complexities of the business combination, our business following the business combination could be harmed.

Our ability to successfully effect the business combination and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel. The loss of such key personnel and our inability to hire and retain replacements could negatively affect the operations and profitability of Osprey following the business combination.

Our ability to successfully effect the business combination and successfully operate the business is dependent upon the efforts of certain key personnel, including the management team of Osprey. The loss of such key personnel and our inability to hire and retain replacements could negatively affect the operations of the combined company.

Osprey Sponsor and certain other individuals are party to the Voting Agreement, pursuant to which they have agreed to vote in favor of the business combination, regardless of how our public stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by their public stockholders in connection with an Initial Business Combination, Osprey Sponsor and certain other individuals are party to the Voting Agreement with Royal, pursuant to which they have agreed to vote any shares of Class A common stock and Class B common stock owned by them in favor of the business combination. As of the date hereof, Osprey Sponsor and the individuals hold shares equal to approximately 20% of our issued and outstanding shares of Class A common stock and Class B common stock in the aggregate. Accordingly, it may be more likely that the necessary stockholder approval will be received for the business combination than would be the case if Osprey Sponsor and these individuals agreed to vote any shares of Class A common stock and Class B common stock owned by them in accordance with the majority of the votes cast by our public stockholders.

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Osprey Sponsor, certain members of our board of directors and our officers have interests in the business combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other Proposals described in this proxy statement.

When considering our board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, our stockholders should be aware that Osprey Sponsor, certain members of our board of directors and our officers have interests in the business combination that may be different from, or in addition to, the interests of our stockholders in general. For a more complete description of these interests, please see “Proposal 1: The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Our initial stockholders, including Osprey Sponsor, our officers and certain of our directors, hold a significant number of shares of our voting stock and warrants. They will lose their entire investment in us if we do not complete an Initial Business Combination.

Osprey Sponsor, our officers and certain of our directors hold all of our 6,875,000 founder shares, representing 20% of the total outstanding shares upon completion of our IPO. The founder shares will be worthless if we do not complete an Initial Business Combination by July 26, 2019. In addition, Osprey Sponsor holds an aggregate of 7,500,000 private placement warrants that will also be worthless if we do not complete an Initial Business Combination by July 26, 2019.

The founder shares are identical to the shares of Class A common stock included in the units, except that (i) the founder shares and the shares of Class A common stock into which the founder shares convert upon an Initial Business Combination are subject to certain transfer restrictions, (ii) Osprey Sponsor and our officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (a) to waive their redemption rights with respect to their founder shares and public shares owned in connection with the completion of an Initial Business Combination and (b) to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete an Initial Business Combination by July 26, 2019 (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete an Initial Business Combination by July 26, 2019) and (iii) the founder shares are automatically convertible into shares of our Class A common stock at the time of an Initial Business Combination, as described herein.

The personal and financial interests of Osprey Sponsor and our officers and directors may have influenced their motivation in identifying and selecting the Royal Entities, completing the business combination with the Royal Entities and influencing the operation of Osprey following the business combination.

The unaudited pro forma condensed consolidated combined financial information included in this proxy statement may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma condensed consolidated combined financial information for Osprey following the business combination in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the business combination been completed on the dates indicated. See “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of Osprey.”

The prospective financial information for the Royal Entities is based on various assumptions that may not prove to be correct.

The unaudited prospective financial information of the Royal Entities set forth in the section entitled “Proposal No. 1—The Business Combination Proposal—Unaudited Prospective Financial Information” were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. In the view of the Royal Entities’ management, the prospective information was prepared on a reasonable basis, reflected the best currently available estimates and judgments of the Royal Entities, as applicable, and presented, to the best of their knowledge and belief, the expected course of action and the expected future financial performance of the Royal Entities. However, the prospective information is not fact. Further, prospective financial information does not reflect any impact of the proposed transaction and have not been updated since the date of preparation.

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None of Osprey’s or the Royal Entities’ independent auditors, nor any other independent auditors, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for the information. The unaudited prospective financial information was prepared solely for internal use to assist in the evaluation of the business combination. Such information is inherently subjective in nature, though considered reasonable by the management of the Royal Entities as of the date such information was prepared, and are susceptible to interpretation and, accordingly, contemplated results may not be achieved. While presented with numerical specificity, the unaudited prospective financial information reflects numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of the Royal Entities, all of which are difficult to predict and many of which are beyond the preparing parties’ control. Accordingly, there can be no assurance that the assumptions made in preparing any particular information will prove accurate. There will be differences between actual and prospective results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time over which these assumptions apply. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, the Osprey stockholders are cautioned not to place undue reliance on the unaudited prospective financial information and the inclusion of the unaudited prospective financial information in this proxy statement should not be regarded as a representation by any person that the results contained therein will be achieved.

The parties to the Contribution Agreement may waive one or more of the conditions to the business combination.

The parties to the Contribution Agreement may agree to waive, in whole or in part, one or more of the conditions to their respective obligations to complete the business combination, to the extent permitted by our Charter, bylaws and applicable laws. For example, it is a condition to Osprey’s obligation to close the business combination that there be no breach of the Royal Entities’ representations and warranties as of the closing date that would reasonably be expected to have a Material Adverse Effect (as defined in the Contribution Agreement). However, if our board of directors determines that any such breach is not material to the business of the Royal Entities, then the board may elect to waive that condition and close the business combination. It is a condition to Royal’s obligation to close the business combination that the cash consideration paid to the Contributors is at least $355 million in the aggregate. If Royal waives this condition and accepts less cash, it will receive more Osprey Opco common units (and an equivalent number of Class C common stock) valued at $10.00 per unit. The parties will not waive the condition that the Osprey stockholders approve the business combination.

If we are unable to complete an Initial Business Combination on or prior to July 26, 2019, our public stockholders may receive only approximately $10.06 per share on the liquidation of our Trust Account (or less than $10.00 per share in certain circumstances where a third-party brings a claim against us for which Mr. Jonathan Z. Cohen is unable to indemnify), and our warrants will expire worthless.

If we are unable to complete an Initial Business Combination on or prior to July 26, 2019, our public stockholders may receive only approximately $10.06 per share on the liquidation of our Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us for which Mr. Jonathan Z. Cohen is unable to indemnify (as described below)), and our warrants will expire worthless.

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If third parties bring claims against us, the proceeds held in our Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

Our placing of funds in our Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses, including the Royal Entities, or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in our Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against our Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in our Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in our Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against our Trust Account for any reason. Upon redemption of our public shares, if we are unable to complete the Initial Business Combination within the prescribed time frame, or upon the exercise of a redemption right in connection with the business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption.

Accordingly, the per share redemption amount received by public stockholders could be less than the $10.00 per share initially held in our Trust Account, due to claims of such creditors. Mr. Jonathan Z. Cohen has agreed that he will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in our Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in our Trust Account as of the date of the liquidation of our Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to our Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Mr. Jonathan Z. Cohen will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether Mr. Jonathan Z. Cohen has sufficient funds to satisfy his indemnity obligations and, therefore, Mr. Jonathan Z. Cohen may not be able to satisfy those obligations. We have not asked Mr. Jonathan Z. Cohen to reserve for such eventuality.

Our directors may decide not to enforce the indemnification obligations of Mr. Jonathan Z. Cohen, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and Mr. Jonathan Z. Cohen asserts that he is unable to satisfy his obligations or that he has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against Mr. Jonathan Z. Cohen to enforce his indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against Mr. Jonathan Z. Cohen to enforce his indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.

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If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

Even if we consummate the business combination, there is no guarantee that the public warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for our warrants is $11.50 per share of Class A common stock. There is no guarantee that the public warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

We have not registered the shares of Class A common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis and potentially causing such warrants to expire worthless.

We have not registered the shares of Class A common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, we have agreed, as soon as practicable, but in no event later than 15 business days after the closing of the Initial Business Combination, to use our best efforts to file a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the Class A common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in such registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption is available. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of Class A common stock included in the units. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Class A common stock for sale under all applicable state securities laws.

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We may amend the terms of the warrants in a manner that may be adverse to holders with the approval by the holders of at least 65% of the then outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of shares of our Class A common stock purchasable upon exercise of a warrant could be decreased, all without your approval.

Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our Class A common stock purchasable upon exercise of a warrant.

We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force the warrant holders (i) to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants. None of the private placement warrants will be redeemable by us so long as they are held by Osprey Sponsor or its permitted transferees.

Because certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and one-half of one warrant, the units may be worth less than units of other blank check companies.

Certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and one-half of one warrant. Because, pursuant to the warrant agreement, the warrants may only be exercised for a whole number of shares, only a whole warrant may be exercised at any given time. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder. As a result, public warrant holders who did not purchase a number of units or warrants that would convert into a whole share must sell any odd number of warrants in order to obtain full value from the fractional interest that will not be issued. This is different from other companies similar to ours whose units include one share of common stock and one warrant to purchase one whole share. This unit structure may cause our units to be worth less than if it included a warrant to purchase one whole share.

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Warrants will become exercisable for our Class A common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

We issued warrants to purchase 13,750,000 shares of Class A common stock as part of our IPO and concurrent with our IPO, we issued an aggregate of 7,500,000 private placement warrants to Osprey Sponsor. In addition, prior to consummating an Initial Business Combination, nothing prevents us from issuing additional securities in a private placement so long as they do not participate in any manner in the Trust Account or vote as a class with the Class A common stock and Class B common stock on a business combination. Each warrant issued is exercisable to purchase one whole share of Class A common stock at $11.50 per whole share. To the extent such warrants are exercised, additional shares of our Class A common stock will be issued, which will result in dilution to the then existing holders of our Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A common stock.

The private placement warrants are identical to the warrants sold as part of the units issued in our IPO, except that, so long as they are held by Osprey Sponsor or its permitted transferees, (i) they will not be redeemable by us, (ii) they (including the Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by Osprey Sponsor until 30 days after the completion of an Initial Business Combination and (iii) they may be exercised by the holders on a cashless basis.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the business combination, the price of our securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for our securities following the business combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the business combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, NASDAQ or NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on NASDAQ or NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A common stock. After the business combination (and assuming no redemptions by our public stockholders of public shares), Osprey Sponsor will own approximately 8.0% of our Class A common stock (or 8.4%, assuming an illustrative redemption by our public stockholders of 8,599,250 public shares). Pursuant to the terms of a letter agreement entered into at the time of the IPO, the founder shares (which will be converted into shares of Class A common stock at the closing) may not be transferred until the earlier to occur of (i) one year after the closing or (ii) the date on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our public stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing, the shares of Class A common stock into which the founder shares convert will be released from these transfer restrictions.

Additionally, the Contributors will have the ability to redeem or exchange their common units for shares of Class A common stock on a one-to-one basis, provided the ratio of the limited partner’s redeemed common units to the number of common units beneficially held by such limited partner remains equal to that of the Blackstone Funds. If the Contributors redeem or exchange all of their common units for shares of Class A common stock, and assuming no earn-out consideration is paid prior to such time, no public stockholders elect to have their public shares redeemed and we do not otherwise issue shares of Class A common stock, the Contributors will own 46.6% of our Class A common stock.

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In connection with the closing of our IPO, we entered into a registration rights agreement with Osprey Sponsor providing for registration rights to it. In addition, in connection with the closing, we will enter into a registration rights agreement with Royal LP and the Contributors, pursuant to which we will file a registration statement registering the shares of Class A common stock held by them for resale within 30 days following the closing.

If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of our securities prior to the closing may decline. The market values of our securities at the time of the business combination may vary significantly from their prices on the date the Contribution Agreement was executed, the date of this proxy statement, or the date on which our stockholders vote on the business combination.

In addition, following the business combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the business combination, there has not been a public market for the equity securities of the Royal Entities and trading in the shares of our Class A common stock has not been active. Accordingly, the valuation ascribed to the Royal Entities and our Class A common stock in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for our securities develops and continues, the trading price of our securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities following the business combination may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	success of our competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning Osprey or the market in general;

●	operating and stock price performance of other companies that investors deem comparable to Osprey;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving Osprey;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

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●	the volume of shares of our Class A common stock available for public sale;

●	any major change in our board or management;

●	sales of substantial amounts of Class A common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. Trading of stock on a national securities exchange has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to Osprey following the business combination could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Following the business combination, if securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our Class A common stock adversely, the price and trading volume of our Class A common stock could decline.

The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover Osprey following the business combination change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A common stock would likely decline. If any analyst who may cover Osprey following the business combination were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Osprey may be a “controlled company” within the meaning of the listing rules of the stock exchange on which our Class A common stock is listed following the business combination and, as a result, may qualify for exemptions from certain corporate governance requirements. If we rely on such exemptions, you will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Upon closing, the Contributors and Osprey Sponsor will collectively own a majority of our outstanding voting stock. Following the closing, we may be a controlled company within the meaning of the listing rules and standards of the stock exchange on which our Class A common stock is listed. Under the rules of NASDAQ and the NYSE, a company of which more than 50% of the voting power is held by an individual, company or group of persons acting together is a controlled company and may elect not to comply with certain corporate governance requirements applicable to companies whose securities are listed on such exchanges, including the requirements that:

●	a majority of the board of directors consist of independent directors;

●	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to us as long as we remain a controlled company.

Blackstone, Royal and the Contributors will have significant influence over us after the closing.

Upon closing, Blackstone, Royal and the Contributors will beneficially own common stock representing approximately 46.6% of our outstanding voting power (assuming no redemptions of public shares by our public stockholders). As long as Osprey Sponsor and the Contributors own or control a significant percentage of our outstanding voting power, subject to the terms of the Shareholders’ Agreement, they will have the ability to influence certain corporate actions requiring stockholder approval. In certain circumstances, Royal and the Contributors may transfer their equity interests in Osprey and/or Osprey Opco without the consent of the public stockholders or the Osprey board, and the transferee would have significant influence over Osprey.

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In addition, under the Shareholders’ Agreement, Blackstone will be entitled to designate six directors for nomination by the Osprey board for election as directors by the Osprey stockholders, representing a majority of the Osprey board, and will have certain other rights with respect to the Osprey board composition, including consent rights with respect to individuals nominated by the Osprey board for election as independent directors, and Osprey’s governance. See “Proposal No. 1—The Business Combination Proposal—Related Agreements—Shareholders Agreement.”

Provisions in the Second A&R Charter may prevent or delay an acquisition of Osprey following the closing, which could decrease the trading price of our common stock, or otherwise may make it more difficult for certain provisions of the Second A&R Charter to be amended.

The Second A&R Charter contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirers to negotiate with the Osprey board rather than to attempt a hostile takeover following the completion of the business combination. These provisions include:

●	a board of directors that is divided into three classes with staggered terms;

●	the right of our board of directors to issue preferred stock without stockholder approval;

●	restrictions on the right of stockholders to remove directors without cause; and

●	restrictions on the right of stockholders to call special meetings of stockholders.

These provisions apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in our and our stockholders’ best interests.

In addition, the Second A&R Charter will require the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of capital stock of Osprey to amend, repeal or adopt certain provisions of the Second A&R Charter relating to the board of directors, the bylaws, meetings of stockholders, indemnification of officers and directors, waiver of corporate opportunities, exclusive forum, amendments to the Second A&R Charter and Delaware’s business combinations statute. This requirement will make it more difficult for these provisions of the Second A&R Charter, which include the provisions intended to deter coercive takeover practices and inadequate takeover bids, to be amended.

The Second A&R Charter designates the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, any state or the federal court sitting in the State of Delaware with jurisdiction over the matter) as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Osprey’s stockholders following the completion of the business combination, which could limit the ability of Osprey’s stockholders to obtain a favorable judicial forum for disputes with Osprey or with directors, officers or employees of Osprey and may discourage stockholders from bringing such claims.

The Second A&R Charter designates the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, any state or the federal court sitting in the State of Delaware with jurisdiction over the matter) as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Osprey’s stockholders following the completion of the business combination, which could limit the ability of Osprey’s stockholders to obtain a favorable judicial forum for disputes with Osprey or with directors, officers or employees of Osprey and may discourage stockholders from bringing such claims. Alternatively, if a court were to find these provisions of the Second A&R Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Osprey may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition and results of operations.

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Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and NASDAQ (until our Class A common stock and warrants are listed on NYSE, after which we will be subject to NYSE regulations and rules). In particular, we are required to comply with certain SEC, NASDAQ, NYSE and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

The recently passed tax law could adversely affect our business and financial condition.

On December 22, 2017, President Trump signed into law the final version of the tax reform bill commonly known as the “Tax Cuts and Jobs Act,” (the “TCJA”), that significantly amends the Internal Revenue Code of 1986, as amended (the “Code”). The TCJA, among other things, contains significant changes to corporate taxation, including a reduction of the corporate income tax rate, a partial limitation on the deductibility of business interest expense, a limitation of the deduction for net operating loss carryforwards to 80% of current year taxable income, an indefinite net operating loss carryforward, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and the modification or repeal of many business deductions and credits. We continue to examine the impact this legislation may have on our business. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the TCJA is uncertain and our business and financial condition could be adversely affected. The impact of this law on holders of our Class A common stock is also uncertain and could be adverse.

There can be no assurance that our Class A common stock that will be issued in connection with the business combination will be approved for listing on NYSE following the closing, or that we will be able to comply with the continued listing standards of NASDAQ or the NYSE.

Our Class A common stock, public units and public warrants are currently listed on NASDAQ. We intend to apply to list the Class A common stock and warrants on the New York Stock Exchange (“NYSE”). Our continued eligibility for listing, and the approval of the Class A common stock to be issued in connection with the business combination for listing, may depend on, among other things, the number of our shares that are redeemed. If, after the business combination, NASDAQ or NYSE delists our Class A common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

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●	a determination that our Class A common stock is a “penny stock,” which will require brokers trading in our Class A common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A common stock, units and public warrants are currently listed on NASDAQ, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on NASDAQ or NYSE, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following July 26, 2022, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as measured on the last business day of our most recently completed second fiscal quarter, or (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can, therefore, delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Class A common stock less attractive because we will rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.

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Non-U.S. holders may be subject to U.S. federal income tax with respect to gain on disposition of their Class A common stock and warrants.

We believe that we will be a U.S. real property holding corporation (“USRPHC”), following our business combination. As a result, after the business combination is effected, Non-U.S. holders (defined below in the section entitled “Proposal No. 1—The Business Combination Proposal—Certain U.S. Federal Income Tax Considerations”) that own (or are treated as owning under constructive ownership rules) more than a specified amount of our Class A common stock or warrants during a specified time period may be subject to U.S. federal income tax on a sale, exchange, or other disposition of such Class A common stock or warrants and may be required to file a U.S. federal income tax return. If you are a Non-U.S. holder, we urge you to consult your tax advisors regarding the tax consequences of such treatment.

Unlike some other blank check companies, Osprey does not have a specified maximum redemption threshold. The absence of such a redemption threshold will make it easier for us to consummate the business combination even if a substantial number of our stockholders redeem.

Unlike some other blank check companies, Osprey has no specified maximum redemption threshold, except that we will not redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. Some other blank check companies’ structures disallow the consummation of a business combination if the holders of such companies’ public shares elect to redeem or convert more than a specified percentage of the shares sold in such companies’ initial public offering. Because we have no such maximum redemption threshold, we may be able to consummate the business combination even though a substantial number of our public stockholders have redeemed their shares.

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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED
FINANCIAL INFORMATION OF OSPREY

The unaudited pro forma condensed consolidated combined statements of operations of Osprey for the three months ended March 31, 2018 and for the year ended December 31, 2017 combine the historical statements of operations of Osprey and the historical consolidated statements of the contributed operations of Royal pro forma for removal of certain of Royal LP’s subsidiaries, giving effect to the following transactions (the “Transaction”) as if they had been consummated on January 1, 2017, the beginning of the earliest period presented:

●	the acquisition by Osprey from the Contributors of (i) all of the Contributors’ equity interests of the Royal Entities, pursuant to the Contribution Agreement, in exchange for (i) the issuance by Opco at the closing of 40,000,000 common units to the Contributors, (ii) the issuance by Osprey at the closing of 40,000,000 shares of Class C common stock to the Contributors and (iii) an amount of cash equal to $400,000,000 plus the reimbursement of certain of their transaction expenses;

●	the redemption by Osprey of shares of Class A common stock held by public stockholders in connection with the Transaction and the adjustments to the foregoing consideration received by the Contributors as more fully described below; and

●	the conversion of 6,875,000 shares of Class B common stock into 6,875,000 shares of Class A common stock, in connection with the closing.

The unaudited pro forma condensed consolidated combined balance sheet of Osprey as of March 31, 2018 combines the historical condensed balance sheet of Osprey and the historical condensed consolidated balance sheet of Royal and then removes certain of Royal LP’s subsidiaries, as well as certain of Royal’s assets and liabilities, not being contributed in the Transactions, as if they had been consummated on March 31, 2018.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed consolidated combined financial statements to give pro forma effect to events that are: (i) directly attributable to the Transaction; (ii) factually supportable; and (iii) with respect to the statement of operations, expected to have a continuing impact on Osprey’s results following the completion of the Transaction.

The unaudited pro forma condensed consolidated combined financial statements have been developed from and should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma condensed consolidated combined financial statements;

●	the (i) historical audited financial statements of Osprey as of and for the year ended December 31, 2017 and (ii) historical condensed unaudited financial statements of Osprey as of and for the three months ended March 31, 2018, included elsewhere in this proxy statement;

●	the (i) historical audited consolidated financial statements of Royal as of and for the year ended December 31, 2017 and (ii) historical condensed consolidated unaudited financial statements of Royal as of and for the three months ended March 31, 2018, included elsewhere in this proxy statement; and

●	other information relating to Osprey and Royal contained in this proxy statement.

Pursuant to the Charter, public stockholders are being offered the opportunity to redeem, upon the closing, shares of Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing) in the Trust Account. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of March 31, 2018 of approximately $276.6 million, the estimated per share redemption price would have been approximately $10.06.

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The unaudited pro forma condensed consolidated combined financial statements presents two redemption scenarios as follows:

●	Assuming No Redemption: This scenario assumes that no shares of Class A common stock are redeemed; and

●

Assuming Illustrative Redemption: This scenario assumes for illustrative purposes that (i) 8,599,250 shares of Class A common stock are redeemed, resulting in an aggregate payment of approximately $86.5 million from the Trust Account, which is the maximum amount of allowable redemptions whereby Osprey believes it will be able to satisfy the closing conditions set forth in the Contribution Agreement, including the condition that the cash consideration available to be paid to the Contributors is at least $355 million in the aggregate and the condition that Osprey shall have complied in all material respects with its covenants under the Contribution Agreement, including the restriction on Osprey’s ability to incur debt financing proceeds in excess of $75 million without Royal’s prior consent, and (ii) as a result of this redemption the balance of the cash and equity consideration received by the Contributors at the closing are adjusted in accordance with the terms of the Contribution Agreement so that the Contributors receive at the closing (x) 44,500,000 common units, (y) 44,500,000 shares of Class C common stock and (z) an amount of cash equal to $355,000,000 plus the reimbursement of certain of their transaction expenses, and (iii) certain other adjustments described more fully below.

The unaudited pro forma condensed consolidated combined financial statements have been prepared as follows:

(i)	the acquisition of the Royal Entities under the Contribution Agreement has been accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Osprey will be treated as the acquired company and Royal will be treated as the acquirer for financial reporting purposes.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed consolidated combined financial statements are described in the accompanying notes. The unaudited pro forma condensed consolidated combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Transaction and the other related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed consolidated combined financial statements do not purport to project the future operating results or financial position of Osprey following the completion of the Transaction and the other related transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed consolidated combined financial statements and are subject to change as additional information becomes available and analyses are performed.

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Unaudited Pro Forma Condensed Balance Sheet
March 31, 2018
(in thousands)

	Osprey (A)	Royal Historical (B)	Adjustment for Royal Entities not Contributed (C)	Pro Forma Contributed Royal Entities (C)	Pro Forma Adjustments		Pro Forma Combined (Assuming No Redemption)	Redemption Adjustment		Pro Forma Combined (Assuming Illustrative Redemption)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,036	$14,894	$(8,763)	$6,132	$(6,132)	(D)	$1,036	$–	(V)	$1,036
Prepaid expenses	159	1,184	(1,184)	–	–		159	–		159
Accounts receivable	–	14,251	(1,084)	13,166	–		13,166	–		13,166
Current hedge receivable	–	3	–	3	(3)	(J)	–	–		–
Total current assets	1,195	30,332	(11,031)	19,301	(6,135)		14,362	–		14,362

Marketable securities held in Trust Account	276,728	–	–	–	(276,728)	(F)	–	–		–
Derivative asset	–	10	–	10	(10)	(J)	–	–		–
Deferred tax asset	–	–	–	–	67,700	(W)	67,700	(9,900)	(W)	57,800
Royalty and working interests in oil and natural gas properties	–	242,579	(21,732)	220,848	–		220,848	–		220,848
TOTAL ASSETS	$277,923	$272,921	$(32,763)	$240,159	$(215,173)		$302,910	$(9,900)		$293,010

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long–term hedge liability	$–	$104	$–	$104	$(104)	(J)	$–	$–		$–
Accounts payable and accrued liabilities	90	5,883	(5,660)	223	–		313	–		313
Accrued expenses – to partners	–	347	–	347	(347)	(K)	–	–		–
Income taxes payable	350	–	–	–	–		350	–		350
Intercompany Payable	–	–	2,566	2,566	(2,566)	(K)	–	–		–
Total current liabilities	440	6,334	(3,094)	3,240	(3,017)		663	–		663

LONG-TERM LIABILITIES:
Asset retirement obligation	–	184	(184)	–			–	–		–
Long-term debt, net	–	30,867	(979)	29,888	1,234	(M)(N) (O)	31,122	41,528	(O)	72,650
Deferred underwriting fees	9,625	–	–	–	(9,625)	(H)	–	–		–
Total long-term liabilities	9,625	31,051	(1,163)	29,888	(8,391)		31,122	41,528		72,650

Commitments and Contingencies

Common stock subject to redemption	262,858	–	–	–	(262,858)	(P)	–	–		–

SHAREHOLDER’S EQUITY:
Partner’s Capital	–	235,536	(28,505)	207,031	(207,031)	(Q)	–	–		–
Class A common stock	–	–	–	–	5	(R)	5	–		5
Class B common stock	1	–	–	–	(1)	(R)	–	–		–
Additional Paid-in Capital	4,019	–	–	–	149,614	(S)	153,634	(23,436)	(S)	130,198
Retained earnings (accumulated deficit)	980	–	–	–	(6,842)	(X)	(5,862)	–		(5,862)
Non-controlling interest	–	–	–	–	123,348	(L)	123,348	(27,992)	(L)	95,356
TOTAL LIABILITIES & EQUITY	$277,923	$272,921	$(32,762)	$240,159	$(215,173)		$302,910	$(9,900)		$293,010

See notes to pro forma financial statements.

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Unaudited Pro Forma Condensed Statement of Operations
For the Three Months Ended March 31, 2018
(in thousands)

	Osprey (A)	Royal Historical (B)	Adjustment for Royal Entities not Contributed (C)	Pro Forma Contributed Royal Entities (C)	Pro Forma Adjustments		Pro Forma Combined (Assuming No Redemption)	Redemption Adjustment		Pro Forma Combined (Assuming Illustrative Redemption)
REVENUES:
Oil and gas sales	$–	$22,838	$(3,633)	$19,205	$–		$19,205	$–		$19,205
Realized gain on hedging activities	–	3	–	3	(3)	(E)	–	–		–
Unrealized (loss) gain on hedging activities	–	(94)	–	(94)	94	(E)	–	–		–
Total revenues	–	22,747	(3,633)	19,114	91		19,205	–		19,205
COSTS AND EXPENSES:
Production and ad valorem taxes	–	1,238	(245)	993	–		993	–		993
Lease operating expense	–	186	(186)	–	–		–	–		–
Marketing and transportation	–	631	(195)	436	–		436	–		436
Amortization of royalty and working interests in oil and natural gas properties	–	4,795	(727)	4,068	–		4,068	–		4,068
General, administrative and other	175	2,619	(1,218)	1,401	–		1,576	–		1,576
Total costs and expenses	175	9,469	(2,571)	6,898	–		7,073	–		7,073
OTHER INCOME AND (EXPENSE):
Gain on sale of assets	–	41,274	(41,274)	–	–		–	–		–
Other income	–	–	–	–	–		–	–		–
Unrealized loss on marketable securities	(100)	–	–	–	100	(G)	–	–		–
Interest income	940	–	–	–	(940)	(G)	–	–		–
Interest expense	–	(638)	15	(623)	(29)	(D)	(653)	(664)	(D)	(1,316)
Total other income (expense)	840	40,636	(41,259)	(623)	(869)		(653)	(664)		(1,316)
Income before provision for income taxes	665	53,914	(42,322)	11,592	(778)		11,479	(664)		10,815
Provision for income taxes	(207)	–	–	–	(1,265)	(F)	(1,472)	66	(F)	(1,405)
NET INCOME	458	53,914	(42,322)	11,592	(2,043)		10,007	(598)		9,409
Net income attributable to non-controlling interest	–	(48)	7	(41)	(4,621)	(H)	(4,661)	(459)	(H)	(5,122)
Net income attributable to class A shareholders	$458	$53,866	$(42,315)	$11,551	$(6,664)		$5,345	$(1,057)		$4,288
Weighted average shares outstanding, basic	8,234,246				37,620,754		45,855,000	(8,599,250)		37,255,750
Basic net income per shares attributable to class A shareholders	$0.01						$0.12			$0.12
Weighted average shares outstanding, diluted	8,234,246				77,620,754		85,855,000	(4,099,250)		81,755,750
Diluted net income per shares attributable to class A shareholders	$0.01						$0.10			$0.12

See notes to pro forma financial statements.

69

Unaudited Pro Forma Condensed Statements of Operations
For the Year Ended December 31, 2017
(in thousands)

	Osprey (A)	Royal Historical (B)	Adjustment for Royal Entities not Contributed (C)	Pro Forma Contributed Royal Entities (C)	Pro Forma Adjustments		Pro Forma Combined (Assuming No Redemption)	Redemption Adjustment		Pro Forma Combined (Assuming Illustrative Redemption)
REVENUES:
Oil and gas sales	$–	$104,321	$(42,956)	$61,365	$–		$61,365	$–		$61,365
Realized gain on hedging activities	–	751	(360)	391	(391)	(D)	–	–		–
Unrealized (loss) gain on hedging activities	–	1,040	(499)	541	(541)	(D)	–	–		–
Total revenues	–	106,112	(43,816)	62,296	(931)		61,365	–		61,365
COSTS AND EXPENSES:
Production and ad valorem taxes	–	5,980	(2,714)	3,266	–		3,266	–		3,266
Lease operating expense	–	674	(674)	–	–		–	–		–
Marketing and transportation	–	6,926	(3,799)	3,127	–		3,127	–		3,127
Amortization of royalty and working interests in oil and natural gas properties	–	37,085	(19,189)	17,896	–		17,896	–		17,896
General, administrative and other	378	8,450	(2,432)	6,018	–		6,396	–		6,396
Total costs and expenses	378	59,115	(28,807)	30,308	–		30,686	–		30,686
OTHER INCOME AND (EXPENSE):
Gain on sale of assets	–	31,441	(31,441)	–	–		–	–		–
Other income	–	34	26	60	–		60	–		60
Unrealized loss on marketable securities	(194)	–	–	–	194	(G)	–	–		–
Interest income	1,465	–	–	–	(1,465)	(G)	–	–		–
Interest expense	–	(2,799)	1,354	(1,445)	(637)	(E)	(2,082)	(2,000)	(E)	(4,082)
Total other income (expense)	1,271	28,676	(30,061)	(1,385)	(1,908)		(2,022)	(2,000)		(4,022)
Income before provision for income taxes	893	75,673	(45,069)	30,604	(2,840)		28,658	(2,000)		26,658
Provision for income taxes	(370)	–	–	–	(5,301)	(F)	(5,671)	326	(F)	(5,346)
NET INCOME	523	75,673	(45,069)	30,604	(7,210)		23,918	(1,674)		22,243
Net income attributable to non-controlling interest	–	(155)	21	(134)	(11,009)	(H)	(11,149)	(994)	(H)	(12,107)
Net income attributable to class A shareholders.	$523	$75,518	$(45,048)	$30,470	$(18,219)		$12,774	$(2,668)		$10,136
Weighted average shares outstanding, basic	7,069,719				38,785,281		45,855,000	(8,552,500)		37,302,500
Basic net income per shares attributable to class A shareholders	$(0.08)						$0.28			$0.27
Weighted average shares outstanding, diluted	7,069,719				78,785,281		85,855,000	(4,052,500)		81,802,500
Diluted net income per shares attributable to class A shareholders	$(0.08)						$0.22			$0.27

See notes to pro forma financial statements.

70

NOTES TO OSPREY ENERGY ACQUISITION CORP.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

Overview

The pro forma adjustments have been prepared as if the Transaction had been consummated on January 1, 2017, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed consolidated combined statements of operations and on March 31, 2018 in the case of the unaudited pro forma condensed consolidated combined balance sheet.

The unaudited pro forma condensed consolidated combined financial statements have been prepared assuming the following methods of accounting in accordance with GAAP.

The acquisition will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Osprey will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Royal being the largest single individual or group of owners, Royal having the largest minority voting interest, Royal operations comprising the ongoing operations of the combined entity, and Royal comprising a majority of the governing body of the combined entity. Accordingly, for accounting purposes, the acquisition will be treated as the equivalent of Royal issuing stock for the net assets of Osprey, accompanied by a recapitalization. The net assets of Osprey will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the acquisition will be those of Royal.

The unaudited pro forma condensed consolidated combined financial statements should be read in conjunction with (i) Osprey’s historical audited financial statements and related notes for the period from the year ended December 31, 2017 and the historical unaudited condensed financial statements as of and for the three months ended March 31, 2018, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Osprey,” included elsewhere in this proxy statement and (ii) Royal historical audited consolidated financial statements and related notes for the year ended December 31, 2017 and the historical unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2018, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Royal,” included elsewhere in this proxy statement.

The pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement and are subject to change as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed consolidated combined financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Transaction that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing the Transaction and the other related transactions are not included in the unaudited pro forma condensed consolidated combined statements of operations. However, the impact of such transaction expenses is reflected in the unaudited pro forma condensed consolidated combined balance sheet as a decrease to retained earnings and a decrease to cash.

2.	Adjustments and Assumptions to the Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet as of March 31, 2018

The unaudited pro forma condensed consolidated combined balance sheet as of March 31, 2018 reflects the following adjustments assuming the Transaction occurred on March 31, 2018.

A.	Represents the Osprey unaudited historical condensed balance sheet as of March 31, 2018.

B.	Represents the Royal unaudited historical condensed consolidated balance sheet as of March 31, 2018.

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C.	Represents the pro forma adjustments to the Royal unaudited historical condensed consolidated balance sheet as of March 31, 2018 to reflect only the Royal Entities being contributed pursuant to the Contribution Agreement, and not any of Royal’s other subsidiaries.

D.	Represents the pro forma adjustments to the Royal cash balance to reflect the following:

Royal cash balance	$(6,132)	E
Investments held in Trust Account	276,728	F
Funds from PIPE investment	114,800	G
Estimated transaction costs	(25,000)	H
New debt balance	33,472	O
Cash payment to Royal	(400,000)	I
	$(6,132)	D

E.	Represents the adjustment to eliminate Royal cash and intercompany balances in connection with the closing as the Contribution Agreement allows for the distribution of the cash of the contributed Royal Entities prior to the closing.

F.	Represents the adjustment related to the reclassification of the $276.7 million of investments held in the Trust Account in the form of investments to cash and cash equivalents to reflect the fact that these investments are available for use in connection with the Transaction.

G.	Represents the net proceeds of $114.8 million from the private placement of 11,480,000 shares of Class A common stock at $10.00 per share pursuant to the Private Placement.

H.

Represents preliminary estimated transaction costs totaling $25.0 million (inclusive of $9.6 million of deferred underwriting compensation and $2.4 million debt finance costs related to new debt financing upon completion of the Transaction) for advisory, banking, legal and accounting fees that are not able to be capitalized as part of the Transaction (except for debt finance costs netted against long-term debt). The unaudited pro forma condensed combined consolidated balance sheet reflects these costs as a reduction of cash with a corresponding decrease to long-term debt and decrease in deferred underwriting fees and retained earnings. These costs (except for debt finance cost amortization) are not included in the unaudited pro forma condensed combined consolidated statement of operations as they are directly related to the Transaction and will be nonrecurring.

I.	Represents cash consideration paid to the Contributors pursuant to the terms of the Contribution Agreement of $400.0 million assuming no redemptions and $355.0 million assuming illustrative redemptions.

J.	Represents the elimination of the Royal derivative contracts not contributed as the Contribution Agreement calls for them to be settled in connection with the closing.

K.	Represents the elimination of Royal intercompany and related party balances not contributed in connection with the closing.

L.	Represents pro forma adjustments to the non-controlling interest portion of net assets for the period ended March 31, 2018 to reflect the following:

Assuming no redemption:
Non-controlling interest recapitalization adjustment	$130,511
Non-controlling interests retained earnings adjustment	(7,163)
	$123,348	L
Assuming illustrative redemption:
Non-controlling interest recapitalization adjustment	$(27,992)	L

The non-controlling interest represents the Contributors ownership of Opco at closing. The non-controlling interest in the no redemption scenario is 46.6% and the non-controlling interest in the illustrative redemption scenario is 54.4%.

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M.	Represents pro forma adjustments to debt to reflect the following:

Existing Royal debt balance	$(29,888)	N
New debt balance	33,472	O
Debt finance costs	(2,350)	O
	$1,234	M

N.	Represents the elimination of the $29.9 million Royal debt balance not contributed in connection with the closing pursuant to the terms Contribution Agreement.

O.	Represents the new Debt Financing proceeds that will be incurred, to facilitate closing and the payment of the cash consideration to the Contributors and transaction expenses, of $33.4 million assuming no redemptions and $75.0 million assuming illustrative redemptions.

P.	Represents all shares converted to common stock at closing assuming no redemptions and 8,599,250 shares of Class A common stock redeemed by Osprey assuming illustrative redemptions.

Q.	Represents pro forma adjustments to Partners’ Capital to reflect the following:

Royal cash balance	$(6,132)	E
Elimination of Royal derivative contracts not contributed	91	J
Existing Royal debt balance	29,888	N
Repayment of intercompany balances	2,566	K
Repayment of accrued expenses to partners	347	K
Transfer remaining partners’ capital to APIC	(233,791)	U
	$(207,031)	Q

R.	Represents the recapitalization of common shares between common stock and additional paid in capital.

S.	Represents pro forma adjustments to additional paid in capital to reflect the following:

Assuming no redemption:
Transfer of common stock	$262,858	P
Funds from PIPE investment	114,800	G
Cash payment to Royal	(400,000)	I
Transfer remaining partners’ capital to APIC	233,791	U
Elimination of Osprey retained earnings	980	T
Recapitalization of common shares	(4)	R
Deferred tax asset	67,700	W
Non-controlling interest recapitalization adjustment	(130,511)	L
	$149,614	S
Assuming illustrative redemption:
Adjustment to cash payment to Royal	$45,000	I
Adjustment to deferred tax asset	(9,900)	W
Assumed redemption of common stock	(86,528)	P
Non-controlling interest recapitalization adjustment	27,992	L
	$(23,436)	S

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T.	Represents pro forma adjustments to record the elimination of Osprey retained earnings of the accounting acquiree.

U.	Represents pro forma adjustments to reflect the reclassification of partners’ capital to additional paid in capital.

V.	Represents pro forma adjustments to cash to reflect the following:

Increase in debt	$41,528	O
Reduction in cash payment to Royal	45,000	I
Shares redeemed at closing	(86,528)	P
	$-	V

W.	Represents a deferred income tax asset associated with the basis difference of oil and natural gas properties. An estimated combined federal and state income tax rate of 21.9% was used in calculating the deferred tax asset.

X.	Represents pro forma adjustments to retained earnings to reflect the following:

Transaction costs, net of deferred underwriting fees and debt financing costs	$(13,025)	H
Non-controlling interests retained earnings adjustment	7,163	L
Elimination of Osprey retained Earnings	(980)	T
	$(6,842)	X

3.	Adjustments and Assumptions to the Unaudited Pro Forma Condensed Consolidated Combined Statement of Operations for the Three Months Ended March 31, 2018

The unaudited pro forma condensed consolidated combined statement of operations for the three months ended March 31, 2018 reflects the following adjustments assuming the Transaction occurred on January 1, 2017:

A.	Represents the Osprey unaudited historical condensed statement of operations for the three months ended March 31, 2018.

B.	Represents the Royal unaudited historical condensed statement of operations for the three months ended March 31, 2018.

C.	Represents the pro forma adjustments to the Royal unaudited historical condensed consolidated balance sheet as of March 31, 2018 to reflect only the Royal entities being contributed pursuant to the Contribution Agreement.

D.	Represents pro forma adjustments to record an adjustment to interest expense to remove Royal interest and add interest on the Revolving Credit Facility. The interest rate assumed for Osprey is consistent with the historical interest rate on the Royal credit facility.

E.	Represents pro forma adjustments to reflect the exclusion of hedges not contributed as the Contribution Agreement calls for them to be settled in connection with the closing.

F.	To record normalized blended statutory income taxes at the corporate rate of 21.9% for pro forma financial presentation purposes, being a combination of a 21% federal tax rate and a 0.90% incremental state tax rate. The expense is adjusted for the non-taxable income attributable to the non-controlling interests.

G.	Represents pro forma adjustments to record the elimination of interest income and unrealized losses held in the Trust Account.

H.	Represents pro forma adjustments to reflect the elimination of non-controlling interest. The non-controlling interest represents the Contributors ownership of Opco at closing. The non-controlling interest in the no redemption scenario is 46.6% and the non-controlling interest in the illustrative redemption scenario is 54.4%.

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4.	Adjustments and Assumptions to the Unaudited Pro Forma Condensed Consolidated Combined Statement of Operations for the Year Ended December 31, 2017

The unaudited pro forma condensed consolidated combined statement of operations for the year ended December 31, 2017 reflects the following adjustments assuming the Transaction occurred on January 1, 2017:

A.	Represents the Osprey historical condensed statement of operation for the year ended December 31, 2017.

B.	Represents the Royal historical condensed statement of operation for the year ended December 31, 2017.

C.	Represents the pro forma adjustments to the Royal unaudited historical condensed statement of operations for the year ended December 31, 2017 to reflect only the Royal entities being contributed pursuant to the Contribution Agreement.

D.	Represents pro forma adjustments to reflect the exclusion of hedges not contributed as the Contribution Agreement calls for them to be settled in connection with the closing.

E.	Represents pro forma adjustments to record an adjustment to interest expense to remove Royal interest and add interest on the Revolving Credit Facility. The interest rate assumed for Osprey is consistent with the historical interest rate on the Royal credit facility.

F.	To record normalized blended statutory income taxes at the corporate rate of 35.75% for pro forma financial presentation purposes, being a combination of a 35% assumed federal tax rate and an incremental 0.75% for state taxes. The expense is adjusted for the non-taxable income attributable to the non-controlling interests.

G.	Represents pro forma adjustments to record the elimination of interest income and unrealized losses held in the Trust Account.

H.	Represents pro forma adjustments to reflect the elimination of non-controlling interest. The non-controlling interest represents the Contributors ownership of Opco at closing. The non-controlling interest in the no redemption scenario is 46.6% and the non-controlling interest in the illustrative redemption scenario is 54.4%.

5.	Pro Forma Earnings Per Share

The table below reflects the adjustments to basic and fully diluted net income per common share for the effect of the Transactions had such transactions occurred on January 1, 2017, in both the No Redemption Scenario and the Illustrative Redemption Scenario for the year ended December 31, 2017. The computation of diluted income per share excludes the effect of warrants to purchase 21,250,000 shares of common stock because we cannot be sure that the stock price will exceed the exercise price for pro forma purposes. The diluted EPS in the Illustrative Redemption Scenario is the same as the basic EPS as the impact of the conversion of Class C shares to Class A shares is anti-dilutive.

	Pro Forma (Assuming No Redemption)	Pro Forma Combined (Assuming Illustrative Redemption)
	(in thousands except share and per share information)
Basic EPS
Numerator:
Net Income Attributable to Class A shareholders	$12,774	$10,136

Denominator:
Osprey Founder shares	6,875,000	6,875,000
Osprey Public shares	27,500,000	18,947,500
PIPE Investment	11,480,000	11,480,000

Basic Weighted Average Shares Outstanding	45,855,000	37,302,500

Basic EPS Attributable to Shareholders	$0.28	$0.27

Diluted EPS
Numerator:
Net Income Attributable to Class A shareholders	$12,774
Effect of conversion of Class C shares to Class A shares	6,519
Diluted Net Income Attributable to Class A shareholders	$19,293

Denominator:
Osprey Founder shares	6,875,000
Osprey Public shares	27,500,000
PIPE Investment	11,480,000
Conversion of Class C shares to Class A shares	40,000,000

Diluted Weighted Average Shares Outstanding	85,855,000

Diluted EPS Attributable to Shareholders	$0.22

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The table below reflects the adjustments to basic and fully diluted net income per common share for the effect of the Transactions had such transactions occurred on January 1, 2017, in both the No Redemption Scenario and the Illustrative Redemption Scenario for three months ended March 31, 2018. The computation of diluted income per share excludes the effect of warrants to purchase 21,250,000 shares of common stock because we cannot be sure that the stock price will exceed the exercise price for pro forma purposes.

	Pro Forma (Assuming No Redemption)	Pro Forma Combined (Assuming Illustrative Redemption)
	(in thousands except share and per share information)
Basic EPS
Numerator:
Net Income Attributable to Class A shareholders	$5,345	$4,288

Denominator:
Osprey Founder shares	6,875,000	6,875,000
Osprey Public shares	27,500,000	18,900,750
PIPE Investment	11,480,000	11,480,000

Basic Weighted Average Shares Outstanding	45,855,000	37,255,750

Basic EPS Attributable to Shareholders	$0.12	$0.12

Diluted EPS
Numerator:
Net Income Attributable to Class A shareholders	$5,345	$4,288
Effect of conversion of Class C shares to Class A shares	3,559	5,201
Diluted Net Income Attributable to Class A shareholders	$8,904	$9,489

Denominator:
Osprey Founder shares	6,875,000	6,875,000
Osprey Public shares	27,500,000	18,900,750
PIPE Investment	11,480,000	11,480,000
Conversion of Class C shares to Class A shares	40,000,000	44,500,000

Diluted Weighted Average Shares Outstanding	85,855,000	81,755,750

Diluted EPS Attributable to Shareholders	$0.10	$0.12

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COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical equity ownership information for Osprey and the Royal Entities and unaudited pro forma condensed consolidated combined per share ownership information of Osprey after giving effect to the business combination, assuming two redemption scenarios as follows:

●	Assuming No Redemptions: This scenario assumes that no shares of Class A common stock are redeemed from the public stockholders.

●	Assuming Illustrative Redemption: This scenario assumes for illustrative purposes that (i) 8,599,250 shares of Class A common stock are redeemed, resulting in an aggregate payment of approximately $86.5 million from the Trust Account, which is the maximum amount of allowable redemptions whereby Osprey believes it will be able to satisfy the closing conditions set forth in the Contribution Agreement, including the condition that the cash consideration available to be paid to the Contributors is at least $355 million in the aggregate and the condition that Osprey shall have complied in all material respects with its covenants under the Contribution Agreement, including the restriction on Osprey’s ability to incur debt financing proceeds in excess of $75 million without Royal’s prior consent, and (ii) as a result of this redemption the balance of the cash and equity consideration received by the Contributors at the closing are adjusted in accordance with the terms of the Contribution Agreement so that the Contributors receive at the closing (x) 44,500,000 common units, (y) 44,500,000 shares of Class C common stock and (z) an amount of cash equal to $355,000,000 plus the reimbursement of certain of their transaction expenses, and (iii) certain other adjustments more fully described in the section entitled “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of Osprey.”

The pro forma book value, net income (loss) and cash dividends per share information reflects the business combination as if it had occurred on March 31, 2018 and reflects pro forma income (loss) as if it had occurred on January 1, 2017.

The historical information should be read in conjunction with the sections entitled “Selected Historical Financial Information of Osprey” and “Selected Historical Financial Information of Royal,” as well as the historical consolidated and combined financial statements of Osprey and the Royal Entities and the related notes thereto included elsewhere in this proxy statement. The unaudited pro forma condensed consolidated combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the business combination had been completed as of the date indicated or will be realized upon the closing.

(in thousands, except per share amounts)	Osprey	Royal Entities		Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Illustrative Redemptions)
Book value per share(1)	$0.61	$	N/A	$3.08	$2.73
Basic net income (loss) per share for the three months ended March 31, 2018	$0.01	$	N/A	$0.12	$0.12
Diluted net income (loss) per share for the three months ended March 31, 2018	$0.01	$	N/A	$0.10	$0.12
Basic net income (loss) per share for the year ended December 31, 2017	$(0.08)	$	N/A	$0.28	$0.27
Diluted net income (loss) per share for the year ended December 31, 2017	$(0.08)		N/A	$0.22	$0.27
Cash dividends per share	$—	$	N/A	$—	$—

(1)	Book value per share = (Total stockholders’ equity)/shares outstanding.

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CAPITALIZATION

The following table sets forth:

●	the capitalization of Osprey on an unaudited, historical basis as of March 31, 2018; and

●	the capitalization of Osprey on a pro forma basis as of March 31, 2018, after giving effect to the business combination and assuming (i) that no shares of Class A common stock are redeemed and (ii) that approximately 8,599,250 shares of Class A common stock are redeemed.

For more information, please refer to the historical financial statements of Osprey and the Royal Entities and the related notes included elsewhere in this proxy statement, as well as the section entitled “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of Osprey.”

	March 31, 2018	Pro Forma
	Historical	Assuming No	Assuming Illustrative
	Osprey	Redemptions	Redemptions
	(in thousands)
Cash and cash equivalents	$1,036	$1,036	$1,036
Investment held in Trust Account	$276,728	$—	$—
Debt:
Deferred underwriting compensation	$9,625	$—	$—
Long-term debt	—	31,122	72,650
Total debt	9,625	31,122	72,650
Class A common stock subject to possible redemptions	262,858	—	—
Stockholders’ equity:
Class A common stock	—	5	5
Class B common stock	1	—	—
Additional paid-in capital	4,019	153,634	130,198
Partners’ capital	—	—	—
Retained earnings	980	(5,862)	(5,862)
Total stockholders’ equity	267,858	147,777	124,341
Non-controlling interests	—	123,348	95,356
Total equity	267,858	271,125	219,697
Total capitalization	$277,483	$302,247	$292,347

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SPECIAL MEETING OF OSPREY STOCKHOLDERS

General

Osprey is furnishing this proxy statement to its stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders to be held on [        ], 2018, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about [        ], 2018. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting will be held at 3:00 p.m., local time, on [        ], 2018, at the Company’s principal executive offices at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Class A common stock or Class B common stock at the close of business on [        ], 2018, which is the record date for the special meeting. You are entitled to one vote for each share of Class A common stock or Class B common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of [        ], 2018, there were 34,375,000 shares of Class A common stock and Class B common stock outstanding in the aggregate, of which 27,500,000 were shares of Class A common stock and 6,875,000 were founder shares held by Osprey Sponsor.

Vote of the Sponsor, Directors and Officers of Osprey

In connection with our IPO, we entered into agreements with each of Osprey Sponsor and our officers and directors pursuant to which each agreed to vote any shares of Class A common stock or Class B common stock owned by them in favor of the Business Combination Proposal.

Osprey Sponsor, directors and officers have waived any redemption rights, including with respect to shares of Class A common stock purchased in our IPO or in the aftermarket, in connection with the business combination. The founder shares held by Osprey Sponsor have no redemption rights upon Osprey’s liquidation, and will be worthless if no business combination is effected by us by July 26, 2019. However, Osprey Sponsor is entitled to redemption rights upon our liquidation with respect to any shares of Class A common stock that it may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Osprey stockholders is necessary to hold a valid meeting. Holders of a majority in voting power of Class A common stock and Class B common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the NASDAQ Proposal, the LTIP Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Class A common stock and Class B common stock represented in person or by proxy and entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of the Charter Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person at the special meeting will not be counted toward the number of shares of Class A common stock and Class B common stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the NASDAQ Proposal, the LTIP Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposal.

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The closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal and the NASDAQ Proposal at the special meeting. The Business Combination Proposal is conditioned on the approval of the Charter Proposal and the NASDAQ Proposal, the Charter Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal and the NASDAQ Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Proposal. The LTIP Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

Recommendation to Osprey Stockholders

After careful consideration, the Osprey board recommends that Osprey stockholders vote “FOR” each Proposal being submitted to a vote of the Osprey stockholders at the special meeting.

For a description of Osprey’s reasons for the approval of the business combination and the recommendation of the Osprey board, see the section entitled “Proposal No. 1—The Business Combination Proposal—Osprey’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Voting Your Shares

Each share of Class A common stock and each share of Class B common stock that you own in your name entitles you to one vote on each of the Proposals. Your one or more proxy cards show the number of shares of Class A common stock and Class B common stock that you own. There are several ways to vote your shares of Class A common stock and Class B common stock:

●	You can vote your shares by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Class A common stock or Class B common stock will be voted as recommended by the Osprey board. The Osprey board recommends voting “FOR” the Proposals.

●	You can attend the special meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you arrive. However, if your shares of Class A common stock or Class B common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Class A common stock or Class B common stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify Osprey’s secretary, in writing, before the special meeting that you have revoked your proxy; or

●	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

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No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called to consider only the approval of the Business Combination Proposal, the Charter Proposal, the NASDAQ Proposal, the LTIP Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Class A common stock or Class B common stock, you may call Morrow Sodali LLC, our proxy solicitor, toll free at (800) 662-5200; banks and brokerage firms, please call collect at (203) 658-9400.

Redemption Rights

Under our Charter, any holders of our Class A common stock may elect that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two (2) business days prior to the closing. If demand is properly made and the business combination is consummated, these shares, immediately prior to the business combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of our IPO (calculated as of two (2) business days prior to the closing, less franchise and income taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of March 31, 2018 of approximately $276.7 million, the estimated per share redemption price would have been approximately $10.06.

In order to exercise your redemption rights, you must:

●	if you hold your shares of Class A common stock through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

●	check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of Class A common stock;

●	prior to 5:00 p.m., Eastern Time, on [ ], 2018 (two (2) business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, to the attention of Mark Zimkind at 1 State Street—30th Floor, New York, New York 10004, or by email at mzimkind@continentalstock.com; and

●	deliver your shares of Class A common stock either physically or electronically through DTC to the transfer agent at least two (2) business days before the special meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Osprey’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Osprey does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your shares of Class A common stock as described above, your shares will not be redeemed.

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Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the business combination. If you delivered your shares for redemption to the transfer agent and decide within the required time frame not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed above.

Holders of outstanding units of Osprey must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Prior to exercising redemption rights, stockholders should verify the market price of our Class A common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Osprey cannot assure you that you will be able to sell your shares of Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Class A common stock will cease to be outstanding immediately prior to the business combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Osprey following the business combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the business combination is not approved and we do not consummate a “business combination” (as defined in the Charter) by July 26, 2019, we will be required to dissolve and liquidate our Trust Account by returning the then-remaining funds in such account to the public stockholders and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to Osprey stockholders in connection with the business combination.

Proxy Solicitation Costs

Osprey is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. Osprey will bear the cost of the solicitation.

Osprey has engaged Morrow Sodali LLC, to assist in the solicitation of proxies for the special meeting. Osprey has agreed to pay Morrow Sodali LLC a fee of $25,000 for its services plus the reimbursement of certain expenses. Osprey will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Class A common stock and Class B common stock for their expenses in forwarding soliciting materials to beneficial owners of Class A common stock and Class B common stock and in obtaining voting instructions from those owners.

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PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve and adopt the Contribution Agreement and the transactions contemplated thereby (the “business combination”). Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Contribution Agreement, a copy of which is attached as Annex A to this proxy statement. Please see the subsection entitled “—The Contribution Agreement” below for additional information and a summary of certain terms of the Contribution Agreement, and are qualified by reference to the actual text of the Contribution Agreement. You are urged to read carefully the Contribution Agreement in its entirety before voting on this proposal.

Because we are holding a special meeting of stockholders to vote on the business combination, we may consummate the business combination only if it is approved by the affirmative vote of the holders of a majority of the shares of our Class A common stock and Class B common stock that are voted at the special meeting, voting as a single class.

The Contribution Agreement

This subsection of the proxy statement describes the material provisions of the Contribution Agreement, but does not purport to describe all of the terms of the Contribution Agreement. The following summary is qualified in its entirety by reference to the complete text of the Contribution Agreement, a copy of which is attached as Annex A hereto. You are urged to read the Contribution Agreement in its entirety because it is the primary legal document that governs the business combination.

The Contribution Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Contribution Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Contribution Agreement. The representations, warranties and covenants in the Contribution Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.

Structure and Consideration

On June 3, 2018, Osprey entered into the Contribution Agreement to acquire from the Contributors all of their partnership interests in the Royal Entities, on the terms and subject to the conditions set forth therein.

Pursuant to the Contribution Agreement, at the closing, Osprey will contribute cash to Osprey Opco in exchange for (a) a number of common units equal to the number of shares of the Class A common stock outstanding as of the closing and (b) a number of Osprey Opco warrants exercisable for common units equal to the number of Osprey warrants outstanding as of the closing. Following the closing, Osprey will control Osprey Opco through Osprey GP.

Pursuant to the Contribution Agreement, at the closing, the Contributors will receive consideration of $800 million plus reimbursement of certain of their transaction expenses. The $800 million consideration will consist of (i) $400 million of cash and (ii) 40 million common units, with each common unit valued at $10.00 per unit. If there is insufficient cash at closing to pay $400 million to the Contributors (as a result of redemptions of Class A common stock or otherwise), then the Contributors will receive less cash, and more common units with each additional common unit valued at $10.00 per unit. The Contributors have a right not to close the Transactions if the cash consideration available to be paid to them is not at least $355 million in the aggregate.

For each common unit received by the Contributors as consideration, Osprey will also issue to the Contributors one share of Class C common stock.

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In addition, Royal LP will be entitled to receive earn-out consideration to be paid in the form of common units (with a corresponding number of shares of Class C common stock) if the 30-day VWAP of the Class A common stock equals or exceeds certain hurdles set forth in the Contribution Agreement, as follows:

●	if the 30-day VWAP of the Class A common stock is $12.50 or more per share at any time within the seven years following the closing, Royal LP will receive:

●	an additional 10 million common units (and an equivalent number of shares of Class C common stock), plus

●	an amount of common units (and an equivalent number of shares of Class C common stock) equal to (x) the amount by which annual cash dividends paid on each share of Class A common stock exceeds $0.50 in each year between the closing and the date the first earn-out is achieved (with any dividends paid in the stub year in which the first earn-out is achieved annualized for purposes of determining what portion of such dividends would have, on an annual basis, exceeded $0.50), multiplied by 10 million, (y) divided by $12.50; and

●	if the 30-day VWAP of the Class A common stock is $15.00 or more per share at any time within the seven years following the closing (which $15.00 threshold will be reduced by the amount by which annual cash dividends paid on each share of Class A common stock exceeds $0.50 in each year between the closing and the date the earn-out is achieved, but not below $12.50), Royal LP will receive an additional 10 million common units (and an equivalent number of Class C common stock).

Each of the foregoing payments of common units (and an equivalent number of Class C common stock) is referred to as an “earn-out payment.” Royal LP will not be entitled to receive a particular earn-out payment on more than one occasion and, if, on a particular date, the 30-day VWAP entitles Royal LP to both earn-out payments (each of which has not been previously paid), Royal LP will be entitled to receive both earn-out payments.

Royal LP will be entitled to the earn-out payments in connection with certain liquidity events of Osprey, including a merger or sale of all or substantially all of the Osprey’s assets, if the consideration paid to holders of Class A common stock in connection with such liquidity event is greater than any of the above-specified 30-day VWAP hurdles.

“30-day VWAP of the Class A common stock” as of a particular date refers to the average of the per share volume-weighted average trading price of the Class A common stock in respect of the trading days that occur during the 30 calendar days ending on the trading date immediately prior to such particular date.

Payoff of Indebtedness

At the closing, each Contributor will deliver (i) evidence in form and substance reasonably acceptable to Osprey that such Contributor has repaid, or caused to be repaid, or will repay, or cause to be repaid, substantially concurrently with the closing, all amounts necessary to discharge fully all indebtedness of the Royal Entities so that the Royal Entities have no indebtedness as of the closing and (ii) executed, acknowledged and recordable releases of all mortgage liens, security interests and financing statements, in each case, securing any indebtedness of the Contributors or their Affiliates that encumber the assets of any of the Royal Entities.

Material Adverse Effect

Under the Contribution Agreement, certain representations and warranties of the parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

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Pursuant to the Contribution Agreement, a “Material Adverse Effect” with respect to the Royal Parties and the Royal Entities means, with respect to any person, any occurrence, condition, change, development, event, or effect that, individually or in the aggregate, (i) has, or would reasonably be expected to have, a materially adverse effect on the business, properties, assets, condition (financial or otherwise) or results of operations of the Royal Entities taken as a whole or (ii) prevents or materially impairs the ability of the Royal Parties or the Royal Entities to consummate the business combination; provided, however, in, the case of clause (i), none of the following, either alone or in combination, will contribute to, or constitute, or be taken into account in determining whether there has been or may be, a Material Adverse Effect: any occurrence, condition, change, development, event or effect to the extent resulting from (a) any change in economic conditions generally, including any change in markets for, or prices of, hydrocarbons, or other commodities or supplies; (b) any change in general regulatory or political conditions, including any acts of war or terrorist activities; (c) any change generally affecting the industry in which the Royal Entities conduct their business; (d) any general change in the financial, banking, credit, securities or capital markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates); (e) any change after the date hereof in any laws (including environmental laws) or GAAP; (f) any effects of weather (including any impact on customer use patterns), geological or meteorological events or other natural disaster; (g) the closing or any actions taken at the express written request or written consent of Osprey; (h) the announcement of the business combination; and (i) any failure by the Royal Entities to meet internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (but not the underlying the events contributing to or causing such failure); provided further, however, that any occurrence, condition, change, development, event or effect referred to in clauses (a), (b), (c), (d), (e) or (f) immediately above will be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such occurrence, condition, change, development, event or effect has a disproportionate effect on the business, assets, financial condition or results of operations of the Royal Entities compared to other participants in the industries in which the Royal Entities conduct their businesses.

Pursuant to the Contribution Agreement, a “Material Adverse Effect” with respect to Osprey means any occurrence, condition, change, development, event, or effect that, individually or in the aggregate, prevents or materially impairs the ability of Osprey to consummate the business combination or the ability of Osprey Opco to own the Royal Entities after the closing.

Conditions to Closing of the Business Combination

Under the Contribution Agreement, the respective obligations of each party to consummate the business combination are subject to the satisfaction at or prior to the closing of the following conditions:

●	the absence of laws or orders restraining, enjoining, otherwise prohibiting or making illegal the closing;

●	the expiration of the waiting period (or extension thereof) under the HSR Act;

●	the representations and warranties of the other party being true and correct, subject to the materiality standards contained in the Contribution Agreement;

●	material compliance by the other party with its covenants;

●	the approval for listing on the NASDAQ or the NYSE of the shares of Class A common stock issuable in connection with the business combination;

●	receipt of required approvals of Osprey’s stockholders in connection with the business combination;

●	the completion of the offer to holders of Class A common stock to have their shares of Class A common stock redeemed upon the closing in accordance with the terms of the Charter and this proxy statement; and

●	the delivery of documents and certificates required to be delivered under the at the closing by the other parties under the Contribution Agreement.

In addition, the obligations of Royal and the Contributors to consummate the business combination is subject to the cash consideration available to be paid to the Contributors at closing as consideration for the contribution being no less than $355 million, in the aggregate.

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Representations and Warranties

The Contribution Agreement contains customary representations and warranties by the parties thereto.

In the Contribution Agreement, the Royal Parties make representations and warranties regarding the Contributors, including relating to: organization; authority; no conflicts, consents and approvals; government approvals; title to interests in the Royal Entities; legal proceedings; brokers; and accredited investor and investment intent. The Royal Parties make customary representations and warranties regarding the Royal Entities, including relating to: organization; no conflicts, consents and approvals; no defaults; government approvals; capitalization and rights to acquire equity; subsidiaries; insurance; legal proceedings; compliance with laws and orders; financial statements; absence of certain changes or events; no undisclosed liabilities; taxes; material contracts; real property; oil and gas matters; permits; environmental matters; employees and benefits; related party transactions; brokers; information supplied; preferential rights and promotes; credit support agreements; and sufficiency of assets.

Osprey makes representations and warranties regarding Osprey, including relating to: organization; authorization; no conflicts, consents and approvals; governmental approvals; capital structure; capitalization of Osprey GP and Osprey Opco; no undisclosed liabilities; SEC documents and controls; legal proceedings; compliance with laws and orders; brokers; Trust Account; information supplied and this proxy statement; absence of certain changes or events; listing; Investment Company Act of 1940 status; accredited investor and investment intent; and opportunity for independent investigation and lockups.

Covenants of the Parties

Covenants of the Royal Parties

In the Contribution Agreement, the Royal Parties agree to certain covenants in the Contribution Agreement, including the following:

●	Subject to limited exceptions, during period between signing and closing (the “interim period”), the Contributors must, and must cause the Royal Entities to, conduct the business and operations of the Royal Entities in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact the present business and operations of the Royal Entities, including its contracts, assets and relations with any person with whom any of the Royal Entities conduct business.

●	Subject to limited exceptions, during the interim period, none of Contributors will the create any lien (other than certain permitted liens or liens that will be released and terminated at or prior to closing) against any of the contributed interests or any assets of the Royal Entities, or sell, transfer, convey or otherwise dispose of any of the contributed interests.

●	Subject to limited exceptions (including as expressly permitted or required by the other terms of the Contribution Agreement), during the interim period, none of the Contributors will, and will cause the Royal Entities not to:

●	amend or propose to amend the organizational documents of any Royal Entity;

●	(a) offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver, any equity interests in any Royal Entity, or (b) amend any of the terms of any securities of any Royal Entity outstanding as of the date of the Contribution Agreement;

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●	(a) split, combine, or reclassify any equity interests in any Royal Entity, (b) except for cash dividends or distributions to the Contributors or their Affiliates prior to the closing, declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding equity interests in any Royal Entity except, with respect to any Royal Entity, tax distributions as may be required by its applicable organizational documents or as may be necessary to satisfy any requirement contained in the organizational documents of its regarded owner, (c) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity interests of any Royal Entity or (d) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Royal Entity;

●	(a) create, incur, guarantee or assume any indebtedness or otherwise become liable or responsible for the obligations of any other person (other than the Royal Entities) that remains outstanding as of the closing; provided, however, that the foregoing will not restrict the incurrence of indebtedness (i) under existing credit facilities, (ii) for extensions, renewals or refinancings of existing indebtedness (including related premiums and expenses), (iii) additional immaterial borrowings or (iv) by a Royal Entity that is owed to any wholly-owned subsidiary of such Royal Entity or by any wholly-owned subsidiary of a Royal Entity that is owed to a Royal Entity or a wholly-owned subsidiary of such Royal Entity; provided, further that any indebtedness incurred under sub-clauses (i), (ii) or (iii) must be repaid by the Contributors at or prior to closing, or (b) create any lien (other than certain permitted liens or liens that will be released and terminated at or prior to closing);

●	sell, or otherwise dispose of any assets;

●	(a) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, or the assets of any other person, other than acquisitions in the ordinary course of the Royal Entities’ business consistent with past practice that do not require the payment of any money by any of the Royal Entities as of or after the closing, (b) form any joint venture or similar arrangement or (c) make any loans, advances or capital contributions to, or investments in, any person;

●	change in any material respect any of the financial accounting principles, practices or methods used by any Royal Entity, except for any change required by reason of a concurrent change in GAAP, law or statutory accounting requirements;

●	(a) make, change or revoke any material tax election; (b) settle or compromise any material tax proceeding; (c) adopt or change any material method of tax accounting or annual tax accounting period; (d) file any material amended tax return; (e) apply for any material tax ruling; or (f) enter into any “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. tax law);

●	enter into, amend in any material respect, terminate or waive any material right under any material contract;

●	(a) establish, adopt, enter into, amend or terminate any collective bargaining agreement or benefit plan, or (b) hire or engage any employee or individual independent contractor;

●	take any action that would or would reasonably be expected to prevent or materially delay the closing and the closing;

●	enter into, amend in any material respect or waive any material right under the terms of any related party transaction;

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●	take any action to delay payment of accounts payable or accelerate payment of any accounts receivable or otherwise materially alter or amend practices with respect to the working capital; or

●	agree or commit to do any of the foregoing.

●	Prior to the closing and in connection with any financing activities (including the debt financing and the equity financing for the business combination), the Royal Parties and the Royal Entities will use their commercially reasonable efforts to provide to Osprey and Osprey Opco, and the Royal Parties and the Royal Entities will use their commercially reasonable efforts to cause their affiliates and representatives, to provide to Osprey and Osprey Opco all cooperation reasonably requested by Osprey and Osprey Opco that is customary in connection with completing any financing activities; provided, however, that no obligation of the Royal Entities under any agreement, certificate, document or instrument will be effective until the closing and none of the Royal Entities or any of their representatives will be required to pay any commitment or other fee or incur any other liability prior to closing in connection with any such financing (other than with respect to expenses to be reimbursed in accordance with this the Contribution Agreement).

●	During the interim period, the Royal Parties will not, and will cause the Royal Entities and any of its or their respective affiliates and any of its and its affiliates’ representatives, not to, take any action, directly or indirectly, to initiate, solicit, facilitate or encourage, participate in any discussions or negotiations with, enter into any contract, or furnish to any other person any information with respect to, any proposal from any person relating to an acquisition of any equity interests in the Royal Entities or all or substantially all of the assets of the Royal Entities.

Covenants of Osprey

In the Contribution Agreement, Osprey agrees to certain covenants, including, among others, the following:

●	Subject to limited exceptions (including as expressly permitted or required by the terms of the Contribution Agreement), during the interim period, Osprey will not, and will cause its subsidiaries not to:

●	amend or propose to amend (a) the organizational documents of Osprey or any of its subsidiaries or (b) the trust agreement or any other agreement related to the Trust Account;

●	(a) offer, issue, sell, grant or deliver any equity interests of Osprey or any of its subsidiaries, (b) amend in any material respect any of the terms of any equity interests of Osprey or any of its subsidiaries outstanding as of the date of the Contribution Agreement, or (c) authorize or propose to offer, issue, sell, grant or deliver, any equity interests in Osprey or any of its subsidiaries;

●	(a) split, combine, or reclassify any equity interests in Osprey, (b) declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding equity interests in Osprey, (c) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity interests in Osprey or (d) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Osprey or any of its subsidiaries;

●	create, incur, guarantee or assume any Indebtedness or otherwise become liable or responsible for the obligations of any other person except for any debt financing for the business combination in an aggregate amount not to exceed $75 million (or such greater amount as consented to or approved in writing by the Contributors in their sole discretion);

●	(a) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, (b) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement, or (c) make any loans, advances or capital contributions to, or investments in, any person;

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●	change in any material respect any of the financial accounting principles, practices or methods used by Osprey, except for any change required by reason of a concurrent change in GAAP, law or statutory accounting requirements;

●	make or allow to be made any reduction in the trust amount, other than as permitted by Osprey’s organizational documents;

●	enter into, amend, or modify any transaction or contract with Osprey Sponsor or any of its affiliates;

●	take any action that would or would reasonably be expected to prevent or materially delay the closing and the closing; or

●	authorize, agree or commit to do any of the foregoing.

●	Osprey will take, in accordance with applicable law, NASDAQ rules and Osprey’s organizational documents, all action necessary to call, hold and convene the Osprey special meeting as promptly as practicable after the filing of this proxy statement in definitive form with the SEC. Osprey’s board will recommend that Osprey’s stockholders approve the proposals set forth in this proxy statement (the “Osprey board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining the required approvals of Osprey’s stockholders in connection with the business combination, the Osprey’s board may withdraw, modify or qualify in any manner the Osprey board Recommendation (any such action a “Change in Recommendation”) if the Osprey board has concluded in good faith, after consultation with its outside legal advisors and financial advisors, that a failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Osprey board will not be entitled to exercise its rights to make a Change in Recommendation pursuant to this sentence unless (i) such Change in Recommendation is based upon a material event, development, circumstance, occurrence or change in circumstances or facts that was not known to (or, if known, the material consequences of which (or the magnitude of which) was not known to) the Osprey board on the date of the Contribution Agreement and did not result from a breach of the Contribution Agreement by Osprey, and does not relate to an alternative business combination and (ii) Osprey has provided to the Contributors three business days’ prior written notice advising the Contributor that the Osprey board intends to take such action and specifying the reasons therefor in reasonable detail.

●	During the interim period, Osprey will not, and will cause its affiliates and their respective representatives not to, take any action, directly or indirectly, to initiate, solicit, facilitate or encourage, participate in any discussions or negotiations with, enter into any contract (including any letter of intent or confidentiality agreement), or furnish to any other person any information with respect to, any proposal from any person relating to an alternative business combination involving Osprey.

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Mutual Covenants

Each party agrees to certain mutual covenants in the Contribution Agreement, including, among others, the following:

●	Each party to the Contribution Agreement will, and will use reasonable best efforts to cause its respective representatives to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective the business combination as soon as practicable, including (i) filing any notification and report forms required for the closing under the HSR Act; and (ii) using reasonable best efforts to cause any applicable waiting period under the HSR Act with respect to the business combination to expire or terminate at the earliest time that is reasonably practicable and will request “early termination” with respect to the waiting period under the HSR Act. Osprey will not agree to extend any waiting period under the HSR Act without the prior written consent of the Contributors. Each party to the Contribution Agreement will take any and all steps and make any and all undertakings necessary to avoid or eliminate each and every impediment under the HSR Act or any other antitrust, competition, or trade regulation law that may be asserted by any governmental authority with respect to the business combination so as to enable the closing to occur as soon as reasonably practicable (and in any event, no later than the Outside Date), including proposing, negotiating, committing to, and effecting by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of such party or its affiliates (including the Royal Entities), or otherwise taking or committing to take actions that limit such party’s or its affiliates’ (including the Royal Entities) freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of such party or its affiliates (including the Royal Entities), as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any proceeding, which would otherwise have the effect of preventing or materially delaying the closing; provided that Osprey and its subsidiaries is not required to, and the Royal Parties will not, without the prior written consent of Osprey, make any undertaking, take any action, or agree or commit to take any action, or agree to any condition or limitation, in connection with the foregoing that would reasonably be expected to have a material adverse effect on the business, properties, assets, condition (financial or otherwise) or results of operations of (i) Osprey or its subsidiaries or (ii) the Royal Entities (in each case of (i) and (ii), measured on a scale relative to the Royal Entities, taken as a whole).

●	The parties to the Contribution Agreement will take all action reasonably necessary so that, effective as of immediately following closing, the Osprey board will be comprised of eleven directors, divided into three classes of directors, in accordance with the terms of the Charter, consisting of (i) six directors to be designated by Royal prior to the closing, (ii) two directors to be designated by Osprey Sponsor prior to the closing (to serve in the class of directors whose term expires on the third annual meeting of Osprey’s stockholders following the closing), and (iii) three independent directors to be mutually selected by the parties to the Contribution Agreement prior to the closing.

●	Certain covenants related to the preparation and filing of tax returns, the payment of transfer taxes, the tax treatment of the Contributions, retention of tax records, certain tax elections, and certain other tax matters.

Survival of Representations, Warranties and Covenants

The representations, warranties and covenants contemplated to be performed prior to the closing date of the parties to the Contribution Agreement in the Contribution Agreement will not survive the closing. All covenants of the parties to the Contribution Agreement in the Contribution Agreement contemplated to be performed on or after the closing date will survive the closing until performed in accordance with their terms.

Waiver of Remedies and Claims

Under the Contribution Agreement, other than in the case of fraud or claims to enforce the performance of covenants expressly required to be performed in whole or in part on or after the closing date, no party to the Contribution Agreement will have any liability, and no party will (and each party will cause its respective affiliates not to) make or bring any claims, lawsuits or proceedings, for any loss or any other matter, under the Contribution Agreement (including breach of representation, warranty, covenant or agreement). In addition, under the Contribution Agreement, other than in the case of fraud, (i) no representative or affiliate of any Royal Party (nor any representative of any such affiliate or any person directly or indirectly owning any interest in any Royal Party), other than the Royal Parties and their respective subsidiaries, will have any liability to Osprey or any other person as a result of the breach of any representation, warranty, covenant, agreement or obligation of any Contributor in Contribution Agreement or in any closing certificate delivered by such Contributor, and (ii) no representative or affiliate of Osprey (nor any representative of any such affiliate or any person directly or indirectly owning any interest in Osprey), other than Osprey and its subsidiaries, will have any liability to any Royal Party or any other person as a result of the breach of any representation, warranty, covenant or agreement of Osprey in the Contribution Agreement or in any closing certificate delivered by Osprey.

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Termination

Subject to certain limitations, the Contribution Agreement may be terminated by either party upon the occurrence of the following: (i) if the closing of the applicable transaction is not consummated by December 31, 2018 (the “Outside Date”); (ii) upon the applicable parties’ mutual written consent; (iii) if any laws or final, non-appealable orders restrain, enjoin, otherwise prohibits or makes illegal the closing; or (iv) if the required approvals of Osprey’s stockholders in connection with the business combination have not been duly obtained at the Osprey special meeting.

Subject to certain limitations, Osprey can terminate the Contribution Agreement if any Contributor or Royal Entity has breached its representations, warranties, covenants or agreements under the Contribution Agreement, and such breach would or does result in the failure to fulfill any of the conditions to Osprey’s obligation to consummate the business combination (assuming the closing date were to occur at such time) and such breach has not been cured by the earlier of (a) 30 days following written notification from the Contributors to the Osprey thereof and (b) the Outside Date.

Subject to certain limitations, the Contributors can terminate the Contribution Agreement if any Osprey has breached its representations, warranties, covenants or agreements under the Contribution Agreement, and such breach would or does result in the failure to fulfill any of the conditions to the Royal Parties’ obligations to consummate the business combination (assuming the closing date were to occur at such time) and such breach has not been cured by the earlier of 30 days following written notification from Buyer to the Contributors or the Royal Entities thereof and the Outside Date. The Contributors can also terminate the Contribution Agreement upon a Change in Recommendation by the Osprey board.

If the Contribution Agreement is terminated by either party because required approvals of Osprey’s stockholders in connection with the business combination have not been duly obtained at the Osprey special meeting, Osprey will not be permitted to pursue or engage in an alternative business combination, directly or indirectly, with any person engaged primarily in the business of owning fee mineral interests and/or royalties.

None of the parties to the Contribution Agreement is required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Contribution Agreement.

Post-Closing Amendments and Enforcement

Following the closing, the approval of the directors designated by Osprey Sponsor to serve on the Osprey board (for so long as they continue to serve on the Osprey board and, prior to the third annual meeting of Osprey’s stockholders after the closing, any other person designated by Osprey Sponsor that may replace any of such two directors) will be required to authorize (a) any amendment, supplement or modification to, or termination of the Contribution Agreement by or on behalf of Osprey or (b) any exercise or waiver of any rights or remedies of Osprey or enforceable by Osprey with respect to any provisions, covenants or obligations contained in the Contribution Agreement contemplated to survive or be performed after the closing.

Closing of the Business Combination

The closing will take place at 9:00 a.m., Houston, Texas time, on a date that is three business days after the satisfaction or waiver in accordance with the Contribution Agreement of all of the conditions to the closing set forth in the Contribution Agreement (other than any conditions that by their nature are to be satisfied at closing, but subject to the satisfaction or waiver of those conditions) or on such other date and at such other time as Osprey and the Contributors may agree in writing.

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RELATED AGREEMENTS

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Contribution Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The Related Agreements include (1) Subscription Agreements, dated June 3, 2018, by and among Osprey and each of the Investors (the “Subscription Agreements”); (2) a Lock-Up Agreement, dated June 3, 2018, by and among Osprey and certain of the Investors (the “Lockup Agreements”); (3) a Voting Agreement, dated June 3, 2018, by and among Royal, Osprey Sponsor and certain other persons named therein (the “Voting Agreement”); (4) a Shareholders Agreement to be entered into in connection with the closing among Osprey, Osprey Sponsor, the Royal Parties and Blackstone Management Partners, L.L.C. (the “Shareholders Agreement”); (5) a Registration Rights Agreement to be entered into in connection with the closing among Osprey, Royal LP and the Contributors (the “Registration Rights Agreement”); (6) the certificate of incorporation of Osprey as amended and restated in connection with the closing pursuant to the terms of the Contribution Agreement (the “Second A&R Charter”); and (7) the amended and restated limited partnership agreement of Osprey Opco to be entered into in connection with the closing (the “Osprey Opco LPA”). The Subscription Agreement and the Voting Agreement are included as Annexes B and C, respectively, to this proxy statement. A form of the Shareholders Agreement, Registration Rights Agreement, Second A&R Charter and Osprey Opco LPA are included as Annexes D, E, F and G, respectively, to this proxy statement. The descriptions below are qualified by reference to the actual text of these agreements. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Subscription Agreements

In connection with its entry into the Contribution Agreement, Osprey entered into Subscription Agreements, each dated as of June 3, 2018, with certain qualified institutional buyers and accredited investors (the “Investors”), pursuant to which, among other things, Osprey agreed to issue and sell in a private placement an aggregate of 1,480,000 shares of Class A common stock to the Investors for a purchase price of $10.00 per share, and aggregate consideration of $114,800,000 (the “Private Placement”). The Private Placement is expected to close concurrently with the business combination and the proceeds from the Private Placement will be used to fund a portion of the cash consideration required to effect the business combination. Edward E. Cohen, Jonathan Z. Cohen, Jeffrey F. Brotman and Steven R. Jones participated in the Private Placement and executed Subscription Agreements to purchase, in the aggregate, $15,550,000 of Class A common stock at $10.00 per share on the terms set forth in the Subscription Agreements. Certain of the Investors in the Private Placement (including Edward E. Cohen, Jonathan Z. Cohen, Jeffrey F. Brotman and Steven R. Jones) also indirectly hold founder shares through their equity interests in Osprey Sponsor, which were acquired in connection with the IPO.

The Private Placement is conditioned upon the satisfaction of certain conditions, including: (i) Osprey’s and each Investor’s representations and warranties in the Subscription Agreements being true and correct in all material respects as of the closing date, subject to certain exceptions; (ii) Osprey having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required to be performed or complied with by it; (iii) the Contribution Agreement having not been amended to materially adversely affect Investors; (iv) the debt financing for the business combination not exceeding $100 million; and (v) the satisfaction or waiver of each of the conditions to the closing set forth in the Contribution Agreement (other than any other condition to be satisfied at the closing).

Pursuant to the Subscription Agreements, the Investors will be entitled to certain registration rights, including a requirement for Osprey to register the resale of the shares of Class A common stock issued thereunder pursuant to a registration statement to be filed within fifteen calendar days after consummation of the transactions, subject to customary limitations as set forth therein. In addition, the Investors will be entitled to liquidated damages payable by Osprey in certain circumstances, including in the event that (a) a registration statement for the shares of Class A common stock issued in the Private Placement has not been declared effective by the SEC within ninety days (or one hundred twenty days in the event the SEC notifies Osprey that it will review the registration statement) following the closing or seven days following the date that the SEC notifies Osprey that the registration statement will not be reviewed or will not be subject to further review, whichever date is earlier, (b) following the effectiveness of the registration statement, the registration statement ceases to be effective or the Investors are not permitted to utilize the registration statement to resell their acquired shares of Class A common stock, subject to a special grace period for post-effective amendments or (c) after six months following the closing, the Investors are unable to sell their acquired shares of Class A common stock without restriction under Rule 144 of the Securities Act as a result of the Company failing to file with the SEC required reports under Section 13 or Section 15(d) of the Exchange Act (each such event referred to in clauses (a) through (c), a “Registration Default”). The Subscription Agreements provide that liquidated damages will be payable monthly by Osprey during the time of a Registration Default in the amount of 0.5% of the purchase price paid by the applicable Investor for its acquired shares of Class A common stock, subject to a cap of 5.0%.

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The Subscription Agreements also contain customary representations and warranties of Osprey and the Investors.

The Subscription Agreements will terminate, and be of no further force and effect, upon the earliest to occur of (i) the termination of the Contribution Agreement in accordance with its terms, (ii) the failure of the parties to satisfy the conditions to closing set forth in the Contribution Agreement, including the receipt of required approvals of the Osprey stockholders in connection with the business combination, (iii) the mutual written agreement of the parties, and (iv) the Outside Date if the Closing has not occurred by such date.

The shares of Class A common stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Lockup Agreements

On June 3, 2018, the Investors in the Private Placement that hold shares of Class A common stock as of the date of the Subscription Agreement, representing approximately 7.5 million shares of Class A common stock purchased in the IPO, each executed a Lockup Agreement pursuant to which they have agreed to refrain from transferring, selling or otherwise disposing of shares of Class A common stock beneficially owned by them as of the date of the Lockup Agreement until the earlier of the closing and the termination of the Contribution Agreement, and to waive their redemption rights with respect to their shares of Class A common stock in connection with the business combination. Among the Investors in the Private Placement who agreed to the Lockup Agreements are the Osprey directors and officers that participated in the Private Placement, as well as persons not affiliated with Osprey's directors and officers that acquired equity interests in Osprey Sponsor in connection with the IPO (which persons would be entitled to receive a distribution of 1,348,298 founders shares, in the aggregate, from Osprey Sponsor upon its dissolution).

Voting Agreement

On June 3, 2018, Royal, Osprey Sponsor and certain of its members who are also Osprey’s directors and officers entered into a Voting Agreement, pursuant to which they have agreed to vote all shares of Osprey that they beneficially owns or acquire prior to the closing in favor of the Proposals. The Voting Agreement also provides that the parties thereto will refrain from disposing, encumbering, redeeming or converting their voting shares of Osprey and refrain from soliciting, negotiating or entering into any agreement with any person relating to a potential business combination involving Osprey. The Voting Agreement terminates upon the earlier of (x) the date of the closing of the transactions and (y) the date on which the Contribution Agreement is terminated.

Shareholders Agreement

In connection with the closing, Osprey, Osprey Sponsor, the Royal Parties and Blackstone Management Partners, L.L.C. (“Blackstone”) will enter into the Shareholders Agreement.

Under the Shareholders Agreement, the parties thereto will use reasonable best efforts, and Osprey will take all permissible actions necessary, to carry out the restructuring of the Osprey board pursuant to the Contribution Agreement, which provides that effective immediately following the closing, the Osprey board will be comprised of eleven directors, divided into three classes of directors, in accordance with the terms of the Charter, consisting of (a) six directors to be designated by Royal prior to the closing, (b) two directors to be designated by Osprey Sponsor prior to the closing, and (c) three independent directors to be mutually selected by the parties to the Contribution Agreement prior to the closing.

The directors designated by Osprey Sponsor will serve in the class of directors whose term expires on the third annual meeting of Osprey stockholders following the closing. Under the Shareholders Agreement, the parties agreed that, if either of the Osprey Sponsor’s designees, or their successors, leave the Osprey board during such term, then the Osprey Sponsor or its successor will be entitled to name a replacement director to be appointed to the Osprey board to fill the resulting vacancy.

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Blackstone will have the right to designate a certain number of individuals for nomination by the Osprey board to be elected by Osprey’s stockholders, and a certain number of independent directors will serve on the Osprey board, based on the percentage of the voting power of the outstanding Class A common stock and Class C common stock beneficially owned by Blackstone and its controlled affiliates, in the aggregate, according to the schedule below.

Aggregate Blackstone combined voting power	Aggregate number of Blackstone designated directors	Number of independent directors serving on the Osprey board
More than 40%	Six Blackstone designated directors	Three independent directors
More than 20% up to 40%	Four Blackstone designated directors	Five independent directors
More than 10% up to 20%	Two Blackstone designated directors	Five independent directors
More than 5% up to 10%	One Blackstone designated director	Five independent directors

If any director designated for nomination by Blackstone, or their successors, leaves the Osprey board, Blackstone will be entitled to name a replacement director to be appointed to the Osprey board to fill the resulting vacancy. Directors designated for nomination by Blackstone will not be required to resign or leave the Osprey board prior to the expiration of their term, even if the voting power of the of the outstanding Class A common stock and Class C common stock beneficially owned by Blackstone and its controlled affiliates would not entitle it to designate such person for nomination. Once Blackstone and its controlled affiliates beneficially own in the aggregate less than 5% voting power of the outstanding Class A common stock and Class C common stock, it will no longer have any rights to designate any individuals for nomination to be elected to the Osprey board under the Shareholders Agreement.

Until the third annual meeting of Osprey’s stockholders following the closing, so long as Blackstone has the right to designate any individuals for nomination, individuals to be nominated as independent directors by the Board will be mutually agreed by Blackstone and the Osprey Sponsor or its successor.

During the term of the Shareholders Agreement, the size of the Osprey board will be fixed based on the number of individuals Blackstone is entitled to designate for nomination to be elected as directors and the number of independent directors then serving on the board, as described above, plus the two directors designated by the Osprey Sponsor until the third annual meeting of Osprey’s stockholders following the closing.

The Shareholders Agreement will terminate upon the later of (x) the time Blackstone is no longer entitled to designate a director for nomination to the Osprey board and (y) the third annual meeting of Osprey’s stockholders following the closing.

Registration Rights Agreement

In connection with the closing, Osprey, Royal LP and the Contributors will enter into the Registration Rights Agreement. Under the Registration Rights Agreement, Osprey will have certain obligations to register for resale under the Securities Act, all or any portion of the shares of Class A common stock that the holders hold as of the date of the Registration Rights Agreement and that they may acquire thereafter, including upon the exchange or redemption of any other security therefor (collectively, the “Registrable Securities”).

Osprey is required to, within 15 calendar days after consummation of the business combination, file a registration statement registering the resale of Registrable Securities. Royal LP and the Contributors are entitled to an unlimited number of underwritten offerings, provided that the gross proceeds of each underwritten offering is more than $30 million.

Royal LP and the Contributors will also have certain “piggy-back” registration rights with respect to registration statements and rights to require Osprey to register for resale such securities pursuant to Rule 415 under the Securities Act. Osprey will bear the expenses incurred in connection with the filing of any such registration statements.

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Second Amended and Restated Charter

Pursuant to the terms of the Contribution Agreement, upon the closing, Osprey will amend and restate the Charter (as so amended and restated, the “Second A&R Charter”) to, among other things, (a) create a new class of capital stock, the Class C common stock, to be issued to the Contributors at the closing, (b) increase the number of authorized shares of our capital stock from 146,000,000 shares to 361,000,000 shares and increase the number of authorized Class A common stock from 125,000,000 shares to 240,000,000 shares, (c) adopt Delaware as the exclusive forum for certain stockholder litigation, (d) require the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of Osprey to amend, repeal or adopt certain provisions of the Charter, (e) opt out of Delaware’s business combination statute and (f) eliminate certain provisions in the Charter relating to an initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “Initial Business Combination”) that will no longer be applicable to us following the closing. In addition, we will amend our Charter to change the name of the corporation to “Falcon Minerals Corporation.”

Description of Class C Common Stock. Our Class C common stock will be a newly issued class of common stock, with a par value of $0.0001 per share, and will be issued to the Contributors in connection with the business combination. A holder of Class C common stock may transfer shares of Class C common stock to any transferee (other than Osprey) only if, and only to the extent permitted by the Osprey Opco LPA, such holder also simultaneously transfers an equal number of such holder’s common units to such transferee in compliance with the Osprey Opco LPA. Holders of our Class C common stock will vote together as a single class with holders of our Class A common stock on all matters properly submitted to a vote of the stockholders. In addition, after the closing, holders of Class C common stock, voting as a separate class, will be entitled to approve any amendment, alteration or repeal of any provision of the Second A&R Charter (whether by merger, consolidation or otherwise), if such amendment, alteration or repeal would alter or change, in a manner adverse to the holders of the Class C common stock, the powers, preferences or rights of the Class C common stock, relative to the powers, preferences or rights of any other class of common stock, as such relative powers, preferences or rights exist as of the date of the Second A&R Charter.

The Contributors will generally have the right to cause Osprey Opco to redeem all or a portion of their common units in exchange for shares of Class A common stock; provided that Osprey may, at its option, effect a direct exchange of such shares of Class A common stock for such Osprey Opco common units in lieu of such a redemption by Osprey Opco. Upon the future redemption or exchange of common units held by a Contributor, a corresponding number of shares of Class C common stock will be cancelled. This construct is intended to result in the Contributors having a voting interest in Osprey that is identical to the Contributors’ economic interest in Osprey Opco.

Authorized Share Amendment. The Second A&R Charter will increase the number of authorized shares of our capital stock from 146,000,000 shares to 361,000,000 shares and the number of authorized Class A common stock from 125,000,000 shares to 240,000,000 shares.

Exclusive Forum. The Second A&R Charter will also adopt Delaware as the exclusive forum for certain stockholder litigation.

Supermajority Amendment. The Second A&R Charter will require the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of capital stock of Osprey to amend, repeal or adopt certain provisions of the Charter relating to the board of directors, the bylaws, meetings of stockholders, indemnification of officers and directors, waiver of corporate opportunities, exclusive forum, amendments to the Charter and Delaware’s business combinations statute.

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DGCL Section 203. The Second A&R Charter will provide that Osprey has expressly elected not to be governed by Section 203 of the Delaware General Corporation Law, which governs business combinations between Osprey and certain interested Osprey stockholders.

Additional Amendments. The Second A&R Charter will also eliminate certain provisions relating to an Initial Business Combination that will no longer be applicable to us following the closing. Please also see “Proposal No. 2—The Charter Proposal.”

Amended and Restated Agreement of Limited Partnership of Osprey Opco

Following the closing, Osprey will operate its business through Osprey Opco. At closing, Osprey, Osprey GP and the Contributors will enter into the Osprey Opco LPA, which will set forth, among other things, the rights and obligations of the general partner and limited partners of Osprey Opco.

General Partner. Under the Osprey Opco LPA, Osprey GP, a wholly owned subsidiary of Osprey, will be the sole general partner of Osprey Opco. As the sole general partner, Osprey GP will be able to control all of the day-to-day business affairs and decision-making of Osprey Opco without the approval of any other partner, unless otherwise stated in the Osprey Opco LPA. For example, the Osprey Opco LPA provides that Osprey GP cannot take any action that would result in the failure of Osprey Opco to be taxable as a partnership for federal income tax purposes without the approval of the other partners. As such, Osprey GP, through its officers and directors, will be responsible for all operational and administrative decisions of Osprey Opco and the day-to-day management of Osprey Opco’s business. Pursuant to the terms of the Osprey Opco LPA, Osprey Opco may not withdraw as the general partner of Osprey Opco and, subject to limited exceptions, generally may only transfer or assign its general partner interest in connection with a “General Partner Change of Control” (as defined in the Osprey Opco LPA).

Compensation; Reimbursement. Osprey GP will not be entitled to compensation for its services as general partner. Both Osprey and Osprey GP will be entitled to reimbursement by Osprey Opco for fees, expenses and costs incurred by Osprey GP or the Company on behalf of Osprey Opco, including all of our fees, expenses and costs of Osprey being a public company (including public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses) and maintaining Osprey’s corporate existence.

Distributions. Osprey Opco will allow for distributions to be made by Osprey Opco to its limited partners on a pro rata basis out of “distributable cash.” “Distributable cash” is defined in the Osprey Opco LPA as the amount of cash that could be distributed by Osprey Opco for such purposes in accordance with any credit agreement of Osprey Opco or any of its subsidiaries. In addition, the Osprey Opco LPA will generally require Osprey Opco to make pro rata distributions to its limited partners, including Osprey, on a quarterly basis in an amount equal to 50% of the total federal taxable income allocated by Osprey Opco to the limited partners.

Common Unit Redemption Right. The Osprey Opco LPA will provide that each limited partner of Osprey Opco (other than Osprey) has a right to cause Osprey Opco to redeem from time to time, all or a portion of such partner’s common units (together with an equal number of shares of Class C common stock) for newly issued shares of Class A common stock on a one-for-one basis, provided the ratio of the limited partner’s redeemed common units to the number of common units beneficially held by such limited partner remains equal to that of the Blackstone Funds (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). Osprey may, at its option, effect a direct exchange of such shares of Class A common stock for such Osprey Opco common units in lieu of such a redemption by Osprey Opco.

In the event of a “reclassification event” (as defined in the Osprey Opco LPA), the general partner is to ensure that each common unit is redeemable for the same amount and type of property, securities or cash that a share of Class A common stock becomes exchangeable for or converted into as a result of such “reclassification event.” Upon the exercise of the redemption right, the Contributor will surrender its common units to Osprey Opco for cancellation. The Osprey Opco LPA requires that Osprey contribute such property, securities or cash to Osprey Opco in exchange for a number of common units in Osprey Opco equal to the number of common units to be redeemed from the Contributor. Osprey Opco will then distribute such property, securities or cash to such Contributor to complete the redemption. Upon the exercise of the redemption right, Osprey may, at our option, effect a direct exchange of property, securities or cash for such common units in lieu of such a redemption. Upon the redemption or exchange of common units held by an Contributor, a corresponding number of shares of Class C common stock held by such Contributor will be cancelled.

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General Partner Change of Control. The Osprey Opco LPA will provide that, in connection with the occurrence of a “general partner change of control” (as defined below), Osprey has the right to require each limited partner of Osprey Opco (other than Osprey) to effect a redemption of some or all of such limited partner’s common units and a corresponding number of shares of Class C common stock, in each case, effective immediately prior to the consummation of the general partner change of control. From and after the date of such redemption, the common units and shares of Class C common stock subject to such redemption will be deemed to be transferred to Osprey and each such limited partner will cease to have any rights with respect to the common units and shares of Class C common stock subject to such redemption (other than the right to receive shares of Class A common stock pursuant to such redemption). A “general partner change of control” will be deemed to have occurred if: (i) both Osprey’s stockholders and board of directors approve the sale, lease or transfer of all or substantially all of Osprey’s assets (determined on a consolidated basis) to any person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act), and such sale, lease or transfer is consummated, (ii) both Osprey’s stockholders and board of directors approve a merger or consolidation of Osprey with any other person (other than a merger or consolidation in which Osprey’s voting securities outstanding immediately prior to such merger or consolidation continue to represent at least 50.01% of Osprey’s or the surviving entity’s total voting securities following such merger or consolidation ), and such merger or consolidation is consummated, or (iii) subject to certain exceptions, there has been an acquisition by any person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership of at least 50.01% of Osprey’s voting securities, and such acquisition is recommended or approved by Osprey’s board of directors or determined by Osprey’s board of directors to be in the best interest of Osprey and its stockholders.

Maintenance of One-to-One Ratios. The Osprey Opco LPA will include provisions intended to ensure that Osprey at all times maintain a one-to-one ratio between (a) the number of outstanding shares of common stock (other than Class C common stock) and the number of common units owned by Osprey (subject to certain exceptions for certain rights to purchase Osprey equity securities under a “poison pill” or similar stockholder rights plan, if any, certain convertible or exchangeable securities issued under Osprey’s equity compensation plans and certain equity securities issued pursuant to Osprey’s equity compensation plans (other than a stock option plan) that are restricted or have not vested thereunder) and (b) the number of outstanding shares of our Class C common stock and the number of Osprey Opco common units owned by the Contributors. This construct is intended to result in the Contributors having a voting interest in Osprey that is identical to the Contributors’ economic interest in Osprey Opco.

Dissolution. The Osprey Opco LPA will provide that the unanimous consent of all partners will be required to voluntarily dissolve Osprey Opco. In addition to a voluntary dissolution, Osprey Opco will be dissolved upon a change of control transaction under certain circumstances, as well as upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay the expenses of winding up Osprey Opco; (ii) second, to pay debts and liabilities owed to creditors of Osprey Opco; and (iii) third, to the limited partners pro-rata in accordance with their respective percentage ownership interests in Osprey Opco (as determined based on the number of common units held by a limited partner relative to the aggregate number of all outstanding common units).

Confidentiality. Each partner will agree to maintain the confidentiality of Osprey Opco’s confidential information. This obligation excludes (i) information independently developed by the partners, (ii) information that is in the public domain or otherwise disclosed to a partner, in either such case not in violation of a confidentiality obligation owed to Osprey Opco, (iii) information that is in the possession of a partner at the time of disclosure by Osprey Opco or (iv) disclosures approved by our chief executive officer.

Indemnification and Exculpation. The Osprey Opco LPA provides for indemnification of the partners and officers of Osprey Opco and their respective subsidiaries or affiliates and provides that, except as otherwise provided therein, Osprey GP, as the general partner of Osprey Opco, will have the same fiduciary duties to Osprey Opco and its partners as are owed to a corporation organized under Delaware law and its stockholders by its directors.

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Background of the Business Combination

Osprey is a special purpose acquisition company that was incorporated on June 13, 2016 in Delaware and formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The proposed business combination with Royal is the result of an extensive search for a potential transaction using the investing and operating experience of the Osprey board and management team. The following is a description of the background of the negotiations of the Contribution Agreement, business combination and related transactions.

On July 26, 2017, Osprey completed its IPO of 25,000,000 units, generating gross proceeds of $250,000,000, with each unit consisting of one share of Class A common stock and one warrant to purchase one-half of one share of Class A common stock. Simultaneously with the closing of the initial public offering, Osprey completed the sale of 7,000,000 private placement warrants at a price of $1.00 per warrant in a private placement to Osprey Sponsor generating gross proceeds of $7,000,000. On August 9, 2017, in connection with the underwriters’ partial exercise of their over-allotment option, Osprey consummated the sale of an additional 2,500,000 units at $10.00 per unit, and the sale to Osprey Sponsor of an additional 500,000 private placement warrants at $1.00 per warrant, generating total gross proceeds of $25,500,000.

Prior to the consummation of Osprey’s IPO, neither Osprey, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Osprey. Following the consummation of Osprey’s IPO, Osprey began an active search for business combination candidates. The Osprey board, in consultation with Osprey’s management and its advisors, identified certain investment criteria and guidelines that it believed were important in evaluating prospective target businesses. The Osprey board believed it advisable to focus on prospective target businesses with the following investment criteria:

●	can utilize the extensive networks and insights the Osprey board and management have built in the energy industry;

●	are at an inflection point, such as requiring additional management expertise, are able to innovate through new operational techniques, or where Osprey believes it can drive improved financial performance;

●	are fundamentally sound companies that are underperforming their potential as a result of the current commodity price dislocation;

●	exhibit unrecognized value or other characteristics, desirable returns on capital, and a need for capital to achieve the company’s growth strategy, that Osprey believes have been misevaluated by the marketplace based on Osprey’s analysis and due diligence review; and

●	will offer an attractive return for Osprey stockholders.

Osprey searched for business combination candidates on terms and in a manner that leverage the Osprey management team’s experience investing within the energy industry.

As part of the search process, representatives of Osprey contacted, and were contacted by, a number of individuals and entities with respect to business combination opportunities and engaged with several possible target businesses in discussions with respect to potential transactions. As part of that process, Edward E. Cohen (the Executive Chairman of Osprey), Jonathan Z. Cohen (Chief Executive Officer and Director of Osprey) and/or Daniel C. Herz (President and Director of Osprey) engaged in discussions with representatives of approximately 23 potential acquisition targets and considered and conducted analysis of approximately 15 potential acquisition targets. These potential acquisition targets consisted of U.S. oil and gas minerals businesses, as well as U.S. oil and gas exploration and production companies, each of which represented potential business combinations with a transaction values of between approximately $500 million and $1.8 billion.

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As part of its acquisition strategy, Osprey did not pursue potential transactions in competitive or auction situations, but instead focused on direct discussions with the key decision makers of each of the other potential business combination targets regarding a potential transaction. Apart from Royal, Osprey conducted due diligence with multiple alternative target opportunities between August 2017 and April 2018, prior to entering into exclusive negotiations with Royal. Osprey’s due diligence review of each alternative acquisition target progressed to various stages, including review of geological, engineering, reservoir and financial information of the potential acquisition target, as the case may be, depending in each case on the outcome of earlier discussions with the potential targets and the earlier diligence findings. Osprey provided indications of preliminary interest to seven alternative acquisition targets. The first indication of interest was provided by Osprey to a potential acquisition target on or about October 2017, three indications of interest were provided to three other potential acquisition targets on or about November 2017, two indications of interest were provided to two other potential acquisition targets on or about January 2018 and another indication of interest was provided to another potential acquisition target on or about February 2018. Discussions, due diligence review and negotiations regarding the terms of a potential transaction with each of these potential alternative acquisition targets continued for several weeks or months following the submission of the applicable indication of interest. However, in four cases, Osprey terminated discussions with these potential alternative acquisition targets prior to April 2018 because further due diligence review did not support ongoing negotiations regarding a potential transaction at that time, Osprey determined that the target did not entirely fit the investment criteria of Osprey and/or because Osprey and representatives of the target did not reach agreement on the price or other terms of a potential acquisition. As of April 30, 2018, when the Osprey board determined to enter into exclusive negotiations with Royal, three alternative acquisition targets remained under consideration for a potential transaction in the future. In each case, further due diligence review and negotiations regarding the terms of a potential transaction would have been required prior to reaching definitive agreement with respect to a business combination with the target. The decision to ultimately pursue a business combination with Royal over the alternative acquisition targets was generally the result of (i) the determination by Osprey’s management and the Osprey board that a business combination with Royal was of superior quality and value as compared to the alternative acquisition targets because of the high quality of Royal’s mineral interests, the attractive economics of the underlying acreage, the quality, technical capabilities, balance sheet strength, and commitment to development of the operators, the potential for significant growth, the high operating margins generated by Royal, the cash flows generated by Royal, and other factors and/or (ii) the alternative options did not entirely fit the investment criteria of Osprey.

On February 7, 2018, Mr. Herz met with Angelo Acconcia, a Senior Managing Director of Blackstone, to discuss the possibility of a potential acquisition by Osprey of portfolio companies or assets of Blackstone that fit the investment criteria of Osprey. Mr. Acconcia stated that the assets of Royal, concentrated in the core-of-the-core of the Eagle Ford shale, could be an attractive acquisition target for Osprey and Mr. Herz and Mr. Acconcia agreed to have further discussions regarding a possible transaction.

On March 9, 2018, Messrs. J. Cohen and Herz met with Mr. Acconcia and Adam Jenkins, a Principal of Blackstone, where Messrs. Acconcia and Jenkins provided an overview of Royal and its assets, business and financial condition.

On March 19, 2018, Messrs. J. Cohen and Herz met with Messrs. Acconcia and Jenkins to further discuss their continued mutual interest in exploring a potential business combination between Osprey and next steps, including the commencement of due diligence.

On March 21, 2018, to facilitate discussions about a potential transaction involving Osprey and Royal, Osprey and Blackstone signed a confidentiality agreement.

On March 29, 2018, the parties to the confidentiality agreement amended the confidentiality agreement to include Riverbend Oil & Gas, L.L.C., whose employees have historically managed Royal, as a party to the confidentiality agreement.

Also on March 29, 2018, Royal provided access to Osprey and its advisors to an electronic data room containing information relating to Royal for Osprey’s due diligence review. Osprey’s representatives and advisors commenced their extensive due diligence investigations of Royal and its assets, reserves, royalty portfolio, financial condition, and prospects for organic growth and acquisitions, which continued through May 2018.

On April 13, 2018, Messrs. J. Cohen and Herz met with Messrs. Acconcia and Jenkins to discuss the potential transaction, terms and initial valuation. At the meeting, Messrs. J. Cohen and Herz presented a proposal to acquire Royal for consideration consisting of $245 million in cash (representing the amount of cash raised in Osprey’s IPO and held in the Trust Account net of deferred underwriting commissions, estimated transaction expenses and potential future working capital needs) and $465 million in Osprey common stock.

On April 19, 2018, Messrs. J. Cohen and Herz met and Messrs. Acconcia and Jenkins discussed again the potential transaction, terms and initial valuation. Messrs. Acconcia and Jenkins stated to Messrs. J. Cohen and Herz that they believed that Osprey’s initial proposed acquisition consideration was too low, and proposed in response an acquisition of Royal’s assets for total consideration of $1 billion, at least $400 million of which would be in the form of cash. Following the discussion, Osprey’s management and financial advisors conducted extensive analysis on a revised proposal, including the possibility of proposing contingent consideration.

On April 27, 2018, Messrs. J. Cohen and Herz and representatives of Credit Suisse Securities (USA) LLC, Osprey’s capital markets advisor, met with Messrs. Acconcia and Jenkins and other representatives of Blackstone to again discuss the potential transaction, terms and initial valuation. Messrs. J. Cohen and Herz proposed an acquisition of the assets Royal for $800 million of consideration, consisting of 50% cash and 50% equity consideration, and up to a $200 million potential earn-out consideration.

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On April 29, 2018, Mr. Acconcia sent to Messrs. J. Cohen and Herz a term sheet setting forth the terms for a potential business combination on the basis of the last proposal communicated by Messrs. J. Cohen and Herz. The term sheet provided that Osprey would acquire the assets of Royal for $800 million, consisting of $400 million of cash and 40 million units in an operating partnership of the combined company (together with 40 million shares of non-economic shares of Class C common stock of Osprey), with each unit and share of Class common stock valued at $10.00. In addition, the letter of intent contemplated that Royal would receive additional potential earn-out consideration, consisting of an additional 10 million common units (and an equivalent number of shares of Class C common stock) if the 30-Day VWAP of the Class A common stock is $12.50 or more per share at any time within the seven years following the closing (plus an amount of common units based on the amount by which annual cash dividends paid on each share of Class A common stock exceeds $0.50 in each year between the closing and the date the first earn-out is achieved), and an additional 10 million common units (and an equivalent number of shares of Class C common stock) if the 30-Day VWAP of the Class A common stock is $15.00 or more per share at any time within the seven years following the closing (which $15.00 threshold shall be reduced by the amount by which annual cash dividends paid on each share of Class A common stock exceeds $0.50 in each year between the closing and the date the earn-out is achieved, but not below $12.50). The proposed “Up-C” structure of the combined company would enable Blackstone to receive equity in the combined company in a tax-free manner and to continue to receive distributions from a partnership instead of a corporation. Between April 30, 2018 and May 2, 2018, Messrs. Acconcia and Herz held several discussions to negotiate the terms of the term sheet. As part of that discussion, they agreed on Blackstone’s proposed transaction structure and “Up-C” structure of the combined company. They also continued to discuss the form and structure of the consideration and earn-out payments, the possibility of Royal receiving more than $400 million of cash consideration at the closing, the conditions to closing the transaction and the application and length of a period of exclusive negotiation.

On April 30, 2018, the members of the Osprey board held a meeting to receive an update on Osprey’s discussions and due diligence findings with potential acquisition targets, including Royal. The members of the Osprey board discussed the terms of a potential transaction involving Royal being negotiated with Blackstone, and the Osprey management team’s preliminary due diligence findings and analysis regarding Royal’s assets and financial condition and prospects. The Osprey board determined that a potential acquisition of Royal’s assets was more attractive than the other potential acquisition targets under consideration by Osprey because of the high quality of Royal’s mineral interests the attractive economics of the underlying acreage, the quality, technical capabilities, balance sheet strength, and commitment to development of the operators, the potential for significant growth, the high operating margins generated by Royal, the cash flows generated by Royal. Based on this, the Osprey board directed Messrs. J. Cohen and Herz to continue exploring and negotiating a potential acquisition of Royal’s assets, and authorized the entry into a period of exclusive negotiations with Blackstone and Royal of up to 45 days.

On May 2, 2018, Osprey and Royal executed a letter of intent setting forth terms for a potential transaction between the two parties, pursuant to which Osprey committed to a 30-day period of exclusive negotiations with Royal concerning a potential transaction. The letter of intent contemplated a transaction in which Osprey would acquire the assets of Royal for $800 million, consisting of $400 million of cash and 40 million units in an operating partnership of the combined company (together with 40 million shares of non-economic shares of Class C common stock of Osprey), with each unit and share of Class common stock valued at $10.00. In addition, the letter of intent contemplated that Royal would receive additional potential earn-out consideration, consisting of an additional 10 million common units (and an equivalent number of shares of Class C common stock) if the 30-Day VWAP of the Class A common stock is $12.50 or more per share at any time within the seven years following the closing (plus an amount of common units based on the amount by which annual cash dividends paid on each share of Class A common stock exceeds $0.50 in each year between the closing and the date the first earn-out is achieved), and an additional 10 million common units (and an equivalent number of shares of Class C common stock) if the 30-Day VWAP of the Class A common stock is $15.00 or more per share at any time within the seven years following the closing (which $15.00 threshold shall be reduced by the amount by which annual cash dividends paid on each share of Class A common stock exceeds $0.50 in each year between the closing and the date the earn-out is achieved, but not below $12.50). The letter of intent also contemplated an “Up-C” structure for the combined company and included proposed director nomination rights by Blackstone and Osprey Sponsor following the closing. The letter of intent was non-binding other than in respect of the 30-day exclusivity agreement.

On May 3, 2018, representatives of Osprey, Royal, Wachtell, Lipton, Rosen & Katz, Osprey’s outside counsel (“Wachtell Lipton”) and Kirkland & Ellis LLP, Royal’s outside counsel (“Kirkland”) held a telephonic meeting to discuss the terms and structure of due diligence by Osprey on the assets of Royal.

On May 4, 2018, Kirkland sent an initial proposed draft of the Contribution Agreement to Wachtell Lipton reflecting the terms of a potential transaction contemplated by the letter of intent executed between the two parties and other provisions that were the subject of later negotiation, including conditions to Royal’s obligation to close the transaction based on the amount of cash or stock consideration to be received by the Contributors in the transaction, provisions related reimbursement of transaction expenses and repayment of Royal’s indebtedness in connection with the closing, restrictions on the ability of the Osprey board to change its change its recommendation in favor of the business combination, and customary representations and warranties of each of Royal and Osprey and covenants of Royal and Osprey applicable between the execution of the Contribution Agreement and the completion of the business combination.

Over the next several weeks, Osprey and its representatives and advisors continued their extensive due diligence investigations on the Royal Entities and the assets of Royal, including a review of the Royal Entities’ material contracts and environmental matters and financial, land and title, tax, legal, insurance, and accounting due diligence.

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On May 9, 2018, the Osprey board met to receive an update with respect to the due diligence investigations of Royal’s assets and the negotiation and timing of the proposed acquisition of Royal’s assets with Blackstone and Royal. The members of the Osprey board also discussed equity and debt alternatives for raising proceeds required to fund the cash consideration of the proposed acquisition, including a private placement of Osprey common stock to existing and/or new investors in Osprey and/or incurring indebtedness of the combined company by way of a credit facility or other means, in light of potential redemptions of Class A common stock by existing stockholders and the Osprey board’s target leverage for the combined company.

On May 10, 2018, members of Osprey management, including Messrs. E. Cohen, J. Cohen and Herz, met in Houston, Texas with Riverbend and representatives of Royal, with representatives of Credit Suisse and Citi, Blackstone’s financial advisor, in attendance, for a management presentation and diligence session regarding Royal.

Also on May 10, 2018, Wachtell Lipton sent a revised draft of the Contribution Agreement to Kirkland. Over the next several weeks, Osprey, Royal and Osprey Sponsor and each of their representatives engaged in lengthy negotiations regarding the terms of the Contribution Agreement and the other transaction agreements, including the Voting Agreement to be executed by Osprey Sponsor and certain of its members who are also directors and officers of Osprey, the form of Shareholders’ Agreement, the form of Registration Rights Agreement, the amendments to the Charter to be effective at the closing and the form of Osprey Opco LPA, and Wachtell Lipton and Kirkland exchanged proposed drafts of the transaction agreements. The negotiations between Osprey and Royal focused on, among other things, the conditions to the closing, the circumstances in which the Osprey board could change its recommendation in favor of the business combination, the structure of the earn-out out mechanics and upwards adjustments of the earn-out payments based on Osprey’s annual dividends, and rights of Osprey Sponsor and Blackstone with respect to the nomination of individuals to the Osprey board and the nomination of independent directors.

On May 18, 2018, members of Osprey management met with members of Blackstone, Citi and Credit Suisse to discuss the Private Placement and road show presentation and other deal process matters. Also on May 18, 2018, Credit Suisse, as private placement agent for Osprey in the Private Placement, began reaching out to a limited number of potential investors on a confidential basis for the contemplated Private Placement to potentially provide $100 million of cash proceeds to fund the cash consideration for the transaction.

Beginning on May 21, 2018, members of Osprey management, along with representatives from Credit Suisse, met with a limited group of wall-crossed investors to discuss the proposed PIPE transaction. Osprey and its representatives delivered to investors who expressed an interest in participating in the Private Placement proposed drafts of the Subscription Agreement and the Lock-Up Agreement, and over the next two weeks Osprey and representatives of the Investors engaged in negotiations concerning the terms of the Private Placement, including the conditions to the consummation of the business combination and the registration rights granted to the Investors pursuant to the Subscription Agreements.

On May 29, 2018, the Osprey board met to receive an update with respect to the negotiation and timing of the proposed acquisition of Royal’s assets, the Private Placement and the debt financing related to the proposed acquisition of Royal’s assets.

On May 31, 2018, representatives of Osprey and Wachtell Lipton met with representatives of Royal and Kirkland to discuss the primary open items in the transaction agreements, including whether Royal would have the right not to close the transaction unless it received a minimum amount of cash in the transaction, the maximum amount of debt that Osprey could incur prior to closing without the consent of Royal, the term of directors that would serve on the board of the combined company, and the terms of registration rights that would be provided to Royal. After discussion, the parties reached agreement on these terms in manner consistent with the terms that appear in the definitive transaction agreements. Following that meeting, Wachtell Lipton and Kirkland exchanged drafts of the transaction agreements reflecting the resolution reached on the open issues discussed at the meeting.

From May 31, 2018 until June 3, 2018, Wachtell Lipton and Kirkland continued to exchange drafts of the transaction agreements to resolve the remaining open items in the transaction agreements, including covenants of Royal and Osprey applicable between the execution of the Contribution Agreement and the completion of the business combination, and the covenants of the parties following the completion of business combination pursuant to the Osprey Opco LPA.

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On June 3, 2018, the Osprey board of directors held a meeting to consider and discuss the terms of the transactions contemplated by the Contribution Agreement and the related agreements. At the meeting, members of the Osprey board discussed among themselves and with their financial and legal advisors the strategic and financial rationale of consummating an acquisition of the Royal Entities, including the factors described in the section titled “Proposal No. 1—The Business Combination Proposal—Osprey’s Board of Directors’ Reasons for the Approval of the Business Combination.” Osprey’s management and advisors also reported on the results of their due diligence of Royal. Representatives of Wachtell Lipton reviewed with the Osprey board the terms of the Contribution Agreement and the other transaction agreements. The Osprey board also considered the interests of Osprey Sponsor and certain of its directors and officers in the business combination, as described in “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.” Following discussion among the members of the Osprey board and its advisors, the Osprey board voted unanimously to approve the Contribution Agreement, the Subscription Agreements and the other transaction agreements, and the business combination, and to recommend that Osprey stockholders approve and adopt the Contribution Agreement, the business combination and the other proposals set forth in this proxy statement, and authorized management to execute such agreements. Later that day, the parties to the Contribution Agreement and the Voting Agreement executed such agreements and the related agreements, and the parties to the Subscription Agreements and Lock-Up Agreements executed such agreements.

On the morning of June 4, 2018, Osprey and Blackstone announced the execution of the Contribution Agreement and the transactions contemplated thereby.

Osprey’s Board of Directors’ Reasons for the Approval of the Business Combination

The Osprey board considered a wide variety of factors in connection with its evaluation of the business combination. In light of the complexity of those factors, the Osprey board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Osprey board may have given different weight to different factors. This explanation of Osprey’s reasons for the approval of the Osprey board of the business combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the Osprey board reviewed the results of the due diligence conducted by Osprey’s management, and their advisors, which included:

●	research on comparable public companies within the Eagle Ford and/or Austin Chalk;

●	research on comparable transactions within the Eagle Ford and/or Austin Chalk and in the oil and gas business generally;

●	extensive meetings and calls with the management teams, advisors, and owners of Royal regarding operations and forecasts;

●	research on the Eagle Ford and/or Austin Chalk, including historical well results, drilling activity and takeaway capacity;

●	review of the Royal Entities’ material contracts and environmental matters and financial, land and title, tax, legal, insurance, and accounting due diligence;

●	consultation with Osprey’s management and legal and financial advisors and industry experts;

●	financial and valuation analysis of the Royal Entities and the business combination;

●	the audited and unaudited financial statements of Royal and the Royal Entities; and

●	prospective financial information for the Royal Entities prepared by Osprey management.

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The Osprey board, together with Osprey’s management and their advisors, evaluated the proposed acquisition consideration (including the earn-out consideration) in light of the financial and valuation analysis of the Royal Entities and the business combination. Osprey’s management, in consultation with the Osprey board and their advisors, determined that the most appropriate methodology for valuing the Royal Entities was to benchmark Royal Entities’ relative valuation using trading multiples and statistics for comparable public companies and implied valuation multiples in comparable precedent transactions against the prospective financial information for the Royal Entities prepared by Osprey management. In particular, Osprey’s management determined that using trading multiple benchmarks based on comparable public companies’ cash yield, such as distributable cash flow to equity value (distributable yield) and total distributions to equity value (yield), was most appropriate given the amounts of cash flow and cash distributions historically generated by the Royal Entities. The Osprey board and Osprey’s management also reviewed at various times over the course of its discussions and negotiations with Royal trading multiple benchmarks based on comparable public companies’ enterprise value to EBITDA, enterprise value to net royalty acre, enterprise value to proved reserves and enterprise value to daily production ratios. Osprey’s management and their advisors selected a set of comparable public companies for this purpose consisting of Viper Energy Partners LP, Kimbell Royalty Partners, LP, Black Stone Minerals, L.P., Freehold Royalties Ltd and PrairieSky Royalty Ltd. Based on the prospective financial information regarding the post-business combination company for 2018 and 2019 prepared by Osprey management and described in the section titled “Proposal No. 1—The Business Combination Proposal—Certain Unaudited Prospective Information” and the proposed terms of the business combination, Osprey’s management and their advisors calculated that the distributable yield for the combined company would be 9.3% in 2018 and 11.6% in 2019, and that the enterprise value to EBITDA for the combined company would be 10.2x in 2018 and 8.3x in 2019. At the meeting of the Osprey board held on June 3, 2018, the Osprey board determined that the proposed acquisition consideration and terms of the business combination presented an attractive entry point into the oil and gas minerals segment compared to the average estimated distributable yield for comparable public company group of 7.7% in 2018 and 8.5% in 2019 and the average enterprise value to estimated EBITDA multiple for comparable public company group of 14.5x in 2018 and 13.6x in 2019, calculated based on publicly available information and analyst estimates sourced from FactSet as of June 1, 2018. As part of its analysis, the Osprey board, together with Osprey’s management and their advisors, also reviewed comparable precedent transactions, including the acquisition of royalty acres in the Eagle Ford by Viper Energy Partners LP announced in the first quarter of 2018 and the acquisition of mineral and royalty interests of Haymaker Minerals & Royalties LLC and Haymaker Resources LP by Kimbell Royalty Partners, LP announced in the second quarter of 2018.

The factors considered by the Osprey board include, but are not limited to, the following:

●	Highly-economic, multi-year inventory of low-risk drilling locations in what we believe is the “core-of-the-core” liquids-rich condensate fairway of the Eagle Ford Shale. Royal’s concentrated acreage position is located in Karnes, DeWitt and Gonzales Counties, in what we believe is the “core-of-the-core” of the Eagle Ford Shale, one of the most prolific oil and liquids-rich plays in North America. This acreage contains a proven, productive hydrocarbon system across multiple benches that offers ideal rock quality properties and provides exposure to extensive, highly economic and long-lived oil-weighted resources. The resource underlying Royal’s Royalties is characterized by high oil and liquids content and low finding and development costs, supporting attractive economics compared to other unconventional basins. According to RS Energy Group, this area has industry-leading operator well economics with operator IRRs greater than 100% at current NYMEX pricing and operator break-evens under $35 per barrel of oil. Further, Royal’s acreage position is delineated by 1,814 producing wells, of which 1,495 are located in Karnes, DeWitt and Gonzales Counties, illustrating the extensive subsurface data control underpinning operators’ development plans. We believe these characteristics make the acreage underlying Royal’s Royalties commercially viable, low risk and highly attractive to Royal’s operators in a variety of commodity price environments. At current NYMEX strip pricing, Royal has approximately 3,000 locations with operator IRRs in excess of 100%. We believe this extensive inventory of highly economic undeveloped drilling locations will contribute to strong organic growth on Royal’s acreage.

●	High-quality operators with active development programs. Over 98% of Royal’s Eagle Ford and Austin Chalk acreage is controlled by large top-tier operators, which include ConocoPhillips, EOG, BHP and Devon through a joint venture and Pioneer. These operators are well-capitalized, among some of the most active in the play and have compelling recent well results. For example, in February 2018, ConocoPhillips brought a 6-well pad (4 Lower Eagle Ford and 2 Upper Eagle Ford wells) onto production on its Hooks Ranch lease. The sixty-day initial production rates of these wells outperformed the type curve of Royal’s independent petroleum engineer Ryder Scott by more than 50%. Royal owns a 22.5% royalty interest on the Hooks Ranch acreage, which spans 2,888 gross acres across eight contiguous drilling units and provides significant growth potential. We believe that the results of this 6-well pad support significant additional investment from ConocoPhillips on the Hooks Ranch lease and that there is substantial drilling inventory remaining since nearly 90% of the drilling locations are undeveloped. We are acquiring the full rights to Royal’s proprietary database, which includes the permit to first production life cycle history of all wells on Royal’s acreage since 2010. We believe that having access to this proprietary data provides visibility into near-term organic growth on Royal’s acreage, and we currently have line-of-sight to 149 wells, implying robust near-term activity. For the year ended December 31, 2017, there were 149 wells spud, 165 wells brought on to production and 230 drilling permits filed on Royal’s acreage. We believe that Royal’s operators will continue to develop this acreage due to the superior overall and relative economics compared to other development opportunities in their portfolios and public statements about their intentions to allocate capital to this region.

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●	Significant number of upside opportunities for Royal’s operators to increase production and reserves. The Eagle Ford is undergoing a technical and commercial renaissance as operators continue to focus on optimizing development of their unconventional assets. We believe that numerous upside opportunities exist. Examples of these opportunities include further development of the Upper Eagle Ford and Austin Chalk formations, utilization of modern drilling and completion techniques, continued evolution in well spacing, optimization and refinement of the placement and length of well laterals and opportunities for recompletions and enhanced oil recovery (“EOR”). The Lower Eagle Ford has historically been the primary production target on Royal’s acreage, however, recent Upper Eagle Ford and Austin Chalk wells have delivered similar performance. Austin Chalk wells drilled in Karnes County have demonstrated comparable results to nearby Eagle Ford wells. Based on recent Lower and Upper Eagle Ford test results, we believe there is little degradation of well performance due to co-development between these zones. Across the entire play, operators are realizing improved oil and gas recoveries from drilling longer laterals and high initial production rates as a result of completion methods focused on proppant intensity greater than 3,000 pounds per foot and tighter frac stage spacing. Royal’s current proved reserves are attributable only to the Lower Eagle Ford Shale and assume well spacing in-line with publicly disclosed operator plans and industry standards. As such, we believe these spacing assumptions are conservative relative to ongoing industry technical learnings and that the significant in-place resource underlying Royal’s acreage can be further exploited via co-development as indicated by ConocoPhillips. Co-development continues to be a major theme for the operators on the acreage underlying Royal’s Royalties and we believe there is the potential to substantially increase Royal’s Eagle Ford inventory through this type of development over time. We also believe that there is a deep inventory of recompletion opportunities and that EOR could also create significant upside value. EOG has publicly stated plans to convert 90 wells to EOR in 2018 across its entire Eagle Ford position and it expects to increase reserves by 30% to 70% as a result of implementing its EOR program. We believe that the ongoing technical and commercial renaissance in the Eagle Ford has been a catalyst for increased activity levels and that it will to drive incremental production and free cash flow growth.

●	High margin cash flows with strong, visible free cash flow generation. For the three months ended March 31, 2018, Royal delivered strong free cash flow as a result of its operating model, which includes minimal direct operating costs and no capital expenditures. Over this same time period, Royal’s full cycle cash costs were $6.60 per BOE, a significant discount to that of leading upstream operators. Relative to exploration and production companies, Royal experiences significantly lower sensitivity to commodity price decreases, drilling and completion cost increases and limited legal and environmental liabilities. We believe that the Eagle Ford Shale is one of the most geographically advantaged large-scale oil plays in North America, with well-established midstream infrastructure and proximity to Gulf Coast refineries and export facilities. Recently, the Eagle Ford Shale region has experienced positive basis differentials, unlike the Permian Basin or Appalachia, which have both experienced widening basis differentials due to limited infrastructure capacity and extensive distances from end consumer markets. As of June 1, 2018, the LLS benchmark for crude oil was priced at $74.81 per barrel, representing an approximate $9 per barrel premium to the WTI benchmark. Physical sales of Royal’s net production are based on LLS pricing. We believe that Royal’s high margin cost structure coupled with its oil-weighted, high-return assets will provide high conversion of revenue to free cash flow.

●	Partnership with Blackstone, one of the largest alternative asset managers of private capital in the world. In 2011, Blackstone formed Royal. Blackstone has extensive experience in the Eagle Ford through current and prior investments in Royal, GeoSouthern Energy and Gavilan Resources. Blackstone is one of the largest alternative asset managers in the world, with more than $450 billion in assets under management and is a leading global private equity firm and energy private equity franchise. Over the past decade, Blackstone has built a leading energy private equity investing franchise with an extensive track record of investing in assets and in partnerships with exceptional management teams. As of March 31, 2018, Blackstone had committed approximately $15 billion of equity in energy transactions throughout the energy value-chain on a global basis. Oil and gas companies represent a significant share of Blackstone’s investments in the energy sector with approximately $7 billion committed. Following the closing of the business combination, Blackstone will retain a significant ownership stake in Falcon Minerals, representing approximately 47% of the voting interest in Osprey through its ownership in our Class C common stock and will control a majority of our board, with the ability to appoint six out of eleven directors. We believe that our partnership with Blackstone will provide access to a unique set of value enhancing opportunities and be a competitive advantage relative to our peers.

●	Very Strong Liquidity Profile, Low Leverage and Prudential Financial Management. After giving effect to the business combination, Osprey expects to have sufficient free cash flow, liquidity and financial flexibility to pay out quarterly dividends and pursue opportunistic acquisitions.

●	Terms of the Contribution Agreement. The Osprey board reviewed the financial and other terms of the Contribution Agreement and determined that it was the product of arm’s-length negotiations among the parties.

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●	Stockholder Approval. The Osprey board considered the fact that in connection with the business combination Osprey stockholders have the option to (i) remain stockholders of the combined company, (ii) sell their shares on the open market or (iii) redeem their shares for the per share amount held in the Trust Account.

In the course of its deliberations, the Osprey board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the transaction, including the following:

●	The risk that the potential benefits of the business combination may not be fully achieved, or may not be achieved within the expected time frame.

●	Oil, natural gas and natural gas liquids prices are volatile. All of the Royal Entities’ revenues are derived from royalty payments that are based on the price at which oil, natural gas and natural gas liquids produced from the underlying acreage is sold. A sustained decline in oil, natural gas and natural gas liquids prices could adversely affect the revenues, financial condition and results of operations of the Royal Entities.

●	The Royal Entities depend on four third-party operators for substantially all of the exploration and production on the properties underlying its royalties and substantially all of Royal’s revenue is derived from royalty payments made by these operators. Failure of these operators to adequately and efficiently develop and operate the Royal Entities’ acreage could have a material adverse effect on the revenues, financial condition and results of operations of the Royal Entities.

●	The Royal Entities’ success depends on finding or acquiring additional reserves, and third party operators developing those additional reserves. Planned acquisitions require substantial capital that may be expensive or unavailable, which could lead to a decline in the ability to access or grow production and reserves.

●	The development of the Royal Entities’ proved undeveloped reserves may take longer and may require higher levels of capital expenditures from operators than the Royal Entities or they currently anticipate.

●	The estimated reserves are based on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present values of the Royal Entities’ reserves. The Royal Entities’ producing properties are located predominantly in the Eagle Ford Shale region of South Texas, making Royal vulnerable to risks associated with operating in a single geographic area. In addition, Royal has a large amount of proved reserves attributable to a single producing horizon within this area.

●	Increasing competition in South Texas may increase the likelihood of service cost inflation and limit Osprey’s ability to complete opportunistic acquisitions.

●	If the Royal Entities are unable to make acquisitions on economically acceptable terms, the Royal Entities’ future growth will be limited, and the acquisitions the Royal Entities makes may reduce, rather than increase, cash generated from royalties.

●	Properties the Royal Entities acquire may not produce as projected, and the Royal Entities may be unable to determine reserve potential, identify liabilities associated with the properties that the Royal Entities acquire or obtain protection from sellers against such liabilities.

●	Project areas on the properties underlying the Royal Entities’ royalties, which are in various stages of development, may not yield oil or natural gas in commercially viable quantities, or at all.

●	Identified drilling locations, which are scheduled out over many years, are susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

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●	Unless the Royal Entities replace its reserves with new reserves that operators develop, the Royal Entities’ reserves royalty payments will decline, which would adversely affect future cash flows and results of operations.

●	Competition in the oil and natural gas industry is intense, which may adversely affect Royal’s third party operators’ ability to succeed.

●	The oil and gas operations on the acreage underlying the Royal Entities’ royalties are subject to environmental, health and safety laws and regulations that could adversely affect the cost, manner or feasibility of conducting operations on them or result in significant costs and liabilities, which could adversely affect the Royal Entities’ financial condition and results of operations.

●	The risk that the business combination might not be consummated in a timely manner or that the closing might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of Osprey’s stockholders.

●	The risk that the transactions contemplated by the Contribution Agreement would not be completed in accordance with their respective terms or at all.

●	The significant fees and expenses associated with completing the business combination and the substantial time and effort of management required to complete the business combination.

In addition to considering the factors described above, the Osprey board considered that some officers and directors of Osprey may have interests in the business combination as individuals that are in addition to, and that may be different from, the interests of Osprey’s stockholders. Osprey’s independent directors reviewed and considered these interests during the negotiation of the business combination and in evaluating and unanimously approving, as members of the Osprey board, the business combination. For more information, see the section entitled “—Interests of Certain Persons in the Business Combination.”

The Osprey board concluded that the potential benefits that it expects Osprey and its stockholders to achieve as a result of the business combination outweigh the potentially negative factors associated with the business combination. Accordingly, the Osprey board, based on its consideration of the specific factors listed above, unanimously (a) determined that the Contribution Agreement and the business combination are fair to, and in the best interests of, Osprey’s stockholders, (b) approved, adopted and declared advisable the Contribution Agreement and the transactions contemplated thereby and (c) recommended that Osprey’s stockholders approve each of the Proposals.

Unaudited Prospective Financial Information

Osprey does not as a matter of course make public projections as to future sales, earnings, or other results. However, Osprey is including the following summary of certain internal, unaudited prospective financial information from Osprey’s management for the post-business combination company because that information was made available to the Osprey board in connection with the evaluation of the business combination. The inclusion of the below information should not be regarded as an indication that Osprey or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

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While presented in this proxy statement with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Osprey’s management, including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Osprey believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Osprey had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to their respective businesses, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial forecasts but, in the view of the Company’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

The material assumptions used by Osprey’s management in developing the prospective financial information consisted of the net prospective oil and gas production for 2018 and 2019 attributable to the Royal Entities’ royalty assets as provided by Royal, oil and gas prices using First Call pricing as of April 2, 2018 and NYMEX Strip pricing on June 1, 2018, and certain assumptions regarding operating, tax and other expenses, in each case reflected in the tables set forth below.

No independent auditors have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, none of Osprey, Royal or any of their independent auditors express an opinion or any other form of assurance with respect thereto or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

Except as required by applicable securities laws, Osprey does not intend to make publicly available any update or other revision to the prospective financial information. The prospective financial information does not take into account any circumstances or events occurring after the date that information was prepared. Readers of this proxy statement are cautioned not to place undue reliance on the unaudited prospective financial information set forth below. None of Osprey, Royal nor any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Osprey stockholder or any other person regarding ultimate performance compared to the information contained in the prospective financial information or that financial and operating results will be achieved.

The following table sets forth certain summarized prospective financial information regarding the post-business combination company for 2018 and 2019, which was prepared by Osprey management, using First Call pricing on April 2, 2018:

	Fiscal Year Ending December 31,
	2018E	2019E
	($ in millions unless otherwise noted)
Total Production (MBoe)	2,318	2,785
Total Revenue	$101	$123
Total Expenses	$(14)	$(15)
EBITDA(1)	$87	$108
Free Cash Flow	$80	$99
First Call pricing(2) as of April 2, 2018:
WTI crude oil ($/bbl)	$60.08	$59.75
Natural gas ($/mcf)	$2.99	$2.95

(1)	Osprey defines EBITDA as net income (loss), determined in accordance with U.S. GAAP, for the period presented, before interest expense, income tax benefit (provision), and depreciation and amortization expense. EBITDA is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for net income (loss) prepared in accordance with GAAP.

(2)	First Call pricing refers to the average of financial research analysts publicly disclosed estimates for future commodity prices. Osprey and its advisors sourced First Call pricing from FactSet.

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The following table sets forth certain summarized prospective financial information regarding the post-business combination company for 2018 and 2019, which was prepared by Osprey management, using the NYMEX Strip pricing on June 1, 2018:

	Fiscal Year Ending December 31,
	2018E	2019E
	($ in millions unless otherwise noted)
Total Production (MBoe)	2,318	2,785
Total Revenue	$109	$128
Total Expenses	$(14)	$(15)
EBITDA(1)	$95	$113
Free Cash Flow	$86	$103
NYMEX Strip pricing as of June 1, 2018:
WTI crude oil ($/bbl)	$65.30	$62.80
Natural gas ($/mcf)	$2.92	$2.81

(1)	Osprey defines EBITDA as net income (loss), determined in accordance with U.S. GAAP, for the period presented, before interest expense, income tax benefit (provision), and depreciation and amortization expense. EBITDA is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for net income (loss) prepared in accordance with GAAP.

Satisfaction of 80% Test

It is a requirement under our Charter and NASDAQ listing requirements that the business or assets acquired in our Initial Business Combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our Initial Business Combination.

As of the date of the execution of the Contribution Agreement, the balance of the funds in the Trust Account was approximately $276.7 million (excluding approximately $10 million of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $222 million. In reaching its conclusion that the business combination meets the 80% asset test, the board of directors looked at the enterprise value of the Royal Entities of approximately $800 million implied by adding: (i) approximately $400 million of equity consideration in the post-combination company to be issued to the Contributors; and (ii) $400 million of cash consideration payable to the Contributors at the closing. In determining whether the enterprise value described above represents the fair market value of the Royal Entities, our board of directors considered all of the factors described above in this section and the fact that the purchase price for the Royal Entities was the result of an arm’s length negotiation with the Contributors. As a result, our board of directors concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of our management team and the board of directors, our board of directors believes that the members of our management team and the board of directors are qualified to determine whether the business combination meets the 80% asset test. Our board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% asset test has been met.

Interests of Certain Persons in the Business Combination

In considering the recommendation of our board of directors to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, Osprey Sponsor and our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

●	the fact that Osprey Sponsor holds private placement warrants that would expire worthless if a business combination is not consummated;

●	the fact that Osprey Sponsor and our officers and directors have agreed not to redeem any of the shares of Class A common stock held by them in connection with a stockholder vote to approve the business combination;

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●	the fact that Osprey Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $[ ] based on the closing price of our Class A common stock on [ ], 2018;

●	if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, Jonathan Z. Cohen has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●

the continuation of Edward E. Cohen, Jonathan Z. Cohen, Brian L. Frank, Steven R. Jones and William D. Anderson as directors of Osprey, and Blackstone’s right to nominate up to six directors to our board of directors following the closing based on its and its affiliates’ beneficial ownership of our Class A common stock and Class C common stock in accordance with the terms of the Shareholders’ Agreement;

●	the fact that Edward E. Cohen, Jonathan Z. Cohen, Jeffrey F. Brotman and Steven R. Jones agreed to participate in the PIPE investment and purchase $15,550,000 of Class A common stock in the aggregate at $10.00 per share on the terms set forth in the subscription agreements;

●	the fact that Osprey Sponsor and our officers and directors may not participate in the formation of, or become a director or officer of, any other blank check company until we have entered into a definitive agreement regarding an Initial Business Combination or fail to complete an Initial Business Combination by July 26, 2019;

●	the fact that Osprey Sponsor and our officers and directors will lose their entire investment in us if an Initial Business Combination is not completed;

●	the fact that we are a party to a registration rights agreement with Osprey Sponsor, which provides for registration rights to such parties;

●	the fact that it is currently expected that our executive officers will continue their employment with us following the closing of business combination;

●	the fact that none of our directors or executive officers is entitled to compensation that is based on or otherwise relates to the closing; and

●	the fact that we will continue to provide indemnification and insurance coverage to our directors and executive officers following the closing of the business combination.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the business combination, Osprey Sponsor or our officers, directors or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. None of our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that Osprey Sponsor or our officers, directors or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account.

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The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the business combination or, where the purchases are made by Osprey Sponsor or our officers, directors or advisors or their respective affiliates, to satisfy a closing condition in an agreement related to the business combination.

Total Shares to Be Issued in the Business Combination

It is anticipated that, upon the closing and based on the assumptions set forth in “Certain Defined Terms,” the ownership of Osprey will be as follows:

●	the public stockholders will own 27,500,000 shares of our Class A common stock, representing an approximate 60.0% economic interest and an approximate 32.0% voting interest in Osprey;

●	the holders of our founder shares, namely Osprey Sponsor, will own 6,875,000 shares of our Class A common stock, representing an approximate 15.0% economic interest and an approximate 8.0% voting interest in Osprey;

●	the Investors, which include public stockholders and certain of our directors and officers, will purchase 11,480,000 shares of our Class A common stock, representing an approximate 25.0% economic interest and an approximate 13.4% voting interest in Osprey;

●	the Contributors will own 40,000,000 shares of our Class C common stock, representing a 0% economic interest and an approximate 46.6% voting interest in Osprey; and

●	our affiliates, which include Osprey Sponsor and our directors will collectively own an approximate 18.4% economic interest and an approximate 9.8% voting interest in Osprey upon the closing.

If the actual facts are different than the assumptions set forth in “Certain Defined Terms,” the economic and voting interest set forth above will be different. For example, if we assume that all outstanding 7,500,000 private placement warrants held by Osprey Sponsor and all the 13,750,000 public warrants were exercised following the closing, then the ownership of Osprey’s Class A common stock and Class C common stock would be as follows:

●	the public stockholders and former holders of the public warrants will own 41,250,000 shares of our Class A common stock, representing an approximate 61.5% economic interest and an approximate 38.5% voting interest;

●	the holders of our founder shares and the former private placement warrants, namely Osprey Sponsor, will own 14,375,000 shares of our Class A common stock, representing an approximate 21.4% economic interest and an approximate 13.4% voting interest;

●	the Investors, which include public stockholders and certain of our directors and officers, will purchase 11,480,000 shares of our Class A common stock, representing an approximate 17.1% economic interest and an approximate 10.7% voting interest in Osprey; and

●	the Contributors will own 40,000,000 shares of our Class C common stock, representing a 0% economic interest and an approximate 37.3% voting interest.

In this scenario, our affiliates, which include Osprey Sponsor and our directors, will collectively own an approximate 23.7% economic interest and an approximate 14.9% voting interest in Osprey upon the closing.

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The warrants will become exercisable on the later of 30 days after the completion of an Initial Business Combination and 12 months following the closing of the IPO and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

See the sections entitled “Summary of the Proxy Statement—Impact of the Business Combination on Osprey’s Public Float” and “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of Osprey” for further information.

Sources and Uses for the Business Combination

The following table summarizes the sources and uses for funding the business combination.

Sources of Funds		Uses
(in millions)
Royal Equity Rollover (1)	$400	Royal Equity Rollover (1)	$400
Cash in Osprey Trust Account (2)	277	Royal Cash Consideration	400
Proceeds of the Private Placement	115	Illustrative Fees and Expenses	25
Borrowings under the Revolving Credit Facility	33
Founders’ shares	69	Founders’ shares	69
Total Sources	$894	Total Uses	$894
Total Cash Sources	$425	Total Cash Uses	$425

(1)	Represents the 40 million common units to be issued to the Contributors as consideration pursuant to the Contribution Agreement, assumes Osprey has sufficient cash at closing to pay $400 million cash consideration to the Contributors.

(2)	This amount includes approximately $10.0 million in deferred underwriting commissions to the underwriters of our IPO and taxes payable on the income earned on the Trust Account.

Board of Directors of Osprey Following the Business Combination

Upon the closing, we anticipate expanding the size of our board of directors from five directors to 11. The initial 11 directors following the closing will consist of: (a) six directors to be designated by Royal prior to the closing, (b) two directors to be designated by Osprey Sponsor prior to the closing and (c) three independent directors to be mutually selected by Osprey Sponsor and Royal prior to the closing. The directors designated by Osprey Sponsor will serve in the class of directors whose term expires on the third annual meeting of Osprey stockholders following the closing. As of the closing, each class of directors will also contain two directors designated by Royal, and one independent director mutually selected by Osprey and Royal. The Shareholders Agreement sets forth additional agreements among Osprey, Osprey Sponsor, the Royal Parties and Blackstone regarding the right of Blackstone to designate a certain number of individuals for nomination by the Osprey board to be elected by Osprey’s stockholders at subsequent annual meetings of the Osprey stockholders, based on the percentage of the voting power of the outstanding Class A common stock and Class C common stock beneficially owned by Blackstone and its controlled affiliates, in the aggregate, as described in more detail under “—Related Agreements—Shareholders Agreement.”

Redemption Rights

Under our Charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Charter. As of March 31, 2018, this would have amounted to approximately $10.06 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Class A common stock for cash and will no longer own shares of Osprey. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the shares of Class A common stock included in the units sold in our IPO, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Each redemption of shares of Class A common stock by our public stockholders will decrease the amount in our Trust Account, which holds approximately $276.7 million as of March 31, 2018. In no event will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See the section entitled “Special Meeting of Osprey Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

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Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the Business Combination.

Accounting Treatment

The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Osprey will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Royal being the largest single individual or group of owners, Royal having the largest minority voting interest, Royal operations comprising the ongoing operations of the combined entity, and Royal comprising a majority of the governing body of the combined entity. Accordingly, for accounting purposes, the acquisition will be treated as the equivalent of Royal issuing stock for the net assets of Osprey, accompanied by a recapitalization. The net assets of Osprey will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the acquisition will be those of Royal.

Certain U.S. Federal Income Tax Considerations

The following is a discussion of (i) certain U.S. federal income tax consequences to holders of our Class A common stock that elect to have their Class A common stock redeemed for cash if the business combination is completed, and (ii) with respect to certain Non-U.S. holders (as defined below) who continue to hold shares of our Class A common stock or warrants after the business combination is completed, certain U.S. federal income tax consequences related to our status as a USRPHC following the business combination. This discussion applies only to Class A common stock and warrants, as applicable, held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and is applicable only to holders who purchased our Class A common stock and warrants in the IPO.

The following does not purport to be a complete analysis of all potential tax effects stemming from the closing that are associated with holding or redemption of our Class A common stock or warrants. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws or any U.S. federal laws not related to the income tax are not discussed, nor does this discussion address any unearned income Medicare contribution tax consequences or any considerations with respect to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement). This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect individuals to which this section applies and could affect the accuracy of the statements herein. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to your particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to individuals subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	holders of Class B common stock;

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●	persons subject to the alternative minimum tax;

●	real estate investment trusts;

●	regulated investment companies;

●	persons holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

●	banks, insurance companies and other financial institutions;

●	brokers, dealers or traders in securities;

●	persons who elect the mark-to-market method of accounting;

●	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, S corporations and other flow-through entities (and investors therein);

●	tax-exempt organizations or governmental organizations;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our Class A common stock being taken into account in an applicable financial statement;

●	tax-qualified retirement plans; and

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

The tax treatment of partnerships and other entities or arrangements treated as partnerships for U.S. federal income tax purposes and partners therein will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (and other entities or arrangements treated as partnerships for U.S. federal income tax purposes) and investors therein should consult their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Certain Considerations Related to a Redemption of Class A Common Stock

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of shares of our Class A common stock and/or warrants, as applicable, that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

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●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if (1) a U.S. court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Redemption of Class A Common Stock. In the event that a U.S. holder’s Class A common stock is redeemed pursuant to the redemption provisions described in the section entitled “Special Meeting of Osprey Stockholders—Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale or other exchange of common stock, the U.S. holder will be treated as described under “—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Class A Common Stock” below. If the redemption does not qualify as a sale of common stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “—U.S. Holders—Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder by attribution from certain related persons and/or as a result of owning warrants) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A common stock generally will be treated as a sale of the Class A common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of our stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include Class A common stock which could be acquired pursuant to the exercise of the warrants.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Class A common stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our Class A common stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our Class A common stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of our Class A common stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS ruled that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

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If none of the foregoing tests are satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “—U.S. Holders—Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed Class A common stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Gain or Loss on Redemption Treated as a Sale of Class A Common Stock. If the redemption qualifies as a sale of Class A common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Class A common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Class A common stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders are generally eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Class A common stock so disposed of. A U.S. holder’s adjusted tax basis in its Class A common stock generally will equal the U.S. holder’s acquisition cost less, in the case of a share of Class A common stock, any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes.

A withholding tax equal to 15% of the amount realized (the “USRPHC Withholding Tax”) on the redemption of our shares of Class A common stock (i.e., the amount of cash received by a holder pursuant to a redemption of our shares of Class A common stock) generally will also be required. A U.S. holder may eliminate the USRPHC Withholding Tax in respect of its receipt of cash pursuant to a redemption of our shares of Class A common stock by certifying in writing (under penalties of perjury) to the person required to withhold the USRPHC Withholding Tax that such holder is not a Non-U.S. holder, and providing its U.S. taxpayer identification number (social security number for individuals and U.S. employer identification number in all other cases), address and certain other information, or by providing such other information, as is satisfactory to the person required to withhold the USRPHC Withholding Tax, to establish such holder’s status as a U.S. holder. If a U.S. holder fails to provide the necessary information described above to eliminate the USRPHC Withholding Tax and the amount of the USRPHC Withholding Tax withheld in respect of cash received pursuant to such redemption exceeds the U.S. holder’s U.S. federal income tax liability with respect thereto, a holder may be entitled to a refund or credit against such holder’s U.S. federal income tax liability, provided that certain required information is timely provided to the IRS.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Class A common stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described under “U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Class A Common Stock” above.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A common stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of Class A common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

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Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of our Class A common stock and/or warrants, as applicable, that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Redemption of Class A Common Stock. The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Class A common stock pursuant to the redemption provisions described in the section entitled “Special Meeting of Osprey Stockholders—Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Class A common stock, as described under “—U.S. Holders—Redemption of Class A common stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “—Non-U.S. Holders—Gain on Redemption Treated as a Sale of Class A Common Stock” and “—Non-U.S. Holders—Taxation of Redemption Treated as a Distribution,” as applicable.

Gain on Redemption Treated as a Sale of Class A Common Stock. A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of our Class A common stock unless:

●	the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

●	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

●	our Class A common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a USRPHC for U.S. federal income tax purposes and the Non-U.S. holder owns or owned more than 5% of our Class A common stock during the Non-U.S. holder’s holding period for the Class A common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the redemption of our Class A common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, as described under “—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Class A Common Stock” above, we may be required to withhold the USRPHC Withholding Tax upon such redemption. If the USRPHC Withholding Tax withheld in respect of cash received pursuant to such redemption exceeds the holder’s U.S. federal income tax liability with respect thereto, the holder may be entitled to a refund or credit against such holder’s U.S. federal income tax liability, provided that certain required information is timely provided to the IRS. We will be classified as a USRPHC if the fair market value of our “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we will be a USRPHC on the date of the redemption.

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We urge you to consult your tax advisors regarding the U.S. federal income tax consequences resulting from our belief that we will be a USRPHC on the date that the business combination is completed.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Class A common stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described under “—Non-U.S. Holders—Gain on Redemption Treated as a Sale of Class A Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on a properly completed and executed IRS Form W-8BEN or W-8BEN-E or other applicable documentation). In addition, because we believe that we will be a USRPHC on the date of the redemption, we will generally withhold 15% of any distribution to the extent that such distribution is not treated as a dividend, see “—Non-U.S. Holders—Gain on Redemption Treated as a Sale of Class A Common Stock” above.

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding. Payments of dividends (including constructive dividends received pursuant to a redemption of our Class A common stock) on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on our Class A common stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.

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Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Certain Considerations for Continuing Non-U.S. Holders in Connection With Osprey’s Expected Status as a USRPHC as a Result of the Business Combination

We believe that we will be a USRPHC at the closing, because a significant portion of the assets treated as held by Osprey are expected to be classified as United States real property interests. As long as our Class A common stock continues to be regularly traded on an established securities market, a Non-U.S. holder that actually or constructively owns (or owned at any time during the Non-U.S. holder’s holding period for the Class A common stock) 5% or less of our Class A common stock will not be subject to U.S. federal income tax on gain realized on the disposition of our Class A common stock as a result of our expected status as a USRPHC. However, if our Class A common stock is not considered to be so regularly traded during the calendar year in which the relevant disposition by a Non-U.S. holder occurs, or shares of our Class A common stock are disposed of by a holder who owns more than 5% of our Class A common stock at any time during the period described above, such holder generally would be subject to U.S. federal income tax on a disposition of our Class A common stock. In addition, if our Class A common stock is not considered to be so regularly traded during the calendar year in which the relevant disposition by a Non-U.S. holder occurs (regardless of the percentage of our Class A common stock actually or constructively owned by such holder), the USRPHC Withholding Tax generally would apply to the gross proceeds from such disposition.

If a Non-U.S. holder holds our Class A common stock when it is not regularly traded or the percentage of our Class A common stock actually or constructively owned by a Non-U.S. holder at any time during the Non-U.S. holder’s holding period exceeds or exceeded 5% of the value of our Class A common stock, then any redemption of such Non-U.S. holder’s Class A common stock treated as a sale or exchange for U.S. federal income tax purposes (as discussed under “—Non-U.S. Holders—Gain on Redemption Treated as a Sale of Class A Common Stock” above) and any distributions (including redemptions treated as distributions, as described under “—Non-U.S. Holders—Taxation of Redemption Treated as a Distribution” above) we make to a Non-U.S. holder that are not treated as dividends for U.S. federal income tax purposes (i.e., that are not made out of our current or accumulated earnings and profits) generally would be subject to the USRPHC Withholding Tax, as described under “—Non-U.S. Holders—Gain on Redemption Treated as a Sale of Class A Common Stock” above.

As a result of our expected status as a USRPHC, a Non-U.S. holder who recognizes gain from a disposition of our warrants generally will be subject to U.S. federal income tax on a net income basis at the rates and in the manner generally applicable to U.S. holders unless an applicable income tax treaty provides otherwise. However, if both our warrants and our Class A common stock continue to be regularly traded on an established securities market in the calendar year of such disposition, only a Non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. holder’s holding period for the warrants, more than 5% of our warrants generally will be subject to U.S. federal income tax on gain realized on the disposition of our warrants as a result of our status as a USRPHC. If in the calendar year of such disposition, our warrants are not considered to be so regularly traded on an established securities market, but our Class A common stock is, only a Non-U.S. holder whose warrants, as of the date of such Non-U.S. holder’s acquisition of such warrants, have a fair market value greater than 5% of the value of our Class A common stock, generally will be subject to U.S. federal income tax on gain realized on the disposition of our warrants as a result of our status as a USRPHC. If our Class A common stock is not considered to be so regularly traded during the calendar year in which the relevant disposition by a Non-U.S. holder occurs, such holder (regardless of the percentage of our warrants owned) generally would be subject to U.S. federal income tax on a taxable disposition of our warrants, and the USRPHC Withholding Tax generally would apply to the gross proceeds from such disposition.

If the USRPHC Withholding Tax withheld with respect to a disposition of our Class A common stock or warrants, redemption of our Class A common stock or a distribution made with respect to our Class A common stock exceeds the Non-U.S. holder’s U.S. federal income tax liability with respect to such disposition, redemption or distribution, such holder may be entitled to a refund or credit against such holder’s U.S. federal income tax liability, provided that certain required information is timely provided to the IRS.

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The foregoing discussion is not intended to be a comprehensive discussion of all material U.S. federal income tax consequences to a Non-U.S. holder of owning or disposing of our Class A common stock and/or warrants after the business combination is completed. We urge Non-U.S. holders to consult their tax advisors with respect to the consequences of ownership and disposition of our Class A common stock and/or warrants.

Regulatory Matters

To complete the business combination, Osprey and the Contributors must obtain approvals or consents from, or make filings with certain U.S. federal authorities. The business combination is subject to the requirements of the HSR Act, which prevents Osprey and the Contributors from completing the business combination until required information and materials are furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and specified waiting period requirements have been satisfied.

On June 18, 2018, Osprey and Royal each filed a Premerger Notification and Report Form under the HSR Act. Osprey and Royal received notice of the early termination of the waiting period under the HSR Act on June 26, 2018.

Vote Required for Approval

The closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal and the NASDAQ Proposal at the special meeting. The Business Combination Proposal is conditioned on the approval of the Charter Proposal and the NASDAQ Proposal.

This Business Combination Proposal (and consequently, the Contribution Agreement and the business combination) will be approved and adopted only if the holders of at least a majority of the shares of our Class A common stock and Class B common stock voted at the special meeting, voting as a single class, vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

As of the record date, Osprey Sponsor and certain of its members who also are directors and officers of Osprey have agreed to vote any shares of Class A common stock and Class B common stock owned by them in favor of the business combination.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS
VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

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PROPOSAL NO. 2—THE CHARTER PROPOSAL

Overview

Pursuant to the terms of the Contribution Agreement, upon the closing, Osprey will amend and restate the Charter in the form set forth in Annex F (as so amended and restated, the “Second A&R Charter”). Assuming the Business Combination Proposal and the NASDAQ Proposal are approved, Osprey stockholders are also being asked to approve an amendment and restatement of the Charter. This proposal is separated into sub-proposals submitted to Osprey stockholders to vote upon those material aspects of the Second A&R Charter that do not appear in, or are different from, the Charter.

The proposed Second A&R Charter contains a number of interrelated provisions. Some of the provisions, all of which were agreed upon by Osprey and the Royal Parties in connection with their negotiation of the Contribution Agreement, are material and differ in material respects from provisions contained in or omitted from the Charter. These provisions, which are described below and submitted to Osprey stockholders as sub-proposals of the charter amendment proposal, would:

a.	create a new class of capital stock designated as Class C common stock;

b.	increase the number of authorized shares of Osprey’s capital stock, par value $0.0001 per share, from 146,000,000 shares to 361,000,000 shares and to increase the number of authorized shares of Osprey’s Class A common stock, from 125,000,000 shares to 240,000,000 shares;

c.	adopt Delaware as the exclusive forum for certain stockholder litigation;

d.	require the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of capital stock of Osprey to amend, repeal or adopt certain provisions of the Charter;

e.	provide that Section 203 of the Delaware General Corporation Law, which governs business combinations between Osprey and certain interested Osprey stockholders, does not apply to Osprey; and

f.	eliminate certain provisions in the Charter relating to Osprey’s Class B common stock and our Initial Business Combination that will no longer be applicable to us following the closing.

By approving each of the foregoing sub-proposals, Osprey stockholders will also be approving the proposed Second A&R Charter in its entirety.

You should also carefully read the full text of the proposed Second A&R Charter, which is attached as Annex F to this joint proxy statement/prospectus. The following summary description of provisions of the proposed Second A&R Charter is qualified by reference to the attached full text of the proposed Second A&R Charter.

Proposal 2A:	Approval of amendments to the Charter to create a new class of capital stock designated as Class C common stock

In connection with the business combination and pursuant to the Contribution Agreement, the Contributors will be issued common units and an equal number of shares of Class C common stock. The Contributors will collectively own all of our outstanding Class C common stock and, following the closing, we expect to maintain a one-to-one ratio between the number of outstanding shares of Class C common stock and the number of common units owned by each of the Contributors so that each of the Contributors will have a voting interest in Osprey that is identical to their economic interest in Osprey Opco. The Second A&R Charter will establish the terms of the Class C common stock.

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Our Class C common stock will be a newly issued class of common stock, with a par value of $0.0001 per share. A holder of Class C common stock may transfer shares of Class C common stock to any transferee only if, and only to the extent permitted by the Osprey Opco LPA, such holder also simultaneously transfers an equal number of such holder’s common units to such transferee. Holders of our Class C common stock will be entitled to one vote per share and vote together as a single class with holders of our Class A common stock on all matters properly submitted to a vote of the stockholders. In addition, after the closing, holders of Class C common stock, voting as a separate class, will be entitled to approve any amendment, alteration or repeal any provision of the Second A&R Charter, if such amendment, alteration or repeal would alter or change, in a manner adverse to the holders of the Class C common stock, the powers, preferences or rights of the Class C common stock, relative to the powers, preferences or rights of any other class of Osprey common stock, as such relative powers, preferences or rights exist as of the date of this Second A&R Charter. Holders of Class C common stock will not be entitled to any dividends from Osprey and will not be entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs.

Holders of Class C common stock will not be entitled to any dividends or distributions upon liquidation of the Company, and the Company is not permitted to enter into any business combination or other sale transaction pursuant to which holders of common units would receive a different form or amount of consideration as holders of Class A common stock, or in which shares of Class C common stock are exchanged for any consideration. When coupled with a common unit, a share of Class C common stock is exchangeable for a share of Class A common stock at the election of the holder in accordance with the terms of the Osprey Opco LPA.

Proposal 2B:	Approval of an increase in the number of authorized shares

The Second A&R Charter will increase the number of authorized shares of Osprey’s capital stock, par value $0.0001 per share, from 146,000,000 shares to 361,000,000 shares and to increase the number of authorized shares of Osprey’s Class A common stock, from 125,000,000 shares to 240,000,000 shares.

The increase in the number of authorized shares is intended to provide adequate authorized share capital to (i) accommodate the issuance of 11,480,000 shares of Class A common stock concurrent with the closing the issuance to the Investors in the Private Placement, the issuance of a number of shares of Class A common stock equal to the number of shares of Class C common stock issued to the Contributors, which shares of Class A common stock are issuable in the future to the Contributors in connection with the future redemption or exchange of their common units in accordance with the Osprey Opco LPA and the issuance of a number of Class A common stock upon the conversion of Class B common stock in accordance with the terms of the Charter and (ii) to provide flexibility for future issuances of Class A common stock if determined by the Osprey board to be in the best interests of the post-combination company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Proposal 2C:	Approval of amendments to adopt Delaware as the exclusive forum for certain stockholder litigation

The Second A&R Charter provides that a stockholder bringing certain claims will be required to bring that claim in the court of chancery in the State of Delaware (the “Court of Chancery”), subject to the Court of Chancery having personal jurisdiction over the defendants. If the Court of Chancery dismisses such claim because it does not have subject matter jurisdiction over the claim, then the claim must be brought in another state court in the State of Delaware. The post-combination company may decide that it is in the best interests of the post-combination company and its stockholders to bring an action in a forum other than the Court of Chancery (or a state court in the State of Delaware if the Court of Chancery does not have subject matter jurisdiction), and it may consent in writing to the selection of an alternative forum. This proposal provides that any person who acquires an interest in the stock of the post-combination company will be deemed to have notice of this provision and consent to personal jurisdiction in the applicable Delaware court.

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The amendment is intended to assist the post-combination company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Osprey’s board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that the post-combination company is incorporated in Delaware, Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

The effect of the amendment on Osprey stockholders is that any stockholder bringing: (i) any derivative action or proceeding brought on behalf of the post-combination company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of the post-combination company to the post-combination company or the post-combination company’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the post-combination company or any director or officer of the post-combination company arising pursuant to any provision of the DGCL or the Charter or the Bylaws (as either may be amended from time to time) of the post-combination company, (iv) any action to interpret, apply, enforce or determine the validity of the Charter or the Bylaws of the post-combination company or (v) any action asserting a claim against the post-combination company or any director or officer of the post-combination company governed by the internal affairs doctrine, will be required to bring such claim in the Court of Chancery, subject to the Court of Chancery having personal jurisdiction over the defendants, or, if the Court of Chancery dismisses such claim because it does not have subject matter jurisdiction over the claim, in another state court in the State of Delaware.

Proposal 2D:	Approval of amendments to require the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of capital stock of Osprey to amend, repeal or adopt certain provisions of the Charter

The Second A&R Charter provides that certain provisions of the Second A&R Charter may only be amended or repealed, and inconsistent provisions may only be adopted, with the affirmative vote off the holders of at least 75% of the voting power of all outstanding shares of capital stock of Osprey at a meeting of Osprey stockholders. The provisions of the Charter subject to this stockholder approval requirement relate, among other things, to the election and removal of directors, the classified structure of the Osprey board, the denial of cumulative voting, amendments of the Osprey bylaws and the Charter, stockholder meeting, the denial of stockholder action by written consent, exculpation and indemnification of directors, the corporate opportunity doctrine, the designation as Delaware as the exclusive forum for certain stockholder litigation and the inapplicability of Section 203 of the DGCL to Osprey.

The Osprey board believes that this change is appropriate due to the fact that Blackstone, Royal and the Contributors will own or control a significant percentage of our outstanding voting power following the closing, and will have the ability to influence certain corporate actions requiring stockholder approval. A higher threshold requirement for stockholder approval for amending or modifying provisions of the Charter will make it more difficult for Blackstone, Royal and the Contributors to modify Osprey’s corporate governance without the meaningful support of unaffiliated Osprey stockholders.

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Proposal 2E:	Approval of amendments to provide that Section 203 of the Delaware General Corporation Law does not apply to Osprey

The Second A&R Charter includes a provision that renders render inapplicable Section 203 of the Delaware General Corporation Law (the “DGCL”). Section 203 of the DGCL provides that any person or entity who acquires 15% or more in voting power of a corporation’s voting stock (thereby becoming an “interested stockholder”) may not engage in a wide range of transactions (referred to as “business combinations”) with the corporation for a period of three years following the date the person became an interested stockholder, subject to certain exceptions. The exceptions are (i) the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% in voting power of the corporation’s voting stock outstanding at the time the transaction commenced (excluding certain shares), or (iii) the business combination is approved by the board of directors and authorized, at a shareholder meeting and not by written consent, by the affirmative vote of at least 66 2/3% in voting power of the outstanding voting stock not owned by the interested stockholder. Under Section 203 of the DGCL, a corporation can elect not to be subject to Section 203 if the corporation inserts a provision to that effect in its certificate of incorporation or if the stockholders of the corporation insert a provision to that effect in the bylaws of the corporation.

The Osprey board believes that this change is appropriate because Blackstone, Royal and the Contributors would be unwilling or unable to enter into the Contribution Agreement without the ability to sell equity interests in Osprey, including stakes representing interests of 15% or more in voting power of Osprey’s voting stock, without the Osprey board’s approval.

Proposal 2F:	Approval of amendments to eliminate certain provisions in the Charter relating to Osprey’s Class B common stock and our Initial Business Combination that will no longer be applicable to us following the closing

The Second A&R Charter eliminates certain provisions relating to our Initial Business Combination that will no longer be applicable to Osprey following the closing.

Vote Required for Approval

The closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal and the NASDAQ Proposal at the special meeting. The Charter Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal.

The approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have the same effect as a vote “AGAINST” this proposal.

As of the record date, Osprey Sponsor and our directors and officers have agreed to vote any shares of Class A common stock and Class B common stock owned by them in favor of the business combination.

Recommendation of the Board of Directors

OSPREY’S BOARD OF DIRECTORS RECOMMENDS THAT OSPREY STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

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COMPARISON OF STOCKHOLDER RIGHTS BEFORE AND AFTER PROPOSED CHARTER AMENDMENT

Following closing, your rights as an Osprey stockholder will be governed by the DGCL, the Second A&R Charter and Osprey’s bylaws. The following is a summary of the material differences of the rights of Osprey’s stockholders prior to and following the amendment and restatement of Osprey’s certificate of incorporation in connection with the completion of the business combination pursuant to the terms of the Contribution Agreement, but does not purport to be a complete description of these differences. These differences may be determined in full by reference to the DGCL, the Second A&R Charter and Osprey’s bylaws. The Second A&R Charter and Osprey’s bylaws are subject to amendment in accordance with their terms. Copies of the governing corporate instruments are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under "Where You Can Find More Information."

Amended & Restated Charter of Osprey in effect prior to the completion of the business combination	Second Amended & Restated Charter of Osprey as amended and restated in connection with the completion of the business combination
COMPANY NAME
Osprey Energy Acquisition Corp.	Falcon Minerals Corporation (“Falcon Minerals”)
AUTHORIZED CAPITAL STOCK
Osprey is authorized to issue (a) 145,000,000 shares of common stock including (i) 125,000,000 shares of Class A common stock and (ii) 20,000,000 shares of Class B common stock and (b) 1,000,000 shares of preferred stock.	Falcon Minerals is authorized to issue (a) 360,000,000 shares of common stock including (i) 240,000,000 shares of Class A common stock, (ii) no shares of Class B common stock and (iii) 120,000,000 shares of Class C common stock and (b) 1,000,000 shares of preferred stock.

CLASS B COMMON STOCK

Conversion Rights. Shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis, subject to adjustment on the terms set forth in the Charter.

Voting. Generally, each holder of Class B common stock is entitled to one vote per share, voting together with the holders of Class A common stock as a single class.

Dividends. Holders of Class B common stock are entitled to receive dividends and other distributions when and if declared thereon by the Osprey board on an equal per share basis together with the holders of Class A common stock.

Liquidation. Holders of Class B common stock, are entitled to receive all the remaining assets of Osprey available for distribution to it stockholders in the event of any voluntary or involuntary liquidation, dissolution or winding up of Osprey on an equal per share basis together with the holders of Class A common stock.

In connection with the business combination, all shares of Class B common stock will automatically be converted into shares of Class A common stock pursuant to the terms of the Charter. Upon the consummation of the business combination, the number of authorized shares of Class B common stock shall be reduced to zero.

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CLASS C COMMON STOCK
The Charter does not provide for Class C common stock.

Voting. Generally, each holder of Class C common stock is entitled to one vote per share, voting together with the holders of Class A common stock as a single class.

Dividends. No dividends may be declared or paid on shares of Class C common stock.

Repurchases. Falcon Minerals may not repurchase, redeem or otherwise acquire any shares of Class C common stock for any consideration.

Sale Transaction Consideration. Falcon Minerals may not enter into any agreement providing for (i) a merger, consolidation or other business combination requiring the approval of Falcon Minerals stockholders, (ii) any acquisition of all or substantially all of Falcon Minerals’ assets or (iii) any tender or exchange offer by Falcon Minerals or any third party to acquire stock of Falcon Minerals (collectively, a “sale transaction”) in which it is proposed that (1) the shares of Class C common stock are converted into the right to receive, directly or indirectly, in connection with such sale transaction, any consideration or (2) each share of Class C common stock, together with each common unit, are converted into the right to receive, in connection with a sale transaction, a different amount of consideration on a per share basis as that received by each share of Class A common stock.

Liquidation. Holders of Class C common stock do not receive any assets of Falcon Minerals in the event of any voluntary or involuntary liquidation, dissolution or winding up of Falcon Minerals.

Redemptions. To the extent any holder of Class C common stock exercises their right pursuant to the Osprey Opco LPA to have their common units redeemed in accordance with the Osprey Opco LPA, Falcon Minerals shall cancel for no consideration a number of shares of Class C common stock registered in the name of the redeeming or exchanging holder of Class C common stock equal to the number of common units held by such holder.

Transfer Restrictions. Transfers of shares of Class C common stock are subject to significant restrictions pursuant to the terms of the Osprey Opco LPA. All certificates or book entries representing shares of Class C common stock shall bear a legend noting the transfer restrictions on shares of Class C common stock.

PARITY OF COMMON STOCK WITH COMMON UNITS
The Charter does not address common units.

The Second A&R Charter contains a number of provisions intended to maintain a one-for-one parity between the number shares of Class A Common Stock outstanding and the number of common units held by Osprey, and a one-for-one parity between the number of shares of Class C Common Stock and the number of common units held by the Contributors.

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MEETINGS OF STOCKHOLDERS
Meetings of Osprey stockholders may be called by the chairman or the chief executive officer of Osprey or by the Osprey board pursuant to a resolution adopted by a majority of the board.	Meetings of Osprey stockholders may be called only by the Osprey board pursuant to a resolution adopted by a majority of the board.
CORPORATE OPPORTUNITY WAIVER
The corporate opportunity doctrine and any other analogous doctrine is waived with respect to Osprey or its officers, directors or any of their affiliates, in circumstances where such doctrine would conflict with any fiduciary duties or contractual obligations they may have. The corporate opportunity doctrine and any other analogous doctrine is also waived with respect to any directors or officers of Osprey unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of Osprey and such opportunity is one that Osprey is legally and contractually permitted to undertake and would be reasonable for Osprey to pursue.	To the fullest extent permitted by law, the corporate opportunity doctrine and any other analogous doctrine is waived with respect to Blackstone, Osprey Sponsor and any their respective affiliates and employees(other than Falcon Minerals and its subsidiaries), including with respect to any such person who serves as an officer or director of Falcon Minerals.

BUSINESS COMBINATION REQUIREMENTS; EXISTENCE
The Charter contained a number of provisions related to Osprey’s initial business combination and the redemption rights of Osprey’s stockholders in connection with the initial business combination.

The Second A&R Charter does not address the initial business combination, which shall have been completed at the time the Second A&R Charter is effected, and does not provide for any further redemption rights of Osprey’s stockholders.

EXCLUSIVE JURISDICTION
The Charter does not provide for any specific forum for actions and proceeding initiated by Osprey’s stockholders

The Second A&R Charter designates the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, any state or the federal court sitting in the State of Delaware with jurisdiction over the matter) as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Osprey’s stockholders

SUPERMAJORITY APPROVAL TO AMEND THE CHARTER

Provisions of the Charter relating to Osprey’s initial business combination may only be amended with the approval of at least 65% of all then outstanding shares of Class A common stock and certain provisions related to the redemption rights of Osprey’s stockholders in connection with the initial business combination may only be amended by unanimous vote of all then outstanding shares of Class A common stock.

Certain provisions of the Second A&R Charter relating to the board of directors, the bylaws, meetings of stockholders, indemnification of officers and directors, waiver of corporate opportunities, exclusive forum, amendments to the Charter and Delaware’s business combinations statute with the approval of at least 75% of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

DGCL SECTION 203
Osprey does not elect to not b governed DGCL Section 203, which is therefore applicable to Osprey.	Falcon Minerals elects to not be governed by DGCL §203.

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PROPOSAL NO. 3—THE NASDAQ PROPOSAL

Overview

In connection with the business combination, we intend to effect (subject to customary terms and conditions, including the closing of the business combination) (a) the issuance of shares of Class C common stock to the Contributors in connection with the business combination, which number of shares will equal 40,000,000 and be subject to upward adjustment at closing pursuant to the Contribution Agreement, (b) the issuance of up to 20,000,000 shares of Class C common stock, which number will be subject to upward adjustment pursuant to the Contribution Agreement, to Royal LP if the earn-out payments are made, (c) the issuance of 11,480,000 shares of Class A common stock concurrent with the closing the issuance to the Investors for aggregate consideration of $114,800,000, the proceeds of which will be used to fund a portion of the cash consideration required to effect the business combination, (d) the issuance of a number of shares of Class A common stock equal to the number of shares of Class C common stock issued to the Contributors, which shares of Class A common stock are issuable in the future to the Contributors in connection with the future redemption or exchange of their common units in accordance with the Osprey Opco LPA, and (e) the issuance of a number of Class A common stock upon the conversion of Class B common stock in accordance with the terms of the Charter. For further information, please see the full text of the Contribution Agreement and the Subscription Agreement, copies of which are attached to this proxy statement as Annexes A and B, respectively. The discussion herein is qualified in its entirety by reference to such documents.

Why Osprey Needs Stockholder Approval

We are seeking stockholder approval in order to comply with NASDAQ Listing Rules 5635(a) and (d).

Under NASDAQ Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under NASDAQ Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

As described above, Osprey will issue shares of Class C common stock to the Contributors and shares of Class A common stock to the Investors and Osprey Sponsor and will issue in the future shares of Class A common stock to the Contributors in connection with the redemption or exchange of their common units in accordance with the Osprey Opco LPA in excess of the applicable thresholds.

Stockholder approval of the NASDAQ Proposal is also a condition to the closing in the Contribution Agreement.

Effect of Proposal on Current Stockholders

If the NASDAQ Proposal is adopted, at the closing, we will issue 40,000,000 shares of Class C common stock to the Contributors, which number is subject to upward adjustment at closing pursuant to the Contribution Agreement, and 11,480,000 shares of Class A common stock to the Investors, and a number of Class A common stock upon the conversion of Class B common stock in accordance with the terms of the Charter. We may also issue following the closing up to 20,000,000 shares of Class C common stock to Royal LP, which number will be subject to upward adjustment pursuant to the Contribution Agreement, if the earn-out payments are made, and expect to issue following the closing a number of shares of Class A common stock equal to the number of shares of Class C common stock issued to the Contributors, which may be issued to the Contributors upon the future redemption or exchange of their common units in accordance with the Osprey Opco LPA. The issuance of such shares would result in significant dilution to Osprey stockholders, and result in the Osprey stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Osprey.

Vote Required for Approval

The closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal and the NASDAQ Proposal at the special meeting. The NASDAQ Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Proposal at the special meeting.

Approval of the NASDAQ Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the NASDAQ Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS
VOTE “FOR” THE NASDAQ PROPOSAL.

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PROPOSAL NO. 4—THE LTIP PROPOSAL

Overview

In this Proposal No. 4, we are requesting stockholders approve and adopt the Falcon Minerals Corporation 2018 Long Term Incentive Plan (the “LTIP”) and the material terms thereunder, which we expect our board of directors to approve, subject to stockholder approval. A total of 8,600,000 shares of Class A common stock will be reserved for issuance under the LTIP. If stockholders approve this Proposal No. 4, the LTIP will become effective on the consummation of an Initial Business Combination. If the LTIP is not approved by the stockholders, it will not become effective and no awards will be granted thereunder. The LTIP is described in more detail below. A copy of the LTIP, substantially in the form expected to be approved by the board of directors, is attached to this proxy statement as Annex H.

We anticipate that the LTIP will provide for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents, other stock-based awards, substitute awards, annual incentive awards, and performance awards intended to align the interests of LTIP participants with those of our stockholders. The following description of the LTIP is based on the form we anticipate will be adopted, but since the LTIP has not yet been adopted, the provisions remain subject to change. As a result, the following description is qualified in its entirety by reference to the final LTIP once adopted.

Administration

We anticipate that the LTIP will be administered by our board of directors, or the compensation committee of our board of directors once established (the “Plan Administrator”). The Plan Administrator will have the authority to, among other things, designate eligible persons as participants under the LTIP, determine the type of awards to be granted, determine the number of shares of our Class A common stock to be covered by awards, determine the terms and conditions applicable to awards and interpret and administer the LTIP. The Plan Administrator may terminate or amend the LTIP at any time with respect to any shares of our Class A common stock for which a grant has not yet been made. The Plan Administrator also has the right to alter or amend the LTIP or any part of the LTIP from time to time, including increasing the number of shares of our common stock that may be granted, subject to applicable stockholder approval. However, no change in any outstanding award may be made that would materially and adversely affect the rights of the participant under the award without the consent of the participant.

Eligibility

Under the LTIP, employees, consultants, and directors of our company and its affiliates performing services for us, including our named executive officers, will be eligible to receive awards. As of July 27, 2018, there were no persons employed by us, approximately two persons providing service to us as contractors and four non-employee members of the board of directors, all of whom would be eligible to receive awards under the LTIP. We anticipate that, following the closing of the Initial Business Combination, approximately nineteen individuals (including executive officers and directors) will be eligible to participate in the LTIP.

Number of Shares

Subject to adjustment in the event of any distribution, recapitalization, split, merger, consolidation or similar corporate event, we anticipate that the number of our Class A common shares available for delivery pursuant to awards granted under the LTIP will not exceed 8,600,000. Shares subject to awards under the LTIP that are canceled, forfeited, exchanged, settled in cash, or otherwise terminated, including shares withheld to satisfy exercise prices or tax withholding obligations, will again be available for awards under the LTIP. The shares of our Class A common stock to be delivered under the LTIP will be made available from authorized but unissued shares, shares held in treasury, or previously issued shares reacquired by us, including by purchase on the open market.

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Stock Options

A stock option, or option, is a right to purchase shares of our Class A common stock at a specified price during specified time periods. We anticipate that options that vest over time will have an exercise price no less than the fair market value of our Class A common stock on the date of grant. Options granted under the LTIP can be either incentive options (within the meaning of Section 422 of the Code), which have certain tax advantages for recipients, or nonqualified options. No option will have a term that exceeds ten years.

Stock Appreciation Rights

A stock appreciation right is an award that, upon exercise, entitles a participant to receive the excess of the fair value of our Class A common stock on the exercise date over the grant price established for the stock appreciation right on the date of grant. Such excess will be paid in a form (e.g., cash or shares of our Class A common stock) determined by the Plan Administrator. It is anticipated that stock appreciation rights will vest over time and have a grant price that may not be less than the fair market value of our Class A common stock on the date of grant.

Restricted Stock

A restricted stock grant is an award of Class A common stock that vests over a period of time and, during such time, is subject to transfer limitations and other restrictions imposed by the Plan Administrator, in its discretion. Except as otherwise provided under the terms of the LTIP or an award agreement, during the vesting period, a participant will have rights as a stockholder, including the right to vote the Class A common stock subject to the award and to receive cash dividends thereon (which may, if required by the Plan Administrator, be subjected to the same vesting terms that apply to the underlying award of restricted stock).

Restricted Stock Units

A restricted stock unit is a notional share that entitles the grantee to receive shares of our common stock, cash or a combination thereof, as determined by the Plan Administrator, at or some future date following the vesting of the restricted stock unit.

Bonus Stock Awards

A bonus stock award is a transfer of unrestricted shares of our Class A common stock on terms and conditions determined by the Plan Administrator. The Plan Administrator will determine any terms and conditions applicable to grants of Class A common stock, including performance criteria, if any, associated with a bonus stock award.

Dividend Equivalents

Dividend equivalents entitle a participant to receive cash, Class A common stock, other awards, or other property equal in value to dividends paid with respect to a specified number of shares of our common stock, or other periodic payments at the discretion of the Plan Administrator. Dividend equivalents may be granted on a free-standing basis or in connection with another award (other than an award of restricted stock or a bonus stock award).

Other Stock-Based Awards

Other stock-based awards are award denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of our Class A common stock.

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Substitute Awards

Substitute awards may be granted under the LTIP in substitution for similar awards held for individuals who become eligible persons as a result of a merger, consolidation, or acquisition of another entity (or the assets of another entity) by or with us or one of our affiliates.

Performance Awards and Annual Incentive Awards

A performance award is a right to receive all or part of an award granted under the LTIP based upon performance conditions specified by the Plan Administrator. The Plan Administrator will determine the period over which certain specified company or individual goals or objectives must be met. An annual incentive award is an award based on a performance period of the fiscal year and is also conditioned on one or more performance standards. The performance or annual incentive award may be paid in cash, Class A common stock, other awards or other property, in the discretion of the Plan Administrator.

One or more of the following business criteria as applied to us may be used by the Plan Administrator in establishing performance conditions for performance awards granted under the LTIP: (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow from operations; (5) cash flow return; (6) return on net assets; (7) return on assets; (8) return on investment; (9) return on capital; (10) return on equity; (11) economic value added; (12) operating margin; (13) contribution margin; (14) net income; (15) net income per share; (16) pretax earnings; (17) pretax earnings before interest, depreciation and amortization; (18) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (19) total stockholder return; (20) debt reduction or management; (21) market share; (22) change in the fair value of the Stock; (23) operating income; (24) enterprise value; (25) reserve volumes or value; (26) production volumes; (27) finding and development costs or production costs per mcf; (28) lease operating expenses; (29) well costs; (30) capital efficiency; (31) number of identified drilling locations; (32) any of the above goals determined on a basic or adjusted basis, or on an absolute or relative basis, as compared to the performance of a published or special index deemed applicable by the Plan Administrator, including but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies; and (33) any other goal determined by the Plan Administrator in its sole discretion.

Federal Tax Consequences Relating to Awards Granted under the LTIP

The following discussion summarizes certain federal income tax consequences of the issuance, receipt, and exercises of stock options and the granting and vesting of restricted stock and restricted stock units, in each case, under the LTIP. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the LTIP, nor does it cover state, local, or non-U.S. taxes.

Incentive Stock Options. In general, a participant realizes no taxable income upon the grant or exercise of an incentive stock option (“ISO”). The exercise of an ISO, however, may result in an alternative minimum tax liability to the participant. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and a deduction for us) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which we are not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which we are not entitled to a deduction.

Nonqualified Options. In general, in the case of a nonqualified stock option (“NSO”), the participant has no taxable income at the time of grant but realizes income in connection with exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to us. Any gain or loss recognized upon a subsequent sale or exchange of the shares is treated as capital gain or loss for which we are not entitled to a deduction.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date, less any amount paid for the stock, and we will be allowed a corresponding tax deduction at that time. If the participant files an election under Section 83(b) of the Code within 30 days after the date of grant of the restricted stock, the participant will recognize ordinary income as of the date of grant equal to the fair market value of the common stock as of that date, less any amount the participant paid for the common stock, and we will be allowed a corresponding tax deduction at that time. Any future appreciation in the common stock will be taxable to the participant at capital gains rates. If, however, the restricted stock award is later forfeited, the participant will not be able to recover the tax previously paid pursuant to his or her Section 83(b) election.

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Restricted Stock Units. A participant does not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock unit (“RSU”) is granted. When the RSUs vest and are settled for cash or stock, the participant generally will be required to recognize as income an amount equal to the fair market value of the shares on the date of vesting. Any gain or loss recognized upon a subsequent sale or exchange of the stock (if settled in stock) is treated as capital gain or loss for which we are not entitled to a deduction.

New Plan Benefits

No awards will be made under the LTIP until after it has been approved by our stockholders. Because all awards under the LTIP are within the discretion of the Plan Administrator (as constituted following the business combination), neither the number nor the type of future awards under the LTIP to be received by or allocated to particular participants or groups of participants is presently determinable.

Vote Required for Approval

The LTIP Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal at the special meeting.

The approval of the LTIP Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the LTIP Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE LTIP PROPOSAL.

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PROPOSAL NO. 5—THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow our board of directors to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the NASDAQ Proposal or the LTIP Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Osprey stockholders, the board of directors may not be able to adjourn the special meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the NASDAQ Proposal and the LTIP Proposal.

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of any other proposal at the special meeting.

The approval of the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF OSPREY

Overview

We are a blank check company incorporated on June 13, 2016 in Delaware and formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our Business Combination using cash from the proceeds of our IPO and the sale of the Private Placement Warrants that occurred simultaneously with the completion of our IPO, our capital stock, debt or a combination of cash, stock and debt.

Results of Operations for the Three Months Ended March 31, 2018

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception to March 31, 2018 were organizational activities and those necessary to prepare for the IPO, described below, and identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We expect to generate non-operating income in the form of interest income on marketable securities held after the IPO. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2018, we had net income of $458,043, which consists of interest income on marketable securities held in the Trust Account of $940,110, offset by operating costs of $174,900, an unrealized loss on marketable securities held in our Trust Account of $100,013, and a provision for income taxes of $207,154.

For the three months ended March 31, 2017, we had net loss of $3,000, which consists of operating costs.

Liquidity and Capital Resources

On July 26, 2017, we consummated the IPO of 25,000,000 Units at a price of $10.00 per Unit generating gross proceeds of $250,000,000. On August 9, 2017, in connection with the underwriters’ partial exercise of their over-allotment option, we consummated the sale of an additional 2,500,000 Units at a price of $10.00 per Unit, generating gross proceeds of $25,000,000. Simultaneously with the closing of the IPO, on July 26, 2017, we consummated the sale of 7,000,000 Private Placement Warrants to our sponsor at a price of $1.00 per warrant, generating gross proceeds of $7,000,000. In addition, on August 9, 2017, in connection with the underwriters’ partial exercise of their over-allotment option, we sold an additional 500,000 Private Placement Warrants to our sponsor at a price of $1.00 per warrant, generating gross proceeds of $500,000.

Following the IPO, the exercise of the over-allotment option and the sale of the Private Placement Warrants, a total of $275,000,000 was placed in the Trust Account. We incurred $15,647,219 in IPO related costs, including $5,500,000 of underwriting fees, $9,625,000 of deferred underwriting fees and $522,219 of other costs.

As of March 31, 2018, we had marketable securities held in the Trust Account of $276,727,570 (including approximately $1,728,000 of interest income, net of unrealized losses) consisting of U.S. treasury bills with a maturity of 180 days or less. Interest income on the balance in the Trust Account may be used by us to pay taxes and up to $100,000 of dissolution expenses. Through March 31, 2018, we withdrew $382,907 of interest earned on the Trust Account to pay franchise and income taxes. In April 2018, we withdrew an additional $350,000 of interest earned on the Trust Account to pay income taxes.

For the three months year ended March 31, 2018, cash used in operating activities was $289,872, consisting primarily of interest earned on marketable securities held in the Trust Account of $940,110, offset by net income of $458,043 and an unrealized loss on marketable securities held in our Trust Account of $100,013. Changes in operating assets and liabilities provided $92,182 of cash from operating activities.

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We intend to use substantially all of the funds held in the Trust Account (less deferred underwriting fees), to acquire a target business or businesses and to pay our expenses relating thereto. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of March 31, 2018, we had cash of $1,035,590 held outside the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amounts necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public shares upon completion of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our Business Combination. If we are unable to complete our Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2018. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

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Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policy:

Common Stock Subject to Possible Redemption

We account for our common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2018, the common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our balance sheet.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

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BUSINESS OF OSPREY

Overview

We are a special purpose acquisition company incorporated as a Delaware corporation in June 2016 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our Initial Business Combination.

The registration statement for our initial public offering was declared effective on July 20, 2017. On July 26, 2017, we consummated the initial public offering of 25,000,000 units, generating gross proceeds of $250,000,000.

Simultaneously with the closing of the initial public offering, we consummated the sale of 7,000,000 private placement warrants at a price of $1.00 per warrant in a private placement to our sponsor generating gross proceeds of $7,000,000.

Following the closing of the initial public offering, an amount of $250,000,000 ($10.00 per unit) from the net proceeds of the sale of the units in the initial public offering and the private placement warrants was placed in a Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by us, until the earlier of: (i) the consummation of a business combination or (ii) the distribution of the Trust Account.

On August 9, 2017, in connection with the underwriters’ partial exercise of their over-allotment option, we consummated the sale of an additional 2,500,000 units at $10.00 per unit, and the sale to our sponsor of an additional 500,000 private placement warrants at $1.00 per warrant, generating total gross proceeds of $25,500,000. Following the closing, an additional $25,000,000 of net proceeds was placed in the Trust Account, resulting in $275,000,000 held in the Trust Account as of August 9, 2017.

We believe that our management team is well positioned to identify attractive returns in the marketplace and that their contacts and transaction sources, ranging from industry executives, private owners, private equity funds, and investment bankers will enable us to pursue a broad range of opportunities. Our management believes that its ability to identify and implement value creation initiatives will remain central to its differentiated acquisition strategy.

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Our management team’s objective is to generate attractive returns and create value for our stockholders by applying a disciplined strategy of underwriting intrinsic worth and affecting changes after making an acquisition to unlock value. We favor opportunities with certain elements of downside protection, for example, opportunities where we can hedge proven reserves to reduce commodity risk, while improving the risk-reward return by driving change and often accelerating the target’s growth initiatives. Our management team has successfully applied this approach at its previous publicly traded companies in both upstream and mid-stream energy in North America. Additionally, our management team has successfully deployed capital in all market cycles. We do not intend to purchase multiple businesses in unrelated industries in conjunction with our Initial Business Combination.

We rely on the extensive experience of Edward E. Cohen, Jonathan Z. Cohen and Daniel C. Herz in the upstream and midstream energy business. Messrs. Cohen were founders of Atlas America, Inc., later renamed Atlas Energy, Inc., and responsible for its initial public offering in 2004. Under their leadership, along with Mr. Herz, Atlas Energy was a pioneering company of the Marcellus Shale, and drilled more wells in southwestern Pennsylvania between 2005 and 2010 than any other company, at which point they entered into an agreement to sell Atlas Energy, Inc. to Chevron for $4.3 billion. The sale, which closed following stockholder approval in 2011, generated a total return from initial public offering of over 930%. Edward Cohen was named Energy Executive of the Year by Hart Energy, a leading energy publication in 2011, for his extensive corporate and operating accomplishments in 2010. Messrs. Cohen were also founders of Atlas Pipeline Partners, L.P., and responsible for its initial public offering in 2000. As executives of Atlas Pipeline and its general partner along with Mr. Herz, they oversaw the growth of the company from a $40 million enterprise organization at Atlas Pipeline’s initial public offering to its collective sale to Targa Resources for $7.7 billion in 2015. Messrs. Cohen and Mr. Herz oversaw the operational growth of the company, including its industry leading Permian Basin midstream assets. Atlas Pipeline Partners, L.P. generated over 420% of total returns from its initial public offering until the announcement of its sale. Messrs. Cohen and Mr. Herz founded and took public Atlas Pipeline Holdings, L.P., the general partner of Atlas Pipeline, in 2006 with an enterprise value of $400 million and sold this company for approximately $2 billion in 2015 to Targa Resources.

Our management team has extensive experience in taking companies public, acquisitions, divestitures, corporate sales, and equity and debt capital markets transactions. Our management team is responsible for the successful listing and initial public offerings of six energy companies over the last 17 years. Additionally, they have overseen over $23 billion in acquisitions and divestures in the upstream and midstream energy sector. Additionally, our management team has been responsible for developing bank relationships with over 25 banks worldwide, that have provided billions of dollars of committed capital to their companies. Our team has experience investing across a variety of commodity price cycles and a track record of identifying high-quality assets and businesses with significant resources, capital and optimization potential.

Our management team has a history of partnering with other management teams and operators to successfully create greater value. Over the last 30 years, our team has consistently brought in management teams to enhance the value of assets, while providing expertise in public equity and debt markets, and mergers and acquisitions. Our management team has extensive experience in energy joint-ventures, including an international joint-venture in the Marcellus Shale with the largest publicly traded company in India; a midstream operated joint venture with Pioneer Natural Resources in the Permian Basin; a pipeline joint-venture with The Williams Companies in the Marcellus Shale; an operated joint-venture of a FERC regulated pipeline with Southwestern Energy in the Fayetteville Shale; and a joint-venture with Chevron Corporation in a major Natural Gas Liquids Pipeline.

Past performance by our management team, is not a guarantee either (i) of success with respect to any business combination we may consummate or (ii) that we will be able to identify a suitable candidate for our Initial Business Combination. You should not rely on the historical record of our management’s performance as indicative of our future performance.

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Initial Business Combination

NASDAQ rules require that an Initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of signing a definitive agreement in connection with an Initial Business Combination. If Osprey’s board of directors is not able to independently determine the fair market value of the target business, Osprey will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc.

As of the date of the execution of the Contribution Agreement, the balance of the funds in the Trust Account was approximately $276.7 million (excluding approximately $10 million of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $222 million. In reaching its conclusion that the business combination meets the 80% asset test, the board of directors looked at the enterprise value of the Royal Entities of approximately $800 million implied by adding: (i) approximately $400 million of equity consideration in the post-combination company to be issued to the Contributors; and (ii) $400 million of cash consideration payable to the Contributors at the closing. In determining whether the enterprise value described above represents the fair market value of the Royal Entities, our board of directors considered all of the factors described above in this section and the fact that the purchase price for the Royal Entities was the result of an arm’s length negotiation with the Contributors. As a result, our board of directors concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of our management team and the board of directors, our board of directors believes that the members of our management team and the board of directors are qualified to determine whether the business combination meets the 80% asset test. Our board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% asset test has been met.

Redemption Rights for Holders of Public Shares

We are providing our public stockholders with the opportunity to elect to redeem their public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but net of franchise and income taxes payable, divided by the number of then outstanding public shares, upon the closing, subject to the limitations described herein. As of March 31, 2018, the amount in the Trust Account, without taking into account taxes payable and any interest that we may withdraw for working capital purposes, is approximately $10.06 per public share. Osprey Sponsor and our officers and directors have agreed to waive their redemption rights with respect to the founder shares and any public shares they may hold in connection with the closing. The founder shares will be excluded from the pro rata calculation used to determine the per share redemption price.

Submission of Business Combination to a Stockholder Vote

The special meeting of Osprey stockholders to which this proxy statement relates is to solicit your approval of the business combination. Unlike many other blank check companies, Osprey public stockholders are not required to vote against the business combination in order to exercise their redemption rights. If the business combination is not completed, then public stockholders who elected to exercise their redemption rights will not be entitled to receive such payments. Osprey Sponsor and certain other individuals have agreed to vote any shares of Class A common stock and Class B common stock owned by them in favor of the business combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the shares of Class A common stock included in the units sold in our IPO, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash.

Employees

Osprey currently has four officers. Members of the management team are not obligated to devote any specific number of hours to Osprey matters but they intend to devote as much of their time as they deem necessary to Osprey’s affairs until it has completed an Initial Business Combination. The amount of time that any such person will devote in any time period will vary based on whether a target business has been selected for the Initial Business Combination and the current stage of the Initial Business Combination process.

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OFFICERS AND DIRECTORS OF OSPREY

Officers and Directors

Set forth below are the names, ages and positions of each of the individuals who will serve as directors and officers of Osprey following the business combination:

Name	Age	Position
Jonathan Z. Cohen(1)	47	Chairman
Edward E. Cohen(1)	79	Vice Chairman
David I. Foley	51	Director
Angelo G. Acconcia	39	Director
Adam M. Jenkins	34	Director
Jonathan R. Hamilton	28	Director
William D. Anderson	64	Director
Brian L. Frank	44	Director
Steven R. Jones	45	Director
Daniel C. Herz	41	Chief Executive Officer and President
Jeffrey F. Brotman	55	Chief Financial Officer, Chief Legal Officer and Secretary

(1) Jonathan Z. Cohen is the son of Edward E. Cohen

Pursuant to the Contribution Agreement, Royal may designate six individuals to be added to the Osprey board effective as of immediately following the closing, and has designated David I. Foley, Angelo G. Acconcia, Adam M. Jenkins and Jonathan R. Hamilton for such purposes. The parties to the Contribution Agreement have agreed to leave two of the eleven Osprey board seats vacant as of the closing, which will be filled by two additional individuals, who have not yet been identified, to be designated by Blackstone following the closing pursuant to the terms of the Shareholders Agreement to be entered in as of the closing. For more information, please see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Shareholders Agreement.”

Jonathan Z. Cohen has been a Director and Osprey’s Chief Executive Officer since April 2017, and will be the Chairman of the Osprey board following the closing. Mr. Cohen also serves as Chairman, CEO and Founder of Hepco Capital Management, a private investment firm making control investments in middle market companies and real estate, since its formation in September 2016. Since April 2017, Mr. Cohen has served as a director of Energen Corporation (NYSE: EGN). Previously, Mr. Cohen was CEO (from 2004 to September 2016) and President (from 2003 to September 2016) of Resource America, Inc., an asset manager investing in real estate, financial services and credit until its sale to C-III Capital Partners. Mr. Cohen also co-founded both Atlas Pipeline Partners, LP, a midstream energy company that was sold to Targa Resources, Inc. in 2015, and Atlas Energy, Inc., an exploration and production company that was sold to Chevron Corporation in 2011. Mr. Cohen was co-founder of the general partner of Arc Logistics Partners LP, and served as Chairman from 2006 until it was sold in December 2017 to Zenith Energy; and founder of Resource Capital (NYSE: RSO), a commercial mortgage REIT. Mr. Cohen currently serves as Executive Chairman of Atlas Energy Group, LLC (OTCQX: ATLS) and in connection therewith serves as Executive Vice Chairman of the board of Titan Energy, LLC (OTCQX: TTEN) and Executive Vice Chairman of Atlas Growth Partners, L.P., both affiliates of ATLS. From August 2015 to September 2016, Mr. Cohen was also Executive Vice Chairman of Titan Energy’s predecessor, Atlas Resource Partners, L.P. Atlas Resource Partners and subsidiaries filed a voluntary pre-packaged plan under Chapter 11 in July 2016, which was confirmed and the companies emerged from Chapter 11 in September 2016. Mr. Cohen’s philanthropic endeavors include his role as Chairman of the Executive Committee of Lincoln Center Theater, a Trustee of The American School of Classical Studies in Athens, Greece and Trustee of Arete Foundation, a private family foundation.

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Edward E. Cohen has been the Executive Chairman of the Osprey board since April 2017, and will be the Vice Chairman of the Osprey board following the closing. Mr. Cohen has been Chief Executive Officer of Atlas Energy Group, LLC (OTCQX: ATLS) since February 2015 and President from February 2015 to April 2015, and before that was Chairman and Chief Executive Officer since February 2012. Mr. Cohen has been Executive Chairman and a Class A Director of Titan Energy, LLC (OTCQX: TTEN) since September 2016. Mr. Cohen has also served as Chairman of the board of directors and Chief Executive Officer of the general partner of Atlas Growth Partners, L.P. since its inception in 2013. Mr. Cohen was the Chairman of the board of directors of the general partner of Atlas Energy, L.P. from its formation in January 2006 until February 2011, when he became its Chief Executive Officer and President until February 2015. Mr. Cohen served as the Chief Executive Officer of Atlas Energy’s general partner from its formation in January 2006 until February 2009. Mr. Cohen served on the executive committee of Atlas Energy’s general partner from 2006 until February 2015. From August 2015 to September 2016, Mr. Cohen was also Executive Chairman of Titan Energy’s predecessor, Atlas Resource Partners, L.P. Atlas Resource Partners and subsidiaries filed a voluntary pre-packaged plan under Chapter 11 in July 2016, which was confirmed and the companies emerged from Chapter 11 in September 2016. Mr. Cohen also was the Chairman of the board of directors and Chief Executive Officer of Atlas Energy, Inc. (formerly known as Atlas America, Inc.) from its organization in 2000 until February 2011, and also served as its President from September 2000 to October 2009. Mr. Cohen was the Executive Chair of the managing board of Atlas Pipeline Partners GP, LLC from its formation in 1999 until February 2015. Mr. Cohen was the Chief Executive Officer of Atlas Pipeline GP from 1999 to January 2009. Mr. Cohen was the Chairman of the Board and Chief Executive Officer of Atlas Energy Resources, LLC and its manager, Atlas Energy Management, Inc., from their formation in June 2006 until February 2011. In addition, Mr. Cohen was: a director of Resource America, Inc. (formerly a publicly traded specialized asset management company) from 1988 until September 2016 and its Chairman of the board of directors from 1990 until September 2016, and was its Chief Executive Officer from 1988 until 2004 and President from 2000 until 2003; Chairman of the board of Resource Capital Corp. (NYSE: RSO) (a publicly traded real estate investment trust) from its formation in 2005 until November 2009 and served on its board until September 2016; and Chairman of the board of directors of Brandywine Construction & Management, Inc. (a property management company) since 1994. Mr. Cohen is the father of Jonathan Z. Cohen. Mr. Cohen’s strong financial and energy industry experience enables Mr. Cohen to provide valuable perspective and provides us with decisive and effective leadership. Mr. Cohen’s extensive experience in founding, operating and managing public and private companies of varying size and complexity in and outside of the energy industry and his extensive experience in the areas of finance, strategy and mergers and acquisitions enable him to provide valuable expertise to us.

David I. Foley will be a Director following the closing. Mr. Foley is a Senior Managing Director in the Private Equity Group at Blackstone and Chief Executive Officer of Blackstone Energy Partners. Mr. Foley leads Blackstone’s private equity investment activities in the energy and natural resources sector on a global basis. Since joining Blackstone in 1995, Mr. Foley has been responsible for building the Blackstone energy and natural resources practice and has been involved in every private equity energy deal that the firm has invested in. Mr. Foley currently serves as a director of Kosmos Energy, Cheniere Energy Inc., and several privately-held energy companies in which Blackstone is an equity investor. Because of his broad knowledge of the industry and oil and gas investments, we believe Mr. Foley is well qualified to serve on our board of directors.

Angelo G. Acconcia will be a Director following the closing.  Mr. Acconcia is a Senior Managing Director in the Private Equity Group at Blackstone, based in New York, and leads Blackstone's private equity investment activities in the oil & gas sector on a global basis. Since joining Blackstone in 2004, and prior to fully dedicating his time to energy and the oil & gas sector, Mr. Acconcia has been involved in the execution of several important Blackstone investments, including Graham Packaging, Ondeo Nalco, TRW Automotive and Texas Genco. Mr. Acconcia has either led or played a critical role in every one of Blackstone’s oil and gas investments, including: Alta Energy, Beacon Oil & Gas, Brix & Harvest, GeoSouthern, Gavilan Resources, Guidon Energy, Huntley & Huntley, Jetta Energy Permian, Primexx, LLOG, Osum Oil Sands, Royal Resources, and Vine Oil & Gas. Mr. Acconcia is a member of the Investment Committee for Blackstone Energy Partners II, a $4.5 billion Blackstone private equity fund dedicated exclusively to the energy sector, and also serves as a director of Beacon Oil & Gas, Brix & Harvest, Gavilan Resources, Guidon Energy, Huntley & Huntley, Jetta Energy Permian, Primexx, LLOG, Osum Oil Sands, Royal Resources, and Vine Oil & Gas.  Because of his broad knowledge of the industry and oil and gas investments, we believe Mr. Acconcia is well qualified to serve on our board of directors.

Adam M. Jenkins will be a Director following the closing. Mr. Jenkins is a Principal in the Private Equity Group at Blackstone. Since joining Blackstone in July 2013, Mr. Jenkins has been involved with Blackstone’s investments in Beacon Offshore Energy, Kosmos Energy, LLOG Bluewater, Royal Resources, Siccar Point Energy, and Vine Oil & Gas, among others. From August 2011 until June 2013, Mr. Jenkins was an Associate at WL Ross & Co. From July 2006 until July 2008, he worked at Lazard, where he focused on mergers and acquisitions advisory to consumer goods companies. He is a member of the New York State Bar. Because of his broad knowledge of the industry and oil and gas investments, we believe Mr. Jenkins is well qualified to serve on our board of directors.

Jonathan R. Hamilton will be a Director following the closing. Mr. Hamilton is a Senior Associate in the Private Equity Group at Blackstone. Since joining Blackstone in October 2014, Mr. Hamilton has been involved with Blackstone’s investments in Beacon Offshore Energy, Kosmos Energy, LLOG Bluewater, Royal Resources, and Primexx Energy Partners, among others. From July 2012 until September 2014, Mr. Hamilton worked at J.P. Morgan Securities where he focused on mergers, acquisitions and financing advisory to oil and gas companies. Because of his broad knowledge of the industry and oil and gas investments, we believe Mr. Hamilton is well qualified to serve on our board of directors.

William D. Anderson, PE, has been a Director since July 2018.  Mr. Anderson is the founding member and Managing Partner of Anderson King Energy Consultants, LLC (“AK”) and has been since 2012. In 2005 and prior to the formation of AK, Mr. Anderson formed Anderson O&G, Inc. (“AOG”), a boutique energy sector advisory and consulting business oriented towards acquisition and divestiture activities. Prior to forming AOG, Mr. Anderson served as the Executive Vice President and Chief Operating Officer for Wynn-Crosby Energy, Inc. Mr. Anderson is a registered petroleum engineer and is a former Senior Vice President and Partner of Netherland, Sewell & Associates, Inc. At Netherland Sewell he served as team leader for major projects in the Mid-Continent, Permian, North & South Louisiana, and South Texas basins, as well as for projects in Europe, SE Asia, and Africa. Prior to joining Netherland Sewell in 1983, Mr. Anderson held several positions with Exxon Company U.S.A. including Supervising Reservoir Engineer managing five large offshore fields. Mr. Anderson received a B.S. in civil engineering from the University of Connecticut, an M.S. in civil engineering from Columbia University and a Master of Engineering in Petroleum Engineering from Tulane University.

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Brian L. Frank has been a Director since July 2017. From October 2008 to January 2017, Mr. Frank served as a Portfolio Manager of MSD Capital, LP, the family office of Michael Dell, investing in private and public securities in the energy sector. Beginning in 2011, Mr. Frank served as a portfolio manager of MSD Partners, LP, a registered investment advisor investing for Michael Dell and other clients. He was a Partner of both entities beginning in 2012. Prior to that, from 2005 to September 2008, Mr. Frank served as Partner and Portfolio Manager of Cumberland Associates, an investment firm, focusing on investments in the energy and industrials sectors. In 2004, Mr. Frank served as Director of Special Projects and Business Development of Harman International, a company specializing in automotive technology and consumer electronics. Prior to that, from 1999 to 2003, he served as a Private Equity Principal of WR Hambrecht +Co, an investment banking company and from 1995 to 1997, he served as an Investment Banking Analyst for Lazard Freres, a financial advisory and asset management firm. Since August 2016, Mr. Frank has served as a director of Viagogo, a privately held international secondary ticketing company. Mr. Frank adds value to our board of directors based on his experience with advising in capital markets and corporate strategy, his experience in the investment banking and asset management industries, especially within the energy sector, and his experience serving as a director of a company acting as a global online platform.

Steven R. Jones has been a Director since October 2017. Mr. Jones is the Executive Vice President and Chief Financial Officer of WaterBridge Resources LLC, a privately held company focused on building and operating water pipelines and related infrastructure to serve oil and gas producers. From November 216 to March 2018, Mr. Jones was the Founder, President and Chief Executive Officer of Core Midstream, a venture-stage energy company focused on acquiring and developing companies and projects engaged in midstream services for natural gas and crude oil producers. From February 2014 to October 2016, he founded and served as the Senior Vice President and Chief Financial Officer of PennTex Midstream Partners, a former Nasdaq listed limited partnership focused on owning, operating, acquiring and developing midstream energy infrastructure assets in North America. Prior to that, from March 2008 to January 2014, Mr. Jones served as the Managing Director and Head of Midstream Investment Banking of Tudor, Pickering, Holt & Company, an integrated investment and merchant bank providing high quality advice and services to the energy industry. In addition, from June 2004 to March 2008, he served as Vice President, Global Natural Resources of Lehman Brothers, Inc., a global financial services firm. Prior to that, from June 2000 to June 2004, Mr. Jones served as Director of Corporate Development of El Paso Corporation, a provider of natural gas and related energy products.

Daniel C. Herz has been our President since April 2017, and will be the Chief Executive Officer and President of Osprey following the closing. Mr. Herz has been President of Atlas Energy Group, LLC (OTCQX: ATLS) since April 2015. Mr. Herz has served as Titan Energy, LLC’s (OTCQX: TTEN) Chief Executive Officer and a Class A Director since September 2016, and before that was Chief Executive Officer of Titan’s predecessor, Atlas Resource Partners, L.P., since August 2015. Mr. Herz has also served as President and a director of the general partner of Atlas Growth Partners, L.P. since its inception in 2013. Mr. Herz served as Senior Vice President of Corporate Development and Strategy of the general partner of Atlas Resource Partners, L.P. from March 2012 to April 2015. Mr. Herz served as Senior Vice President of Corporate Development and Strategy of the general partner of Atlas Energy, L.P. from February 2011 until February 2015. Mr. Herz was also Senior Vice President of Corporate Development of Atlas Pipeline Partners GP, LLC from August 2007 until February 2015. From August 2015 to September 2016, Mr. Herz was also Chief Executive Officer of Titan Energy’s predecessor, Atlas Resource Partners, L.P. Atlas Resource Partners and subsidiaries filed a voluntary pre-packaged plan under Chapter 11 in July 2016, which was confirmed and the companies emerged from Chapter 11 in September 2016. He was also Senior Vice President of Corporate Development of Atlas Energy, Inc. and Atlas Energy Resources, LLC from August 2007 until February 2011. Before that, Mr. Herz was Vice President of Corporate Development of Atlas Energy, Inc. and Atlas Pipeline Partners GP, LLC from December 2004 until August 2007. Mr. Herz has accumulated financial, business, operational and energy experience which will be a great asset to us. Mr. Herz will be able to draw upon his experience in capital markets and corporate finance transactions to guide us to our business combination transaction.

Jeffrey F. Brotman has been our Chief Financial Officer, Chief Legal Officer and Secretary since April 2017. Mr. Brotman has been Vice Chairman and Chief Operating Officer of Hepco Capital Management, LLC since its formation in September 2016. Hepco is a private investment firm that sponsors principal capital investments in diverse business sectors. Mr. Brotman was Chief Operating Officer and Executive Vice President at Resource America, Inc., formerly a publicly-traded specialized asset management company, until September 2016. Mr. Brotman joined Resource America in 2007, and while at Resource America also served as Executive Vice President of Resource Capital Corp. (NYSE: RSO), a publicly-traded real estate investment trust, Chairman of the Board of Directors of Primary Capital Mortgage, Director of Leaf Commercial Capital and sat on various investment committees across all product lines. Mr. Brotman was the President and Chief Executive Officer of Access to Money, Inc. (f/k/a TRM Corp.), one of the world’s largest non-bank ATM operators, from March 2006 to June 2007, and served as the Chairman of its Board of Directors from September 2006 through September 2008. Mr. Brotman was a co-founder, and served as Managing Member, of Ledgewood, PC, a Philadelphia based business law firm, from June 1992 to March 2006, and was of counsel until June 2007. Mr. Brotman was a Trustee of Resource Real Estate Diversified Income Fund from its inception in March 2013 until September 2016 and served as a Director of Turnaround Fund from its inception in 2003 until March 2006. Mr. Brotman has been an adjunct Professor of Law at the University of Pennsylvania Law School since 1990, where he has taught courses in accounting and lending transactions. Mr. Brotman is also a Certified Public Accountant (currently inactive) and a licensed Real Estate Broker.

Board of Directors and Terms of Office of Officers and Directors

Osprey is managed under the direction of its board of directors. Its board of directors is divided into three classes of directors with only one class of directors being elected in each year and each class (except those directors appointed prior to Osprey’s first annual meeting of stockholders) serving a three-year term. Immediately following the closing, the Osprey board will be comprised of eleven directors divided into three classes of directors, consisting of (a) six directors to be designated by Royal prior to the closing, (b) two directors to be designated by Osprey Sponsor prior to the closing (to serve in the class of directors whose term expires on the third annual meeting of Osprey’s stockholders following the closing), and (c) three independent directors to be mutually selected by the parties to the Contribution Agreement prior to the closing. Blackstone will have the right to designate a certain number of individuals for nomination by the Osprey board to be elected to the Osprey board by Osprey’s stockholders, and a certain number of independent directors will serve on the Osprey board, based on the percentage of the voting power of the outstanding Class A common stock and Class C common stock beneficially owned by Blackstone and its controlled affiliates, in the aggregate. See “Proposal No. 1—The Business Combination Proposal—Related Agreements—Shareholders Agreement.”

Officers are appointed by the board of directors and serve at discretion of the board, rather than for specific terms of office.

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EXECUTIVE COMPENSATION

Osprey Energy Acquisition Corp.

The following disclosure concerns the current compensation of Osprey’s officers and directors.

None of our executive officers or directors has received any compensation (cash or non-cash) for services rendered. We will not pay compensation of any kind, including finder’s and consulting fees, to holders of founder shares, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the consummation of an Initial Business Combination other than (i) repayment of loans made to us by Osprey Sponsor to cover initial public offering-relating and organization expenses and (ii) repayment of incremental loans which may be made by Osprey Sponsor or an affiliate of Osprey Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended Initial Business Combination (provided that, if we do not consummate an Initial Business Combination, we may use cash held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account may be used for such repayment). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee must approve all payments in excess of $5,000 to be made to Osprey Sponsor, our directors and officers or our or their affiliates.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF ROYAL

You should read the following discussion of Royal’s historical performance, financial condition and future prospects in conjunction with Royal’s audited consolidated financial statements as of December 31, 2017, 2016 and 2015, and for the years ended December 31, 2017, 2016 and 2015 and the unaudited financial statements as of March 31, 2018 and for the three months ended March 31, 2018 and 2017 included elsewhere in this proxy statement. The information provided below supplements, but does not form part of, Royal’s financial statements. This discussion contains forward-looking statements that are based on the views and beliefs of Royal’s management, as well as assumptions and estimates made by Royal’s management. Actual results could differ materially from such forward-looking statements as a result of various risk factors, including those that may not be in the control of management. For further information on items that could impact Royal’s future operating performance or financial condition, see the section entitled “Risk Factors” elsewhere in this proxy statement.

Overview

Royal is a Delaware limited partnership formed to own and acquire royalty interests, mineral interests, non-participating royalty interests and overriding royalty interests, or ORRIs, (“Royalties”) in oil and natural gas properties in North America, substantially all of which are located in the Eagle Ford Shale. These Royalties entitle the holder to a portion of the production of oil and natural gas from the underlying acreage at the sales price received by the operator, net of any applicable post-production expenses and taxes. The holder of these interests has no obligation to fund exploration and development costs, lease operating expenses or plugging and abandonment costs at the end of a well’s productive life, which Royal believes results in low breakeven costs.

Sources of Royal’s Revenue

Royal’s revenues are derived from royalty payments Royal receives from its operators based on the sale of oil and natural gas production, as well as the sale of natural gas liquids that are extracted from natural gas during processing. As of March 31, 2018, Royal’s Royalties represent the right to receive an average of 1.36% from the producing wells on the underlying acreage at the sales price received by its operators net of any applicable post-production expenses and taxes. For the year ended December 31, 2017, Royal’s revenues were derived 77% from oil and condensate sales, 11% from natural gas liquid sales and 12% from natural gas sales. For the three months ended March 31, 2018, Royal’s revenues were derived 82% from oil and condensate sales, 7% from natural gas liquid sales and 11% from natural gas sales. Royal’s revenues may vary significantly from period to period as a result of changes in volumes of production sold or changes in commodity prices. Oil, natural gas liquids and natural gas prices have historically been volatile, and at December 31, 2017 Royal did not hedge any of its exposure to changes in commodity prices. During the twelve months ended December 31, 2017, West Texas Intermediate posted prices ranged from $42.53 to $60.42 per Bbl and the Henry Hub spot market price of natural gas ranged from $2.44 to $3.71 per MMBtu. On March 31, 2018, the West Texas Intermediate posted price for crude oil was $64.94 per Bbl and the Henry Hub spot market price of natural gas was $2.81 per MMBtu.

Commodity prices are inherently volatile, and changes in such prices may impact Royal’s revenue. The following table sets forth the average realized prices for oil, natural gas and natural gas liquids for the three months ended March 31, 2018 and for the years ended December 31, 2017, 2016 and 2015:

	Three Months Ended March 31,	Year Ended December 31,
	2018	2017	2016	2015
Average prices
Oil (Bbls)	$64.67	$50.10	$39.91	$46.12
Natural gas (MMBtu)	$2.92	$2.81	$2.19	$2.33
Natural gas liquids (Bbl)	$23.53	$20.63	$12.04	$13.07

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PRINCIPAL COMPONENTS OF ROYAL’S COST STRUCTURE

Production and Ad Valorem Taxes

The operators of the properties underlying Royal’s Royalties allocate a portion of their production taxes to us based on the volumes of production attributable to Royal’s Royalties. Production taxes are paid at fixed rates on produced oil and natural gas based on a percentage of revenues from products sold, established by federal, state or local taxing authorities. Where available, Royal benefits from tax credits and exemptions in its various taxing jurisdictions. Royal also directly pays ad valorem taxes in the counties where its production is located. Ad valorem taxes are generally based on the state government’s appraisal of Royal’s oil and gas properties.

Marketing and Transportation

The operators of the properties underlying Royal’s Royalties allocate a portion of their post-production costs, if applicable, to us based on the volumes of production attributable to its Royalties. These are costs incurred to bring natural gas, natural gas liquids, and oil to the market. Such costs include Royal’s operators’ costs to operate and maintain low- and high-pressure gathering and compression systems as well as fees paid to third parties who operate low- and high-pressure gathering systems that transport Royal’s gas. They also include costs to process and extract natural gas liquids from Royal’s produced gas and to transport Royal’s natural gas liquids and oil to market.

Amortization

Royal’s Royalties are recorded at cost and capitalized as tangible assets. Acquisition costs are amortized on a units of production basis over the life of the proved reserves.

General and Administrative

These are costs incurred for overhead, including the allocation of a portion of the historical cost of management, operating and administrative services provided under a master services agreement between Royal and Riverbend Oil & Gas, L.L.C. (“Riverbend”), which owns a portion of Royal through an affiliate and whose employees have historically managed Royal’s predecessor and Royal, audit and other fees for professional services and legal compliance.

Interest Expense

Borrowings under Royal’s first lien credit facility and RNR credit facility have historically served to fund distributions to its equity owners. As a result, Royal incurs substantial interest expense that is affected by both fluctuations in interest rates and Royal’s financing decisions. Please read “—Liquidity and Capital Resources—Indebtedness.”

Income Tax Expense

Royal is treated as a partnership for federal income tax purposes, with each partner being separately taxed on its share of taxable income; therefore, there is no federal income tax expense reflected in Royal’s financial statements.

Basis of Presentation

The following financial statements include information regarding Royal Resources L.P. as Royal’s predecessor entity, which includes certain interests in subsidiary companies which will not be acquired by Osprey in the transactions contemplated by this proxy statement. The Royal Resources L.P. subsidiaries that will be contributed in the transaction are VickiCristina, LP, DGK ORRI Company, L.P., Noble EF DLG LP, Noble EF LP and Noble Marcellus LP. The interests in Riverbend Natural Resources, L.P and KGD ORRI, L.P. will not be contributed in the transactions contemplated by this proxy statement. For additional information, please see the pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of Osprey.”

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RESULTS OF OPERATIONS

The following table summarizes Royal’s revenue and expenses and production data for the period indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2018	2017	2017	2016	2015
Operating Results:
Revenues:
Oil and Gas Sales	$22,838	$29,420	$104,321	$73,579	$108,018
Realized gain on hedging activities	3	30	751	197	-
Unrealized gain (loss) on hedging activities	(94)	1,175	1,040	(1,040)	-
Total Revenues	22,747	30,625	106,112	72,736	108,018
Costs and Expenses:
Production and ad valorem taxes	1,238	1,663	5,980	4,768	6,527
Lease operating expense	186	111	674	440	273
Marketing and transportation	631	2,108	6,926	6,747	7,946
Amortization of royalty and working interests in oil and natural gas properties	4,795	11,175	37,085	37,265	46,533
General, administrative and other	2,619	1,675	8,450	6,309	12,175
Total costs and expenses	$9,469	$16,732	$59,115	$55,529	$73,454

Other Income and (Expense):
Gain on sale of assets	41,274	-	31,441	-	-
Other income	-	1	34	823	436
Interest expense	(638)	(654)	(2,799)	(3,250)	(5,462)
Total other income (expense):	$40,636	$(653)	$28,676	$(2,427)	$(5,026)

Net Income:	$53,914	$13,240	$75,673	$14,780	$29,538
Net income attributable to non-controlling interest	(48)	(33)	(155)	(69)	(97)
Net Income attributable to Royal Resources L.P.	$53,866	$13,207	$75,518	$14,711	$29,441
Production Data:
Eagle Ford Shale:
Oil (Bbls)	251,749	424,142	1,402,729	1,397,556	1,876,487
Natural gas (Mcf)	507,052	859,644	3,083,099	2,936,394	4,201,152
Natural gas liquids (Bbls)	62,307	133,586	493,334	476,780	621,222
Combined volumes (BOE)	398,565	701,002	2,409,913	2,363,735	3,197,901
Average daily combined volumes (BOE/d)	4,429	7,789	6,603	6,476	8,761
Total:
Oil (Bbls)	290,811	453,445	1,582,322	1,474,218	1,919,955
Natural gas (Mcf)	828,148	1,203,371	4,565,892	4,143,679	5,357,859
Natural gas liquids (Bbls)	72,011	142,277	542,706	511,337	650,599
Combined volumes (BOE)	500,847	796,284	2,886,010	2,676,168	3,463,530
Average daily combined volumes (BOE/d)	5,565	8,947	7,907	7,332	9,489

Comparison of the three months ended March 31, 2018 to the three months ended March 31, 2017

Oil and Gas Revenues

Oil and gas revenues decreased $6.6 million, or 22%, to $22.8 million for the three months ended March 31, 2018, from $29.4 million for the three months ended March 31, 2017. The decrease in oil and gas revenues is attributable to the sale of a portion of Royal’s interests in certain oil and natural gas properties offset by an increase in realized commodity prices, an increase in drilling activity, and an increase in oil, natural gas liquids and natural gas production. Royal received an average price of $64.67 per Bbl of oil, $2.92 per Mcf of gas and $23.53 per Bbl of natural gas liquids sold in the three months ended March 31, 2018 compared to $49.39 per Bbl of oil, $2.97 per Mcf of gas and $21.36 per Bbl of natural gas liquids sold during the three months ended March 31, 2017.

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Production and Ad Valorem Taxes

Production and ad valorem taxes decreased $0.4 million, or 26%, to $1.2 million for the three months ended March 31, 2018, from $1.7 million for the three months ended March 31, 2017. The decrease in production and ad valorem taxes is attributable to the decrease in oil and gas revenues.

Marketing and Transportation Expense

Marketing and transportation expense decreased $1.5 million, or 70%, to $0.6 million for the three months ended March 31, 2018, from $2.1 million for the three months ended March 31, 2017. The decrease in marketing and transportation expense is attributable to the sale of a portion of Royal’s interests in certain oil and natural gas properties.

Amortization of Royalty and Working Interests in Oil and Natural Gas Properties Expense

Amortization of royalty and working interests in oil and natural gas properties expense decreased $6.4 million, or 57%, to $4.8 million for the three months ended March 31, 2018, from $11.2 million for the three months ended March 31, 2017. The decrease in amortization of royalty and working interests in oil and natural gas properties expense is attributable to the sale of a portion of Royal’s interests in certain oil and natural gas properties and an increase in reserves attributable to new wells offset by increased production volumes.

General, Administrative and Other Expense

General, administrative and other expense increased $0.9 million, or 56%, to $2.6 million for the three months ended March 31, 2018, from $1.7 million for the three months ended March 31, 2017. The increase in general, administrative and other expense is attributable to the sale expenses related to the sale of a portion of Royal’s interests in certain oil and natural gas properties.

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Comparison of the year ended December 31, 2017 to the year ended December 31, 2016

Oil and Gas Sales

Oil and gas revenues increased $30.7 million, or 42%, to $104.3 million for the year ended December 31, 2017, from $73.6 million for the year ended December 31, 2016. The increase in oil and gas revenues is attributable to an increase in realized commodity prices, an increase in drilling activity, and an increase in oil, natural gas liquids and natural gas production. Royal’s revenues are a function of oil, natural gas liquids and natural gas production volumes sold and average prices received for those volumes. Royal received an average of $50.10 per Bbl of oil, $20.63 per Bbl of natural gas liquids and $2.81 per Mcf of natural gas for the volumes sold during the year ended December 31, 2017 compared to an average of $39.91 per Bbl of oil, $12.04 per Bbl of natural gas liquids and $2.19 per Mcf of natural gas for the volumes sold during the year ended December 31, 2016.

Realized Gain on Hedging Activities

Realized gain on hedging activities increased $0.6 million, or 281%, to $0.8 million for the year ended December 31, 2017, from $0.2 million for the year ended December 31, 2016. The increase in realized gain on hedging activities is attributable to the increase in commodity prices of oil, natural gas liquids and natural gas during 2017.

Unrealized Gain (Loss) on Hedging Activities

Unrealized gain (loss) on hedging activities increased $2.1 million, to a gain of $1.0 million for the year ended December 31, 2017, from a loss of $1.0 million for the year ended December 31, 2016. The increase in unrealized gain on hedging activities is attributable to the increase in the commodity prices of oil, natural gas liquids and natural gas during 2017.

Production and Ad Valorem Taxes

Production and ad valorem taxes increased $1.2 million, or 25%, to $6.0 million for the year ended December 31, 2017, from $4.8 million for the year ended December 31, 2016. The increase in production and ad valorem taxes is attributable to increased production and increased valuations for ad valorem tax.

Lease Operating Expense

Lease operating expense increased $0.2 million, or 53%, to $0.7 million for the year ended December 31, 2017, from $0.4 million for the year ended December 31, 2016. The increase in lease operating expense is attributable to increased production and development for Royal’s working interests in the Williston basin.

Marketing and Transportation Expense

Marketing and transportation expense increased $0.2 million, or 3%, to $6.9 million for the year ended December 31, 2017, from $6.7 million for the year ended December 31, 2016. The increase in marketing and transportation expense is attributable to increased production.

Amortization of Royalty and Working Interests in Oil and Natural Gas Properties Expense

Amortization of royalty and working interests in oil and natural gas properties expense decreased $0.2 million, or 0.5%, to $37.1 million for the year ended December 31, 2017, from $37.3 million for year ended December 31, 2016. The decrease in amortization of royalty and working interests in oil and natural gas properties expense is attributable to the sale of a portion of Royal’s interests in certain oil and natural gas properties and an increase in reserves attributable to new wells offset by increased production volumes.

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General, Administrative and Other Expense

General, administrative and other expense increased $2.1 million, or 34%, to $8.5 million for the year ended December 31, 2017, from $6.3 million for the year ended December 31, 2016. The increase in general, administrative and other expense is attributable to the sale expenses related to the sale of a portion of Royal’s interests in certain oil and natural gas properties.

Gain on Sale of Assets

Gain on sale of assets increased $31.4 million to $31.4 million for the year ended December 31, 2017, from $0 for the year ended December 31, 2016. The increase in other gain on sale of assets is attributable to the sale of a portion of Royal’s interests in certain oil and natural gas properties.

Other Income

Other income decreased $0.8 million, or 96%, to $0.03 million for the year ended December 31, 2017, from $0.8 million for the year ended December 31, 2016. The decrease in other income is attributable to the change in classification of lease bonuses and extensions as other income in 2016 to oil and gas sales in 2017.

Interest Expense

Interest expense decreased $0.5 million, or 14%, to $2.8 million for the year ended December 31, 2017, from $3.3 million for the year ended December 31, 2016. The decrease in interest expense is attributable to a $52.5 million repayment of long-term debt in 2016.

Comparison of the year ended December 31, 2016 to the year ended December 31, 2015

Oil and Gas Sales

Oil and gas revenues decreased $34.4 million, or 32%, to $73.6 million for the year ended December 31, 2016, from $108 million for the year ended December 31, 2015. The decrease in oil and gas revenues is attributable to a decrease in oil, natural gas liquids and natural gas production as well as a decrease in realized commodity prices. Royal’s revenues are a function of oil, natural gas liquids and natural gas production volumes sold and average prices received for those volumes. Royal received an average of $39.91 per Bbl of oil, $12.04 per Bbl of natural gas liquids and $2.19 per Mcf of natural gas for the volumes sold during the year ended December 31, 2016 compared to an average of $46.12 per Bbl of oil, $13.07 per Bbl of natural gas liquids and $2.33 per Mcf of natural gas for the volumes sold during the year ended December 31, 2015.

Realized Gain on Hedging Activities

Realized gain on hedging activities increased $0.2 million to $0.2 million for the year ended December 31, 2016, from $0 for the year ended December 31, 2015. The increase in realized gain on hedging activities is attributable to the use of commodity hedges during 2016.

Unrealized Gain (Loss) on Hedging Activities

Unrealized gain (loss) on hedging activities decreased $1.0 million to a loss of $1.0 million for the year ended December 31, 2016, from $0 for the year ended December 31, 2015. The decrease in unrealized gain (loss) on hedging activities is attributable to the use of commodity hedges during 2016.

Production and Ad Valorem Taxes

Production and ad valorem taxes decreased $1.8 million, or 27%, to $4.8 million for the year ended December 31, 2016, from $6.5 million for the year ended December 31, 2015. The decrease in production and ad valorem taxes is attributable to a decrease in oil, natural gas liquids and natural gas production during 2016.

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Lease Operating Expense

Lease operating expense increased $0.2 million, or 61%, to $0.4 million for the year ended December 31, 2016, from $0.3 million for the year ended December 31, 2015. The increase in lease operating expense is attributable to increased production for Royal’s working interests in the Williston basin.

Marketing and Transportation Expense

Marketing and transportation expense decreased $1.2 million, or 15%, to $6.7 million for the year ended December 31, 2016, from $7.9 million for the year ended December 31, 2015. The decrease in marketing and transportation expense is attributable to decreased production.

Amortization of Royalty and Working Interests in Oil and Natural Gas Properties Expense

Amortization of royalty and working interests in oil and natural gas properties expense decreased $9.3 million, or 20%, to $37.3 million for the year ended December 31, 2016, from $46.5 million for year ended December 31, 2015. The decrease in amortization of royalty and working interests in oil and natural gas properties expense is attributable to a decrease in oil, natural gas liquids and natural gas production.

General, Administrative and Other Expense

General, administrative and other expense decreased $5.9 million, or 48%, to $6.3 million for the year ended December 31, 2016, from $12.2 million for the year ended December 31, 2015. The decrease in general, administrative and other expense is attributable to non-recurring expenses incurred in 2015 related to a potential initial public offering of certain Royal assets in addition to higher management fees in 2015.

Other Income

Other income increased $0.4 million, or 89%, to $0.8 for the year ended December 31, 2016, from $0.4 million for the year ended December 31, 2015. The increase in other income is attributable to higher lease bonuses and extensions in 2016.

Interest Expense

Interest expense decreased $2.2 million, or 40%, to $3.3 million for the year ended December 31, 2016, from $5.5 million for the year ended December 31, 2015. The decrease in interest expense is attributable to a $52.5 million repayment of long-term debt in 2016.

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LIQUIDITY AND CAPITAL RESOURCES

Overview

Royal’s primary sources of liquidity have been cash flows from operations and equity and debt financings, and Royal’s primary uses of cash have been for replacement and growth capital expenditures, including the acquisition of oil and natural gas properties.

Cash Flows

The following table presents Royal’s cash flows for the period indicated.

	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2018	2017	2017	2016	2015
Cash Flow Data:
Cash flows provided by operating activities	$18,147	$18,382	$80,791	$51,279	$88,197
Cash flows provided by (used in) investing activities	120,785	(1,145)	83,048	(5,260)	(8,100)
Cash flows used in financing activities	(134,535)	-	(161,390)	(76,225)	(76,563)
Net increase (decrease) in cash	$4,397	$17,237	$2,449	$(30,206)	$3,534

Operating Activities

Royal’s operating cash flow is sensitive to many variables, the most significant of which is the volatility of prices for the oil and natural gas Royal produces. Prices for these commodities are determined primarily by prevailing market conditions. Regional and worldwide economic activity, weather and other substantially variable factors influence market conditions for these products. These factors are beyond Royal’s control and are difficult to predict.

Cash flow provided by operating activities for the three months ended March 31, 2018 did not meaningfully change from the cash provided from operating activities for the three months ended March 31, 2017.

The increase in cash flow provided by operating activities in the year ended December 31, 2017 as compared to the year ended December 31, 2016 is attributable to higher production from Royal’s oil and gas properties related to new wells and increased commodity prices of oil, natural gas liquids and natural gas during 2017.

The decrease in cash flow provided by operating activities in the year ended December 31, 2016 as compared to the year ended December 31, 2015 is attributable to a reduction in net income before amortization of royalty and working interest in oil and natural gas properties during 2016 and a $0.7 million increase in accounts receivable in 2016 compared a $12.5 million decrease in accounts receivable in 2015.

Investing Activities

Cash provided by investing activities for the three months ended March 31, 2018 was $120.8, as a result of proceeds from the sale of assets of $121.0 million and $0.2 million used for additions to oil and gas properties. Cash used in investing activities for the three months ended March 31, 2017 was $1.1 million, as a result of $1.2 million used for additions to oil and gas properties offset by a $0.03 million decrease in advances to operators.

Cash provided by investing activities for the year ended December 31, 2017 was $83.0 million, as a result of $86.3 million from proceeds from the sale of assets, $3.5 million used for additions to oil and gas properties and $0.2 million from a decrease in advances to operators.

Cash used in investing activities for the year ended December 31, 2016 was $5.3 million, a result of $5.0 million used for additions to oil and gas properties and $0.2 million used in advances to operators.

Cash used in investing activities for the year ended December 31, 2015 was $8.1 million, a result of additions to oil and natural gas properties.

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Financing Activities

Cash used in financing activities for the three months ended March 31, 2018 was $134.5 million and was a result of partner distributions of $107.5 million and $27.0 million from repayment of long-term debt. Cash used in financing activities for the three months ended March 31, 2017 was $0.

Cash used in financing activities for the year ended December 31, 2017 was $161.4 million, a result of $1 million from repayment of long-term debt and $160.4 million used in partner distributions.

Cash used in financing activities for the year ended December 31, 2016 was $76.2 million, a result of partner distributions of $23.6 million, $0.05 million of partner contributions, $52.5 million from the repayment of long-term debt and related debt issuance costs that were being amortized.

Cash used in financing activities for the year ended December 31, 2015 was $76.6 million, a result of distributions to partners during the year.

Indebtedness

Royal’s historical primary sources of indebtedness are its first lien credit facility, which it entered into in October 2012, and Royal’s RNR credit facility:

●	First lien credit facility: As of December 31, 2017, the borrowing base on the first lien credit facility was $57 million. As of March 31, 2018, the borrowing base on the first lien credit facility was $30 million. The borrowing base is re-determined semi-annually. Borrowings are either at LIBOR or at the Base Rate, at Royal’s option, plus a variable credit spread. The variable credit spread is based on the percentage of the borrowing base utilized. The outstanding principal is due October 19, 2020.

●	RNR credit facility: As of December 31, 2017 and March 31, 2018, the borrowing base on the RNR credit facility was $2 million. Borrowings are between 7% and 9% for LIBOR-based loans, and between 6% and 8% for Base Rate loans. The interest rate is based on the percentage of the borrowing base utilized. The outstanding principal is due November 21, 2019. The RNR credit facility was incurred by Riverbend Natural Resources, LP, which will not be contributed in the transaction contemplated by this proxy statement.

The availability under each facility is subject to Royal’s compliance with certain customary contractual financial and non-financial covenants and each facility is secured by Royal’s assets.

CONTRACTUAL OBLIGATIONS

The following tables present Royal’s contractual obligations and other commitments as of December 31, 2017 and March 31, 2018:

	Payments Due by Period – as of March 31, 2018
	Total	Remainder of 2018	2019	2020	2021	Thereafter
Long-term debt	$31,000	—	$1,000	$30,000	—	—
Total	$31,000	—	$1,000	$30,000	—	—

	Payments Due by Period – as of December 31, 2017
	Total	2017	2018	2019	2020	2021	Thereafter
Long-term debt	$58,000	—	—	$1,000	$57,000	—	—
Total	$58,000	—	—	$1,000	$57,000	—	—

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CRITICAL ACCOUNTING POLICIES

The discussion and analysis of our financial condition and results of operations are based upon Royal’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Certain of Royal’s subsidiaries have issued equity promote units that allow for participation in the cash flows of these specific partnerships after certain return hurdles are reached. Given the nature of these units, no value has been assigned to the holders of these interests. All intercompany accounts and transactions have been eliminated in consolidation. Please read “Index to Financial Statements—Notes to Financial Statements—Summary of Significant Accounting Policies.”

Management Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relate to amortization calculations, and estimates of fair value for long-lived assets, and reserves for contingencies and litigation. Royal’s management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates.

Royalty and Working Interests in Oil and Natural Gas Properties

Royalty and working interests include acquired interests in production, development, and exploration stage properties. Royal follows the successful efforts method of accounting. Under this method, costs of acquiring properties, costs of drilling successful exploration wells and development costs are capitalized. Oil and natural gas exploration costs, other than the costs of drilling exploratory wells, are charged to expense as incurred. Lease rentals are expensed as incurred.

Acquisition costs of proven royalty and working interests are amortized using the units of production method over the life of the property, which is estimated using proven reserves. Acquisition costs of royalty interests on exploration stage properties, where there are no proven reserves, are not amortized. At such time as the associated exploration stage interests are converted to proven reserves, the cost basis is amortized using the units of production methodology over the life of the property, using proven reserves. For purposes of amortization, interests in oil and natural gas properties are grouped in a reasonable aggregation of properties with common geological structural features or stratigraphic condition.

Impairment of Royalty and Working Interests in Oil and Natural Gas Properties

Royal reviews and evaluates its royalty and working interests in oil and natural gas properties for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Royal’s estimates of recoverability and fair value are based on numerous assumptions and it is possible that actual results will be significantly different than the estimates, as actual future quantities of recoverable oil and natural gas, commodity prices, production levels, operating costs, and taxes associated with production of oil and natural gas reserves are each subject to significant risks and uncertainties. The carrying value of exploration stage interests are evaluated for impairment when information becomes available indicating that production will not occur in the future. When required, impairment losses are recognized based on the fair value of the assets. No such impairment expense was recorded for the years ended December 31, 2017, 2016 or 2015.

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Asset Retirement Obligations

Royal’s asset retirement obligations (“ARO”) relate to its working interests in the Williston basin and represent the future abandonment costs of working interests in tangible assets, namely the plugging and abandonment of wells and land remediation. The fair value of a liability for an asset’s retirement is recognized in the period in which it is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset. The cost of the tangible assets, including the initially recognized ARO, is depleted over the useful life of the asset. The ARO are recorded at fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value.

Inherent in the fair value calculation of ARO are numerous assumptions and judgments including, but not limited to: the ultimate settlement amounts, inflation factors, credit-adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and natural gas property balance.

Revenue Recognition

Revenues from the sale of oil and natural gas are recognized when the product is delivered at a fixed or determinable price, title has transferred and collectability is reasonably assured and evidenced by a contract. Royal follows the “entitlement method” of accounting for its oil and natural gas revenue, so it recognizes revenue on all crude oil, natural gas, and natural gas liquids based on its proportionate share of production. Royalty revenue is recognized when management can reliably estimate the royalty receivable, pursuant to the terms of the royalty agreements, and collection is reasonably assured. Differences between estimates of royalty revenue and the actual amounts are adjusted and recorded in the period that the actual amounts are known.

Inflation

Inflation did not have a material impact on results of operations for the years ended December 31, 2017 or December 31, 2016.

Off-Balance Sheet Arrangements

Royal currently has no off-balance sheet arrangements.

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QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Commodity Price Risk

Royal’s major market risk exposure is in the pricing applicable to the oil and natural gas production of its operators. Realized pricing is primarily driven by the prevailing worldwide price for crude oil and spot market prices applicable to Royal’s natural gas production. Pricing for oil and natural gas production has been volatile and unpredictable for several years, Royal expects this volatility to continue in the future and Royal does not hedge its exposure to changes in commodity prices. The prices that Royal’s operators receive for production depend on many factors outside of Royal’s or their control. Historically, Royal has not entered into hedging arrangements to manage commodity price risks.

Revenue Concentration Risk

Royal is subject to risk resulting from the concentration of oil and gas revenues in producing oil and natural gas properties and receivables with several significant purchasers. For the year ended December 31, 2017, Royal received approximately 28%, 18%, 18% and 15% of its revenue from Devon, EOG, BHP, and ConocoPhillips, respectively. For the three months ended March 31, 2018, Royal received approximately 28%, 25%, 23% and less than 10% of its revenue from ConocoPhillips, EOG, Devon, and BHP, respectively. Royal does not require collateral and does not believe the loss of any single purchaser would materially impact Royal’s operating results, as crude oil and natural gas are fungible products with well-established markets and numerous purchasers.

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BUSINESS OF ROYAL

The following discussion of Royal’s business should be read in conjunction with the “Selected Historical Financial Information of Royal” and the accompanying financial statements of Royal and related notes included elsewhere in this proxy statement. The following discussion includes information regarding Royal Resources L.P. as Royal’s predecessor entity, which includes certain interests in subsidiary companies which will not be acquired by Osprey in the transactions contemplated by this proxy statement. The Royal Resources L.P. subsidiaries that will be contributed in the transaction are VickiCristina, LP, DGK ORRI Company, L.P., Noble EF DLG LP, Noble EF LP and Noble Marcellus LP. The interests in Riverbend Natural Resources, L.P and KGD ORRI, L.P. will not be contributed in the transactions contemplated by this proxy statement.

The estimated proved reserve information for Royal’s properties on a historical basis as of December 31, 2017, contained in this proxy statement is based on reserve reports prepared by Ryder Scott Company, L.P. (“Ryder Scott”) and Netherland, Sewell & Associates, Inc. (“NSAI”), Royal’s independent petroleum engineers. Royal’s estimated proved reserves on a pro forma basis are based on valuations prepared by Ryder Scott and were calculated by specifically identifying and removing the impact of any properties of Royal that are not being contributed pursuant to the Contribution Agreement. As a result the pro forma reserve presentation herein represents only the reserves of the contributed Royal assets. A copy of each of the reserve reports is attached to this proxy statement as Annex I.

Overview

Royal is a Delaware limited partnership formed to own and acquire royalty interests, mineral interests, non-participating royalty interest and overriding royalty interests, or ORRIs, (“Royalties”) in oil and natural gas properties in North America, substantially all of which are located in the Eagle Ford Shale. These Royalties entitle the holder to a portion of the production of oil and natural gas from the underlying acreage at the sales price received by the operator, net of any applicable post-production expenses and taxes. The holder of these interests has no obligation to fund exploration and development costs, lease operating expenses or plugging and abandonment costs at the end of a well’s productive life, which Royal believes results in low breakeven costs.

Royal owns Royalties that entitle it to a portion of the production of oil, natural gas and natural gas liquids (“NGLs”) from the underlying acreage at the sales price received by the operator, net of production expenses and taxes. Royal has no obligation to fund finding and development costs, pay capital expenditures such as plugging and abandonment costs. Royal has minimal allocated lease operating expenses. As such, Royal has historically operated with high cash margins, converting a large percentage of revenue to free cash flow, the majority of which can be distributed to its shareholders.

As of March 31, 2018, Royal’s assets consisted of Royalties underlying approximately 250,000 gross unit acres (approximately 20,000 net royalty acres normalized to 1/8th which assumes eight royalty acres for every mineral acre or 12.5% royalty interest per net mineral acre) that are concentrated in what we believe is the “core-of-the-core” of the liquids-rich condensate region of the Eagle Ford Shale in Karnes, DeWitt and Gonzales Counties, Texas. In all three of these counties, Royal also has substantial exposure to the Austin Chalk and Upper Eagle Ford formations, which have recently experienced increased horizontal development activity, in addition to the more established and historically developed Lower Eagle Ford formation. We believe that the wells and remaining drilling locations on the properties underlying Royal’s assets are among the most economic in North America, with operator IRRs in excess of 100% at current NYMEX pricing and operator break-even oil prices under $35 per barrel. Further, we believe that the high levels of current and future forecasted development activity are supported by positive oil price differentials (averaging a positive $3.65 per barrel of oil over the past 12 months), which are currently advantaged relative to other onshore oil producing regions including the Midland and Delaware Basins of West Texas. In addition, Royal’s assets include Royalties related to approximately 58,000 gross unit acres in the Appalachian region, including Pennsylvania, West Virginia and Ohio. Royal’s acreage is extensively delineated by 1,814 producing wells as of March 31, 2018, of which 1,495 are located in Karnes, DeWitt, and Gonzales Counties, providing extensive subsurface data control and substantial confidence on individual well initial production rates, production profiles and estimated ultimate recoveries (“EURs”). The average net daily production attributable to the net royalty interests owned by Royal was 4,764 BOE/d (70% liquids) for the three months ended March 31, 2018.

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The Eagle Ford Shale is the second largest oil field in North America and is one of the lowest-cost and most active unconventional shale trends. It has a world-class aerial extent that covers approximately 13 million surface acres and has extensive data control as a result of more than 12,000 producing horizontal wells. The Eagle Ford has top-tier single-well economics, is operated by premier oil and gas companies and has access to abundant offtake infrastructure in close proximity to the U.S. Gulf Coast. In recent years, the entire Eagle Ford Shale play has undergone a technical transformation largely driven by utilization of modern drilling and completion techniques, resulting in improved oil and gas sectional recoveries, enhanced production rates, EURs, well economics and increased activity by operators. Royal’s acreage is located in what we believe is the “core-of-the-core” of the Eagle Ford Shale and is characterized by high oil and liquids content and low finding and development costs as well as positive differentials that drive attractive economics to operators relative to other unconventional basins. At current NYMEX strip pricing, Royal has approximately 3,000 locations with operator IRRs in excess of 100%. We believe these factors make the development of Royal’s underlying acreage commercially viable and highly attractive in lower commodity price environments. Over 98% of Royal’s Eagle Ford and Austin Chalk acreage is operated by ConocoPhillips (“ConocoPhillips”), EOG Resources, Inc. (“EOG”), BHP Billiton Petroleum (“BHP”) and Devon Energy Corporation (“Devon”) through a joint venture and Pioneer Natural Resources Company (“Pioneer”).

Royal’s revenues are derived from royalty payments Royal receives from its operators based on the sale of oil and natural gas production, as well as the sale of natural gas liquids that are extracted from natural gas during processing. For the year ended December 31, 2017, Royal’s revenues were derived 77% from oil and condensate sales, 11% from natural gas liquid sales and 12% from natural gas sales. For the three months ended March 31, 2018, Royal’s revenues were derived 82% from oil and condensate sales, 7% from natural gas liquid sales and 11% from natural gas sales. Royal’s revenues may vary significantly from period to period as a result of changes in volumes of production sold or changes in commodity prices. Oil, natural gas liquids and natural gas prices have historically been volatile, and at December 31, 2017 Royal did not hedge any of its exposure to changes in commodity prices.

Royal’s Properties

Royal’s initial assets consist of Royalties related to 53,233 net acres to which royalties apply, associated with 452 drilling units, concentrated in what Royal believes is the “core of the core” of the Eagle Ford Shale as well as the Marcellus Shale and Point Pleasant formations. As of March 31, 2018, these interests entitle Royal to receive an average royalty of 1.36% from the producing wells on the acreage underlying Royal’s Royalties, with no additional future capital or operating expenses required. As of March 31, 2018, there were 1,814 horizontal wells producing on this acreage, and average net production for the three months ended March 31, 2018 was approximately 5,565 BOE/d on a historical basis including all Royal entities and 4,764 BOE/d on a pro forma basis to include production for only the entities being contributed in the transactions contemplated by this proxy statement. In addition, there were 95 horizontal wells in various stages of completion. As of March 31, 2018, there were 59 additional permits outstanding for undrilled wells or wells currently being drilled on the acreage underlying Royal’s Royalties. For the three months ended March 31, 2018, revenue generated from these Royalties was $19.0 million.

The leases underlying Royal’s Royalties are delineated by 1,814 producing horizontal wells as of March 31, 2018. Royal owns interests in 452 drilling units in the Eagle Ford Shale, Marcellus Shale, and Point Pleasant formations.

Comparison of Types of Interests

Royalty Interest. Royalty interests generally result when the owner of a mineral interest leases the underlying minerals to a working interest holder pursuant to an oil and gas lease. Typically, the resulting royalty interest is a cost-free percentage of production revenues for minerals extracted from the acreage. Holders of royalty interests are generally not responsible for capital expenditures or lease operating expenses, but may be responsible for certain post-production expenses, and typically have limited environmental liability. Royalty interests expire upon the expiration of the oil and gas lease.

Mineral Interest. Mineral interests are perpetual rights of the owner to exploit, mine, and/or produce any or all of the minerals lying below the surface of the property. The holder of a mineral interest has the right to lease the minerals to a working interest holder pursuant to an oil and gas lease.

Non-Participating Royalty Interest (NPRI). NPRI is an interest in oil and gas production which is created from the mineral estate.  The NPRI is expense-free, bearing no operational costs of production. The term “non-participating” indicates that the interest owner does not share in the bonus, rentals from a lease, nor the right to participate in the execution of oil and gas leases.

Working Interest. Working interest holders have the rights to extract minerals from acreage leased pursuant to an oil and gas lease from a mineral interest holder. Holders of working interests are responsible for their pro rata share of capital expenditures and lease operating expenses, but holders of working interests only receive revenues after distributions have first been made to holders of royalty interests and ORRIs. Working interests expire upon the termination or expiration of the underlying oil and gas lease.

Overriding Royalty Interest (“ORRIs”). ORRIs are created by carving out the right to receive royalties from a working interest. Like royalty interests, ORRIs do not confer an obligation to make capital expenditures or pay for lease operating expenses and have limited environmental liability, however ORRIs may be calculated net of post-production expenses, depending on how the ORRI is structured. ORRIs that are carved out of working interests are linked to the same underlying oil and gas lease that created the working interest, and therefore, such ORRIs are typically subject to expiration upon the expiration or termination of the oil and gas lease.

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OIL AND NATURAL GAS DATA

Reserves Presentation

Royal’s estimated proved reserves on a historical basis as of December 31, 2017 are based on valuations prepared by Ryder Scott and NSAI and represent 100% of the total net proved liquid hydrocarbon reserves and 100% of the total net proved gas reserves of Royal in the Eagle Ford Shale, Marcellus Shale, Point Pleasant, and Bakken formations as of December 31, 2017. Royal’s estimated proved reserves on a pro forma basis are based on valuations prepared by Ryder Scott and were calculated by specifically identifying and removing the impact of any properties of Royal that are not being contributed pursuant to the Contribution Agreement. As a result the pro forma reserve presentation herein represents only the reserves of the contributed Royal assets. A copy of each of the summary reports of our reserve engineers with respect to Royal’s reserves as of 2017 on a historical and pro forma basis is attached hereto as Annex I.

Proved Reserves

Evaluation and Review of Reserves

Royal’s historical reserve estimates as of December 31, 2017 were prepared by Ryder Scott and NSAI. Ryder Scott and NSAI are independent petroleum engineering firms. The technical persons responsible for preparing Royal’s proved reserve estimates meet the requirements with regards to qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. Ryder Scott and NSAI are third party engineering firms and do not own an interest in any of Royal’s properties and are not employed by Royal on a contingent basis.

Under SEC rules and regulations, proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs and under existing economic conditions, operating methods and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. If deterministic methods are used, the SEC has defined reasonable certainty for proved reserves as a “high degree of confidence that the quantities will be recovered.” All of Royal’s proved reserves as of December 31, 2017 were estimated using a deterministic method. The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions established under SEC rules and regulations. The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods: (1) performance-based methods, (2) volumetric-based methods and (3) analogy. These methods may be used singularly or in combination by the reserve evaluator in the process of estimating the quantities of reserves. The proved reserves for the properties underlying Royal’s interests were estimated by performance methods, analogy or a combination of both methods. Approximately 92% of the proved producing reserves attributable to producing wells were estimated by performance methods. These performance methods include, but may not be limited to, decline curve analysis, which utilized extrapolations of available historical production and pressure data. The remaining 8% of the proved producing reserves were estimated by analogy, or a combination of performance and analogy methods. The analogy method was used where there were inadequate historical performance data to establish a definitive trend and where the use of production performance data as a basis for the reserve estimates was considered to be inappropriate. All proved developed non-producing and undeveloped reserves were estimated by the analogy method.

To estimate economically recoverable proved reserves and related future net cash flows, Ryder Scott and NSAI considered many factors and assumptions, including the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on current costs and the SEC pricing requirements and forecasts of future production rates. To establish reasonable certainty with respect to Royal’s estimated proved reserves, the technologies and economic data used in the estimation of Royal’s proved reserves included production and well test data, downhole completion information, geologic data, electrical logs, radioactivity logs, core analyses, available seismic data and historical well cost and operating expense data.

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Historically, employees of Riverbend have worked closely with Royal’s independent reserve engineers to ensure the integrity, accuracy and timeliness of the data used to calculate proved reserves relating to Royal’s assets in the Eagle Ford Shale region. Riverbend’s technical team met with Royal’s independent reserve engineers periodically during the period covered by the reserve report to discuss the assumptions and methods used in the proved reserve estimation process. Royal provides historical information to the independent reserve engineers for its properties such as ownership interest, oil and gas production, commodity prices and transportation and marketing expenses. Operating and development costs are not realized to Royal’s interest but are used to calculate the economic limit life of the wells. These costs are estimated and checked by Royal’s independent reserve engineer. Riverbend’s technical staff uses historical information for the properties underlying Royal’s interests such as ownership interest, oil and gas production, well test data, commodity prices and operating and development costs.

Royal anticipates that the preparation of its proved reserve estimates will be completed in accordance with internal control procedures, including the following:

●	review and verification of historical production data, which data is based on actual production as reported by Royal’s operators;

●	preparation of reserve estimates by Royal’s Vice President—Engineering and Business Development or under his direct supervision;

●	review by Royal’s Vice President—Engineering and Business Development of all of Royal’s reported proved reserves at the close of each quarter, including the review of all significant reserve changes and all new proved undeveloped reserves additions;

●	direct reporting responsibilities by Royal’s Vice President—Engineering and Business Development to Royal’s Chief Executive Officer;

●	verification of property ownership by Royal’s land department; and

●	no employee’s compensation is tied to the amount of reserves booked.

The following table presents Royal’s estimated net proved oil and natural gas reserves as of December 31, 2017 on a historical basis including all Royal entities and on a pro forma basis to include reserve information for only the entities being contributed in the transactions contemplated by this proxy statement. The reserve information is based on the reserve reports prepared by Ryder Scott and NSAI. The reserve reports have been prepared in accordance with the rules and regulations of the SEC. All of Royal’s proved reserves included in the reserve reports are located in the continental United States.

	Royal Historical	Pro Forma
	as of December 31, 2017	as of December 31, 2017
Estimated proved developed reserves:
Oil (MBbls)	6,301	4,343
Natural gas (MMcf)	20,715	17,410
Natural gas liquids (MBbls)	1,793	1,285
Total (MBOE)	11,547	8,530
Estimated proved undeveloped reserves:
Oil (MBbls)	13,142	11,571
Natural gas (MMcf)	39,037	35,152
Natural gas liquids (MBbls)	2,650	2,057
Total (MBOE)	22,298	19,487
Estimated Net Proved Reserves:
Oil (MBbls)	19,443	15,914
Natural gas (MMcf)	59,752	52,562
Natural gas liquids (MBbls)	4,443	3,342
Total (MBOE)(l)	33,845	28,016
Percent proved developed	34.12%	30.44%
PV-10 of proved reserves (in millions)(2)	$615.2	$521.1

(1)	Estimates of reserves as of December 31, 2017 were prepared using an average price equal to the unweighted arithmetic average of hydrocarbon prices received on a field-by-field basis on the first day of each month within the year ended December 31, 2017 in accordance with revised SEC rules and regulations applicable to reserve estimates as of the end of such period. The unweighted arithmetic average first day of the month prices were $51.34 per Bbl for oil and $2.98 per MMBtu for natural gas at December 31, 2017. The price per Bbl for natural gas liquids was modeled as a percentage of oil price, which was derived from historical accounting data. Reserve estimates do not include any value for probable or possible reserves that may exist, nor do they include any value for undeveloped acreage. The reserve estimates represent Royal’s ORRI share in its properties. Although Royal believes these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates.

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(2)	In this proxy statement, Royal has disclosed its PV-10 based on its reserve report. PV-10 represents the period end present value of estimated future cash inflows from Royal’s natural gas and crude oil reserves, less future development and production costs, discounted at 10% per annum to reflect timing of future cash flows and using SEC pricing requirements in effect at the end of the period. Because of this, PV-10 can be used within the industry and by creditors and securities analysts to evaluate estimated net cash flows from proved reserves on a more comparable basis. PV-10 differs from standardized measure because it does not include the effects of income taxes. However, because Royal is a limited partnership, it is generally not subject to federal income taxes and thus historically its PV-10 for proved reserves and standardized measure are equivalent. Neither PV-10 nor standardized measure represents an estimate of fair market value of Royal’s natural gas and oil properties. Royal and others in the industry use PV-10 as a measure to compare the relative size and value of estimated reserves held by companies without regard to the specific tax characteristics of such entities.

As of December 31, 2017, Royal’s historical proved developed reserves totaled 6,301 MBbls of oil, 20,715 MMcf of natural gas and 1,793 MBbls of natural gas liquids, for a total of 11,547 MBOE. Of the total proved developed reserves, 79% are producing and the remaining 21% are from wells that have been stimulated but are not yet producing hydrocarbons. As of December 31, 2017, Royal’s pro forma proved developed reserves totaled 4,343 MBbls of oil, 17,410 MMcf of natural gas and 1,285 MBbls of natural gas liquids, for a total of 8,530 MBOE. Of the total proved developed reserves, 74% are producing and the remaining 26% are from wells that have been stimulated but are not yet producing hydrocarbons.

The foregoing reserves are all located within the continental United States. Reserve engineering is a subjective process of estimating volumes of economically recoverable oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. As a result, the estimates of different engineers often vary. In addition, the results of drilling, testing and production may justify revisions of such estimates. Accordingly, reserve estimates often differ from the quantities of oil and natural gas that are ultimately recovered. Estimates of economically recoverable oil and natural gas and of future net revenues are based on a number of variables and assumptions, all of which may vary from actual results, including geologic interpretation, prices and future production rates and costs. See “Risk Factors.” Royal has not filed any estimates of total, proved net oil or natural gas reserves with any federal authority or agency other than the SEC.

Additional information regarding Royal’s historical and pro forma proved reserves can be found in the reserve reports as of December 31, 2017 prepared by Ryder Scott and NSAI, which are attached to this proxy statement as Annex I.

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Proved Undeveloped Reserves

As of December 31, 2017, Royal’s historical proved undeveloped reserves totaled 13,142 MBbls of oil, 39,037 MMcf of natural gas and 2,650 MBbls of natural gas liquids, for a total of 22,298 MBOE. As of December 31, 2017, Royal’s pro forma proved undeveloped reserves totaled 11,571 MBbls of oil, 35,152 MMcf of natural gas and 2,057 MBbls of natural gas liquids, for a total of 19,487 MBOE. PUD reserves will be converted from undeveloped to developed as the applicable wells begin production.

During the year ended December 31, 2017, Royal’s operators converted 1,348 MBOE of PUD reserves, which represented approximately 11.5% of Royal’s estimated PUD reserves as of December 31, 2016. Royal’s PUD reserves increased from 11,728 MBOE to 22,298 MBOE due to:

●	the divestment of 955 MBOE in connection with the sale of KGD ORRI, L.P.;

●	the conversion of 1,348 MBOE of PUD reserves into PDP and PNP reserves;

●	net positive revisions of 6,801 MBOE as a result of the addition of certain locations to the drilling schedule as part of a revised development plan resulting from improved pricing conditions;

●	positive revisions of 4,729 MBOE as a result of revised type curves reflecting operator-specific performance; and

●	extensions of 1,344 MBOE as a result of certain locations added to the development schedule through the permitting or discovery of previously uncaptured reserves.

All of Royal’s PUD drilling locations are scheduled to be drilled prior to the end of December 2022. This development schedule is based on a 91 well inventory waiting to be brought online, 56 permits that identify activity and continued PUD conversion based on historical drilling activity and the publicly announced capital expenditure plans of Royal’s operators. As an owner of Royalties and not working interests, the contributed Royal Entities were not required to make capital expenditures and did not make capital expenditures to convert PUD reserves from undeveloped to developed.

Identification of Drilling Locations

Royal’s identification of drilling locations is based on specifically identified locations on its leasehold acreage based on its assessment of current geoscientific, engineering, land, well-spacing and historic production profile information derived from state agencies and public statements by Royal’s operators on the acreage underlying Royal’s interests. These drilling locations are identified on a detailed map and allocated a reserve profile and identifier. Further, Ryder Scott and NSAI reviewed and confirmed Royal’s drilling locations in estimating its PUD reserves in connection with the preparation of its reserve report as of December 31, 2017. Royal updates and revises its drilling locations on a periodic basis as its assessment of the information described above changes.

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OIL AND NATURAL GAS PRODUCTION PRICES AND PRODUCTION COSTS

Production and Price History

The following table sets forth information regarding Royal’s net production of oil, natural gas and natural gas liquids, substantially all of which is from the Eagle Ford Shale region in South Texas, and certain price and cost information for each of the periods indicated:

	Pro Forma		Royal Historical
	Three Months Ended March 31,	Year Ended December 31,	Three Months Ended March 31,	Year Ended December 31,
	2018	2017	2018	2017	2016	2015
Production Data:
Eagle Ford Shale:
Oil (Bbls)	238,495	885,681	251,749	1,402,729	1,397,556	1,876,487
Natural gas (Mcf)	468,898	1,761,343	507,052	3,083,099	2,936,394	4,201,152
Natural gas liquids (Bbls)	57,190	269,953	62,307	493,334	476,780	621,222
Combined volumes (BOE)	373,835	1,449,191	398,565	2,409,913	2,363,735	3,197,901
Daily combined volumes (BOE/d)	4,154	3,970	4,429	6,603	6,476	8,761
Total:
Oil (Bbls)	239,351	892,893	290,811	1,582,322	1,474,218	1,919,959
Natural gas (Mcf)	759,783	3,124,338	828,148	4,565,892	4,143,679	5,357,859
Natural gas liquids (Bbls)	62,811	301,553	72,011	542,706	511,337	650,599
Combined volumes (BOE)	428,793	1,715,169	500,847	2,886,010	2,676,168	3,463,530
Daily combined volumes (BOE/d)	4,764	4,699	5,565	7,907	7,332	9,489
Average Realized Prices:
Oil (per Bbl)	$65.05	$50.96	$64.67	$50.10	$39.91	$64.67
Natural gas (per Mcf)	$2.87	$2.70	$2.92	$2.81	$2.19	$2.92
Natural gas liquids (per Bbl)	$23.49	$20.99	$23.53	$20.63	$12.04	$23.53
Weighted average combined (per BOE)	$44.59	$34.98	$45.43	$35.67	$27.69	$31.19

Producing Wells

As of March 31, 2018, Royal owned Royalties in 1,814 producing wells located on the acreage in which it has interest. The following table provides detailed information relating to Royal’s producing wells:

	Gross Producing Wells	Net Producing Wells
Oil	1,120	15.60
Gas	694	9.15
Total	1,814	24.75

Acreage

The following tables set forth information as of March 31, 2018 relating to total gross and net acreage in the units associated with Royalties owned by Royal:

Basin	Gross Developed Acreage (1)	Gross Undeveloped Acreage (2)	Total Gross Acreage
Eagle Ford Shale	60,120	112,032	172,152
Marcellus Shale and Point Pleasant	24,880	42,129	67,009
Total	85,000	154,161	239,161

Basin	Net Developed Acreage (1)	Net Undeveloped Acreage (2)	Total Net Acreage
Eagle Ford Shale	899	1,564	2,463
Marcellus Shale and Point Pleasant	429	98	527
Total	1,328	1,662	2,990

(1)	Developed acres are acres spaced or assigned to productive wells and do not include undrilled acreage held by production under the terms of the lease. The value provided is for horizontal wells only and are based on 40 acres per well in the Eagle Ford Shale and 80 acres per well in the Marcellus Shale and Point Pleasant formation for wells drilled as of March 31, 2018.

(2)	Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or natural gas, regardless of whether such acreage contains proved reserves.

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Drilling Results

As of March 31, 2018, Royal’s operators associated with its Royalties had 107 wells in the process of drilling, completing or dewatering or shut in awaiting infrastructure that are not reflected in the above table. The following table sets forth for the periods indicated below, the number of net productive and dry development and exploratory wells completed, regardless of when drilling was initiated. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation among the number of productive wells drilled, quantities of reserves found or economic value.

	Three Months Ended March 31,	Year Ended December 31,
	2018	2017	2016
Development:
Productive	31	193	165
Dry	0	0	0
Exploratory:
Productive	0	0	0
Dry	0	0	0
Total:
Productive	31	193	165
Dry	0	0	0

Competition

The oil and natural gas industry is highly competitive; Royal primarily competes with companies for the acquisition of oil and natural gas properties some of whom have greater resources than Royal does. These companies may be able to pay more for certain productive oil and natural gas properties and exploratory prospects or to define, evaluate, bid for and purchase a greater number of properties and prospects than Royal’s financial or human resources permit. Royal’s larger or more integrated competitors may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. Royal’s ability to acquire additional properties in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

Seasonal Nature of Business

Generally, demand for oil and natural gas decreases during the summer months and increases during the winter months. Seasonal weather conditions and lease stipulations can limit drilling and producing activities and other oil and natural gas operations in a portion of Royal’s operating areas. These seasonal anomalies can pose challenges for Royal’s operators in meeting well drilling objectives and can increase competition for equipment, supplies and personnel during the spring and summer months, which could lead to shortages and increase costs or delay operations.

Regulation

The following disclosure describes regulation directly associated with operators of oil and natural gas properties, including Royal’s current operators, and other owners of working interests in oil and natural gas properties.

Oil and natural gas operations are subject to various types of legislation, regulation and other legal requirements enacted by governmental authorities. This legislation and regulation affecting the oil and natural gas industry is under constant review for amendment or expansion. Some of these requirements carry substantial penalties for failure to comply. The regulatory burden on the oil and natural gas industry increases the cost of doing business.

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Environmental Matters

Oil and natural gas exploration, development and production operations are subject to stringent laws and regulations governing the discharge of materials into the environment or otherwise relating to protection of the environment or occupational health and safety. Numerous federal, state and local governmental agencies, such as the EPA, issue regulations that often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties and may result in injunctive obligations for non-compliance. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit construction or drilling activities on certain lands lying within wilderness, wetlands, ecologically sensitive and other protected areas, require action to prevent or remediate pollution from current or former operations, such as plugging abandoned wells or closing earthen pits, result in the suspension or revocation of necessary permits, licenses and authorizations, require that additional pollution controls be installed and impose substantial liabilities for pollution resulting from operations. The strict and joint and several liability nature of such laws and regulations could impose liability upon responsible parties (including the operators of the acreage underlying Royal’s Royalties) regardless of fault. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons or other waste products into the environment. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly pollution control or waste handling, storage, transport, disposal or cleanup requirements could materially adversely affect Royal’s business and prospects.

Waste Handling

The Resource Conservation and Recovery Act, as amended (“RCRA”), and comparable state statutes and regulations promulgated thereunder, affect oil and natural gas exploration, development and production activities by imposing requirements regarding the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. With federal approval, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Although most wastes associated with the exploration, development and production of crude oil and natural gas are exempt from regulation as hazardous wastes under RCRA, such wastes may constitute “solid wastes” that are subject to the less stringent requirements of non-hazardous waste provisions. However, there is no guarantee that the EPA or state or local governments will not adopt more stringent requirements for the handling of non- hazardous wastes or categorize some non-hazardous wastes as hazardous for future regulation. For example, in December 2016, the EPA and several environmental groups entered into a consent decree to address the EPA’s alleged failure to timely assess its regulations exempting certain exploration and production related oil and gas wastes from regulation as hazardous wastes under RCRA. The consent decree requires the EPA to propose a rulemaking no later than March 15, 2019, for revision of certain regulations pertaining to oil and gas wastes or to sign a determination that revision of the regulations is not necessary. If the EPA proposes revised oil and gas regulations, the consent decree requires that the EPA take final action following notice and comment rulemaking no later than July 15, 2021. Legislation has also been proposed from time to time in Congress to re-categorize certain oil and natural gas exploration, development and production wastes as “hazardous wastes.” Any such changes in the laws and regulations could have a material adverse effect on the capital expenditures and operating expenses of the operators of the acreage underlying our Royalties.

Administrative, civil and criminal penalties can be imposed on the operators of the acreage underlying Royal’s Royalties for failure to comply with waste handling requirements. Any legislative or regulatory reclassification of oil and natural gas exploration and production wastes could increase the costs to manage and dispose of wastes for such operators.

Remediation of Hazardous Substances

The Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), also known as the “Superfund” law, and analogous state laws, generally impose strict and joint and several liability, without regard to fault or legality of the original conduct, on classes of persons who are considered to be responsible for the release of a “hazardous substance” into the environment. These persons include the current owner or operator of a contaminated facility, a former owner or operator of the facility at the time of contamination, and those persons that disposed or arranged for the disposal of the hazardous substance at the facility. Under CERCLA and comparable state statutes, persons deemed “responsible parties” may be subject to strict and joint and several liability for the costs of removing or remediating previously disposed wastes (including wastes disposed of or released by prior owners or operators) or property contamination (including groundwater contamination), for damages to natural resources and for the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. In addition, the risk of accidental spills or releases could expose the operators of the acreage underlying Royal’s Royalties to significant liabilities that could have a material adverse effect on the operators’ businesses, financial condition and results of operations. Liability for any contamination under these laws could require the operators of the acreage underlying Royal’s Royalties to make significant expenditures to investigate and remediate such contamination or attain and maintain compliance with such laws and may otherwise have a material adverse effect on their results of operations, competitive position or financial condition.

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Water Discharges

The Federal Water Pollution Control Act of 1972, as amended, also known as the “Clean Water Act,” the Safe Drinking Water Act (“SDWA”), the Oil Pollution Act (“OPA”), and analogous state laws and regulations promulgated thereunder impose restrictions and strict controls regarding the unauthorized discharge of pollutants, including produced waters and other gas and oil wastes, into navigable waters of the United States, as well as state waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the state. The Clean Water Act and regulations implemented thereunder also prohibit the discharge of dredge and fill material into regulated waters, including jurisdictional wetlands, unless authorized by an appropriately issued permit. Spill prevention, control and countermeasure plan requirements under federal law require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture or leak. These laws and regulations also prohibit certain activity in wetlands unless authorized by a permit issued by the U.S. Army Corps of Engineers (“Corps”). In addition, the EPA and the Corps released a rule to revise the definition of “waters of the United States” (“WOTUS”) for all CWA programs, which went into effect in August 2015. In October 2015, the U.S. Court of Appeals for the Sixth Circuit stayed the rule revising the WOTUS definition nationwide pending further action of the court. In response to this decision, the EPA and the Corps resumed nationwide use of the agencies’ prior regulations defining the term “waters of the United States.” However, in January 2018, the U.S. Supreme Court ruled that the rule revising the WOTUS definition must be reviewed first in the federal district courts, which resulted in a withdrawal of the stay by the Sixth Circuit. In addition, the EPA has proposed to repeal the rule revising the WOTUS definition, and in January 2018 EPA released a final rule that delays implementation of the rule revising the WOTUS definition until 2020 to allow time for EPA to reconsider the definition of “waters of the United States.” Several states and environmental groups have since filed lawsuits challenging the delay rule. To the extent the rule revising the WOTUS definition is implemented, it could significantly expand federal control of land and water resources across the United States, triggering substantial additional permitting and regulatory requirements.

The EPA has also adopted regulations requiring certain oil and natural gas exploration and production facilities to obtain individual permits or coverage under general permits for storm water discharges. Costs may be associated with the treatment of wastewater or developing and implementing storm water pollution prevention plans, as well as for monitoring and sampling the storm water runoff from certain of the facilities on the acreage underlying our Royalties. Some states also maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions. In addition, in June 2016, the EPA finalized wastewater pretreatment standards that prohibit onshore unconventional oil and natural gas extraction facilities from sending wastewater to publicly-owned treatment works; for certain facilities, compliance is required by August 29, 2019. This pending restriction of disposal options for hydraulic fracturing waste and other changes to CWA requirements may result in increased costs.

The OPA is the primary federal law for oil spill liability. The OPA contains numerous requirements relating to the prevention of and response to petroleum releases into waters of the United States, including the requirement that operators of offshore facilities and certain onshore facilities near or crossing waterways must develop and maintain facility response contingency plans and maintain certain significant levels of financial assurance to cover potential environmental cleanup and restoration costs. The OPA subjects owners of facilities to strict, joint and several liability for all containment and cleanup costs and certain other damages arising from a release, including, but not limited to, the costs of responding to a release of oil to surface waters.

Noncompliance with the Clean Water Act or OPA may result in substantial administrative, civil and criminal penalties, as well as injunctive obligations, for the operators of the acreage underlying Royal’s Royalties.

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Air Emissions

The federal Clean Air Act, as amended, and comparable state laws and regulations, regulate emissions of various air pollutants through the issuance of permits and the imposition of other requirements. The EPA has developed, and continues to develop, stringent regulations governing emissions of air pollutants at specified sources. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to obtain additional permits and incur capital costs in order to remain in compliance. For example, in August 2012, the EPA published final regulations under the federal Clean Air Act that establish new emission controls for oil and natural gas production and processing operations. The rules subject all oil and natural gas operations (production, processing, transmission, storage and distribution) to regulation under the New Source Performance Standards and the National Emission Standards for Hazardous Air Pollutants programs and include standards for completions of hydraulically-fractured gas wells, reduced emission completion techniques, and pit flaring of gas not sent to the gathering line. The standards are applicable to newly drilled and fractured wells and wells that are re-fractured on or after January 1, 2015. The rules also establish specific requirements for emissions from compressors, controllers, dehydrators, storage tanks, gas processing plants and certain other equipment. The EPA amended these rules in December 2014 to specify requirements for different flowback stages and to expand the rules to cover more storage vessels, among other changes.

Costs for environmental compliance of the operators of the acreage underlying our Royalties may increase in the future based on new air emissions regulations. In November 2016, the BLM issued final rules to reduce methane emissions from venting, flaring, and leaks during oil and gas operations on public lands. In December 2017, the BLM finalized a suspension of certain requirements of the rules until 2019, and in February 2018, the BLM published a proposal to revise or rescind the rules. California, New Mexico, and several environmental groups filed lawsuits challenging BLM’s suspension of the rules, which resulted in the U.S. District Court for the Northern District of California issuing a February 2018 preliminary injunction enjoining the suspension of the rules. However, in April 2018, the U.S. District Court for the District of Wyoming, in a separate pending lawsuit brought by Wyoming, Montana, and industry groups, stayed implementation of the rules until the BLM completes the rulemaking process for revising or rescinding the rules. Several states are pursuing similar measures to regulate emissions of methane from new and existing sources within the oil and natural gas source category. In addition, in May 2016, the EPA finalized rules regarding criteria for aggregating multiple small surface sites into a single source for air-quality permitting purposes applicable to the oil and gas industry. This rule could cause small facilities, on an aggregate basis, to be deemed a major source, thereby triggering more stringent air permitting requirements. The EPA has also adopted new rules under the Clean Air Act that require the reduction of volatile organic compound emissions from certain fractured and refractured natural gas wells for which well completion operations are conducted and further require that most wells use reduced emission completions, also known as “green completions.” These regulations also establish specific new requirements regarding emissions from production-related wet seal and reciprocating compressors, and from pneumatic controllers and storage vessels. Further, the EPA lowered the National Ambient Air Quality Standard (“NAAQS”) for ozone from 75 to 70 parts per billion in October 2015. Pursuant to an order issued by the U.S. District Court for the Northern District of California in lawsuits brought by a coalition of states and environmental groups against the EPA for failing to complete initial area designations under the standard by the October 2017 statutory deadline, EPA is required to complete all remaining initial area designations by April 30, 2018, except for designations for certain areas in Texas, which must be completed by July 17, 2018. State implementation of the revised NAAQS could result in stricter permitting requirements or delay, or limit our ability to obtain permits, and result in increased expenditures for pollution control equipment.

These laws and regulations may increase the costs of compliance for some facilities on the acreage underlying our Royalties, and federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the federal Clean Air Act and associated state laws and regulations. Obtaining or renewing permits has the potential to delay the development of oil and natural gas projects.

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Climate Change

In response to findings that emissions of greenhouse gases (“GHGs”), including carbon dioxide and methane, present an endangerment to public health and the environment, the EPA has adopted regulations to restrict GHG emissions under existing provisions of the federal Clean Air Act. As discussed in the “Climate Change” risk factor above, EPA has finalized rules that set additional emissions limits for volatile organic compounds and established new controls for emissions of methane from new, modified or reconstructed sources in the oil and natural gas source category, including production, processing, and transmission and storage activities. In addition, the EPA has adopted rules requiring the monitoring and reporting of GHGs from specified onshore and offshore oil and natural gas production sources in the United States on an annual basis.

In 2015, the United States participated in the United Nations Climate Change Conference, which led to the creation of the Paris Agreement. The Paris Agreement requires member countries to review and “represent a progression” in their intended nationally determined contributions, which set GHG emission reduction goals every five years beginning in 2020. In June 2017, the United States announced its withdrawal from the Paris Agreement, although the earliest possible effective date of withdrawal is November 2020. Despite the planned withdrawal, certain U.S. city and state governments have announced their intention to satisfy their proportionate obligations under the Paris Agreement. In addition, Congress has from time to time considered adopting legislation to reduce emissions of greenhouse gases and many states have already taken legal measures to reduce emissions of greenhouse gases primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs.

In addition, there has been public discussion that climate change may be associated with extreme weather conditions such as more intense hurricanes, thunderstorms, tornados and snow or ice storms, as well as rising sea levels. Another possible consequence of climate change is increased volatility in seasonal temperatures. Some studies indicate that climate change could cause some areas to experience temperatures substantially colder than their historical averages. Extreme weather conditions can interfere with production and increase costs and damage resulting from extreme weather may not be fully insured. However, at this time, Royal is unable to determine the extent to which climate change may lead to increased storm or weather hazards affecting Royal’s business.

Regulation of Hydraulic Fracturing

Hydraulic fracturing is an important common practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations, including shales. The process involves the injection of water, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production. The federal SDWA regulates the underground injection of substances through the UIC program. Hydraulic fracturing generally is exempt from regulation under the UIC program, and the hydraulic fracturing process is typically regulated by state oil and gas commissions. However, as discussed in the “Hydraulic Fracturing” risk factor above, in recent year efforts have been made to regulate hydraulic fracturing at the federal level.

In addition, several states, including Texas, have adopted, or are considering adopting, regulations that could restrict or prohibit hydraulic fracturing in certain circumstances and/or require the disclosure of the composition of hydraulic fracturing fluids. The Texas Legislature previously adopted legislation requiring oil and gas operators to publicly disclose the chemicals used in the hydraulic fracturing process, effective as of September 1, 2011. The Texas Railroad Commission subsequently adopted rules and regulations implementing this legislation that apply to all wells for which the Railroad Commission issues an initial drilling permit. This law requires that the well operator disclose the list of chemical ingredients subject to the requirements of the Occupational Safety and Health Act for disclosure on an internet website and also file the list of chemicals with the Texas Railroad Commission with the well completion report. The total volume of water used to hydraulically fracture a well must also be disclosed to the public and filed with the Texas Railroad Commission. Further, in May 2013, the Texas Railroad Commission issued a “well integrity rule,” which updates the requirements for drilling, putting pipe down, and cementing wells. The rule also includes new testing and reporting requirements, such as: (i) the requirement to submit cementing reports after well completion or after cessation of drilling, whichever is later; and (ii) the imposition of additional testing on wells less than 1,000 feet below usable groundwater. The well integrity rule took effect in January 2014. Local governments also may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular or prohibit the performance of well drilling in general or hydraulic fracturing in particular.

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There has been increasing public controversy regarding hydraulic fracturing with regard to the use of fracturing fluids, impacts on drinking water supplies, use of water and the potential for impacts to surface water, groundwater and the environment generally. A number of lawsuits and enforcement actions have been initiated across the country implicating hydraulic fracturing practices. If new laws or regulations that significantly restrict hydraulic fracturing are adopted, such laws could make it more difficult or costly to perform fracturing to stimulate production from tight formations as well as make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. In addition, if hydraulic fracturing is further regulated at the federal or state level, fracturing activities could become subject to additional permitting and financial assurance requirements, more stringent construction specifications, increased monitoring, reporting and recordkeeping obligations, plugging and abandonment requirements and also to attendant permitting delays and potential increases in costs. Such legislative or regulatory changes could cause operators of the operation on the acreage underlying our Royalties to incur substantial compliance costs, and compliance or the consequences of any failure to comply by operators could have a material adverse effect on our financial condition and results of operations.

In addition, hydraulic fracturing operations require the use of a significant amount of water, and the inability of the operators of the acreage underlying our Royalties to locate sufficient amounts of water, or dispose of or recycle water used in their drilling and production operations, could adversely impact their operations. Moreover, new environmental initiatives and regulations could include restrictions on the ability to conduct certain operations such as hydraulic fracturing or disposal of waste, including, but not limited to, produced water, drilling fluids and other wastes associated with the development or production of natural gas.

Finally, in some instances, the operation of underground injection wells has been alleged to cause earthquakes. Such issues have sometimes led to orders prohibiting continued injection or the suspension of drilling in certain wells identified as possible sources of seismic activity. Such concerns also have resulted in stricter regulatory requirements in some jurisdictions relating to the location and operation of underground injection wells. Future orders or regulations addressing concerns about seismic activity from well injection could affect operations on the acreage underlying our Royalties.

Endangered Species Act

Some of the operations on acreage underlying our Royalties may be located in areas that are designated as habitats for endangered or threatened species under the ESA. In February 2016, the U.S. Fish and Wildlife Service published a final policy which alters how it identifies critical habitat for endangered and threatened species. A critical habitat designation could result in further material restrictions to federal and private land use and could delay or prohibit land access or development. Moreover, the U.S. Fish and Wildlife Service continues to make listing decisions and critical habitat designations where necessary, including for over 250 species as required under a 2011 settlement approved by the U.S. District Court for the District of Columbia, and many hundreds of additional anticipated listing decisions have already been identified beyond those recognized in the 2011 settlement. The designation of previously unprotected species as being endangered or threatened, if located in the areas where we have Royalties, could cause the operators of the operations on the acreage underlying our Royalties to incur additional costs or become subject to operating restrictions in areas where the species are known to exist.

Other Regulation of the Oil and Natural Gas Industry

The oil and natural gas industry is extensively regulated by numerous federal, state and local authorities. Legislation affecting the oil and natural gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue rules and regulations that are binding on the oil and natural gas industry and its individual members, some of which carry substantial penalties for failure to comply. Although the regulatory burden on the oil and natural gas industry increases the cost of doing business, these burdens generally do not affect Royal any differently or to any greater or lesser extent than they affect other companies in the industry with similar types, quantities and locations of production.

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The availability, terms and cost of transportation significantly affect sales of oil and natural gas. The interstate transportation and sale for resale of oil and natural gas is subject to federal regulation, including regulation of the terms, conditions and rates for interstate transportation, storage and various other matters, primarily by the Federal Energy Regulatory Commission (“FERC”). Federal and state regulations govern the price and terms for access to oil and natural gas pipeline transportation. FERC’s regulations for interstate oil and natural gas transmission in some circumstances may also affect the intrastate transportation of oil and natural gas.

Although oil and natural gas prices are currently unregulated, Congress historically has been active in the area of oil and natural gas regulation. Royal cannot predict whether new legislation to regulate oil and natural gas might be proposed, what proposals, if any, might actually be enacted by Congress or the various state legislatures, and what effect, if any, the proposals might have on Royal’s operations. Sales of condensate and oil and natural gas liquids are not currently regulated and are made at market prices.

Drilling and Production

The operations of Royal’s operators are subject to various types of regulation at the federal, state and local level. These types of regulation include requiring permits for the drilling of wells, drilling bonds and reports concerning operations. The state, and some counties and municipalities, in which Royal operates also regulate one or more of the following:

●	the location of wells;

●	the method of drilling and casing wells;

●	the timing of construction or drilling activities, including seasonal wildlife closures;

●	the rates of production or “allowables”;

●	the surface use and restoration of properties upon which wells are drilled;

●	the plugging and abandoning of wells; and

●	notice to, and consultation with, surface owners and other third parties.

State laws regulate the size and shape of drilling and spacing units or proration units governing the pooling of oil and natural gas properties. Some states allow forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In some instances, forced pooling or unitization may be implemented by third parties and may reduce Royal’s interest in the unitized properties. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose requirements regarding the ratability of production. These laws and regulations may limit the amount of oil and natural gas that Royal’s operators can produce from Royal’s wells or limit the number of wells or the locations at which operators can drill. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids within its jurisdiction. States do not regulate wellhead prices or engage in other similar direct regulation, but Royal cannot assure you that they will not do so in the future. The effect of such future regulations may be to limit the amounts of oil and natural gas that may be produced from Royal’s wells, negatively affect the economics of production from these wells or to limit the number of locations operators can drill.

Federal, state and local regulations provide detailed requirements for the abandonment of wells, closure or decommissioning of production facilities and pipelines and for site restoration in areas where the operators of the acreage underlying Royal’s Royalties operate. The U.S. Army Corps of Engineers and many other state and local authorities also have regulations for plugging and abandonment, decommissioning and site restoration. Although the U.S. Army Corps of Engineers does not require bonds or other financial assurances, some state agencies and municipalities do have such requirements.

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Natural Gas Sales and Transportation

Historically, federal legislation and regulatory controls have affected the price and marketing of natural gas. FERC has jurisdiction over the transportation and sale for resale of natural gas in interstate commerce by natural gas companies under the Natural Gas Act of 1938 (“NGA”) and the Natural Gas Policy Act of 1978. Since 1978, various federal laws have been enacted which have resulted in the complete removal of all price and non-price controls for sales of domestic natural gas sold in “first sales.” Under the Energy Policy Act of 2005, FERC has substantial enforcement authority to prohibit the manipulation of natural gas markets and enforce its rules and orders, including the ability to assess substantial civil penalties.

FERC also regulates interstate natural gas transportation rates and service conditions and establishes the terms under which Royal’s operators may use interstate natural gas pipeline capacity, which affects the marketing of natural gas that Royal’s operators produce, as well as the revenues Royal’s operators receive for sales of natural gas and release of natural gas pipeline capacity. Commencing in 1985, FERC promulgated a series of orders, regulations and rule makings that significantly fostered competition in the business of transporting and marketing gas. Today, interstate pipeline companies are required to provide nondiscriminatory transportation services to producers, marketers and other shippers, regardless of whether such shippers are affiliated with an interstate pipeline company. FERC’s initiatives have led to the development of a competitive, open access market for natural gas purchases and sales that permits all purchasers of natural gas to buy gas directly from third party sellers other than pipelines. However, the natural gas industry historically has been very heavily regulated; therefore, Royal cannot guarantee that the less stringent regulatory approach currently pursued by FERC and Congress will continue indefinitely into the future nor can Royal determine what effect, if any, future regulatory changes might have on Royal’s natural gas-related activities.

Under FERC’s current regulatory regime, transmission services must be provided on an open-access, nondiscriminatory basis at cost-based rates or at market-based rates if the transportation market at issue is sufficiently competitive. Gathering service, which occurs upstream of jurisdictional transmission services, is regulated by the states onshore and in-state waters. Section 1(b) of the NGA exempts natural gas gathering facilities from regulation by FERC as a natural gas company under the NGA. Although its policy is still in flux, FERC has in the past reclassified certain jurisdictional transmission facilities as non-jurisdictional gathering facilities, which has the tendency to increase Royal’s operators’ costs of transporting gas to point-of-sale locations.

Oil Sales and Transportation

Sales of crude oil, condensate and natural gas liquids are not currently regulated and are made at negotiated prices. Nevertheless, Congress could reenact price controls in the future.

Crude oil sales are affected by the availability, terms and cost of transportation. The transportation of oil in common carrier pipelines is also subject to rate regulation. FERC regulates interstate oil pipeline transportation rates under the Interstate Commerce Act and intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, Royal believes that the regulation of oil transportation rates will not affect its operations in any materially different way than such regulation will affect the operations of its competitors.

Further, interstate and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, common carriers must offer service to all shippers requesting service on the same terms and under the same rates. When oil pipelines operate at full capacity, access is governed by prorationing provisions set forth in the pipelines’ published tariffs. Accordingly, Royal believes that access to oil pipeline transportation services generally will be available to Royal’s operators to the same extent as to Royal’s or their competitors.

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State Regulation

Texas regulates the drilling for, and the production, gathering and sale of, oil and natural gas, including imposing severance taxes and requirements for obtaining drilling permits. Texas currently imposes a 4.6% severance tax on the market value of oil production and a 7.5% severance tax on the market value of natural gas production. States also regulate the method of developing new fields, the spacing and operation of wells and the prevention of waste of oil and natural gas resources. States may regulate rates of production and may establish maximum daily production allowables from oil and natural gas wells based on market demand or resource conservation, or both. States do not regulate wellhead prices or engage in other similar direct economic regulation, but Royal cannot assure you that they will not do so in the future. The effect of these regulations may be to limit the amount of oil and natural gas that may be produced from Royal’s wells and to limit the number of wells or locations Royal’s operators can drill.

The petroleum industry is also subject to compliance with various other federal, state and local regulations and laws. Some of those laws relate to resource conservation and equal employment opportunity. Royal does not believe that compliance with these laws will have a material adverse effect on it.

Royal’s Relationship with Riverbend

Royal is managed and operated by the board of directors and executive officers of its general partner, some of whom are also employees of Riverbend. However, neither Royal nor its subsidiary have any employees. All of the employees that conduct Royal’s business, including its executive officers, are employed by Royal’s general partner.

As of March 31, 2018, Riverbend had 27 full time employees. None of Riverbend’s or Royal’s general partner’s employees are represented by labor unions or covered by any collective bargaining agreements. Riverbend and Royal’s general partner also hire independent contractors and consultants involved in land, technical, regulatory and other disciplines to assist their full time employees.

Facilities

Riverbend leases office space for Royal’s principal executive offices in Houston, Texas. Royal believes that these facilities are adequate for its current operations.

Legal Proceedings

Due to the nature of Royal’s business, Royal is, from time to time, involved in routine litigation or subject to disputes or claims related to its business activities. In the opinion of Royal’s management, there are no pending litigation, disputes or claims against it that, if decided adversely, will have a material adverse effect on Royal’s financial condition, cash flows or results of operations.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to Osprey regarding (i) the actual beneficial ownership of Osprey’s voting common stock as of the record date and (ii) the expected beneficial ownership of our voting common stock immediately following the closing and the Private Placement, assuming that no public shares of Osprey are redeemed, and alternatively that 8,599,250 shares of Class A common stock are redeemed, in each case, by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of any series of our voting common stock;

●	each of our current named executive officers and directors;

●	each person who will become a named executive officer or director of Osprey following the closing; and

●	all current executive officers and directors of Osprey, as a group, and all executive officers and directors of Osprey following the closing, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty days.

Pursuant to our Charter, each share of Class A common stock and each share of Class B common stock entitles the holder to one vote per share. Pursuant to the Charter Proposals, each share of Class C common stock, representing a non-economic interest in Osprey, will entitle the holder to one vote per share. The table below represents beneficial ownership of voting common stock, composed of Class A common stock, Class B common stock (which shares, upon the closing, will be automatically converted into shares of Class A common stock in accordance with the Charter), and Class C common stock. The beneficial ownership of our voting common stock prior to the business combination is based on 34,375,000 shares of common stock outstanding as of May 30, 2018, of which 27,500,000 shares were Class A common stock and 6,875,000 shares were Class B common stock. The beneficial ownership of our voting common stock after the business combination, assuming no redemptions of Class A common stock in connection with the business combination, is based on 85,855,000 shares of common stock outstanding, of which 45,855,000 shares will be Class A common stock and 40,000,000 shares will be Class C common stock. The beneficial ownership of our voting common stock after the business combination, assuming illustrative redemptions of 8,599,250 shares of Class A common stock, is based on 81,755,750 shares of common stock outstanding, of which 37,255,750 will be Class A common stock and 44,500,000 shares will be Class C common stock.

The expected beneficial ownership percentages set forth in the table below do not take into account (i) the issuance of any securities (or options to acquire securities) under the LTIP and (ii) the issuance of any shares of Class A common stock upon the exercise of warrants to purchase up to 21,250,000 shares of our Class A common stock that will remain outstanding following the business combination.

171

The expected beneficial ownership of our voting common stock immediately following the business combination, in both redemption scenarios, is based upon the assumptions set forth under “Certain Defined Terms.”

			After the business combination
	Prior to the business combination		Assuming No Redemption		Assuming Illustrative Redemption
Name and Address of Beneficial Owners(1)	Number of Shares	%	Number of Shares	%	Number of Shares	%
Osprey Sponsor, LLC	6,875,000	20.0%	6,875,000	8.0%	6,875,000	8.4%
Royal Resources L.P.(2)	—	—	40,000,000	46.6	44,500,000	54.4
Davidson Kempner Capital Management LP(3)	1,750,000	5.1	1,750,000	2.0	1,750,000	2.1
Polar Asset Management Partners Inc.(4)	2,585,931	7.5	2,585,931	3.0	2,585,931	3.2
JANA Partners LLC(5)	2,500,000	7.3	3,500,000	4.1	3,500,000	4.3
Samlyn Capital, LLC(6)	2,523,347	7.3	3,523,347	4.1	3,523,347	4.3
Corvex Management LP(7)	1,000,000	2.9	3,500,000	4.1	3,500,000	4.3
Eric Mindich(8)	500,000	1.5	2,500,000	2.9	2,500,000	3.1
Angelo, Gordon & Co., L.P.(9)	2,000,000	5.8	2,000,000	2.3	2,000,000	2.5
Edward E. Cohen	—	—	750,000	*	750,000	*
Jonathan Z. Cohen(10)	6,875,000	20.0	7,625,000	8.9	7,625,000	9.3
Daniel C. Herz	—	—	—	—	—	—
Brian L. Frank	—	—	—	—	—	—
Jeffrey F. Brotman	—	—	25,000	*	25,000	*
Steven R. Jones	—	—	30,000	*	30,000	*
William B. Anderson	—	—	—	—	—	—
All directors and executive officers of Osprey prior to the business combination, as a group (7 individuals)	6,875,000	20.0	8,430,000	9.8		10.3
All directors and executive officers of Osprey following the business combination, as a group ( individuals)

* less than 1%

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Osprey Energy Acquisition Corp., 1845 Walnut Street, 10th Floor, Philadelphia, PA 19103.

(2)	Royal Resources L.P. will beneficially own 40,000,000 shares of Class C common stock, which will represent 100% of outstanding Class C common stock and 46.6% of all outstanding voting stock following consummation of the business combination, assuming no redemptions. The general partner of Royal Resources L.P. is Royal Resources GP L.L.C. The managing members of Royal Resources GP L.L.C. are Blackstone Management Associates VI L.L.C. and Blackstone Energy Management Associates L.L.C. The sole member of Blackstone Management Associates VI L.L.C. is BMA VI L.L.C. The sole member of Blackstone Energy Management Associates L.L.C. is Blackstone EMA L.L.C. Blackstone Holdings III L.P. is the managing member of each of BMA VI L.L.C. and Blackstone EMA L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman may be deemed to beneficially own the shares directly or indirectly controlled by such Blackstone entities or him, but each (other than Royal Resources L.P.) disclaims beneficial ownership of such shares. The address of each of the foregoing entities is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

172

(3)	Shares beneficially owned are based on a Schedule 13G filed with the SEC on July 31, 2017, by Davidson Kempner Capital Management LP, Davidson Kempner Partners, Davidson Kempner Institutional Partners, L.P., Davidson Kempner International, Ltd., Thomas L. Kempner, Jr. and Robert J. Brivio, Jr. (collectively, the “Kempner Parties”). The shares of Class A common stock beneficially owned by the Kempner Parties consist of the following: (i) Davidson Kempner Partners has shared voting and shared dispositive power with respect to 316,050 shares; (ii) Davidson Kempner Institutional Partners, L.P. has shared voting and shared dispositive power with respect to 685,825 shares; (iii) Davidson Kempner International, Ltd. has shared voting and shared dispositive power with respect to 748,125 shares; and (iv) Davidson Kempner Capital Management LP, Thomas I. Kempner, Jr. and Robert J. Brivio, Jr. have shared voting and shared dispositive power with respect to 1,750,000 shares. The address of each of the Kempner Parties is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, NY 10022.

(4)	Shares beneficially owned are based on a Schedule 13G filed with the SEC on February 9, 2018 by Polar Asset Management Partners Inc. Polar Asset Management Partners Inc. serves as the investment manager to Polar Multi Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”) and certain managed accounts (together with PMSMF, the “Polar Vehicles”), with respect to the shares directly held by the Polar Vehicles. The address of Polar Asset Management Partners, Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(5)	Shares beneficially owned prior to the business combination and Private Placement are based on a Schedule 13G filed with the SEC on February 14, 2018 by JANA Partners LLC. JANA Partners LLC is a private money management firm which holds the shares in various accounts under its management and control. The address of JANA Partners LLC is 767 Fifth Avenue, 8th Floor, New York, NY 10153.

(6)	Following the business combination and Private Placement, Samlyn Capital, LLC, Samlyn, LP and Robert Pohly (collectively, the “Samlyn Parties”), will beneficially own 3,523,347 shares of Class A common stock, which will represent 7.7% of outstanding Class A common stock and 4.1% of all outstanding voting stock following the closing, assuming no redemptions. The address of each of the Samlyn Parties is c/o Samlyn Capital, LLC, 500 Park Avenue, 2nd Floor, New York, NY 10022.

(7)	Following the business combination and Private Placement, Corvex Management LP (“Corvex”) will beneficially own 3,500,000 shares of Class A common stock, which will represent 7.6% of outstanding Class A common stock and 4.1% of all outstanding voting stock following the closing, assuming no redemptions. Shares are held for the accounts of certain private investment funds for which Corvex acts as investment adviser, including Corvex Master Fund, LP and Corvex Select Equity Master Fund LP, the general partner of each of which is controlled by Mr. Keith Meister. The general partner of Corvex is controlled by Mr. Meister. The principal business address of each of Corvex and Mr. Meister is 667 Madison Avenue, New York, NY 10065.

(8)	Following the business combination and Private Placement, Mr. Eric Mindich and Everblue Osprey 2018 LLC (“Everblue”) will beneficially own 2,500,000 shares of Class A common stock in the aggregate, which will represent 5.5% of outstanding Class A common stock and 2.9% of all outstanding voting stock following the closing, assuming no redemptions. Mr. Mindich may be deemed to beneficially own the shares held by Everblue. The principal business address of each of Everblue and Mr. Mindich is 717 Fifth Avenue, New York, NY 10022. Mr. Mindich disclaims beneficial ownership over any securities owned by Everblue in which he does not have any pecuniary interest.

(9)	Shares beneficially owned are based on a Schedule 13G filed with the SEC on February 14, 2018 by Angelo, Gordon & Co., L.P. and Michael L. Gordon (collectively, the “Gordon Parties”). According to the Schedule 13G, each of Angelo, Gordon & Co., L.P. and Michael L. Gordon has sole voting and sole dispositive power over 2,000,000 shares. The address of each of the Gordon Parties is 245 Park Avenue, New York, NY 10167.

(10)	6,875,000 shares held prior to the business combination consist of shares of Class B common stock held by Osprey Sponsor for which Jonathan Z. Cohen may be deemed to be a beneficial owner. These shares of Class B common stock will automatically convert into shares of Class A common stock at the closing on a one-for-one basis, subject to adjustment. Jonathan Z. Cohen is the manager of Osprey Sponsor and has sole voting and dispositive power over the shares held by it. Jonathan Z. Cohen disclaims beneficial ownership over any securities owned by Osprey Sponsor in which he does not have any pecuniary interest.

173

HOUSEHOLDING INFORMATION

Unless Osprey has received contrary instructions, Osprey may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of Osprey’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of Osprey’s disclosure documents, the stockholders should follow these instructions:

●	if the shares are registered in the name of the stockholder, the stockholder should contact Osprey at its offices at Osprey Energy Acquisition Corp., 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103 to inform Osprey of his or her request; or

●	if a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

SUBMISSION OF STOCKHOLDER PROPOSALS

Osprey’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

174

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Osprey files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Osprey’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document Osprey files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement or if you have questions about the business combination or the Proposals to be presented at the special meeting, you should contact Osprey’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

(banks and brokers call collect at: (203) 658-9400)

Email: OSPR.info@morrowsodali.com

If you are an Osprey stockholder and would like to request documents, please do so by [             ], 2018, in order to receive them before the special meeting. If you request any documents from Osprey, Osprey will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to Osprey and its subsidiaries has been supplied by Osprey, and all information related to Blackstone, Royal, the Contributors and the Royal Entities has been supplied by Royal. Information provided by either Osprey or Royal does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Osprey for the special meeting. Osprey has not authorized anyone to give any information or make any representation about the business combination, Osprey, Royal or the Royal Entities that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

175

INDEX TO FINANCIAL STATEMENTS

Osprey Energy Acquisition Corp.—Unaudited Financial Statements

Condensed Balance Sheets as of March 31, 2018 and December 31, 2017	F-2
Condensed Statements of Operations for the Three Months Ended March 31, 2018	F-3
Condensed Statement of Cash Flows for the Three Months Ended March 31, 2018	F-4
Notes to Financial Statements	F-5

Osprey Energy Acquisition Corp.—Audited Financial Statements

Report of Independent Registered Public Accounting Firm	F-13
Balance Sheet as of December 31, 2017 and December 31, 2016	F-14
Statements of Operations for the Year Ended December 31, 2017 and for the period from June 13, 2016 (Inception) to December 31, 2016	F-15
Statement of Changes in Stockholders’ Equity for the Year Ended December 31, 2017 and for the period from June 13, 2016 (Inception) through December 31, 2016	F-16
Statement of Cash Flows for the Year Ended December 31, 2017 and for the period from June 13, 2016 (Inception) through December 31, 2016	F-17
Notes to Financial Statements	F-18

Royal Resources L.P.—Unaudited Financial Statements

Condensed Consolidated Balance Sheets as of March 31, 2018 and December 31, 2017	F-27
Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2018	F-28
Condensed Consolidated Statements of Partners’ Capital for the Three Months Ended March 31, 2018	F-29
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2018	F-30
Notes to the Unaudited Consolidated Condensed Financial Statements	F-31

Royal Resources L.P.—Audited Financial Statements

Report of Independent Registered Public Accounting Firm	F-36
Consolidated Balance Sheet as of December 31, 2017 and 2016	F-37
Consolidated Statements of Operations for the Three Years Ended December 31, 2017, 2016 and 2015	F-38
Consolidated Statements of Partners’ Capital for the Three Years Ended December 31, 2017, 2016 and 2015	F-39
Consolidated Statements of Cash Flows for the Three Years Ended December 31, 2017, 2016 and 2015	F-40

F-1

OSPREY ENERGY ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,035,950	$1,169,581
Prepaid expenses	159,172	145,132
Total Current Assets	1,195,122	1,314,713

Marketable securities held in Trust Account	276,727,570	276,043,714
Total Assets	$277,922,692	$277,358,427

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$89,986	$190,918
Income taxes payable	350,000	142,846
Total Current Liabilities	439,986	333,764

Deferred underwriting fees	9,625,000	9,625,000
Total Liabilities	10,064,986	9,958,764

Commitments

Common stock subject to possible redemption, 26,160,676 and 26,140,754 shares at redemption value as of March 31, 2018 and December 31, 2017, respectively	262,857,703	262,399,662

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued and outstanding	—	—
Class A Common stock, $0.0001 par value; 125,000,000 shares authorized; 1,339,324 and 1,359,246 issued and outstanding (excluding 26,160,676 and 26,140,754 shares subjection to possible redemption) as of March 31, 2018 and December 31, 2017, respectively	134	136
Class B Common stock, $0.0001 par value; 20,000,000 shares authorized; 6,875,000 shares issued and outstanding as of March 31, 2018 and December 31, 2017	688	688
Additional paid-in capital	4,019,256	4,477,295
Retained earnings	979,925	521,882
Total Stockholders’ Equity	5,000,003	5,000,001
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$277,922,692	$277,358,427

The accompanying notes are an integral part of the unaudited condensed financial statements.

F-2

OSPREY ENERGY ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2018	2017

Operating costs	$174,900	$3,000
Loss from operations	(174,900)	(3,000)

Other income:
Interest income	940,110	—
Unrealized loss on marketable securities held in Trust Account	(100,013)	—
Other income, net	840,097	—

Income (loss) before provision for income taxes	665,197	(3,000)
Provision for income taxes	(207,154)	—
Net income (loss)	$458,043	$(3,000)

Weighted average shares outstanding, basic and diluted (1)	8,234,246	6,250,000

Basic and diluted net income (loss) per common share	$0.01	$(0.00)

(1)	Excludes an aggregate of up to 26,160,676 and -0- shares subject to redemption at March 31, 2018 and 2017, respectively.

The accompanying notes are an integral part of the unaudited condensed financial statements.

F-3

OSPREY ENERGY ACQUISITION CORP.

CONDENSED STATEMENT OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Cash Flows from Operating Activities:
Net income (loss)	$458,043	$(3,000)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(940,110)
Unrealized loss on marketable securities held in Trust Account	100,013
Changes in operating assets and liabilities:
Prepaid expenses	(14,040)
Accounts payable and accrued expenses	(100,932)	3,000
Income taxes payable	207,154
Net cash used in operating activities	(289,872)	—

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account	156,241	—
Net cash provided by investing activities	156,241	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to initial stockholder	—	25,000
Net cash provided by financing activities	—	25,000

Net Change in Cash and Cash Equivalents	(133,631)	25,000
Cash and cash equivalents – Beginning	1,169,581	—
Cash and cash equivalents – Ending	$1,035,950	$25,000

Non-Cash Investing and Financing activities:
Deferred offering costs included in accrued offering costs	$—	$43,434
Change in value of common stock subject to redemption	$458,041	$—

The accompanying notes are an integral part of the unaudited condensed financial statements.

F-4

OSPREY ENERGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

March 31, 2018

(Unaudited)

 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Osprey Energy Acquisition Corp. (the “Company”) is a blank check company, which was incorporated in Delaware on June 13, 2016 under the name Blackburn Energy Acquisition Corp. The Company changed its name to Osprey Energy Acquisition Corp. on April 11, 2017. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization, or other similar business transaction, one or more operating businesses or assets that the Company has not yet identified (a “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses in the energy industry.

At March 31, 2018, the Company had not yet commenced operations. All activity through March 31, 2018 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination.

The registration statement for the Company’s Initial Public Offering was declared effective on July 20, 2017. On July 26, 2017, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), generating gross proceeds of $250,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per warrant in a private placement to the Company’s sponsor, Osprey Sponsor, LLC (the “Sponsor” or “Initial Stockholder”), generating gross proceeds of $7,000,000, which is described in Note 4.

Following the closing of the Initial Public Offering, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

On August 9, 2017, in connection with the underwriters’ partial exercise of their over-allotment option, the Company consummated the sale of an additional 2,500,000 Units at $10.00 per Unit, and the sale to the Sponsor of an additional 500,000 Private Placement Warrants at $1.00 per warrant, generating total gross proceeds of $25,500,000. Following the closing, an additional $25,000,000 of net proceeds was placed in the Trust Account, resulting in an aggregate of $275,000,000 being held in the Trust Account as of August 9, 2017.

Transaction costs amounted to $15,647,219, consisting of $5,500,000 of underwriting fees, $9,625,000 of deferred underwriting fees (see Note 6) and $522,219 of other costs. At March 31, 2018, $1,035,950 of cash and cash equivalents was held outside of the Trust Account and was available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding deferred underwriting fees and franchise and income taxes payable on the income earned on the Trust Account) at the time of the signing of an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to the stockholders who redeem their shares will not be reduced by the deferred underwriting fees the Company will pay to the underwriters (see Note 6). The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

F-5

OSPREY ENERGY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

March 31, 2018

(Unaudited)

If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Company’s Amended and Restated Certificate provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to an aggregate of 15% or more of the Class A common stock sold in the Initial Public Offering.

The Company will have until July 26, 2019 to consummate a Business Combination (the “Combination Period”). However, if the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriters have agreed to waive their right to the deferred underwriting fees held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be less than $10.00 per Public Share.

In order to protect the amounts held in the Trust Account, Jonathan Z. Cohen, the Company’s Chief Executive Officer, has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Mr. J. Cohen will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that Mr. J. Cohen will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

The Initial Stockholder has agreed to (i) vote its Founder Shares (as defined in Note 5), and any Public Shares it may acquire during or after the Initial Public Offering in favor of approving a Business Combination, (ii) waive its redemption rights with respect to its Founder Shares and any Public Shares it may acquire during or after the Initial Public Offering in connection with the consummation of a Business Combination, (iii) to waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if the Company fails to consummate a Business Combination within the Combination Period and (iv) not to propose an amendment to the Company’s Amended and Restated Certificate that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment. However, the Initial Stockholder will be entitled to liquidating distributions with respect to any Public Shares acquired if the Company fails to consummate a Business Combination or liquidates within the Combination Period.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

F-6

OSPREY ENERGY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

March 31, 2018

(Unaudited)

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC on March 16, 2018, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2017 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. The interim results for the three months ended March 31, 2018 are not necessarily indicative of the results to be expected for the year ending December 31, 2018 or for any future interim periods.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company, which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from the Company’s estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less, when purchased, to be cash equivalents. As of March 31, 2018 and December 31, 2017, the Company had $901,155 and $650,042 of cash equivalents, respectively.

Marketable securities held in Trust Account

At March 31, 2018 and December 31, 2017, the assets held in the Trust Account were substantially held in U.S. Treasury Bills. During the three months ended March 31, 2018, the Company withdrew $156,241 of interest income from the Trust Account to pay franchise taxes.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to possible redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2018 and December 31, 2017, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

F-7

OSPREY ENERGY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

March 31, 2018

(Unaudited)

Offering costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $15,647,219 were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2018 and December 31, 2017, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

On December 22, 2017 the U.S.  Tax Cuts and Jobs Act of 2017 (“Tax Reform”) was signed into law. As a result of Tax Reform, the U.S. statutory tax rate was lowered from 35% to 21% effective January 1, 2018, among other changes. ASC Topic 740 requires companies to recognize the effect of tax law changes in the period of enactment; therefore, the Company was required to revalue its deferred tax assets and liabilities at the new rate. The SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain tax effects of Tax Reform.

Net income (loss) per common share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at March 31, 2018, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic income (loss) per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 21,250,000 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted income (loss) per common share is the same as basic income (loss) per common share for the periods.

F-8

OSPREY ENERGY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

March 31, 2018

(Unaudited)

Reconciliation of Net Income (Loss) per Common Share

The Company’s net income (loss) is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, basic and diluted income (loss) per common share is calculated as follows:

	Three Months Ended March 31,	Three Months Ended March 31,
	2018	2017
Net income (loss)	$458,043	$(3,000)
Less: Income attributable to common stock subject to redemption	(406,697)	—
Adjusted net income (loss)	$51,346	$(3,000)

Weighted average shares outstanding, basic and diluted	8,234,246	6,250,000

Basic and diluted net income (loss) per common share	$0.01	$(0.00)

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal depository insurance coverage of $250,000. At March 31, 2018 and December 31, 2017, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 27,500,000 Units at a purchase price of $10.00 per Unit, which includes the partial exercise by the underwriters of their over-allotment option of 2,500,000 Units at $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one warrant (“Public Warrant”), totaling 13,750,000 Public Warrants. Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 (see Note 7). The Company will not issue fractional shares.

4. PRIVATE PLACEMENT

Simultaneously with the Initial Public Offering, the Sponsor purchased an aggregate of 7,000,000 Private Placement Warrants at $1.00 per Private Placement Warrant for an aggregate purchase price of $7,000,000. On August 9, 2017, the Company consummated the sale of an additional 500,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, which were purchased by the Sponsor, generating gross proceeds of $500,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

5. RELATED PARTY TRANSACTIONS

Founder Shares

In June 2016, the Company issued an aggregate of 125,000 shares of Class B common stock to the Sponsor (“Founder Shares”) for an aggregate purchase price of $25,000. The Company received payment for the Founder Shares in March 2017. In March 2017, the Company effectuated a 57.5-for-1 stock split resulting in an aggregate of 7,187,500 Founder Shares outstanding and held by the Sponsor. All share and per share amounts have been retroactively restated to reflect the 57.5-for-1 stock split. The Founder Shares will automatically convert into Class A common stock upon the consummation of a Business Combination on a one-for-one basis, subject to adjustments, as described in Note 7.

F-9

OSPREY ENERGY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

March 31, 2018

(Unaudited)

The Founder Shares included an aggregate of up to 937,500 shares of Class B common stock subject to forfeiture by the Initial Stockholder to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Stockholder would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option on August 9, 2017, 625,000 Founder Shares are no longer subject to forfeiture. The underwriters elected not to exercise the remaining portion of the over-allotment option, therefore 312,500 Founder Shares were forfeited resulting in an aggregate of 6,875,000 Founder Shares outstanding and held by the Sponsor.

The Sponsor has agreed not to transfer, assign or sell any of the Founder Shares until the earlier of (i) one year after the date of the consummation of a Business Combination, or (ii) the date on which the last sales price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days after consummation of a Business Combination, or earlier, in each case, if subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

Promissory Note – Related Party

Prior to the closing of the Initial Public Offering, the Sponsor loaned the Company a total of $168,843 under a promissory note (the “Promissory Note”) to be used for the payment of costs related to the Initial Public Offering. The Promissory Note was non-interest bearing, unsecured and due on the earlier of December 31, 2017 or the closing of the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering.

Atlas Energy Group, LLC

Atlas Energy Group, LLC, which Company officers and directors Edward Cohen, Jonathan Cohen and Daniel Herz are also directors and officers of, and its affiliates provide the Company with advisory services in connection with potential business opportunities and prospective targets. For the three months ended March 31, 2018 and 2017, the Company paid $17,395 and $0 in expenses in connection with such services.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on July 20, 2017, the holders of the Founder Shares, the Private Placement Warrants (and their underlying securities) and any warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of three and one-half percent (3.5%) of the gross proceeds of the Initial Public Offering, or $9,625,000. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement. The underwriters have agreed to waive their right to the deferred underwriting fee held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period.

F-10

OSPREY ENERGY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

March 31, 2018

(Unaudited)

7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At March 31, 2018 and December 31, 2017, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 125,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. At March 31, 2018 and December 31, 2017, there were 1,339,324 and 1,359,246 shares of Class A common stock issued and outstanding (excluding 26,160,676 and 26,140,754 shares of common stock subject to possible redemption), respectively.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. At March 31, 2018 and December 31, 2017, there were 6,875,000 shares of common stock issued and outstanding.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment as follows. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering in connection with the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchaser or its permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchaser or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may redeem the warrants (except as described above with respect to the Private Placement Warrants):

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	at any time during the exercise period;

F-11

OSPREY ENERGY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

March 31, 2018

(Unaudited)

●	upon a minimum of 30 days’ prior written notice of redemption;
●	if, and only if, the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders; and
●	if, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2018 and December 31, 2017 indicating the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2018	December 31, 2017
Assets:
Marketable securities held in Trust Account	1	$276,727,570	$276,043,714

9. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

In April 2018, the Company withdrew $350,000 of interest earned on the Trust Account to pay its income tax obligations.

F-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

of Osprey Energy Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Osprey Energy Acquisition Corp. (the “Company”) as of December 31, 2017 and 2016, the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2017 and for the period from June 13, 2016 (inception) through December 31, 2016, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the year ended December 31, 2017 and for the period from June 13, 2016 (inception) through December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

We have served as the Company’s auditor since 2017.

Marcum LLP

New York, NY

March 16, 2018

F-13

OSPREY ENERGY ACQUISITION CORP.

BALANCE SHEETS

	December 31, 2017	December 31, 2016

ASSETS
Current Assets
Cash and cash equivalents	$1,169,581	$—
Prepaid expenses	145,132	—
Total Current Assets	1,314,713	—

Marketable securities held in Trust Account	276,043,714	—
Total Assets	$277,358,427	$—

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$190,918	$—
Income taxes payable	142,846	—
Advances from related party	—	532
Total Current Liabilities	333,764	532

Deferred underwriting fees	9,625,000	—
Total Liabilities	9,958,764	532

Commitments

Common stock subject to possible redemption, 26,140,754 and -0- shares at redemption value as of December 31, 2017 and 2016, respectively	262,399,662	—

Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common stock, $0.0001 par value; 125,000,000 shares authorized; 1,359,246 and -0- issued and outstanding (excluding 26,140,754 and -0- shares subjection to possible redemption) as of December 31, 2017 and 2016, respectively	136	—
Class B Common stock, $0.0001 par value; 20,000,000 shares authorized; 6,875,000 and 7,187,500 issued and outstanding as of December 31, 2017 and 2016, respectively	688	719
Additional paid-in capital	4,477,295	24,281
Stock subscription receivable	—	(25,000)
Retained earnings/(Accumulated deficit)	521,882	(532)
Total Stockholders’ Equity (Deficit)	5,000,001	(532)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$277,358,427	$—

The accompanying notes are an integral part of the financial statements.

F-14

OSPREY ENERGY ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2017	For the Period from June 13, 2016 (inception) through December 31, 2016

Operating costs	$378,454	$532
Loss from operations	(378,454)	(532)

Other income:
Interest income	1,464,784	—
Unrealized loss on marketable securities held in Trust Account	(194,404)	—
Other income, net	1,270,380	—

Income (loss) before provision for income taxes	891,926	(532)
Provision for income taxes	(369,512)	—
Net income (loss)	$522,414	$(532)

Weighted average shares outstanding, basic and diluted (1)	7,069,719	6,250,000

Basic and diluted net loss per common share (2)	$(0.08)	$(0.00)

(1)	Excludes an aggregate of up to 26,140,754 shares subject to possible redemption at December 31, 2017 and an aggregate of 937,500 shares that were subject to forfeiture at December 31, 2016 to the extent that the underwriters’ over-allotment option was not exercised in full (Notes 2 and 7).
(2)	Net loss per common share - basic and diluted excludes interest income attributable to common stock subject to possible redemption of $1,071,834 for the year ended December 31, 2017 (Note 2).

The accompanying notes are an integral part of the financial statements.

F-15

OSPREY ENERGY ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 2017 AND

FOR THE PERIOD FROM JUNE 13, 2016 (INCEPTION) THROUGH DECEMBER 31, 2016

	Class A Common Stock(1)		Class B Common Stock		Additional Paid in	Stock Subscription	Accumulated (Deficit) Retained	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Receivable	Earnings	(Deficit)
Balance – June 13, 2016 (inception)	-	$-	-	$-	$-	$-	$-	$-

Common stock issued to initial stockholder (“Founder Shares”)	-	-	7,187,500	719	24,281	(25,000)	-	-

Net loss	-	-	-	-	-	-	(532)	(532)

Balance – December 31, 2016	-	$-	7,187,500	$719	$24,281	$(25,000)	$(532)	$(532)

Proceeds received from issuance of common stock to initial stockholder	-	-	-	-	-	25,000	-	25,000

Sale of 27,500,000 Units, net of underwriting discount and offering expenses	27,500,000	2,750	-	-	259,350,031	-	-	259,352,781

Sale of 7,500,000 Private Placement Warrants	-	-	-	-	7,500,000	-	-	7,500,000

Forfeiture of Founder Shares	-	-	(312,500)	(31)	31	-	-	-

Common stock subject to possible redemption	(26,140,754)	(2,614)	-	-	(262,397,048)	-	-	(262,399,662)

Net income	-	-	-	-	-	-	522,414	522,414

Balance - December 31, 2017	1,359,246	$136	6,875,000	$688	$4,477,295	$-	$521,882	$5,000,001

(1)	Excludes an aggregate of up to 26,140,754 shares subject to possible redemption at December 31, 2017 and an aggregate of 937,500 shares that were subject to forfeiture at December 31, 2016 to the extent that the underwriters’ over-allotment option was not exercised in full.

The accompanying notes are an integral part of the financial statements.

F-16

OSPREY ENERGY ACQUISITION CORP.

STATEMENT OF CASH FLOWS

	Year Ended December 31, 2017	For the Period from June 13, 2016 (inception) through December 31, 2016
Cash Flows from Operating Activities:
Net income (loss)	$522,414	$(532)
Adjustments to reconcile net income (loss) to net cash flows used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,464,784)	—
Unrealized loss on marketable securities held in Trust Account	194,404	—
Changes in operating assets and liabilities:
Prepaid expenses	(145,132)	—
Accounts payable and accrued expenses	190,918	—
Income taxes payable	142,846	—
Net cash flows used in operating activities	(559,334)	(532)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(275,000,000)	—
Cash withdrawn from Trust Account	226,666	—
Net cash flows used in investing activities	(274,773,334)	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to initial stockholder	25,000	—
Proceeds from sale of Units, net of underwriting discounts paid	269,500,000	—
Proceeds from sale of Private Placement Warrants	7,500,000	—
Repayment of advance from related party	(532)	—
Advance from related party	—	532
Proceeds from borrowings under promissory note – related party	168,843	—
Repayment of promissory note – related party	(168,843)	—
Payment of offering costs	(522,219)	—
Net cash flows provided by financing activities	276,502,249	532

Net Change in Cash and Cash Equivalents	1,169,581	—
Cash and Cash Equivalents – Beginning	—	—
Cash and Cash Equivalents – Ending	$1,169,581	$—

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$226,666	$—

Non-Cash Investing and Financing activities:
Initial classification of common stock subject to possible redemption	$261,874,100	$—
Change in value of common stock subject to possible redemption	$525,562	$—
Deferred underwriting fees	$9,625,000	$—

The accompanying notes are an integral part of the financial statements.

F-17

OSPREY ENERGY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Osprey Energy Acquisition Corp. (the “Company”) is a blank check company, which was incorporated in Delaware on June 13, 2016 under the name Blackburn Energy Acquisition Corp. The Company changed its name to Osprey Energy Acquisition Corp. on April 11, 2017. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization, or other similar business transaction, one or more operating businesses or assets that the Company has not yet identified (a “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses in the energy industry.

At December 31, 2017, the Company had not yet commenced operations. All activity through December 31, 2017 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination.

The registration statement for the Company’s Initial Public Offering was declared effective on July 20, 2017. On July 26, 2017, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), generating gross proceeds of $250,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per warrant in a private placement to the Company’s sponsor, Osprey Sponsor, LLC (the “Sponsor” or “Initial Stockholder”), generating gross proceeds of $7,000,000, which is described in Note 4.

Following the closing of the Initial Public Offering, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

On August 9, 2017, in connection with the underwriters’ partial exercise of their over-allotment option, the Company consummated the sale of an additional 2,500,000 Units at $10.00 per Unit, and the sale to the Sponsor of an additional 500,000 Private Placement Warrants at $1.00 per warrant, generating total gross proceeds of $25,500,000. Following the closing, an additional $25,000,000 of net proceeds was placed in the Trust Account, resulting in an aggregate of $275,000,000 being held in the Trust Account as of August 9, 2017.

Transaction costs amounted to $15,647,219, consisting of $5,500,000 of underwriting fees, $9,625,000 of deferred underwriting fees (see Note 6) and $522,219 of other costs. At December 31, 2017, $1,169,581 of cash was held outside of the Trust Account and was available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding deferred underwriting fees and franchise and income taxes payable on the income earned on the Trust Account) at the time of the signing of an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to the stockholders who redeem their shares will not be reduced by the deferred underwriting fees the Company will pay to the underwriters (see Note 6). The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

F-18

OSPREY ENERGY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Notwithstanding the foregoing, the Company’s Amended and Restated Certificate provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to an aggregate of 15% or more of the Class A common stock sold in the Initial Public Offering.

The Company will have until July 26, 2019 to consummate a Business Combination (the “Combination Period”). However, if the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriters have agreed to waive their right to the deferred underwriting fees held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be less than $10.00 per Public Share.

In order to protect the amounts held in the Trust Account, Jonathan Z. Cohen, the Company’s Chief Executive Officer, has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Mr. J. Cohen will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that Mr. J. Cohen will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

The Initial Stockholder has agreed to (i) vote its Founder Shares (as defined in Note 5), and any Public Shares it may acquire during or after the Initial Public Offering in favor of approving a Business Combination, (ii) waive its redemption rights with respect to its Founder Shares and any Public Shares it may acquire during or after the Initial Public Offering in connection with the consummation of a Business Combination, (iii) to waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if the Company fails to consummate a Business Combination within the Combination Period and (iv) not to propose an amendment to the Company’s Amended and Restated Certificate that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment. However, the Initial Stockholder will be entitled to liquidating distributions with respect to any Public Shares acquired if the Company fails to consummate a Business Combination or liquidates within the Combination Period.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

F-19

OSPREY ENERGY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company, which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from the Company’s estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less, when purchased, to be cash equivalents. As of December 31, 2017 and 2016, the Company had $650, 042 and $0 of cash equivalents, respectively.

Marketable securities held in Trust Account

At December 31, 2017, the assets held in the Trust Account were held in U.S. Treasury Bills.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to possible redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2017, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Offering costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $15,647,219 were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

F-20

OSPREY ENERGY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2017 and 2016, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

On December 22, 2017 the U.S.  Tax Cuts and Jobs Act of 2017 (“Tax Reform”) was signed into law. As a result of Tax Reform, the U.S. statutory tax rate was lowered from 35% to 21% effective January 1, 2018, among other changes. ASC Topic 740 requires companies to recognize the effect of tax law changes in the period of enactment; therefore, the Company was required to revalue its deferred tax assets and liabilities at December 31, 2017 at the new rate. The SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain tax effects of Tax Reform. The ultimate impact may differ from this provisional amount, possibly materially, as a result of additional analysis, changes in interpretations and assumptions the Company has made, additional regulatory guidance that may be issued, and actions the Company may take as a result of Tax Reform.

Net income (loss) per common share

The Company complies with the accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at December 31, 2017, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic income (loss) per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Weighted average shares as of December 31, 2016 were reduced for the effect of an aggregate of 937,500 shares of common stock that were subject to forfeiture if the over-allotment option was not exercised by the underwriters (see Note 7). The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 21,250,000 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted income (loss) per common share is the same as basic income (loss) per common share for the periods.

Reconciliation of Net Income (Loss) per Common Share

The Company’s net income (loss) is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, basic and diluted income (loss) per common share is calculated as follows:

	Year Ended December 31	For the Period From June 13, 2016 (inception) through December 31,
	2017	2016
Net income (loss)	$522,414	$(532)
Less: Income attributable to common stock subject to possible redemption	(1,071,834)	—
Adjusted net loss	$(549,420)	$(532)

Weighted average shares outstanding, basic and diluted	7,069,719	6,250,000

Basic and diluted net loss per common share	$(0.08)	$(0.00)

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2017, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

F-21

OSPREY ENERGY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 27,500,000 Units at a purchase price of $10.00 per Unit, which includes the partial exercise by the underwriters of their over-allotment option of 2,500,000 Units at $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one warrant (“Public Warrant”), totaling 13,750,000 Public Warrants. Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 (see Note 7). The Company will not issue fractional shares.

4. PRIVATE PLACEMENT

Simultaneously with the Initial Public Offering, the Sponsor purchased an aggregate of 7,000,000 Private Placement Warrants at $1.00 per Private Placement Warrant for an aggregate purchase price of $7,000,000. On August 9, 2017, the Company consummated the sale of an additional 500,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, which were purchased by the Sponsor, generating gross proceeds of $500,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

5. RELATED PARTY TRANSACTIONS

Founder Shares

In June 2016, the Company issued an aggregate of 125,000 shares of Class B common stock to the Sponsor (“Founder Shares”) for an aggregate purchase price of $25,000. The Company received payment for the Founder Shares in March 2017. In March 2017, the Company effectuated a 57.5-for-1 stock split resulting in an aggregate of 7,187,500 Founder Shares outstanding and held by the Sponsor. All share and per share amounts have been retroactively restated to reflect the 57.5-for-1 stock split. The Founder Shares will automatically convert into Class A common stock upon the consummation of a Business Combination on a one-for-one basis, subject to adjustments, as described in Note 7.

The Founder Shares included an aggregate of up to 937,500 shares of Class B common stock subject to forfeiture by the Initial Stockholder to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Stockholder would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option on August 9, 2017, 625,000 Founder Shares are no longer subject to forfeiture. The underwriters elected not to exercise the remaining portion of the over-allotment option, therefore 312,500 Founder Shares were forfeited resulting in an aggregate of 6,875,000 Founder Shares outstanding and held by the Sponsor.

The Sponsor has agreed not to transfer, assign or sell any of the Founder Shares until the earlier of (i) one year after the date of the consummation of a Business Combination, or (ii) the date on which the last sales price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days after consummation of a Business Combination, or earlier, in each case, if subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

Advances from Related Party

Prior to the closing of the Initial Public Offering, one of the Company’s officers advanced an aggregate of $532 for costs related to the Initial Public Offering. The advances were non-interest bearing, unsecured and due on demand. The advances were repaid upon the consummation of the Initial Public Offering.

F-22

OSPREY ENERGY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Promissory Note – Related Party

Prior to the closing of the Initial Public Offering, the Sponsor loaned the Company a total of $168,843 under a promissory note (the “Promissory Note”) to be used for the payment of costs related to the Initial Public Offering. The Promissory Note was non-interest bearing, unsecured and due on the earlier of December 31, 2017 or the closing of the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering.

Atlas Energy Group, LLC

Atlas Energy Group, LLC, which Company officers and directors Edward Cohen, Jonathan Cohen and Daniel Herz are also directors and officers of, and its affiliates provide the Company with advisory services in connection with potential business opportunities and prospective targets. For the year ended December 31 2017, the Company has not incurred any expenses in connection with such services.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on July 20, 2017, the holders of the Founder Shares, the Private Placement Warrants (and their underlying securities) and any warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of two percent (2.0%) of the gross proceeds of the Initial Public Offering, or $5,500,000. In addition, the underwriters are entitled to a deferred fee of three and one-half percent (3.5%) of the gross proceeds of the Initial Public Offering, or $9,625,000. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement. The underwriters have agreed to waive their right to the deferred underwriting fee held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period.

7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At December 31, 2017 and 2016, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 125,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. At December 31, 2017 and 2016, there were 1,359,246 and -0- shares of Class A common stock issued and outstanding (excluding 26,140,754 and -0- shares of common stock subject to possible redemption), respectively.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. At December 31, 2017 and 2016, there were 6,875,000 and 7,187,500 shares of common stock issued and outstanding. At December 31, 2016, 937,500 shares were subject to forfeiture to the extent that the underwriter’s over-allotment option was not exercised in full so that the Company’s Initial Stockholder would own 20% of the issued and outstanding shares after the Initial Public Offering (assuming the Initial Stockholder did not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to partially exercise their over-allotment option on August 9, 2017, 312,500 Founder Shares were forfeited and 625,000 Founder Shares are no longer subject to forfeiture.

F-23

OSPREY ENERGY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment as follows. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering in connection with the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchaser or its permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchaser or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may redeem the warrants (except as described above with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	at any time during the exercise period;

●	upon a minimum of 30 days’ prior written notice of redemption;

●	if, and only if, the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

F-24

OSPREY ENERGY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

8. INCOME TAX

Information for the period from June 13, 2016 (inception) through December 31, 2016 is not presented as it is not deemed to be material.

The Company’s net deferred tax assets are as follows:

December 31, 2017

Deferred tax asset
Unrealized loss on marketable securities	$40,825
Total deferred tax asset	40,825
Valuation allowance	(40,825)
Deferred tax asset, net of allowance	$—

The income tax provision consists of the following:

Year Ended December 31, 2017
Federal
Current	$369,512
Deferred	(40,825)

State
Current	$—
Deferred	—
Change in valuation allowance	40,825
Income tax provision	$369,512

As of December 31, 2017, the Company had no U.S. federal and state net operating loss carryovers (“NOLs”) available to offset future taxable income. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s NOLs may be subject to an annual limitation in the event of a change in control as defined under the regulations.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2017, the change in the valuation allowance was $40,825.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2017 is as follows:

Year Ended December 31, 2017
Statutory federal income tax rate	34.0%
State taxes, net of federal tax benefit	0.0%
Deferred tax rate change	2.8%
Change in valuation allowance	4.6%
Income tax provision (benefit)	41.4%

The Company files income tax returns in the U.S. federal jurisdiction and in various state and local jurisdictions and is subject to examination by the various taxing authorities. The Company considers Pennsylvania to be a significant state tax jurisdiction.

F-25

OSPREY ENERGY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2017, and 2016 indicating the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2017	December 31, 2016
Assets:
Marketable securities held in Trust Account	1	$276,043,714	$—

10. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

F-26

ROYAL RESOURCES L.P. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

AS OF MARCH 31, 2018 AND DECEMBER 31, 2017
(in thousands)

	March 31, 2018	December 31, 2017
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$14,894	$10,497
Prepaid expenses	1,184	1,321
Accounts receivable	14,251	13,749
Other current assets	3	—
Total current assets	30,332	25,567

ROYALTY AND WORKING INTERESTS IN OIL AND NATURAL GAS PROPERTIES — Less accumulated amortization of $110,948 and $155,855, respectively	242,579	326,916

DERIVATIVE ASSET	10	—

TOTAL ASSETS	$272,921	$352,483
LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$5,883	$3,802
Derivative liability	104	—
Accrued expenses — to partners	347	1,601
Total current liabilities	6,334	5,403

LONG-TERM LIABILITIES:
Asset retirement obligation	184	182
Long-term debt, net of unamortized debt issuance costs of $133 and $259, respectively	30,867	57,741
Total long-term liabilities	31,051	57,923

COMMITMENTS AND CONTINGENCIES (NOTE 9)

PARTNERS’ CAPITAL	235,536	289,157

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$272,921	$352,483

See notes to unaudited condensed consolidated financial statements.

F-27

ROYAL RESOURCES L.P. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017
(in thousands)

	2018	2017
REVENUES:
Oil and gas sales	$22,838	$29,420
Realized gain on hedging activities	3	30
Unrealized gain (loss) on hedging activities	(94)	1,175
Total revenues	22,747	30,625

COSTS AND EXPENSES:
Production and ad valorem taxes	1,238	1,663
Lease operating expense	186	111
Marketing and transportation	631	2,108
Amortization of royalty and working interests in oil and natural gas properties	4,795	11,175
General, administrative and other	2,619	1,675
Total costs and expenses	9,469	16,732

OTHER INCOME AND (EXPENSE):
Gain on sale of assets	41,274	—
Other income	—	1
Interest expense	(638)	(654)
Total other income (expense)	40,636	(653)

NET INCOME	53,914	13,240
NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(48)	(33)
NET INCOME ATTRIBUTABLE TO ROYAL RESOURCES L.P.	$53,866	$13,207

See notes to unaudited condensed consolidated financial statements.

F-28

ROYAL RESOURCES L.P. AND SUBSIDIARIES

Condensed Consolidated Statements of Partners’ Capital (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018
(in thousands)

	General Partner	Limited Partners	Non-controlling Interest	Total
BALANCE — January 1, 2018	$—	$288,529	$628	$289,157
Distributions	—	(107,497)	(38)	(107,535)
Net income	—	53,866	48	53,914

BALANCE — March 31, 2018	$—	$234,898	$638	$235,536

See notes to unaudited condensed consolidated financial statements.

F-29

ROYAL RESOURCES L.P. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017
(in thousands)

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$53,914	$13,240
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of assets	(41,274)	—
Unrealized loss (gain) on hedging activities	94	(1,175)
Amortization of royalty and working interests in oil and natural gas properties	4,795	11,175
Accretion of asset retirement obligation	3	2
Amortization of debt issue costs	125	24
Increase in accounts receivable	(505)	(5,035)
Decrease (increase) in prepaid expenses	137	(590)
Increase in accounts payable and accrued liabilities	2,112	65
(Decrease) increase in accrued expenses-to partners	(1,254)	676
Net cash provided by operating activities	18,147	18,382

CASH FLOWS FROM INVESTING ACTIVITY:
Additions to oil and natural gas properties	(236)	(1,172)
Decrease in advances to operators	—	27
Proceeds from sale of assets	121,021	—
Net cash provided by (used in) investing activities	120,785	(1,145)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to partners	(107,535)	—
Repayment of long-term debt	(27,000)	—
Net cash used in financing activities	(134,535)	—
NET INCREASE IN CASH	4,397	17,237

CASH AND CASH EQUIVALENTS — Beginning of period	10,497	8,048

CASH AND CASH EQUIVALENTS — End of period	$14,894	$25,285

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$518	$626
Accounts payable related to capital expenditures	$40	$531

See notes to unaudited condensed consolidated financial statements.

F-30

Royal Resources L.P. and SUBSIDIARies

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

($ IN thousands, except for price per barrel)

1.	ORGANIZATION AND NATURE OF OPERATIONS

Organization — The condensed consolidated financial statements of Royal Resources L.P. and its subsidiaries (collectively, the “Partnership”) include the accounts for DGK ORRI Holdings, LP and its wholly owned subsidiary, DGK ORRI Company, L.P. collectively, (“DGK”); Hooks Ranch Holding LP (“Hooks Ranch”) and its wholly owned subsidiary, VickiCristina LP (“VickiCristina”); KGD ORRI Holdings, L.P. (“KGD”) and its wholly owned subsidiary, KGD ORRI, L.P. (“KGD ORRI”); Noble Royalties Acquisition Co., LP and its subsidiary companies, collectively, (“NRAC”) and Riverbend Natural Resources, LP (“RNR”) and its subsidiary companies. The Partnership owns 100%, 100%, 100%, 99.5% and 99.3% of these subsidiaries, respectively.

The primary purpose of the Partnership is to acquire, own, maintain, and manage mineral interests, mineral royalties, and overriding royalties relating to onshore unconventional shale oil and natural gas properties in the United States and any associated interests or royalties relating to conventional oil and natural gas properties.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany accounts and transactions have been eliminated in consolidation.

Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been omitted from these interim financial statements. The Partnership believes the disclosures made in these interim financial statements are adequate to make the information herein not misleading. The Partnership recommends that these interim condensed consolidated financial statements should be read in conjunction with its audited consolidated financial statements and related notes thereto.

The interim financial statements includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim period. The results of operations for the three months ended March 31, 2018 are not necessarily indicative of the operating results of the entire fiscal year ending December 31, 2018.

Management Estimates — The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relate to estimates of proved reserves of oil and natural gas and related present value estimates of future net cash flows therefrom, which affect the calculations of amortization and impairment, estimates of asset retirement obligations, estimates of fair value for long-lived assets, and valuation of commodity derivative instruments. The Partnership’s management bases its estimates on experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates.

Significant Accounting Policies – For a complete description of the Partnership’s significant accounting policies, see Note 2—Summary of Significant Accounting Policies in the annual audited consolidated financial statements.

F-31

New Accounting Pronouncements — The following new Accounting Standard Updates were issued but not adopted as of March 31, 2018:

The Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”. ASU 2014-09 supersedes the revenue recognition requirements in Topic 605, Revenue Recognition and industry-specific guidance in Subtopic 932 605, Extractive Activities – Oil and Gas – Revenue Recognition. This ASU provides guidance concerning the recognition and measurement of revenue from contracts with customers. Its objective is to increase the usefulness of information in the consolidated financial statements regarding the nature, timing and uncertainty of revenues. This standard becomes effective for us beginning January 2019. The Partnership is evaluating the impact ASU 2014-09 may have on our consolidated financial statements and related disclosures.

The FASB issued ASU 2016-02, “Leases (Topic 842)”. ASU 2016-02 requires lessees to recognize lease assets and lease liabilities on the statement of financial position. The update is effective for consolidated financial statements issued for annual periods beginning after December 15, 2019 and for interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The Partnership is evaluating the potential impact ASU 2016-02 may have on our consolidated financial statements and related disclosures.

3.	DISPOSITIONS OF MINERAL INTERESTS IN OIL AND NATURAL GAS PROPERTIES

On February 1, 2018, DGK, a wholly owned subsidiary, completed the sale of its interests in a portion of its oil and natural gas properties to an unaffiliated third party for cash proceeds, net of customary purchase price adjustments, of $121,021. The sale resulted in a realized gain of $41,274.

On December 20, 2017, KGD, a wholly owned subsidiary, completed the sale of its interests in all of its oil and natural gas properties to an unaffiliated third party for cash proceeds, net of customary purchase price adjustments, of $86,341. The sale resulted in a realized gain of $31,441.

4.	NON-CONTROLLING INTERESTS

The Partnership has non-controlling interests related to the 0.5% ownership of NRAC held by third parties and the 0.695% interest held by third parties in Riverbend Natural Resources, LP. The NRAC holders have received distributions in the amount of $34 and $0, respectively for the three months ended March 31, 2018 and 2017. The RNR holders have received distributions in the amount of $4 and $0, respectively for the three months ended March 31, 2018 and 2017. Net income of $48 and $33 has been allocated to these holders for the three months ended March 31, 2018 and 2017, respectively.

5.	FAIR VALUE

Financial Assets and Liabilities — Financial assets with carrying values approximating fair value include cash and cash equivalents and other current assets. Financial liabilities with carrying values approximating fair value due to their short maturities include accounts payable, accrued liabilities and short-term derivative instruments. The carrying value of the Partnership’s debt approximates fair value because the credit facilities variable interest rates reset frequently and approximates current market rates available to the Partnership. The Partnership’s derivative instruments are recorded at fair value (see Note 7).

6.	LONG-TERM DEBT

Summary of debt as of March 31, 2018 and December 31, 2017:

	2018	2017
DGK	$30,000	$57,000
RNR	1,000	1,000
Total Debt	31,000	58,000
Less current portion of debt	—	—
Total long term debt	$31,000	$58,000

F-32

DGK

As of March 31, 2018, DGK has one credit agreement with Wells Fargo Bank N.A.

Borrowings from the credit agreement may be used for acquiring mineral interests in oil and natural gas properties, for general corporate purposes and for funding distributions to partners. The credit agreement is secured by the DGK’s investment in oil and natural gas properties and unconditionally guaranteed by DGK.

The current amount outstanding on the first lien credit agreement is $30,000 and is due on October 19, 2020. On February 1, 2018, $27,000 of this line of credit was paid down. Borrowings bear interest based on, at DGK’s election, a base rate or a London Inter-Bank Offered Rate (“LIBOR”) plus applicable premiums based on a percent of the borrowing base that is outstanding. The weighted average interest rate as of March 31, 2018 is 5.377%.

Borrowings under the first lien facility may not exceed a “borrowing base” determined by the lenders based on the oil and natural gas reserves of DGK. On February 1, 2018, the borrowing base was reduced to $30,000 in conjunction with the partial sale of assets described in Note 3 and in full replacement and substitution for the April 15, 2018 scheduled redetermination. The borrowing base is subject to scheduled redeterminations as of April 15th and October 15th each year with an additional redetermination once per calendar year at the request of the partnership or at the request of the lenders and an additional redetermination once each calendar year in connection with a material acquisition of properties. DGK may repay any amounts borrowed prior to the maturity date without any premium or penalty.

RNR

On November 21, 2014, Riverbend Natural Resources, LP executed a credit agreement with Wells Fargo Bank N.A., which matures on November 21, 2019. Borrowings may be used for acquiring mineral interests in oil and natural gas properties, for general corporate purposes and for funding distributions to partners. The credit agreement is secured by the RNR’s investment in oil and natural gas properties and unconditionally guaranteed by RNR.

Borrowings under the credit agreement may not exceed a “borrowing base” determined by lenders based on the oil and natural gas reserves of RNR. As of March 31, 2018, the borrowing base was $2,000. The borrowing base is subject to scheduled redeterminations as of April 1st and October 1st each year with an additional redetermination once per calendar year at the request of RNR or at the request of the lenders and an additional redetermination once each calendar year in connection with a material acquisition of properties.

The current amount outstanding on the credit agreement is $1,000. Borrowings bear interest based on, at the Partnership’s election, a base rate or a LIBOR plus applicable premiums based on a percent of the borrowing base that is outstanding. The interest rate as of March 31, 2018 is 4.38%.

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7.	DERIVATIVE FINANCIAL INSTRUMENTS

The Partnership entered into three crude oil commodity swaps on January 25, 2018 for the purpose of hedging the impact of market fluctuations of crude oil prices for 2018 through 2021. The Partnership’s commodity derivative instruments generally serve as hedges of commodity price risk exposure, however, the Partnership has elected not to account for the derivatives as cash flow hedges.  As such, the Partnership recognizes all changes in fair value of its derivatives in earnings. The Partnership had no outstanding commodity derivatives as of December 31, 2017. The Partnership had the following commodity derivatives outstanding as of March 31, 2018, none of which have been designated as cash flow hedges:

	Oil
	Total Barrels	Weighted Average Price Per BBL
SWAPS–
April 2018 – December 2018	113,009	$62.98
January 2019 – December 2019	103,408	$58.37

The realized gain on hedging activities of $3 and $30 for the three months ended March 31, 2018 and 2017, respectively, is included in the condensed consolidated statements of operations in a separate line item identified as realized gain on hedging activities. The unrealized (loss) gain of ($94) and $1,175 for the three months ended March 31, 2018 and 2017, respectively is included in the condensed consolidated statements of operations in a separate line item identified as unrealized gain on hedging activities.

The Partnership reports the fair value of derivatives on the consolidated balance sheet. The determination of the current and noncurrent classification is based on the timing of expected future cash flows from the individual trades. The Partnership reports these on a gross basis by contract. The following table summarizes the fair value of derivative contracts outstanding at March 31, 2018 and December 31, 2017, respectively:

(In thousands)	March 31, 2018	December 31, 2017
Derivative asset	$10	$—
Derivative liability	(104)	—
Net derivative liability	$(94)	$—

The fair values of the Partnership’s commodity derivative instruments are classified as Level 2 measurements in accordance with the fair value hierarchy, because they are calculated using industry standard models using assumptions and inputs which are substantially observable in active markets throughout the full term of the instruments. These include market price curves, contract terms and prices, credit risk adjustments, implied market volatility and discount factors. The following table provides the assets and liabilities carried at fair value measured on a recurring basis as of March 31, 2018 (In thousands):

	Level 1	Level 2	Level 3	Fair Value as of March 31, 2018
Derivative Instruments–
Oil price swap-noncurrent asset	$—	$10	$—	$10
Oil price swap-current liability	$—	$(104)	$—	$(104)

8.	BUSINESS SEGMENTS

The Partnership’s two business segments are: 1) royalty interests in oil and natural gas properties and 2) working interests in oil and natural gas properties. Management has chosen to organize the Partnership into two reportable segments based on the nature of the interests in oil and gas properties. The performance of our operating segments is evaluated based on segment net income (loss), which is defined as income (loss) before income taxes. All reported revenues are from external customers. The following is a summary as of and for the three months ended March 31, 2018 and 2017:

	2018			2017
	Royalty interests	Working interests	Total	Royalty interests	Working interests	Total
Oil and natural gas revenue	$20,394	$2,444	$22,838	$28,019	$1,401	$29,420
Gain on sale of assets	$41,274	$—	$41,274	$—	$—	$—
Net income	$52,881	$1,033	$53,914	$12,805	$436	$13,241

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As described in Note 3, the Partnership completed the sale of its interests in a portion of its oil and natural gas properties, reducing the net book value of oil and natural gas properties. The following is a summary as of March 31, 2018 and December 31, 2017:

	2018			2017
	Royalty interests	Working interests	Total	Royalty interests	Working interests	Total
Oil and natural gas properties, net of DD&A	$220,847	$21,732	$242,579	$304,663	$22,253	$326,916
Total assets	$246,810	$26,111	$272,921	$326,893	$25,590	$352,483

9.	COMMITMENTS AND CONTINGENCIES

Contingent Liabilities — The Partnership may, from time to time, be involved in various legal matters arising in the ordinary course of business, including claims and litigation proceedings. We are not currently a party to any material legal proceedings and are not aware of any material legal or government proceedings against the Partnership or contemplated to be brought against the Partnership.

10.	RELATED PARTY TRANSACTIONS

Management Agreement — The Partnership pays management fees to related entities, which are included within general and administrative expenses. Management fees incurred for the three months ended March 31, 2018 and 2017 were $347 and $472, respectively.

As of March 31, 2018 and December 31, 2017, accrued expenses payable to partners were $347 and $1,601, respectively.

11.	SUBSEQUENT EVENTS

The Partnership has performed its evaluation of subsequent events through July 30, 2018, the date the condensed consolidated financial statements were issued. Based on such evaluation, no events were identified that required disclosure or adjustment to the condensed consolidated financial statements, except for the following:

On June 3, 2018, the Partnership entered into an agreement with an unaffiliated third party (the “Company”) with the intent to pursue a combination of certain of the Partnership’s assets and the Company into a wholly-owned acquisition subsidiary. The Partnership will contribute certain of its assets to the subsidiary for $400 million of cash and 40 million common units of the acquisition subsidiary, subject to certain adjustments as set forth in the definitive agreement. The transaction is expected to close in the third quarter of 2018.

F-35

Report of Independent Registered Public Accounting Firm

To the Board of Managers

Royal Resources L.P.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Royal Resources L.P. and subsidiaries (the "Partnership") as of December 31, 2017 and 2016, the related consolidated statements of operations, partners’ capital, and cash flows, for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

July 30, 2018

We have served as the Partnership’s auditor since 2012

F-36

ROYAL RESOURCES L.P. AND SUBSIDIARIES

Consolidated Balance Sheets

AS OF DECEMBER 31, 2017 AND 2016
(in thousands)

	2017	2016
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$10,497	$8,048
Prepaid expenses	1,321	252
Accounts receivable	13,749	11,382
Advances to operators	—	225
Total current assets	25,567	19,907

ROYALTY AND WORKING INTERESTS IN OIL AND NATURAL GAS PROPERTIES — Less accumulated amortization of $155,855 and $149,650, respectively	326,916	415,990

TOTAL ASSETS	$352,483	$435,897

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$3,802	$1,099
Current portion of long-term hedge liability	—	1,040
Accrued expenses — to partners	1,601	1,090
Total current liabilities	5,403	3,229

LONG-TERM LIABILITIES:
Asset retirement obligation	182	148
Long-term debt, net of unamortized debt issuance costs of $259 and $354, respectively	57,741	58,646
Total long-term liabilities	57,923	58,794

COMMITMENTS AND CONTINGENCIES (NOTE 10)

PARTNERS’ CAPITAL	289,157	373,874

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$352,483	$435,897

See notes to consolidated financial statements.

F-37

ROYAL RESOURCES L.P. AND SUBSIDIARIES

Consolidated Statements of Operations

FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015
(in thousands)

	2017	2016	2015
REVENUES:
Oil and gas sales	$104,321	$73,579	$108,018
Realized gain on hedging activities	751	197	—
Unrealized gain (loss) on hedging activities	1,040	(1,040)	—
Total revenues	106,112	72,736	108,018

COSTS AND EXPENSES:
Production and ad valorem taxes	5,980	4,768	6,527
Lease operating expense	674	440	273
Marketing and transportation	6,926	6,747	7,946
Amortization of royalty and working interests in oil and natural gas properties	37,085	37,265	46,533
General, administrative and other	8,450	6,309	12,175
Total costs and expenses	59,115	55,529	73,454

OTHER INCOME AND (EXPENSE):
Gain on sale of assets	31,441	—	—
Other income	34	823	436
Interest expense	(2,799)	(3,250)	(5,462)
Total other income (expense)	28,676	(2,427)	(5,026)

NET INCOME	75,673	14,780	29,538
Net income attributable to non-controlling interest	(155)	(69)	(97)
Net income attributable to Royal Resources L.P.	$75,518	$14,711	$29,441

See notes to consolidated financial statements.

F-38

ROYAL RESOURCES L.P. AND SUBSIDIARIES

Consolidated Statements of Partners’ Capital

FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015
(in thousands)

	General Partner	Limited Partners	Non-controlling Interest	Total
BALANCE — January 1, 2015	$—	$428,073	$1,068	$429,141
Contributions	—	—	32	32
Distributions	—	(75,572)	(523)	(76,095)
Net Income	—	29,441	97	29,538
BALANCE — December 31, 2015	—	381,942	674	382,616
Contributions	—	—	53	53
Distributions	—	(23,415)	(160)	(23,575)
Net Income	—	14,711	69	14,780
BALANCE — December 31, 2016	—	373,238	636	373,874
Contributions	—	—	—	—
Distributions	—	(160,227)	(163)	(160,390)
Net Income	—	75,518	155	75,673
BALANCE — December 31, 2017	$—	$288,529	$628	$289,157

See notes to consolidated financial statements.

F-39

ROYAL RESOURCES L.P. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015
(in thousands)

	2017	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$75,673	$14,780	$29,538
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of assets	(31,441)	—	—
Unrealized (gain) loss on hedging activities	(1,040)	1,040	—
Amortization of royalty and working interests in oil and natural gas properties	37,085	37,255	46,533
Accretion of asset retirement obligation	34	10	—
Amortization of debt issue costs	95	297	210
Increase in accounts receivable	(2,368)	(735)	12,533
(Increase) decrease in prepaid expenses	(1,069)	341	1,521
Increase (decrease) in accounts payable and accrued liabilities	3,311	(2,549)	(1,414)
Increase in accrued expenses-to partners	511	840	(724)
Net cash provided by operating activities	80,791	51,279	88,197

CASH FLOWS FROM INVESTING ACTIVITY:
Additions to oil and natural gas properties	(3,518)	(5,035)	(8,100)
Decrease (increase) in advances to operators	225	(225)	—
Proceeds from sale of assets	86,341	—	—
Net cash provided by (used in) investing activities	83,048	(5,260)	(8,100)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions from partners	—	53	32
Distributions to partners	(160,390)	(23,575)	(76,095)
Proceeds from long-term debt	—	—	1,000
Repayment of long-term debt	(1,000)	(52,500)	(1,500)
Debt issue costs	—	(203)	—
Net cash used in financing activities	(161,390)	(76,225)	(76,563)

NET INCREASE (DECREASE) IN CASH	2,449	(30,206)	3,534

CASH AND CASH EQUIVALENTS — Beginning of period	8,048	38,254	34,720

CASH AND CASH EQUIVALENTS — End of period	$10,497	$8,048	$38,254

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$2,703	$2,955	$5,270
Accounts payable related to capital expenditures	$72	$679	$916

See notes to consolidated financial statements.

F-40

ROYAL RESOURCES L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

($ In thousands, except for price per barrel)

1.	ORGANIZATION AND NATURE OF OPERATIONS

Organization — The consolidated financial statements of Royal Resources L.P. and its subsidiaries (collectively, the “Partnership”) include the accounts for DGK ORRI Holdings, LP and its wholly owned subsidiary, DGK ORRI Company, L.P. collectively, (“DGK”); Hooks Ranch Holding LP (“Hooks Ranch”) and its wholly owned subsidiary, VickiCristina LP (“VickiCristina”); KGD ORRI Holdings, L.P. (“KGD”) and its wholly owned subsidiary, KGD ORRI, L.P. (“KGD ORRI”); Noble Royalties Acquisition Co., LP and its subsidiary companies, collectively, (“NRAC”) and Riverbend Natural Resources, LP (“RNR”) and its subsidiary companies. The Partnership owns 100%, 100%, 100%, 99.5% and 99.3% of these subsidiaries, respectively.

The primary purpose of the Partnership is to acquire, own, maintain, and manage mineral interests, mineral royalties, and overriding royalties relating to onshore unconventional shale oil and natural gas properties in the United States and any associated interests or royalties relating to conventional oil and natural gas properties.

The Partnership allocates profits and losses and provides for capital contributions and distributions in accordance with the terms of the Partnership’s agreement. Under the terms of the Partnership agreement, there are two classes of Partnership interests: General Partner and Limited Partners. The General Partner maintains a non-economic interest and has made no capital contributions to the Partnership and receives no distributions. Within the Limited Partners, there are four classes: Class A Limited Partner, Class B Limited Partner, Class C Limited Partner and Hooks Promote Limited Partner. The Class A and Class B Limited Partners have made aggregate contributions of $561,169 and $700, respectively, and are entitled to receive all distributions until certain combined return thresholds specified in the Partnership agreement have been met. The Class C Limited Partner and Hooks Promote Limited Partner have not made, and are not required to make, contributions to the Partnership. The Class C Limited Partner and Hooks Promote Limited Partner, deemed to be substantive class of equity and accounted for in accordance with ASC 505-50, Equity-Based Payments to Non-Employees, have not received any distributions and will not receive any distributions until certain return thresholds specified in the Partnership agreement have been met. The General Partner has full control and management powers over the activities and affairs of the Partnership.

Segment Reporting — Operating segments are defined under accounting principles generally accepted in the United States of America (“GAAP”) as components of an enterprise that (i) engage in activities from which it may earn revenues and incur expenses (ii) for which separate operational financial information is available and is regularly evaluated by the chief operating decision maker for the purpose of allocating resources and assessing performance. Based on our organization and management, we have two reportable operating segments: royalty interests in oil and natural gas properties and working interests in oil and natural gas properties. Our assets consist primarily of producing oil and natural gas interests principally located in the United States. The Partnership’s Board of Managers has been determined to be the chief operating decision maker and allocates resources and assesses performance based upon financial information at the reporting segment level. Note 9 herein sets forth the relevant information regarding revenues, income from operations, and identifiable assets for these segments.

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2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The consolidated financial statements have been prepared in accordance with GAAP. All intercompany accounts and transactions have been eliminated in consolidation.

Management Estimates — The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relate to estimates of proved reserves of oil and natural gas and related present value estimates of future net cash flows therefrom, which affect the calculations of amortization and impairment, estimates of asset retirement obligations, estimates of fair value for long-lived assets, and valuation of commodity derivative instruments. The Partnership’s management bases its estimates on experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates.

Cash and Cash Equivalents — All highly liquid instruments purchased with an original maturity of three months or less are considered to be cash equivalents. The Partnership maintains cash in bank deposits with major financial institutions. These accounts, at times, may exceed federally insured limits.

Accounts Receivable — Accounts receivable are stated at the expected receivable amounts from the purchasers of the hydrocarbons attributable to the Partnership interests. The Partnership periodically reviews outstanding receivables, historical collection information and existing economic conditions to determine if any balances may be uncollectible. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer. The Partnership did not record any bad debt expense for the years ended December 31, 2017, 2016 and 2015.

Royalty and Working Interests in Oil and Natural Gas Properties — Royalty and working interests include acquired interests in production, development, and exploration stage properties. The Partnership follows the successful efforts method of accounting. Under this method, costs of acquiring properties, costs of drilling successful exploration wells and development costs are capitalized. Oil and natural gas exploration costs, other than the costs of drilling exploratory wells, are charged to expense as incurred. Lease rentals are expensed as incurred.

Acquisition costs of proven royalty and working interests are amortized using the units of production method over the life of the property, which is estimated using proven reserves. Acquisition costs of royalty interests on exploration stage properties, where there are no proven reserves, are not amortized. At such time as the associated exploration stage interests are converted to proven reserves, the cost basis is amortized using the units of production methodology over the life of the property, using proven reserves. For purposes of amortization, interests in oil and natural gas properties are grouped in a reasonable aggregation of properties with common geological structural features or stratigraphic condition.

As of December 31, 2017, and 2016, royalty and working interests in oil and natural gas properties consist of the following:

	December 31
	2017	2016
Proved royalty interests	$435,808	$520,279
Proved working interests	27,763	24,852
Unproved royalty interests	19,200	20,509
	482,771	565,640
Accumulated amortization	(155,855)	(149,650)
Net royalty and working interests in oil and natural gas properties	$326,916	$415,990

Impairment of Royalty and Working Interests in Oil and Natural Gas Properties — The Partnership reviews and evaluates its royalty and working interests in oil and natural gas properties for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Partnership’s estimates of recoverability and fair value are based on numerous assumptions and it is possible that actual results will be significantly different than the estimates, as actual future quantities of recoverable oil and natural gas, commodity prices, production levels, operating costs, and taxes associated with production of oil and natural gas reserves are each subject to significant risks and uncertainties. The carrying value of exploration stage interests are evaluated for impairment when information becomes available indicating that production will not occur in the future. When required, impairment losses are recognized based on the fair value of the assets. No such impairment expense was recorded for the years ended December 31, 2017, 2016 and 2015.

F-42

Asset Retirement Obligations — For the Partnership asset retirement obligations (“ARO”) represent the future abandonment costs of working interests in tangible assets, namely the plugging and abandonment of wells and land remediation. The fair value of a liability for an asset’s retirement is recognized in the period in which it is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset. The cost of the tangible assets, including the initially recognized ARO, is depleted over the useful life of the asset. The ARO are recorded at fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value.

Inherent in the fair value calculation of ARO are numerous assumptions and judgments including, but not limited to: the ultimate settlement amounts, inflation factors, credit-adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and natural gas property balance.

The following table summarizes the changes in the asset retirement obligation for the years ended December 31, 2017 and 2016:

Asset retirement obligations at December 31, 2015	$123
Additional liabilities incurred	15
Accretion expense	10
Asset retirement obligations at December 31, 2016	148
Additional liabilities incurred	—
Accretion expense	34
Asset retirement obligations at December 31, 2017	$182

Debt Issuance Costs — Costs incurred in connection with the issuance of long-term debt are capitalized and amortized over the term of the related agreement using the straight-line method. Unamortized loan costs are expensed upon early pay off or refinancing with another lender. Unamortized loan costs related to a recognized debt liability are presented on the balance sheet as a direct reduction from the carrying amount of that debt liability.

Revenue Recognition —Revenues from the sale of oil and natural gas are recognized when the product is delivered at a fixed or determinable price, title has transferred, collectability is reasonably assured and evidenced by a contract. The Partnership follows the “entitlement method” of accounting for its oil and natural gas revenue, so it recognizes revenue on all crude oil, and natural gas based on its proportionate share of production. Royalty revenue is recognized when management can reliably estimate the royalty receivable, pursuant to the terms of the royalty agreements, and collection is reasonably assured. Differences between estimates of royalty revenue and the actual amounts are adjusted and recorded in the period that the actual amounts are known.

Income Taxes — The Partnership files as a partnership for federal income tax purposes. The Partnership’s taxable income is included in the tax returns of its partners; therefore, no provision for current or deferred federal or state income taxes has been provided for in the accompanying consolidated financial statements. The aggregate difference in the basis of the Partnership’s net assets for financial and income tax purposes cannot be readily determined as the Partnership does not have access to the information about each partner’s tax attributes related to the Partnership.

F-43

The Partnership complies with the authoritative guidance for uncertainty in income taxes that requires the Partnership to determine whether a tax position of the Partnership is more likely than not to be sustained upon examination by the applicable taxing authority, including the resolution of any related appeals or litigation processes, based on the technical merits of the position. The Partnership reviewed and evaluated tax positions in its major jurisdictions and determined whether or not there are uncertain tax positions that require financial statement recognition. The Partnership has determined that no reserves for uncertain tax positions are required to be recorded for the Partnership’s open tax years. The Partnership is additionally not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next 12 months. As a result, no income tax liability or expense has been recorded in the accompanying consolidated financial statements for uncertain tax positions. In the future our evaluation of new information not previously available or further regulatory guidance could change our judgment and result in the recognition of any potential tax liability. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available along with any interest or penalties associated with the potential liability. Tax years for periods ending on or after December 31, 2014 generally remain open to assessment under the applicable jurisdiction’s statute of limitations.

Acquisition Costs — Acquisition-related costs are expensed in the periods in which the costs are incurred and the services are received.

Derivative Financial Instruments — The Partnership uses derivative financial instruments to reduce exposure to fluctuations in commodity prices. These transactions are in the form of crude swaps.

The Partnership’s derivative instruments were not designated as cash flow hedges for accounting purposes for any of the periods presented. Accordingly, the changes in fair value are recognized in the consolidated statements of operations in the period of change. Gains and losses from derivatives are included in cash flows from operating activities.

Fair Value of Financial Instruments — Fair value represents the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants at the reporting date. The Partnership’s assets and liabilities that are measured at fair value at each reporting date are classified according to a hierarchy that prioritizes inputs and assumptions underlying the valuation techniques. This fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs, and consists of three broad levels:

Level 1 –	measurements are obtained using unadjusted quoted prices in active markets that are accessible at the measurement date for identical unrestricted assets or liabilities as of the reporting date.

Level 2 –	measurements use as inputs market prices which are either directly or indirectly observable as of the reporting date for similar commodity derivative contracts. The Partnership valued its level 2 assets and liabilities using industry-standard models that considered various assumptions including current market and contractual prices for the underlying instruments, time value, volatility factors, nonperformance risk, as well as other relevant economic measures. Substantially all of these inputs are observable in the marketplace throughout the full term of the instrument and can be supported by observable data.

Level 3 –	measurements are based on process or valuation models that use inputs that are both significant to the fair value measurement and are unobservable from objective sources. These inputs generally reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

Valuation techniques that maximize the use of observable inputs are favored. Assets and liabilities are classified in their entirety based on the lowest priority level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities within the levels of the fair value hierarchy. Reclassifications of fair value between level 1, level 2, and level 3 of the fair value hierarchy, if applicable, are made at the end of each quarter.

F-44

The following table provides the assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2016. The Partnership had no outstanding derivatives as of December 31, 2017.

	Level 1	Level 2	Level 3	Fair Value as of December 31, 2016
Derivative Instruments–
Oil price swap-current liability	$—	$(1,040)	$—	$(1,040)

The fair value of the commodity collars are valued using Level 2 inputs based on observable market data. These observable data include the forward curves based on quoted market prices.

New Accounting Pronouncements — The following new Accounting Standard Updates were issued but not adopted as of December 31, 2017:

The Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”. ASU 2014-09 supersedes the revenue recognition requirements in Topic 605, Revenue Recognition and industry-specific guidance in Subtopic 932 605, Extractive Activities – Oil and Gas – Revenue Recognition. This ASU provides guidance concerning the recognition and measurement of revenue from contracts with customers. Its objective is to increase the usefulness of information in the consolidated financial statements regarding the nature, timing and uncertainty of revenues. This standard becomes effective for us beginning January 2019. The Partnership is evaluating the impact ASU 2014-09 may have on our consolidated financial statements and related disclosures.

The FASB issued ASU 2016-02, “Leases (Topic 842)”. ASU 2016-02 requires lessees to recognize lease assets and lease liabilities on the statement of financial position. The update is effective for consolidated financial statements issued for annual periods beginning after December 15, 2019 and for interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The Partnership is evaluating the potential impact ASU 2016-02 may have on our consolidated financial statements and related disclosures.

3.	DISPOSITIONS OF MINERAL INTERESTS IN OIL AND NATURAL GAS PROPERTIES

On December 20, 2017, KGD, a wholly owned subsidiary, completed the sale of its interests in all of its oil and gas properties to an unaffiliated third party for cash proceeds, net of customary purchase price adjustments, of $86,341. The sale resulted in a realized gain of $31,441.

4.	NON-CONTROLLING INTERESTS

The Partnership has non-controlling interests related to the 0.5% ownership of NRAC held by third parties and the 0.695% interest held by third parties in Riverbend Natural Resources, LP. The NRAC holders have contributed $0, $0 and $0, respectively for the years ended December 31, 2017, 2016 and 2015. The RNR holders have contributed $0, $53 and $32, respectively for the years ended December 31, 2017, 2016 and 2015. The NRAC holders have received distributions in the amount of $144, $160 and $523, respectively for the years ended December 31, 2017, 2016 and 2015. The RNR holders have received distributions in the amount of $19, $0 and $0, respectively for the years ended December 31, 2017, 2016 and 2015. Net income of $155, $69 and $97 has been allocated to these holders for the years ended December 31, 2017, 2016 and 2015, respectively.

5.	FAIR VALUE

Financial Assets and Liabilities — Financial assets with carrying values approximating fair value include cash and cash equivalents and other current assets. Financial liabilities with carrying values approximating fair value due to their short maturities include accounts payable, accrued liabilities and short-term derivative instruments. The carrying value of the Partnership’s debt approximates fair value because the credit facilities variable interest rates reset frequently and approximates current market rates available to the Partnership. The Partnership’s derivative instruments are recorded at fair value (see Note 2).

F-45

6.	LONG-TERM DEBT

Summary of debt as of December 31, 2017 and 2016:

	2017	2016
DGK	$57,000	$58,000
RNR	1,000	1,000
Total Debt	58,000	59,000
Less current portion of debt	—	—
Total long term debt	$58,000	$59,000

DGK

As of December 31, 2017, DGK has one credit agreement with Wells Fargo Bank N.A.

On December 30, 2016, DGK entered into the First Amendment to the First Lien Credit Agreement, whereby the maturity date was extended from October 19, 2017 to October 19, 2020. DGK incurred debt issuance costs of $203 related to this amendment.

Borrowings from the credit agreement may be used for acquiring mineral interests in oil and natural gas properties, for general corporate purposes and for funding distributions to partners. The credit agreement is secured by the DGK’s investment in oil and natural gas properties and unconditionally guaranteed by DGK.

As of December 31, 2017, the amount outstanding on the first lien credit agreement is $57,000 and is due on October 19, 2020. On May 11, 2017, $1,000 of this line of credit was paid down. Borrowings bear interest based on, at DGK’s election, a base rate or a London Inter-Bank Offered Rate (“LIBOR”) plus applicable premiums based on a percent of the borrowing base that is outstanding. The weighted average interest rate as of December 31, 2017 is 5.069%.

Borrowings under the first lien facility may not exceed a “borrowing base” determined by the lenders based on the oil and natural gas reserves of DGK. As of December 31, 2017, the borrowing base was $57,000. The borrowing base is subject to scheduled redeterminations as of April 15th and October 15th each year with an additional redetermination once per calendar year at the request of the partnership or at the request of the lenders and an additional redetermination once each calendar year in connection with a material acquisition of properties. DGK may repay any amounts borrowed prior to the maturity date without any premium or penalty.

On March 15, 2016, the Partnership paid in full the $30,000 outstanding balance on the second lien credit facility using a combination of the Partnership’s existing funds and $16,000 of capital provided by Royal Resources L.P. On the April 15, 2016 scheduled redetermination date, the borrowing base under the first lien facility was reduced by $20,000. In accordance with the credit agreement the Partnership paid off the $20,000 in five installments commencing on June 24, 2016.

RNR

On November 21, 2014, Riverbend Natural Resources, LP executed a credit agreement with Wells Fargo Bank N.A., which matures on November 21, 2019. Borrowings may be used for acquiring mineral interests in oil and natural gas properties, for general corporate purposes and for funding distributions to partners. The credit agreement is secured by the RNR’s investment in oil and natural gas properties and unconditionally guaranteed by RNR.

Borrowings under the credit agreement may not exceed a “borrowing base” determined by lenders based on the oil and natural gas reserves of RNR. As of December 31, 2017, the borrowing base was $2,000. The borrowing base is subject to scheduled redeterminations as of April 1st and October 1st each year with an additional redetermination once per calendar year at the request of RNR or at the request of the lenders and an additional redetermination once each calendar year in connection with a material acquisition of properties.

The current amount outstanding on the credit agreement is $1,000. Borrowings bear interest based on, at the Partnership’s election, a base rate or a LIBOR plus applicable premiums based on a percent of the borrowing base that is outstanding. The interest rate as of December 31, 2017 is 4.07%.

F-46

7.	DERIVATIVE FINANCIAL INSTRUMENTS

The Partnership entered into a crude oil commodity swap on October 24, 2016 for the purpose of hedging the impact of market fluctuations of crude oil prices for 2016 and 2017. The Partnership’s commodity derivative instruments generally serve as hedges of commodity price risk exposure, however, the Partnership has elected not to account for the derivatives as cash flow hedges.  As such, the Partnership recognizes all changes in fair value of its derivatives in earnings. The Partnership had no commodity derivatives outstanding as of December 31, 2017.

The realized gain on hedging activities of $751, $197 and $0 for the years ended December 31, 2017, 2016 and 2015, respectively, is included in the consolidated statements of operations in a separate line item identified as realized gain on hedging activities. The unrealized gain (loss) of $1,040, ($1,040) and $0 for the years ended December 31, 2017, 2016 and 2015, respectively, is included in the consolidated statements of operations in a separate line item identified as unrealized gain (loss) on hedging activities.

The Partnership reports the fair value of derivatives on the consolidated balance sheet. The determination of the current and noncurrent classification is based on the timing of expected future cash flows from the individual trades. The Partnership reports these on a gross basis by contract. The following table summarizes the fair value of derivative contracts outstanding as of December 31, 2017 and 2016, respectively:

(In thousands)	2017	2016
Derivative asset	$—	$—
Derivative liability	—	(1,040)
Net derivative liability	$—	$(1,040)

8.	MAJOR PURCHASERS

For the year ended December 31, 2017, the Partnership had four major purchasers to which they sold oil and natural gas, comprising 79% of total operating revenues. For the year ended December 31, 2016, the Partnership had four major purchasers to which they sold oil and natural gas, comprising 91% of total operating revenues. For the year ended December 31, 2015, the Partnership had four major purchasers to which they sold oil and natural gas, comprising 89% of total operating revenues. No other customer accounted for more than 10% of revenues during these periods.

9.	BUSINESS SEGMENTS

The Partnership’s two business segments are: 1) royalty interests in oil and natural gas properties and 2) working interests in oil and natural gas properties. Management has chosen to organize the Partnership into two reportable segments based on the nature of the interests in oil and gas properties. The performance of our operating segments is evaluated based on segment net income (loss), which is defined as income (loss) before income taxes. All reported revenues are from external customers. The following is a summary for the years ended December 31, 2017, 2016 and 2015:

	2017			2016			2015
	Royalty interests	Working interests	Total	Royalty interests	Working interests	Total	Royalty interests	Working interests	Total
Oil and natural gas revenue	$95,972	$8,349	$104,321	$70,964	$2,615	$73,579	$106,492	$1,526	$108,018
Gain on sale of assets	$31,441	$—	$31,441	$—	$—	$—	$—	$—	$—
Net income (loss)	$72,695	$2,978	$75,673	$14,759	$21	$14,780	$30,000	$(462)	$29,538
Additions to oil and natural gas properties	$—	$3,518	$3,518	$—	$5,035	$5,035	$—	$8,100	$8,100

F-47

The following is a summary of assets by segment as of December 31, 2017 and 2016:

	2017			2016
	Royalty interests	Working interests	Total	Royalty interests	Working interests	Total
Oil and natural gas properties, net of DD&A	$304,663	$22,253	$326,916	$393,400	$22,590	$451,990
Total assets	$326,893	$25,590	$352,483	$409,583	$26,314	$435,897

10.	COMMITMENTS AND CONTINGENCIES

Contingent Liabilities — The Partnership may, from time to time, be involved in various legal matters arising in the ordinary course of business, including claims and litigation proceedings. We are not currently a party to any material legal proceedings and are not aware of any material legal or government proceedings against the Partnership or contemplated to be brought against the Partnership.

Adverse Litigation — Common industry practice includes hydraulic fracturing (“fracking”) in drilling operations, and any federal, state, or local regulation of fracking could adversely affect drilling and production activities on properties related to the Partnership’s interests.

11.	RELATED PARTY TRANSACTIONS

Management Agreement — The Partnership pays management fees to related entities, which are included within general and administrative expenses. Management fees incurred the years ended December 31, 2017, 2016 and 2015 were $1,601, $1,090 and $1,761, respectively.

As of December 31, 2017 and 2016, accrued expenses payable to partners were $1,601 and $1,090, respectively.

12.	SUBSEQUENT EVENTS

The Partnership has performed its evaluation of subsequent events through July 30, 2018, the date the consolidated financial statements were issued.

Based on such evaluation, no events were identified that required disclosure or adjustment to the consolidated financial statements, except for the following:

On February 1, 2018, DGK completed the sale of a portion of its mineral interests in various oil and gas properties for a total purchase price of $126,000, prior to any purchase price adjustments, and retired $27,000 of its outstanding debt. The borrowing base relevant to the outstanding credit agreement was reduced to $30,000 as a result of this sale. The sale resulted in a gain of $41,274.

On June 3, 2018, the Partnership entered into an agreement with an unaffiliated third party (the “Company”) with the intent to pursue a combination of certain of the Partnership’s assets and the Company into a wholly-owned acquisition subsidiary. The Partnership will contribute certain of its assets to the subsidiary for $400 million of cash and 40 million common units of the acquisition subsidiary, subject to certain adjustments as set forth in the definitive agreement. The transaction is expected to close in the third quarter of 2018.

F-48

13.	SUPPLEMENTAL INFORMATION ON OIL AND NATURAL GAS OPERATIONS (Unaudited)

The Partnership’s oil and natural gas reserves are attributable solely to properties within the United States.

Capitalized oil and natural gas costs

Aggregate capitalized costs related to oil and natural gas production activities with applicable accumulated depreciation, depletion and amortization are as follows:

	December 31, 2017	December 31, 2016
Oil and natural gas interests:
Proved	$463,571	$545,131
Unproved	19,200	20,509
Total oil and natural gas interests	482,771	565,640
Less accumulated depletion	(155,855)	(149,650)
Net oil and natural gas interests capitalized	$326,916	$415,990

Costs incurred in oil and natural gas activities

Costs incurred in oil and natural gas property acquisition, exploration and development activities are as follows:

	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Acquisition costs
Proved	$—	$—	$6,474
Unproved	—	—	—
Exploration costs	—	—	—
Development costs	3,518	5,035	1,626
Total	$3,518	$5,035	$8,100

Oil and Natural Gas Reserves

Proved oil and natural gas reserve estimates as of December 31, 2017, 2016 and 2015 were prepared by independent petroleum engineers. Proved reserves were estimated in accordance with guidelines established by the SEC, which require that reserve estimates be prepared under existing economic and operating conditions based upon the 12-month unweighted average of the first-day-of-the-month prices.

There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves. Oil and natural gas reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be precisely measured and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered.

F-49

The changes in estimated proved reserves are as follows:

	Oil (MBbls)	Natural Gas Liquids (MBbls)	Natural Gas (MMcf)
Proved Developed and Undeveloped Reserves:
As of December 31, 2015	22,478	5,791	57,727
Extensions and discoveries	1,963	381	2,967
Revisions of previous estimates	(8,374)	(1,993)	(22,263)
Production	(1,474)	(510)	(4,144)
As of December 31, 2016	14,593	3,669	34,287
Extensions and discoveries	1,897	460	5,419
Revisions of previous estimates	5,759	1,439	28,379
Divestitures of reserves in place	(1,228)	(582)	(3,768)
Production	(1,578)	(543)	(4,566)
As of December 31, 2017	19,443	4,443	59,751
Proved Developed Reserves:
December 31, 2015	7,710	3,140	22,305
December 31, 2016	6,684	2,327	19,419
December 31, 2017	6,301	1,793	20,714
Proved Undeveloped Reserves:
December 31, 2015	14,767	2,651	35,421
December 31, 2016	7,909	1,342	14,868
December 31, 2017	13,142	2,650	39,037

Revisions represent changes in previous reserves estimates, either upward or downward, resulting from new information normally obtained from development drilling and production history or resulting from a change in economic factors, such as commodity prices, operating costs or development costs.

For the year ended December 31, 2016, Royal’s proved reserves were reduced by 14,078 MBOE due to revisions from the year ended December 31, 2015 as follows:

●	negative revisions of 2,496 MBOE as a result of adjustments to certain producing well production forecasts;

●	positive revisions of 1,878 MBOE as a result of the addition of certain locations to the drilling schedule as part of a revised development plan resulting from reduced pricing conditions.

For the year ended December 31, 2017, Royal’s proved reserves were increased by 11,928 MBOE due to revisions from the year ended December 31, 2016 as follows:

●	positive revisions of 398 MBOE as a result of adjustments to certain producing well production forecasts;

●	net positive revisions of 6,801 MBOE as a result of the addition of certain locations to the drilling schedule as part of a revised development plan resulting from improved pricing conditions; and

●	positive revisions of 4,729 MBOE as a result of revised type curves reflecting operator-specific performance.

The Partnership’s reserves decreased by 2,438 Moe during the year ended December 31, 2017 as a result of the divestiture of developed and undeveloped acreage, as described in Note 3.

F-50

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows is based on the unweighted average, first-day-of-the-month price. The projections should not be viewed as realistic estimates of future cash flows, nor should the “standardized measure” be interpreted as representing current value to the Partnership. Material revisions to estimates of proved reserves may occur in the future; development and production of the reserves may not occur in the periods assumed; actual prices realized are expected to vary significantly from those used; and actual costs may vary. Our calculations of the standardized measure of discounted future net cash flows and the related changes therein do not include the effect of estimated future income tax expenses because we are not subject to federal income taxes.

The following table sets forth the standardized measure of discounted future net cash flows attributable to the Partnership’s proved oil and natural gas reserves as of December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016
Future cash inflows	$1,224,672	$689,839
Future taxes, transportation and marketing fees	(137,546)	(104,203)
Future development costs	(5,678)	(12,346)
Future net cash flows	1,081,448	573,290
10% discount to reflect timing of cash flows	(466,241)	(238,355)
Standardized measure of discounted future net cash flows	$615,207	$334,935

In the table below the average first-day-of-the-month price for oil, natural gas and natural gas liquids is presented, all utilized in the computation of future cash inflows.

	Unweighted Arithmetic Average First-Day-of-the-Month Prices
	December 31, 2017	December 31, 2016	December 31, 2015
Oil (per Bbl)	$51.34	$42.75	$50.28
Natural gas (per Mcf)	$2.98	$2.49	$2.58

Principal changes in the standardized measure of discounted future net cash flows attributable to the Partnership’s proved reserves are as follows:

	Year Ended December 31, 2017	Year Ended December 31, 2016
Standardized measure of discounted future net cash flows at the beginning of the period	$334,935	$605,925
Sales of oil and natural gas, net of production costs	(90,775)	(61,624)
Extensions and discoveries	54,958	30,878
Net changes in prices and production costs	77,010	(47,144)
Net change in future development costs	335	710
Divestiture of reserves	(42,822)	—
Revisions of previous quantity estimates	263,872	(232,103)
Accretion of discount	33,494	44,114
Previously estimated development costs incurred	2,565	89
Net changes in timing of production and other	(18,365)	(5,910)
Standardized measure of discounted future net cash flows at the end of the period	$615,207	$334,935

F-51

Annex A

CONTRIBUTION AGREEMENT

by and among

ROYAL RESOURCES L.P.,

ROYAL RESOURCES GP L.L.C.,

NOBLE ROYALTIES ACQUISITION CO., LP,

HOOKS RANCH HOLDINGS LP,

DGK ORRI HOLDINGS, LP,

DGK ORRI GP LLC,

HOOKS HOLDING COMPANY GP, LLC

and

OSPREY ENERGY ACQUISITION CORP.

Dated as of June 3, 2018

Annex A-i

Table of Contents (cont’d)

Annex A-ii

Table of Contents (cont’d)

Annex A-iii

EXHIBITS

Exhibit A	A&R Certificate of Incorporation
Exhibit B	Form of A&R LP Agreement
Exhibit C	Form of Subscription Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Shareholders Agreement
Exhibit F	Sample Extraordinary Dividend Builder Amount Calculation

SCHEDULES

Schedule 1.1-PL	Permitted Liens
Schedule 1.1-RK	Royal’s Knowledge Individuals
Schedule 1.1(a)-TE	Reimbursed Transaction Expenses
Schedule 1.1(b)-TE	Excluded Transaction Expenses
Schedule 2.2	Equity and Cash Consideration
Schedule 3.3	No Conflicts – Contributors
Schedule 3.4	Governmental Approvals – Contributors
Schedule 3.5	Title to Interests – Contributors
Schedule 4.2	No Conflicts – Royal Entities
Schedule 4.4	Governmental Approvals – Royal Entities
Schedule 4.5(a)	Outstanding Interests – Royal Entities
Schedule 4.8	Legal Proceedings
Schedule 4.9	Compliance with Laws and Orders
Schedule 4.10(c)	Financial Statements
Schedule 4.11(b)	Absence of Certain Changes or Events
Schedule 4.12	No Undisclosed Liabilities
Schedule 4.13	Taxes
Schedule 4.14(a)	Material Contracts
Schedule 4.14(c)	Material Contract Exemptions
Schedule 4.15(b)	Easements
Schedule 4.16	Oil & Gas Matters
Schedule 4.18(a)	Environmental Matters
Schedule 4.20	Related Party Transactions
Schedule 4.24	Credit Support Agreements
Schedule 4.25	Sufficiency of Assets
Schedule 5.3	No Conflicts – Buyer
Schedule 5.4	Governmental Approvals – Buyer
Schedule 5.19	Lockups
Schedule 6.3	Conduct of Business
Schedule 6.4(a)	Restrictions – Contributors
Schedule 6.4(b)	Restrictions – Royal Entities
Schedule 6.20	Other Covenants

Annex A-iv

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT, dated as of June 3, 2018 (this “Agreement”), is made and entered into by and among Royal Resources L.P., a Delaware limited partnership (“Royal LP”), Royal Resources GP L.L.C., a Delaware limited liability company (“Royal GP”, and collectively with Royal LP, “Royal”), Noble Royalties Acquisition Co., LP, a Delaware limited partnership (“NRAC”), Hooks Ranch Holdings LP, a Delaware limited partnership (“Hooks Holdings”), DGK ORRI Holdings, LP, a Delaware limited partnership (“DGK Holdings”), DGK ORRI GP LLC, a Delaware limited liability company (“DGK GP”), Hooks Holding Company GP, LLC, a Delaware limited liability company (“Hooks GP”, and collectively with NRAC, Hooks Holdings, DGK Holdings and DGK GP, the “Contributors” and each a “Contributor”), and Osprey Energy Acquisition Corp., a Delaware corporation (“Buyer”). Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party,” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, Royal LP and Royal GP directly or indirectly control each of the Contributors;

WHEREAS, (i) Hooks Holdings owns 100% of the limited partnership interests of VickiCristina, L.P., a Delaware limited partnership (“VickiCristina”, and such interests, the “VickiCristina Interests”), and (ii) Hooks GP owns 100% of the general partnership interests of VickiCristina (such interests, the “VickiCristina GP Interests”);

WHEREAS, (i) DGK Holdings owns 100% of the limited partnership interests of DGK ORRI Company, L.P., a Delaware limited partnership (“DGK”, and such interests, the “DGK Interests”), and (ii) DGK GP owns 100% of the general partnership interests of DGK (such interests, the “DGK GP Interests”);

WHEREAS, NRAC owns (i) 100% of the limited partnership interests of Noble EF DLG LP, a Texas limited partnership (“DLG”, and such interests, the “DLG Interests”), (ii) 100% of the membership interests of Noble EF DLG GP LLC, a Texas limited liability company and sole general partner of DLG (“DLG GP”, and such interests, the “DLG GP Interests”), (iii) 100% of the limited partnership interests of Noble EF LP, a Texas limited partnership (“EF”, and such interests, the “EF Interests”), (iv) 100% of the membership interests of Noble EF GP LLC, a Texas limited liability company and sole general partner of EF (“EF GP”, and such interests, the “EF GP Interests”), (v) 100% of the Class A limited partnership interests of Noble Marcellus LP, a Delaware limited partnership (“Marcellus”, and such interests, the “Marcellus Interests”), and (vi) 100% of the membership interests of Noble Marcellus GP, LLC, a Delaware limited liability company and sole general partner of Marcellus (“Marcellus GP”, and such interests, the “Marcellus GP Interests”);

WHEREAS, each of the Contributors desires to contribute to the Partnership the Contributed Interests owned by such Contributor (as defined below), on and subject to the terms and conditions of this Agreement;

Annex A-1

WHEREAS, Buyer is a blank check company incorporated to ac quire one or more operating businesses through a Business Combination;

WHEREAS, the Buyer Board has (a) determined that it is in the best interests of Buyer and its stockholders for Buyer to enter into this Agreement, the Ancillary Agreements and the Transactions and (b) approved the execution and delivery of this Agreement and the Ancillary Agreements, Buyer’s performance of its obligations hereunder and thereunder and the consummation of the Transactions;

WHEREAS, as a condition to the consummation of the Transactions and in accordance with the terms hereof, Buyer shall provide an opportunity to its stockholders to have all or a portion of their Buyer Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and Buyer’s Organizational Documents in conjunction with obtaining approval from the stockholders of Buyer for the Transactions (collectively with the other transactions, authorizations and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, for purposes of completing the Transactions, Buyer formed Osprey Minerals GP, LLC, a Delaware limited liability company (the “General Partner”), and Buyer owns 100% of the issued and outstanding limited liability company interests in the General Partner;

WHEREAS, for purposes of completing the Transactions, the General Partner and Buyer formed Osprey Minerals Operating Partnership, LP, a Delaware limited partnership (the “Partnership”), and Buyer owns 100% of the outstanding limited partner interests in the Partnership, and the General Partner has been designated as a non-economic general partner of the Partnership; and

WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to make the Buyer Contribution to the Partnership, and the Contributors desire to make the Contributors’ Contributions to the Partnership, in each case in exchange for the consideration specified in this Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS AND CONSTRUCTION

1.1   Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” has the meaning given to it in Section 3.8.

Annex A-2

“30-Day VWAP” means, as of a particular date, the average of the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on the Bloomberg page applicable to the Buyer Class A Common Stock (or, if Bloomberg ceases to publish such price, any nationally recognized successor service reasonably chosen by the Buyer Board, with consent of the Continuing Directors) in respect of the trading days that occur during the period from the open of trading on the relevant trading day until the close of trading on such trading day for the 30 calendar day period ending on the trading day immediately prior to such date (or, if such volume-weighted average price is unavailable, the market price of one share of such security on such trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (independent from Buyer, Royal or any of their Affiliates as of the date hereof) selected by the Buyer Board, with consent of the Continuing Directors, and retained for such purpose by Buyer).

“A&R Certificate of Incorporation” has the meaning given to it in the definition of “Stockholder Proposals”.

“A&R LP Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Closing Date, in substantially the form attached hereto as Exhibit B.

“Adjusted Financial Statements” has the meaning given to it in Section 4.10(d).

“Adjusted Tier 2 Target” means $15.00 at the Closing Date, to be decreased, effective immediately after the declaration of any Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by a nationally recognized investment banking firm independent from Buyer, Royal or any of their Affiliates as of the date hereof selected by the Buyer Board, with the consent of the Continuing Directors, and retained for such purpose by Buyer) of any securities or other assets paid on each share of Buyer Class A Common Stock in respect of such Extraordinary Dividend; provided, that in no instance shall the Adjusted Tier 2 Target be less than $12.50.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, (i) other than with respect to Sections 9.2, 9.3 and 10.16 or any other provisions of this Agreement where expressly provided otherwise, neither The Blackstone Group, L.P. nor any private equity funds, portfolio companies (other than Royal and its Subsidiaries (including the Contributors and the Royal Entities)), parallel investment entities or alternative investment entities owned, managed or controlled by The Blackstone Group, L.P. shall be considered or otherwise be deemed to be an “Affiliate” of Royal, the Contributors or the Royal Entities and (ii) following the Closing, none of Buyer, the Partnership and the Royal Entities shall be shall be considered or otherwise be deemed to be an “Affiliate” of Royal or the Contributors.

“Agreement” has the meaning given to it in the introduction to this Agreement.

Annex A-3

“Ancillary Agreements” means the Closing Certificates, the Interests Assignment Agreement, the A&R LP Agreement, the A&R Certificate of Incorporation, the Registration Rights Agreement, the Shareholders Agreement, the Subscription Agreements and any and all additional agreements, certificates, documents and instruments that may be executed or delivered by any Party at or in connection with Closing.

“Assets” of any Person means all assets, rights, Proceedings, Contracts, interests and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Available Funds” means the amount in the Trust Account on the Closing Date plus the proceeds of Buyer Equity Financing, minus the amount to be paid to holders of Buyer Class A Common Stock that timely exercise and do not waive their Buyer Stockholder Redemption Right in respect of any of the Transactions minus the amount of any amounts payable by Buyer or any of its Subsidiaries in respect of all out-of-pocket costs, fees and expenses incurred by or on behalf of Buyer or any of its Subsidiaries in connection with the consummation of the Transactions (including deferred underwriting commissions payable by Buyer to the underwriters in the IPO and all costs, fees and expenses related to the Buyer Equity Financing and the Debt Financing).

“Balance Sheet Date” has the meaning given to it in Section 4.10.

“Benefit Plan” means (a) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) any plan that would be an “employee benefit plan” if it was subject to ERISA, such as foreign plans and plans for directors, (c) any equity bonus, equity ownership, equity option, equity purchase, equity appreciation rights, phantom equity or other equity plan (whether qualified or nonqualified), (d) each bonus, deferred compensation or incentive compensation plan, (e) any personal, vacation, holiday and sick or other leave policy, and (f) any other plan, policy, Contract, program or arrangement (whether written or unwritten), in each case, providing compensation or benefits to any employee (or any beneficiary or dependent thereof).

“Business Combination” has the meaning set forth in the Prospectus.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Houston, Texas or New York, New York are authorized or obligated to close.

“Buyer” has the meaning given to it in the introduction to this Agreement.

“Buyer Board” means the Board of Directors of Buyer.

“Buyer Board Recommendation” has the meaning given to it in Section 6.9(d).

“Buyer Class A Common Stock” means the Class A common stock of Buyer, par value $0.0001 per share.

“Buyer Class B Common Stock” means the Class B common stock of Buyer, par value $0.0001 per share.

Annex A-4

“Buyer Class C Common Stock” means the Class C common stock of Buyer, par value $0.0001 per share.

“Buyer Common Stock” means the Buyer Class A Common Stock, Buyer Class B Common Stock and/or Buyer Class C Common Stock.

“Buyer Contribution” has the meaning given to it in Section 2.1.

“Buyer Equity Financing” means the purchase and sale of Buyer Class A Common Stock pursuant to the Subscription Agreements.

“Buyer Fundamental Representations” means those representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3(a), Section 5.5, Section 5.6 and Section 5.11.

“Buyer Material Adverse Effect” means any occurrence, condition, change, development, event, or effect that, individually or in the aggregate, prevents or materially impairs the ability of Buyer to consummate the Transactions or the ability of the Partnership to own the Contributed Interests after the Closing.

“Buyer Public Securities” has the meaning given to it in Section 5.16.

“Buyer SEC Documents” has the meaning given to it in Section 5.8.

“Buyer Stockholder Redemption Right” means the right held by holders of the shares of Buyer Class A Common Stock to redeem all or a portion of their shares of Buyer Class A Common Stock upon the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in the Trust Account as of two (2) Business Days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Buyer to pay certain Taxes, divided by (b) the number of then outstanding shares of Buyer Class A Common Stock issued in connection with the IPO.

“Buyer Warrants” has the meaning given to it in Section 5.5.

“Cash Consideration” has the meaning given to it in Section 2.2.

“Change in Recommendation” has the meaning given to it in Section 6.9(d).

“Closing” means the consummation of the Transactions.

“Closing Certificates” means the officer’s certificates referenced in Section 2.4(d) and Section 2.5(f).

“Closing Date” means the date on which Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning given to it in Section 2.1.

Annex A-5

“Confidential Information” shall have the same meaning as “Evaluation Material” as defined in the Confidentiality Agreement, as it pertains to Buyer or any of its Affiliates (including, after the Closing, the Royal Entities and their business and operations), mutatis mutandis.

“Confidentiality Agreement” means that certain confidentiality agreement between Blackstone Management Partners, L.L.C. and Buyer, dated as of March 21, 2018.

“Continuing Directors” means the two directors to be designated by Osprey Sponsor to serve on the Buyer Board pursuant to Section 6.17 for so long as they continue to serve on the Buyer Board and, prior to the third annual shareholders meeting after the Closing, any other person that may replace any of such two directors pursuant to Section 2.2(c) of the Shareholders’ Agreement.

“Contract” means any agreement, contract, assignment, lease, sublease, license, evidence of Indebtedness, mortgage, indenture, note, purchase order, binding bid, letter of credit, instrument, security agreement, undertaking, obligation or commitment to which a Person is bound, whether oral or written.

“Contributed Interests” means, collectively, the VickiCristina Interests, the VickiCristina GP Interests, the DGK Interests, the DGK GP Interests, the DLG Interests, the DLG GP Interests, the EF Interests, the EF GP Interests, the Marcellus Interests and the Marcellus GP Interests.

“Contribution Price” has the meaning given to it in Section 2.2.

“Contributor” and “Contributors” have the meaning given to them in the introduction to this Agreement.

“Contributor Fundamental Representations” means those representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.5, and Section 3.7.

“Contributor Released Claims” has the given to it in Section 9.3.

“Contributors’ Appointees” means all current and former officers, managers, directors and similar persons of any Royal Entity that are or were employees of any Contributor or any of their respective Affiliates.

“Contributors’ Contributions” has the meaning given to it in Section 2.2.

“Current Representation” has the meaning given to it in Section 9.4(a).

“Debt Commitment Letter” means the executed debt commitment letter, together with the related fee letter, each in effect as of the date of this Agreement, to the Partnership from the Financing Sources.

“Debt Financing” the debt financing incurred or intended to be incurred by the Partnership pursuant to the Debt Commitment Letter, together with any alternative debt financing permitted hereunder.

Annex A-6

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Designated Person” has the meaning given to it in Section 9.4(a).

“DGCL” means the Delaware General Corporation Law, as amended.

“DGK” has the meaning given to it in the recitals to this Agreement.

“DGK GP” has the meaning given to it in the recitals to this Agreement.

“DGK GP Interests” has the meaning given to it in the recitals to this Agreement.

“DGK Holdings” has the meaning given to it in the introduction to this Agreement.

“DGK Interests” has the meaning given to it in the recitals to this Agreement.

“DLG” has the meaning given to it in the recitals to this Agreement.

“DLG GP” has the meaning given to it in the recitals to this Agreement.

“DLG GP Interests” has the meaning given to it in the recitals to this Agreement.

“DLG Interests” has the meaning given to it in the recitals to this Agreement.

“Drag Contribution” has the meaning given to it in Section 6.19.

“Earn-Out Consideration” has the meaning given to it in Section 2.6(a)(ii).

“Earn-Out Payment” has the meaning given to it in Section 2.6(a)(ii).

“Earn-Out Payment Period” means the period commencing on the Closing Date and ending on the seven-year anniversary of the Closing Date.

“EF” has the meaning given to it in the recitals to this Agreement.

“EF GP” has the meaning given to it in the recitals to this Agreement.

“EF GP Interests” has the meaning given to it in the recitals to this Agreement.

“EF Interests” has the meaning given to it in the recitals to this Agreement.

Annex A-7

“Emergency” means taking any and all actions and making repairs, including implementing an emergency shutdown of any or all of the Assets, that are reasonably necessary to avoid, prevent or mitigate (a) imminent physical and material harm to persons or property, including injury, illness or death or damage to the Assets or an environmental condition or (b) violation of any applicable Law.

“Environmental Claim” means any Proceeding or Loss arising out of or related to any violation of Environmental Law.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws of any Governmental Authority having jurisdiction over the Assets in question addressing pollution or protection of the environment, natural resources, or human health and safety (to the extent arising from exposure to Hazardous Materials), each as amended on or prior to the Closing Date.

“Equity Consideration” has the meaning given to it in Section 2.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” means the date of this Agreement.

“Extraordinary Dividends” means any dividend or distribution in cash, securities or other assets to the holders of the Buyer Class A Common Stock on account of such shares of Buyer Class A Common Stock, other than Ordinary Cash Dividends.

“Extraordinary Dividends Builder Amount” means the aggregate amount of all Extraordinary Dividends, if any, declared during the period commencing on the Closing Date and ending on the Tier 1 Target Date; provided that, in the event that as of the Tier 1 Target Date there has been fewer than four (4) fiscal quarters since (a) the declaration of the most recent Extraordinary Dividend or (b) if no Extraordinary Dividend has been paid, the Closing Date, the Extraordinary Dividends Builder Amount shall be increased by the positive amount (if any) equal to (x)(i) the aggregate amount of cash dividends or distributions declared since the most recent Extraordinary Dividend (as adjusted to appropriately reflect any of the events referred to in Section 2.6(f) and excluding cash dividends or cash distributions that have already resulted in an increase to the Extraordinary Dividends Builder Amount) or the Closing Date, as applicable, in each case, annualized for a full 365-day period minus (ii) $0.50, multiplied by (y)(i) the number of fiscal quarters for which cash dividends have been declared since the most recent Extraordinary Dividend, divided by (ii) 4. An example calculation of the Extraordinary Dividends Builder Amount is set forth on Exhibit F.

Annex A-8

“Final Cash Amount” means the sum of (1) the Available Funds, plus (2) the proceeds received by the Buyer or the Partnership under the Debt Financing, minus (3) the Transaction Expenses.

“Financial Statements” has the meaning given to it in Section 4.10.

“Financing Activities” has the meaning given to it in Section 6.10.

“Financing Sources” means the Persons that have committed to provide, will commit to provide or otherwise enter into agreements in connection with the Debt Financing, together with their Affiliates, officers, directors, employees, limited partners, stockholders, managers, members, agents and representatives involved in the Debt Financing and their successors and assigns.

“Fraud” means an intentional misrepresentation or intentional omission of a material fact, or other action or omission which constitutes common law fraud.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner” has the meaning given to it in the recitals to this Agreement.

“Governmental Approval” means any declaration or notification to, filing or registration with, or order, authorization, consent, clearance or approval of, any Governmental Authority.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, regulatory body, official instrumentality of the United States or any other nation, or any tribal, state, county, city, local or other political subdivision or similar governing entity.

“GP Interests” means, collectively, the VickiCristina GP Interests, DGK GP Interests, EF GP Interests, DLG GP Interests and Marcellus GP Interests.

“Hazardous Material” means and includes each substance regulated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant, or toxic substance under any Environmental Law, including any petroleum or petroleum products, explosives, radioactive materials, asbestos in any form, or polychlorinated biphenyls.

“Hooks GP” has the meaning given to it in the recitals to this Agreement.

“Hooks Holdings” has the meaning given to it in the introduction to this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Annex A-9

“Hydrocarbons” means oil, gas and other hydrocarbons produced or processed in association therewith, or any combination thereof, and any minerals produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane and gasoline) of any type or composition.

“Income Tax” means any U.S. federal, state or local or foreign income Tax or Tax based on profits, net profits, margin, revenues, gross receipts or similar measure.

“Indebtedness” means, with respect to any Person and without duplication, (i) all indebtedness for borrowed money of such Person and all other indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is liable, (ii) all indebtedness secured by any Lien on property owned subject to such Lien whether or not the indebtedness secured has been assumed, (iii) any liabilities in respect of any lease of real or personal property (or a combination thereof), which liabilities are required to be classified and accounted for under GAAP, (iv) all obligations in respect of letters of credit, to the extent drawn; (v) all obligations under forward currency exchanges, interest rate protection agreements, swap agreements and hedging arrangements; (vi) all obligations of such Person to pay the deferred purchase price of property, equipment or services (other than accounts payable in the ordinary course of business); (vii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired; (viii) all guarantees with respect to liabilities of another Person of a type described in any of clauses (i) through (vii) above for the payment of which such first Person may be liable and (ix) any accrued or incurred interest, premiums, penalties and other fees and expenses that are required to be paid by such Persons in respect of obligations referred to in clauses (i) through (viii) of this definition (excluding prepayment penalties under capital leases to the extent such capital leases are not required to be repaid in connection with the Transactions). For all purposes of this Agreement, the term “Indebtedness” shall not include any (a) liabilities in respect of Taxes, or (b) indebtedness as between any of the Royal Entities.

“Independent Petroleum Engineers” has the meaning given to it in Section 4.16(b).

“Intended Tax Treatment” means the treatment described in Section 6.6(d).

“Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Interim Financials” has the meaning given to it in Section 4.10(b).

“Interim Period” has the meaning given to it in Section 6.2.

“Intervening Event” means any material event, development, circumstance, occurrence or change in circumstances or facts that was not known to (or, if known, the material consequences of which (or the magnitude of which) was not known to) Buyer Board on the date of this Agreement and did not result from a breach of this Agreement by Buyer, and does not relate to an alternative Business Combination.

Annex A-10

“IPO” has the meaning given to it in Section 10.13.

“Laws” means all statutes, rules, regulations, ordinances, and orders of any Governmental Authority.

“Liabilities” of any Person means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement, whether accrued, absolute, contingent, matured, unmatured or other.

“Lien” means any mortgage, pledge, security interest, lien or other similar encumbrance.

“Liquidity Event” means:

(a)   The consummation of any merger, reorganization, Business Combination or consolidation of Buyer that results in any Person (other than an Affiliate of the Contributors, which for purposes of the definition of Liquidity Event, shall not give effect to the last sentence of the definition of Affiliate) becoming the beneficial owner of more than fifty percent (50%) of the combined voting power of the voting securities of Buyer or the surviving company, other than a transaction in which the holders of the voting securities of Buyer outstanding immediately prior thereto hold securities immediately thereafter which represent more than fifty percent (50%) of the combined voting power of the voting securities of the direct or indirect parent of Buyer or such surviving company;

(b)   The consummation of a sale or disposition by Buyer of all or substantially all of Buyer’s assets, other than a sale or disposition in which the holders of the voting securities of Buyer outstanding immediately prior thereto hold securities immediately thereafter which represent more than fifty percent (50%) of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets, or the stockholders of Buyer approve a plan of complete liquidation or dissolution of Buyer; or

(c)   The consummation of any transaction described in the foregoing clauses (a) or (b) following which the voting securities of Buyer outstanding immediately prior thereto are no longer traded on a national securities exchange or registered under Section 12(b) or (g) under the Exchange Act, other than a transaction in which the voting securities of Buyer are converted in such transaction into the right to receive voting securities of the direct or indirect parent of Buyer or surviving company in such transaction.

“Liquidity Event Consideration” has the meaning given to it in Section 2.6(e).

“Loss” means any and all judgments, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any claim, default or assessment). For all purposes of this Agreement, the term “Losses” shall not include any Non-Reimbursable Damages.

Annex A-11

“Marcellus” has the meaning given to it in the recitals to this Agreement.

“Marcellus GP” has the meaning given to it in the recitals to this Agreement.

“Marcellus GP Interests” has the meaning given to it in the recitals to this Agreement.

“Marcellus Interests” has the meaning given to it in the recitals to this Agreement.

“Material Adverse Effect” means any occurrence, condition, change, development, event or effect that, individually or in the aggregate, (i) has, or would reasonably be expected to have, a materially adverse effect on the business, properties, Assets, condition (financial or otherwise) or results of operations of the Royal Entities taken as a whole or (ii) prevents or materially impairs the ability of Royal, the Contributors or the Royal Entities to consummate the Transactions; provided, however, in, the case of clause (i), none of the following, either alone or in combination, shall contribute to, or constitute, or be taken into account in determining whether there has been or may be, a Material Adverse Effect: any occurrence, condition, change, development, event or effect to the extent resulting from (a) any change in economic conditions generally, including any change in markets for, or prices of, Hydrocarbons, or other commodities or supplies; (b) any change in general regulatory or political conditions, including any acts of war or terrorist activities; (c) any change generally affecting the industry in which the Royal Entities conduct their business; (d) any general change in the financial, banking, credit, securities or capital markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates); (e) any change after the date hereof in any Laws (including Environmental Laws) or GAAP; (f) any effects of weather (including any impact on customer use patterns), geological or meteorological events or other natural disaster; (g) the consummation of the Transactions or any actions taken at the express written request or written consent of Buyer; (h) the announcement of the Transactions; and (i) any failure by the Royal Entities to meet internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (but not the underlying the events contributing to or causing such failure); provided further, however, that any occurrence, condition, change, development, event or effect referred to in clauses (a), (b), (c), (d), (e) or (f) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such occurrence, condition, change, development, event or effect has a disproportionate effect on the business, Assets, financial condition or results of operations of the Royal Entities compared to other participants in the industries in which the Royal Entities conduct their businesses.

“Material Contracts” has the meaning given to it in Section 4.14(a).

“Non-Reimbursable Damages” means special, punitive or exemplary damages, or lost profits, whether based on contract, tort, strict liability, other law or otherwise and whether or not arising from such other Party’s or any of its Affiliates’ sole, joint or concurrent negligence, strict liability or other fault (other than any such damages to the extent paid to third parties).

“NASDAQ” means the NASDAQ Capital Market.

“Nonparty Affiliates” has the meaning given to it in Section 10.15.

Annex A-12

“NRAC” has the meaning given to it in the introduction to this Agreement.

“Offer” has the meaning given to it in the recitals to this Agreement.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons.

“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights, and Royalties (including all rights and interests derived from Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), fee interests, reversionary interests, back-in interests, reservations and concessions and (b) all wells located on or producing from such leases and properties described in clause (a).

“Order” means any writ, judgment, decree, injunction or award issued, or otherwise put into effect by or under the authority of any court, administrative agency, or other Governmental Authority (in each such case whether preliminary or final).

“Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Buyer Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in Section 2.6(f) and excluding cash dividends or cash distributions that have already contributed to the Extraordinary Dividend Builder Amount or resulted in a reduction to Adjusted Tier 2 Target, as applicable) does not exceed $0.50.

“Organizational Documents” means with respect to any Person, the articles or certificate of incorporation, formation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, and such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person or which establish the legal personality of such Person.

“Osprey Sponsor” means Osprey Sponsor, LLC, a Delaware limited liability company.

“Outside Date” has the meaning given to it in Section 8.1(e).

“Partnership” has the meaning given to it in the recitals to this Agreement.

“Partnership Warrants” means warrants exercisable for Common Units on the terms and conditions identical to warrants to purchase Buyer Class A Common Stock outstanding on the Execution Date.

“Party” or “Parties” has the meaning given to it in the introduction to this Agreement.

Annex A-13

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted by a Governmental Authority.

“Permitted Lien” means (a) any Lien for Taxes (i) not yet due or delinquent or (ii) being contested in good faith by or on behalf of any Royal Entity by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP, (b) any statutory or other Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by or on behalf of any Royal Entity, (c) all matters, both general and specific, that are disclosed (whether or not subsequently deleted or endorsed over) on any survey or in any title policies insuring a Royal Entity’s interest in an Asset or any commitments therefor that have been made available to Buyer prior to the Execution Date or obtained by or on behalf of Buyer, (d) any other imperfection or irregularity of title and other Liens that would not reasonably be expected to materially interfere with or impair the use of the property burdened thereby, (e) zoning, planning, regulatory and other similar limitations and restrictions, all rights of any Governmental Authority to regulate the Royal Entities’ Assets, and all matters of record, none of which, individually or in the aggregate, materially impairs the continued use and operation of the Royal Entities’ Assets to which they relate in the conduct of the Royal Entities’ business as presently conducted thereon, (f) the terms and conditions of the Permits of any Royal Entity or the Contracts listed on Schedule 4.15(a), (g) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws, (h) Liens expressly identified in the Financial Statements and (i) the matters identified on Schedule 1.1-PL.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Post-Closing Representation” has the meaning given to it in Section 9.4(a).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending at the end of the day on the Closing Date.

“Privileged Communications” has the meaning given to it in Section 9.4(b).

“Proceeding” means any demand, complaint, lawsuit, action, suit, claim (including claim of a violation of Law), investigation or other proceeding at Law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Prospectus” has the meaning given to it in Section 10.13.

“Proxy Statement” has the meaning given to it in Section 6.9(a).

“Records” means books, records and files, including all Contracts and any and all title, Tax, financial, technical, engineering, environmental and safety records and information relating to the Royal Entities or otherwise relating to the business and operations of the Royal Entities; provided that the foregoing shall expressly exclude any records or other information relating to negotiations with or bids received from others in connection with the Transactions and information and analysis (including financial analysis) relating to such negotiations or bids.

Annex A-14

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into among Buyer, the Contributors and Royal LP, in substantially the form attached hereto as Exhibit D.

“Related Party Transaction” has the meaning given to it in Section 4.20.

“Related Persons” has the meaning given to it in Section 9.3(a).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, or disposing.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers and consultants. Without limiting the foregoing, Riverbend Asset Management III, L.L.C. shall be a Representative of Royal, the Contributors and the Royal Entities.

“Reserve Report” has the meaning given to it in Section 4.16(b).

“Royal” has the meaning given to it in the introduction to this Agreement.

“Royal Entities” means, collectively, VickiCristina, VickiCristina GP, DGK, DGK GP, DLG, DLG GP, EF, EF GP, Marcellus, Marcellus GP, and each of their respective Subsidiaries.

“Royal Fundamental Representations” means those representations and warranties set forth in Section 4.1, Section 4.2(a), Section 4.5, Section 4.12(c) and Section 4.21.

“Royal GP” has the meaning given to it in the introduction to this Agreement.

“Royal’s Knowledge” means the actual knowledge of the individuals listed on Schedule 1.1-RK.

“Royal LP” has the meaning given to it in the introduction to this Agreement.

“Royal Released Claims” has the given to it in Section 9.3.

“Royalties” means lessor’s royalties, non-participating royalties, overriding royalties, production payments, net profits interests and similar burdens payable out of production.

“Schedules” means the schedules attached to this Agreement.

“SEC” means the Securities and Exchange Commission.

“Shareholders Agreement” means the Shareholders Agreement among Buyer and the other parties thereto, in substantially the form attached hereto as Exhibit E.

“Special Meeting” has the meaning given to it in Section 6.9.

Annex A-15

“Stockholder Proposals” means, collectively, the following proposals to be voted upon at the Special Meeting (1) approval and adoption of this Agreement and the Transactions; (2) approval and adoption of Buyer’s Second Amended and Restated Certificate of Incorporation substantially in the form attached hereto as Exhibit A (the “A&R Certificate of Incorporation”); (3) approval and adoption of the Falcon Minerals 2018 Long Term Incentive Plan; and (4) the approval, for purposes of complying with applicable listing rules of the NASDAQ, of the issuance of equity interests of Buyer in connection with the Transactions, including (x) the issuance of equity interests of Buyer in connection with the Buyer Equity Financing, (y) the issuance of Buyer Class C Common Stock to the Contributors (including in connection with the Earn-Out Consideration) and (z) the issuance of shares of Buyer Class A Common Stock to the Contributors in connection with any future redemption or exchange of their Common Units.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subscription Agreements” means the subscription agreements dated as of the date hereof between the Buyer and the subscriber parties thereto for the purchase and sale of Buyer Class A Common Stock, in substantially the form attached hereto as Exhibit C.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other governmental charge in the nature of a tax, including any interest, penalty or addition with respect thereto.

“Tax Allocation Statement” has the meaning given to it in Section 6.6(f).

“Tax Proceeding” means any audit, litigation or other Proceeding with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Taxing Authority.

“Taxing Authority” means the Governmental Authority responsible for the imposition, assessment or collection of any Taxes.

“Tier 1 Target” has the meaning given to it in Section 2.6(a)(i).

“Tier 1 Target Date” has the meaning given to it in Section 2.6(a)(i).

Annex A-16

“Total Cash Payment” has the meaning given to it in Section 2.2.

“Transaction Expenses” means, without duplication, an amount (which may be a positive or negative number) determined as of the Closing equal to (a) the aggregate amounts payable by Royal, the Contributors or their Affiliates (other than the Royal Entities or their Subsidiaries) to the Persons set forth on Schedule 1.1(a)-TE in respect of all out-of-pocket costs, fees and expenses incurred by or on behalf of the Contributors or any Royal Entity in connection with the consummation of the Transactions, minus (b) the aggregate amounts payable by the Royal Entities or their Subsidiaries to any Person (other than to the Persons set forth on Schedule 1.1(b)-TE) in connection with the consummation of the Transactions, including any promote or other payment that is payable to any Person as a result of the consummation of the Transactions.

“Transaction Expenses Cash” has the meaning given to it in Section 2.2.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, transfer, conveyance, registration, and other similar Taxes, duties, fees or charges incurred in connection with this Agreement or the Transactions.

“Trust Account” means that certain trust account at J.P. Morgan Chase Bank, N.A. established by Buyer into which a portion of the proceeds received by Buyer from its IPO have been deposited for the benefit of Buyer’s public stockholders.

“Trust Agreement” means the Investment Management Trust Agreement dated as of July 20, 2017, by and between Buyer and the Trustee.

“Trust Amount” has the meaning given to it in Section 5.12.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unit” means the oil and/or gas units created by unitization and pooling agreements or orders and declarations in effect with respect to any Oil and Gas Leases or wells in which any Royal Entity holds an interest.

“Unit Consideration” has the meaning given to it in Section 2.2(a)(iii).

“VickiCristina” has the meaning given to it in the recitals to this Agreement.

“VickiCristina GP Interests” has the meaning given to it in the recitals to this Agreement.

“VickiCristina Interests” has the meaning given to it in the recitals to this Agreement.

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1.2   Rules of Construction.

(a)   All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)   If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the Execution Date. Currency amounts referenced herein are in U.S. Dollars. Terms defined in the singular have the corresponding meanings in the plural, and vice versa.

(c)   Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)   Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

Article II
CONTRIBUTION AND CLOSING

2.1   Buyer Contribution. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall contribute to the Partnership, as a capital contribution, cash in the amount of the Available Funds (the “Buyer Contribution”) in exchange for the issuance by the Partnership to Buyer of (a) a number of common units representing limited partner interests in the Partnership (“Common Units”) equal to the number of shares of Buyer Class A Common Stock outstanding at the Closing after the consummation of the Transactions (including shares of Buyer Class A Common Stock that are or may be issued in connection with the consummation of the Transactions pursuant to the Buyer Equity Financing or upon conversion of the Buyer Class B Common Stock) and after any exercise by the holders of shares of Buyer Class A Common Stock of the Buyer Stockholder Redemption Right and (b) a number of Partnership Warrants equal to the number of Buyer Warrants outstanding at the Closing after the consummation of the Transactions.

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2.2   Contributors’ Contributions. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Contributor shall contribute, assign, transfer, convey and deliver to the Partnership (or with respect to any GP Interests, another Subsidiary of Buyer designated by Buyer with the prior written consent of Royal, which shall not be unreasonably withheld, conditioned or delayed,), free and clear of all Liens (other than transfer restrictions under applicable securities Laws), and Buyer shall cause the Partnership to accept from each Contributor, all of the Contributed Interests owned by such Contributor (collectively, the “Contributors’ Contributions”). As consideration for the Contributors’ Contributions, upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a)   Buyer shall cause the Partnership to pay and deliver to Contributors (or, with respect to the Transaction Expenses Cash, as directed by the Contributors):

(i)   an amount of cash equal to the Transaction Expenses (the “Transaction Expenses Cash”);

(ii)  an amount of cash equal to the lesser of (A) $400,000,000 and (B) the Final Cash Amount (the lesser of (A) and (B), the “Cash Consideration” and together with the Transaction Expenses Cash, the “Total Cash Payment”); and

(iii) a number of Common Units (rounded to the nearest Common Unit) equal to the quotient obtained by dividing (A) an amount equal to (1) $800,000,000 minus (2) the Cash Consideration, by (B) $10.00 (the “Unit Consideration”); and

(b)   Buyer shall issue to Contributors a number of shares of Buyer Class C Common Stock equal to the number of Common Units comprising the Unit Consideration (such shares of Buyer Class C Common Stock, together with the Unit Consideration, the “Equity Consideration” and together with the Total Cash Payment, the “Contribution Price”).

The Contribution Price shall be allocated to each Contributor as provided on Schedule 2.2.

2.3   Closing.

(a)   Not later than two (2) Business Days prior to the Closing Date, each Contributor shall deliver or cause to be delivered to Buyer (A) all notices required to facilitate the termination of commitments under, and the repayment in full of all obligations then outstanding under, any Contract of the Royal Entities evidencing Indebtedness and (B) copies of draft pay-off letters (and at least one Business Day prior to the Closing Date, executed pay-off letters from the holders of such Indebtedness), in each case, in form and substance reasonably satisfactory to Buyer.

(b)   Not later than three (3) Business Days prior to the Closing Date, the Contributors shall deliver or cause to be delivered to Buyer a statement containing the Contributor’s good faith estimate of the Transaction Expenses, together with reasonable supporting information and calculation.

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(c)   Closing shall take place at the offices of Kirkland & Ellis LLP, 609 S Main St., Houston, Texas 77002 at 9:00 A.M. local time, on the third Business Day after the conditions to Closing set forth in Article VII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) have been either satisfied or waived by the Party for whose benefit such conditions exist, or on such other date and at such other time and place as Buyer and Contributors mutually agree in writing. All actions listed in Section 2.4 or 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at Closing. The Closing shall be effective for all purposes at 12:01 A.M., local time, in Houston, Texas, on the Closing Date.

2.4   Closing Deliveries by the Contributors. At Closing, each Contributor shall deliver, or shall cause to be delivered, the following:

(a)   to Buyer and the Partnership, a duly executed counterpart of the A&R LP Agreement, executed by the Contributors;

(b)   to Buyer, a duly executed counterpart of the Registration Rights Agreement, executed by the Contributors party thereto and Royal LP;

(c)   to Buyer, a duly executed counterpart of the Shareholders Agreement, executed by the Contributors party thereto and Royal;

(d)   to Buyer, a certificate of each of Royal and the Contributors, dated as of the Closing Date, duly executed by an authorized Person of each of Royal and the Contributors, certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied;

(e)   to Buyer, (i) evidence in form and substance reasonably acceptable to Buyer that such Contributor has, or its Affiliates have, repaid, or caused to be repaid, or shall repay, or cause to be repaid, substantially concurrently with the Closing, all amounts necessary to discharge fully all Indebtedness of the Royal Entities so that the Royal Entities shall have no Indebtedness as of the Closing; and (ii) executed, acknowledged and recordable releases of all mortgage liens, security interests and financing statements, in each case, securing any Indebtedness of the Contributors or their Affiliates (which, for purposes of this Section 2.4(e), shall not give effect to the last sentence of the definition of Affiliate) that encumber the Assets of any of the Royal Entities and the release of any guarantees by the Royal Entities of any such Indebtedness, subject, in each case, only to the payment pursuant to the foregoing clause (i);

(f)    to Buyer and the Partnership, such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by Buyer or the Partnership prior to the Closing Date to carry out the intent and purposes of this Agreement; and

(g)   to Buyer and the Partnership, a certification of non-foreign status substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B),

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2.5   Closing Deliveries by Buyer. At Closing, Buyer shall deliver, or shall cause to be delivered, the following:

(a)   to the Contributors, a duly executed counterpart of the A&R LP Agreement, executed by Buyer;

(b)   to the Contributors, by wire transfers of immediately available funds to such accounts as the Contributors shall have notified Buyer at least two Business Days prior to the Closing Date, an amount of cash equal to the Total Cash Payment;

(c)   to the Contributors and Royal LP, a duly executed counterpart of the Registration Rights Agreement, executed by Buyer;

(d)   to the Contributors and Royal LP, a duly executed counterpart of the Shareholders Agreement, executed by Buyer;

(e)   to the Contributors, a copy of the A&R Certificate of Incorporation file stamped by the Delaware Secretary of State evidencing that the same has been accepted for filing and filed by the Delaware Secretary of State;

(f)    to the Contributors, a certificate of Buyer, dated as of the Closing Date, signed by an authorized Person of Buyer, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied; and

(g)   to the Contributors or their designees, such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by the Contributors prior to the Closing Date to carry out the intent and purposes of this Agreement.

2.6   Earn-Out Consideration.

(a)   Upon the terms and subject to the conditions set forth in this Agreement, during the period beginning on the Closing Date and ending on the last day of the Earn-Out Payment Period:

(i)   if the 30-Day VWAP equals or exceeds $12.50 (the “Tier 1 Target”), then promptly and in any event within 5 Business Days after the date on which the 30-Day VWAP equals or exceeds $12.50 (the “Tier 1 Target Date”), (A) Buyer shall cause the Partnership to issue and deliver to Royal LP: (x) 10,000,000 Common Units; and (y) if any Extraordinary Dividends were declared during the period commencing on the Closing Date and ending on the Tier 1 Target Date, an additional number of Common Units (rounded down to the nearest whole Common Unit) equal to (1) the Extraordinary Dividend Builder Amount, multiplied by (2) 10,000,000, and divided by (3) $12.50; and (B) Buyer shall issue to Royal LP a number of shares of Buyer Class C Common Stock equal to the number of Common Units so issued pursuant to clauses (x) and (y) of this Section 2.6(a)(i); and

(ii)   if the 30-Day VWAP equals or exceeds the Adjusted Tier 2 Target, then promptly and in any even within 5 Business Days after the date on which the 30-Day VWAP equals or exceeds the Adjusted Tier 2 Target, (A) Buyer shall cause the Partnership to issue and deliver to Royal LP 10,000,000 Common Units and (B) Buyer shall issue to Royal LP 10,000,000 shares of Buyer Class C Common Stock (any issuance of Common Units and Buyer Class C Common Stock pursuant to Section 2.6(a)(i) or this Section 2.6(a)(ii) shall be an “Earn-Out Payment” and all Earn-Out Payments, collectively, the “Earn-Out Consideration”).

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(b)   The Earn-Out Consideration shall be allocated to Royal LP.

(c)   The right to receive the Earn-Out Consideration shall be transferrable on a share-by-share basis by Royal LP to the same extent that the Common Units and shares of Buyer Class C Common Stock received by the Contributors pursuant to this Agreement are transferrable by them; provided that Royal LP and such transferee shall deliver notice to Buyer indicating the Common Units and shares of Buyer Class C Common Stock such transferee may be entitled to receive and an undertaking reasonably satisfactory to the Buyer to indemnify Buyer and its Affiliates in the event of any dispute among Royal LP or any such transferee or any of its Affiliates with respect to any such transfer or the Common Units and/or shares of Buyer Class C Common Stock to be delivered in accordance therewith.

(d)   Notwithstanding anything to the contrary herein, (i) Royal LP shall not be entitled to receive a particular Earn-Out Payment on more than one occasion, and (ii) in the event that, on a particular date, the 30-Day VWAP entitles Royal LP to an Earn-Out Payment pursuant to Sections 2.6(a)(i) and 2.6(a)(ii) (but only if neither of which has previously been paid), then Royal LP shall be entitled to receive both of such Earn-Out Payments. If the 30-Day VWAP does not exceed either or both of the Tier 1 Target or the Adjusted Tier 2 Target at any time during the period beginning on the Closing Date and ending on the last day of the Earn-Out Payment Period, then Buyer shall not be required to pay the corresponding Earn-Out Payment and shall cease to have any further obligation under this Section 2.6.

(e)   For purposes of this Agreement, “Liquidity Event Consideration” means the amount per share to be received by a holder of shares of Buyer Class A Common Stock in a Liquidity Event, with any non-cash consideration valued as determined by the value ascribed to such consideration by the parties to such transaction. In the event that the Liquidity Event Consideration is greater than the Tier 1 Target or Adjusted Tier 2 Target with respect to any Earn-Out Payment not previously paid, then the corresponding Earn-Out Payment or Earn-Out Payments shall be made, and the applicable Common Units shall be deemed issued and outstanding, effective immediately prior to the consummation of such Liquidity Event and the holders thereof shall be entitled to receive the corresponding Liquidity Event Consideration, subject to the terms of the Partnership Agreement. Following the consummation of any Liquidity Event, Buyer shall cease to have any further obligation under this Section 2.6. Any such Earn-Out Payment or Earn-Out Payments shall not be paid or payable in the event such Liquidity Event is not consummated and Buyer will continue to have the obligations set forth in this Section 2.6.

(f)    If, prior to the termination of Buyer’s obligation to make any Earn-Out Payment, any change in the outstanding shares of Buyer Class A Common Stock shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Earn-Out Payments, the Tier 1 Target and Adjusted Tier 2 Target shall be appropriately adjusted to reflect such change and to provide to Royal LP the same economic effect as contemplated by this Section 2.6 prior to such change.

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2.7   Withholding. Buyer and the Partnership shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Contributor such amounts that Buyer or the Partnership, as applicable, is required to deduct and withhold under applicable Law with respect to the making of such payment; provided, however, that Buyer and Partnership shall notify the Contributors of any amounts expected to be deducted and withheld at least five (5) Business Days prior to the Closing Date and the basis for such deduction and withholding. Buyer or Partnership, as applicable, shall reasonably cooperate with the Contributors to reduce or eliminate any deductions and withholdings. To the extent that amounts are so withheld and paid over to the applicable Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING CONTRIBUTORS

Subject to the disclosures made by the Contributors in the Schedules, Royal and each Contributor hereby represents and warrants to Buyer as follows:

3.1   Organization. Royal LP and each Contributor is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. Royal GP is a limited liability company duly formed under the Laws of the State of Delaware.

3.2   Authority. Royal and each Contributor have all requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to be delivered by such Party at Closing, to perform their obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by Royal and each Contributor of this Agreement and the Ancillary Agreements to be delivered by Royal and such Contributor at Closing, and the performance by Royal and such Contributor of their obligations hereunder and thereunder, have been duly and validly authorized by all necessary organizational action. This Agreement has been, and the Ancillary Agreements to be delivered by Royal and each Contributor at Closing will at Closing be, duly and validly executed and delivered by Royal and such Contributor and constitutes (or, in the case of the Ancillary Agreements to be delivered by Royal and such Contributor at Closing will, at Closing, constitute) the legal, valid and binding obligation of Royal and such Contributor enforceable against Royal and such Contributor in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3   No Conflicts; Consents and Approvals. Except (i) as disclosed on Schedule 3.3, (ii) for such filings as may be required under the HSR Act and (iii) as may result from any facts or circumstances relating solely to Buyer or its Affiliates (other than, following the Closing, the Royal Entities) and assuming all Governmental Approvals required to be disclosed on Schedule 3.4 have been made or obtained, the execution and delivery by Royal or each Contributor of this Agreement do not and the Ancillary Agreements to be delivered by Royal or such Contributor at Closing, and the performance by Royal or such Contributor of its obligations under this Agreement and such Ancillary Agreements do not:

(a)   violate or result in a breach of the Organizational Documents of Royal or such Contributor; or

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(b)   result in any breach of, or constitute a default under (or constitute an event which with the giving of notice or lapse of time, or both, would become a default), or give to any third party (other than a Governmental Authority) any right of termination, consent, acceleration or cancellation of, or result in the creation of any material Lien (other than a Permitted Lien) pursuant to, any Material Contract to which Royal or any Contributor is a party or by which its Assets are bound, except as would not reasonably be expected to result in a Material Adverse Effect; or

(c)   violate or result in a breach of any Law applicable to Royal or such Contributor, except for such violations or breaches as would not reasonably be expected to result in a Material Adverse Effect.

3.4   Governmental Approvals. No Governmental Approval is required to be made or obtained by Royal or any Contributor in connection with Royal’s or any such Contributor’s execution, delivery and performance of this Agreement and the Ancillary Agreements to be delivered by Royal or such Contributor at Closing or Royal’s or such Contributor’s consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to Buyer or its Affiliates (other than, following the Closing, the Royal Entities), (b) as would not reasonably be expected to result in a Material Adverse Effect, (c) for such filings as may be required under the HSR Act, and (d) as disclosed on Schedule 3.4.

3.5   Title to Interests. The Contributors own, hold of record and are the beneficial owners of all of the Contributed Interests free and clear of all Liens and restrictions on transfer other than those arising pursuant to (a) this Agreement, (b) the Organizational Documents of the Royal Entities, (c) applicable securities Laws, or (d) as set forth on Schedule 3.5. Except as set forth in the Organizational Documents of the Royal Entities, the Contributors have no outstanding options or other rights to acquire from any other Contributor or any Royal Entity, and no obligation to sell or issue, any Interests of the Royal Entities or any securities convertible into or exchangeable for such Interests, other than the rights of Buyer to acquire the Contributed Interests pursuant to this Agreement.

3.6   Legal Proceedings. There is no Proceeding (filed by any Person other than Buyer or any of its Affiliates) pending or, to Royal’s Knowledge, threatened in writing against any Contributor before or by any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal or preventing or delaying any of the Transactions.

3.7   Brokers. Other than the fees and expenses described in Schedule 1.1(a)-TE, neither Royal nor any Contributor nor any of their Affiliates (which, for purposes of this Section 3.7, shall not give effect to the last sentence of the definition of Affiliate) has any liability or obligation to pay any broker’s, finder’s or other similar fees or commissions to any broker, finder or agent with respect to the Transactions for which Buyer, the General Partner, the Partnership or the Royal Entities could become liable or obligated as of or after the Closing.

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3.8   Accredited Investor; Investment Intent. Each Contributor is an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended (the “1933 Act”). Each Contributor is acquiring the Equity Consideration for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, nor with any present intention of distributing or selling any of the Equity Consideration, except in any event in compliance with applicable federal and state securities Laws.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE ROYAL ENTITIES

Subject to the disclosures made by Royal and the Contributors in the Schedules, Royal and the Contributors hereby represent and warrant to Buyer as follows:

4.1   Organization. Each of the Royal Entities is a limited partnership or limited liability company, as the case may be, duly formed, validly existing and in good standing under the Laws of the State of Texas or Delaware, as applicable, and has all requisite limited partner power and authority to conduct its business as it is now being conducted. Each Royal Entity is duly qualified or otherwise authorized as a foreign entity to transact business in each jurisdiction in which the nature of its business or the ownership of its Assets requires such Royal Entity to so qualify, except as would not reasonably be expected to be material to the Royal Entities, taken as a whole.

4.2   No Conflicts; Consents and Approvals. Except (i) as disclosed on Schedule 4.2, (ii) for such filings as may be required under the HSR Act and (iii) as may result from any facts or circumstances relating solely to Buyer or its Affiliates (other than, following the Closing, the Royal Entities) and assuming all Governmental Approvals required to be disclosed on Schedule 4.4 have been made or obtained, the execution and delivery by Royal, the Contributors and the Royal Entities of this Agreement do not, and the performance by Royal, the Contributors and the Royal Entities of their respective obligations under this Agreement does not:

(a)   violate or result in a breach of any of the Organizational Documents of the Royal Entities;

(b)   result in any breach of, or constitute a default under (or constitute an event which with the giving of notice or lapse of time, or both, would become a default), or give to any third party (other than a Governmental Authority) any right of termination, consent, acceleration or cancellation of, or result in the creation of any material Lien (other than a Permitted Lien) pursuant to, any Contract to which any Royal Entity is a party or by which its Assets are bound, except as would not reasonably be expected to be material to the Royal Entities; or

(c)   violate or result in a breach of any Law applicable to any Royal Entity except for such violations or breaches that would not reasonably be expected to result in a material liability to the Royal Entities.

4.3   No Defaults. No Royal Entity is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Organizational Documents of the Royal Entities.

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4.4   Governmental Approvals. No Governmental Approval is required to be made or obtained by or for the Royal Entities in connection with Royal’s, the Contributors’ and the Royal Entities’ execution, delivery and performance of this Agreement or any Ancillary Agreement, as applicable, or Royal’s, the Contributors’ and the Royal Entities’ consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to Buyer or its Affiliates (other than, following the Closing, the Royal Entities), (b) as would not reasonably be expected to result in a material liability to the Royal Entities, (c) for such filings as may be required under the HSR Act, (d) compliance with any applicable requirements of any applicable securities Laws, whether federal, state or foreign and (e) as disclosed on Schedule 4.4.

4.5   Capitalization; Rights to Acquire Equity.

(a)   Schedule 4.5(a) sets forth all of the issued and outstanding Interests of each of the Royal Entities, and the record owner and beneficial owners thereof. The Contributed Interests have been validly issued, are fully paid (to the extent required under the Organizational Documents of the Royal Entities, as applicable) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act, Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act and similar statutes in Texas). Except for the Class B limited partnership interests of Marcellus held by such Persons as set forth on Schedule 4.5(a) outstanding as of the date of the Agreement (and excluding, for the avoidance of doubt, any Interests in a Royal Entity directly held by another Royal Entity as set forth on Schedule 4.5(a)), the Contributed Interests constitute all of the issued and outstanding Interests in the Royal Entities. Except as set forth on Schedule 4.5(a) or in the Organizational Documents of the Royal Entities in effect as of the date of the Agreement, a copy of each of which has been made available to Buyer, with respect to the issued and outstanding Interests of each of the Royal Entities set forth on Schedule 4.5(a), there are no outstanding (a) securities of any of the Royal Entities convertible into or exchangeable for Interests or voting securities of such Royal Entity, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued Interests in any of the Royal Entities, (c) options or other rights of any of the Royal Entities to acquire from any Contributor, and no obligation of any of the Royal Entities to sell issue, any Interests or voting securities of such Royal Entity or any securities convertible into or exchangeable for such Interests or voting securities, other than the rights of Buyer to acquire the Contributed Interests pursuant to this Agreement, (d) equity equivalents or other similar rights of or with respect to any of the Royal Entities, or (e) obligations of any of the Royal Entities to repurchase, redeem, or otherwise acquire any of the foregoing securities, options, equity equivalents, Interests or rights.

4.6   Subsidiaries. The Royal Entities have no Subsidiaries, own no Interests in any Person and have no direct or indirect equity interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

4.7   Insurance. There are no fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies maintained by the Royal Entities or maintained by Royal or the Contributors for the benefit of any Royal Entity.

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4.8   Legal Proceedings. Except as disclosed on Schedule 4.8, (a) there are no Proceedings (filed by any Person other than Buyer or its Affiliates) pending or, to Royal’s Knowledge, threatened against any Royal or any Contributor or Royal Entity by or before any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions; (b) there are, and during the prior three years there have been no material Proceedings pending, or, to Royal’s Knowledge, threatened against any Royal Entity or Royal or any Contributor (to the extent related to the business and operations of the Royal Entities) by or before any Governmental Authority; and (c) no Royal Entity is subject to, and no Asset of any Royal Entity is bound or affected by, any outstanding orders, writs, judgments, injunctions, decrees, stipulations, determinations or awards entered by or with any Governmental Authority.

4.9   Compliance with Laws and Orders. Except as set forth on Schedule 4.9, the business, operations and Assets of the Royal Entities and, to the extent related to the business and operations of the Royal Entities, Royal and the Contributors, are and for the past three years have been in compliance in all material respects with all Laws and Orders applicable to them.

4.10  Financial Statements. Prior to the Execution Date, Buyer has been provided with copies of the following financial statements (the “Financial Statements”):

(a)   audited consolidated balance sheet of Royal LP and its Subsidiaries as of December 31, 2017 (the “Balance Sheet Date”) and December 31, 2016 and the related consolidated statements of operations, changes in partners’ capital (deficit) and cash flows for the twelve month periods then ended; and

(b)   unaudited consolidated balance sheet of Royal LP and its Subsidiaries as of March 31, 2018 and the related statements of operations, changes in partners’ capital (deficit) and cash flows for the three-month period then ended (the “Interim Financials”).

(c)   Except as set forth on Schedule 4.10(c), the Financial Statements (i) were prepared in accordance with GAAP and (ii) fairly and accurately present, in all material respects, the financial condition and results of operations of Royal Resources and its Subsidiaries as of the respective dates and for the periods covered thereby, except with respect to the Interim Financials for the absence of footnotes and certain immaterial year-end adjustments thereto.

(d)   A consolidated balance sheet of the Royal Entities (pro forma setting forth the Assets and liabilities that will be included in such Royal Entities as of the Closing Date) as of the Balance Sheet Date and as of March 31, 2018 and the related statements of operations, changes in partners’ capital (deficit) and cash flows for the twelve-month and three-month period then ended, respectively, will be provided following the date hereof by Royal and the Contributors to be included in the Proxy Statement (the “Adjusted Financial Statements”). The Adjusted Financial Statements will (i) be prepared in accordance with GAAP and (ii) fairly and accurately present, in all material respects, the financial condition and results of operations of the Royal Entities as of the respective dates and for the periods covered thereby, except for the absence of footnotes.

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4.11   Absence of Certain Changes or Events.

(a)   Since January 1, 2018, there has not been any event, change, effect or development that, individually or in the aggregate, had or would reasonably be expected to have a Material Adverse Effect.

(b)   From January 1, 2018 through the date of this Agreement, each Royal Entity has conducted its business in the ordinary course of business consistent with past practices and, except as set forth on Schedule 4.11(b), has not taken any action that would require consent of Buyer under Section 6.4 if taken after the date hereof.

4.12   No Undisclosed Liabilities.

(a)   Except for (i) liabilities adequately provided for on the consolidated balance sheet of Royal LP dated March 31, 2018 (including the notes thereto), (ii) liabilities incurred in the ordinary course of business since the Balance Sheet Date, (iii) liabilities for fees and expenses incurred in connection with a potential sale of the Royal Entities, including the Transaction, which fees and expenses shall be paid by the Royal Entities at Closing or (iv) liabilities disclosed on Schedule 4.12, the Royal Entities have no Liabilities that would be required to be reflected on the face of a balance sheet prepared in accordance with GAAP which are not reflected or reserved against in the Financial Statements.

(b)   As of the Execution Date, the Royal Entities have no Indebtedness, except as set forth in the Financial Statements or on Schedule 4.12.

(c)   As of the Closing, after giving effect to the payments described in Section 2.4(e), the Royal Entities shall have no Indebtedness (other than, for the avoidance of doubt, any Indebtedness incurred by the Partnership in connection with the Debt Financing).

4.13   Taxes. Except as disclosed on Schedule 4.13:

(a)   All material Tax Returns required to be filed by the Royal Entities or by Royal or the Contributors with respect to the Royal Entities or with respect to any Assets of the Royal Entities have been duly and timely filed (taking into account extension of time for filing) with the appropriate Taxing Authority, and all such Tax Returns were true, correct and complete in all material respects. All material amounts of Taxes that are due and payable by the Royal Entities or by Royal or the Contributors with respect to the Royal Entities or with respect to the Assets of the Royal Entities have been timely paid in full (regardless of whether shown on any Tax Return).

(b)   All material withholding Tax requirements imposed on or with respect to the Royal Entities or with respect to the Assets of the Royal Entities have been satisfied in full.

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(c)   There are no Liens (other than Permitted Liens) on any of the Royal Entities or any of the Assets of the Royal Entities that arose in connection with any failure (or alleged failure) to pay any material amount of Tax.

(d)   There is no Tax Proceeding now pending or threatened in writing against or with respect to the Royal Entities or any Assets of the Royal Entities in respect of any material amount of Taxes or material Tax Return, nor has any written adjustment with respect to a material Tax Return or written claim for material amounts of additional Tax been received by the Royal Entities or by Royal or the Contributors with respect to the Royal Entities or with respect to any Assets of the Royal Entities that is still pending.

(e)   There is not in force any waiver or agreement for any extension of time for the assessment, collection or payment of any material amount of Taxes by or with respect to the Royal Entities or with respect to any Assets of the Royal Entities.

(f)    There is no outstanding claim, assessment or deficiency against the Royal Entities or with respect to any Assets of the Royal Entities for any material amount of Taxes that has been asserted in writing by any Taxing Authority.

(g)   No written claim has been received by or with respect to the Royal Entities or with respect to any Assets of the Royal Entities from any Taxing Authority in a jurisdiction where any Royal Entity (or Contributor or Royal with respect to such Royal Entity or any Asset of such Royal Entity) does not currently file a Tax Return that it is or may be subject to any material amount of Taxes in such jurisdiction.

(h)   No Royal Entity (i) is a party to any material agreement relating to the apportionment, sharing, assignment or allocation of Taxes, or (ii) has been a member of an affiliated, consolidated, unitary or similar group for purposes of filing any Tax Return or has any liability for the Taxes of any Person (other than any Royal Entity) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise (in the case of either clause (i) or (ii), other than any customary indemnification provisions contained in any agreement entered into in the ordinary course of business the principal subject matter of which is not Taxes).

(i)   No Royal Entity has participated, or is currently participating, in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j)   Each Royal Entity presently is, and has been since the date of its formation, properly classified as an entity disregarded as separate from its owner for U.S. federal Income Tax purposes.

4.14   Material Contracts.

(a)   Schedule 4.14(a) sets forth a true and complete list as of the Execution Date of the following Contracts to which any Royal Entity is a party or to which any Assets of a Royal Entity are bound (the Contracts whether or not listed on Schedule 4.14(a) or entered into after the Execution Date that meet the descriptions in this Section 4.14(a) being collectively, the “Material Contracts”):

(i)   each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

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(ii)   any Contract that can reasonably be expected to result in aggregate revenues to or aggregate expenditures by the Royal Entities, in each case, in excess of $2,000,000;

(iii)  other than Contracts of the nature addressed by Section 4.14(a)(i), any pending Contract (A) for the future acquisition or sale of Asset or (B) that grants a right or option to purchase in the future any Assets, other than, in each case, any Contract with a purchase or similar price of less than $2,000,000;

(iv) any Contract that provides for a call or option on production, or acreage dedication to a gathering, transportation or other arrangement downstream of the wellhead, covering in excess of 5% of total annual estimated production of Hydrocarbons (calculated on a yearly average basis) for a term greater than 10 years;

(v)   any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations that could reasonably be expected to result in annual payments after the Execution Date by the Royal Entities in excess of $500,000;

(vi)  other than Contracts of the nature addressed by Section 4.14(a)(i) or 4.14(a)(ii), any Contract reserving or evidencing a material interest in Oil and Gas Property and any Oil and Gas Leases covering an Oil and Gas Property;

(vii) joint operating agreements, area of mutual interest agreements and farmout and farmin agreements binding upon any Royal Entity;

(viii) any Contract of or binding upon any Royal Entity to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets of the Royal Entities after the Execution Date;

(ix)  any Contract that would obligate a Royal Entity to drill, or consent to the drilling of, additional wells or conduct material operations on any of the Oil and Gas Properties of any Royal Entity or any Unit after the Execution Date;

(x)   any Contract that constitutes a commitment relating to the Indebtedness or granting of any Lien other than current financial arrangements reflected in the Financial Statements;

(xi)  any material Contract primarily concerning the establishment by the Royal Entities of a partnership, joint venture or similar arrangement;

(xii) any Contract (other than maintenance of uniform interests, preferential purchase agreements, area of mutual interests and similar preferential agreements entered into in the oil and gas industry) materially restricting or limiting any Royal Entity’s ability to compete or conduct a line of business, including any Contract that requires such Royal Entity to deal exclusively with a third party in connection with the sale or purchase of any product or service;

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(xiii)   any outstanding agreement of guaranty by a Royal Entity in favor of any Person not affiliated with another Royal Entity in an amount in excess of $2,000,000;

(xiv)   any Contract where the primary purpose thereof is or was to indemnify another Person;

(xv)    any Contract between any Royal Entity, on the one hand, and Royal or any Contributor or any of their Affiliates (which, for purposes of this Section 4.14(a)(xv), shall not give effect to the last sentence of the definition of Affiliate) or Representatives of any Contributor, on the other hand;

(xvi)   each Contract for any Derivative Transaction that is unsecured and that would require posting cash collateral, letters of credit or other liquid collateral; and

(xvii)   Organizational Documents of the Royal Entities.

(b)   Buyer has been provided with true, correct and complete copies of all Material Contracts in existence as of the Execution Date.

(c)   Except as set forth on Schedule 4.14(c) (and except with respect to Material Contracts that expire in accordance with their terms), each of the Material Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the Royal Entity party thereto and, to Royal’s Knowledge, the other party thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium and other similar Laws relating to or affecting the rights of creditors generally, and general equitable principles (regardless of whether enforceability is considered in a proceeding at law or in equity).

(d)   Except as set forth on Schedule 4.14(c), no Royal Entity or, to Royal’s Knowledge, any other party to any Material Contract, is in material breach or default under any Material Contract, and the Royal Entities have not provided or received any notice of any intention to cancel, terminate, amend or modify any Material Contract, and to Royal’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material default under any Material Contract or result in a termination thereof or would cause or permit the acceleration of any right or obligation or the loss of any benefit thereunder.

4.15   Royal Real Property.

(a)   There are not (i) any real property and interests in real property owned by the Royal Entities or (ii) any leases, subleases or licenses of real property in which any Royal Entity holds a leasehold or similar interest, in either case, other than the Easements described on Schedule 4.15(b) and other than Oil and Gas Properties.

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(b)   Other than the Oil and Gas Properties, which are addressed in Section 4.16, Schedule 4.15(b) contains a true and correct list of each material right-of-way, easement, servitude, and similar non-possessory interests in which any Royal Entity owns or has an interest as of the Execution Date (collectively, the “Easements”). The Royal Entities own good and defensible title to each Easement. The Royal Entities own all material Easements as are necessary for the ownership and operation of the Royal Entities’ Assets as currently owned and operated. Each of the Easements is in full force and effect in all material respects, and is the legal, valid and binding obligation of the Royal Entities and, to Royal’s Knowledge, is the legal, valid and binding obligation of each of the counterparties thereto subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium and other similar Laws relating to or affecting the rights of creditors generally, and general equitable principles. Except as set forth on Schedule 4.15(b), there exists no material default by any Royal Entity, or to Royal’s Knowledge, any other party under any Easement (and, to Royal’s Knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default or, to Royal’s Knowledge, would otherwise permit the revocation, limitation, termination or material and adverse modification of, or acceleration of payments due under, the Easements) by any Royal Entity or, to Royal’s Knowledge, any other party under any Easement. Except for matters that are being contested in good faith and for which reserves have been established in the Financial Statements, each Royal Entity has fulfilled and performed all of its prior and current obligations with respect to the Easements, including the timely and full payment of all amounts currently due and owing to the counterparties of the Easements.

4.16   Oil and Gas Matters.

(a)   The Oil and Gas Properties of the Royal Entities constitute all of the fee mineral interests and Royalties directly or indirectly owned by Royal. Other than fee mineral interests and Royalties, the Royal Entities do not own any other type of Oil and Gas Property.

(b)   Except as would not reasonably be expected to result in a Material Adverse Effect and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report audited by Ryder Scott Company, L.P. (the “Independent Petroleum Engineers”) relating to the Royal Entities’ interests referred to therein as of December 31, 2017 (the “Reserve Report”) or (ii) reflected in the Reserve Report as having been sold or otherwise disposed of, the Royal Entities have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Reserve Report and in each case as attributable to interests owned by the Royal Entities, free and clear of any Liens (other than Permitted Liens). For purposes of the foregoing sentence, “good and defensible title” means that a Royal Entity’s holds title to each of the Oil and Gas Properties reflected in the Reserve Report, in each case free and clear of all Liens (other than Permitted Liens).

(c)   Except as has not had and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, the factual, non-interpretive data supplied by the Royal Entities to the Independent Petroleum Engineers relating to the Royal Entities’ interests referred to in the Reserve Report, by or on behalf of the Royal Entities that was material to such firm’s audit of proved oil and gas reserves attributable to the Oil and Gas Properties of the Royal Entities included in the Reserve Report was, as of the time provided, to Royal’s Knowledge, accurate in all material respects. To Royal’s Knowledge, there are no material errors in the assumptions and estimates provided by the Royal Entities in connection with the preparation of the Reserve Report. Except as has not had and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, the oil and gas reserve estimates of the Royal Entities set forth in the Reserve Report fairly reflect, in all respects, the oil and gas reserves of the Royal Entities at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved.

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(d)   There are no Oil and Gas Properties operated by any Royal Entity or any Affiliate of any Royal Entity.

(e)   Except as set forth on Schedule 4.16, no Royal Entity is obligated under any Contract containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other Contract with respect to any of the Assets of any Royal Entity to sell, gather, deliver, process, or transport any Hydrocarbons without then or thereafter receiving full payment therefor.

(f)    No operations are being conducted or have been conducted with respect to the Assets of any Royal Entity to which a Royal Entity has elected to be a non-consenting party under the applicable operating agreement or other agreement and with respect to which all of such Royal Entity’s rights have not yet reverted.

(g)   As of the Execution Date and to Royal’s Knowledge, there are no Royalties, revenues, or other benefits attributable to production from or the ownership of the Assets owned by the Royal Entities that are payable to any Royal Entity and are being held in suspense by any operator of or purchaser of Hydrocarbon production other than any such Royalties or revenues held in suspense by operators pending execution of division orders associated with newly drilled wells.

(h)   To Royal’s Knowledge, all Units have been validly formed with the applicable Governmental Authority, in compliance with all applicable Laws and Contracts.

(i)   Except as set forth on Schedule 4.16, as of the Execution Date and to Royal’s Knowledge, no Royal Entity has received any Royalties, revenues, or other benefits attributable to production from or the ownership of the Royal Entities’ Assets in excess of the Royalties, revenues, or other benefits such Royal Entity is properly entitled or that such Royal Entity would otherwise be required to remit to any operator, purchaser of production or other Royalty owner.

(j)   All expenses payable by the Royal Entities under the terms of any Contract have been properly and timely paid in all material respects except, in each case, for such burdens and expenses as are being currently paid prior to delinquency in the ordinary course of business and except for matters that are being contested in good faith and for which reserves have been established in the Financial Statements.

(k)   No Royal Entity is obligated to fund any oil and gas exploration or development activity with respect to any Oil and Gas Property owned by the Royal Entities.

(l)   Except as set forth on Schedule 4.16, to Royal’s Knowledge, documentation evidencing the ownership of each Oil and Gas Property owned by the Royal Entities has been properly filed in the real property records of the jurisdiction in which the underlying interests with respect to, or encumbered by, such Oil and Gas Property are located.

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4.17   Permits. The Royal Entities possess all material Permits that are required for the ownership and operation of the Royal Entities’ business in the manner in which it is currently owned and operated except as would not reasonably be expected to result in a material liability to the Royal Entities. All such Permits are in full force and effect, there are no Proceedings pending or, to Royal’s Knowledge, threatened that seek the suspension, revocation or material adverse modification of any such Permit. Each Royal Entity is in compliance in all material respects with each such Permit.

4.18   Environmental Matters.

(a)   Except as disclosed on Schedule 4.18(a):

(i)   each Royal Entity is and for the past three years has been in compliance in all material respects with all applicable Environmental Laws;

(ii)   no Proceeding with respect to any material Environmental Claim is pending against any Royal Entity before or by any Governmental Authority under any applicable Environmental Laws;

(iii)  there has been no Release of any Hazardous Material by any Royal Entity, to Royal’s Knowledge, at, on, under or from any real property currently or formerly owned, leased or used by any Royal Entity in a manner that has given or could reasonably be expected to give rise to material remedial obligations under applicable Environmental Laws.

(b)   The Contributors have made available all material environmental reports, reports relating to any environmental investigation or cleanup or other environmental documentation in the possession or control of Royal or any Contributors or Royal Entities relating to the real property currently or formerly owned, leased or used by any Royal Entity.

4.19   Employees; Benefits. None of the Royal Entities has, or since January 1, 2014 has had, any employees. The Royal Entities (i) do not currently maintain or contribute to, and since January 1, 2014 have not maintained or contributed to, any Benefit Plan, (ii) are not, and since January 1, 2014 have not been, a participating employer in any Benefit Plan and (iii) do not have any liability, contingent or otherwise, with respect to any Benefit Plan. No Liability under Section 302 or Title IV of ERISA has, during the immediately preceding six years, been incurred by any of the Royal Entities or any of their respective ERISA Affiliates or their respective predecessors that has not been satisfied in full, and no condition exists that presents a risk to any Royal Entity or any such ERISA Affiliate of incurring any such Liability. The extent of any potential risk cannot be determined with respect to whether a direct or indirect investor of the Royal Entities or any of their ERISA Affiliates has or could be determined to have any liability under Section 302 or Title IV of ERISA or has an investment interest in any other entity that has or could be determined to have liability under Section 302 or Title IV of ERISA and whether any such liability could become a liability of the Royal Entities or any of their ERISA Affiliates.

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4.20   Related Party Transactions. Except as set forth on Schedule 4.20, no Royal Entity is a party to any transaction or arrangement under which any (i) present or former executive officer or director of any of the Royal Entities, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the Interests of any of the Royal Entities or (iii) Affiliate (which, for purposes of this Section 4.20, shall not give effect to the last sentence of the definition of Affiliate), “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon any Royal Entity or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by any Royal Entity pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act if the Royal Entities were subject to such Item 404 of Regulation S-K (each of the foregoing, a “Related Party Transaction”).

4.21   Brokers. Other than the fees and expenses described in Schedule 1.1(b)-TE, the Royal Entities have no liability or obligation to pay any broker’s, finder’s or other similar fees or commissions to any broker, finder or agent with respect to the Transactions for which Buyer, the General Partner, the Partnership or the Royal Entities could become liable or obligated as of or after the Closing.

4.22   Information Supplied. The information supplied or to be supplied by the Royal Entities for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of Buyer and at the time of any meeting of Buyer’s stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no warranty or representation is made by the Royal Entities with respect to statements made or incorporated by reference therein based on information supplied by Buyer for inclusion therein.

4.23   Preferential Rights; Promotes. There are no rights of first refusal, preferential purchase rights, purchase options or similar rights with respect to the Contributed Interests or the Assets of the Royal Entities that are triggered by the execution and delivery by Royal or the Contributors of this Agreement or any other transaction document to which they are a party or the consummation by Royal and the Contributors of the transactions contemplated hereby or thereby. There are no promotes, bonuses, change of control payments, incentive payments, special or preferential distributions or other similar payments or obligations, including to Riverbend Asset Management III, L.L.C. or any of its Affiliates, or any other Person (other than another Royal Entity) that owns Interests of any of the Royal Entities, that are triggered by the execution and delivery by Royal or the Contributors of this Agreement or any other transaction document to which they are a party or the consummation of the Transactions for which Buyer, the General Partner, the Partnership or the Royal Entities could become liable or obligated as of or after the Closing.

4.24   Credit Support Agreements. Schedule 4.24 contains a true and correct list of all bonds, guaranties, letters of credit, cash collateral and other similar credit support instruments maintained by the Royal Entities with any Governmental Authority or other third party with respect to the Royal Entities’ Assets.

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4.25   Sufficiency of Assets.

(a)   The Royal Entities have good and valid title to, or a valid leasehold interest in, the assets, properties and rights used or held for use in connection with the operations and business of the Royal Entities or shown on the Adjusted Financial Statements or acquired thereafter, free and clear of all Liens, other than Permitted Liens.

(b)   Except as set forth in Schedule 4.25, the assets (whether tangible or intangible), properties and rights owned or validly leased by the Royal Entities, and the rights of the Royal Entities, as of the date hereof and as of immediately following the Closing, constitute all of the assets, properties and rights used in the operations and business of the Royal Entities, and such assets, properties and rights are in all material respects sufficient for the Royal Entities to operate its business, in materially the same manner as it has been conducted during the period covered by the Financial Statements and as currently conducted by the Royal and the Contributors.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Contributors that:

5.1   Organization. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. The General Partner is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

5.2   Authorization. Subject to the requisite approval of the Stockholder Proposals as to Buyer, Buyer, the General Partner and the Partnership have all requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, at Closing, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by Buyer and the Partnership of this Agreement and the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, at Closing, and, subject to the requisite approval of the Stockholder Proposals as to Buyer, the performance by Buyer, the General Partner and the Partnership of their respective obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate or limited partnership action, as applicable. This Agreement has been, and the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership at Closing will at Closing be, duly and validly executed and delivered by Buyer, the General Partner or the Partnership, as applicable, and constitutes (or, in the case of Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, at Closing will, at Closing, constitute) the legal, valid and binding obligation of Buyer, the General Partner and the Partnership enforceable against Buyer, the General Partner and the Partnership in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

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5.3   No Conflicts. Except (i) for such filings as may be required under the HSR Act and (ii) as may result from any facts or circumstances relating solely to Contributor or any of its equityholders and assuming all Governmental Approvals disclosed on Schedule 5.3 have been made or obtained, the execution and delivery by Buyer or the Partnership of this Agreement or the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, do not, and the performance by Buyer, the General Partner or the Partnership, as the case may be, of its obligations under this Agreement or the Ancillary Agreements does not:

(a)   violate or result in a breach of Buyer’s, the General Partner’s or the Partnership’s Organizational Documents;

(b)   result in any breach of, or constitute a default under (or constitute an event which with the giving of notice or lapse of time, or both, would become a default), or give to any third party (other than a Governmental Authority) any right of termination, consent, acceleration or cancellation of, or result in the creation of any Lien on any of the Assets of Buyer or the Partnership pursuant to, any Contract to which Buyer or the Partnership, as the case may be, is a party or by which such Assets are bound, except as would not reasonably be expected to as would not reasonably be expected to result in a Buyer Material Adverse Effect; or

(c)   violate or result in a breach of any Law applicable to Buyer or the Partnership, except as would not reasonably be expected to result in a Buyer Material Adverse Effect.

5.4   Governmental Approvals. No Governmental Approval is required to be made or obtained by Buyer, the General Partner, the Partnership or any of their Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to the Contributors or any of their respective Affiliates (other than, following the Closing, the Royal Entities), (b) as would not reasonably be expected to result in a Buyer Material Adverse Effect, (c) for such filings as may be required under the HSR Act, (d) compliance with any applicable requirements of any applicable securities laws, whether federal, state or foreign and (e) as disclosed on Schedule 5.4.

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5.5   Capital Structure. As of the Execution Date, the authorized capital stock of Buyer consists of (a) 1,000,000 shares of preferred stock, par value $0.0001 per share and (b) 145,000,000 shares of common stock, par value $0.0001 per share, including (i) 125,000,000 shares of Class A Common Stock and (ii) 20,000,000 shares of Class B Common Stock. At the close of business on June 2, 2018: (i) 27,500,000 shares of Buyer Class A Common Stock were issued and outstanding and (ii) 6,875,000 shares of Buyer Class B Common Stock were issued and outstanding, and (iii) 7,500,000 warrants, each entitling the holder thereof to purchase one share of Buyer Class A Common Stock at an exercise price of $11.50 per share of Buyer Class A Common Stock (the “Buyer Warrants”) were issued and outstanding. All outstanding shares of Buyer Class A Common Stock, Buyer Class B Common Stock and Buyer Warrants are validly issued, fully paid and non-assessable and are not subject to preemptive rights. Except for the Buyer Class B Common Stock, the Buyer Warrants, the Buyer Stockholder Redemption Right and any shares of Buyer Class A Common Stock that may be issued in connection with the Buyer Equity Financing, there are no outstanding (a) securities of Buyer convertible into or exchangeable for shares of capital stock or other equity interest or voting securities of Buyer, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of Buyer to acquire from any Person, and no obligation of Buyer to issue, any shares of capital stock or other equity interest or voting securities of Buyer or any securities convertible into or exchangeable for such shares of capital stock or other equity interest or voting securities, other than the rights of the Contributors to acquire shares of Buyer Class C Common Stock pursuant to this Agreement, (c) equity equivalents or other similar rights of or with respect to Buyer, or (d) obligations of Buyer to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares of capital stock, options, equity equivalents, interests or rights. Buyer has no direct or indirect equity interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person other than its direct and indirect equity interests in the General Partner and the Partnership or as may be acquired pursuant to this Agreement. The Buyer Class C Common Stock to be issued to the Contributors hereunder upon Closing, when delivered, shall be duly authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Buyer is a party or by which it is bound.

5.6   Capitalization of the General Partner and the Partnership. As of the Execution Date, Buyer owns all of the outstanding limited liability company interests in the General Partner and all of the outstanding limited partner interests in the Partnership, and the General Partner owns a non-economic general partner interest in the Partnership. The limited partner and general partner interests of the Partnership are duly authorized and validly issued. There are no outstanding (a) securities of the General Partner or the Partnership convertible into or exchangeable for other Interests in the Partnership, as applicable (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued capital stock or other Interests in the General Partner or the Partnership, as applicable (c) obligations of the Partnership to issue any Interests in the General Partner or the Partnership or any securities convertible into or exchangeable for such Interest, other than the rights of the Contributors to acquire Common Units pursuant to this Agreement, and (d) obligations of the General Partner or the Partnership to repurchase, redeem, or otherwise acquire any of the foregoing securities, options, equity equivalents, Interests or rights. The Common Units to be issued to the Contributors hereunder upon Closing, when delivered, shall be duly authorized and validly issued, fully paid (to the extent required under the A&R LP Agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act, as amended), and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which the Partnership is a party or by which it is bound.

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5.7   No Undisclosed Liabilities. There are no Liabilities of Buyer or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of Buyer dated as of March 31, 2018 (including the notes thereto) contained in Buyer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018; (b) Liabilities incurred in the ordinary course of business subsequent to March 31, 2018; (c) Liabilities for fees and expenses incurred in connection with the Transactions; and (d) Liabilities not required to be presented on the face of an unaudited interim balance sheet prepared in accordance with GAAP.

5.8   Buyer SEC Documents; Controls.

(a)   Buyer has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act (such forms, reports, schedules and statements, the “Buyer SEC Documents”). As of their respective dates, each of the Buyer SEC Documents, as amended (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Buyer, as of the date hereof, (A) none of the Buyer SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (B) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any Buyer SEC Document. No notice of any SEC review or investigation of Buyer or the Buyer SEC Documents has been received by Buyer.

(b)   The financial statements of Buyer included in the Buyer SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Buyer and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of Buyer and its consolidated Subsidiaries, for the periods presented therein.

(c)   Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the listing standards of NASDAQ. Buyer’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions.

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5.9   Legal Proceedings. There is no Proceeding (filed by any Person other than the Contributors or any of their respective Affiliates) pending or, to Buyer’s knowledge, threatened, against Buyer or the Partnership before or by any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions.

5.10 Compliance with Laws and Orders. Each of Buyer and the Partnership is and since its respective date of formation has been in compliance in all material respects with all Laws and Orders applicable to it except where such non-compliance would not reasonably be expected to result in a Buyer Material Adverse Effect.

5.11 Brokers. Neither Buyer nor the Partnership has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which Royal or the Contributors could become liable or obligated.

5.12 Trust Account. As of the Execution Date, Buyer has (and will have immediately prior to the Closing, not taking into account any amounts to be paid to holders of Buyer Class A Common Stock that timely exercise and do not waive their Buyer Stockholder Redemption Right in respect of any of the Transactions) at least $276,727,570 plus accrued interest through June 3, 2018 (the “Trust Amount”) in the Trust Account, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Buyer and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Buyer SEC Documents to be inaccurate in any material respect or (ii) entitle any Person (other than holders of Buyer Class A Common Stock who shall have exercised their Buyer Stockholder Redemption Right) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) to redeem shares of Buyer Class A Common Stock pursuant to the Buyer Stockholder Redemption Right. There are no Proceedings pending or, to the knowledge of Buyer, threatened with respect to the Trust Account.

5.13   Information Supplied; Proxy Statement. The information supplied or to be supplied by Buyer for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of Buyer and at the time of any meeting of Buyer’s stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (other than with respect to information supplied by the Contributor or the Royal Entities for inclusion therein), will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement.

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5.14    Absence of Certain Changes or Events. Since March 31, 2018, (i) there has not been any Buyer Material Adverse Effect and (ii) neither Buyer nor the Partnership has conducted any business other than its formation, the public offering of its securities (and the related private offerings), the making of public reports under the Exchange Act, the Buyer Equity Financing, the search for, and preparation for the execution of, a Business Combination (including the Transactions), and other activities incidental thereto.

5.15   Listing. The issued and outstanding shares of Buyer Class A Common Stock and the Buyer Warrants (the foregoing, collectively, the “Buyer Public Securities”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no suit, action, proceeding or investigation pending or, to the Knowledge of Buyer, threatened against Buyer by NASDAQ or the SEC with respect to any intention by such entity to deregister any Buyer Public Securities or prohibit or terminate the listing of any Buyer Public Securities on NASDAQ. Buyer has taken no action that is designed to terminate the registration of Buyer Public Securities under the Exchange Act. Buyer has not received any written or, to Buyer’s knowledge, oral deficiency notice from NASDAQ relating to the continued listing requirements of the Buyer Public Securities.

5.16   Investment Company. Buyer is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.17   Accredited Investor; Investment Intent. Each of the Buyer and the Partnership is an accredited investor as defined in Regulation D under the 1933 Act. The Partnership is acquiring the Contributed Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws, nor with any present intention of distributing or selling any of the Contributed Interests except in compliance with applicable federal and state securities Laws.

5.18   Opportunity for Independent Investigation. In entering into this Agreement, Buyer has relied solely upon Royal’s, the Contributors’ and the Royal Entities’ express representations and warranties set forth in Article III and Article IV and in the Closing Certificates delivered by each Contributor and the Royal Entities, Buyer’s own expertise, and Buyer’s professional counsel as to the Transactions, the Contributed Interests, and the Assets and business and business of the Royal Entities, and the value thereof, and not on any other comments, representations, warranties or statements of, or information provided by, any Contributor or any Representatives of any Contributor. Buyer acknowledges and affirms that it has completed such independent investigation, verification, analysis, and evaluation of the Contributed Interests and Assets of the Royal Entities and has made all such reviews and inspections of the Contributed Interests and Assets of the Royal Entities as it has deemed necessary or appropriate to enter into this Agreement the Ancillary Agreements; provided, that the foregoing shall in no event limit in any respect any of the representations or warranties set forth in Article III or Article IV or in any Closing Certificate delivered by Royal, the Contributors and the Royal Entities.

5.19   Lockups. To the knowledge of Buyer, neither the Persons listed on Schedule 5.19 nor any of their Affiliates own any Interests in Buyer as of the Execution Date.

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Article VI
COVENANTS

6.1   Regulatory and Other Approvals.

(a)   Each Party shall, and shall use reasonable best efforts to cause its respective Representatives to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Transactions as soon as practicable after the date hereof, including (i) filing any notification and report forms required for the consummation of the Transactions under the HSR Act within ten (10) Business Days after the Execution Date; and (ii) using reasonable best efforts to cause any applicable waiting period under the HSR Act with respect to the Transactions to expire or terminate at the earliest time that is reasonably practicable and shall request “early termination” with respect to the waiting period under the HSR Act. Buyer shall not agree to extend any waiting period under the HSR Act without the prior written consent of the Contributors, which shall not be unreasonably withheld, conditioned or delayed. Royal and the Contributors, on the one hand, and Buyer, on the other hand, shall each pay half of any HSR Act filing fee as provided by statute. Otherwise, each Party shall each pay its own costs and expenses in connection with the performance of this Section 6.1.

(b)   Each Party shall, and shall cause its respective Subsidiaries to, (i) promptly inform the other Parties of, and supply to the other Parties, any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in connection with this Agreement or the Transactions; (ii) consult and cooperate in good faith with the other Parties in connection with any filings, notifications, submissions, analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, discussions and Proceedings with Governmental Authorities relating to this Agreement or the Transactions, including, subject to applicable Law, permitting the other Parties to review in advance, and considering in good faith the views of the other Party with respect to, any proposed written communication to any Governmental Authority and to promptly provide the other Parties with copies of any communication to any Governmental Authority; (iii) use commercially reasonable efforts to comply, as promptly as reasonably practicable, with any requests received by a Party or any of its Subsidiaries under the HSR Act and any other applicable Law for additional information, documents or other materials; (iv) give the other Parties reasonable advance notice of its or its Subsidiaries’ intention to participate in any meeting or telephone or other discussion with any Governmental Authority with respect to the Transactions or any filings, investigations or inquiries made in connection with the Transactions, and an opportunity to participate in such meeting or discussion; and (v) contest and resist any Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the Transactions as being in violation of any applicable Law.

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(c)   Each Party shall take any and all steps and make any and all undertakings necessary to avoid or eliminate each and every impediment under the HSR Act or any other antitrust, competition, or trade regulation Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the Closing to occur as soon as reasonably practicable (and in any event, no later than the Outside Date), including proposing, negotiating, committing to, and effecting by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of such Party or its Affiliates (including the Royal Entities), or otherwise taking or committing to take actions that limit such Party’s or its Affiliates’ (including the Royal Entities) freedom of action with respect to, or their ability to retain, any of the businesses, product lines or Assets of such Party or its Affiliates (including the Royal Entities), as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any Proceeding, which would otherwise have the effect of preventing or materially delaying the Closing; provided that nothing in this Agreement shall obligate or require Buyer or its Subsidiaries to, and Royal and the Contributors shall not, without the prior written consent of Buyer, make any undertaking, take any action, or agree or commit to take any action, or agree to any condition or limitation, in connection with the foregoing that would reasonably be expected to have a material adverse effect on the business, properties, Assets, condition (financial or otherwise) or results of operations of (i) Buyer or its Subsidiaries or (ii) the Royal Entities (in each case of (i) and (ii), measured on a scale relative to the Royal Entities, taken as a whole).

6.2   Access.

(a)   From the Execution Date until Closing (the “Interim Period”), the Contributors and the Royal Entities shall use commercially reasonable efforts to provide Buyer and its Representatives access to all books and records, Contracts, documents, officers, employees, agents, legal advisors, accountants and properties of the Royal Entities, the Contributors or Royal and the Royal Entities shall furnish reasonably promptly to Buyer and its Representatives such information concerning the Assets, business, books and records, Contracts, properties and personnel of the Royal Entities, the Contributors or Royal as may be reasonably requested, from time to time, by or on behalf of Buyer. Buyer and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business of the Royal Entities. The Contributors shall have the right to have a Representative present for any communication with officers of the Royal Entities, and Buyer shall and shall instruct its Representatives to observe and comply with all applicable health, safety and security requirements of the Contributors and the Royal Entities if Buyer exercises its rights to access any Assets or properties of the Royal Entities under this Section 6.2. Buyer shall hold in confidence all information disclosed to Buyer or its Representatives hereunder on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding anything to the contrary in this Section 6.2, Buyer shall have no right of access to, and none of the Contributors nor any of their respective Affiliates shall have any obligation to provide any information (1) relating to bids received from others in connection with the Transactions and information and analysis (including financial analysis) relating to such bids or (2) the disclosure of which would reasonably be expected to (x) jeopardize any attorney-client privilege available to any Contributor or any of its respective Affiliates, (y) cause any Contributor or any of its respective Affiliates to breach a Contract in any material respects, or (z) result in a violation of Law; provided that, in the event that the restrictions in this sentence apply, the Contributors shall provide Buyer with a reasonably detailed description of the information not provided, and shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Buyer to evaluate such information without violating such Law or Contract or jeopardizing such privilege.

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(b)   During the Interim Period, Buyer shall use commercially reasonable efforts to provide the Royal Entities and their Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all Assets, books and records, Contracts, documents, officers, employees, agents, legal advisors, accountants and properties of Buyer, and Buyer shall furnish reasonably promptly to the Royal Entities and their Representatives such information concerning Buyer’s, business, books and records, Contracts, properties and personnel as may be reasonably requested, from time to time. The Royal Entities and their Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business of Buyer. The Royal Entities and their Affiliates and Representatives shall hold in confidence all information received by any of them hereunder on the terms and subject to the conditions contained in the Confidentiality Agreement, and such information shall be Confidential Information for purposes of Section 6.7(b). Notwithstanding anything to the contrary in this Section 6.2, the Royal Entities shall have no right of access to, and the Buyer and its Affiliates shall have any obligation to provide any information (1) relating to any potential or proposed Business Combination (other than the Transactions) and information and analysis (including financial analysis) relating thereto or (2) the disclosure of which would reasonably be expected to (x) jeopardize any attorney-client privilege available to Buyer or any of its Affiliates, (y) cause Buyer or any of its Affiliates to breach a Contract, or (z) result in a violation of Law; provided that, in the event that the restrictions in this sentence apply, Buyer shall provide the Royal Entities with a reasonably detailed description of the information not provided, and Buyer shall cooperate in good faith to design and implement alternative disclosure arrangements to enable the Royal Entities to evaluate such information without violating such Law or Contract or jeopardizing such privilege.

(c)   After the Closing Date, the Parties shall grant to each other (or their respective Representatives), and Buyer shall cause the Royal Entities to grant to the Contributors (or their respective Representatives), reasonable access, upon reasonable prior notice and during normal business hours, for purposes of furthering the Transactions or other legitimate business purposes related to the operation of the Royal Entities after the Closing Date, to all of the Records the possession of any Party or any Royal Entity. The Parties shall maintain, and Buyer shall cause the Royal Entities to maintain, such Records until the seventh anniversary of the Closing Date (or for such longer period of time as the other Party shall advise is necessary in order to have Records available with respect to Tax matters), or if any of the Records pertain to any claim or dispute pending on the seventh anniversary of the Closing Date, each Party shall maintain any of the Records designated by the other Party or its respective Representatives until such claim or dispute is finally resolved and the time for all appeals has been exhausted.

(d)   The Contributors and the Contributors’ respective Affiliates may retain a copy of all data room materials and all books and records prepared in connection with the Transactions, including (i) copies of any books and records which may be relevant in connection with the defense of disputes arising hereunder and (ii) copies of all financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of the Contributors; provided that all such material shall be Confidential Information for purposes of Section 6.7(b).

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6.3   Conduct of Business. Except as specifically provided in this Agreement (including Schedule 6.3) or as required by applicable Law or in response to an Emergency, during the Interim Period, the Contributors shall, and shall cause each Royal Entity to, conduct the business and operations of the Royal Entities in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact the present business and operations of the Royal Entities, including its Contracts, Assets and relations with any Person with whom any of the Royal Entities conduct business.

6.4   Certain Restrictions.

(a)   During the Interim Period, except as expressly permitted or required by the other terms of this Agreement, or as otherwise described on Schedule 6.4(a) or as required by applicable Law, or consented to or approved in writing by Buyer, no Contributor shall:

(i)   create any Lien (other than any Permitted Lien or Lien that will be released and terminated at or prior to Closing) against any of the Contributed Interests or any Assets of the Royal Entities;

(ii)   sell, transfer, convey or otherwise dispose of any of the Contributed Interests; or

(iii)  agree or commit or permit any Affiliate to do any of the foregoing.

(b)   Without limiting the generality of the foregoing, during the Interim Period, except as expressly permitted or required by the other terms of this Agreement, or as otherwise described in Schedule 6.4(b) or as required by applicable Law, or consented to or approved in writing by Buyer, which consent or approval will not be unreasonably withheld, conditioned or delayed, the Royal Entities shall not, and the Contributors shall cause the Royal Entities not to:

(i)    amend or propose to amend the Organizational Documents of any Royal Entity;

(ii)  (A) offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver, any Interests in any Royal Entity, or (B) amend any of the terms of any securities of any Royal Entity outstanding as of the Execution Date;

(iii) (A) split, combine, or reclassify any Interests in any Royal Entity, (B) except as provided in Section 6.8, declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding Interests in any Royal Entity except, with respect to any Royal Entity, tax distributions as may be required by its applicable Organizational Documents or as may be necessary to satisfy any requirement contained in the Organizational Documents of its regarded owner, (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Interests of any Royal Entity or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Royal Entity;

(iv) (A) create, incur, guarantee or assume any Indebtedness or otherwise become liable or responsible for the obligations of any other Person (other than the Royal Entities) that remains outstanding as of the Closing; provided, however, that the foregoing shall not restrict the incurrence of Indebtedness (1) under existing credit facilities, (2) for extensions, renewals or refinancings of existing Indebtedness (including related premiums and expenses), (3) additional immaterial borrowings or (4) by a Royal Entity that is owed to any wholly-owned Subsidiary of such Royal Entity or by any wholly-owned Subsidiary of a Royal Entity that is owed to a Royal Entity or a wholly-owned Subsidiary of such Royal Entity; provided, further that any Indebtedness incurred under sub-clauses (1), (2) or (3) shall be repaid by the Contributors at or prior to Closing, or (B) create any Lien (other than Permitted Liens or any Lien that will be released and terminated at or prior to Closing);

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(v)  sell, or otherwise dispose of any Assets;

(vi) (A) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, or the Assets of any other Person, other than acquisitions in the ordinary course of the Royal Entities’ business consistent with past practice that do not require the payment of any money by any of the Royal Entities as of or after the Closing, (B) form any joint venture or similar arrangement or (C) make any loans, advances or capital contributions to, or investments in, any Person;

(vii) change in any material respect any of the financial accounting principles, practices or methods used by any Royal Entity, except for any change required by reason of a concurrent change in GAAP, Law or statutory accounting requirements;

(viii) (A) make, change or revoke any material Tax election; (B) settle or compromise any material Tax Proceeding; (C) adopt or change any material method of Tax accounting or annual Tax accounting period; (D) file any material amended Tax Return; (E) apply for any material Tax ruling, or (F) enter into any “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law);

(ix) enter into, amend in any material respect, terminate or waive any material right under any Material Contract;

(x) (A) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Benefit Plan, or (B) hire or engage any employee or individual independent contractor;

(xi) take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the Transactions;

(xii) enter into, amend in any material respect or waive any material right under the terms of any Related Party Transaction;

(xiii) take any action to delay payment of accounts payable or accelerate payment of any accounts receivable or otherwise materially alter or amend practices with respect to the working capital; or

(xiv) agree or commit to do any of the foregoing.

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(c)   During the Interim Period, except as expressly permitted or required by the other terms of this Agreement, as required by any applicable Law or consented to or approved in writing by the Contributors, Buyer shall not, and Buyer shall cause its Subsidiaries not to:

(i)   amend or propose to amend (A) the Organizational Documents of Buyer or any of its Subsidiaries or (B) the Trust Agreement or any other agreement related to the Trust Account;

(ii)   (A) offer, issue, sell, grant or deliver any Interest of Buyer or any of its Subsidiaries, (B) amend in any material respect any of the terms of any Interests of Buyer or any of its Subsidiaries outstanding as of the Execution Date, or (C) authorize or propose to offer, issue, sell, grant or deliver, any Interest in Buyer or any of its Subsidiaries;

(iii)  (A) split, combine, or reclassify any Interests in Buyer, (B) declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding Interests in Buyer, (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Interests in Buyer or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Buyer or any of its Subsidiaries;

(iv)   create, incur, guarantee or assume any Indebtedness or otherwise become liable or responsible for the obligations of any other Person except for any Debt Financing in an aggregate amount not to exceed $75,000,000 (or such greater amount as consented to or approved in writing by the Contributors in their sole discretion);

(v)   (A) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, (B) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement, or (C) make any loans, advances or capital contributions to, or investments in, any Person;

(vi)   change in any material respect any of the financial accounting principles, practices or methods used by Buyer, except for any change required by reason of a concurrent change in GAAP, Law or statutory accounting requirements;

(vii)   make or allow to be made any reduction in the Trust Amount, other than as permitted by Buyer’s Organizational Documents;

(viii)  enter into, amend, or modify any transaction or Contract with Sponsor or any of its Affiliates;

(ix)   take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the Transactions; or

(x)   authorize, agree or commit to do any of the foregoing.

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6.5   D&O Indemnity. Buyer shall not, and shall cause the Royal Entities from and after Closing not to, amend, waive or otherwise modify the Organizational Documents of any Royal Entity to the extent such amendment, waiver or other modification does or would reasonably be expected to reduce, limit, terminate or otherwise modify (in any manner adverse to any of the Contributors’ Appointees, any Contributor or any of its respective Affiliates to the extent relating to the period prior to Closing) any obligation of Buyer or any of its Subsidiaries to indemnify pursuant to the Organizational Documents of the Royal Entities the Contributors’ Appointees, the Contributors or their respective Affiliates to the extent relating to periods prior to Closing. Buyer shall cause the Royal Entities to, effective as of the Closing Date, obtain and fully pay the premium for “tail” insurance policies that cover the existing directors and officers of the Royal Entities for a claims-reporting or discovery period of at least six years from and after the Closing Date with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against any of the Contributors’ Appointees by reason of his or her service as an officer or director of any Royal Entity at or prior to the Closing Date (including in connection with this Agreement or the Transactions); provided, however, that Buyer shall not be required to cause the Royal Entities to spend more than 300% of the annual premiums currently paid by Buyer for Buyer’s existing directors’ and officers’ liability insurance policy (the “D&O Cap Amount”); provided further that if the cost of such insurance exceeds the D&O Cap Amount then the Royal Entities shall purchase as much coverage as is obtainable for the D&O Cap Amount which shall satisfy the obligations of Buyer and the Royal Entities under this Section 6.5. From and after the Closing, in the event that Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.5. Buyer shall not sell, transfer, distribute or otherwise dispose of any of its assets in a manner that would reasonably be expected to render Buyer unable to satisfy their obligations under this Section 6.5.

6.6   Tax Matters.

(a)   Royal shall prepare or cause to be prepared all Tax Returns required to be filed by the Royal Entities or with respect to the Assets of the Royal Entities that are due on or prior to the Closing Date. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Laws. Not later than five (5) days prior to the due date (including extensions) for filing any such Tax Return, Royal shall deliver a copy of such Tax Return, together with all supporting documentation, to Buyer for its reasonable comment. Royal shall cause such Tax Returns (as revised to incorporate Buyer’s reasonable comments) to be timely filed and will provide a copy to Buyer. No amended Tax Return with respect to any Pre-Closing Tax Period shall be filed by any of the Royal Entities or with respect to any Assets of the Royal Entities without the consent of Buyer, which consent shall not unreasonably be withheld, conditioned or delayed.

(b)   The Partnership shall be responsible for the payment of any Transfer Taxes. Each Contributor, Buyer and the Partnership shall timely file its own Tax Returns relating to such Transfer Taxes as required by Law and shall notify the other Parties when such filings have been made. Each Contributor, Buyer and the Partnership shall cooperate and consult with the other Parties prior to filing such Tax Returns (i) in order to minimize such Transfer Taxes, and (ii) to ensure that all such Tax Returns are duly and timely filed.

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(c)   The Parties shall furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Royal Entities or the Assets of the Royal Entities as is reasonably requested by any Party for the filing of any Tax Returns or for the preparation, prosecution or defense of any Tax Proceeding. The Party requesting assistance hereunder shall reimburse any applicable other Party for reasonable out-of-pocket expenses incurred in providing such assistance. Any information obtained under this Section 6.6(c) shall be held confidential by the receiving Party in the same manner as it holds confidential its own similar information, except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting a Tax Proceeding or (ii) with the consent of each applicable Party.

(d)   The Parties agree that, to the extent made in exchange for Common Units, the Buyer Contribution and the Contributors’ Contributions shall be treated, for U.S. federal Income Tax purposes, as contributions to the Partnership pursuant to Section 721 of the Code. To the maximum extent permitted pursuant to Treasury Regulation Section 1.707-4(d), any transfer of money or other consideration by the Partnership to the Contributors shall not be treated as part of a sale of property by the Contributors to the Partnership under Treasury Regulation Section 1.707-3(a) and shall be treated as a reimbursement of preformation capital expenditures. The sum of (i) cash and other consideration not treated as reimbursement of preformation capital expenditures and (ii) the amount of assumed liabilities treated as a transfer of consideration under Treasury Regulation Section 1.707-5 will be treated as proceeds from the sale of property by the Contributors to the Partnership described in Section 707 of the Code.

(e)   On or before the Closing Date, the rights and obligations of the Royal Entities pursuant to all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any of the Royal Entities, on the one hand, and any Affiliate of Royal (other than the Royal Entities), on the other hand, are parties, shall terminate, and neither any of the Royal Entities, on the one hand, nor any Affiliate of Royal (other than the Royal Entities), on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.

(f)    Not later than ninety (90) days after the Closing, Buyer shall prepare a statement reflecting a valuation of all of the Assets of the Royal Entities in accordance with the principles of Sections 1060 and 755 of the Code, as applicable. The Parties shall then cooperate in good faith to prepare a final allocation (the “Tax Allocation Statement”). The Parties agree that, to the extent required by Law, they will each properly prepare and timely file Form 8594 in accordance with Section 1060 of the Code and any statements required by Treasury Regulations Section 1.743-1(k).

(g)   None of the Parties shall (and each shall cause its Affiliates not to) take any position (whether on any Tax Return, Tax Proceeding or otherwise) that is inconsistent with the Intended Tax Treatment or the Tax Allocation Statement, except to the extent otherwise required to do so by applicable Law or pursuant to any good faith resolution or settlement of a Tax Proceeding.

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(h)  The Parties shall retain, or cause to be retained, all books and records pertinent to the Royal Entities and the Assets of the Royal Entities until the period for assessment of Taxes under applicable Law (giving effect to any and all extensions or waivers) has expired and such additional period as necessary to complete any Tax Proceeding (or proposed Tax Proceeding), and to abide by all record retention agreements entered into with any Taxing Authority.

(i)  The Partnership shall have in effect an election under Section 754 of the Code and any similar election under corresponding provisions of applicable state and local tax Laws.

(j)  The Parties agree that the Partnership shall use the “remedial allocation method” as described in Treasury Regulations Section 1.704-3(d) for purposes of Section 704(c) of the Code.

6.7   Public Announcements; Confidentiality.

(a)   No Party shall make any public announcement or issue any public communication regarding this Agreement or the Transactions without first obtaining the prior written consent of the other Party, except if such announcement or other communication is required by applicable Law or the rules of any stock exchange upon which such Party’s capital stock is traded, in which case, to the extent permitted by Law, the disclosing Party shall use its commercially reasonable efforts to coordinate or communicate such announcement or communication with the other Party prior to announcement or issuance; provided, however, that no provision of this Agreement shall be deemed to restrict in any manner (i) any Party’s ability to communicate with its employees or equity holders, (ii) the ability of Buyer and the Royal Entities to communicate with their financial and legal advisors, lenders, underwriters or Financing Sources or (iii) any Party’s ability to make or issue any public announcement or communication that is substantially consistent with any prior public announcement or public communication made in accordance with this Section 6.7(a).

(b)   From the Closing Date and for a period of two (2) years following the Closing Date, Royal and each Contributor will, and will cause its respective Affiliates and use commercially reasonable efforts to cause its respective Representatives to (i) maintain the strict confidentiality of any and all Confidential Information and (ii) not disclose such Confidential Information to any Person other than any of the respective Affiliates or Representatives of Royal or any Contributor, except (x) to the extent required by Law (provided that if required by Law, each party agrees, to the extent legally permissible, to give the others prior written notice of such disclosure in sufficient time to permit the others to seek a protective order should it so determine) or (y) in a Proceeding brought by such party in the pursuit of its remedies under this Agreement. Each Party shall (1) notify all Persons to whom Confidential Information is disclosed of the confidential nature of the materials disclosed and the provisions of this Agreement; and (2) ensure that all Persons to whom the terms of this Agreement or the Confidential Information is disclosed keep such information confidential and do not disclose or divulge such information to any unauthorized Person in each case in accordance with this Agreement.

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6.8   Distributions. Notwithstanding anything in this Agreement to the contrary, the Contributors shall have the right to cause the Royal Entities to pay cash dividends, and/or make cash distributions to the Contributors or its Affiliates at any time prior to Closing.

6.9   The Proxy Statement and the Special Meeting.

(a)   As promptly as reasonably practicable after the Execution Date, but in any event within 12 Business Days following delivery of information required to be provided by the Royal Entities, Buyer will prepare and file with the SEC a proxy statement containing the information specified in Schedule 14A of the Exchange Act with respect to the transactions contemplated by this Agreement (the “Proxy Statement”) in preliminary form. Buyer shall as promptly as practicable notify the Contributors and the Royal Entities of the receipt of any oral or written comments from the SEC relating to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. Buyer shall cooperate and provide the Contributors and the Royal Entities with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by the Contributors and the Royal Entities in respect of such documents and responses prior to filing such with or sending such to the SEC, and the Parties will provide each other with copies of all such filings made and correspondence with the SEC. Except in the case of a Change in Recommendation pursuant to Section 6.9(d), the Buyer Board Recommendation shall be included in the Proxy Statement. Buyer will use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. Buyer will cause the Proxy Statement to be transmitted to the holders of Buyer Common Stock as promptly as practicable, but in any event within five Business Days, following the date on which the SEC confirms it has no further comments on the Proxy Statement.

(b)   The Contributors and the Royal Entities acknowledge that a substantial portion of the Proxy Statement shall include disclosure regarding the Royal Entities and their management, operations and financial condition. Accordingly, the Royal Entities will, and the Contributors will cause the Royal Entities to, as promptly as reasonably practicable after the Execution Date, use their respective reasonable best efforts to provide Buyer with all information concerning the operations and business of the Royal Entities and the Royal Entities’ management and operations and financial condition, in each case, required to be included in the Proxy Statement, including the required financial statements of the Royal Entities prepared in accordance with Regulation S-X and a related consent from the Royal Entities’ independent public accountants. Without limiting the generality of the foregoing, Royal, the Contributors and the Royal Entities shall use their respective commercially reasonable efforts to cooperate with Buyer in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC. Royal, the Contributors and the Royal Entities shall use commercially reasonable efforts to make their managers, directors, officers and employees and other Representatives available to Buyer and its counsel in connection with the drafting of the Proxy Statement, as reasonably requested by Buyer, and responding in a timely manner to comments on the Proxy Statement and such other filings from the SEC; provided that doing so does not unreasonably interfere with the ongoing operations of the Royal Entities or its Subsidiaries.

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(c)   Buyer will take, in accordance with applicable Law, NASDAQ rules and the Organizational Documents of Buyer, all action necessary to call, hold and convene a special meeting of holders of Buyer Common Stock (including any permitted adjournment or postponement, the “Special Meeting”) to consider and vote upon the Stockholder Proposals (as defined below) as promptly as practicable after the filing of the Proxy Statement in definitive form with the SEC. Once the Special Meeting to consider and vote upon the Stockholder Proposals has been called and noticed, except as required by Law, Buyer will not postpone or adjourn the Special Meeting without the consent of the Contributors (which consent will not be unreasonably withheld, conditioned or delayed) other than (1) for the absence of a quorum, or (2) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Buyer has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of Buyer Common Stock prior to the Special Meeting or (3) an adjournment or postponement to solicit additional proxies from holders of Buyer Common Stock to the extent Buyer has determined in good faith that such adjournment or postponement is reasonably necessary to obtain the approval of the Stockholder Proposals. Subject to Section 6.9(d), Buyer will use reasonable best efforts to solicit approval of the Stockholder Proposals by the holders of Buyer Common Stock.

(d)   The Buyer Board will recommend that the holders of Buyer Common Stock approve the Stockholder Proposals (the “Buyer Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining approval of the Stockholder Proposals, the Buyer Board may withdraw, modify or qualify in any manner the Buyer Board Recommendation (any such action a “Change in Recommendation”) if the Buyer Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that a failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Buyer Board shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this sentence unless (i) such Change in Recommendation is based upon an Intervening Event and (ii) Buyer has provided to the Contributors three Business Days’ prior written notice advising the Contributor that the Buyer Board intends to take such action and specifying the reasons therefor in reasonable detail. Buyer agrees that, unless the Agreement is terminated in accordance with its terms, its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of voting on the Stockholder Proposals shall not be affected by any Change in Recommendation, and Buyer agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement, regardless of whether or not there shall be any Change in Recommendation.

(e)   If at any time prior to the Closing Date, any event, circumstance or information relating to Buyer, the Contributors or the Royal Entities, or any of their respective Affiliates, officers or directors or other Representatives should be discovered by Buyer, the Contributors or the Royal Entities, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC by Buyer and, to the extent required by Law, disseminated to the holders of Buyer Common Stock; provided that no information received by Buyer pursuant to this Section 6.9(e) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made hereunder by any Party, and no such information shall be deemed to change, supplement or amend the Schedules.

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(f)    Buyer shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement. Buyer shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, NASDAQ or the respective staff thereof that is applicable to the Offer. Nothing in this Section 6.9(f) shall (i) impose any obligation on Buyer to extend the Offer beyond the Outside Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Buyer to terminate this Agreement in accordance its terms.

6.10   Cooperation on Financing Matters. Prior to the Closing and in connection with any financing activities (including the Debt Financing and the Buyer Equity Financing) (collectively, the “Financing Activities”), Royal, the Contributors and the Royal Entities shall use their commercially reasonable efforts to provide to Buyer and the Partnership, and Royal, the Contributors and Royal Entities shall use their commercially reasonable efforts to cause their Affiliates and Representatives, including legal and accounting representatives, to provide to Buyer and the Partnership, all cooperation reasonably requested by Buyer or the Partnership that is customary in connection with completing any Financing Activities, which commercially reasonable efforts shall include, among other things, (i) furnishing Buyer and the Partnership reasonably promptly following Buyer’s request, with information regarding the Royal Entities (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Royal Entities) customary for such Financing Activities, (ii) causing each of their Representatives with appropriate seniority and expertise to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as bookrunners or agents for such Financing Activities), presentations, due diligence sessions and drafting sessions in connection with such Financing Activities, (iii) assisting with the preparation of marketing materials, lender presentations, bank information memoranda and similar documents required in connection any such Financing Activities, (iv) (x) using commercially reasonable efforts to obtain legal opinions and consents of auditors for use of their reports in any materials relating to any such Financing Activities and (y) executing and delivering any pledge and security documents, guarantees, currency or interest rate hedging arrangements, other definitive financing documents or other certificates or documents as may be reasonably requested by Buyer or the Partnership (including a certificate of the chief financial officer (or Representative performing a corresponding function) of Royal or such Contributor or Royal Entity, as applicable, with respect to solvency matters) and (z) otherwise reasonably facilitating the pledging of collateral (including using commercially reasonable efforts to obtain third party consents and estoppels); provided, that, in each case, the effectiveness of any such document, certificate, opinion or pledge shall be conditioned on Closing, (v) providing reasonable assistance to Buyer and the Partnership in connection with the preparation of pro forma financial information to be included in any marketing materials to be used in any Financing Activities, (vi) taking all actions that are reasonable, usual and customary to permit any Financing Sources to evaluate the current assets, cash management and accounting systems of the Royal Entities, and the policies and procedures relating thereto, for the purpose of establishing collateral arrangements, (vii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Buyer, the Partnership or any Financing Sources of Buyer, the Partnership or the Royal Entities to permit the consummation of such Financing Activities, (viii) promptly furnishing to Buyer, the Partnership and their respective Financing Sources at least four (4) Business Days prior the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to the Royal Entities or their Subsidiaries, in each case reasonably requested by Buyer at least nine (9) Business Days prior to the Closing Date, (ix) providing customary authorization letters authorizing the distribution of information to prospective Financing Sources and containing customary representations that the public side versions of such documents do not include material non-public information about the Royal Entities, their Subsidiaries or their respective securities, and with respect to the accuracy in all material respects of the information contained in the disclosure and the marketing materials and (x) cooperating with requests for due diligence (including from any prospective Financing Sources) to the extent customary and reasonable; provided, however, that no obligation of the Royal Entities under any agreement, certificate, document or instrument shall be effective until the Closing and none of the Royal Entities or any of their Representatives shall be required to pay any commitment or other fee or incur any other Liability prior to Closing in connection with any Financing Activities (other than with respect to expenses to be reimbursed in accordance with this Section 6.10). Subject to the limitations set forth in Section 10.13, to the extent Buyer has any assets other than its interest in the Trust Account, Buyer shall promptly, upon request by the Royal Entities, reimburse the Royal Entities for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Royal Entities in connection with the cooperation of the Contributors and the Royal Entities contemplated by this Section 6.10 and shall indemnify and hold harmless the Contributors and the Royal Entities and their respective Representatives and Affiliates from and against any and all losses, damages, claims, costs or out-of-pocket expenses suffered or incurred by any of them in connection with any Financing Activities and any information used in connection therewith, except for Liabilities to the extent they resulted from (x) the bad faith, gross negligence or willful misconduct of, or material breach of this Section 6.10 by, Royal, any Contributor, any Royal Entity or any of their Representatives or Affiliate or (y) information provided by or on behalf of the Contributors or the Royal Entities specifically for use in connection with such Financing Activities containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The obligations of Buyer in this Section 6.10 shall survive Closing. During the Interim Period, Buyer shall provide the Royal Entities, upon request (but no more often than weekly) with updates regarding Buyer’s Financing Activities.

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6.11   Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after Closing, at any Party’s request and without further consideration, the other Party shall (and in the case of Buyer, Buyer shall, and shall cause the Royal Entities to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the Transactions. In furtherance of the foregoing, after the Closing, promptly upon delivery of a written request by Buyer, Royal and the Contributors shall pay to Buyer and the Partnership (a) without limiting Sections 2.3(a) or 2.4(e), an amount in cash equal to the amount of Indebtedness of the Royal Entities to the extent not repaid and discharged in full as of the Closing Date by or on behalf of the Contributors and (b) the amount of any Transaction Expenses described in clause (b) of the definition of Transaction Expenses, in each case to the extent such Transaction Expenses did not result in an adjustment to the Total Cash Payment pursuant to Section 2.2.

6.12    Exclusivity.

(a)   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Royal and each Contributor will not, and will cause the Royal Entities and any of its or their respective Affiliates (which, for purposes of this Section 6.12(a), shall not give effect to the last sentence of the definition of Affiliate) and any of its and its Affiliates’ Representatives, not to, take any action, directly or indirectly, to initiate, solicit, facilitate or encourage, participate in any discussions or negotiations with, enter into any Contract (including any letter of intent or confidentiality agreement), or furnish to any other Person any information with respect to, any proposal from any Person relating to an acquisition of any Interests in the Royal Entities or all or substantially all of the Assets of the Royal Entities. The Royal Entities and each Contributor shall, and the Contributors shall cause the Royal Entities, any of their respective Affiliates and any of their and their Affiliates’ Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Buyer and its Affiliates) with respect to any of the foregoing. As promptly as practicable after the date hereof, Royal will or will cause to be sent “return or destroy” letters to all other Persons to whom it, the Contributors, the Royal Entities or any of their Affiliates or Representatives provided confidential information under or pursuant to a confidentiality or non-disclosure agreement in connection with the potential sale of all or substantially all of the Royal Entities or their Assets since January 1, 2018 and for whom such a letter has not already been sent (any such confidentiality or non-disclosure agreement, a “Transaction Confidentiality Agreement”). From and after the Closing, Royal will, will cause its Affiliates to, agree to use commercially reasonable efforts to enforce their rights under any such Transaction Confidentiality Agreement or any other confidentiality agreement concerning the Royal Entities for the benefit of Buyer.

(b)   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Buyer will not, and will cause its Affiliates and their respective Representatives not to, take any action, directly or indirectly, to initiate, solicit, facilitate or encourage, participate in any discussions or negotiations with, enter into any Contract (including any letter of intent or confidentiality agreement), or furnish to any other Person any information with respect to, any proposal from any Person relating to a Business Combination involving Buyer. Buyer shall, and shall cause its Affiliates and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Buyer and its Affiliates) with respect to any of the foregoing.

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6.13   Notice of Certain Events. Each of the Royal Entities and Buyer will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of (a) the occurrence or existence of any fact, event or circumstance that has, (i) with respect to the Royal Entities, had or would reasonably be expected have a Material Adverse Effect and (ii) with respect to Buyer had or would reasonably be expected to have a Buyer Material Adverse Effect, (b) the occurrence or existence of any fact, event or circumstance that would reasonably be expected to result in any of the conditions set forth in Article VII, as applicable, not being able to be satisfied prior to the Outside Date, (c) any notice or other communication that has been received by the Royal Entities from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (d) any notice or other communication that has been received by Buyer or the Royal Entities from any Governmental Authority in connection with the Transactions, or (e) any Proceeding commenced or, to Royal’s Knowledge or Buyer’s knowledge, as applicable, threatened that (i) if pending on the Execution Date, would have been required to have been disclosed by the Royal Entities or Buyer, as applicable, pursuant to this Agreement or (ii) otherwise relates to this Agreement or the consummation of the Transactions. No notification given by any Party pursuant to this Section 6.13 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement.

6.14   Reasonable Best Efforts. Except to the extent that the Parties’ obligations are specifically set forth elsewhere herein, upon the terms and subject to the conditions set forth in this Agreement, each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction.

6.15   Trust. Upon satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Buyer shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with, subject to and pursuant to the Trust Agreement and the Organizational Documents of Buyer, at the Closing, Buyer (a) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its commercially reasonable efforts to cause the Trustee to (i) pay as and when due all amounts payable to stockholders of Buyer holding shares of the Buyer Class A Common Stock sold in the IPO who shall have previously validly elected to redeem their shares of Buyer Class A Common Stock pursuant to Buyer’s amended and restated certificate of incorporation, and (ii) immediately thereafter, pay all remaining amounts then available in the Trust Account to Buyer for immediate use, subject to this Agreement and the Trust Agreement.

6.16   Transaction Litigation. Each of Buyer and the Contributors shall cooperate with the other in the defense or settlement of any Proceeding relating to the Transactions which is brought or threatened in writing against (a) Buyer, any of its Subsidiaries and/or any of their respective directors or officers, or (b) the Contributors, any of their Subsidiaries and/or any of their respective directors or officers. Such cooperation between the parties shall include (i) keeping the other party reasonably and promptly informed of any developments in connection with any such Proceeding, (ii) utilizing counsel reasonably agreeable to both Buyer and the Contributors (such agreement to counsel not to be unreasonably withheld, condition or delayed) and (iii) refraining from compromising, settling, consenting to any order or entering into any agreement in respect of, any such Proceeding without the written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

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6.17   Buyer Board Following Transactions. The Parties shall take all action reasonably necessary so that, effective as of the immediately following Closing, Buyer Board shall be comprised of eleven directors, divided into three (3) classes of directors, in accordance with the terms of the Certificate of Incorporation, consisting of (i) six directors to be designated by Royal prior to the Closing, (ii) two directors to be designated by Osprey Sponsor prior to the Closing, and (iii) three independent directors to be mutually selected by the Parties prior to the Closing. The two directors to be designated by Osprey Sponsor shall serve in the class of directors whose term expires on the third annual meeting of shareholders following the Closing.

6.18   Financing Efforts.

(a)   Subject to the other terms and conditions of this Agreement, Buyer shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) maximize the Cash Consideration delivered to the Contributors at Closing in an amount up to $400,000,000, (ii) take all actions reasonably necessary, to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, (iii) enforce Buyer’s rights under the Subscription Agreements, and (iv) take all actions reasonably necessary or advisable to minimize the aggregate amount of redemptions from the Trust Account.

(b)   Buyer shall not, and shall cause its Subsidiaries not to, without the prior written consent of Royal and the Contributors, which shall not be unreasonably withheld, conditioned or delayed, (A) terminate the Debt Commitment Letter or any definitive agreement relating to the Debt Commitment Letter or (B) agree to or permit or consent to any amendment, supplement or modification to be made to, or grant any waiver of any material provision under, the Debt Commitment Letter or any definitive agreement relating to the Debt Commitment Letter. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the market flex provisions) contemplated in the Debt Commitment Letter and related fee letter (other than due to the breach by Royal or the Contributors of any representation, warranty or covenant contained herein or as a result of the failure of a condition contained in Section 7.1 or Section 7.3 herein to be satisfied) such that the condition in Section 7.3(d) would not be satisfied on the Closing Date, Buyer shall, and shall cause the Partnership to, use commercially reasonable efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative debt financing from the same or alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses related thereto with terms and conditions (including market flex provisions) not materially less favorable, in the aggregate, to Buyer and the Partnership than the terms and conditions set forth in the Debt Commitment Letter, as promptly as reasonably practicable following the occurrence of such event. For purposes of this Agreement, references to the “Debt Commitment Letter” shall include such documents as are permitted to be amended, modified or replaced under this Section 6.18(b) and references to the “Debt Financing” shall include any alternative debt financing arranged under this Section 6.18(b).

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6.19   Minority Interests. The Parties acknowledge and agree (a) that NRAC shall use its best efforts to cause the holders of the Class B limited partnership interests in Marcellus to contribute, assign, transfer, convey and deliver to the Partnership all of such Class B limited partnership interests in connection with the Closing in accordance with the drag-along provisions contained in the limited partnership agreement of Marcellus (the “Drag Contribution”) and (b) that the portion of the Contribution Price paid by the Partnership in respect of the Marcellus Interests hereunder is in respect of 100% of the limited partnership interests in Marcellus. Accordingly, any amounts owing to the holders of the Class B limited partnership interests in Marcellus in connection with the Drag Contribution in respect thereof shall (i) if paid directly by the Partnership, cause a corresponding reduction in the portion of the Contribution Price paid to NRAC in respect of the Marcellus Interests or (ii) otherwise be borne by NRAC and not the Partnership or its Affiliates (including, following the Closing, Marcellus).

6.20   Other Covenants. The Parties hereby agree, as applicable, to use commercially reasonable efforts to deliver the documentation set forth on Schedule 6.20 within thirty (30) days following the Execution Date.

Article VII
CONDITIONS TO OBLIGATIONS OF THE PARTIES

7.1   Conditions to the Obligations of Buyer and the Contributors. The respective obligations of each of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver (to the extent permitted by Law) by Buyer and the Contributors, at or prior to the Closing of each of the following conditions precedent:

(a)   Orders and Laws. There shall not be any Law or Order of any Governmental Authority having jurisdiction restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

(b)   HSR Act. The applicable waiting period under the HSR Act (and any extensions thereof) shall have expired or been terminated.

(c)   Transactions Approval. The approval of the Stockholder Proposals (other than approval and adoption of the Falcon Minerals 2018 Long Term Incentive Plan) shall have been duly obtained in accordance with the DGCL, Buyer’s Organizational Documents and the rules and regulations of NASDAQ.

(d)   Completion of Offer. The Offer shall have been completed in accordance with the terms hereof, Buyer’s Organizational Documents and the Proxy Statement.

(e)   NASDAQ or NYSE Listing. The Buyer Class A Common Stock issuable in connection with the Transactions shall have been approved for listing on the NASDAQ or NYSE following the Closing, subject to official notice of issuance thereof.

7.2   Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or the written waiver (to the extent permitted by Law) by Buyer, at or prior to the Closing, of each of the following further conditions precedent:

(a)   Contributors Representations and Warranties. The Contributor Fundamental Representations shall, except for de minimis inaccuracies, (i) be true and correct in all respects on and as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (other than those Contributor Fundamental Representations expressly made as of an earlier date) and (ii) in the case of Contributor Fundamental Representations expressly made as of an earlier date, be true and correct in all respects as of such earlier date. The representations and warranties made by Royal and the Contributors in Article III (other than the Contributor Fundamental Representations) shall, without giving effect to any materiality or Material Adverse Effect qualifier contained therein, (a) be true and correct in all respects on and as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (other than those representations and warranties expressly made as of an earlier date) and (b) in the case of representations and warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of clauses (a) and (b) where the failure to be true and correct would not have a Material Adverse Effect.

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(b)   Representations and Warranties Regarding Royal Entities. The Royal Fundamental Representations shall, except for de minimis inaccuracies, (i) be true and correct in all respects on and as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (other than those Royal Fundamental Representations expressly made as of an earlier date) and (ii) in the case of Royal Fundamental Representations expressly made as of an earlier date, be true and correct in all respects as of such earlier date. The representations and warranties made by Royal and the Contributors in Section 4.11(a) shall be true and correct in all respects on and as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date. The representations and warranties made by Royal and the Contributors in Article IV (other than the Royal Fundamental Representations and the representations and warranties set forth in Section 4.11(a)) shall, without giving effect to any materiality or Material Adverse Effect qualifier contained therein, (a) be true and correct in all respects on and as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (other than those representations and warranties expressly made as of an earlier date) and (b) in the case of representations and warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of clauses (a) and (b) where the failure to be true and correct would not have a Material Adverse Effect.

(c)   Performance. Royal and each Contributor shall have performed and complied, in all material respects, with all covenants and agreements to be performed or complied with by them under this Agreement prior to or at Closing.

(d)   Deliveries. Royal and each Contributor shall have delivered or shall have caused to be delivered those closing deliveries specified in Section 2.4.

7.3   Conditions to the Obligations of Contributors. The obligation of Royal and the Contributors to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or the written waiver (to the extent permitted by Law) by the Royal Entities, at or prior to the Closing, of each of the following further conditions precedent:

(a)   Buyer Representations and Warranties. The Buyer Fundamental Representations shall, except for de minimis inaccuracies, (i) be true and correct in all respects on and as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (other than those Buyer Fundamental Representations expressly made as of an earlier date) and (ii) in the case of Buyer Fundamental Representations expressly made as of an earlier date, be true and correct in all respects as of such earlier date. The representations and warranties made by Buyer in Article V (other than the Buyer Fundamental Representations) shall, without giving effect to any materiality or Material Adverse Effect qualifier contained therein, (a) be true and correct in all respects on and as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (other than those representations and warranties expressly made as of an earlier date) and (b) in the case of representations and warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of clauses (a) and (b) where the failure to be true and correct would not have a Buyer Material Adverse Effect.

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(b)   Performance. Buyer shall have performed and complied, in all material respects, with all covenants and agreements to be performed or complied with by it under this Agreement prior to or at Closing.

(c)   Deliveries. Buyer shall have delivered those closing deliveries specified in Section 2.5.

(d)   Cash Consideration. The Cash Consideration shall be no less than $355,000,000.

7.4   Frustration of Closing Conditions. Neither the Buyer nor any of the Contributors may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

Article VIII
TERMINATION

8.1   Termination. This Agreement may be terminated, as follows:

(a)   at any time before Closing, by the Contributors (acting jointly) or Buyer, by written notice to the Parties, in the event that any Law or final, non-appealable Order of any Governmental Authority having jurisdiction permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Transactions;

(b)   at any time before Closing, by the Contributors (acting jointly), by written notice to Buyer, if (A) (i) Buyer has breached any of its representations, warranties, covenants or agreements under this Agreement and such breach would or does result in the failure to fulfill any condition set forth in Section 7.3(a) or 7.3(b) (assuming the Closing Date were to occur at such time) and (ii) such breach has not been cured by the earlier of (x) 30 days following written notification from the Contributors to Buyer thereof and (y) the Outside Date; provided, however, that the Contributors shall not be entitled to terminate this Agreement under this Section 8.1(b) if any Contributor or any Royal Entity is then in breach of any of its representations, warranties or covenants set forth in this Agreement, and such breach would or does result in the failure to fulfill any condition set forth in Section 7.2(a), 7.2(b) or 7.2(c) (assuming the Closing Date were to occur at such time), or (B) the Buyer Board has made a Change in Recommendation.

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(c)   at any time before Closing, by Buyer, by written notice to the Contributors, if (i) any Contributor or Royal Entity has breached its representations, warranties, covenants or agreements under this Agreement and such breach would or does result in the failure to fulfill any condition set forth in Section 7.2(a), 7.2(b) or 7.2(c) (assuming the Closing Date were to occur at such time) and (ii) such breach has not been cured by the earlier of (A) 30 days following written notification from Buyer to the Contributors or the Royal Entities thereof and (B) the Outside Date; provided, however, that Buyer shall not be entitled to terminate this Agreement under this Section 8.1(c) if Buyer is then in breach of any of its representations, warranties or covenants set forth in this Agreement, and such breach would or does result in the failure to fulfill any condition set forth in Section 7.3(a) or 7.3(b) (assuming the Closing Date were to occur at such time).

(d)   at any time before Closing, by the Contributors (acting jointly) or Buyer, by written notice to the Parties, if the approval of Stockholder Proposals have not been duly obtained in accordance with the DGCL, Buyer’s Organizational Documents and the rules and regulations of NASDAQ at the Special Meeting;

(e)   at any time before Closing, by the Contributors (acting jointly) or Buyer, by written notice to the Parties, if Closing has not occurred on or before December 31, 2018 (the “Outside Date”); provided, however, that the Contributors and Buyer shall not be entitled to terminate this Agreement under this Section 8.1(e) if any Contributor or any Royal Entity (in the case of any termination by the Contributors) or Buyer (in the case of any termination by Buyer), respectively, has breached any of its representations, warranties or covenants set forth in this Agreement, and such breach resulted in the failure of the Closing to occur by the Outside Date;

(f)    by mutual written consent of the Contributors (acting jointly) and Buyer;

8.2   Effect of Termination.

(a)   If this Agreement is validly terminated pursuant to Section 8.1, subject to this Section 8.2, this Agreement shall become void and of no further force or effect with no Liability on the part of any Party hereto, provided that, notwithstanding anything herein to the contrary, Article I, Section 6.7(a), this Article VIII, Article IX and Article X will survive any such termination along with any obligation or covenant that otherwise expressly by its terms survives termination of this Agreement. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

(b)   If this Agreement is validly terminated pursuant to Section 8.1(d), Buyer shall not be permitted to pursue or engage in a Business Combination, directly or indirectly, with any Person engaged primarily in the business of owning fee mineral interests and/or Royalties.

8.3   Specific Performance. Each Contributor and Buyer acknowledges that the other would be damaged irreparably if the obligations of the Contributors or Buyer, as applicable, under this Agreement are not performed in accordance with their specific terms or otherwise breached. Accordingly, the Parties agree that, prior to any termination of this Agreement in accordance with its terms, the Contributors and Buyer are entitled to enforce specifically the express obligations of the other Parties under this Agreement, on the terms and subject to the conditions herein.

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Article IX
WAIVERS; LIMITATIONS ON LIABILITY

9.1   Survival and Waivers of other Representations.

(a)   The representations, warranties and covenants contemplated to be performed prior to the Closing Date of the Parties contained in this Agreement shall not survive the Closing. All covenants contemplated to be performed on or after the Closing Date shall survive the Closing until performed in accordance with their terms.

(b)   NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF CONTRIBUTORS, ROYAL, BUYER OR ANY OF THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE CONTRIBUTED INTERESTS, THE ROYAL ENTITIES OR THEIR ASSETS OR THE OIL AND GAS PROPERTIES, THE PARTNERSHIP, OR ANY PART THEREOF, EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE CONTRIBUTORS OR ROYAL IN ARTICLE III AND ARTICLE IV AND BUYER IN ARTICLE V. IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, NONE OF THE CONTRIBUTORS ROYAL OR ANY OF THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY IN THIS AGREEMENT WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FINANCIAL FORECASTS RELATING TO THE ROYAL ENTITIES OR THEIR ASSETS.

(c)   BUYER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS AND ROYAL SET FORTH IN ARTICLE III AND ARTICLE IV AND IN ANY CLOSING CERTIFICATES OF CONTRIBUTORS OR ROYAL ARE THOSE ONLY OF CONTRIBUTORS OR THE ROYAL PARTIES, AS APPLICABLE, AND NOT OF ANY OTHER PERSON, INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF CONTRIBUTORS, THE ROYAL ENTITIES OR ANY OF THEIR RESPECTIVE AFFILIATES.

(d)   CONTRIBUTORS AND ROYAL ACKNOWLEDGE THAT THE REPRESENTATIONS AND WARRANTIES OF BUYER SET FORTH IN ARTICLE V AND IN ANY CLOSING CERTIFICATE OF BUYER ARE THOSE ONLY OF BUYER, AND NOT OF ANY OTHER PERSON, INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF BUYER OR ANY OF THEIR RESPECTIVE AFFILIATES.

9.2   Waiver of Remedies.

(a)   The Parties hereby agree that, other than in the case of Fraud or claims to enforce the performance of covenants expressly required to be performed in whole or in part on or after the Closing Date, no Party shall have any liability, and no Party shall (and each Party shall cause its respective Affiliates not to) make or bring any Proceedings, for any Loss or any other matter, under this Agreement (including breach of representation, warranty, covenant or agreement), whether based on contract, tort, strict liability, other Laws or otherwise.

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(b)   NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY OR ITS AFFILIATES FOR NON-REIMBURSABLE DAMAGES.

(c)   Notwithstanding anything in this Agreement to the contrary, other than in the case of Fraud, (i) no Representative or Affiliate of Royal or any Contributor (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Royal or any Contributor), other than Royal, the Contributors and their respective Subsidiaries, shall have any liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of any Contributor in this Agreement or in any Closing Certificate delivered by such Contributor, and (ii) no Representative or Affiliate of Buyer (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Buyer), other than Buyer and its Subsidiaries, shall have any liability to Royal or any Contributor or any other Person as a result of the breach of any representation, warranty, covenant or agreement of Buyer in this Agreement or in any Closing Certificate delivered by Buyer.

9.3   Waiver of Claims.

(a)   Royal and each Contributor hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself, and each of their respective past, present and future equity holders, partners, managers, members, Affiliates and Representatives and each of their respective successors and assigns in their capacities as such (collectively, its “Related Persons”), to the fullest extent permitted by Law, any and all Proceedings, causes of action, damages, judgments, Liabilities and rights against the Royal Entities, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that such Contributor or any of its Related Persons has ever had, may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the Royal Entities or their business, including pursuant to the Organizational Documents of the Royal Entities (and any breaches thereof) or otherwise, whether in law or in equity, in contract, in tort or otherwise, in any capacity (the “Contributor Released Claims”). Each Contributor agrees not to, and to cause its Related Persons not to, assert any Proceeding against Buyer or any of its Affiliates with respect to the Contributor Released Claims. Notwithstanding anything herein to the contrary, this Section 9.3 shall not impose any restrictions or limitations on the ability of such Contributor (or any of its Related Persons) to exercise or assert any rights or remedies against Buyer, the Royal Entities or any of their Related Persons that may arise (i) out of this Agreement, the Ancillary Agreements or the Transactions, or (ii) as a result of the ownership by such Contributor or its Related Persons of any Interests in the Partnership or any of its Affiliates from and after the Closing.

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(b)   Each of the Buyer, the Partnership and the Royal Entities hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself and each of its past, present and future stockholders, partners, managers, members, Affiliates and Representatives and each of their respective successors and assigns in their capacities as such (collectively, their respective “Buyer Related Persons”), to the fullest extent permitted by Law, any and all Proceedings, causes of action, damages, judgments, liabilities and rights against each Contributor and its Related Persons, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that the Royal Entities or their respective Buyer Related Persons has ever had, may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the ownership by such Contributor of the Royal Entities or the business of the Royal Entities, including pursuant to the Organizational Documents of the Royal Entities (and any breaches thereof), whether in law or in equity, in contract, in tort or otherwise, in any capacity, other than obligations arising under the covenants which expressly surviving Closing as provided in Section 9.1(a) (the “Royal Released Claims”). Buyer agrees to cause the Royal Entities and Buyer Related Persons not to assert any Proceeding against the Contributors or any of their Related Persons with respect to the Royal Released Claims. Notwithstanding anything herein to the contrary, this Section 9.3(b) shall not impose any restrictions or limitations on the ability of the Partnership or Buyer to exercise or assert any rights or remedies against Royal, the Contributors or any of their Related Persons or any other Person that may arise (i) out of this Agreement, the Ancillary Agreements or the Transactions, or (ii) as a result of the ownership by such Contributor or its Related Persons of any Interests in the Partnership or Buyer, as applicable, from and after the Closing.

9.4   Conflict Waiver.

(a)   Buyer waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Royal Entities and their Subsidiaries, to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of the Contributors or any of their Affiliates, or any equityholder, officer, employee, manager or director of the Contributors or any of their Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, the Ancillary Agreements or the Transactions, by any legal counsel currently representing any Designated Person in connection with this Agreement, the Ancillary Agreements or the Transactions, including Kirkland & Ellis LLP (any such representation, the “Current Representation”).

(b)   Buyer waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Royal Entities, to waive and not assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation (the “Privileged Communications”) or in connection with any Post-Closing Representation, including in connection with a dispute with Buyer or its Affiliates (including, following the Closing, any Royal Entity), it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by the Contributors and their Affiliates and that the Contributors, and not Buyer or its Affiliates or the Royal Entities, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after Closing, none of Buyer or its Affiliates, including the Royal Entities, shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of the Contributors and not of Buyer or its Affiliates, including the Royal Entities, or to internal counsel relating to such engagement, and none of Buyer or its Affiliates, including, following the Closing, the Royal Entities, or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Buyer or its Affiliates, including, following the Closing, the Royal Entities, or does not belong to the Contributors. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates, including, following the Closing, the Royal Entities, on the one hand, and a third party other than the Contributors or their Affiliates, on the other hand, Buyer or its Affiliates, including, following the Closing, the Royal Entities, shall be entitled to prevent the disclosure of the Privileged Communications to such third party and the Contributors shall not permit such disclosure to the extent requested by Buyer.

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Article X
MISCELLANEOUS

10.1   Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Royal, the Contributors or the Royal Entities (before the Closing), to:

c/o The Blackstone Group L.P.
345 Park Avenue
New York, New York 10154
Telephone:  (212) 583-5701

Attention:	Angelo G. Acconcia
Adam Jenkins
Email:	acconcia@Blackstone.com
adam.jenkins@Blackstone.com

with a copy (which shall not constitute notice) to:

KIRKLAND & ELLIS LLP
609 Main Street
Houston, TX 77002

Telephone:	(713) 836 3600
Facsimile:	(713) 836 3601
E-mail:	rhett.vansyoc@kirkland.com

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and

KIRKLAND & ELLIS LLP
601 Lexington Avenue
New York, NY 10022

Telephone:	(212) 446-4800
Facsimile:	(212) 446-4900
E-mail:	claire.james@kirkland.com

If to Buyer or Royal Entities (after the Closing) to:

Osprey Energy Acquisition Corp.,
1845 Walnut Street, 10th Floor
Philadelphia, PA 19103

Attention:	Jeffrey F. Brotman
Facsimile:	(215) 640-6344

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention:	David K. Lam
Telephone:	(212) 403-1000
Facsimile:	(212) 403-2000
E-mail:	dklam@wlrk.com

10.2    Entire Agreement. This Agreement and the Ancillary Agreements supersede all prior discussions and agreements between the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their Affiliates with respect to the subject matter hereof.

10.3     Expenses. Except as otherwise set forth in this Agreement, whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that in the event that the Transactions are consummated, the Partnership shall pay, or shall cause to be paid, all expenses described in Schedule 1.1(a)-TE and Schedule 1.1(b)-TE.

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10.4     Disclosure. Unless the context otherwise requires, all capitalized terms used in the Schedules shall have the respective meanings assigned to such terms in this Agreement. Except as otherwise expressly set forth in this Agreement, neither the Schedules, the exhibits nor any disclosure made in or by virtue of them constitutes or implies any representation, warranty, or covenant by the Contributors, the Royal Entities or Buyer not expressly set out in the Agreement, and, except as expressly set forth in this Agreement, neither the Schedules, the exhibits, nor any such disclosure has the effect of, or may be construed as, adding to, broadening, deleting from or revising the scope of any of the representations, warranties, or covenants of the Contributors, the Royal Entities or Buyer in the Agreement. Any information, item or other disclosure set forth in any Schedule, shall be deemed to be disclosed with respect to any other section of this Agreement (or to have been set forth in any other Schedule), if the relevance of such disclosure to such other section is reasonably apparent on the face of such disclosure notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Schedule, as applicable, in such section of this Agreement. The fact that any item of information is contained in the Schedules is not an admission of liability under any applicable Law, and does not mean that such information is material, but rather is intended only to qualify the representations, warranties and covenants in the Agreement and to set forth other information required by the Agreement. Neither the specification of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such amount, or a higher or lower amount, or the item so included, or any other item, is or is not material, and no Party shall use the specification of any such amount or the inclusion of any such item in any dispute or controversy between or among the Parties as to whether any obligation, item or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement. The information set forth on the Schedules or exhibits shall not be used as a basis for interpreting the terms “material”, “materially”, “materiality”, “Material Adverse Effect”, or any similar qualification in this Agreement. Neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such item or matter, or another item or matter, is or is not in the ordinary course of business, and no Party shall use the specification or the inclusion of any such item or matter in any dispute or controversy between or among the Parties as to whether any obligation, item or matter described or not described herein or included or not included in the Schedules is or is not in the ordinary course of business for purposes of the Agreement. Headings have been inserted in the Schedules for reference only and do not amend the descriptions of the disclosed items set forth in the Agreement.

10.5   Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law, will, subject to Section 9.2, be cumulative and not alternative.

10.6   Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by the Contributors and Buyer; provided that, notwithstanding anything to the contrary contained herein, this Section 10.6, Section 10.7, Section 10.12, Section 10.15 and Section 10.17 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

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10.7   No Third Party Beneficiary. Except for the provisions of Sections 6.5 and 9.3 and 10.15 (which are intended to be for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person; provided that only Buyer and each Contributor (and their respective successors and assigns) will have the right to enforce the provisions of this Agreement on its behalf or on behalf of any of its related indemnitees (but shall not be obligated to do so)provided further that the Financing Sources shall be deemed third party beneficiaries of Section 10.6, this Section 10.7, Section 10.12, Section 10.15 and Section 10.17 (and the defined terms used in such sections), each of which shall be enforceable by each Financing Source and, to the extent enforced thereby, construed in accordance with, and governed by, the Laws of the State of New York without reference to the conflict of laws principles thereof. Without limiting the provisions of this Section 10.7 and notwithstanding anything to the contrary in this Agreement, each of the Parties hereto (a) agrees that it will not bring or support any action cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 10.1 shall be effective service of process against it for any such action brought in any such court, (d) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

10.8   Assignment; Binding Effect. Any Party may assign its rights and obligations hereunder to an Affiliate, but such assignment shall not release such Party from its obligations hereunder. Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to this Section 10.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

10.9   Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

10.10   Invalid Provisions. Upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable rule of Law or public policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

10.11   Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

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10.12   Governing Law; Venue; and Jurisdiction.

(a)   This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without regard to any conflict of laws principles thereof); provided that (without limiting the provisions of Section 10.7 and Section 10.17) any claims or causes of action (whether in contract or tort) in connection with this Agreement against the Financing Sources in any way relating to the Debt Financing and the transactions contemplated thereby shall be governed by and construed in accordance with the internal Laws of the State of New York.

(b)   Subject to Section 10.7 with respect to the Financing Sources, each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or the Transactions shall be brought and determined by Court of Chancery of the State of Delaware and the federal courts of the United States of America in the State of Delaware and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement, the Ancillary Agreements or the Transactions. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement, the Ancillary Agreements or the Transactions in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM RELATED THERETO.

Annex A-68

10.13   Trust Account Waiver. Reference is made to the final prospectus of Buyer, filed with the SEC (File No. 333-219025) (the “Prospectus”), and dated as of July 20, 2017. Each of Royal, the Contributors and the Royal Entities acknowledges that it has read the Prospectus, the Trust Agreement and the Organizational Documents of Buyer and understands that Buyer has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO initially in an amount of approximately $275 million for the benefit of Buyer’s public stockholders and certain parties (including the underwriters of the IPO) and that Buyer may disburse monies from the Trust Account only: (a) to Buyer’s public stockholders in the event they elect to exercise their Buyer Stockholder Redemption Right, (b) to Buyer’s public stockholders if Buyer fails to consummate a Business Combination within twenty-four (24) months from the closing of the IPO, (c) to pay any franchise and Income Taxes with any interest earned on the amounts held in the Trust Account or (d) to Buyer after or concurrently with the consummation of a Business Combination. For and in consideration of Buyer entering into this Agreement and the Ancillary Agreements with Royal, the Contributors and the Royal Entities regarding the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Royal and each Contributor and the Royal Entities hereby agrees on behalf of itself and its Affiliates (which, for purposes of this Section 10.13, shall not give effect to the last sentence of the definition of Affiliate), and Representatives that except as provided below, it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim or bring any Proceeding against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between Buyer and Royal, the Contributors or the Royal Entities or any of their Affiliates or Representatives, this Agreement or any Ancillary Agreement, the Transactions or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Each of Royal and the Contributors, on behalf of itself and the Royal Entities, and its and their Affiliates and Representatives, (i) hereby irrevocably waives any such claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, this Agreement or any Ancillary Agreement (including the negotiation, execution and performance thereof) or any other Contract with Buyer, the Transactions or any other matter and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any Ancillary Agreement), (ii) agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Buyer to induce it to enter in this Agreement, and each of the Each of Royal and the Contributors further intends and understands such waiver to be valid, binding and enforceable under applicable Law and (iii) acknowledges and agrees that, to the extent Royal, any Contributor, any Royal Entity or any of their Affiliates or Representatives commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Buyer, which proceeding seeks, in whole or in part, monetary relief against Buyer, the sole remedy of any such Person shall be against funds held outside of the Trust Account. Notwithstanding the foregoing, nothing in this Section 10.13 shall serve to limit or prohibit (i) the Contributors’ or Royal Entities’ right to pursue a claim against Buyer for legal relief against assets held outside the Trust Account, for specific performance or other non-monetary relief, or (ii) any claims that the Contributors or Royal Entities may have in the future against Buyer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This paragraph will survive the termination of this Agreement for any reason.

10.14   Affiliate Status. To the extent that a Party is required hereunder to take certain action with respect to entities designated in this Agreement as such Party’s Affiliates, such obligation shall apply to such entities only during such period of time that such entities are Affiliates of such Party. To the extent that this Agreement or any Ancillary Agreement requires an Affiliate of any Party to take or omit to take any action, such agreement and obligation includes the obligation of such Party to cause such Affiliate to take or omit to take such action.

Annex A-69

10.15   Non-Recourse. Except to the extent otherwise set forth in this Agreement, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Transactions, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Parties. Except in the case of Fraud, no Person who is not a Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing or any Financing Source (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the Transactions, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than any liability of any Financing Source to Buyer, the Partnership or any of their Affiliates pursuant to or in connection with any agreement by or between them), and, to the maximum extent permitted by Laws, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates (other than any liability of any Financing Source to Buyer, the Partnership or any of their Affiliates pursuant to or in connection with any agreement by or between them). Without limiting the foregoing, to the maximum extent permitted by Laws, (a) each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement (other than any liability of any Financing Source to Buyer, the Partnership or any of their Affiliates pursuant to or in connection with any agreement by or between them).

10.16   Continuing Directors. Following the Closing, notwithstanding anything in this Agreement to the contrary, the approval of a majority of the Continuing Directors (or the action of the sole Continuing Director if there shall only be one Continuing Director then in office) shall be required to authorize (a) any amendment, supplement or modification to, or termination of this Agreement by or on behalf of the Buyer or (b) any exercise or waiver of any rights or remedies of Buyer or enforceable by Buyer with respect to any provisions, covenants or obligations contained in this Agreement contemplated to survive or be performed after the Closing. Following the Closing, any action by Buyer with respect to the enforcement of this Agreement, as such enforcement relates to the payment of Indebtedness of the Royal Entities and Transaction Expenses as set forth in Section 6.11(a) and (b), by or on behalf of Buyer shall be effected only by and at the direction of a majority of the Continuing Directors (or the action of the sole Continuing Director if there shall only be one Continuing Director then in office), and any such authorization or direction shall constitute the authorization and direction of the full Buyer Board with respect thereto, and no other action on the part of Buyer, including any action by any other director of Buyer, shall be required to authorize, or for Buyer to take, any such action. In connection with the foregoing, the Continuing Directors shall have the authority to retain such counsel and other advisors at the expense of Buyer as reasonably determined by the Continuing Directors and any such reasonable and documented expenses shall be paid by Buyer promptly upon written request by the Continuing Directors.

10.17   Waiver of Claims Against Financing Sources. Notwithstanding anything in this Agreement to the contrary, each Contributor agrees, on behalf of itself and its Affiliates, that (a) none of the Financing Sources shall have any liability to Royal or any Contributor or any of their respective Affiliates relating to or arising out of this Agreement or the Transaction, including the financing of the Transaction, whether at law or equity, in contract, in tort or otherwise, and (b) neither Royal, any Contributor nor any of their respective Affiliates will have any rights or claims against any Financing Sources under this Agreement or any other agreement contemplated by, or entered into in connection with, the Transaction, including any commitments by the Financing Sources in respect of financing the Transaction.

[Signature pages follow]

Annex A-70

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

OSPREY ENERGY ACQUISITION CORP.

By:	/s/ Jonathan Z. Cohen
Name:	Jonathan Z. Cohen
Title:	Chief Executive Officer

Signature Page to Contribution Agreement

Annex A-71

ROYAL RESOURCES L.P.

By:	Royal Resources GP L.L.C.,
its general partner

By:	/s/ Angelo Acconicia
Name:	Angelo Acconcia
Title:	Chief Financial Officer and Treasurer

Signature Page to Contribution Agreement

Annex A-72

ROYAL RESOURCES GP L.L.C.

By:	/s/ Angelo Acconicia
Name:	Angelo Acconcia
Title:	Chief Financial Officer and Treasurer

Signature Page to Contribution Agreement

Annex A-73

NOBLE ROYALTIES ACQUISITION CO., LP

By:	Noble Royalties Acquisition Co. GP, LLC,
its general partner

By:	/s/ Angelo Acconicia
Name:	Angelo Acconcia
Title:	Chief Financial Officer and Treasurer

Signature Page to Contribution Agreement

Annex A-74

HOOKS RANCH HOLDINGS LP

By:	Hooks Holding Company GP, LLC,
its general partner

By:	Royal Resources L.P.,
its sole member

By:	Royal Resources GP L.L.C.,
its general partner

By:	/s/ Angelo Acconicia
Name:	Angelo Acconcia
Title:	Chief Financial Officer and Treasurer

Signature Page to Contribution Agreement

Annex A-75

DGK ORRI HOLDINGS, LP

By:	DGK ORRI GP LLC,
its general partner

By:	Royal Resources GP L.L.C.,
its sole member

By:	/s/ Angelo Acconicia
Name:	Angelo Acconcia
Title:	Chief Financial Officer and Treasurer

Signature Page to Contribution Agreement

Annex A-76

HOOKS HOLDING COMPANY GP, LLC

By:	Royal Resources L.P.,
its sole member

By:	Royal Resources GP L.L.C.,
its general partner

By:	/s/ Angelo Acconicia
Name:	Angelo Acconcia
Title:	Chief Financial Officer and Treasurer

Signature Page to Contribution Agreement

Annex A-77

DGK ORRI GP LLC

By:	Royal Resources GP L.L.C.,
its sole member

By:	/s/ Angelo Acconicia
Name:	Angelo Acconcia
Title:	Chief Financial Officer and Treasurer

Signature Page to Contribution Agreement

Annex A-78

Annex B

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on June 3, 2018, by and among Osprey Energy Acquisition Corp., a Delaware corporation (the “Issuer”), and the subscriber party set forth on the signature page hereto (“Subscriber”).

WHEREAS, the Issuer has entered into a Contribution Agreement, in the form attached as Exhibit A hereto, by and among the Issuer, Royal Resources L.P., a Delaware limited partnership (“Royal LP”), Royal Resources GP L.L.C., a Delaware limited liability company (“Royal GP”, and collectively with Royal LP, “Royal”), Noble Royalties Acquisition Co., LP, a Delaware limited partnership (“NRAC”), Hooks Ranch Holdings LP, a Delaware limited partnership (“Hooks Holdings”), DGK ORRI Holdings, LP, a Delaware limited partnership (“DGK”), DGK ORRI GP LLC, a Delaware limited liability company (“DGK GP”), Hooks Holdings Company GP, LLC, a Delaware limited liability company (“Hooks GP” and together with NRAC, Hooks Holdings, DGK and DGK GP, the “Contributors” and each a “Contributor”), (the “Contribution Agreement”) whereby the Issuer will acquire all of the mineral interests, royalty and overriding royalty assets of Royal on the terms and subject to the conditions set forth therein (the “Transactions”);

WHEREAS, to finance a portion of the Transactions, Subscriber desires to subscribe for and purchase from the Issuer that number of shares of the Issuer’s Class A common stock, par value $0.0001 per share (the “Class A Shares”), set forth on the signature page hereto (the “Acquired Shares”) for a purchase price of $10.00 per share and an aggregate purchase price set forth on the signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Issuer on or prior to the Closing (as defined below); and

WHEREAS, to finance a portion of the Transactions, certain other “accredited investors” (as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”)), have (severally and not jointly) entered into separate subscription agreements (the “Other Subscription Agreements”) with the Issuer on the same terms set forth in this Subscription Agreement, pursuant to which such investors have agreed to purchase Class A Shares on the Closing Date at the Purchase Price; and

WHEREAS, the aggregate amount of Class A Shares to be sold by Issuer pursuant to this Subscription Agreement and the Other Subscription Agreements equals 11,480,000 Class A Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.  Subscription. Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares (such subscription and issuance, the “Subscription”).

Annex B-1

2.  Closing.

a. The closing of the Subscription contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transactions and shall occur immediately prior thereto. Not less than five (5) business days prior to the scheduled closing date of the Transactions (the “Closing Date”), the Issuer shall provide written notice to Subscriber (the “Closing Notice”) of such Closing Date. On the Closing Date, (i) the Issuer shall deliver to Subscriber (1) the Acquired Shares in certificated or book entry form (at Subscriber’s election), free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable and (2) a copy of the records of the Issuer’s transfer agent (the “Transfer Agent”) showing Subscriber as the owner of the Acquired Shares on and as of the Closing Date and (ii) Subscriber shall deliver to the Issuer on the Closing Date the Purchase Price for the Acquired Shares by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice. In the event the closing of the Transactions does not occur within one (1) business day of the Closing, the Issuer shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, and any book entries or share certificates shall be deemed cancelled and any share certificates shall be promptly (but not later than one (1) business day thereafter) returned to the Issuer.

b.  The Closing shall be subject to the conditions that, on the Closing Date:

(i) the representations and warranties made by Issuer (other than the representations and warranties set forth in Section 3(b), Section 3(c) and Section 3(h)) and Subscriber in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects as of such date), and the representations and warranties made by Issuer set forth in Section 3(b), Section 3(c) and Section 3(h) shall be true and correct in all respects as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all respects as of such date), in each case without giving effect to the consummation of the Transactions;

(ii) solely with respect to Subscriber, the Issuer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii) there shall not be any law or order of any governmental authority having jurisdiction restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Subscription Agreement;

(iv)  no suspension of the qualification of the Acquired Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

Annex B-2

(v)  solely with respect to Subscriber, the Contribution Agreement shall not have been amended to materially adversely affect Subscriber; it being acknowledged that any amendment to increase the Contribution Price (as defined in the Contribution Agreement) shall be deemed to materially adversely affect Subscriber;

(vi)  the Debt Financing (as defined in the Contribution Agreement) shall not exceed $100 million; and

(vii) all conditions precedent to the closing of the Transactions, including the approval of the Issuer’s stockholders as set forth in the Contribution Agreement, shall have been satisfied or waived (other than those conditions that may only be satisfied at the closing of the Transactions, but subject to satisfaction of such conditions as of the closing of the Transactions).

c. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

3.  Issuer Representations and Warranties. The Issuer represents and warrants that:

a. The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b. The Acquired Shares have been duly authorized and, when issued and delivered to Subscriber against full payment for the Acquired Shares in accordance with the terms of this Subscription Agreement and registered with the Transfer Agent, the Acquired Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation and bylaws or under the laws of the State of Delaware.

c. This Subscription Agreement has been duly authorized, executed and delivered by the Issuer and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

d. The execution, delivery and performance of this Subscription Agreement, including the issuance and sale of the Acquired Shares and the consummation of the other transactions contemplated hereby, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject; (ii) the organizational documents of the Issuer; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, operations, condition (including financial condition), stockholders’ equity or results of operations of the Issuer or materially and adversely affect the validity of the Acquired Shares or the legal authority or ability of the Issuer to perform in any material respects its obligations hereunder (a “Material Adverse Effect”).

Annex B-3

e. Other than the Issuer’s Class B common stock, par value $0.0001 per share (the “Class B Shares”), pursuant to the terms of the Issuer’s certificate of incorporation, there are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Acquired Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement that have not been or will not be validly waived on or prior to the Closing Date.

f. The Issuer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Issuer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which, as of the date of this Subscription Agreement, the Issuer is a party or by which the Issuer’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

g. The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Acquired Shares), other than (i) the filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement (as defined below), (ii) filings required by applicable state securities laws, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act, (iv) the filings required in accordance with Section 10(o) of this Subscription Agreement; (v) those required by the NASDAQ Capital Market (“NASDAQ”), including with respect to obtaining approval of the Issuer’s stockholders, and (vi) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

h. As of the date of this Subscription Agreement, the authorized capital stock of the Issuer consists of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”) and (ii) 145,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), including (1) 125,000,000 Class A Shares and (2) 20,000,000 Class B Shares. As of the date of this Subscription Agreement, (i) no shares of Preferred Stock are issued and outstanding, (ii) 27,500,000 Class A Shares are issued and outstanding, (iii) 6,875,000 Class B Shares are issued and outstanding and (iv) 13,750,000 redeemable warrants and 7,500,000 private placement warrants are outstanding.

Annex B-4

i. The Issuer has not received any written communication from a governmental entity that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

j. The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on NASDAQ under the symbol “OSPR”. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by NASDAQ or the Commission with respect to any intention by such entity to deregister the Class A Shares or prohibit or terminate the listing of the Class A Shares on NASDAQ. The Issuer has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act.

k. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Acquired Shares by the Issuer to Subscriber.

l. Neither the Issuer nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Acquired Shares.

m. The Issuer has not entered into any other agreement with any subscriber to the Other Subscription Agreements or any other investor to purchase Class A Shares on terms (economic or otherwise) more favorable to such subscriber or investor than as set forth in this Subscription Agreement.

n. The Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, filed by the Issuer with the Commission since its initial registration of the Class A Shares (the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act applicable to the Issuer and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents. None of the SEC Documents filed under the Exchange Act contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Issuer makes no such representation or warranty with respect to any information relating to Royal or any of its affiliates included in any SEC Document or filed as an exhibit thereto. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception. There are no material outstanding or unresolved comments in comment letters from the Commission Staff with respect to any of the SEC Documents.

Annex B-5

o.  Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Issuer, threatened against the Issuer or (ii) judgment, decree, injunction, ruling or order of any governmental entity outstanding against the Issuer.

p. Except for placement fees payable to the Agent (as defined herein), the Issuer has not paid, and is not obligated to pay, any brokerage, finder’s or other fee or commission in connection with its issuance and sale of the Acquired Shares, including, for the avoidance of doubt, any fee or commission payable to any stockholder or affiliate of the Issuer.

q.  Except as provided in this Subscription Agreement and the Other Subscription Agreements, none of the Issuer, its subsidiaries or any of their affiliates, nor any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Acquired Shares under the Securities Act, whether through integration with prior offerings or otherwise.

r. The Issuer and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested shareholder, business combination, poison pill (including, without limitation, any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation, Bylaws or other organizational documents or the laws of the jurisdiction of its formation which is or could become applicable to Subscriber as a result of the Issuer’s issuance of the Acquired Shares and Subscriber’s ownership of the Acquired Shares. The Issuer and its board of directors have taken all necessary action, if any, in order to render inapplicable any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of shares of Common Stock or a change in control of the Issuer or any of its subsidiaries.

s. Neither the Issuer nor any of its subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Issuer or any subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Issuer and its subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent (as defined below). For purposes hereof, “Insolvent” means, with respect to any person, (i) the present fair saleable value of such person’s assets is less than the amount required to pay such person’s total indebtedness, (ii) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

Annex B-6

t. Except for discussions specifically regarding the offer and sale of the Acquired Shares, the Issuer confirms that neither it nor any other person acting on its behalf has provided Subscriber or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, non-public information concerning the Issuer or any of its subsidiaries, other than with respect to the Transactions and the transactions contemplated by this Subscription Agreement. The Issuer understands and confirms that Subscriber will rely on the foregoing representations in effecting transactions in securities of the Issuer. Each press release issued by the Issuer or any of its subsidiaries during the twelve (12) months preceding the date of this Subscription Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except with respect to the Transactions and the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements, no event or circumstance has occurred which, under applicable law, rule or regulation, requires public disclosure at or before the date hereof or announcement by the Issuer but which has not been so publicly disclosed.

u.  The Issuer acknowledges and agrees that, notwithstanding anything herein to the contrary, including, without limitation, Section 4(e) of this Subscription Agreement, the Acquired Shares may be pledged by Subscriber in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Acquired Shares hereunder, and Subscriber effecting a pledge of Securities shall not be required to provide the Issuer with any notice thereof or otherwise make any delivery to the Issuer pursuant to this Subscription Agreement; provided that Subscriber and its pledgee shall be required to comply with the provisions of Section 4(e) hereof in order to effect a sale, transfer or assignment of Acquired Shares to such pledgee. The Issuer hereby agrees to execute and deliver such documentation as a pledgee of the Acquired Shares may reasonably request in connection with a pledge of the Acquired Shares to such pledgee by Subscriber.

4.  Subscriber Representations and Warranties. Subscriber represents and warrants that:

a. Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

b.  This Subscription Agreement has been duly authorized, executed and delivered by Subscriber and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

c. The execution, delivery and performance by Subscriber of this Subscription Agreement, including the consummation of the transactions contemplated hereby, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on the legal authority or ability of the Subscriber to perform in any material respects its obligations hereunder.

Annex B-7

d.  Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares, unless such newly formed entity is an entity in which all of the equity owners are “accredited investors” (within the meaning of Rule 501(a) under the Securities Act.

e. Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act. Subscriber understands that the Acquired Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur in an “offshore transaction” within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act, provided that all of the applicable conditions thereof have been met or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, and that any certificates or book-entry records representing the Acquired Shares shall contain a legend to such effect. Subscriber acknowledges that the Acquired Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Acquired Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Shares.

f.  Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by the Issuer or any of its officers, directors or representatives, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.

Annex B-8

g.  Subscriber represents and warrants that its acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, as amended, section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

h.  In making its decision to purchase the Acquired Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to the Issuer and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares. Subscriber acknowledges and agrees that it has not relied on the Agent (as defined below) or any of the Agent’s affiliates with respect to its decision to purchase the Acquired Shares.

i.  Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and the Issuer or by means of contact from Credit Suisse Securities (USA) LLC, acting as placement agent for the Issuer (the “Agent”), and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer or by contact between Subscriber and the Agent. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Acquired Shares (i) were not offered by any form of general advertising or, to its knowledge, general solicitation and (ii) to its knowledge are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

j.  Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

k.  Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

l.  Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of this investment.

Annex B-9

m. Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or any other Executive Order issued by the President of the United States and administered by OFAC (collectively “OFAC Lists”), (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC Lists. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived.

n.  If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) neither Issuer, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Acquired Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Acquired Shares; (ii) the decision to invest in the Acquired Shares has been made at the recommendation or direction of an “independent fiduciary” (“Independent Fiduciary”) within the meaning of US Code of Federal Regulations 29 C.F.R. section 2510.3 21(c), as amended from time to time (the “Fiduciary Rule”) who is (1) independent of the Transaction Parties; (2) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies (within the meaning of the Fiduciary Rule); (3) is a fiduciary (under ERISA and/or section 4975 of the Code) with respect to Subscriber’s investment in the Acquired Shares and is responsible for exercising independent judgment in evaluating the investment in the Acquired Shares; and (4) is aware of and acknowledges that (A) none of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the purchaser’s or transferee’s investment in the Acquired Shares, and (B) the Transaction Parties have a financial interest in the purchaser’s investment in the Acquired Shares on account of the fees and other remuneration they expect to receive in connection with transactions contemplated by this Subscription Agreement.

Annex B-10

o.  Subscriber has, and at the Closing will have, sufficient funds to pay the Purchase Price pursuant to Section 2(a).

5.  Registration Rights.

a. The Issuer agrees that, within fifteen (15) calendar days after the Closing Date (the “Filing Date”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement registering the resale of the Acquired Shares (the “Registration Statement”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Closing and (ii) the 7th business day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Issuer’s obligations to include the Acquired Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Issuer such information regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Acquired Shares as shall be reasonably requested by the Issuer to effect the registration of the Acquired Shares, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder; provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction with Osprey on the ability to transfer the Acquired Shares. Any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 5.

b.  The Issuer further agrees that, in the event that (i) the Registration Statement has not been declared effective by the Commission by the Effectiveness Date, (ii) after such Registration Statement is declared effective by the Commission, (A) such Registration Statement ceases for any reason (including by reason of a stop order, or the Issuer’s failure to update the Registration Statement), to remain continuously effective as to all Acquired Shares for which it is required to be effective or (B) Subscriber is not permitted to utilize the Registration Statement to resell the Acquired Shares (in each case of (A) and (B), (x) other than within the time period(s) permitted by this Subscription Agreement and (y) excluding by reason of a post-effective amendment required in connection with the Issuer’s filing of an amendment thereto (a “Special Grace Period”) (which Special Grace Period shall not be treated as a Registration Default (as defined below)), or (iii) after the date six months following the Closing Date, and only in the event the Registration Statement is not effective or available to sell all Acquired Shares, the Issuer fails to file with the Commission any required reports under Section 13 or 15(d) of the Exchange Act such that it is not in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable), as a result of which Subscribers who are not affiliates of the Issuer are unable to sell the Acquired Shares without restriction under Rule 144 (or any successor thereto) (each such event referred to in clauses (i) through (iii), a “Registration Default” and, for purposes of such clauses, the date on which such Registration Default occurs, a “Default Date”), then in addition to any other rights Subscriber may have hereunder or under applicable law, on each such Default Date and on each monthly anniversary of each such Default Date (if the applicable Registration Default shall not have been cured by such anniversary date) until the applicable Registration Default is cured the Issuer shall pay to each Subscriber an amount in cash, as partial liquidated damages and not as a penalty (“Liquidated Damages”), equal to 0.5% of the aggregate Purchase Price paid by Subscriber pursuant to this Subscription Agreement for any Acquired Shares which may not be disposed by Subscriber without restriction on the Default Date; provided, however, that if Subscriber fails to provide the Issuer with any information requested by the Issuer that is required to be provided in such Registration Statement with respect to Subscriber as set forth herein, then, for purposes of this Section 5, the Filing Date for a Registration Statement with respect to Subscriber shall be extended until two (2) business days following the date of receipt by the Issuer of such required information from Subscriber; and in no event shall the Issuer be required hereunder to pay to Subscriber pursuant to this Subscription Agreement an aggregate amount that exceeds 5.0% of the aggregate Purchase Price paid by Subscriber for any Acquired Shares which may not be disposed by Subscriber without restriction as of the Effectiveness Date. The Liquidated Damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of a Registration Default following the Effectiveness Date. The Issuer shall deliver the cash payment to Subscriber with respect to any Liquidated Damages by the fifth business day after the date payable. If the Issuer fails to pay said cash payment to Subscriber in full by the fifth business day after the date payable, the Issuer will pay interest thereon at a rate of 5.0% per annum (or such lesser maximum amount that is permitted to be paid by applicable law, and calculated on the basis of a year consisting of 360 days) to such Subscriber, accruing daily from the date such Liquidated Damages are due until such amounts, plus all such interest thereon, are paid in full. Notwithstanding the foregoing, nothing shall preclude any Subscriber from pursuing or obtaining any available remedies at law, specific performance or other equitable relief with respect to this Section 5 in accordance with applicable law. The parties agree that notwithstanding anything to the contrary herein, no Liquidated Damages shall be payable to Subscriber with respect to any period during which all of such Subscriber’s Acquired Shares may be sold by Subscriber without volume or manner of sale restrictions under Rule 144 and the Issuer is in compliance with the current public information requirements under Rule 144(c)(1) (or Rule 144(i)(2), if applicable).

Annex B-11

c. In the case of the registration, qualification, exemption or compliance effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense the Issuer shall:

(i) except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Subscriber ceases to hold any Acquired Shares or (ii) the date all Acquired Shares held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) two years from the Effective Date of the Registration Statement. The period of time during which the Issuer is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;

(ii) advise Subscriber within five (5) business days:

(1)  when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(2)  of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(3)  of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(4)  of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Acquired Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(5)  subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (1) through (5) above constitutes material, nonpublic information regarding the Issuer;

Annex B-12

(iii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv)  upon the occurrence of any event contemplated above, except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Acquired Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v)  use its commercially reasonable efforts to cause all Acquired Shares to be listed on each securities exchange or market, if any, on which the Class A Shares issued by the Issuer have been listed; and

(vi)  use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Acquired Shares contemplated hereby and to enable Subscriber to sell the Acquired Shares under Rule 144.

d.  Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Issuer’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Issuer’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Acquired Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer unless otherwise required by law or subpoena. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Acquired Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Acquired Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

Annex B-13

e. Indemnification.

(i) The Issuer agrees to indemnify, to the extent permitted by law the Subscriber, its directors and officers and agents and each person who controls the Subscriber (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Issuer by such Subscriber expressly for use therein.

(ii) In connection with any Registration Statement in which a Subscriber is participating, such Subscriber shall furnish to the Issuer in writing such information and affidavits as the Issuer reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Issuer, its directors and officers and agents and each person who controls the Issuer (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Subscriber expressly for use therein; provided, however, that the liability of each such Subscriber shall be several and not joint and shall be in proportion to and limited to the net proceeds received by such Subscriber from the sale of Acquired Shares pursuant to such Registration Statement.

(iii) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv)  The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Issuer and each Subscriber participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Issuer’s or such Subscriber’s indemnification is unavailable for any reason.

(v)  If the indemnification provided under this Section 5(e) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 5(e)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5(i) from any person who was not guilty of such fraudulent misrepresentation.

6.  Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Contribution Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if any of the conditions to Closing set forth in Section 2 of this Subscription Agreement are not satisfied on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing or (d) the Outside Date (as defined in the Contribution Agreement); provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Subscriber in writing of the termination of the Contribution Agreement.

Annex B-14

7.  Trust Account Waiver. Subscriber acknowledges that the Issuer is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Issuer and one or more businesses or assets. Subscriber further acknowledges that, as described in the Issuer’s prospectus relating to its initial public offering dated July 20, 2017 (the “Prospectus”), available at www.sec.gov, substantially all of the Issuer’s assets consist of the cash proceeds of the Issuer’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Issuer, its public stockholders and certain parties (including the underwriters of the Issuer’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Issuer to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the Issuer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber, on behalf of itself and its affiliates and representatives, hereby irrevocably waives any and all right, title and interest, or any claim of any kind they have or may have in the future as a result of, or arising out of, this Subscription Agreement, in or to any monies held in the Trust Account, and agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Acquired Shares, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Subscriber acknowledges and agrees that it shall not have any redemption rights with respect to the Acquired Shares pursuant to the Issuer’s certificate of incorporation in connection with the Transactions or any other business combination, any subsequent liquidation of the Trust Account or the Issuer or otherwise. In the event Subscriber has any claim against the Issuer as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Acquired Shares, it shall pursue such claim solely against the Issuer and its assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account.

8.  Reserved.

9.  Issuer’s Covenants

a. Except as contemplated herein, Issuer, its subsidiaries, their respective affiliates shall not, and shall cause any person acting on behalf of any of the foregoing to not, take any action or steps that would require registration of the issuance of any of the Acquired Shares under the Securities Act.

b.  With a view to making available to Subscriber the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may at any time permit Subscriber to sell securities of the Issuer to the public without registration, the Issuer agrees, until the Acquired Shares are registered for resale under the Securities Act, to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144;

Annex B-15

(ii) file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(iii) furnish to Subscriber so long as it owns Acquired Shares, promptly upon request, (x) a written statement by the Issuer, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by the Issuer and (z) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.

c. The Issuer will use the proceeds from the sale of the Acquired Shares and the shares issued and sold pursuant to the Other Subscription Agreement solely to finance the Transactions.

d. The legend described in Section 4(e) shall be removed and the Issuer shall issue a certificate without such legend to the holder of the Acquired Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“DTC”), if (i) such Acquired Shares are registered for resale under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Issuer with an opinion of counsel, in a form reasonably acceptable to the Issuer, to the effect that such sale, assignment or transfer of the Acquired Shares may be made without registration under the applicable requirements of the Securities Act, or (iii) the Acquired Shares can be sold, assigned or transferred pursuant to Rule 144. The Issuer shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.

10. Miscellaneous.

a. Subscriber acknowledges that the Issuer and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Issuer if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects.

b. Each of the Issuer and Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. The Agent is entitled to rely upon the representations and warranties made by Subscriber in this Subscription Agreement.

Annex B-16

c. This Subscription Agreement and any of Subscriber’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as the Subscriber, without the prior consent of the Issuer, provided that such assignee(s) agrees to be bound by the terms hereof. Upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations provided for herein to the extent of such assignment. Neither this Subscription Agreement nor any rights that may accrue to the Issuer hereunder or any of Issuer’s obligations may be transferred or assigned.

d. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

e. The Issuer may request from Subscriber such additional information as the Issuer may deem reasonably necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures.

f. This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

g. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j. This Subscription Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

k. Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated by this Subscription Agreement.

Annex B-17

l. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii) if to the Issuer, to:

1845 Walnut Street, 10th Floor

Philadelphia, PA 19103

Attn: Jeffrey Brotman

Facsimile: (215) 640-6344

with a required copy to (which copy shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019
Attention: David K. Lam

Telephone: (212) 403-1000

Facsimile: (212) 403-2000

E-mail: dklam@wlrk.com

m. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

n.  This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

Annex B-18

THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10(l) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(n).

o.  If, any change in the Class A Shares shall occur between the date hereof and immediately prior to the Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Acquired Shares issued to Subscriber shall be appropriately adjusted to reflect such change.

p.  The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transactions and any other material, nonpublic information that the Issuer has provided to Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, to the Issuer’s knowledge, Subscriber shall not be in possession of any material, non-public information received from the Issuer or any of its officers, directors or employees and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Issuer or any of its affiliates. Notwithstanding anything in this Subscription Agreement to the contrary, the Issuer shall not publicly disclose the name of Subscriber or any of its affiliates, or include the name of Subscriber or any of its affiliates in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (i) as required by the federal securities law in connection with the Registration Statement and (ii) to the extent such disclosure is required by law, at the request of the Staff of the Commission or regulatory agency or under the regulations of NASDAQ.

[Signature pages follow.]

Annex B-19

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

OSPREY ENERGY ACQUISITION CORP.

By:
Name:
Title:

Date:          , 2018

Signature Page to
Subscription Agreement

Annex B-20

SUBSCRIBER:

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

By:	By:
Name:	Name:
Title:	Title:

Date:, 2018

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

(Please print.Please indicate name and capacity of person signing above)	(Please print.Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different)

Email Address:

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship

☐ Tenants-in-Common

☐ Community Property

Subscriber’s EIN:_____________________	Joint Subscriber’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.: _________________________	Telephone No.:__________________________
Facsimile No.:___________________________	Facsimile No.:___________________________

Annex B-21

Aggregate Number of Acquired Shares subscribed for:

Aggregate Purchase Price: $ .

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.

Number of Acquired Shares subscribed for and aggregate Purchase Price as of             , 2018, accepted and agreed to as of this day of           , 2018, by:

OSPREY ENERGY ACQUISITION CORP.

By:
Name:
Title:

Signature of Subscriber:

[ ]By: _________________
Name:
Title:

Signature Page to
Subscription Agreement

Annex B-22

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):
	1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).
	2.	☐ We are subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):
	1.	☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”
	2.	☐ We are not a natural person.

*** AND ***

C.	AFFILIATE STATUS (Please check the applicable box)
SUBSCRIBER:
	☐	is:
	☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

Schedule A-1

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐ Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934;

☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐ Any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act;

☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

☐ Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; or

☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in § 230.506(b)(2)(ii).

☐ Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000.  For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;

☐  Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐  Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

Schedule A-2

Annex C

VOTING AGREEMENT

This VOTING AGREEMENT, dated June 3, 2018 (this “Agreement”), is made and entered into by and among Royal Resources L.P., a Delaware limited partnership (“Royal”), and the parties listed as signatories to this Agreement (each a “Stockholder” and collectively the “Stockholders”). Royal and the Stockholders are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”.

WHEREAS, the Stockholders are stockholders (or may become stockholders) of Osprey Energy Acquisition Corp., a Delaware corporation (the “Company”);

WHEREAS, concurrently with the execution of this Agreement, the Company, Royal, Royal Resources GP L.L.C., a Delaware limited liability company, Noble Royalties Acquisition Co., LP, a Delaware limited partnership (“NRAC”), Hooks Ranch Holdings LP, a Delaware limited partnership (“Hooks Holdings”), and DGK ORRI Holdings, LP, a Delaware limited partnership (“DGK”), DGK ORRI GP, LLC, a Delaware limited liability company (“DGK GP”), Hooks Holdings Company GP, LLC, a Delaware limited liability company (“Hooks GP”, together with NRAC, Hooks Holdings, DGK and DGK GP, the “Contributors” and each a “Contributor”), have entered into a Contribution Agreement (the “Contribution Agreement”), pursuant to which the Contributors have agreed to contribute certain assets to a Subsidiary of the Company; and

WHEREAS, as a condition to its willingness to enter into the Contribution Agreement, Royal has required that each Stockholder executes and delivers this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each of the undersigned hereby agree as follows:

1.  Definitions. As used herein the term (a) “Beneficially Own” (including its correlative meanings, “Beneficial Ownership”) has the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time, (b) “Voting Shares” means any securities of the Company entitled to vote in the election of directors of the Company Beneficially Owned by Stockholder, and (c) “Stockholder Material Adverse Effect” means any occurrence, condition, change, development, event, or effect that, individually or in the aggregate, prevents or materially impairs the ability of Stockholder to consummate the transactions contemplated by this Agreement. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Contribution Agreement.

2.  Representations and Warranties of Stockholder. Each Stockholder hereby represents and warrants to Royal, with respect to Stockholder and Stockholder’s Beneficial Ownership of its Company Interests (as defined below), as follows:

(a)  Authorization. Stockholder has the power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by Stockholder, and when duly authorized, executed and delivered by Stockholder, constitutes the legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

Annex C-1

(b)  Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate or result in any breach of Stockholder’s Organizational Documents (as applicable), (ii) result in any breach of, or constitute a default under (or constitute an event which with the giving of notice or lapse of time, or both, would become a default), or give to any third party (other than a Governmental Authority) any right of termination, consent, acceleration or cancellation of, or result in the creation of any Lien on any of the Assets of Stockholder pursuant to, any Contract to which Stockholder is a party or by which such Assets are bound, except as would not reasonably be expected to as would not reasonably be expected to result in a Stockholder Material Adverse Effect, or (iii) violate or result in a breach of any Law applicable to Stockholder, except as would not reasonably be expected to result in a Stockholder Material Adverse Effect. No Governmental Approval is required to be made or obtained by Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except (a) as would not reasonably be expected to result in a Stockholder Material Adverse Effect and (b) compliance with any applicable requirements of any applicable securities laws, whether federal, state or foreign.

(c)  Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Stockholder, threatened, against Stockholder before or by any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement. For purposes of this Section 2(c), “knowledge of such Stockholder” means the knowledge of the directors and officers of Stockholder if such Stockholder is not an individual.

(d)  Ownership of Shares. Exhibit A sets forth all Voting Shares and options, warrants or other rights to acquire any additional securities of the Company Beneficially Owned by each Stockholder as of the date of this Agreement (collectively, the “Company Interests”). (i) Stockholder Beneficially Owns its Company Interests free and clear of all encumbrances and (ii) there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares and there are no voting trusts or voting agreements with respect to the Company Interests, except for such encumbrances, rights, agreements, arrangements or commitments set forth in the Amended and Restated Limited Liability Company Agreement of Stockholder dated July 26, 2017 and that certain Letter Agreement, dated July 20, 2017 (the “Letter Agreement”), by and among the Company, members of the Company’s board of directors and/or management team signatories thereto, and Stockholder. As of the date of this Agreement, Stockholder does not Beneficially Own any Company Interests other than the Company Interests set forth on Exhibit A.

Annex C-2

3. Agreement to Vote Shares; Irrevocable Proxy.

(a)  During the term of this Agreement, Stockholder agrees to vote the Voting Shares (other than any securities underlying warrants of the Company that have not been exercised as of such date) and to execute a written consent or consents with respect to such Voting Shares if stockholders of the Company are requested to vote their shares through the execution of an action by written consent: (i) in favor of the Stockholder Proposals and (ii) against (A) any proposal or offer from any Person (other than the Company or any of its Affiliates) that is not a Stockholder Proposal concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company, (2) the issuance or acquisition of shares of capital stock or other equity securities of the Company, or (3) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets and (B) any action, proposal, transaction or agreement that would reasonably be expected to prevent or materially impair the ability of the Company to consummate the Transactions or the fulfillment of the Company’s conditions to the consummation of the Transaction under the Contribution Agreement.

(b)  Each Stockholder hereby appoints Jeffrey Brotman and any designee of Daniel Herz, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Voting Shares solely in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to the Voting Shares. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4.  No Voting Trusts or Other Arrangement. Except as set forth herein, Stockholder agrees that Stockholder will not, and will not permit any entity under Stockholder’s control to, following the date of this Agreement, deposit any Company Interests in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares. Stockholder hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

5.  Transfer and Encumbrance. Stockholder agrees that during the term of this Agreement, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of his, her or its Company Interests or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Shares or Stockholder’s voting or economic interest therein, in each case. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void.

Annex C-3

6.  Appraisal and Dissenters’ Rights; Actions. Stockholder (i) hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Transactions that Stockholder may have pursuant to the DGCL or otherwise by virtue of ownership of the Voting Shares, and (ii) agrees not to commence or join in, and agrees to take all actions necessary to opt out of, any class in any class action with respect to any claim, derivative or otherwise, against the Company, Royal, any of the Contributors, or any of their respective successors alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Contribution Agreement or any Ancillary Agreement.

7.  Redemption, Conversion Rights and Registration Rights. Stockholder agrees not to (a) exercise any right to redeem or convert (other than the conversion of the shares of Class B common stock into shares of Class A common stock of the Company as contemplated by the Contribution Agreement) any Company Interests as of the date hereof or acquired and held in such capacity subsequent to the date hereof, or (b) exercise any registration rights or other rights with respect to any Company Interests as of the date hereof or acquired and held in such capacity subsequent to the date hereof.

8.  No Solicitation of Transactions. During the term of this Agreement, Stockholder shall not, and shall cause its Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents not to, take any action, directly or indirectly, to initiate, solicit, facilitate or encourage, participate in any discussions or negotiations with, enter into any Contract (including any letter of intent or confidentiality agreement), or furnish to any other Person any information with respect to, any proposal from any Person relating to a Business Combination involving the Company.

9.  Termination. This Agreement shall terminate upon the earliest to occur of (a) the closing of the transactions contemplated by the Contribution Agreement and (b) the date on which the Contribution Agreement is terminated in accordance with its terms. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Stockholder, to the address included on such Stockholder’s signature page hereto with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	David K. Lam
Telephone:	(212) 403-1000
Facsimile:	(212) 403-2000
E-mail:	dklam@wlrk.com

Annex C-4

If to Royal to:

c/o The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

Telephone: (212) 583-5701

Attention:	Angelo G. Acconcia
Adam Jenkins
Email:	acconcia@Blackstone.com
adam.jenkins@Blackstone.com

with a copy (which shall not constitute notice) to:

KIRKLAND & ELLIS LLP
609 Main Street
Houston, TX 77002

Telephone:	(713) 836 3600
Facsimile:	(713) 836 3601
E-mail:	rhett.vansyoc@kirkland.com

and

KIRKLAND & ELLIS LLP
601 Lexington Avenue
New York, NY 10022

Telephone:	(212) 446-4800
Facsimile:	(212) 446-4900
E-mail:	claire.james@kirkland.com

11. Miscellaneous.

(a)  Whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

(b)  Upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable rule of Law or public policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

(c)  This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law.

Annex C-5

(d)  The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

(e)  Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby shall be brought and determined by Court of Chancery of the State of Delaware and the federal courts of the United States of America in the State of Delaware and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(f)  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM RELATED THERETO.

(g)  This Agreement supersedes all prior discussions and agreements between the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their Affiliates with respect to the subject matter hereof; provided that during the term of this Agreement, the transfer restrictions expressly set forth in Section 5 hereof shall be considered additive to any transfer restrictions in any other agreement between the Parties and their Affiliates containing restrictions on the transfer of any Company Interests. Each Party acknowledges and agrees that, in entering into this Agreement, such Party has not relied on any promises or assurances, written or oral that are not reflected in this Agreement.

(h)  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without regard to any conflict of laws principles thereof).

(i)  Each Party acknowledges that the other would be damaged irreparably if the obligations of the other Party under this Agreement are not performed in accordance with their specific terms or otherwise breached. Accordingly, the Parties agree that, prior to any termination of this Agreement in accordance with its terms, the Contributors and Buyer are entitled to enforce specifically the express obligations of the other Parties under this Agreement, on the terms and subject to the conditions herein.

(j)  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

(k)  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by the Contributors and Buyer.

(l)  The undersigned agree that there is not and has not been any other agreement, arrangement or understanding between the Parties with respect to the matters set forth herein.

(m)  Stockholder is entering into this Agreement in its capacity as a stockholder of the Company and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require any Person, in his or her capacity as a director and/or officer of the Company to act or fail to act in accordance with his, her or its fiduciary duties in such director and/or officer capacity. Furthermore, no Person makes any agreement or understanding herein in his, her or its capacity as a director and/or officer of the Company. The Parties acknowledge that nothing in this Agreement shall restrict the Company and the Company’s board of directors from taking any action permitted by and in accordance with the Contribution Agreement.

[Signatures follow on next page.]

Annex C-6

The Parties have executed this Voting Agreement as of the date first above written.

ROYAL: ROYAL RESOURCES L.P.

By:	Royal Resources GP L.L.C.,
its general partner

By:	/s/ Angelo Acconcia
	Name:	Angelo Acconcia
	Title:	Chief Financial Officer and Treasurer

[Signature Page to Voting Agreement]

Annex C-7

OSPREY SPONSOR, LLC

By:	/s/ Jonathan Z. Cohen
	Name:	Jonathan Z. Cohen
	Title:	Manager

[Signature Page to Voting Agreement]

Annex C-8

By:	/s/ Edward Cohen
	Name:	Edward Cohen

By:	/s/ Jonathan Cohen
	Name:	Jonathan Cohen

By:	/s/ Daniel Herz
	Name:	Daniel Herz

By:	/s/ Jeffrey Brotman
	Name:	Jeffrey Brotman

[Signature Page to Voting Agreement]

Annex C-9

 Annex D

FORM OF SHAREHOLDERS’ AGREEMENT

DATED AS OF [       ], 2018

AMONG

FALCON MINERALS CORPORATION

AND

THE OTHER PARTIES HERETO

Annex D-i

SHAREHOLDERS’ AGREEMENT

This Shareholders’ Agreement (this “Agreement”) is entered into as of [_________], 2018 by and among Falcon Minerals Corporation, a Delaware corporation formerly named Osprey Energy Acquisition Corp. (the “Company”), Osprey Sponsor, LLC, a Delaware limited liability company (“Osprey Sponsor”), Edward Cohen, Jonathan Z. Cohen, Daniel C. Herz, Jeffrey F. Brotman, Royal Resources L.P., a Delaware limited partnership (“Royal LP”), Royal Resources GP L.L.C., a Delaware limited liability company (“Royal GP” and collectively with Royal LP, “Royal”), Noble Royalties Acquisition Co., LP, a Delaware limited partnership (“NRAC”), Hooks Ranch Holdings LP, a Delaware limited partnership (“Hooks Holdings”), DGK ORRI Holdings, LP, a Delaware limited partnership (“DGK Holdings”, and collectively with NRAC and Hooks Holdings, the “Contributors” and each a “Contributor”), and Blackstone Management Partners, L.L.C. (“Blackstone”). Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party,” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, on June 3, 2018, the Company, Royal and the Contributors entered into a Contribution Agreement (the “Contribution Agreement”), pursuant to which the Contributors agreed to contribute certain assets to a Subsidiary of the Company in exchange for, among other things, Class C Common Stock of the Company (the “Transactions”); and

WHEREAS, in connection with the Transactions, the Parties wish to set forth certain understandings with respect to certain governance matters of the Company following the Closing.

NOW, THEREFORE, the Parties agree as follows:

Article I
INTRODUCTORY MATTERS

1.1   Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this Agreement, “control” of a Person (including its correlative meanings, “controlled by” and “under common control with”) means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise.

“Agreement” has the meaning given to it in the Preamble.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

Annex D-1

“Blackstone Conditions” means collectively, the Blackstone Highest Condition, the Blackstone Higher Condition, the Blackstone Lower Condition and the Blackstone Minimum Condition.

“Blackstone Designator” means a Blackstone Party, or any group of Blackstone Parties collectively, then holding of record a majority of Outstanding Osprey Interests Beneficially Owned by all Blackstone Parties.

“Blackstone Director” means the Initial Blackstone Directors, any Blackstone Designee elected and serving on the Board, and any individual appointed to the Board pursuant to Section 2.2(c) to fill any vacancy created on the Board as a result of the death, disability, retirement, removal or resignation of any Blackstone Director.

“Blackstone Designee” has the meaning set forth in Section 2.2(a) hereof.

“Blackstone Higher Condition” means that the combined voting power of the Class C Common Stock and the Class A Common Stock Beneficially Owned by the Royal Owners represents equal to or less than 40% and more than 20% of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors.

“Blackstone Highest Condition” means that the combined voting power of the Class C Common Stock and the Class A Common Stock Beneficially Owned by the Royal Owners represents more than 40% of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors.

“Blackstone Lower Condition” means that the combined voting power of the Class C Common Stock and the Class A Common Stock Beneficially Owned by the Royal Owners represents equal to or less than 20% and more than 10% of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors.

“Blackstone Minimum Condition” means that the combined voting power of the Class C Common Stock and the Class A Common Stock Beneficially Owned by the Royal Owners represents equal to or less than 10% and more than 5% of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors.

“Blackstone Parties” means Royal, the Contributors, Blackstone and any other Person that is both a controlled Affiliate of Blackstone and holds Common Stock.

“Board” means the board of directors of the Company.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Houston, Texas or New York, New York are authorized or obligated to close.

“Business Opportunity” means any interest, expectancy, co-participation rights or other rights in or to any business opportunity or transaction involving the direct or indirect acquisition of or investment in any oil and gas fee mineral interests or Royalties; provided, however, that “Business Opportunity” shall not include any direct or indirect acquisition of or investment in of (a) up to five percent (5%) as a passive investor in any class of securities of a business or entity if such securities are listed on, or otherwise convertible into securities listed on, a national securities exchange or (b) any securities of a business or entity, if less than 10% of the consolidated revenue of such business or entity for the most recent completed fiscal year prior to such acquisition is generated from oil and gas fee mineral interests and Royalties.

Annex D-2

“Certificate of Incorporation” means the certificate of incorporation of the Company, as it may be amended, restated or otherwise modified from time to time.

“Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted.

“Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted.

“Class C Common Stock” means the shares of Class C common stock, par value $0.0001 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted.

“Closing” has the meaning ascribed thereto in the Contribution Agreement.

“Common Stock” means collectively the Class A Common Stock, the Class B Common Stock and/or the Class C Common Stock.

“Company” has the meaning set forth in the Preamble.

“Director” means any director of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, regulatory body, official instrumentality of the United States or any other nation, or any tribal, state, county, city, local or other political subdivision or similar governing entity.

“Independent Directors” means the Directors who qualify as an independent director pursuant to applicable SEC Guidance and the rules of the stock exchange on which the Common Stock is traded.

“Initial Blackstone Directors” means the six individuals designated as such on Exhibit A.

“Initial Independent Directors” means the three individuals designated as such on Exhibit A.

“Initial Sponsor Designees” means the two individuals designated as such on Exhibit A.

Annex D-3

“Initial Term” means the period beginning on the Closing and ending on the third annual meeting of stockholders of the Company following the Closing.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by applicable Law and, in the case of any action by the Company that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result, including (i) calling special meetings of stockholders, (ii) voting or providing a written consent or proxy with respect to shares of Common Stock, (iii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iv) executing agreements and instruments and (v) making or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such result.

“Non-Participating Demand Offering” means any demand offering under the Sponsor Registration Rights Agreement in which none of the Blackstone Parties participates as a selling security holder.

“Osprey Sponsor” shall mean Osprey Sponsor, LLC, a Delaware limited liability company, or any successor thereto. In the event that the Osprey Sponsor, LLC is dissolved, liquidated or wound up for any reason, then thereafter the Sponsor Designator shall be the Osprey Sponsor for purposes of this Agreement.

“Outstanding Osprey Interests” means the outstanding shares of Common Stock.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Royal” has the meaning set forth in the Preamble.

“Royal Owners” means Royal, its limited partners and its Affiliates, including the Blackstone Parties.

“Royal Registration Rights Agreement” means that certain Registration Rights Agreement entered into on or about the date hereof by and among the Company, Royal LP, and the Contributors.

“Royalties” means lessor’s royalties, non-participating royalties, overriding royalties, production payments, net profits interests and similar burdens payable out of production.

“SEC” means the Securities and Exchange Commission.

Annex D-4

“SEC Guidance” means (a) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (b) any oral or written comments, requirements or requests of the SEC or its staff, (c) the Securities Act and the Exchange Act and (d) any other rules, bulletins, releases, manuals and regulations of the SEC.

“Sponsor Designator” means Osprey Sponsor or, in the event that Osprey Sponsor shall have been dissolved, liquidated or wound up for any reason, Jonathan Z. Cohen (or, upon the death or disability of Jonathan Z. Cohen, Daniel C. Herz (or, upon the death or disability of both Jonathan Z. Cohen and Daniel C. Herz, Jeffrey F. Brotman)).

“Sponsor Designees” means the Initial Sponsor Designees for so long as they continue to serve on the Board and, prior to the expiration of the Initial Term, any individual appointed to the Board pursuant to Section 2.2(c) to fill any vacancy created on the Board as a result of the death, disability, retirement, removal or resignation of any Initial Sponsor Designee.

“Sponsor Registration Rights Agreement” means that certain Registration Rights Agreement dated July 20, 2017 by and among the Company and Osprey Sponsor.

“Subsidiary” “means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Transfer” (including its correlative meanings, “Transferor,” “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“Total Number of Directors” means the total number of directors comprising the Board.

“Transactions” has the meaning set forth in the Preamble.

1.2   Construction.

(a)    All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

Annex D-5

(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the date of this Agreement. Currency amounts referenced herein are in U.S. Dollars. Terms defined in the singular have the corresponding meanings in the plural, and vice versa.

(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)    Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

Article II
CORPORATE GOVERNANCE MATTERS

2.1   Board.

(a)    Initial Board. The Parties acknowledge and agreed that, pursuant to the Contribution Agreement, effective as of immediately following the Closing, the Board was reconstituted to be composed of eleven Directors, divided into three classes of Directors, in accordance with the terms of the Certificate of Incorporation. Of such eleven Directors, (a) six shall be the Initial Blackstone Directors, (b) two shall be the Initial Sponsor Designees and (c) three shall be the Initial Independent Directors. Such directors shall be in the class of directors as set forth on Exhibit A.1 Without limiting the Contribution Agreement, the Parties shall take reasonable best efforts to carry out the foregoing, and the Company shall take all Necessary Action to accomplish the same.

[1]	Exhibit A shall be as agreed between the Parties to the Contribution Agreement prior to the Closing; provided that the two Initial Sponsor Designees shall be in the class whose term expires at the third annual meeting of shareholders following the Closing, there shall be two Blackstone Directors in each class, and each of the Initial Independent Directors shall be in a different class from each other.

Annex D-6

(b)    Board Size and Structure. During the Initial Term, the Total Number of Directors shall be (a) eleven when the Blackstone Highest Condition is satisfied (consisting of six Blackstone Designees, two Sponsor Designees and three Independent Directors), (b) eleven when the Blackstone Higher Condition is satisfied (consisting of four Blackstone Designees, two Sponsor Designees and five Independent Directors), (c) nine Directors when the Blackstone Lower Condition is satisfied (consisting of two Blackstone Designees, two Sponsor Designees and five Independent Directors), (d) eight Directors when the Blackstone Minimum Condition is satisfied (consisting of one Blackstone Designee, two Sponsor Designees and five Independent Directors) and (e) seven Directors when none of the Blackstone Conditions is satisfied (consisting of two Sponsor Designees and five Independent Directors). After the Initial Term and during the term of this Agreement, the Total Number of Directors shall be (a) nine when the Blackstone Highest Condition is satisfied (consisting of six Blackstone Designees and three Independent Directors), (b) nine when the Blackstone Higher Condition is satisfied (consisting of four Blackstone Designees and five Independent Directors), (c) seven Directors when the Blackstone Lower Condition is satisfied (consisting of two Blackstone Designees and five Independent Directors), and (d) six Directors when the Blackstone Minimum Condition is satisfied (consisting of one Blackstone Designee and five Independent Directors). In addition to any vote or consent of the Board or the shareholders of the Company required by applicable Law or the Certificate of Incorporation or bylaws of the Company, and notwithstanding anything to the contrary in this Agreement, any action by the Board to increase or decrease the Total Number of Directors (other than any decrease in the Total Number of Directors as contemplated by the first two sentences of this Section 2.1(b)), shorten the term of any Director or amend the Certificate of Incorporation or bylaws of the Company with the effect of de-staggering the Board or providing for the establishment of any classes of Directors inconsistent with Section 2.1(a) shall require, (i) for so long as the Blackstone Designator has the right to designate an individual for nomination to the Board pursuant to this Article II, the prior written consent of the Blackstone Designator, and (ii) during the Initial Term, the prior written consent of the Sponsor Designator.

2.2   Board Designees.

(a)    Blackstone Designees. The Blackstone Designator shall have the right, but not the obligation, to designate individuals for nomination by the Board to be elected as Directors by the stockholders of the Company in accordance with the Certificate of Incorporation or bylaws of the Company as follows (each individual so designated, a “Blackstone Designee”):

(i)      During the period commencing on the first date on which the Blackstone Highest Condition is satisfied and ending on the first date on which the Blackstone Highest Condition ceases to be satisfied, the Blackstone Designator shall have the right to designate for nomination for election to the Board a number of individuals that, when added with all other Blackstone Designees (including the Initial Blackstone Directors) whose term is not expiring at such meeting, equals six individuals in the aggregate (and there shall be three Independent Directors, selected in accordance with Section 2.2(b)).

(ii)   During the period commencing on the first date on which the Blackstone Higher Condition is satisfied and ending on the first date on which the Blackstone Higher Condition ceases to be satisfied, the Blackstone Designator shall have the right to designate a number of individuals that, when added with all other Blackstone Designees (including the Initial Blackstone Directors) whose term is not expiring at such meeting, equals four individuals in the aggregate (and there shall be five Independent Directors, selected in accordance with Section 2.2(b)).

Annex D-7

(iii)     During the period commencing on the first date on which the Blackstone Lower Condition is satisfied and ending on the first date on which the Blackstone Lower Condition ceases to be satisfied, the Blackstone Designator shall have the right to designate for nomination for election to the Board a number of individuals that, when added with all other Blackstone Designees (including the Initial Blackstone Directors) whose term is not expiring at such meeting, equals two individuals in the aggregate (and there shall be five Independent Directors, selected in accordance with Section 2.2(b)).

(iv)      During the period commencing on the first date on which the Blackstone Minimum Condition is satisfied and ending on the first date on which the Blackstone Minimum Condition ceases to be satisfied, the Blackstone Designator shall have the right to designate a number of individuals that, when added with all other Blackstone Designees (including the Initial Blackstone Directors) whose term is not expiring at such meeting, equals one (1) individual in the aggregate (and there shall be five Independent Directors, selected in accordance with Section 2.2(b)).

(v)    Commencing on the first date on which none of the Blackstone Conditions is satisfied, the Blackstone Designator will no longer have any rights to designate any Directors for nomination for election to the Board by the Company or the Board.

(b)    Independent Director Designees. During the Initial Term, the Sponsor Designator and, so long as any Blackstone Condition is satisfied, the Blackstone Designator shall mutually designate for nomination for election to the Board any individuals to be nominated as an Independent Director for election to the Board by the Company or the Board.

(c)    Removal; Replacement; Vacancies. The Blackstone Designator shall be entitled to remove any Blackstone Director from the Board, and, during the Initial Term, the Sponsor Designator shall be entitled to remove any Sponsor Designee from the Board. In the event that a vacancy is created on the Board at any time as a result of the death, disability, retirement, removal or resignation of any Blackstone Director, the Blackstone Designator may designate a new individual to fill such vacancy, and the Board shall cause such designated individual to be appointed to the Board to fill such vacancy as promptly as practicable and to serve in the class of Directors of the Board in which such vacancy was created for the remainder of the term of such class. In the event that a vacancy is created on the Board at any time as a result of the death, disability, retirement, removal or resignation of any Sponsor Designees during the Initial Term, the Sponsor Designator may designate a new individual to fill such vacancy, and the Board shall cause such designated individual to be appointed to the Board to fill such vacancy as promptly as practicable and to serve in the class of Directors of the Board in which such vacancy was created for the remainder of the term of such class upon receipt from the Sponsor Designee of a written acknowledgement that he/she is bound by the restrictions set forth in Section 2.4 of this Agreement.2 In the event that a vacancy is created on the Board at any time as a result of the death, disability, retirement, removal or resignation of any Independent Director during the Initial Term, the Sponsor Designator and, so long as any Blackstone Condition is satisfied, the Blackstone Designator shall mutually agree on a new individual to fill such vacancy, and the Board shall cause such designated individual to be appointed to the Board to fill such vacancy as promptly as practicable and to serve in the class of Directors of the Board in which such vacancy was created for the remainder of the term of such class. Nothing in this Agreement shall require any Blackstone Director to resign, or for the Blackstone Designator to remove any Blackstone Director from office or replace any Blackstone Director prior to the expiration of such director’s term, regardless of the continued satisfaction of any of the Blackstone Conditions. Nothing in this Agreement shall require any Sponsor Designee to resign, or for the Sponsor Designator to remove from office or replace any Sponsor Designee during the Initial Term.

[2]	If either of the Initial Sponsor Designees is not a signatory to this Agreement, such person shall have to sign an acknowledgment that he/she is bound by the restrictions set forth in Section 2.4 of this Agreement.

Annex D-8

(d)    Company Necessary Action. The Company shall take all Necessary Action to cause the election of each designees to the Board as contemplated by this Section 2.2. The Company agrees that taking all Necessary Action to effectuate the foregoing shall include (i) including such designees in the slate of nominees recommended by the Board at any meeting of shareholders called for the purpose of electing directors, (ii) nominating and recommending each such individual to be elected as a Director as provided herein and (iii) soliciting proxies or consents in favor thereof.

(e)    Further Assurance. The Parties shall not, and shall cause its Affiliates and the designees to the Board not to, directly or indirectly, (i) vote any shares of Common Stock Beneficially Owned by them or their Affiliates for the removal, or otherwise seek or contribute to the removal of, any Director (other than a Director designated by such Party pursuant to the terms of this Agreement), (ii) request, call or seek to call a meeting of the stockholders of the Company or, except as expressly provided herein, nominate any individual for election to the Board at any meeting of stockholders of the Company, submit any stockholder proposal (pursuant to Rule 14a-8 promulgated under the Exchange Act, the Company’s bylaws or otherwise) to seek representation on the Board or any other proposal to be considered by the stockholders of the Company, or recommend that any other stockholders vote in favor of, or otherwise publicly comment favorably or unfavorably about, or solicit votes or proxies for, any such nomination or proposal submitted by another stockholder of the Company, or otherwise publicly seek to control or influence the Board, management or policies of the Company, in each case, in a manner that is inconsistent with the composition of the Board as contemplated by this Section 2.2; provided that in no way shall the foregoing prohibit or limit any action by a Director taken in his or her capacity as a Director in accordance with such Director’s fiduciary duties.

2.3   Certain Transactions. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into or effect any agreement or transaction with any Blackstone Party or any Affiliate of a Blackstone Party without the consent or approval of a majority of the Independent Directors then serving on the Board (or a properly empowered committee of the Board composed solely of Independent Directors).

Annex D-9

2.4   Corporate Opportunity. Osprey Sponsor, Edward Cohen, Jonathan Cohen, Daniel Herz, Jeffrey Brotman, any Sponsor Designee and any controlled Affiliates (including any jointly controlled Affiliates of the foregoing) of any of the foregoing (collectively, the “Restricted Persons”) shall not, individually or through management of or investment or other participation in another entity, invest or participate, or seek to invest or participate, in any new Business Opportunity without first presenting such Business Opportunity to the Board for consideration. The Board will promptly, and in any event within thirty (30) days after first being presented with such Business Opportunity, review such Business Opportunity and determine in good faith whether the Company or its Subsidiaries should pursue such Business Opportunity. If the Company does not elect to pursue such Business Opportunity, such Business Opportunity may be pursued by one or more Restricted Persons. Notwithstanding the foregoing, any Restricted Person shall cease to be a Restricted Person (and cease to be bound by the terms of this Section 2.4) on the earlier of (a) the date on which the Blackstone Lower Condition is not satisfied or (b) in the case of (i) Edward Cohen, Jonathan Cohen, Daniel Herz, Jeffrey Brotman, eighteen (18) months following the date on which such person ceases to be an officer or director of the Company, or (ii) any other natural person, one year following the date on which such natural person ceases to be an officer or director of the Company.

2.5   Holdback Agreement. In connection with any underwritten offering pursuant to the Royal Registration Rights Agreement or the Sponsor Registration Rights Agreement, the Blackstone Parties (in the case of an underwritten offering pursuant to the Sponsor Registration Rights Agreement) and Osprey Sponsor and its affiliates (in the case of an underwritten offering pursuant to the Royal Registration Rights Agreement) shall agree not to effect any sale or distribution of securities of the Company of the same or similar class or classes of the securities included in the applicable registration statement or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144, and agree to such other restrictions on transfer, in each case during such periods as reasonably requested (but in no event for a period longer than 90 days (or 120 days if requested in writing by the managing underwriter) following the date of such offering; provided that such period shall not be longer than the equivalent lock-up period for any participant in such offering).  Notwithstanding the foregoing, the Blackstone Parties shall not be required to so agree not to effect sales or distributions of securities of the Company in more than one Non-Participating Demand Offering in any 365 day period or more than two Non-Participating Demand Offerings in the aggregate.

Article III
GENERAL PROVISIONS

3.1   Termination. This Agreement shall terminate, and be of no further force and effect upon the later of (a) such time as the Blackstone Designator is no longer entitled to designate a Director for nomination to the Board pursuant to Section 2.2(a) hereof and (b) the expiration of the Initial Term.

Annex D-10

3.2   Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when sent by facsimile (receipt confirmed) delivered personally, five (5) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

(a)	If to the Company, to:

Falcon Minerals Corporation
1845 Walnut Street, 10th Floor
Philadelphia, PA 19103
Attention: Jonathan Z. Cohen
Fax: (215) 640-6344

with a copy (not constituting notice) to :

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention: Matthew R. Pacey
Fax: (713) 836-3601

(b)	If to the Blackstone Parties or to the Blackstone Designator, to:

The Blackstone Group L.P.
345 Park Avenue, Suite 3300
New York, New York 10154
Attention: Angelo G. Acconcia
Facsimile: (212) 201-2874

with a copy (not constituting notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention: Matthew R. Pacey and Rhett A. Van Syoc
Fax: (713) 836-3601

(c)	If to Edward Cohen, Jonathan Cohen, Daniel Herz, Jeffrey Brotman ,the Osprey Sponsor or the Sponsor Designator:

Osprey Sponsor, LLC
1845 Walnut Street, 10th Floor
Philadelphia, PA 19103
Attention: Jonathan Z. Cohen
Fax: (215) 640-6344

Annex D-11

with a copy (not constituting notice) to:

Wachtell, Lipton, Rosen & Katz LLP
51 West 52nd Street
New York, NY 10019
Attention: David K. Lam
Fax: (212) 403-2000

3.3   Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the other parties hereto. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

3.4   Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by Law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any of the Parties’ being deprived of the rights contemplated by this Agreement.

3.5   Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that, without the prior written consent of the other parties hereto, a Blackstone Party may assign this Agreement in its entirety, together with all of its rights and obligations hereunder, to any of its Affiliates.

3.6   Third Parties. Except as provided for in Article II hereof with respect to any Blackstone Party, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto; provided that the Osprey Sponsor is an express third party beneficiary of, and may enforce, any of the terms of this Agreement relating to, or for the benefit of, the Sponsor Designator and the Sponsor Designees.

3.7   Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Laws thereof.

Annex D-12

3.8   Jurisdiction; Waiver of Jury Trial. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of the courts of the State of Delaware or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 3.2 hereof. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

3.9   Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at Law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at Law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

3.10   Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

3.11   Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

3.12   Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

3.13   Grant of Consent. Any vote, consent or approval of, or designation by, or other action of, the Blackstone Designator hereunder shall be effective if notice of such vote, consent, approval, designation or action is provided in accordance with Section 3.2 hereof by the Blackstone Party or Parties holding of record a majority of the Outstanding Osprey Interests then held of record by Blackstone Parties as of the latest date any such notice is so provided.

3.14   Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

3.15   Effectiveness. This Agreement shall become effective as of the Closing.

3.16   No Recourse.

This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

Annex D-13

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY:

FALCON MINERALS CORPORATION

By:
Name:
Title:

OSPREY SPONSOR:

OSPREY SPONSOR, LLC

By:
Name:
Title:

Signature Page to Shareholders’ Agreement

Annex D-14

ROYAL RESOURCES L.P.

By:	Royal Resources GP L.L.C., its general partner

By:
Name:
Title:

ROYAL RESOURCES GP L.L.C.

By:
Name:
Title:

NOBLE ROYALTIES ACQUISITION CO. L.P.

By:	Noble Royalties Acquisition Co. GP, LLC,
its general partner

By:
Name:
Title:

HOOKS RANCH HOLDINGS LP

By:	Hooks Holding Company GP, LLC,
its general partner

By:
Name:
Title:

DGK ORRI HOLDINGS, LP

By:	DGK ORRI GP LLC,
its general partner

By:
Name:
Title:

BLACKSTONE MANAGEMENT PARTNERS L.L.C.

By:
Name:
Title:

Signature Page to Shareholders’ Agreement

Annex D-15

By:
Name: Edward Cohen

By:
Name: Jonathan Z. Cohen

By:
Name: Daniel C. Herz

By:
Name: Jeffrey F. Brotman

Signature Page to Shareholders’ Agreement

Annex D-16

EXHIBIT A

Initial Board

[To come]

Exhibit A

Annex D-17

Annex E

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of [____], 2018 by and among Falcon Minerals Corporation, a Delaware corporation (the “Company”), Royal Resources L.P., a Delaware limited partnership (“Royal LP”), Noble Royalties Acquisition Co., LP, a Delaware limited partnership (“NRAC”), Hooks Ranch Holdings LP, a Delaware limited partnership (“Hooks Holdings”), DGK ORRI Holdings, LP, a Delaware limited partnership (“DGK”), DGK ORRI GP LLC, a Delaware limited liability company (“DGK GP”), Hooks Holdings Company GP, LLC, a Delaware limited liability company (“Hooks GP”, and together with NRAC ,Hooks Holdings, DGK and DGK GP the “Contributors” and each a “Contributor”). Royal LP, each of the Contributors and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.02 of this Agreement, is herein referred to as a “Holder” and collectively as the “Holders”.

RECITALS

WHEREAS, this Agreement is made and entered into in connection with the closing of the transactions (the “Transactions”) contemplated by that certain Contribution Agreement, dated as of June 3, 2018, by and among the Company, Royal LP, Royal Resources GP L.L.C., a Delaware limited liability company, and the Contributors (the “Contribution Agreement”);

WHEREAS, the Contribution Agreement provides that the Company will contribute cash to Falcon Minerals Operating Partnership, LP, a Delaware limited partnership (the “Partnership”), in exchange for the issuance by the Partnership to the Company of Common Units (as defined below) and warrants in the Partnership;

WHEREAS, the Contribution Agreement further provides that the Contributors will contribute the Contributed Interests (as defined below) to the Partnership, in exchange for the issuance by the Company and the Partnership of Common Units, cash and shares of Class C common stock, of the Company, par value $0.0001 per share (the “Class C Common Stock”);

WHEREAS, immediately prior to or simultaneous with the closing of the Transactions, the Company, the Partnership and the Contributors will enter into that certain Amended and Restated Agreement of Limited Partnership of the Partnership (such agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified form time to time, the “LP Agreement”);

WHEREAS, in connection with the closing of the Transactions, the Partnership has provided the Contributors with a redemption right pursuant to which the Contributors may be able, at the Company’s option, to redeem or exchange their Common Units for shares of Class A Common Stock (as defined below) on the terms set forth in the LP Agreement; and

WHEREAS, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Annex E-1

Article I.
DEFINITIONS

Section 1.01 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Blackout Period” shall have the meaning given in Section 3.04(b).

“Business Day” shall mean any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Class A Common Stock” shall mean the Class A common stock, par value $0.0001 per share, of the Company.

“Commission” shall mean the Securities and Exchange Commission.

“Common Units” shall mean common units representing limited partner interests in the Partnership.

“Company” shall have the meaning given in the Preamble.

“Contributed Interests” means, collectively, the VickiCristina Interests, the VickiCristina GP Interests, the DGK Interests, the DGK GP Interests, the DLG Interests, the DLG GP Interests, the EF Interests, the EF GP Interests, the Marcellus Interests and the Marcellus GP Interests.

“Contribution Agreement” shall have the meaning given in the Recitals.

“Contribution Closing Date” shall mean [____], 2018, the date on which the Transactions closed.

Annex E-2

“Demanding Holder” and “Demanding Holders” shall have the meaning given in Section 2.02(a).

“DGK Interests” shall mean 100% of the limited partnership interests of DGK held by DGK.

“DGK GP Interests” shall mean 100% of the general partnership interests of DGK, held by DGK GP.

“DLG” shall mean Noble EF DLG LP, a Texas limited partnership.

“DLG GP Interests” shall mean 100% of the membership interests of Noble EF DLG GP LLC, a Texas limited liability company and sole general partner of DLG, held by NRAC.

“DLG Interests” shall mean 100% of the limited partnership interests of DLG held by NRAC.

“EF” shall mean Noble EF LP, a Texas limited partnership.

“EF Interests” shall mean 100% of the limited partnership interests of EF held by NRAC.

“EF GP Interests” shall mean 100% of the membership interests of Noble EF DLG GP LLC, a Texas limited liability company and sole general partner of EF.

“Effectiveness Deadline” shall have the meaning given in Section 2.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-3” shall have the meaning given in Section 2.04.

“Founder Holders” shall mean the “Holders” as defined in the Founder Registration Rights Agreement of Founder Registrable Securities.

“Founder Registrable Securities” shall mean the “Registrable Securities” as defined in the Founder Registration Rights Agreement

“Founder Registration Rights Agreement” shall mean the Registration Rights Agreement dated as of July 20, 2017, by and among the Company and the Sponsor.

“Holders” shall have the meaning given in the Preamble.

“LP Agreement” shall have the meaning given in the Recitals.

“Marcellus” shall mean Noble Marcellus LP, a Delaware limited partnership

“Marcellus Interests” shall mean 100% of the Class A limited partnership interests of Marcellus held by NRAC.

Annex E-3

“Marcellus GP Interests” shall mean 100% of the membership interests of Noble Marcellus GP, LLC, a Delaware limited liability company and sole general partner of Marcellus, held by NRAC.

“Maximum Number of Securities” shall have the meaning given in Section 2.02(b).

“Minimum Amount” shall have the meaning given in Section 2.02(a).

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Partnership” shall have the meaning given in the Recitals.

“Piggyback Registration” shall have the meaning given in Section 2.03.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any shares of Class A Common Stock issued by the Company in a Share Settlement (as defined in the LP Agreement) in connection with (x) the redemption by the Partnership of Common Units owned by any Holder or (y) at the election of the Company, a direct exchange for Common Units owned by any Holder, in each case in accordance with the terms of the LP Agreement, and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

Annex E-4

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)	all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Class A Common Stock is then listed;

(B)	fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)	printing, messenger, telephone and delivery expenses;

(D)	reasonable fees and disbursements of counsel for the Company;

(E)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration (including the expenses of any special audit and “comfort letters” required by or incident to such performance); and

(F)	reasonable fees and expenses of one (1) legal counsel selected by the Demanding Holders in connection with an Underwritten Offering.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sponsor” shall have the meaning given in Section 5.06.

“Suspension Period” shall have the meaning given in Section 3.04(a).

“Transactions” shall have the meaning given in the Recitals.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean an offering in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“VickiCristina” shall mean VickiCristina, L.P., a Delaware limited partnership.

“VickiCristina GP Interests” shall mean the 100% of the general partnership interests of VickiCristina, held by Hooks GP.

“VickiCristina Interests” shall mean 100% of the limited partnership interests of VickiCristina, L.P., a Delaware limited partnership, held by Hooks Holdings.

Annex E-5

Article II.
REGISTRATIONS

Section 2.01 Registration Statement. The Company shall, as soon as practicable after the Contribution Closing Date, but in any event within thirty (30) days after the Contribution Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 2.01 and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in any event no later than the earlier of (i) sixty (60) days (or ninety (90) days if the Commission notifies the Company that it will “review” the Registration Statement) after the Contribution Closing Date and (ii) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this Section 2.01 shall be on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2.01 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this Section 2.01 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.01, but in any event within three (3) Business Days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this Section 2.01 (including any documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

Annex E-6

Section 2.02 Underwritten Offering.

(a) In the event that the Holders elect to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering of all or part of such Registrable Securities that are registered by such Registration Statement and reasonably expect aggregate gross proceeds in excess of $30,000,000 (the “Minimum Amount”) from such Underwritten Offering, then the Company shall, upon the written demand of the Holders, as the case may be (any such Holder, a “Demanding Holder” and, collectively, the “Demanding Holders”), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of equity securities with the managing Underwriter or Underwriters selected by the majority-in-interest of the Demanding Holders in consultation with the Company, and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In addition, the Company shall give prompt written notice to each other Holder regarding such proposed Underwritten Offering, and such notice shall offer such Holders the opportunity to include in the Underwritten Offering such number of Registrable Securities as each such Holder may request. Each such Holder shall make such request in writing to the Company within five (5) business days after the receipt of any such notice from the Company, which request shall specify the number of Registrable Securities intended to be disposed of by such Holder. In connection with any Underwritten Offering contemplated by this Section 2.02, the underwriting agreement into which each Demanding Holder and the Company shall enter shall contain such representations, covenants, indemnities (subject to Article IV) and other rights and obligations as are customary in underwritten offerings of equity securities. No Demanding Holder shall be required to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Demanding Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

(b) If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises the Company and the Demanding Holders that the dollar amount or number of Registrable Securities that the Demanding Holders desire to sell, taken together with all other shares of Class A Common Stock or other equity securities that the Company or any other Holder desires to sell and the shares of Class A Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows:

(i) first, the Registrable Securities of the Demanding Holders pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Offering that can be sold without exceeding the Maximum Number of Securities;

(ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and

Annex E-7

(iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i) and clause (ii), shares of Class A Common Stock or other equity securities of (x) other Holders who have elected to participate in the Underwritten Offering pursuant to Section 2.02(a) or (y) persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons, pro rata, which can be sold without exceeding the Maximum Number of Securities.

(c) A Demanding Holder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Offering pursuant to this Section 2.02 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters of its intention to withdraw from such Underwritten Offering prior to the pricing of such Underwritten Offering and such withdrawn amount shall no longer be considered an Underwritten Offering; provided, however, that upon the withdrawal of an amount of Registrable Securities that results in the remaining amount of Registrable Securities included by the Holders, as the case may be, in such Underwritten Offering being less than the Minimum Amount, the Company shall cease all efforts to complete the Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this Section 2.02(c).

Section 2.03 Piggyback Registration.

(a) If at any time the Company proposes to file a Registration Statement under the Securities Act with respect to an Underwritten Offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.02 hereof) on a form that would permit registration of Registrable Securities, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) on Form S-4, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement , which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (in the case of an “overnight” or “bought” offering, such requests must be made by the Holders within one (1) Business Day after the delivery of any such notice by the Company) (such Registration a “Piggyback Registration”); provided, however, that if the Company has been advised by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Class A Common Stock in the Underwritten Offering, then (A) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), the Company shall not be required to offer such opportunity to the Holders or (B) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.03(b). Subject to Section 2.03(b), the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.03 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. If no written request for inclusion from a Holder is received within the specified time, each such Holder shall have no further right to participate in such Underwritten Offering. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.03 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

Annex E-8

(b) If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration that the dollar amount or number of shares of Class A Common Stock that the Company desires to sell, taken together with (i) the shares of Class A Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Sections 2.02 and 2.03, and (iii) the shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), pro rata to (1) the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Sections 2.02 and 2.03 hereof, and (2) the Founder Registrable Securities of Founder Holders exercising their rights to register their Founder Registrable Securities pursuant to the Founder Registration Rights Agreement, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

Annex E-9

(ii) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, shares of Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), pro rata to (1) the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Sections 2.02 and 2.03 hereof, and (2) the Founder Registrable Securities of Founder Holders exercising their rights to register their Founder Registrable Securities pursuant to the Founder Registration Rights Agreement, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), shares of Class A Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

(c) Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the pricing of such Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.03.

(d) For purposes of clarity, any Registration effected pursuant to Section 2.03 hereof shall not be counted as a Registration effected under Section 2.02 hereof.

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Section 2.04 Registrations on Form S-3. The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or similar short form registration statement that may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $30,000,000.

Article III.
COMPANY PROCEDURES

Section 3.01 General Procedures. The Company shall use its commercially reasonable efforts to effect the Registration of Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable:

(a) subject to Section 2.01, prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective pursuant to the terms of this Agreement until all of such Registrable Shares have been disposed of (if earlier);

(b) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all of such Registrable Shares have been disposed of (if earlier) in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and to one legal counsel selected by the Holders, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel selected by such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

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(d) prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e) use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(f) provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h) at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

(i) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.04 hereof;

(j) permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

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(k) obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request;

(l) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated as of such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as are customarily included in such opinions and negative assurance letters;

(m) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, on terms agreed to by the Company with the managing Underwriter of such offering;

(n) make available to its security holders, as soon as reasonably practicable, an earnings statement (which need not be audited) covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

(o) if any Underwritten Offering involves the disposition of Registrable Securities involving gross proceeds in excess of the Minimum Amount, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p) otherwise, in good faith, take such customary actions necessary to effect the registration of such Registrable Shares contemplated hereby.

Section 3.02 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders and the Company that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.03 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in the underwriting agreement for such Underwritten Offering and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting agreement.

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Section 3.04 Suspension of Sales; Adverse Disclosure.

(a) Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).

(b) If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration (including in connection with an Underwritten Offering) at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, then the Company may, upon giving prompt written notice to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (including in connection with an Underwritten Offering) for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose (any such period, a “Blackout Period”). In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

(c) The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.04. Notwithstanding anything to the contrary in this Section 3.04, in no event shall any Suspension Period or any Blackout Period continue for more than ninety (90) days in the aggregate during any 365-day period.

Section 3.05 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings (the delivery of which will be satisfied by the Company’s filing of such reports on the Commission’s EDGAR system). The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Class A Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

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Article IV.
INDEMNIFICATION AND CONTRIBUTION

Section 4.01 Indemnification.

(a) The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

(c) Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

(e) If the indemnification provided under this Section 4.01 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.01(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 4.01(a), Section 4.01(b) and Section 4.01(c) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.01(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.01(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.01(e) from any person who was not guilty of such fraudulent misrepresentation.

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Article V.
MISCELLANEOUS

Section 5.01 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, or telegram. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed, in the case of notices delivered by courier service, telegram and hand delivery, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) and in the case of electronic mail and telecopy, when sent. Any notice or communication under this Agreement must be addressed, if to the Company, to: 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103, and, if to any Holder, at such Holder’s address as set forth on the signature pages hereto. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective upon receipt of such notice as provided in this Section 5.01.

Section 5.02 Assignment; No Third Party Beneficiaries.

(a) This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

(b) This Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be freely assigned or delegated by such Holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder.

(c) This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders.

(d) This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and this Section 5.02.

(e) No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.01 and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.02 shall be null and void.

Section 5.03 Counterparts. This Agreement may be executed in multiple counterparts (including electronic PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

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Section 5.04 Governing Law. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO AGREEMENTS AMONG DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

Section 5.05 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 5.06 Other Registration Rights. The Company represents and warrants that no person, other than (i) a Holder of Registrable Securities and (ii) Osprey Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) which has registration rights pursuant to the Founders Registration Rights Agreement, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

Section 5.07 Term. This Agreement shall terminate upon the date as of which no Holders (or permitted assignees under Section 5.02) hold any Registrable Securities. The provisions of Section 3.05 and Article IV shall survive any termination.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

FALCON MINERALS CORPORATION

By:
Name:
Title:

HOLDERS:

ROYAL RESOURCES L.P.

By:	Royal Resources GP L.L.C., its general partner

By:
Name:
Title:

Address:

NOBLE ROYALTIES ACQUISITION CO., L.P.

By:	Noble Royalties Acquisition Co. GP, LLC,
its general partner

By:
Name:
Title:

Address:

[Signature Page to Registration Rights Agreement]

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HOOKS RANCH HOLDINGS LP

By:	Hooks Holding Company GP, LLC,
its general partner

By:
Name:
Title:

Address:

HOOKS HOLDING COMPANY GP, LLC

By:
Name:
Title:

Address:

DGK ORRI HOLDINGS, LP

By:	DGK ORRI GP LLC,
its general partner

By:
Name:
Title:

Address:

DGK ORRI GP LLC

By:
Name:
Title:

Address:

[Signature Page to Registration Rights Agreement]

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Annex F

FILED WITH THE SECRETARY OF STATE
OF THE STATE OF DELAWARE ON [●], 2018

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FALCON MINERALS CORPORATION

[●], 2018

FALCON MINERALS CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 13, 2016, as amended and thereafter filed on March 22, 2017 and further amended and filed on April 11, 2017 (the “Original Certificate as Amended”). The name under which the Original Certificate as Amended was filed is “SPAC CORP.”

2.	An amended and restated certificate of incorporation which both restated and amended the provisions of the Original Certificate as Amended, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and a certificate of amendment thereto was filed with the Secretary of State of the State of Delaware on July 21, 2017 (as so amended, the “Amended and Restated Certificate”). The name under which the Amended and Restated Certificate was filed is “Osprey Energy Acquisition Corp.”

3.	This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and further amends the provisions of the Amended and Restated Certificate was duly adopted in accordance with Sections 228, 242 and 245 of the DGCL and by the Corporation’s stockholders in accordance with Section 212 of the DGCL.

4.	This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

5.	The text of the Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

Article I
NAME

The name of the corporation is Falcon Minerals Corporation (the “Corporation”).

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Article II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (a “Business Combination”). The Corporation’s initial Business Combination (the “Initial Business Combination”) has been consummated substantially concurrently with the effectiveness of this Second Amended and Restated Certificate.

Article III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1000 North King Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is Corporation Guarantee and Trust Company.

Article IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. Upon the consummation of the Initial Business Combination, the total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 361,000,000 shares, consisting of (a) 360,000,000 shares of common stock (the “Common Stock”), including (i) 240,000,000 shares of Class A Common Stock (the “Class A Common Stock”), (ii) no shares of Class B Common Stock (the “Class B Common Stock”) and (iii) 120,000,000 shares of Class C Common Stock (the “Class C Common Stock”), and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, or such series, including, without limitation, that any such series may be (i) subject to redemption at such time or times and at such price or prices, (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of capital stock, (iii) entitled to such rights upon the liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation or (iv) convertible into, or exchangeable for, shares of any other class or classes of capital stock, or of any other series of the same class of capital stock, of the Corporation at such price or prices or at such rates and with such adjustments, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

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Section 4.3 Common Stock.

(a) Voting Generally.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class C Common Stock voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Class A Common Stock.

(i) Certain Amendments. Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class A Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of A Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Second Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change, in a manner adverse to the holders of the Class A Common Stock, the powers, preferences or rights of the Class A Common Stock, relative to the powers, preferences or rights of any other class of Common Stock, as such relative powers, preferences or rights exist as of the date of this Second Amended and Restated Certificate.

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(ii) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions; provided that, in the event of any dividend or other distribution received by the Corporation from the Partnership in respect of the Common Units or other equity interests of the Partnership held by the Corporation, including upon any liquidation, dissolution or winding up of the Partnership (any such dividend or distribution, a “Partnership Distribution”), the Board shall declare in connection with such Partnership Distribution a dividend or other distribution on the shares of Class A Common Stock in an amount equal to 100% of such Partnership Distribution, net of reserves for taxes payable by the Corporation as reasonably determined by the Board (a “Pass-Through Distribution”), and the holders of Class A Common Stock shall share equally on a per share basis in such Pass-Through Distribution. The Board shall fix the record date for any Pass-Through Distribution to be the same date as the record date for the corresponding Partnership Distribution fixed by the general partner of the Partnership or, if necessary to comply with applicable law, such later date that is as soon as practicable after the record date for the Partnership Distribution fixed by the general partner of the Partnership. To the extent that a Partnership Distribution is paid in a form other than cash, the Corporation shall sell a portion of such Partnership Distribution sufficient to reserve for taxes payable by the Corporation as reasonably determined by the Board, and the balance of such Partnership Distribution shall be a Pass-Through Distribution.

(iii) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them.

(c) Class B Common Stock.

(i) In connection with the Initial Business Combination, each share of Class B Common Stock was automatically converted (the “Class B Conversion”) into [●] shares of Class A Common Stock. The Class B Conversion is intended to be treated as a reorganization within the meaning of Section 368(a)(1)(e) of the Internal Revenue Code of 1986, as amended.

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(ii) Upon the consummation of the Initial Business Combination and the Class B Conversion, the number of authorized shares of Class B Common Stock has been reduced to zero.

(d) Class C Common Stock.

(i)  Certain Amendments. Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class C Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class C Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Second Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change, in a manner adverse to the holders of the Class C Common Stock, the powers, preferences or rights of the Class C Common Stock, relative to the powers, preferences or rights of any other class of Common Stock, as such relative powers, preferences or rights exist as of the date of this Second Amended and Restated Certificate.

(ii) Dividends. Notwithstanding anything to the contrary, dividends shall not be declared or paid on the Class C Common Stock.

(iii) Liquidation, Dissolution or Winding Up of the Corporation. The holders of Class C Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(iv) Sale Transaction Consideration; Redemption Consideration. In no event shall the Corporation enter into, or enter into any agreement to enter into, (i) a merger, consolidation or other Business Combination requiring the approval of the holders of the Corporation’s stock entitled to vote thereon (whether or not the Corporation is the surviving entity), (ii) an acquisition of all or substantially all of the Corporation’s assets or (iii) any tender or exchange offer by the Corporation or any third party to acquire any shares of stock of the Corporation (any such transaction described in (i), (ii) or (iii), in each case whether by way of a single transaction or a series of related transactions, a “Sale Transaction”), in which it is proposed that (1) each share of Class C Common Stock shall be converted into the right to receive, directly or indirectly in connection with such Sale Transaction, any consideration for such share of Class C Common Stock or (2) each share of Class C Common Stock, together with one Common Unit, shall be converted into the right to receive, directly or indirectly in connection with such Sale Transaction, a different amount of consideration on a per share basis as that received by each share of Class A Common Stock in connection with such Sale Transaction. In no event shall the Corporation repurchase, redeem or repurchase, or offer to redeem, repurchase or otherwise acquire, any shares of Class C Common stock for any consideration.

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(v) Transfer of Class C Common Stock.

(1) A holder of Class C Common Stock may surrender shares of Class C Common Stock to the Corporation for no consideration at any time. Following the surrender of any shares of Class C Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

(2) A holder of Class C Common Stock may transfer shares of Class C Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the Partnership Agreement, such holder also simultaneously transfers an equal number of such holder’s Common Units to such transferee. The transfer restrictions described in this Section 4.3(d)(v)(2) are referred to as the “Restrictions”.

(3) Any purported transfer of shares of Class C Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class C Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class C Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

(4) Upon a determination by the disinterested directors (acting by a majority vote of the disinterested directors serving on the Board at such time, or by a committee composed of two or more disinterested directors) that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, such committee may, on behalf of the Board, take such action and direct the Corporation to take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation, to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(5) The disinterested directors (acting by a majority vote of the disinterested directors serving on the Board at such time, or by a committee composed of two or more disinterested directors) may, to the extent permitted by law, on behalf of the Board, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 4.3(d)(v) for determining whether any transfer or acquisition of shares of Class C Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.3(d). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class C Common Stock.

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(6) The disinterested directors (acting by a majority vote of the disinterested directors serving on the Board at such time, or by a committee composed of two or more disinterested directors), shall have, on behalf of the Board all powers necessary to implement the Restrictions, including without limitation, the power to prohibit the transfer of any shares of Class C Common Stock in violation thereof.

(vi) Issuance of Class A Common Stock Upon Redemption; Cancellation of Class C Common Stock.

(1) To the extent that any holder of Class C Common Stock exercises its right pursuant to the Partnership Agreement to have its Common Units redeemed by the Partnership in accordance with the Partnership Agreement, then simultaneous with the payment of the consideration due under the Partnership Agreement to such holder of Class C Common Stock, the Corporation shall cancel for no consideration a number of shares of Class C Common Stock registered in the name of the redeeming or exchanging holder of Class C Common Stock equal to the number of Common Units held by such holder of Class C Common Stock that are redeemed or exchanged in such redemption or exchange transaction. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the Common Units for Class A Common Stock pursuant to the Partnership Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption pursuant to the Partnership Agreement. All shares of Class A Common Stock that shall be issued upon any such redemption will, upon issuance in accordance with the Partnership Agreement, be validly issued, fully paid and nonassessable.

(2) Notwithstanding the Restrictions, (A) in the event that an outstanding share of Class C Common Stock shall cease to be held by a registered holder of Common Units, such share of Class C Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class C Common Stock be cancelled for no consideration, and the Corporation will take all actions necessary to retire such share and such share shall not be re-issued by the Corporation and (B) in the event that one or more of the Common Units held by a registered holder of Class C Common Stock ceases to be held by such holder (other than as a result of a transfer of one or more Common Units together with an equal number of shares of Class C Common Stock as permitted by the Partnership Agreement), a corresponding number of shares of Class C Common Stock registered in the name of such holder shall automatically and without further action on the part of the Corporation or such holder be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

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(vii) Restrictive Legend. All certificates or book entries representing shares of Class C Common Stock, as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

(e) Conversion Rights. Except as set forth in this Second Amended and Restated Certificate, the Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(f)  Preemptive Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights pursuant to this Second Amended and Restated Certificate.

(g) Stock Split or Reverse Stock Split. In no event shall the shares of either Class A Common Stock or Class C Common Stock be split, divided, or combined (including by way of stock dividend) unless the outstanding shares of the other class shall be proportionately split, divided or combined.

(h) Authorization and Issuance of Additional Shares; Repurchases or Redemptions.

(i)  If at any time the Corporation issues a share of Class A Common Stock or any other Equity Security of the Corporation (other than Class C Common Stock), (1) the Corporation shall cause the Partnership shall issue to the Corporation one Common Unit (if the Corporation issues a share of Class A Common Stock), or such other Equity Security of the Partnership (if the Corporation issues Equity Securities other than Class A Common Stock) corresponding to such Equity Securities issued by the Corporation, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation and (2) the net proceeds received by the Corporation with respect to issuance of the corresponding share of Class A Common Stock or other Equity Security, if any, shall be concurrently contributed by the Corporation to the Partnership as a capital contribution; provided, however, that if the Corporation issues any shares of Class A Common Stock in exchange for a number of Common Units redeemed by a limited partner of the Partnership (other than the Corporation), and a corresponding number of shares of Class C Common Stock, pursuant to the terms of the Partnership Agreement, then the Partnership shall not issue any new Common Units in connection therewith. Notwithstanding the foregoing, this Section 4.3(h)(i) shall not apply to (A) (x) the issuance and distribution to holders of shares of Class A Common Stock of rights to purchase Equity Securities of the Corporation under a “poison pill” or similar shareholders rights plan or (y) the issuance under the Corporation’s equity plans or stock option plans of any warrants, options, other rights to acquire Equity Securities of the Corporation or rights or property that may be converted into or settled in Equity Securities of the Corporation, but shall in each of the foregoing cases apply to the issuance of Equity Securities of the Corporation in connection with the exercise or settlement of such rights, warrants, options or other rights or property or (B) the issuance of Equity Securities pursuant to any equity plan of the Corporation (other than a stock option plan) that are restricted, subject to forfeiture or otherwise unvested upon issuance, but shall apply on the applicable vesting date with respect to such Equity Securities.

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(ii) The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Units, with corresponding changes made with respect to any other exchangeable or convertible securities. The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Corporation (other than the Common Stock) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Partnership, with corresponding changes made with respect to any other exchangeable or convertible securities.

(iii) The Corporation or any of its subsidiaries may not redeem, repurchase or otherwise acquire (1) any shares of Class A Common Stock unless substantially simultaneously the Partnership redeems, repurchases or otherwise acquires from the Corporation an equal number of Common Units for the same form and amount of consideration per security or (2) any other Equity Securities of the Corporation (other than Class C Common Stock) unless substantially simultaneously the Partnership redeems, repurchases or otherwise acquires from the Corporation an equal number of Equity Securities of the Partnership of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation for the same form and amount of consideration per security. Notwithstanding the foregoing, to the extent that any consideration payable by the Corporation in connection with the redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of the Corporation or any of its subsidiaries consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Common Units or other Equity Securities of the Partnership shall be effectuated in an equivalent manner.

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(i)  Certain Terms. As used in this Second Amended and Restated Certificate, (i) “Partnership” shall mean Falcon Minerals Operating Partnership, LP, a Delaware limited partnership, or any successor entity thereto, (ii) “Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of [●], 2018, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, (iii) “Common Unit” shall a common unit representing limited partnership interests in the Partnership authorized and issued under the Partnership Agreement and constituting a “Common Unit” as defined in the Partnership Agreement as in effect as of effective time of this Second Amended and Restated Certificate, and (iv) “Equity Securities” shall mean (1) with respect to the Corporation, any and all shares, interests, participation or other equivalents (however designated) of capital stock, including all Common Stock and Preferred Stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing and (2) with respect to the Partnership or any of its subsidiaries, (A) Common Units or other equity interests in the Partnership or any subsidiary of the Partnership, (B) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Common Units or other equity interests in the Partnership or any subsidiary of the Partnership, and (C) warrants, options or other rights to purchase or otherwise acquire Common Units or other equity interests in the Partnership or any subsidiary of the Partnership.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Article V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws.

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(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible, and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the consummation of the Initial Business Combination; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the consummation of the Initial Business Combination; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the consummation of the Initial Business Combination. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the consummation of the Initial Business Combination, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. Directors shall be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of the Common Stock.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Advance notice of nominations for the election of directors, other than by the Board or a duly authorized committee thereof, and information concerning nominees, shall be given in the manner provided in the Bylaws.

(e) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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Section 5.5 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Section 5.6 No Cumulative Voting. Except as may otherwise be set forth in the resolution or resolutions of the Board providing the issue of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

Article VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Annual Meetings. Except as otherwise expressly provided by law, the annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined exclusively by resolution of the Board in its sole and absolute discretion. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders at any meeting of stockholders shall be given in the manner provided in the Bylaws.

Section 7.2 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

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Section 7.3 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.4 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Initial Business Combination, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Article VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

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(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Article IX
CORPORATE OPPORTUNITY

Section 9.1 Scope. The provisions of this Article IX are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with respect to certain classes or categories of business opportunities. “Exempted Persons” means (i) The Blackstone Group, L.P. and their affiliates, successors, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation (other than the Corporation and its subsidiaries) and (ii) Osprey Sponsor, LLC and their affiliates, successors, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation (other than the Corporation and its subsidiaries).

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Section 9.2 Competition and Allocation of Corporate Opportunities. To the fullest extent permitted by law, the Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries.

Section 9.3 Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially or legally able or contractually permitted to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 9.4 Limitation of Director Liability. To the fullest extent permitted by law, no amendment or repeal of this Article IX in accordance with the provisions of Section 9.1 shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article IX shall not limit or eliminate any protections or defenses otherwise available to, or any rights to indemnification or advancement of expenses of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the Bylaws, any agreement between the Corporation and such officer or director, or any applicable law.

Section 9.5 Deemed Notice. Any person or entity purchasing, holding or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

Annex F-15

Article X

EXCLUSIVE JURISDICTION FOR CERTAIN ACTIONS

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws (as either may be amended from time to time), (iv) any action to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate or the Bylaws, or (v) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided, however, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware with subject matter jurisdiction over the matter. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X. If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any sentence of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Article XI
AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this Article XI. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate or the Bylaws, and notwithstanding that a lesser percentage or vote may be permitted from time to time by applicable law, no provision of Article V, Article VI, Article VII, Article VIII, Article IX, Article X, this Article XI and Article XII may be altered, amended or repealed in any respect, nor may any provision of this Second Amended and Restated Certificate or of the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Second Amended and Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article XII
DGCL Section 203

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

Annex F-16

IN WITNESS WHEREOF, Falcon Minerals Corporation has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

FALCON MINERALS CORPORATION

By:
	Name:	Jeffrey Brotman
	Title:	Chief Financial Officer,
Chief Legal Officer and Secretary

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Annex F-17

Annex G

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF FALCON MINERALS OPERATING PARTNERSHIP, LP. Dated as of [●]

THE UNITS REPRESENTED BY THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

Annex G-i

Annex G-ii

Schedules

Schedule 1 – Initial Schedule of Limited Partners

Exhibits

Exhibit A – Form of Joinder Agreement

Annex G-iii

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP
FALCON MINERALS OPERATING PARTNERSHIP, LP

This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of Falcon Minerals Operating Partnership, LP, a Delaware limited partnership (the “Partnership”), dated as of [●], is adopted, executed and agreed to by and among Falcon Minerals GP, LLC, a Delaware limited liability company, as the sole general partner of the Partnership, and each of the Limited Partners (as defined herein) set forth on the signature pages hereto.

WHEREAS, the Partnership was formed as a limited partnership pursuant to and in accordance with the Delaware Act (as defined herein) by filing a Certificate of Limited Partnership of the Partnership (the “Certificate”) with the Secretary of State of the State of Delaware on May 31, 2018; and

WHEREAS, prior to the execution of this Agreement, the Partnership was named “Osprey Minerals Operating Partnership, LP”;

WHEREAS, the General Partner, as the sole general partner of the Partnership, entered into an Agreement of Limited Partnership of the Partnership, dated as of May 31, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time to but excluding the date hereof, together with all schedules, exhibits and annexes thereto, the “Initial Limited Partnership Agreement”), with Falcon Energy Acquisition Corp., a Delaware corporation and formerly named Osprey Energy Acquisition Corp. (the “Corporation”), as the sole limited partner of the Partnership;

WHEREAS, the Corporation entered into a Contribution Agreement, dated as of June 3, 2018 (the “Contribution Agreement”), by and among Royal Resources L.P., a Delaware limited partnership (“Royal LP”), Royal Resources GP L.L.C., a Delaware limited liability company (“Royal GP”, and collectively with Royal LP, “Royal”), Noble Royalties Acquisition Co., LP, a Delaware limited partnership (“NRAC”), Hooks Ranch Holdings LP, a Delaware limited partnership (“Hooks Holdings”), DGK ORRI Holdings, LP, a Delaware limited partnership (“DGK Holdings”), DGK ORRI GP LLC, a Delaware limited liability company (“DGK GP”), Hooks Holding Company GP, LLC, a Delaware limited liability company (“Hooks GP”, and collectively with NRAC, Hooks Holdings, DGK Holdings and DGK GP, the “Royal Contributors” and each a “Royal Contributor”), and the Corporation;

WHEREAS, the Contribution Agreement provides that, at the Closing, the Corporation shall contribute to the Partnership, as a capital contribution, cash as set forth in the Contribution Agreement in exchange for the issuance by the Partnership to the Corporation of (a) a number of Common Units (as defined below) equal to the number of shares of Class A Common Stock (as defined below) outstanding at the Closing after the consummation of the Transactions (as defined below) and (b) a number of Warrants (as defined below) equal to the number of Corporation Warrants (as defined below) outstanding at the Closing after the consummation of the Transactions (such contribution, the “Corporation Contribution”);

Annex G-1

WHEREAS, the Contribution Agreement further provides that, at the Closing, (a) Hooks Holdings will contribute to the Partnership 100% of the limited partnership interests of VickiCristina, L.P., a Delaware limited partnership (“VickiCristina”, and such interests, the “VickiCristina Interests”), (b) Hooks GP will contribute to the Partnership (or another Subsidiary of the Corporation designated by the Corporation) 100% of the general partnership interests of VickiCristina (such interests, the “VickiCristina GP Interests”), (c) DGK Holdings will contribute to the Partnership 100% of the limited partnership interests of DGK ORRI Company, L.P., a Delaware limited partnership (“DGK”, and such interests, the “DGK Interests”), (d) DGK GP will contribute to the Partnership (or another Subsidiary of the Corporation designated by the Corporation) 100% of the general partnership interests of DGK (such interests, the “DGK GP Interests”), and (e) NRAC will contribute to the Partnership (i) 100% of the limited partnership interests of Noble EF DLG LP, a Texas limited partnership (“DLG”, and such interests, the “DLG Interests”), (ii) 100% of the membership interests of Noble EF DLG GP LLC, a Texas limited liability company and sole general partner of DLG (“DLG GP”, and such interests, the “DLG GP Interests”), (iii) 100% of the limited partnership interests of Noble EF LP, a Texas limited partnership (“EF”, and such interests, the “EF Interests”), (iv) 100% of the membership interests of Noble EF GP LLC, a Texas limited liability company and sole general partner of EF (“EF GP”, and such interests, the “EF GP Interests”), (v) 100% of the Class A limited partnership interests of Noble Marcellus LP, a Delaware limited partnership (“Marcellus”, and such interests, the “Marcellus Interests”), and (vi) 100% of the membership interests of Noble Marcellus GP, LLC, a Delaware limited liability company and sole general partner of Marcellus (“Marcellus GP”, and such interests, the “Marcellus GP Interests”), in each of cases (a), (b), (c), (d) and (e) in exchange for a combination of Common Units and cash as set forth in the Contribution Agreement (such contribution, the “Royal Contribution”); and

WHEREAS, the parties are entering into this Agreement to amend and restate the Initial Limited Partnership Agreement effective as of the Effective Time to reflect (a) the change in name of the Partnership to “Falcon Minerals Operating Partnership, LP”; (b) the Corporation Contribution and the Royal Contribution and the admission of the Royal Contributors as Limited Partners and (c) the rights and obligations of the Partners that are enumerated and agreed upon in the terms of this Agreement effective as of the Effective Time, at which time the Initial Limited Partnership Agreement shall be superseded entirely by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, rights and obligations set forth herein and other good and valuable consideration, the receipt and sufficiency of which each Partner (as defined herein) hereby acknowledges and confesses, the parties hereto hereby agree as follows:

Article I.
DEFINITIONS

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Additional Limited Partner” has the meaning set forth in Section 12.02.

Annex G-2

“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Partner as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Partner’s Capital Account balance shall be:

(a)	reduced for any items described in Treasury Regulations Section 1.704- 1(b)(2)(ii)(d)(4), (5), and (6); and

(b)	increased for any amount such Partner is obligated to contribute or is treated as being obligated to contribute to the Partnership pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i)(5) (relating to minimum gain).

“Adjusted Taxable Income” shall mean, for a Fiscal Year, Fiscal Quarter or other Fiscal Period, the total federal taxable income allocated by the Partnership to all Partners for such Fiscal Year, Fiscal Quarter or other Fiscal Period; provided, that such taxable income shall be computed by not taking into account (i) any special basis adjustment under Section 743 of the Code with respect to any Partner resulting from an election by the Partnership under Section 754 of the Code and (ii) any income, gain, loss or deduction under Section 704(c) of the Code with respect to any Partner.

“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition and the definition of Majority Partners, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).

“Aggregate Tax Distribution Amount” shall mean, for each Fiscal Year or Fiscal Quarter of the Partnership, an amount equal to the product of (i) the Partnership’s Adjusted Taxable Income for the portion of the Fiscal Year ending on the last day of such Fiscal Year or Fiscal Quarter, as applicable, and (ii) the Tax Rate.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Appraisers” has the meaning set forth in Section 15.02.

“Assignee” means a Person to whom a Limited Partner Interest has been transferred but who has not become a Limited Partner pursuant to Article XII.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

Annex G-3

“Black-Out Period” means any “black-out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Redeemed Partner is subject, which period restricts the ability of such Redeemed Partner to immediately resell shares of Class A Common Stock to be delivered to such Redeemed Partner in connection with a Share Settlement.

“Blackstone Funds” means the private equity funds, parallel investment entities and/or alternative investment entities owned, managed or controlled by Blackstone Management Partners, L.L.C. or any of its Affiliates that are direct holders of equity interests in Royal LP.

“Blackstone Parties” means the Royal Contributors, Royal, Blackstone Management Partners, L.L.C. and any of their respective Affiliates.

“Book Value” means, with respect to any Partnership property, the Partnership’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulations Sections 1.704-1(b)(2)(iv)(d)-(g) and 1.704-1(b)(2)(iv)(s); provided, that if any noncompensatory options (including the Warrants) are outstanding upon the occurrence of any adjustment described herein, the Partnership shall adjust the Book Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Law to close.

“Capital Account” means the capital account maintained for a Partner in accordance with Section 5.01.

“Capital Contribution” means, with respect to any Partner, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Partner contributes (or is deemed to contribute) to the Partnership pursuant to Article III hereof.

“Certificate” has the meaning set forth in the recitals to this Agreement.

“Change of Control Transaction” means (a) a sale of all or substantially all of the Partnership’s assets determined on a consolidated basis, (b) a sale of a majority of the Partnership’s outstanding Units (other than (i) to the Corporation or (ii) in connection with a Redemption or Direct Exchange in accordance with Article XI) or (c) a sale of a majority of the outstanding voting securities of any Material Subsidiary of the Partnership; in any such case, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise; provided, however, that neither (w) a transaction solely between the Partnership or any of its wholly-owned Subsidiaries, on the one hand, and the Partnership or any of its wholly-owned Subsidiaries, on the other hand, nor (x) a transaction solely for the purpose of changing the jurisdiction of domicile of the Partnership, nor (y) a transaction solely for the purpose of changing the form of entity of the Partnership, nor (z) a sale of a majority of the outstanding shares of Class A Common Stock, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise, shall in each case of clauses (w), (x), (y) and (z) constitute a Change of Control Transaction.

Annex G-4

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Corporation.

“Class C Common Stock” means the Class C Common Stock, par value $0.0001 per share, of the Corporation.

“Closing” means the “Closing” as defined in Section 1.1 of the Contribution Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means all classes and series of common stock of the Corporation, including the Class A Common Stock and the Class C Common Stock.

“Common Unit” means a Unit representing a fractional part of the Limited Partner Interests of the Limited Partners and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Contributed Interests” means, collectively, the VickiCristina Interests, the VickiCristina GP Interests, the DGK Interests, the DGK GP Interests, the DLG Interests, the DLG GP Interests, the EF Interests, the EF GP Interests, the Marcellus Interests and the Marcellus GP Interests.

“Contribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Contribution” has the meaning set forth in the recitals to this Agreement.

“Corporate Board” means the Board of Directors of the Corporation.

“Corporate Charter” means the Second Amended and Restated Certificate of Incorporation of the Corporation, which is effective substantially concurrently with the effectiveness of this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Corporation” has the meaning set forth in the recitals to this Agreement, together with its successors and assigns.

“Corporation Warrants” means the “Buyer Warrants” as defined in Section 1.1 of the Contribution Agreement.

“Credit Agreement” means any senior credit facility or obligation of the Partnership or any of its Subsidiaries, as borrower, as may be subsequently amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancings or replacements thereof, in whole or in part, with any other debt facility or debt obligation).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del.L. § 17-101, et seq., as it may be amended from time to time, and any successor thereto.

Annex G-5

“Depletable Property” means each separate oil and gas property as defined in Code Section 614.

“Depreciation” means, for each Taxable Year or other Fiscal Period, an amount equal to the depreciation, amortization or other cost recovery deduction (excluding depletion) allowable for U.S. federal income tax purposes with respect to property for such Taxable Year or other Fiscal Period, except that (a) with respect to any such property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Taxable Year or other Fiscal Period shall be the amount of book basis recovered for such Taxable Year or other Fiscal Period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Book Value of which differs from its adjusted tax basis at the beginning of such Taxable Year or other Fiscal Period, Depreciation for such Taxable Year or other Fiscal Period shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year or other Fiscal Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such Taxable Year or other Fiscal Period is zero dollars ($0.00), Depreciation with respect to such property shall be determined with reference to such beginning Book Value using any reasonable method selected by the General Partner.

“DGK Interests” has the meaning set forth in the recitals.

“DGK GP” has the meaning set forth in the recitals.

“DGK GP Interests” has the meaning set forth in the recitals.

“Direct Exchange” has the meaning set forth in Section 11.03(a).

“Discount” has the meaning set forth in Section 6.05.

“Distributable Cash” shall mean, as of any relevant date on which a determination is being made by the General Partner regarding a potential distribution pursuant to Section 4.01(a), the amount of cash that could be distributed by the Partnership for such purposes in accordance with the Credit Agreement (and without otherwise violating any applicable provisions of the Credit Agreement or any other debt financing of the Partnership or its Subsidiaries).

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Partnership to a Limited Partner with respect to such Limited Partner’s Units, whether in cash, property or securities of the Partnership and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization that does not result in the distribution of cash or property to Limited Partners or any exchange of securities of the Partnership, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, (b) any other payment made by the Partnership to a Limited Partner in redemption of all or a portion of such Limited Partner’s Units or (c) any amounts payable pursuant to Section 6.05.

“DLG Interests” has the meaning set forth in the recitals.

Annex G-6

“DLG GP Interests” has the meaning set forth in the recitals.

“Effective Time” has the meaning set forth in Section 16.15.

“EF Interests” has the meaning set forth in the recitals.

“EF GP Interests” has the meaning set forth in the recitals.

“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Partnership or the Corporation.

“Equity Securities” means (i) with respect to the Partnership or any of its Subsidiaries, (a) Units or other equity interests in the Partnership or any Subsidiary of the Partnership (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the General Partner pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Partnership or any Subsidiary of the Partnership), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Partnership or any Subsidiary of the Partnership, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Partnership or any Subsidiary of the Partnership and (ii) with respect to the Corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“Event of Withdrawal” means the expulsion, bankruptcy or dissolution of a Partner or the occurrence of any other event that terminates the continued partnership of a Partner in the Partnership. “Event of Withdrawal” shall not include an event that does not terminate the existence of such Partner under applicable state law (or, in the case of a trust that is a Partner, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Limited Partner Interests of such trust that is a Limited Partner).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Election Notice” has the meaning set forth in Section 11.03(b).

“Fair Market Value” means, with respect to any asset, its fair market value determined according to Article XV.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Partnership and which is permitted or required by Section 706 of the Code.

“Fiscal Quarter” shall mean (i) the period commencing on [the date of this Agreement] and ending on [quarter end], (ii) any subsequent three-month period commencing on each of January 1, April 1, July 1, and October 1 and ending on the last date before the next such date and (iii) the period commencing on the immediately preceding January 1, April 1, July 1, or October 1, as the case may be, and ending on the date on which all property is distributed to the Partners pursuant to Article XIV hereof.

Annex G-7

“Fiscal Year” means the Partnership’s annual accounting period established pursuant to Section 8.02.

“General Partner” means Falcon Minerals GP, LLC (formerly named Osprey Minerals GP, LLC), a Delaware limited liability company, and its successors and permitted assigns as general partner of the Partnership. The General Partner, in its capacity as such, has no obligation to make Capital Contributions or right to receive Distributions under this Agreement.

“General Partner Change of Control” shall be deemed to have occurred if or upon:

(a)	both the stockholders of the Corporation and the Corporate Board approve, in accordance with the Corporation’s certificate of incorporation and applicable law, the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation’s assets (determined on a consolidated basis), including a sale of all of the equity interests in the Partnership, to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than to any directly or indirectly wholly owned Subsidiary of the Corporation, and such sale, lease or transfer is consummated;

(b)	both the stockholders of the Corporation and the Corporate Board approve, in accordance with the Corporation’s certificate of incorporation and applicable law, a merger or consolidation of the Corporation with any other Person, other than a merger or consolidation which would result in the Voting Securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50.01% of the total voting power represented by the Voting Securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, and such merger or consolidation is consummated; or

(c)	the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or (b) a corporation or other entity owned, directly or indirectly, by all of the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least 50.01% of the aggregate voting power of the Voting Securities of the Corporation; provided, that the Corporate Board recommends or otherwise approves or determines that such acquisition is in the best interests of the Corporation and its stockholders.

Annex G-8

“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to Profits or Losses or any rights to receive Distributions from operations or upon the liquidation or winding-up of the Partnership.

“Governmental Entity” means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, district, territory or other political subdivision of (a) or (b) of this definition, including any county, municipal or other local subdivision of the foregoing, or (d) any entity exercising executive, legislative, judicial, regulatory or administrative functions of government on behalf of (a), (b) or (c) of this definition.

“Hooks GP” has the meaning set forth in the recitals.

“Hooks Holdings” has the meaning set forth in the recitals.

“Indemnified Person” has the meaning set forth in Section 7.04(a).

“Independent Directors” means the members of the Corporate Board who qualify as an independent director pursuant to applicable SEC Guidance and the rules of the stock exchange on which the Common Shares are traded.

“Initial Limited Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Law” means all laws, statutes, ordinances, rules and regulations of any Governmental Entity, any foreign country and each state, commonwealth, city, county, municipality, regulatory body, agency or other political subdivision thereof.

“Limited Partner” means, as of any date of determination, (a) each of the partners named on the Schedule of Limited Partners and (b) any Person admitted to the Partnership as a Substituted Limited Partner or Additional Limited Partner in accordance with Article XII, but in each case only so long as such Person is shown on the Partnership’s books and records as the owner of one or more Units.

“Limited Partner Interest” means the interest of a Partner in Profits, Losses and Distributions.

“Losses” means items of Partnership loss or deduction determined according to Section 5.01(b).

Annex G-9

“Majority Partners” means the Limited Partners (which may include the General Partner if it is also a Limited Partner) holding a majority of the Units then outstanding; provided that, if as of any date of determination, a majority of the Units are then held by the General Partner or any of its Affiliates controlled by the Corporation, then “Majority Partners” shall mean the General Partner together with Partners holding a majority of the Units (excluding Units held by the General Partner and its controlled Affiliates) then outstanding.

“Marcellus Interests” has the meaning set forth in the recitals.

“Marcellus GP Interests” has the meaning set forth in the recitals.

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.

“Material Subsidiary” means any direct or indirect Subsidiary of the Partnership that, as of any date of determination, represents more than (a) 50% of the consolidated net tangible assets of the Partnership or (b) 50% of the consolidated net income of the Partnership before interest, taxes, depreciation and amortization.

“Maximum Redeemed Unit Amount” means, as of the applicable date of determination, a number of Common Units held by the applicable Limited Partner that would cause the ratio of (a) (i) the number of Common Units the applicable Limited Partner is seeking to have redeemed plus (ii) the aggregate number of Common Units previously that were redeemed pursuant to a Redemption or exchanged pursuant to a Direct Exchange by such Limited Partner, its Affiliates or its Relatives divided by (b) the aggregate number of Common Units directly or indirectly legally or beneficially owned by such Limited Partner, its Affiliates and its Relatives after giving effect to the Closing and any issuance of Common Units pursuant to Section 2.6 of the Contribution Agreement, to be equal to the ratio of (x) the aggregate number of Common Units previously directly or indirectly legally or beneficially owned by the Blackstone Funds that have been redeemed pursuant to a Redemption or exchanged pursuant to a Direct Exchange as of such date divided by (y) the aggregate number of Common Units directly or indirectly legally or beneficially owned by the Blackstone Funds after giving effect to the Closing and any issuance of Common Units pursuant to Section 2.6 of the Contribution Agreement.

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“Officer” has the meaning set forth in Section 6.01(b).

“Optionee” means a Person to whom a stock option is granted under any Stock Option Plan.

“Other Agreements” has the meaning set forth in Section 10.04.

“Partner” means the General Partner or any Limited Partner.

“Partner Minimum Gain” means “partner nonrecourse debt minimum gain” as defined in Treasury Regulations Section 1.704-2(i)(3).

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Employee” means an employee of, or other service provider to, the Partnership or any Subsidiary, in each case acting in such capacity.

“Partnership Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulations Section 1.704-2(d).

“Partnership Representative” has the meaning set forth in Section 9.03.

“Percentage Interest” means, with respect to a Partner at a particular time, such Partner’s percentage interest in the Partnership determined by dividing such Partner’s Units by the total Units of all Partners at such time. The Percentage Interest of each Partner shall be calculated to the 4th decimal place, and the Percentage Interest with respect to the General Partner Interest shall at all times be zero.

“Permitted Transfer” has the meaning set forth in Section 10.02.

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Pro rata,” “proportional,” “in proportion to,” and other similar terms, means, with respect to the holder of Units, pro rata based upon the number of such Units held by such holder as compared to the total number of Units outstanding.

“Profits” means items of Partnership income and gain determined according to Section 5.01(b).

“Quarterly Tax Distribution Amount” shall mean, for each Partner for each of the first three (3) Fiscal Quarters of each Fiscal Year of the Partnership during the term of the Partnership, an amount equal to the product of (i) such Partner’s Percentage Interest and (ii) the excess of (x) the Aggregate Tax Distribution Amount for such Fiscal Quarter and prior Fiscal Quarters of the applicable Fiscal Year over (y) the aggregate of all prior Quarterly Tax Distribution Amounts with respect to prior Fiscal Quarters of the applicable Fiscal Year.

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“Reclassification Event” means any of the following: (i) any reclassification or recapitalization of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 3.04), (ii) any merger, consolidation or other combination involving the Corporation, or (iii) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Corporation to any other Person, in each of clauses (i), (ii) or (iii), as a result of which holders of Common Stock shall be entitled to receive cash, securities or other property for their shares of Common Stock.

“Redeemed Partner” has the meaning set forth in Section 11.01(a).

“Redeemed Units” has the meaning set forth in Section 11.01(a).

“Redeeming Persons” has the meaning set forth in Section 11.01(f).

“Redemption” has the meaning set forth in Section 11.01(a).

“Redemption Date” has the meaning set forth in Section 11.01(a).

“Redemption Notice” has the meaning set forth in Section 11.01(a).

“Redemption Notice Date” has the meaning set forth in Section 11.01(a).

“Redemption Right” has the meaning set forth in Section 11.01(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among the Corporation and the Contributors.

“Related Person” has the meaning set forth in Section 7.01(c).

“Relative” means, with respect to any natural person: (a) such natural person’s spouse; (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption); and (c) the spouse of a natural person described in clause (b) of this definition.

“Revised Partnership Audit Provisions” shall mean Section 1101 of Title XI (Revenue Provisions Related to Tax Compliance) of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74.

“Royal Contributor” has the meaning set forth in the recitals to this Agreement.

“Royal Entities” means, collectively, VickiCristina, DGK, DLG, DLG GP, EF, EF GP, Marcellus and Marcellus GP.

“Schedule of Limited Partners” has the meaning set forth in Section 3.01(b).

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“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“SEC Guidance” means (a) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (b) any oral or written comments, requirements or requests of the SEC or its staff, (c) the Securities Act and the Exchange Act and (d) any other rules, bulletins, releases, manuals and regulations of the SEC.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Settlement Method Notice” has the meaning set forth in Section 11.01(b).

“Share Settlement” means a number of shares of Class A Common Stock equal to the number of Redeemed Units.

“Simulated Basis” means, with respect to each Depletable Property, the Book Value of such property. For purposes of such computation, the Simulated Basis of each Depletable Property (including any additions to such Simulated Basis resulting from expenditures required to be capitalized in such Simulated Basis) shall be allocated to each Partner in accordance with such Partner’s relative Percentage Interest as of the time such Depletable Property (or such addition to such Simulated Basis resulting from expenditures required to be capitalized in such Simulated Basis) is acquired (or expended) by the Partnership, and shall be reallocated among the Partners in accordance with the Partners’ Percentage Interests as determined immediately following the occurrence of an event giving rise to an adjustment to the Book Value of the Partnership’s Depletable Properties pursuant to the definition of Book Value. Upon a transfer by a Partner of any Units, a portion of the Simulated Basis allocated to such Partner shall be reallocated to the transferee in accordance with the relative Percentage Interest transferred.

“Simulated Depletion” means, with respect to each Depletable Property, a depletion allowance computed in accordance with U.S. federal income tax principles and in a manner specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2), using the depletion method selected by the General Partner. For purposes of computing Simulated Depletion with respect to any Depletable Property, in no event shall such allowance, in the aggregate, exceed the Simulated Basis of such Depletable Property. If the Book Value of a Depletable Property is adjusted pursuant to the definition of Book Value during a Taxable Year or other Fiscal Period, following such adjustment Simulated Depletion shall thereafter be calculated under the foregoing provisions based upon such adjusted Book Value.

“Simulated Gain” means the excess, if any, of the amount realized from the sale or other disposition of a Depletable Property over the Book Value of such Depletable Property and determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Loss” means the excess, if any, of the Book Value of a Depletable Property over the amount realized from the sale or other disposition of such Depletable Property and determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

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“Sponsor Person” has the meaning set forth in Section 7.04(d).

“Stock Exchange” means the NASDAQ Capital Market.

“Stock Option Plan” means any stock option plan now or hereafter adopted by the Partnership or by the Corporation.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, references to a “Subsidiary” of the Partnership shall be given effect only at such times that the Partnership has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Partnership.

“Substituted Limited Partner” means a Person that is admitted as a Limited Partner to the Partnership pursuant to Section 12.01 with all of the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

“Tax Rate” shall mean 50%.

“Taxable Year” means the Partnership’s accounting period for U.S. federal income tax purposes determined pursuant to Section 9.02.

“Trading Day” means a day on which the Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transactions” means the “Transactions” as defined in Section 1.1 of the Contribution Agreement.

“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities of the Partnership or (b) any equity or other interest (legal or beneficial) in any Partner if substantially all of the assets of such Partner consist solely of Units.

“Treasury Regulations” means the regulations promulgated under the Code and any corresponding provisions of succeeding regulations.

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“Unit” means a Limited Partner Interest of a Limited Partner or a permitted Assignee in the Partnership and shall include Common Units, but shall not include the General Partner Interest.

“Unit Purchase” has the meaning set forth in Section 3.03(a).

“Unvested Corporate Shares” means shares of Class A Common Stock issued pursuant to an Equity Plan that are not vested pursuant to the terms thereof or any award or similar agreement relating thereto.

“Value” means (a) for any Stock Option Plan, the Market Price for the Trading Day immediately preceding the date of exercise of a stock option under such Stock Option Plan and (b) for any Equity Plan other than a Stock Option Plan, the Market Price for the Trading Day immediately preceding the Vesting Date.

“Vesting Date” has the meaning set forth in Section 3.10(c).

“VickiCristina Interests” has the meaning set forth in the recitals.

“VickiCristina GP Interests” has the meaning set forth in the recitals.

“Voting Securities” means any Equity Securities of the Corporation that are entitled to vote generally in matters submitted for a vote of the Corporation’s stockholders or generally in the election of the Corporate Board.

“Warrants” has the meaning set forth in Section 3.03(a).

“Year End Tax Distribution Amount” shall mean with respect to a Partner for any Fiscal Year, an amount equal to the product of (i) such Partner’s Percentage Interest and (ii) the excess of (x) the Aggregate Tax Distribution Amount for such Fiscal Year over (y) the aggregate amount of all prior Quarterly Tax Distribution Amounts with respect to such Fiscal Year.

Article II.
ORGANIZATIONAL MATTERS

Section 2.01 Formation of Partnership. The Partnership was formed on May 31, 2018 pursuant to the provisions of the Delaware Act.

Section 2.02 Amended and Restated Limited Partnership Agreement. The Partners hereby execute this Agreement for the purpose of continuing the affairs of the Partnership and the conduct of its business in accordance with the provisions of the Delaware Act. The Partners hereby agree that during the term of the Partnership set forth in Section 2.06, the rights and obligations of the Partners with respect to the Partnership will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. On any matter upon which this Agreement is silent, the Delaware Act shall control. No provision of this Agreement shall be in violation of the Delaware Act and, to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement; provided, however, that where the Delaware Act provides that a provision of the Delaware Act shall apply “unless otherwise provided in a limited partnership agreement” or words of similar effect, the relevant provisions of this Agreement shall in each instance control; provided further, that notwithstanding the foregoing, Section 15-120 of the Delaware Act shall not apply or be incorporated into this Agreement.

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Section 2.03 Name. The name of the Partnership shall be “Falcon Minerals Operating Partnership, LP.” The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time. Notification of any such change shall be given to all of the Partners and, to the extent practicable, to all of the holders of any Equity Securities then outstanding. The Partnership’s business may be conducted under its name and/or any other name or names deemed advisable by the General Partner.

Section 2.04 Purpose. The primary business and purpose of the Partnership shall be to engage in such activities as are permitted under the Delaware Act and determined from time to time by the General Partner in accordance with the terms and conditions of this Agreement.

Section 2.05 Principal Office; Registered Office. The principal office of the Partnership shall be at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103, or such other place as the General Partner may from time to time designate. The address of the registered office of the Partnership in the State of Delaware shall be 1000 North King Street, in the City of Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be the Corporation Guarantee and Trust Company. The General Partner may from time to time change the Partnership’s registered agent and registered office in the State of Delaware.

Section 2.06 Term. The term of the Partnership commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution of the Partnership in accordance with the provisions of Article XIV.

Section 2.07 No Joint Venture. The Partners intend that the Partnership not be a joint venture, and that no Partner be a joint venturer of any other Partner by virtue of this Agreement, and neither this Agreement nor any other document entered into by the Partnership or any Partner relating to the subject matter hereof shall be construed to suggest otherwise.

Article III.
PARTNERS; UNITS; CAPITALIZATION

Section 3.01 Partners.

(a)       The Corporation previously was admitted as a Limited Partner and shall remain a Limited Partner of the Partnership and the General Partner previously was admitted as the sole general partner of the Partnership and shall remain the sole general partner of the Partnership, in each case, upon the Effective Time. At the Effective Time and concurrently with the Royal Contribution, each Royal Contributor shall be admitted to the Partnership as a Limited Partner.

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(b)       The Partnership shall maintain a schedule setting forth: (i) the name and address of each Limited Partner; (ii) the aggregate number of outstanding Units and the number and class of Units held by each Limited Partner; (iii) the aggregate amount of cash Capital Contributions that have been made by the Limited Partners with respect to their Units; and (iv) the Fair Market Value of any property other than cash contributed by the Limited Partners with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Partnership or to which contributed property is subject) (such schedule, the “Schedule of Limited Partners”). The applicable Schedule of Limited Partners in effect as of the Effective Time (after giving effect to the Contributions and the Unit Purchase) is set forth as Schedule 1 to this Agreement. The Schedule of Limited Partners shall be the definitive record of ownership of each Unit of the Partnership and all relevant information with respect to each Limited Partner. The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act.

(c)       No Limited Partner shall be required or, except as approved by the General Partner pursuant to Section 6.01 and in accordance with the other provisions of this Agreement, permitted to loan any money or property to the Partnership or borrow any money or property from the Partnership.

Section 3.02 Units. Interests in the Partnership shall be represented by Units, or such other securities of the Partnership, in each case as the General Partner may establish in its discretion in accordance with the terms and subject to the restrictions hereof. Immediately after the Effective Time, the Units will be comprised of a single class of Common Units. Without limiting the foregoing, to the extent required pursuant to Section 3.04(a), the General Partner may create one or more classes or series of Common Units or preferred Units solely to the extent they are in the aggregate substantially equivalent to a class of common stock of the Corporation or class or series of preferred stock of the Corporation.

Section 3.03 Corporation Contribution and Royal Contribution.

(a)       Corporation Contribution. Pursuant to the Contribution Agreement, at the Closing and prior to giving effect to Section 3.04, the Corporation contributed, assigned, transferred, conveyed and delivered to the Partnership cash in the aggregate amount of $[●] in exchange for (i) [●] Common Units and (ii) warrants (the “Warrants”) exercisable for a number of Common Units equal to the number of shares of Class A Common Stock underlying the warrants of the Corporation outstanding immediately prior to such issuance of Warrants pursuant to this Section 3.03(b) (collectively, the “Unit Purchase”). Each Warrant shall be treated as a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) and shall not be treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a) unless otherwise required pursuant to a “determination” within the meaning of Section 1313 of the Code (or analogous provision of state, local or non-U.S. Law).

(b)       Royal Contribution. Pursuant to the Contribution Agreement, at the Closing and prior to giving effect to Section 3.04, each Royal Contributor contributed, assigned, transferred, conveyed and delivered to the Partnership, free and clear of all Liens (other than transfer restrictions under applicable securities Laws) the Contributed Interests owned by each such Royal Contributor and, was issued the number of Common Units set forth next to each such Royal Contributor’s name on Schedule 1, which Common Units are hereby issued and outstanding as of the Effective Time (the “Contribution”).

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Section 3.04 Authorization and Issuance of Additional Units.

(a)       If at any time the Corporation issues a share of its Class A Common Stock or any other Equity Security of the Corporation (other than Class C Common Stock), (i) the Partnership shall issue to the Corporation one Common Unit (if the Corporation issues a share of Class A Common Stock), or such other Equity Security of the Partnership (if the Corporation issues Equity Securities other than Class A Common Stock) corresponding to such Equity Securities issued by the Corporation, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation and (ii) the net proceeds received by the Corporation with respect to the issuance of the corresponding share of Class A Common Stock or other Equity Security, if any, shall be concurrently contributed by the Corporation to the Partnership as a Capital Contribution; provided, that if the Corporation elects to effect a Direct Exchange pursuant to Section 11.03, then the Partnership shall not issue any new Common Units in connection therewith. Notwithstanding the foregoing, this Section 3.04(a) shall not apply to (i) (A) the issuance and distribution to holders of shares of Class A Common Stock of rights to purchase Equity Securities of the Corporation under a “poison pill” or similar shareholders rights plan or (B) the issuance under the Corporation’s Equity Plans or Stock Option Plans of any warrants, options, other rights to acquire Equity Securities of the Corporation or rights or property that may be converted into or settled in Equity Securities of the Corporation, but shall in each of the foregoing cases apply to the issuance of Equity Securities of the Corporation in connection with the exercise or settlement of such rights, warrants, options or other rights or property or (ii) the issuance of Equity Securities pursuant to any Equity Plan (other than a Stock Option Plan) that are restricted, subject to forfeiture or otherwise unvested upon issuance, but shall apply on the applicable Vesting Date with respect to such Equity Securities. Except pursuant to Article XI, (x) the Partnership may not issue any additional Common Units to the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary issues or sells an equal number of shares of the Corporation’s Class A Common Stock to another Person, and (y) the Partnership may not issue any other Equity Securities of the Partnership to the Corporation or any of its Subsidiaries (other than the issuance of Warrants pursuant to Section 3.03(b)) unless substantially simultaneously the Corporation or such Subsidiary issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of the Corporation or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Partnership.

(b)       The Partnership shall only be permitted to issue additional Units or other Equity Securities in the Partnership to the Persons and on the terms and conditions provided for in Section 3.02, this Section 3.04 and Section 3.11.

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(c)       The Partnership shall not in any manner effect any subdivision (by equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Common Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Units, with corresponding changes made with respect to any other exchangeable or convertible securities. The Partnership shall not in any manner effect any subdivision (by equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Partnership (other than the Common Units) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Corporation, with corresponding changes made with respect to any other exchangeable or convertible securities. The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Corporation (other than the Common Stock) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Partnership, with corresponding changes made with respect to any other exchangeable or convertible securities.

Section 3.05 Repurchases or Redemptions. The Corporation or any of its Subsidiaries may not redeem, repurchase or otherwise acquire (i) any shares of Class A Common Stock unless substantially simultaneously the Partnership redeems, repurchases or otherwise acquires from the Corporation an equal number of Common Units for the same price per security or (ii) any other Equity Securities of the Corporation unless substantially simultaneously the Partnership redeems, repurchases or otherwise acquires from the Corporation an equal number of Equity Securities of the Partnership of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation for the same price per security. The Partnership may not redeem, repurchase or otherwise acquire (A) any Common Units from the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Class A Common Stock for the same price per security from holders thereof, or (B) any other Equity Securities of the Partnership from the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of the Corporation of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation) and other economic rights as those of such Equity Securities of the Corporation. Notwithstanding the foregoing, to the extent that any consideration payable by the Corporation in connection with the redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of the Corporation or any of its Subsidiaries consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Common Units or other Equity Securities of the Partnership shall be effectuated in an equivalent manner.

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Section 3.06 Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a)       Units shall not be certificated unless otherwise determined by the General Partner. If the General Partner determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Partnership, by the Chief Executive Officer and any other officer designated by the General Partner, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the General Partner may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. The General Partner agrees that it shall not elect to treat any Unit as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless thereafter all Units then outstanding are represented by one or more certificates.

(b)       If Units are certificated, the General Partner may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Partnership alleged to have been lost, stolen or destroyed, upon delivery to the General Partner of an affidavit of the owner or owners of such certificate, setting forth such allegation. The General Partner may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Partnership a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c)       Upon surrender to the Partnership or the transfer agent of the Partnership, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Partnership shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the General Partner may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

Section 3.07 Negative Capital Accounts. No Partner shall be required to pay to any other Partner or the Partnership any deficit or negative balance which may exist from time to time in such Partner’s Capital Account (including upon and after dissolution of the Partnership).

Section 3.08 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Partnership, except as expressly provided in this Agreement.

Section 3.09 Loans From Partners. Loans by Partners to the Partnership shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(c), the amount of any such advances shall be a debt of the Partnership to such Partner and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

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Section 3.10 Tax Treatment of Corporate Stock Option Plans and Equity Plans.

(a)       Options Granted to Persons other than Partnership Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to a Person other than a Partnership Employee is duly exercised, notwithstanding the amount of the Capital Contribution actually made pursuant to Section 3.04(a), solely for U.S. federal (and applicable state and local) income tax purposes, the Corporation shall be deemed to have contributed to the Partnership as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of additional Common Units, an amount equal to the Value of a share of Class A Common Stock as of the date of such exercise multiplied by the number of shares of Class A Common Stock then being issued by the Corporation in connection with the exercise of such stock option.

(b)       Options Granted to Partnership Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to a Partnership Employee is duly exercised, solely for U.S. federal (and applicable state and local) income tax purposes, the following transactions shall be deemed to have occurred:

(i)       The Corporation shall have sold to the Optionee, and the Optionee shall have purchased from the Corporation, the number of shares of Class A Common Stock equal to the number of shares of Class A Common Stock as to which such stock option is exercised multiplied by the following: (x) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (y) the Value of a share of Class A Common Stock at the time of such exercise.

(ii)       The Corporation shall have sold to the Partnership (or, if the Optionee is an employee of, or other service provider to, a Subsidiary, the Corporation shall sell to such Subsidiary), and the Partnership (or such Subsidiary, as applicable) shall have purchased from the Corporation, a number of shares of Class A Common Stock equal to the excess of (x) the number of shares of Class A Common Stock as to which such stock option is being exercised over (y) the number of shares of Class A Common Stock sold pursuant to Section 3.10(b)(i) hereof. The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Partnership (or such Subsidiary) shall be the Value of a share of Class A Common Stock as of the date of exercise of such stock option.

(iii)       The Partnership shall have transfered to the Optionee (or, if the Optionee is an employee of, or other service provider to, a Subsidiary, the Subsidiary shall have transferred to the Optionee) at no additional cost to such Partnership Employee and as additional compensation to such Partnership Employee, the number of shares of Class A Common Stock described in Section 3.10(b)(ii).

(iv)       The Corporation shall have contributed any amounts deemed received by the Corporation pursuant to Section 3.10(b)(i) and any amount deemed to be received by the Partnership pursuant to Section 3.10(b)(ii) in connection with the exercise of such stock option.

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The transactions described in this Section 3.10(b) are intended to comply with the provisions of Treasury Regulations Section 1.1032-3 and shall be interpreted consistently therewith.

(c)       Restricted Stock Granted to Partnership Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Stock Option Plan), any shares of Class A Common Stock are issued to a Partnership Employee (including any shares of Class A Common Stock that are subject to forfeiture in the event such Partnership Employee terminates his or her employment with the Partnership or any Subsidiary) in consideration for services performed for the Partnership or any Subsidiary, on the date (such date, the “Vesting Date”) that the Value of such shares is includible in taxable income of such Partnership Employee, the following events will be deemed to have occurred solely for U.S. federal (and applicable state and local) income tax purposes: (a) the Corporation shall have sold such shares of Class A Common Stock to the Partnership (or, if such Partnership Employee is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of Class A Common Stock, (b) the Partnership (or such Subsidiary) shall have delivered such shares of Class A Common Stock to such Partnership Employee, (c) the Corporation shall have contributed the purchase price for such shares of Class A Common Stock to the Partnership as a Capital Contribution, and (d) in the case where such Partnership Employee is an employee of a Subsidiary, the Partnership shall have contributed such amount to the capital of the Subsidiary.

(d)       Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Corporation, the Partnership or any of their respective Affiliates. The Partners acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Corporation, amendments to this Section 3.10 may become necessary or advisable and that any approval or consent to any such amendments requested by the Corporation shall be deemed granted by the General Partner without the requirement of any further consent or acknowledgement of any other Partner.

(e)       Anti-dilution Adjustments. For all purposes of this Section 3.10, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Stock Option Plan or other Equity Plan and applicable award or grant documentation.

Section 3.11 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of shares of Class A Common Stock, or (b) if the Corporation elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by the Corporation to the Partnership in exchange for additional Units. Upon such contribution, the Partnership will issue to the Corporation a number of Units equal to the number of new shares of Class A Common Stock so issued.

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Article IV.
DISTRIBUTIONS

Section 4.01 Distributions.

(a)       Distributable Cash; Other Distributions. To the extent permitted by applicable Law and hereunder, Distributions to Limited Partners may be declared by the General Partner out of Distributable Cash or other funds or property legally available therefor in such amounts and on such terms (including the payment dates of such Distributions) as the General Partner shall determine using such record date as the General Partner may designate; such Distributions shall be made to the Limited Partners as of the close of business on such record date on a pro rata basis in accordance with each Limited Partner’s Percentage Interest as of the close of business on such record date; provided, however, that the General Partner shall have the obligation to make Distributions as set forth in Section 4.01(b) and Section 14.02; and provided further that, notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Limited Partner to the extent such Distribution would violate Section 15-309 of the Delaware Act. Promptly following the designation of a record date and the declaration of a Distribution pursuant to this Section 4.01(a), the General Partner shall give notice to each Limited Partner of the record date, the amount and the terms of the Distribution and the payment date thereof.

(b)       Tax Distributions. Notwithstanding Section 4.01 hereof, but subject to Section 5.05 hereof, the General Partner shall cause the Partnership to distribute to each of the Partners as promptly as practicable (and in any event within [forty-five (45)] days) after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Partnership such Partner’s Quarterly Tax.

(c)       Distribution Amount for such Fiscal Quarter. In addition, the Partnership shall distribute to each Partner as promptly as practicable (and in any event within [one hundred twenty (120) days)] after the end of each Fiscal Year an amount equal to such Partner’s Year End Tax Distribution Amount for such Fiscal Year.

Section 4.02 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make any Distribution to any Partner on account of any Limited Partner Interest if such Distribution would violate any applicable Law or the terms of the Credit Agreement or other debt financing of the Partnership or its Subsidiaries.

Article V.
CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01 Capital Accounts.

(a)       The Partnership shall maintain a separate Capital Account for each Partner according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). For this purpose, the Partnership may (in the discretion of the General Partner), upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and Treasury Regulations Section 1.704-1(b)(2)(iv)(g), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulations to reflect a revaluation of Partnership property. The Capital Account balance of each of the Partners as of the date hereof, as adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), is its respective “Contribution Closing Capital Account Balance” set forth on the Schedule of Limited Partners.

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(b)       The Capital Account of each Partner shall be increased by (i) the amount of any cash and the fair market value of any property contributed to the Partnership by such Partner (net of any liability secured by such contributed property that the Partnership is considered to assume or take subject to); and (ii) the amounts of Profit allocated to such Partner pursuant to Section 5.02 and any items in the nature of income or gain that are specially allocated to such Partner pursuant to Section 5.03. The Capital Account of each Partner shall be reduced by (i) the amount of any cash and the fair market value of any property distributed to such Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to); and (ii) the amounts of Loss allocated to such Partner pursuant to Section 5.02 and any items in the nature of loss or deduction that are specially allocated to such Partner pursuant to Section 5.03. The Capital Account of each Partner shall otherwise be adjusted in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv). If any property other than cash is distributed to a Partner, the Capital Account of such Partner shall be adjusted as if the property had instead been sold by the Partnership for a price equal to its fair market value, and the proceeds thereafter distributed to such Partner.

(c)       For purposes of computing the amount of any item of Profit or Loss, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, however, that:

(i)       the computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(l)(B) or Code Section 705(a)(2)(B) and Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income tax purposes;

(ii)       if the Book Value of any Partnership property is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

(iii)       items of income, gain, loss or deduction attributable to the disposition of Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property;

(iv)       in lieu of depreciation, amortization and other cost recovery deductions (excluding depletion with respect to a Depletable Property), there shall be taken into account Depreciation for such Taxable Year or other Fiscal Period;

(v)       to the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis);

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(vi)       Simulated Gains with respect to Depletable Properties shall be taken into account in lieu of actual gains on such Depletable Properties; and

(vii)       items specifically allocated under Section 5.03 shall be excluded.

Section 5.02 Book Allocations. After giving effect to the allocations under Section 5.03, Profits and Losses (or items thereof) for any Taxable Year or other Fiscal Period shall be allocated among the Capital Accounts of the Partners pro rata in accordance with their Percentage Interests.

Section 5.03 Regulatory and Special Allocations.

(a)       Partner nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(i)(2)) attributable to partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). If there is a net decrease during a Taxable Year in Partner Minimum Gain, Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Partners in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(i)(4). This Section 5.03(a) is intended to comply with the minimum gain chargeback requirements set forth in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(b)       Nonrecourse deductions (as determined according to Treasury Regulations Section 1.704-2(b)(1)) for any Taxable Year shall be allocated pro rata among the Partners in accordance with their Percentage Interests. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), if there is a net decrease in the Partnership Minimum Gain during any Taxable Year, each Partner shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(g). This Section 5.03(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c)       If any Partner that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Section 5.03(a) and 5.03(b) but before the application of any other provision of this Article V, then Profits for such Taxable Year shall be allocated to such Partner in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.03(c) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d)       If any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this provision shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Agreement have been made as if Section 5.03(c) and this Section 5.03(d) were not in the Agreement.

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(e)       If the allocation of Losses to a Partner as provided in Section 5.02 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Partner only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Partner shall be allocated to the other Partners in accordance with their relative Percentage Interests, subject to this Section 5.03(d).

(f)       Profits and Losses described in Section 5.01(b) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(j) and (m).

(g)       Simulated Depletion for each Depletable Property and Simulated Loss upon the disposition of a Depletable Property shall be allocated among the Partners in proportion to their shares of the Simulated Basis in such property.

(h)       The allocations set forth in Section 5.03(a) through and including Section 5.03(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to allocate Profit and Loss of the Partnership or make Distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss shall be reallocated among the Partners so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Partners to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. If in any Taxable Year or other Fiscal Period there is a decrease in Partnership Minimum Gain, or in Partner Minimum Gain, and application of the minimum gain chargeback requirements set forth in Section 5.03(a) or Section 5.03(b) would cause a distortion in the economic arrangement among the Partners, the Partners may, if they do not expect that the Partnership will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirement.

Section 5.04 Tax Allocations.

(a)       The income, gains, losses, deductions and credits of the Partnership will be allocated, for U.S. federal (and applicable state and local) income tax purposes, among the Partners in accordance with the allocation of such income, gains, losses, deductions and credits among the Partners for computing their Capital Accounts; provided, that if any such allocation is not permitted by the Code or other applicable Law, the Partnership’s subsequent income, gains, losses, deductions and credits will be allocated among the Partners so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

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(b)       Cost and percentage depletion deductions with respect to each Depletable Property shall be computed separately by the Partners rather than the Partnership. For purposes of such computations, the U.S. federal income tax basis of each Depletable Property shall be allocated to each Partner in accordance with such Partner’s Percentage Interest as of the time such Depletable Property is acquired by the Partnership, and shall be reallocated among the Partners in accordance with such Partner’s Percentage Interest as determined immediately following the occurrence of an event giving rise to an adjustment to the Book Values of the Partnership’s Depletable Properties pursuant to the definition of Book Value (or at the time of any material additions to the U.S. federal income tax basis of such Depletable Property). Such allocations are intended to be applied in accordance with the “partners’ interests in partnership capital” under Section 613A(c)(7)(D) of the Code; provided that the Partners understand and agree that the General Partner may authorize special allocations of tax basis, income, gain, deduction or loss, as computed for U.S. federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted U.S. federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles of Section 704(c) of the Code, the Treasury Regulations thereunder and the portions of the Treasury Regulations under Section 704(b) that apply the principles of Section 704(c), using the “remedial method”, as described in Treasury Regulations Section 1.704-3(d).

(c)       For purposes of the separate computation of gain or loss by each Partner on a taxable Disposition of Depletable Property, the amount realized from such Disposition shall be allocated (i) first, to the Partners in an amount equal to the Simulated Basis in such Depletable Property and in the same proportion as their shares thereof were allocated and (ii) second, any remaining amount realized shall be allocated consistent with the allocation of Simulated Gains; provided, however, that the Partners understand and agree that the General Partner may authorize special allocations of tax basis, income, gain, deduction or loss, as computed for U.S. federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted U.S. federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles of Section 704(c) of the Code, the Treasury Regulations thereunder and the portions of the Treasury Regulations under Section 704(b) that apply the principles of Section 704(c), using the “remedial method”, as described in Treasury Regulations Section 1.704-3(d). The provisions of this Section 5.04(c) and the other provisions of this Agreement relating to allocations under Section 613A(c)(7)(D) of the Code are intended to comply with Treasury Regulations Section 1.704-1(b)(4)(v) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(d)       Each Partner shall, in a manner consistent with this Article V, separately keep records of its share of the adjusted tax basis in each Depletable Property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Partnership. Upon the request of the Partnership, each Partner may advise the Partnership of its adjusted tax basis in each Depletable Property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection. The Partnership may rely on such information and, if it is not provided by the Partner, may make such reasonable assumptions as it shall determine with respect thereto.

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(e)       Items of Partnership taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall be allocated among the Partners in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Partnership for U.S. federal income tax purposes and its Book Value using the “remedial method”, as described in Treasury Regulations Section 1.704-3(d).

(f)       If the Book Value of any Partnership asset is adjusted pursuant to Section 5.01(b), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) using the “remedial method”, as described in Treasury Regulations Section 1.704-3(d).

(g)       If, as a result of an exercise of a noncompensatory option (including the Warrants) to acquire an interest in the Partnership, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Partnership shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

(h)       Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Partners pro rata as determined by the General Partner taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(i)       For purposes of determining a Partner’s pro rata share of the Partnership’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Partner’s interest in income and gain shall be in proportion to its Percentage Interests.

(j)       Allocations pursuant to this Section 5.04 are solely for purposes of U.S. federal (and applicable state and local) income taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, Distributions or other Partnership items pursuant to any provision of this Agreement.

Section 5.05 Withholding; Indemnification and Reimbursement for Payments on Behalf of a Partner. The Partnership and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable Law, and each Partner hereby authorizes the Partnership and its Subsidiaries to withhold or pay on behalf of or with respect to such Partner any amount of U.S. federal, state, or local or non-U.S. taxes that the General Partner determines, in good faith, that the Partnership or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement. In addition, if the Partnership is obligated to pay any other amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Partner (including U.S. federal income taxes as a result of Partnership obligations pursuant to the Revised Partnership Audit Provisions with respect to items of income, gain, loss deduction or credit allocable or attributable to such Partner, state personal property taxes and state unincorporated business taxes, but excluding payments such as professional association fees and the like made voluntarily by the Partnership on behalf of any Partner based upon such Partner’s status as an employee of the Partnership), then such tax shall be treated as an amount of taxes withheld or paid with respect to such Partner pursuant to this Section 5.05. For all purposes under this Agreement, any amounts withheld or paid with respect to a Partner pursuant to this Section 5.05 shall be treated as having been distributed to such Partner at the time such withholding or payment is made. Further, to the extent that the cumulative amount of such withholding or payment for any period exceeds the distributions to which such Partner is entitled for such period, such Partner shall indemnify the Partnership in full for the amount of such excess. The General Partner may offset Distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Partnership under this Section 5.05. A Partner’s obligation to indemnify the Partnership under this Section 5.05 shall survive the termination, dissolution, liquidation and winding up of the Partnership, and for purposes of this Section 5.05, the Partnership shall be treated as continuing in existence. The Partnership may pursue and enforce all rights and remedies it may have against each Partner under this Section 5.05, including instituting a lawsuit to collect amounts owed under such indemnity with interest accruing from the date such withholding or payment is made by the Partnership at a rate per annum equal to the sum of the Base Rate (but not in excess of the highest rate per annum permitted by Law). Any income from such indemnity (and interest) shall not be allocated to or distributed to the Partner paying such indemnity (and interest). Each Partner hereby agrees to furnish to the Partnership such information and forms as required or reasonably requested in order to comply with any laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Partner is legally entitled.

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Article VI.
MANAGEMENT

Section 6.01 Authority of General Partner.

(a)       Except for situations in which the approval of any Limited Partner(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner and (ii) the General Partner shall conduct, direct and exercise full control over all activities of the Partnership. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, no Limited Partner has the right or power to participate in the management or affairs of the Partnership, nor does any Limited Partner have the power to sign for or bind the Partnership or deal with third parties on behalf of the Partnership without the consent of the General Partner.

(b)       The day-to-day business and operations of the Partnership shall be overseen and implemented by officers of the Partnership (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the General Partner. An Officer may, but need not, be a Partner or an officer of the Corporation. Each Officer shall be appointed by the General Partner and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions in this Agreement (including in Section 6.06 below), the salaries or other compensation, if any, of the Officers of the Partnership shall be fixed from time to time by the General Partner. The authority and responsibility of the Officers shall include, but not be limited to, such duties as the General Partner may, from time to time, delegate to them and the carrying out of the Partnership’s business and affairs on a day-to-day basis. An Officer may also perform one or more roles as an officer of the General Partner. Subject to any agreement between the Corporation or the Partnership and an Officer regarding such Officer’s service or employment, the General Partner may remove any such Officer from office at any time, with or without cause. If any vacancy shall occur in any office, for any reason whatsoever, then the General Partner shall have the right to appoint a new Officer to fill the vacancy.

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(c)       Subject to law applicable to the Corporation and the Partnership, the General Partner shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Partnership (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation, reorganization or other combination of the Partnership with or into another entity.

(d)       Notwithstanding any other provision of this Agreement, neither the General Partner nor any Officer authorized by the General Partner shall have the authority, on behalf of the Partnership, either directly or indirectly, without the prior approval of each Partner, to take any action that would result in the failure of the Partnership to be taxable as a partnership for purposes of federal income tax, or take any position inconsistent with treating the Partnership as a partnership for purposes of federal income tax, except as required by Law.

Section 6.02 Actions of the General Partner. The General Partner may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.06.

Section 6.03 Transfer and Withdrawal of General Partner.

(a)       Except in connection with a General Partner Change of Control, the General Partner shall not have the right to transfer or assign the General Partner Interest, and the General Partner shall not have the right to withdraw from the Partnership; provided, that, without the consent of any of the Limited Partners, the General Partner may be reconstituted as or converted into a corporation, partnership or other form of entity (any such reconstituted or converted entity being deemed to be the General Partner for all purposes hereof) by merger, consolidation, conversion or otherwise, or transfer or assign the General Partner Interest (in whole or in part) to one of its Affiliates that is a wholly owned Subsidiary of the Corporation so long as such other entity or Affiliate shall have assumed in writing the obligations of the General Partner under this Agreement. In the event of an assignment or other transfer of all of the General Partner Interest in accordance with this Section 6.03, such assignee or transferee shall be substituted in the General Partner’s place as general partner of the Partnership in all respects under this Agreement and immediately thereafter the General Partner shall withdraw as a general partner of the Partnership (but shall remain entitled to exculpation and indemnification pursuant to Section 6.07 and Section 7.04 with respect to events occurring on or prior to such date).

(b)       Except as otherwise contemplated by Section 6.03(a), no assignee or transferee shall become the general partner of the Partnership by virtue of such assignee’s or transferee’s receiving all or a portion of any interest in the Partnership from the General Partner or another assignee or transferee from the General Partner without the written consent of all of the Partners to such substitution, which consent may be given or withheld, or made subject to such conditions as each Partner deems appropriate in its sole discretion.

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Section 6.04 Transactions Between Partnership and General Partner. The General Partner may cause the Partnership to contract and deal with the General Partner, or any Affiliate of the General Partner, or any Blackstone Party or Affiliate of any Blackstone Party, provided such contracts and dealings are on terms comparable to and competitive with those available to the Partnership from others dealing at arm’s length and are approved by (a) the Partners holding a majority of the Units (excluding Units held by the General Partner and its controlled Affiliates) then outstanding and (b) a majority of the Independent Directors, and, in each case, otherwise are permitted by the Credit Agreement.

Section 6.05 Reimbursement for Expenses. The Limited Partners acknowledge and agree that the General Partner is and will continue to be a wholly owned Subsidiary of the Corporation, whose Class A Common Stock is and will continue to be publicly traded, and therefore the General Partner and the Corporation will have access to the public capital markets and that such status and the services performed by the General Partner and the Corporation, if any, will inure to the benefit of the Partnership and all Limited Partners; therefore, the Partnership shall pay for and reimburse, without duplication, the General Partner and the Corporation amounts with respect to any fees, expenses and costs incurred by the General Partner or the Corporation on behalf of the Partnership, including all fees, expenses and costs of the Corporation being a public company (including public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses) and maintaining its corporate existence, it being acknowledged and agreed that such payments and reimbursements shall not be treated as Distributions. To the extent practicable, expenses incurred by the General Partner or the Corporation on behalf of or for the benefit of the Partnership shall be billed directly to and paid by the Partnership. If and to the extent any advances or reimbursements to the General Partner or the Corporation or any of their respective Affiliates by the Partnership pursuant to this Section 6.05 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Partnership), such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) and shall not be treated as distributions for purposes of computing the Limited Partners’ Capital Accounts.

Section 6.06 Delegation of Authority. The General Partner (a) may, from time to time, delegate to one or more Persons such authority and duties as the General Partner may deem advisable, and (b) may assign titles (including chief executive officer, president, chief executive officer, chief financial officers, chief operating officer, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons as the same may be amended, restated or otherwise modified from time to time, in each case subject to the terms of this Agreement. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Partnership shall be fixed from time to time by the General Partner, subject to the other provisions in this Agreement.

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Section 6.07 Limitation of Liability of the General Partner.

(a)       Except as otherwise provided herein or in an agreement entered into by such Person and the Partnership, neither the General Partner nor any of the General Partner’s Affiliates shall be liable to the Partnership or to any Partner that is not the General Partner, in such Partner’s capacity as a partner of the Partnership, for any act or omission performed or omitted by the General Partner in its capacity as the general partner of the Partnership pursuant to authority granted to the General Partner by this Agreement; provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the General Partner’s bad faith, willful misconduct or violation of Law in which the General Partner acted with knowledge that its conduct was unlawful. The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The General Partner shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the General Partner in good faith reliance on such advice shall in no event subject the General Partner to liability to the Partnership or any Partner that is not the General Partner.

(b)       Whenever this Agreement or any other agreement contemplated herein provides that the General Partner shall act in a manner which is, or provide terms which are, “fair and reasonable” to the Partnership or any Partner that is not the General Partner, the General Partner shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles.

(c)       Whenever in this Agreement or any other agreement contemplated herein, the General Partner is permitted or required to take any action or to make a decision in its “sole discretion” with “complete discretion” or under a grant of similar authority or latitude, the General Partner shall be entitled to consider such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or other Partners.

(d)       Whenever in this Agreement the General Partner is permitted or required to take any action or to make a decision in its “reasonable discretion,” “good faith” or under another express standard, the General Partner shall act under such express standard and, to the fullest extent permitted by applicable Law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and, notwithstanding anything contained herein to the contrary, so long as the General Partner acts in good faith, the resolution, action or terms so made, taken or provided by the General Partner shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon the General Partner or any of the General Partner’s Affiliates.

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Section 6.08 Investment Company Act. The General Partner shall use its best efforts to ensure that the Partnership shall not be subject to registration as an investment company pursuant to the Investment Company Act.

Section 6.09 Outside Activities of the Corporation and the General Partner. The Corporation shall not, and shall not cause or permit the General Partner to, directly or indirectly, enter into or conduct any business or operations, other than, as applicable, in connection with (a) the ownership, acquisition and disposition of Common Units, (b) the management of the business and affairs of the Partnership and its Subsidiaries, (c) the operation of the Corporation as a reporting company with a class (or classes) of securities registered under Section 12 of the Exchange Act and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Partnership, its Subsidiaries or their assets or activities, and (f) such activities as are incidental to the foregoing; provided, however, that, except as otherwise provided herein, the net proceeds of any sale of Equity Securities of the Corporation pursuant to the preceding clauses (d) and (e) shall be made available to the Partnership as Capital Contributions and the proceeds of any other financing raised by the Corporation pursuant to the preceding clauses (d) and (e) shall be made available to the Partnership as loans or otherwise as appropriate and, provided further, that the Corporation may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Partnership and its Subsidiaries so long as the Corporation takes all necessary measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Partnership or its Subsidiaries, through assignment, mortgage loan or otherwise. Nothing contained herein shall be deemed to prohibit the General Partner from executing any guarantee of indebtedness of the Partnership or its Subsidiaries.

Section 6.10 Standard of Care. Except to the extent otherwise expressly set forth in this Agreement, the General Partner shall, in connection with the performance of its duties in its capacity as the General Partner, have the same fiduciary duties to the Partnership and the Partners as would be owed to a Delaware corporation and its stockholders by its directors, and shall be entitled to the benefit of the same presumptions in carrying out such duties as would be afforded to a director of a Delaware corporation (as such duties and presumptions are defined, described and explained under the Laws of the State of Delaware as in effect from time to time). The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of the General Partner otherwise existing at law or in equity, are agreed by the Partners to replace, to the fullest extent permitted by applicable Law, such other duties and liabilities of the General Partner.

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Article VII.
RIGHTS AND OBLIGATIONS OF PARTNERS

Section 7.01 Limitation of Liability and Duties of Partners; Investment Opportunities.

(a)       Except as provided in this Agreement or in the Delaware Act, no Partner (including the General Partner) shall be obligated personally for any debt, obligation or liability solely by reason of being a Partner or acting as the General Partner of the Partnership; provided that, in the case of the General Partner, this sentence shall not in any manner limit the liability of any Partner to the Partnership or any other Partner attributable to a breach by the such Partner of any terms of this Agreement. Notwithstanding anything contained herein to the contrary, the failure of the Partnership to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Partners for liabilities of the Partnership.

(b)       In accordance with the Delaware Act and the laws of the State of Delaware, a Partner may, under certain circumstances, be required to return amounts previously distributed to such Partner. It is the intent of the Partners that no Distribution to any Partner pursuant to Article IV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or Distribution of any such property to a Partner shall be deemed to be a compromise within the meaning of Section 17-502(b) of the Delaware Act, and, to the fullest extent permitted by Law, any Partner receiving any such money or property shall not be required to return any such money or property to the Partnership or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Partner is obligated to make any such payment, such obligation shall be the obligation of such Partner and not of any other Partner.

(c)       Notwithstanding any other provision of this Agreement (subject to Section 6.07 and except as set forth in Section 6.10, in each case with respect to the General Partner), to the extent that, at law or in equity, any Partner (or such Partner’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of such Partner or of any Affiliate of such Partner (each Person described in this parenthetical, a “Related Person”)) has duties (including fiduciary duties) to the Partnership, to another Partner (including the General Partner), to any Person who acquires an interest in a Limited Partner Interest or to any other Person bound by this Agreement, but in in each case other than any duties (including fiduciary duties) owed the Corporation and its stockholders, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein, if any. Such elimination of duties (including fiduciary duties) to the Partnership, each of the Partners (including the General Partner), each other Person who acquires an interest in a Limited Partner Interest and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Partnership, each of the Partners (including the General Partner), each other Person who acquires an interest in a Limited Partner Interest and each other Person bound by this Agreement.

(d)       Notwithstanding any duty (including any fiduciary duty) otherwise applicable at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to any Partner (including the General Partner) or to any Related Person of such Partner, and no Partner (or any Related Person of such Partner) that acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership or the Partners will have any duty to communicate or offer such opportunity to the Partnership or the Partners, or to develop any particular investment, and such Person will not be liable to the Partnership or the Partners for breach of any fiduciary or other duty by reason of the fact that such Person pursues or acquires for, or directs such opportunity to, another Person or does not communicate such investment opportunity to the Partners. Notwithstanding any duty (including any fiduciary duty) otherwise applicable at law or in equity, neither the Partnership nor any Partner has any rights or obligations by virtue of this Agreement or the relationships created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of any such ventures outside the Partnership, even if competitive with the activities of the Partnership or the Partners, will not be deemed wrongful or improper.

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Section 7.02 Lack of Authority. No Partner, other than the General Partner or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Partnership, to do any act that would be binding on the Partnership or to make any expenditure on behalf of the Partnership. The Partners hereby consent to the exercise by the General Partner of the powers conferred on them by Law and this Agreement.

Section 7.03 No Right of Partition. No Partner, other than the General Partner, shall have the right to seek or obtain partition by court decree or operation of Law of any Partnership property, or the right to own or use particular or individual assets of the Partnership.

Section 7.04 Indemnification.

(a)       Subject to Section 5.05, the Partnership hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Partnership to provide broader indemnification rights than the Partnership is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Partner or is or was serving as the General Partner, Officer, employee or other agent of the Partnership or is or was serving at the request of the Partnership as a manager, officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided, however, that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ bad faith, willful misconduct or violation of Law in which such Indemnified Person acted with knowledge that its conduct was unlawful, or for any present or future breaches of any representations, warranties, covenants or obligations by such Indemnified Person or its Affiliates contained herein or in the other agreements with the Partnership. Expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Partnership in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Partnership.

(b)       The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the General Partner or otherwise.

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(c)       The Partnership shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 7.04(a) whether or not the Partnership would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 7.04. The Partnership shall use its commercially reasonable efforts to purchase and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the General Partner.

(d)       If this Section 7.04 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Section 7.05 Limited Partners’ Right to Act. For matters that require the approval of the Limited Partners, the Limited Partners shall act through meetings and written consents as described in paragraphs (a), (b) and (c) below:

(a)       Except as otherwise expressly provided by this Agreement, acts by the Limited Partners holding a majority of the outstanding Units, voting together as a single class, shall be the acts of the Limited Partners. Any Limited Partner entitled to vote at a meeting of Limited Partners may authorize another person or persons to act for it by proxy. An electronic mail, telegram, telex, cablegram or similar transmission by the Limited Partner, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Limited Partner shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 7.05(a). No proxy shall be voted or acted upon after eleven months from the date thereof, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Partnership shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

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(b)       The actions by the Limited Partners permitted hereunder may be taken at a meeting called by the General Partner or by the Limited Partners holding a majority of the Units entitled to vote on such matter on at least 48 hours’ prior written notice to the other Limited Partners entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Limited Partners entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Limited Partners entitled to vote or consent as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Limited Partners entitled to vote or consent may be taken by vote of the Limited Partners entitled to vote or consent at a meeting or by written consent, so long as such consent is signed by Limited Partners having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Limited Partners entitled to vote thereon were present and voted. Prompt notice of the action so taken, which shall state the purpose or purposes for which such consent is required and may be delivered via email, without a meeting shall be given to those Limited Partners entitled to vote or consent who have not consented in writing; provided, however, that the failure to give any such notice shall not affect the validity of the action taken by such written consent. Any action taken pursuant to such written consent of the Limited Partners shall have the same force and effect as if taken by the Limited Partners at a meeting thereof.

Section 7.06 Inspection Rights. The Partnership shall permit each Partner and each of its designated representatives to visit and inspect (i) the books and records of the Partnership, including its partner ledger and a list of its Partners and (ii) the books and records of its Subsidiaries. The Partners have no other inspection rights.

Article VIII.
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.01 Records and Accounting. The Partnership shall keep, or cause to be kept, appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 8.03 or pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Limited Partners pursuant to Articles III and IV and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the General Partner, whose determination shall be final and conclusive as to all of the Limited Partners absent manifest clerical error.

Section 8.02 Fiscal Year. The Fiscal Year of the Partnership shall end on December 31 of each year or such other date as may be established by the General Partner; provided that the Partnership shall have the same Fiscal Year for accounting purposes as its Taxable Year for U.S. federal income tax purposes.

Section 8.03 Reports. The Partnership shall deliver or cause to be delivered, within ninety (90) days after the end of each Fiscal Year, to each Person who was a Partner at any time during such Fiscal Year, all information reasonably necessary for the preparation of such Person’s United States federal and applicable state income tax returns.

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Article IX.
TAX MATTERS

Section 9.01 Preparation of Tax Returns. The General Partner shall arrange, at the Partnership’s expense, for the preparation and timely filing of all tax returns required to be filed by the Partnership. On or before March 15, June 15, September 15, and December 15 of each Taxable Year, the Partnership shall send to each Person who was a Partner at any time during the prior quarter, an estimate of such Partner’s state tax apportionment information and allocations to the Partners of taxable income, gains, losses, deductions and credits for the prior quarter, which estimate shall have been reviewed by the Partnership’s outside tax accountants. In addition, no later than the later of (i) March 15 following the end of the prior Taxable Year, and (ii) thirty (30) Business Days after the issuance of the final financial statement report for a Fiscal Year by the Partnership’s auditors but in no event later than April 15 following the end of the prior Taxable Year, the Partnership shall send to each Person who was a Partner at any time during such Taxable Year, a statement showing such Partner’s (A) final state tax apportionment information, (B) allocations to the Partners of taxable income, gains, losses, deductions and credits for such Taxable Year, (C) a completed IRS Schedule K-1 and (D) all other information reasonably requested and necessary for the preparation of such Partner’s U.S. federal (and applicable state and local) income tax returns, provided that if a complete IRS Schedule K-1 is not issued by March 15 following the end of the relevant Taxable Year, the General Partner shall cause the Partnership to provide each Partner a draft IRS Schedule K-1 for the relevant Taxable Year by March 15 following the end of such Taxable Year. Each Partner shall notify the Partnership, and the Partnership shall take reasonable efforts to notify each of the other Partners, upon receipt of any notice of tax examination of the Partnership by U.S. federal, state or local authorities. Subject to the terms and conditions of this Agreement, in its capacity as Partnership Representative (as applicable), the General Partner shall have the authority to prepare the tax returns of the Partnership using the elections set forth in Section 9.02 and such other permissible methods and elections as it determines in its reasonable discretion.

Section 9.02 Tax Elections. The Partnership and any eligible Subsidiary shall make an election pursuant to Section 754 of the Code, shall not thereafter revoke such election. In addition, the Partnership (and any eligible Subsidiary) shall make the following elections on the appropriate forms or tax returns:

(a)       to adopt the calendar year as the Partnership’s Taxable Year, if permitted under the Code;

(b)       to adopt the accrual method of accounting for U.S. federal income tax purposes; and

(c)       to elect to amortize the organizational expenses of the Partnership as permitted by Code Section 709(b).

Each Partner will upon request supply any information reasonably necessary to give proper effect to any such elections.

Section 9.03 Tax Controversies. The General Partner shall be designated and may, on behalf of the Partnership, at any time, and without further notice to or consent from any Partner, act as the “partnership representative” of the Partnership, within the meaning given to such term in Section 6223 of the Code, and any corresponding or similar role for relevant state and local tax purposes (the General Partner, in such capacity, the “Partnership Representative”). The Partnership Representative shall have the right and obligation to take all actions authorized and required, respectively, by the Code or any applicable state or local Law with respect to Taxes for the Partnership Representative, and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services reasonably incurred in connection therewith. Without the consent of the Limited Partners, the Partnership Representative shall not make any election apply the “alternative to payment of imputed underpayment by partnership” under Section 6226 of the Code to pass the underpayment adjustment of the Partnership to any partners of the reviewed year. Each Partner agrees to cooperate with the Partnership and to do or refrain from doing any or all things reasonably requested by the Partnership with respect to the conduct of such proceedings. The Partnership Representative shall keep all Partners fully advised on a current basis of any contacts by or discussions with the tax authorities.

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Article X.
RESTRICTIONS ON TRANSFER OF UNITS

Section 10.01 Transfers by Partners. No holder of Units may Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Section 10.02 or (b) approved in writing by the General Partner. Notwithstanding the foregoing, this Article X shall not apply to any Redemption pursuant to Section 11.01 or exchange pursuant to Section 11.03.

Section 10.02 Permitted Transfers. The restrictions contained in Section 10.01 shall not apply to any Transfer (each, a “Permitted Transfer”) (i) by a Limited Partner to a Controlled Affiliate of such Limited Partner, (ii) by a Royal Contributor to the direct holders of equity interests in such Royal Contributor, (iii) to an Affiliate of, or a direct holder of equity interests in, Royal LP, (iv) by any individual transferee pursuant to clause (ii) or (iii) of this sentence to any Controlled Affiliate of such transferee or any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are such transferee or Relatives of such transferee for bona fide estate planning purposes, (v) to an Affiliate of any Blackstone Party, (vi) in the case of an individual Partner, upon death or incapacity to such Partner’s estate, executors, trustees, administrators and personal representatives, and then to such Partner’s legal representatives, heirs, beneficiaries or legatees (whether or not such recipients are a spouse, children, spouses of children, grandchildren, spouses of grandchildren, parents or siblings of such Partner) or (vii) pursuant to a Redemption or Direct Exchange in accordance with Article XI hereof; provided, however, that (A) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units and (B) in the case of the foregoing clauses (i) the transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement, and the transferor will deliver a written notice to the Partnership and the Partners, which notice will disclose in reasonable detail the identity of the proposed transferee. In the case of a Permitted Transfer (other than a Redemption or Direct Exchange) by any Limited Partner (other than the Corporation) of Common Units to a transferee in accordance with this Section 10.02, such Limited Partner (or any subsequent transferee of such Limited Partner) shall be required to also transfer a number of shares of Class C Common Stock corresponding to the number of such Limited Partner’s (or subsequent transferee’s) Common Units that were transferred in the transaction to such transferee; and, in the case of a Redemption or Direct Exchange, a number of shares of Class C Common Stock owned by such Limited Partner corresponding to the number of such Limited Partner’s Common Units that were transferred in such Redemption or Direct Exchange shall be surrendered by such Limited Partner to the Corporation and cancelled by the Corporation. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b).

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Section 10.03 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [●], 2018, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF FALCON MINERALS OPERATING PARTNERSHIP, LP, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND FALCON MINERALS OPERATING PARTNERSHIP, LP RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY FALCON MINERALS OPERATING PARTNERSHIP, LP TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Partnership shall imprint such legend on certificates (if any) evidencing Units.

Section 10.04 Transfer. Prior to Transferring any Units (other than (i) in connection with a Redemption or Direct Exchange in accordance with Article XI or (ii) pursuant to a Change of Control Transaction), the Transferring holder of Units shall cause the prospective transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate (collectively, the “Other Agreements”), and shall cause the prospective transferee to execute and deliver to the Partnership and the other holders of Units a Joinder (or other counterpart to this Agreement acceptable to the General Partner) and counterparts of any applicable Other Agreements. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement (including any prohibited indirect Transfers) (a) shall be void, and (b) the Partnership shall not record such Transfer on its books or treat any purported transferee of such Units as the owner of such securities for any purpose.

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Section 10.05 Assignee’s Rights.

(a)       The Transfer of a Limited Partner Interest in accordance with this Agreement shall be effective as of the date of its assignment (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Partnership. Profits, Losses and other Partnership items shall be allocated between the transferor and the Assignee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the General Partner. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.

(b)       Unless and until an Assignee becomes a Limited Partner pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Limited Partner hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the transferring Limited Partner from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Limited Partner contained herein that a Limited Partner would be bound on account of the Assignee’s Limited Partner Interest (including the obligation to make Capital Contributions on account of such Limited Partner Interest).

Section 10.06 Assignor’s Rights and Obligations. Any Limited Partner who shall Transfer any Limited Partner Interest in a manner in accordance with this Agreement shall cease to be a Limited Partner with respect to such Units or other interest and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Limited Partner with respect to such Units or other interest (it being understood, however, that the applicable provisions of Section 6.07, Section 7.01 and Section 7.04 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Limited Partner) is admitted as a Substituted Limited Partner in accordance with the provisions of Article XII (the “Admission Date”), (i) such assigning Limited Partner shall retain all of the duties, liabilities and obligations of a Limited Partner with respect to such Units or other interest, and (ii) the General Partner may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Limited Partner with respect to such Units or other interest for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Limited Partner who Transfers any Units or other interest in the Partnership from any liability of such Limited Partner to the Partnership with respect to such Limited Partner Interest that may exist on the Admission Date or that is otherwise specified in the Delaware Act and incorporated into this Agreement or for any liability to the Partnership or any other Person for any materially false statement made by such Limited Partner (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Limited Partner (in its capacity as such) contained herein or in the other agreements with the Partnership.

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Section 10.07 Overriding Provisions.

(a)       Any Transfer of any Limited Partner Interest in violation of this Article X shall be null and void ab initio, and the provisions of Section 10.05 and 10.06 shall not apply to any such Transfers. Any Person to whom a Transfer of such Limited Partner Interest is made or attempted in violation of this Article X shall not become a Limited Partner with respect to such Limited Partner Interest, shall not be entitled to vote such Limited Partner Interest on any matters coming before the Limited Partners and shall not have any other rights in or with respect to such Limited Partner Interest. The General Partner shall promptly amend the Schedule of Limited Partners to reflect any Permitted Transfer pursuant to this Article X.

(b)       Notwithstanding anything contained herein to the contrary (including the provisions of Section 10.01 and Article XI and Article XII), in no event shall any Limited Partner Transfer any Units to the extent such Transfer would:

(i)       result in the violation of the Securities Act, or any other applicable U.S. federal or state or non-U.S. Laws;

(ii)       subject the Partnership to registration as an investment company under the Investment Company Act;

(iii)       in the reasonable determination of the General Partner, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any indebtedness under, any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Partnership or the General Partner is a party;

(iv)       cause the Partnership to lose its status as a partnership for U.S. federal income tax purposes or, without limiting the generality of the foregoing, cause the Partnership to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code and any applicable Treasury Regulations issued thereunder, or any successor provision of the Code;

(v)       be a Transfer to a Person who is not legally competent or who has not achieved his or her majority under applicable Law (excluding trusts for the benefit of minors); or

(vi)       result in the Partnership having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)).

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Article XI.
REDEMPTION AND EXCHANGE RIGHTS

Section 11.01 Redemption Right of a Limited Partner.

(a)       Each Limited Partner (other than the Corporation) shall be entitled to cause the Partnership to redeem (a “Redemption”) all or any portion of its Common Units (the “Redemption Right”) on the terms and conditions set forth in this Article XI. A Limited Partner desiring to exercise its Redemption Right (the “Redeemed Partner”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Partnership with a copy to the Corporation and Royal LP (the date of the delivery of such Redemption Notice, the “Redemption Notice Date”). The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeemed Partner intends to have the Partnership redeem. Notwithstanding the foregoing or anything to the contrary herein, other than with the prior written consent of Royal (which consent may be withheld or granted in Royal’s sole discretion), a Limited Partner shall only be entitled to exercise its Redemption Right with respect to a number of Common Units up to the Maximum Redeemed Unit Amount as of the Redemption Notice Date (and in the event a Limited Partner submits a Redemption Notice specifying a number of Common Units to be redeemed in excess of the Maximum Redeemed Unit Amount, the number of “Redeemed Units” for purposes of such Redemption Notice shall be deemed to equal either the Maximum Redeemed Unit Amount or such amount as consented to in writing by Royal LP). The Redemption shall be completed on the date that is three (3) Business Days following the later of (i) delivery of the applicable Redemption Notice and (ii) with respect to any Common Units to be redeemed in excess of the Maximum Redeemed Unit Amount, delivery by Royal of its written consent, if any, to such Redemption (the date of such completion, the “Redemption Date”); provided that the Partnership, the Corporation and the Redeemed Partner may (subject to the consent right of Royal in the foregoing sentence) change the number of Redeemed Units and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided further that (a) a Redemption Notice may be conditioned on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Redemption; and (b) if the record date for any Partnership Distributions (as defined in the Charter) for any period would occur prior to any Redemption, then the Redemption Date for such Redemption shall in no event be earlier than the Business Day immediately following the record date designated by the Corporate Board for the corresponding Pass-Through Distribution (as defined in the Charter). Unless the Corporation has elected to effect a Direct Exchange as provided in Section 11.03, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (1) the Redeemed Partner shall transfer and surrender the Redeemed Units to the Partnership and a corresponding number of shares of Class C Common Stock to the Corporation, in each case free and clear of all liens and encumbrances, (2) the Partnership shall (A) cancel the Redeemed Units, (B) transfer to the Redeemed Partner the consideration to which the Redeemed Partner is entitled under Section 11.01(b), and (C) if the Units are certificated, issue to the Redeemed Partner a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeemed Partner pursuant to clause (1) of this Section 11.01(a) and the Redeemed Units and (3) the Corporation shall cancel such shares of Class C Common Stock.

(b)       In exchange for its Redeemed Units, a Redeemed Partner shall be entitled to receive the Share Settlement.

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(c)       A Redeemed Partner shall be entitled, at any time prior to the consummation of a Redemption, to revoke its Redemption Notice or delay the Redemption Date if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeemed Partner at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (ii) the Corporation shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption; (iii) the Corporation shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeemed Partner to have the resale of its Class A Common Stock registered at or immediately following the consummation of the Redemption; (iv) the Corporation shall have disclosed to such Redeemed Partner any material non-public information concerning the Corporation, the receipt of which results in such Redeemed Partner being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and the Corporation does not permit disclosure); (v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeemed Partner at or immediately following the Redemption shall have been issued by the SEC; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption; (viii) the Corporation shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeemed Partner to consummate the resale of Class A Common Stock to be received upon such redemption pursuant to an effective registration statement; or (ix) the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period; provided further, that in no event shall the Redeemed Partner seeking to delay the consummation of such Redemption and relying on any of the matters contemplated in clauses (i) through (ix) above have controlled or intentionally materially influenced any facts, circumstances, or Persons in connection therewith (except in the good faith performance of his or her duties as an officer or director of the Corporation) in order to provide such Redeemed Partner with a basis for such delay or revocation. If a Redeemed Partner delays the consummation of a Redemption pursuant to this Section 11.01(c), the Redemption Date shall occur on the third (3rd) Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as the Corporation, the Partnership and such Redeemed Partner may agree in writing).

(d)       The amount of the Share Settlement that a Redeemed Partner is entitled to receive under Section 11.01(b) shall not be adjusted on account of any Distributions previously made with respect to the Redeemed Units or dividends or other distributions previously paid with respect to Class A Common Stock; provided, however, that if a Redeemed Partner causes the Partnership to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any Distribution with respect to the Redeemed Units but prior to payment of such Distribution, the Redeemed Partner shall be entitled to receive such Distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeemed Partner transferred and surrendered the Redeemed Units to the Partnership prior to such date.

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(e)       If a Reclassification Event occurs, the General Partner or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 16.03, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the rights of holders of Common Units (other than the Corporation) set forth in this Section 11.01 provide that each Common Unit is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one share of Class A Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event (taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the record date or effective time for such Reclassification Event) and (ii) the Corporation or the successor to the Corporation, as applicable, is obligated to deliver such property, securities or cash upon such redemption. The Corporation shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of the Corporation (in whatever capacity) under this Agreement.

(f)       In connection with a General Partner Change of Control, the Corporation shall have the right to require each Limited Partner (other than the Corporation) to effect a Redemption of some or all of such Limited Partner’s Common Units and a corresponding number of shares of Class C Common Stock. Any Redemption pursuant to this Section 11.01(f) shall be effective immediately prior to the consummation of the General Partner Change of Control (and shall not be effective if such General Partner Change of Control is not consummated) (the “Change of Control Redemption Date”). From and after the Change of Control Redemption Date, (i) the Common Units and shares of Class C Common Stock subject to such Redemption shall be deemed to be transferred to the Corporation on the Change of Control Redemption Date and (ii) such Limited Partner shall cease to have any rights with respect to the Common Units and shares of Class C Common Stock subject to such Redemption (other than the right to receive shares of Class A Common Stock pursuant to such Redemption). The Corporation shall provide written notice of an expected General Partner Change of Control to all Partners within the earlier of (x) five (5) Business Days following the execution of the agreement with respect to such General Partner Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated General Partner Change of Control is to be effected, indicating in such notice such information as may reasonably describe the General Partner Change of Control transaction, subject to applicable law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the General Partner Change of Control, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such General Partner Change of Control, and the number of Common Units and shares of Class C Common Stock held by such Limited Partner that the Corporation intends to require to be subject to such Redemption. Following delivery of such notice and on or prior to the Change of Control Redemption Date, the Limited Partners shall take all actions reasonably requested by the Corporation to effect such Redemption, including taking any action and delivering any document required pursuant to Section 11.01(a) to effect a Redemption; provided that (A) no Limited Partner shall be required to make any representations or warranties in connection with such Redemption other than representations and warranties as to (1) such Limited Partner’s ownership of its Common Units and the corresponding number of shares of Class C Common Stock to be redeemed free and clear of liens, (2) such Limited Partner’s power and authority to effect such Redemption, and (3) such matters pertaining to compliance with securities laws as the Corporation may reasonably require; and (B) any indemnification or other obligations assumed or incurred in connection with a Redemption shall be several and not joint and shall be allocated among all Limited Partners participating in such Redemption (collectively, the “Redeeming Persons”) in the same proportion as the consideration payable to each such Redeeming Person in each case other than with respect to representations made individually by the indemnifying Limited Partner (e.g., representations as to title or authority of such Limited Partner).

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Section 11.02 Contribution of the Corporation. Subject to Section 11.03, in connection with the exercise of a Redeemed Partner’s Redemption Rights under Section 11.01(a), the Corporation shall contribute to the Partnership the consideration the Redeemed Partner is entitled to receive under Section 11.01(b). Unless the Corporation has elected to effect a Direct Exchange as provided in Section 11.03, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Corporation shall make its Capital Contribution to the Partnership (in the form of the Share Settlement) required under this Section 11.02, and (ii) the Partnership shall issue to the Corporation a number of Common Units equal to the number of Redeemed Units surrendered by the Redeemed Partner.

Section 11.03 Exchange Right of the Corporation.

(a)       Notwithstanding anything to the contrary in this Article XI, the Corporation may, in its sole and absolute discretion, elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement, at the Corporation’s option, through a direct exchange of such Redeemed Units and the Share Settlement between the Redeemed Partner and the Corporation (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 11.03, the Corporation shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

(b)       The Corporation may, at any time prior to a Redemption Date, deliver written notice (an “Exchange Election Notice”) to the Partnership and the Redeemed Partner setting forth its election to exercise its right to consummate a Direct Exchange; provided that such election does not prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Corporation at any time; provided that any such revocation does not prejudice the ability of the parties to consummate a Redemption on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Redeemed Units that would have otherwise been subject to a Redemption. Except as otherwise provided by this Section 11.03, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if the Corporation had not delivered an Exchange Election Notice.

Section 11.04 Reservation of Shares of Class A Common Stock; Listing; Certificate of the Corporation. At all times the Corporation shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Redemption or Direct Exchange pursuant to Share Settlements; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of the Corporation). The Corporation shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Redemption or Direct Exchange to the extent a registration statement is effective and available for such shares. The Corporation shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Redemption or Direct Exchange prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Redemption or Direct Exchange (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). The Corporation covenants that all Class A Common Stock issued upon a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable.

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Section 11.05 Effect of Exercise of Redemption or Exchange Right. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange and all governance or other rights set forth herein shall be exercised by the remaining Partners and the Redeemed Partner (to the extent of such Redeemed Partner’s remaining interest in the Partnership). No Redemption or Direct Exchange shall relieve such Redeemed Partner of any prior breach of this Agreement.

Section 11.06 Tax Treatment. Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that a Redemption or a Direct Exchange, as the case may be, shall be treated as a direct exchange between the Corporation and the Redeemed Partner for U.S. federal (and applicable state and local) income tax purposes. The issuance of shares of Class A Common Stock or other securities upon a Redemption or Direct Exchange shall be made without charge to the Redeemed Partner for any stamp or other similar tax in respect of such issuance.

Article XII.
ADMISSION OF LIMITED PARTNERS

Section 12.01 Substituted Limited Partners. Subject to the provisions of Article X, in connection with the Permitted Transfer of a Limited Partner Interest hereunder, the transferee shall become a substituted Limited Partner (“Substituted Limited Partner”) on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Partnership.

Section 12.02 Additional Limited Partners. Subject to the provisions of Article III and Article X, any Person may be admitted to the Partnership as an additional Limited Partner (any such Person, an “Additional Limited Partner”) only upon furnishing to the General Partner (a) a Joinder (or other counterpart to this Agreement acceptable to the General Partner) and counterparts of any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Limited Partner (including entering into such documents as the General Partner may deem appropriate in its reasonable discretion). Such admission shall become effective on the date on which the General Partner determines in its reasonable discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Partnership.

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Article XIII.
WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 13.01 Withdrawal and Resignation of Limited Partners. No Limited Partner shall have the power or right to withdraw or otherwise resign as a Limited Partner from the Partnership prior to the dissolution and winding up of the Partnership pursuant to Article XIV. Any Limited Partner, however, that attempts to withdraw or otherwise resign as a Limited Partner from the Partnership without the prior written consent of the General Partner upon or following the dissolution and winding up of the Partnership pursuant to Article XIV, but prior to such Limited Partner receiving the full amount of Distributions from the Partnership to which such Limited Partner is entitled pursuant to Article XIV, shall be liable to the Partnership for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Partner. Upon a Transfer of all of a Limited Partner’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Limited Partner shall cease to be a Partner.

Article XIV.
DISSOLUTION AND LIQUIDATION

Section 14.01 Dissolution. The Partnership shall not be dissolved by the admission of Additional Limited Partners or Substituted Limited Partners or the attempted withdrawal or resignation of a Partner. The Partnership shall dissolve, and its affairs shall be wound up, upon:

(a)       the unanimous decision of the General Partner together with all the Partners to dissolve the Partnership;

(b)       a Change of Control Transaction that is not approved by the Majority Partners;

(c)       a dissolution of the Partnership under Section 17-801(4) of the Delaware Act; or

(d)       the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Delaware Act.

Except as otherwise set forth in this Article XIV, the Partnership is intended to have perpetual existence. An Event of Withdrawal shall not cause a dissolution of the Partnership and the Partnership shall continue in existence subject to the terms and conditions of this Agreement.

Section 14.02 Liquidation and Termination. On dissolution of the Partnership, the General Partner shall act as liquidator or may appoint one or more Persons as liquidator. The liquidators shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Partnership expense. Until final distribution, the liquidators shall continue to operate the Partnership properties with all of the power and authority of the General Partner. The steps to be accomplished by the liquidators are as follows:

(a)       as promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)       the liquidators shall cause notice of liquidation to be mailed to each known creditor of and claimant against the Partnership;

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(c)       the liquidators shall pay, satisfy or discharge from Partnership funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine): first, all expenses incurred in liquidation; and second, all of the debts, liabilities and obligations of the Partnership; and

(d)       all remaining assets of the Partnership shall be distributed to the Partners in accordance with Article IV by the end of the Taxable Year during which the liquidation of the Partnership occurs (or, if later, by ninety (90) days after the date of the liquidation). The distribution of cash and/or property to the Partners in accordance with the provisions of this Section 14.02 and Section 14.03 below constitutes a complete return to the Partners of their Capital Contributions, a complete distribution to the Partners of their interest in the Partnership and all the Partnership’s property and constitutes a compromise to which all Partners have consented within the meaning of the Delaware Act. To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds. In no event shall a Limited Partner be entitled to exercise any Redemption Rights, and no Redemptions shall be effected, on or after the earlier of the record date for and the effective date of the distribution of cash and/or property to the Partners in accordance with the provisions of this Section 14.02 and Section 14.03

Section 14.03 Deferment; Distribution in Kind. Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Partnership the liquidators determine that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Partners, the liquidators may, in their sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Partnership liabilities (other than loans to the Partnership by Partners) and reserves. Subject to the order of priorities set forth in Section 14.02, the liquidators may, in their sole discretion, distribute to the Partners, in lieu of cash, either (a) all or any portion of such remaining Partnership assets in-kind in accordance with the provisions of Section 14.02(d), (b) as tenants in common and in accordance with the provisions of Section 14.02(d), undivided interests in all or any portion of such Partnership assets or (c) a combination of the foregoing. Any such Distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any Partnership assets distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The liquidators shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Article XV.

Section 14.04 Cancellation of Certificate. On completion of the distribution of Partnership assets as provided herein, the Partnership is terminated (and the Partnership shall not be terminated prior to such time), and the General Partner (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Partnership. The Partnership shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.

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Section 14.05 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Sections 14.02 and 14.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 14.06 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Partners (it being understood that any such return shall be made solely from Partnership assets).

Article XV.
VALUATION

Section 15.01 Determination. “Fair Market Value” of a specific Partnership asset will mean the amount which the Partnership would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the General Partner (or, if pursuant to Section 14.02, the liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

Section 15.02 Dispute Resolution. If any Limited Partner or Limited Partners dispute the accuracy of any determination of Fair Market Value in accordance with Section 15.01, and the General Partner and such Limited Partner(s) are unable to agree on the determination of the Fair Market Value of any asset of the Partnership, the General Partner and such Limited Partner(s) shall each select a nationally recognized investment banking firm experienced in valuing securities of closely-held companies such as the Partnership in the Partnership’s industry (the “Appraisers”), who shall each determine the Fair Market Value of the asset or the Partnership (as applicable) in accordance with the provisions of Section 15.01. The Appraisers shall be instructed to give written notice of their determination of the Fair Market Value of the asset or the Partnership (as applicable) within thirty (30) days of their appointment as Appraisers. If Fair Market Value as determined by an Appraiser is higher than Fair Market Value as determined by the other Appraiser by 10% or more, and the General Partner and such Limited Partner(s) do not otherwise agree on a Fair Market Value, the original Appraisers shall designate a third Appraiser meeting the same criteria used to select the original two, and the Fair Market Value shall be the average of the Fair Market Values determined by all three Appraisers, unless the General Partner and such Limited Partner(s) otherwise agree on a Fair Market Value. If Fair Market Value as determined by an Appraiser is within 10% of the Fair Market Value as determined by the other Appraiser (but not identical), and the General Partner and such Limited Partner(s) do not otherwise agree on a Fair Market Value, the General Partner shall select the Fair Market Value of one of the Appraisers. The fees and expenses of the Appraisers shall be borne by the Partnership.

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Article XVI.
GENERAL PROVISIONS

Section 16.01 Power of Attorney.

(a)       Each Limited Partner who is an individual hereby constitutes and appoints the General Partner (or the liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

(i)       execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the General Partner deems appropriate or necessary to form, qualify, or continue the qualification of, the Partnership as a limited partnership in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all instruments which the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the General Partner deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Partner pursuant to Article XII or Article XIII; and

(ii)       sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the General Partner, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the General Partner, to effectuate the terms of this Agreement.

(b)       The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Limited Partner who is an individual and the transfer of all or any portion of his, her or its Limited Partner Interest and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives.

Section 16.02 Confidentiality. Each of the Partners agree to hold the Partnership’s Confidential Information in confidence and may not use such information except in furtherance of the business of the Partnership or as otherwise authorized separately in writing by the General Partner. “Confidential Information” as used herein includes, but is not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Partnership’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Partnership plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Partnership’s business, in each case obtained by a Partner from the Partnership or any of its Affiliates or representatives. With respect to any Partner, Confidential Information does not include information or material that: (a) is rightfully in the possession of such Partner at the time of disclosure by the Partnership; (b) before or after it has been disclosed to such Partner by the Partnership, becomes part of public knowledge, not as a result of any action or inaction of such Partner in violation of this Agreement; (c) is approved for release by written authorization of the Chief Executive Officer of the Partnership or of the Corporation; (d) is disclosed to such Partner or its representatives by a third party not, to the knowledge of such Partner, in violation of any obligation of confidentiality owed to the Partnership with respect to such information; or (e) is or becomes independently developed by such Partner or its representatives without use of or reference to the Confidential Information.

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Section 16.03 Amendments. This Agreement may be amended or modified solely by the General Partner. Notwithstanding the foregoing, no amendment or modification (a) to this Section 16.03 may be made without the prior written consent of each of the Partners, (b) that modifies the limited liability of any Partner, or increases the liabilities or obligations of any Partner, in each case, may be made without the consent of each such affected Partner, (c) that materially alters or changes any rights, preferences or privileges of any Limited Partner Interests in a manner that is different or prejudicial relative to any other Limited Partner Interests, may be made without the approval of a majority in interest of the Partners holding the Limited Partner Interests affected in such a different or prejudicial manner (excluding any such Limited Partner Interests held by the General Partner or any Affiliates controlled by the General Partner), (d) that materially alters or changes any rights, preferences or privileges of a holder of any class of Limited Partner Interests in a manner that is different or prejudicial relative to any other holder of the same class of Limited Partner Interests, may be made without the approval of the holder of Limited Partner Interests affected in such a different or prejudicial manner, (e) that materially and adversely alters or changes any rights, preferences or privileges of a holder of the General Partner or the Corporation, may be made without the approval of a majority of the Independent Directors, (f) that materially and disproportionately adversely affects the holders of any Limited Partner Interests as compared to the Corporation or any of its controlled Affiliates holding Limited Partner Interests, without the approval of the Blackstone Parties for so long as the Blackstone Parties and their Affiliates in the aggregate own at least five percent (5)% of the outstanding Limited Partner Interests; and (g) to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter; provided, that the General Partner, acting alone, may amend this Agreement to reflect the issuance of additional Units or Equity Securities in accordance with Section 3.04.

Section 16.04 Title to Partnership Assets. Partnership assets shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. The Partnership shall hold title to all of its property in the name of the Partnership and not in the name of any Partner. All Partnership assets shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such Partnership assets is held. The Partnership’s credit and assets shall be used solely for the benefit of the Partnership, and no asset of the Partnership shall be transferred or encumbered for, or in payment of, any individual obligation of any Partner.

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Section 16.05 Addresses and Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, or received by certified mail, return receipt requested, or sent by reputable overnight courier service (charges prepaid) to the Partnership at the address set forth below and to any other recipient and to any Partner at such address as indicated by the Partnership’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or sent by telecopier (provided confirmation of transmission is received), three (3) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service. The Partnership’s address is:

Falcon Minerals Operating Partnership, LP
c/o Falcon Minerals Corporation,

1845 Walnut Street, 10th Floor

Philadelphia, PA 19103

Attention: Jeffrey F. Brotman

Facsimile: (215) 640-6344

Section 16.06 Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.07 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership or any of its Affiliates, and no creditor who makes a loan to the Partnership or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Partnership in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Partnership Profits, Losses, Distributions, capital or property other than as a secured creditor.

Section 16.08 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 16.09 Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 16.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of the State of Delaware, and the parties agree to jurisdiction and venue therein.

Section 16.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Annex G-53

Section 16.12 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

Section 16.13 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Section 16.14 Right of Offset. Whenever the Partnership is to pay any sum (other than pursuant to Article IV) to any Partner, any amounts that such Partner owes to the Partnership which are not the subject of a good faith dispute may be deducted from that sum before payment. The distribution of Units to the Corporation shall not be subject to this Section 16.14.

Section 16.15 Effectiveness. This Agreement shall be effective immediately upon the Closing (the “Effective Time”). The Initial Limited Partnership Agreement shall govern the rights and obligations of the Partnership and the other parties to this Agreement in their capacity as Partners prior to the Effective Time.

Section 16.16 Entire Agreement. This Agreement and those documents expressly referred to herein (including the Registration Rights Agreement and the Contribution Agreement) embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Initial Limited Partnership Agreement is superseded by this Agreement as of the Effective Time and shall be of no further force and effect thereafter.

Section 16.17 Remedies. Each Partner shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Annex G-54

Section 16.18 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

[Signature Pages Follow]

Annex G-55

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amended and Restated Agreement of Limited Partnership as of the date first written above.

GENERAL PARTNER:

FALCON MINERALS GP, LLC

By:
Name:
Title:

[Signature Page to Amended and Restated Agreement of Limited Partnership]

Annex G-56

LIMITED PARTNERS:

FALCON ENERGY ACQUISITION CORP.

By:
Name:
Title:

NOBLE ROYALTIES ACQUISITION CO. L.P.

By:	Noble Royalties Acquisition Co. GP, LLC,
its general partner

By:
Name:
Title:

HOOKS RANCH HOLDINGS LP

By:	Hooks Holding Company GP, LLC,
its general partner

By:
Name:
Title:

DGK ORRI HOLDINGS, LP

By:	DGK ORRI GP LLC,
its general partner

By:
Name:
Title:

DGK ORRI GP LLC

By:
Name:
Title:

HOOKS HOLDING COMPANY GP, LLC

By:
Name:
Title:

[Signature Page to Amended and Restated Agreement of Limited Partnership]

Annex G-57

SCHEDULE 1*

SCHEDULE OF LIMITED PARTNERS

Partner	Common Units	Percentage Interest	Closing Capital Account Balance	Additional Cash Capital Contributions	Additional Non-Cash Capital Contributions	Capital Accounts
Falcon Energy Acquisition Corp.
Noble Royalties Acquisition Co. L.P.
Hooks Ranch Holdings LP
DGK ORRI Holdings, LP
DGK ORRI GP LLC
Hooks Holding Company GP, LLC

*	This Schedule of Limited Partners shall be updated from time to time to reflect any adjustment with respect to any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Common Units, or to reflect any additional issuances of Common Units pursuant to this Agreement.

Annex G-58

EXHIBIT A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of                     , 20         (this “Joinder”), is delivered pursuant to that certain Amended and Restated Agreement of Limited Partnership of Falcon Minerals Operating Partnership, LP (the “Partnership”), dated as of [            ], 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Partnership Agreement”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Partnership Agreement.

1.	Joinder to the Partnership Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the General Partner, the undersigned hereby is and hereafter will be a Limited Partner under the Partnership Agreement and a party thereto, with all the rights, privileges and responsibilities of a Limited Partner thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Partnership Agreement as if it had been a signatory thereto as of the date thereof.

2.	Incorporation by Reference. All terms and conditions of the Partnership Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.	Address. All notices under the Partnership Agreement to the undersigned shall be direct to:

[Name]
[Address]
[City, State, Zip Code]
Attn:
Facsimile:
E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTNER]

By:
Name:

Title:

Acknowledged and agreed
as of the date first set forth above:

FALCON MINERALS GP, LLC

By:
Name:
Title:

Annex G-59

Annex H

FALCON MINERALS CORPORATION

2018 LONG-TERM INCENTIVE PLAN

Article I
PURPOSE

The purpose of this Falcon Minerals Corporation 2018 Long-Term Incentive Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer Participants cash and stock-based incentives in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders. The Plan is effective as of the date set forth in Article XVI.

Article II
DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

2.1       “Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee; provided that, unless otherwise determined by the Committee, the Common Stock subject to any Award constitutes “service recipient stock” for purposes of Section 409A of the Code or otherwise does not subject the Award to Section 409A of the Code.

2.2       “Annual Incentive Award” means a conditional right granted to a Participant under Section 11.5 hereof to receive a cash payment, Common Stock, or other Award.

2.3        “Award” means any award under the Plan of any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Bonus Stock, Dividend Equivalent, Performance Award, Other Stock-Based Award or Annual Incentive Award. All Awards shall be granted by, confirmed by, and subject to the terms of, a written agreement executed by the Company and the Participant.

2.4       “Award Agreement” means the written or electronic agreement setting forth the terms and conditions of an Award.

2.5       “Board” means the Board of Directors of the Company.

Annex H-1

2.6       “Bonus Stock” means Common Stock granted as a bonus pursuant to Section 11.4 hereof.

2.7       “Cause” means with respect to any Participant, in the absence of an employment or other service agreement between a Participant and the Company or its Affiliates (including Falcon Minerals Operating Partnership, LP) otherwise defining Cause, (a) the continued failure to substantially perform such Participant’s Duties, which continues beyond ten (10) days after a written demand for substantial performance is delivered to such Participant by the Company or its Affiliates; (b) any damage of a material nature to the business or property of any member of the Company or its Affiliates caused by such Participant’s willful or grossly negligent conduct; (c) deliberate misconduct that is reasonably likely to be materially damaging to the Company or its Affiliates; (d) the conviction of, or the plea of guilty or nolo contendere or the equivalent in respect to, any felony or a misdemeanor involving an act of dishonesty, moral turpitude, deceit or fraud by such Participant; or (e) a material breach of any non-competition, non-solicitation, confidentiality, non-disparagement or other restrictive covenant provisions relating to the Company or its Affiliates by which such Participant may be bound, including, without limitation, any such covenants contained in any Award Agreement, which breach is not cured (if capable of cure) within ten (10) days following notice of such breach provided by the Company to such Participant. In the event that there is an employment or other service agreement between such Participant and the Company or its Affiliates defining Cause, “Cause” shall have the meaning provided in such agreement, and a Termination by the Company or its Affiliates for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such agreement are complied with. With respect to a Participant’s Termination of Directorship, “cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.

2.8       “Change in Control” has the meaning set forth in Section 12.2.

2.9       “Change in Control Price” has the meaning set forth in Section 12.1.

2.10       “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any treasury regulation promulgated thereunder.

2.11       “Committee” means any committee of the Board duly authorized by the Board to administer the Plan. If no committee is duly authorized by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan.

2.12       “Common Stock” means the Class A common stock, $0.0001 par value per share, of the Company.

2.13       “Company” means Falcon Minerals Corporation, a Delaware corporation, and its successors by operation of law.

2.14       “Consultant” means any Person who is an advisor or consultant to the Company or its Affiliates.

Annex H-2

2.15       “Disability” means, with respect to any Participant, in the absence of an employment or other service agreement between a Participant and the Company or its Affiliates (including Falcon Minerals Operating Partnership, LP) otherwise defining Disability or terms of similar import such as “permanent disability,” or as otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code. In the event that there is an employment or other service agreement between such Participant and the Company or its Affiliates defining Disability or terms of similar import such as “permanent disability,” “Disability” shall have the meaning provided in such agreement.

2.16       “Dividend Equivalent” means a right, granted to a Participant under Section 11.4 hereof, to receive cash, Common Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock, or other periodic payments.

2.17       “Duties” means the duties, responsibilities and obligations of a Participant in connection with such Participant’s employment or service with the Company or its Affiliates.

2.18       “Effective Date” means the effective date of the Plan as defined in Article XVI.

2.19       “Eligible Employees” means each employee of the Company or an Affiliate.

2.20       “Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.21       “Fair Market Value” means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, (a) the last sales price reported for the Common Stock on the applicable date as reported on the principal national securities exchange in the United States on which it is then traded or (b) if the Common Stock is not traded, listed or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate taking into account the requirements of Section 409A of the Code. For purposes of the grant of any Award, the applicable date shall be the trading day immediately prior to the date on which the Award is granted. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Committee or, if not a day on which the applicable market is open, the next day that it is open.

2.22       “Family Member” means “family member” as defined in Section A.1(a)(5) of the general instructions of Form S-8.

2.23       “Incentive Stock Option” means any Stock Option awarded to an Eligible Employee of the Company, its Subsidiaries and its Parents (if any) under the Plan intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

Annex H-3

2.24       “Initial Investors” means Blackstone Management Partners, L.L.C., a Delaware limited liability company, and its Affiliates.

2.25       “Lock-Up Period” has the meaning set forth in Section 15.19.

2.26       “Non-Employee Director” means a director or a member of the Board of the Company or any Affiliate who is not an active employee of the Company or any Affiliate.

2.27       “Non-Qualified Stock Option” means any Stock Option awarded under the Plan that is not an Incentive Stock Option.

2.28       “Other Stock-Based Award” means an Award under Article XI of the Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Common Stock, including, without limitation, an Award valued by reference to an Affiliate.

2.29       “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.30       “Participant” means an Eligible Employee, Non-Employee Director or Consultant to whom an Award has been granted pursuant to the Plan.

2.31       “Performance Award” means an Award granted to a Participant pursuant to Article X hereof contingent upon achieving certain Performance Goals.

2.32       “Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable.

2.33       “Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.

2.34       “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government or any branch, department, agency, political subdivision or official thereof.

2.35       “Plan” means this Falcon Minerals Corporation 2018 Long-Term Incentive Plan, as amended from time to time.

2.36       “Proceeding” has the meaning set forth in Section 15.8.

2.37       “Reorganization” has the meaning set forth in Section 4.2(b)(ii).

2.38       “Restricted Stock” means an Award of shares of Common Stock under the Plan that is subject to restrictions under Article VIII.

2.39       “Restricted Stock Unit” means a right, granted to a Participant under Article IX hereof, to receive Common Stock, cash or a combination thereof at the end of a specified period (which may or may not be coterminous with the vesting schedule of the Award).

Annex H-4

2.40       “Restriction Period” has the meaning set forth in Section 8.3(a) with respect to Restricted Stock.

2.41       “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

2.42       “Section 409A of the Code” means Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.

2.43       “Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.44       “Stock Appreciation Right” means the right pursuant to an Award granted under Article VII to receive an amount in cash and/or stock equal to the difference between (a) the Fair Market Value of a share of Common Stock on the date such right is exercised, and (b) the per share exercise price of such right.

2.45       “Stock Option” or “Option” means any option to purchase shares of Common Stock granted to Participants granted pursuant to Article VI.

2.46       “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.47       “Substitute Award” means an Award granted under the Plan in substitution for awards held by individuals who become eligible to receive an Award under the Plan as a result of a merger, consolidation, or acquisition of another entity (or the assets of another entity) by the Company or its Affiliates.

2.48       “Ten Percent Stockholder” means a Person owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.

2.49       “Termination” means a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

2.50       “Termination of Consultancy” means: (a) that the Consultant is no longer acting as a consultant to the Company or an Affiliate (including Falcon Minerals Operating Partnership, LP); or (b) when an entity that is retaining a Participant as a Consultant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that a Consultant becomes an Eligible Employee or a Non-Employee Director upon the termination of such Consultant’s consultancy, unless otherwise determined by the Committee, in its sole discretion, no Termination of Consultancy shall be deemed to occur until such time as such Consultant is no longer a Consultant, an Eligible Employee or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Consultancy in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Consultancy thereafter; provided that any such change to the definition of the term “Termination of Consultancy” does not subject the applicable Award to Section 409A of the Code.

Annex H-5

2.51       “Termination of Directorship” means that the Non-Employee Director has ceased to be a director of the Company or Falcon Minerals Operating Partnership, LP, except that if a Non-Employee Director becomes an Eligible Employee or a Consultant upon the termination of such Non-Employee Director’s directorship, such Non-Employee Director’s ceasing to be a director of the Company shall not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or Termination of Consultancy, as the case may be.

2.52       “Termination of Employment” means: (a) a termination of employment (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company and its Affiliates (including Falcon Minerals Operating Partnership, LP); or (b) when an entity that is employing a Participant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that an Eligible Employee becomes a Consultant or a Non-Employee Director upon the termination of such Eligible Employee’s employment, unless otherwise determined by the Committee, in its sole discretion, no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, a Consultant or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Employment in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Employment thereafter, provided that any such change to the definition of the term “Termination of Employment” does not subject the applicable Award to Section 409A of the Code.

2.53       “Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in any entity), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in any entity) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.

Article III
ADMINISTRATION

3.1       The Committee. The Plan shall be administered and interpreted by the Committee. To the extent required by applicable law, rule or regulation, it is intended that each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3 and (b) an “independent director” under the rules of any national securities exchange or national securities association, as applicable. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

Annex H-6

3.2       Grants of Awards. The Committee shall have full authority to grant, pursuant to the terms of the Plan, to Participants: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Restricted Stock Units, (v) Substitute Awards, (vi) Bonus Stock, (vii) Performance Awards, (viii) Other Stock-Based Awards, (ix) Dividend Equivalents and (x) Annual Incentive Awards. In particular, the Committee shall have the authority:

(a)       to select the eligible individuals to whom Awards may from time to time be granted hereunder;

(b)       to determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more eligible individuals;

(c)       to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(d)       to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof or any forfeiture restrictions or waiver thereof, regarding any Award and the shares of Common Stock relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);

(e)       to determine the amount of cash to be covered by each Award granted hereunder;

(f)       to determine whether, to what extent and under what circumstances grants of Awards under the Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of the Plan;

(g)       to determine whether and under what circumstances a Stock Option may be settled in cash, Common Stock and/or Restricted Stock;

(h)       to determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;

(i)       to determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of shares acquired pursuant to the exercise of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award;

(j)       to modify, extend or renew an Award, subject to Article XIII and Section 6.4(l); provided, however, that such action does not subject the Award to Section 409A of the Code without the consent of the Participant; and

(k)       solely to the extent permitted by applicable law, to determine whether, to what extent and under what circumstances to provide loans (which may be on a recourse basis and shall bear interest at the rate the Committee shall provide) to Participants in order to exercise Options under the Plan.

Annex H-7

3.3       Guidelines. Subject to Article XIII hereof, the Committee shall have the authority to (a) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan or the exercise of rights granted under the Plan or an Award and (b) perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special guidelines and provisions for Persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3 and the Plan shall be limited, construed and interpreted in a manner so as to comply therewith.

3.4       Decisions Final. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

3.5       Procedures. If the Committee is appointed, the Board shall designate one of the members of the Committee as chairman and the Committee shall hold meetings, subject to the By-Laws of the Company, at such times and places as it shall deem advisable, including, without limitation, by telephone conference or by written consent to the extent permitted by applicable law. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all of the Committee members in accordance with the By-Laws of the Company, shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.6       Designation of Consultants/Liability.

(a)       The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and (to the extent permitted by applicable law and applicable exchange rules) may grant authority to officers to grant Awards and/or execute agreements or other documents on behalf of the Committee. In the event of any designation of authority hereunder, subject to applicable law, applicable stock exchange rules and any limitations imposed by the Committee in connection with such designation, such designee or designees shall have the power and authority to take such actions, exercise such powers and make such determinations that are otherwise specifically designated to the Committee hereunder.

(b)       The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any Person designated pursuant to Section 3.6(a) shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

Annex H-8

3.7       Indemnification. To the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company and to the extent not covered by insurance directly insuring such Person, each officer or employee of the Company or any Affiliate and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s, employee’s, member’s or former member’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification the employees, officers, directors or members or former officers, directors or members may have under applicable law or under the Certificate of Incorporation or By-Laws of the Company or any Affiliate. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to such individual under the Plan.

Article IV
SHARE LIMITATION

4.1       Shares. (a) The aggregate number of shares of Common Stock that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall not exceed 8,600,000 shares (subject to any increase or decrease pursuant to Section 4.2), which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both (the “Share Reserve”). The maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under the Plan shall be equal to the Share Reserve. With respect to Stock Appreciation Rights and Options settled in Common Stock, upon settlement, only the number of shares of Common Stock delivered to a Participant shall count against the Share Reserve. If any Award granted under the Plan expires, is forfeited, terminates or is canceled for any reason without having been exercised or settled in full, the number of shares of Common Stock underlying the applicable portion of the Award shall again be available for the purpose of Awards under the Plan. If any shares of Common Stock are withheld to satisfy tax withholding obligations on an Award issued under the Plan, the number of shares of Common Stock withheld shall again be available for purposes of Awards under the Plan. Shares used to settle a Substitute Award shall not reduce the number of shares of Common Stock available in the Share Reserve.

(b)       Annual Non-Employee Director Award Limitation. The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted under the Plan to any individual Non-Employee Director in any fiscal year of the Company (excluding Awards made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainers and any stock dividends payable in respect of outstanding Awards) shall not exceed $300,000.

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4.2       Changes.

(a)       The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board, the Committee or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate or (vi) any other corporate act or proceeding.

(b)       Subject to the provisions of Section 12.1:

(i)       If the Company at any time subdivides (by any split, recapitalization or otherwise) the outstanding Common Stock into a greater number of shares of Common Stock, or combines (by reverse split, combination or otherwise) its outstanding Common Stock into a lesser number of shares of Common Stock, then the respective exercise prices for outstanding Awards that provide for a Participant elected exercise, the number of shares of Common Stock covered by outstanding Awards and the aggregate number or kind of securities that thereafter may be issued under the Plan shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.

(ii)       Excepting transactions covered by Section 4.2(b)(i), if the Company effects any merger, consolidation, statutory exchange, spin-off, reorganization, sale or transfer of all or substantially all the Company’s assets or business, or other corporate transaction or event in such a manner that the Company’s outstanding shares of Common Stock are converted into the right to receive (or the holders of Common Stock are entitled to receive in exchange therefor), either immediately or upon liquidation of the Company, securities or other property of the Company or other entity (each, a “Reorganization”), then, subject to the provisions of Section 12.1, (A) the aggregate number or kind of securities that thereafter may be issued under the Plan, (B) the number or kind of securities or other property (including cash) to be issued pursuant to Awards granted under the Plan (including as a result of the assumption of the Plan and the obligations hereunder by a successor entity, as applicable), and (C) the purchase price thereof, shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.

(iii)       If there shall occur any change in the capital structure of the Company other than those covered by Section 4.2(b)(i) or 4.2(b)(ii), including by reason of any extraordinary dividend (whether cash or equity), any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of equity securities of the Company, then the Committee shall adjust any Award and make such other adjustments to the Plan to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.

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(iv)       Any such adjustment determined by the Committee pursuant to this Section 4.2(b) shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. Any adjustment to, or assumption or substitution of, an Award under this Section 4.2(b) shall be intended to comply with the requirements of Section 409A of the Code and Treasury Regulation § 1.424-1 (and any amendments thereto), to the extent applicable. Except as expressly provided in this Section 4.2 or in the applicable Award Agreement, a Participant shall have no additional rights under the Plan by reason of any transaction or event described in this Section 4.2.

(v)       Fractional shares of Common Stock resulting from any adjustment in Awards pursuant to Section 4.2(a) or this Section 4.2(b) shall be aggregated until, and eliminated at, the time of exercise or payment by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be required with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

4.3       Minimum Purchase Price. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under the Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law.

Article V
ELIGIBILITY

5.1       General Eligibility. All current and prospective Participants are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion.

5.2       Incentive Stock Options. Notwithstanding the foregoing, only Eligible Employees of the Company, its Subsidiaries and its Parent (if any) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan shall be determined by the Committee in its sole discretion.

5.3       General Requirement. The vesting and exercise of Awards granted to a prospective Participant are conditioned upon such individual actually becoming an Eligible Employee, Consultant or Non-Employee Director, respectively.

Article VI
STOCK OPTIONS

6.1       Options. Stock Options may be granted alone or in addition to other Awards granted under the Plan. Each Stock Option granted under the Plan shall be of one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option.

6.2       Grants. The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. The Committee shall have the authority to grant any Consultant or Non-Employee Director one or more Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

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6.3       Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code.

6.4       Terms of Options. Options granted under the Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(a)       Exercise Price. The exercise price per share of Common Stock subject to a Stock Option shall be determined by the Committee at the time of grant; provided that the per share exercise price of a Stock Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value of the Common Stock at the date of grant.

(b)       Stock Option Term. The term of each Stock Option shall be fixed by the Committee; provided that no Stock Option shall be exercisable more than 10 years after the date the Option is granted; and provided, further, that the term of an Incentive Stock Option granted to a Ten Percent Stockholder shall not exceed five years.

(c)       Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 6.4, Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides, in its discretion, that any Stock Option is exercisable subject to certain limitations (including, without limitation, that such Stock Option is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after the time of grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such Stock Option may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.

(d)       Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under Section 6.4(c), to the extent vested, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Common Stock is traded on a national securities exchange, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; (iii) having the Company withhold shares of Common Stock issuable upon exercise of the Stock Option, or by payment in full or in part in the form of Common Stock owned by the Participant, based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee; or (iv) on such other terms and conditions as may be acceptable to the Committee. No shares of Common Stock shall be issued until payment therefor has been made or provided for in accordance with this Section 6.4(d).

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(e)       Non-Transferability of Options. No Stock Option shall be Transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not Transferable pursuant to this Section is Transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee; provided that, the transferor remains liable for all obligations under the Plan related to such Transferred Stock Options and any Award Agreement in respect of such Transferred Stock Options; and provided, further, that the transferor retains rights of notice with respect to such Transferred Stock Option, as applicable. A Non-Qualified Stock Option that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred other than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan and the applicable Award Agreement. Any shares of Common Stock acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a Transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of the Plan and the applicable Award Agreement.

(f)       Termination by Death or Disability. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is by reason of death or Disability, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant (or in the case of the Participant’s death, by the legal representative of the Participant’s estate) at any time within a period of one (1) year from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options; provided, however, that, in the event of a Participant’s Termination by reason of Disability, if the Participant dies within such exercise period, all unexercised Stock Options held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one (1) year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options.

(g)       Involuntary Termination Without Cause. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is by involuntary termination by the Company without Cause, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of ninety (90) days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(h)       Voluntary Resignation. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is voluntary (other than a voluntary termination described in Section 6.4(i)(y) hereof), all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of ninety (90) days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

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(i)       Termination for Cause. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination (x) is for Cause or (y) is a voluntary Termination (as provided in Section 6.4(h)) after the occurrence of an event that would be grounds for a Termination for Cause, all Stock Options, whether vested or not vested, that are held by such Participant shall thereupon terminate and expire as of the date of such Termination.

(j)       Unvested Stock Options. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, Stock Options that are not vested as of the date of a Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

(k)       Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three months prior to the date of exercise thereof (or such other period as required by applicable law), such Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of the Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

(l)       Form, Modification, Extension and Renewal of Stock Options. Subject to the terms and conditions and within the limitations of the Plan, Stock Options shall be evidenced by such form of agreement or grant as is approved by the Committee, and the Committee may (i) modify, extend or renew outstanding Stock Options granted under the Plan; provided that the rights of a Participant are not reduced without such Participant’s consent; and provided, further, that such action does not subject the Stock Options to Section 409A of the Code without the consent of the Participant; and (ii) accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, an outstanding Option may not be modified to reduce the exercise price thereof nor may a new Option at a lower price be substituted for a surrendered Option (other than adjustments or substitutions in accordance with Section 4.2), unless such action is approved by the stockholders of the Company.

(m)       Deferred Delivery of Common Stock. The Committee may in its discretion permit Participants to defer delivery of Common Stock acquired pursuant to a Participant’s exercise of an Option in accordance with the terms and conditions established by the Committee in the applicable Award Agreement, which shall be intended to comply with the requirements of Section 409A of the Code.

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(n)       Early Exercise. The Committee may provide that a Stock Option include a provision whereby the Participant may elect at any time before the Participant’s Termination to exercise the Stock Option as to any part or all of the shares of Common Stock subject to the Stock Option prior to the full vesting of the Stock Option and such shares shall be subject to the provisions of Article VIII and be treated as Restricted Stock. Unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Committee determines to be appropriate.

(o)       Other Terms and Conditions. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Non-Qualified Stock Option on a cashless basis on the last day of the term of such Option if the Participant has failed to exercise the Non-Qualified Stock Option as of such date, with respect to which the Fair Market Value of the shares of Common Stock underlying the Non-Qualified Stock Option exceeds the exercise price of such Non-Qualified Stock Option on the date of expiration of such Option, subject to Section 15.4. Stock Options may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.

Article VII
STOCK APPRECIATION RIGHTS

7.1       Stock Appreciation Rights. Stock Appreciation Rights may be granted alone or in addition to other Awards granted under the Plan.

7.2       Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, and the following:

(a)       Exercise Price. The exercise price per share of Common Stock subject to a Stock Appreciation Right shall be determined by the Committee at the time of grant; provided that the per share exercise price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock at the time of grant.

(b)       Term. The term of each Stock Appreciation Right shall be fixed by the Committee, but shall not be greater than 10 years after the date the right is granted.

(c)       Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 7.2, Stock Appreciation Rights granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides, in its discretion, that any such right is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such right may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.

(d)       Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under Section 7.2(c), Stock Appreciation Rights may be exercised in whole or in part at any time in accordance with the applicable Award Agreement, by giving written notice of exercise to the Company specifying the number of Stock Appreciation Rights to be exercised.

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(e)       Payment. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or Common Stock (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one share of Common Stock on the date that the right is exercised over the Fair Market Value of one share of Common Stock on the date that the right was awarded to the Participant.

(f)       Termination. Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, subject to the provisions of the applicable Award Agreement and the Plan, upon a Participant’s Termination for any reason, Stock Appreciation Rights will remain exercisable following a Participant’s Termination on the same basis as Stock Options would be exercisable following a Participant’s Termination in accordance with the provisions of Sections 6.4(f) through 6.4(j).

(g)       Non-Transferability. No Stock Appreciation Rights shall be Transferable by the Participant other than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the Participant’s lifetime, only by the Participant.

7.3       Other Terms and Conditions. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Stock Appreciation Right on a cashless basis on the last day of the term of such Stock Appreciation Right if the Participant has failed to exercise the Stock Appreciation Right as of such date, with respect to which the Fair Market Value of the shares of Common Stock underlying the Stock Appreciation Right exceeds the exercise price of such Stock Appreciation Right on the date of expiration of such Stock Appreciation Right, subject to Section 15.4. Stock Appreciation Rights may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.

Article VIII
RESTRICTED STOCK

8.1       Awards of Restricted Stock. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Participants, to whom, and the time or times at which, grants of Restricted Stock shall be made, the number of shares to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance targets (including the Performance Goals) or such other factor as the Committee may determine in its sole discretion.

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8.2       Awards and Certificates. Participants selected to receive Restricted Stock shall not have any right with respect to such Award, unless and until such Participant has delivered a fully executed copy of the agreement evidencing the Award to the Company, to the extent required by the Committee, and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

(a)       Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. Subject to Section 4.3, the purchase price for shares of Restricted Stock may be zero to the extent permitted by applicable law, and, to the extent not so permitted, such purchase price may not be less than par value.

(b)       Acceptance. Awards of Restricted Stock must be accepted within a period of 60 days (or such shorter period as the Committee may specify at grant) after the grant date, by executing a Restricted Stock Award Agreement and by paying whatever price (if any) the Committee has designated thereunder.

(c)       Legend. Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Falcon Minerals Corporation (the “Company”) 2018 Long-Term Incentive Plan (the “Plan”) and an Agreement entered into between the registered owner and the Company dated [___]. Copies of such Plan and Agreement are on file at the principal office of the Company.”

(d)       Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.

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8.3       Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(a)       Restriction Period. (i) The Participant shall not be permitted to Transfer shares of Restricted Stock awarded under the Plan during the period or periods set by the Committee (the “Restriction Period”) commencing on the date of such Award, as set forth in the Restricted Stock Award Agreement and such agreement shall set forth a vesting schedule and any event that would accelerate vesting of the shares of Restricted Stock. Within these limits, based on service, attainment of Performance Goals pursuant to Section 8.3(a)(ii) and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award and/or waive the deferral limitations for all or any part of any Restricted Stock Award.

(ii)       If the grant of shares of Restricted Stock or the lapse of restrictions is based on the attainment of Performance Goals, the Committee shall establish the objective Performance Goals and the applicable vesting percentage of the Restricted Stock applicable to each Participant or class of Participants in writing prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances.

(b)       Rights as a Stockholder. Except as provided in Section 8.3(a) and this Section 8.3(b) or as otherwise determined by the Committee in an Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company, including, without limitation, the right to receive dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares. The Committee may, in its sole discretion, determine at the time of grant that the payment of dividends shall be deferred until, and conditioned upon, the expiration of the applicable Restriction Period.

(c)       Termination. Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s Termination for any reason during the relevant Restriction Period, all Restricted Stock still subject to restriction will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

(d)       Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by applicable law or other limitations imposed by the Committee.

Article IX
RESTRICTED STOCK UNITS

9.1       Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Participants, subject to the following terms and conditions:

(a)       Award and Restrictions. Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including, without limitation, based on achievement of one or more Performance Goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine.

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(b)       Dividend Equivalents. Unless otherwise determined by the Committee at date of grant, Dividend Equivalents on the specified number of shares of Common Stock covered by an Award of Restricted Stock Units shall be either (i) paid with respect to such Restricted Stock Units on the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (ii) deferred with respect to such Restricted Stock Units and the amount or value thereof automatically deemed reinvested in additional Restricted Stock Units.

(c)       Settlement. Settlement of vested Restricted Stock Units shall occur upon expiration of the deferral period specified for such Restricted Stock Units by the Committee (or, if permitted by the Committee, as elected by the Participant). Settlement of Restricted Stock Units shall be made by delivery of (i) a number of shares of Common Stock equal to the number of Restricted Stock Units for which settlement is due, (ii) cash in an amount equal to the Fair Market Value of the specified number of shares of Common Stock covered by such Restricted Stock Units, or (iii) a combination thereof, as determined by the Committee at the date of grant or thereafter.

Article X
PERFORMANCE AWARDS

10.1       Performance Awards. The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals. If the Performance Award is payable in shares of Common Stock, such shares shall be transferable to the Participant upon attainment of the relevant Performance Goal in accordance with Article VIII. If the Performance Award is payable in cash, it will be paid upon the attainment of the relevant Performance Goals in cash or, to the extent provided in an Award Agreement, in shares of Common Stock or Restricted Stock (based on the then current Fair Market Value of such shares). Each Performance Award shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve.

10.2       Terms and Conditions. Performance Awards awarded pursuant to this Article X shall be subject to the following terms and conditions:

(a)       Earning of Performance Award. At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the Performance Goals are achieved and the percentage of each Performance Award that has been earned.

(b)       Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, Performance Awards may not be Transferred during the Performance Period.

(c)       Dividends. Unless otherwise determined by the Committee at the time of grant, amounts equal to dividends declared during the Performance Period with respect to the number of shares of Common Stock covered by a Performance Award will not be paid to the Participant.

(d)       Payment. Following the Committee’s determination in accordance with Section 10.2(a), the Company shall settle Performance Awards, in such form (including, without limitation, in shares of Common Stock or in cash) as determined by the Committee, in an amount equal to such Participant’s earned Performance Awards.

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(e)       Termination. Subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s Termination for any reason during the Performance Period for a given Performance Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant.

(f)       Accelerated Vesting. Based on service, performance and/or such other factors or criteria, if any, as the Committee may determine, the Committee may, at or after grant, accelerate the vesting of all or any part of any Performance Award.

Article XI
OTHER AWARDS

11.1       Other Stock-Based Awards. The Committee is authorized to grant to Participants Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, including, but not limited to, shares of Common Stock awarded purely as a bonus and not subject to restrictions or conditions, shares of Common Stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, stock equivalent units and Awards valued by reference to book value of shares of Common Stock. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan.

11.2       Subject to the provisions of the Plan, the Committee shall have authority to determine the Participants, to whom, and the time or times at which, such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such Awards and all other conditions of the Awards. The Committee may also provide for the grant of Common Stock under such Awards upon the completion of a specified Performance Period. The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified Performance Goals as the Committee may determine, in its sole discretion. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances.

11.3       Terms and Conditions. Other Stock-Based Awards made pursuant to this Article XI shall be subject to the following terms and conditions:

(a)       Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, shares of Common Stock subject to Awards made under this Article XI may not be Transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(b)       Dividends. Unless otherwise determined by the Committee at the time of Award, subject to the provisions of the Award Agreement and the Plan, the recipient of an Award under this Article XI shall not be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents in respect of the number of shares of Common Stock covered by the Award.

(c)       Vesting. Any Award under this Article XI and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

(d)       Price. Common Stock issued on a bonus basis under this Article XI may be issued for no cash consideration. Common Stock purchased pursuant to a purchase right awarded under this Article XI shall be priced, as determined by the Committee in its sole discretion.

Annex H-20

11.4       Bonus Stock. The Committee is authorized to grant Common Stock as a bonus, or to grant Common Stock or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements; provided that, in the case of Participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Common Stock or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Common Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

11.5       Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Common Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award other than an Award of Restricted Stock). The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Common Stock, Awards or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

11.6       Annual Incentive Awards. The Committee is authorized to grant Annual Incentive Awards under the Plan.

(a)       Potential Annual Incentive Awards. The Committee shall determine the Participants who will potentially receive Annual Incentive Awards, and the amounts potentially payable thereunder, for that fiscal year, either out of an Annual Incentive Award pool established by such date under Section 11.5(b) hereof or as individual Annual Incentive Awards. The amount potentially payable, with respect to Annual Incentive Awards, shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Article X hereof in the given performance year, as specified by the Committee, in accordance with Section 11.5(b) hereof.

(b)       Annual Incentive Award Pool. The Committee may establish an Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Annual Incentive Awards. The amount of such Annual Incentive Award pool shall be based upon the achievement of a Performance Goal or Performance Goals during the given performance period, as specified by the Committee in accordance with Article X hereof. The Committee may specify the amount of the Annual Incentive Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to such business criteria.

Annex H-21

(c)       Payout of Annual Incentive Awards. After the end of each applicable performance period, the Committee shall determine the amount, if any, of (i) the Annual Incentive Award pool, and the maximum amount of the potential Annual Incentive Award payable to each Participant in the Annual Incentive Award pool, or (ii) the amount of the Annual Incentive Award payable to each Participant. To the extent provided in an Award Agreement, the Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of the applicable year or settlement of such Annual Incentive Award.

11.7       Substitute Awards; No Re-Pricing. Awards may be granted under the Plan in substitution for similar awards held by individuals who become Participants as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate of the Company. Such Substitute Awards referred to in the immediately preceding sentence that are Options or Stock Appreciation Rights may have an exercise price that is less than the Fair Market Value of a share of Stock on the date of the substitution. Except as provided in this Section 11.6 or in Article XII, the terms of outstanding Awards may not be amended to reduce the exercise price or grant price of outstanding Options or Stock Appreciation Rights or to cancel outstanding Options and Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price or grant price that is less than the exercise price or grant price of the original Options or Stock Appreciation Rights without the approval of the stockholders of the Company.

Article XII
CHANGE IN CONTROL PROVISIONS

12.1       Benefits. In the event of a Change in Control of the Company (as defined below), and except as otherwise provided by the Committee in an Award Agreement, a Participant’s unvested Award shall not vest automatically and a Participant’s Award shall be treated in accordance with one or more of the following methods as determined by the Committee:

(a)       Awards, whether or not then vested, shall be continued, assumed, or have new rights substituted therefor, as determined by the Committee in a manner consistent with the requirements of Section 409A of the Code, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Common Stock on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation § 1.424-1.

(b)       The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company or an Affiliate for an amount of cash equal to the excess (if any) of the Change in Control Price (as defined below) of the shares of Common Stock covered by such Awards, over the aggregate exercise price of such Awards. For purposes hereof, “Change in Control Price” shall mean the highest price per share of Common Stock paid in any transaction related to a Change in Control of the Company.

Annex H-22

(c)       The Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options, Stock Appreciation Rights or any Other Stock-Based Award that provides for a Participant elected exercise, effective as of the date of the Change in Control, by delivering notice of termination to each Participant at least twenty (20) days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Change in Control; provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.

(d)       Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at any time.

12.2       Change in Control. Unless otherwise determined by the Committee in the applicable Award Agreement or other written agreement with a Participant approved by the Committee, a “Change in Control” shall mean the first (and only the first) to occur of the following:

(a)       the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of direct or indirect beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions (collectively, the “Excluded Acquisitions”) shall not constitute a Change in Control (it being understood that shares acquired in an Excluded Acquisition may nevertheless be considered in determining whether any subsequent acquisition by such individual, entity or group (other than an Excluded Acquisition) constitutes a Change in Control): (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; (iii) any acquisition by an underwriter temporarily holding Company securities pursuant to an offering of such securities; or (iv) any acquisition in connection with a Business Combination (as hereinafter defined) which, pursuant to subparagraph (c) below, does not constitute a Change in Control;

(b)       individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board;

Annex H-23

(c)       consummation of a reorganization, merger, consolidation or other business combination (any of the foregoing, a “Business Combination”) of the Company or any direct or indirect Subsidiary of the Company with any entity, in any case unless:

(i)       the Outstanding Company Voting Securities outstanding immediately prior to such Business Combination, immediately following such Business Combination, continue to represent (either by remaining outstanding or being converted into voting securities of the resulting or surviving entity or any ultimate parent thereof) two-thirds or more of the outstanding common stock and of the then outstanding voting securities entitled to vote generally in the election of directors of the Company (or its successor) or any ultimate parent thereof;

(ii)      after such Business Combination, no Person has direct or indirect beneficial ownership of more than 50% of either (A) the then outstanding shares of common stock of the ultimate parent company of the company surviving such Business Combination or (B) the combined voting power of the then outstanding voting securities of the ultimate parent company of the company surviving such Business Combination; and

(iii)     at least a majority of the members of the board of directors of the Company (or its successor) or any ultimate parent thereof in such Business Combination consists of individuals (“Continuing Directors”) who were members of the Incumbent Board immediately prior to consummation of such Business Combination (excluding from Continuing Directors for this purpose, however, any individual whose election or appointment to the Board was at the request, directly or indirectly, of the entity which entered into the definitive agreement with the Company or any subsidiary of the Company providing for such Business Combination);

(d)       consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which, following such sale or other disposition, at least two-thirds of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Voting Securities; or

(e)       shareholder approval of a complete liquidation or dissolution of the Company.

The term “the sale or disposition by the Company of all or substantially all of the assets of the Company” shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or of any direct or indirect subsidiary of the Company (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefore or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Company (as hereinafter defined). The “fair market value of the Company” shall be the aggregate market value of the then Outstanding Company Voting Securities (on a fully diluted basis) plus the aggregate market value of the Company’s other outstanding equity securities. The aggregate market value of the shares of Outstanding Company Voting Securities shall be determined by multiplying the number of shares of Outstanding Company Voting Securities (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the “Transaction Date”) by the average closing price of the shares of Outstanding Company Voting Securities for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of Outstanding Company Voting Securities or by such other method as the Board shall determine is appropriate.

Annex H-24

Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

Article XIII
TERMINATION OR AMENDMENT OF PLAN

Notwithstanding any other provision of the Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article XV or Section 409A of the Code), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be impaired without the consent of such Participant; and provided, further, that without the approval of the holders of the Company’s Common Stock entitled to vote in accordance with applicable law, no amendment may be made that would (a) increase the aggregate number of shares of Common Stock that may be issued under the Plan (except by operation of Section 4.2); (b) change the classification of individuals eligible to receive Awards under the Plan; (c) decrease the minimum option price of any Stock Option or Stock Appreciation Right; (d) extend the maximum option period under Section 6.4; (e) award any Stock Option or Stock Appreciation Right in replacement of a canceled Stock Option or Stock Appreciation Right with a higher exercise price than the replacement award; or (f) require stockholder approval in order for the Plan to continue to comply with the applicable provisions of Section 422 of the Code to the extent applicable to Incentive Stock Options. In no event may the Plan be amended without the approval of the stockholders of the Company in accordance with the applicable laws of the State of Delaware to increase the aggregate number of shares of Common Stock that may be issued under the Plan, decrease the minimum exercise price of any Award, or to make any other amendment that would require stockholder approval under Financial Industry Regulatory Authority (FINRA) rules and regulations or the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company. Notwithstanding anything herein to the contrary, the Board may amend the Plan or any Award Agreement at any time without a Participant’s consent to comply with applicable law including Section 409A of the Code. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV or as otherwise specifically provided herein, no such amendment or other action by the Committee shall impair the rights of any holder without the holder’s consent.

Annex H-25

Article XIV
UNFUNDED STATUS OF PLAN

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

Article XV
GENERAL PROVISIONS

15.1       Legend. The Committee may require each Person receiving shares of Common Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on Transfer. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.2       Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

15.3       No Right to Employment/Directorship/Consultancy. Neither the Plan nor the grant of any Option or other Award hereunder shall give any Participant or other employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate, nor shall there be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate such employment, consultancy or directorship at any time.

Annex H-26

15.4       Withholding of Taxes. The Company, or an Affiliate, as applicable, shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any minimum statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned. Furthermore, at the discretion of the Committee, any additional tax obligations of a Participant with respect to an Award may be satisfied by further reducing the number of shares of Common Stock, otherwise deliverable with respect to such Award, to the extent that such reductions do not result in any adverse accounting implications to the Company, as determined by the Committee. Any fraction of a share of Common Stock required to satisfy any such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

15.5       No Assignment of Benefits. No Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any Person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such Person.

15.6       Listing and Other Conditions.

(a)       Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.

(b)       If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Option or other Award is or may in the circumstances be unlawful under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

(c)       Upon termination of any period of suspension under this Section 15.6, any Award affected by such suspension that shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

15.7       Governing Law. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

Annex H-27

15.8       Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case, of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

15.9       Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

15.10       Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefit under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

15.11       Costs. The Company shall bear all expenses associated with administering the Plan, including expenses of issuing Common Stock pursuant to Awards hereunder.

15.12       No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

15.13       Death; Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require that the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

Annex H-28

15.14       Section 16(b) of the Exchange Act. All elections and transactions under the Plan by Persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

15.15       Section 409A of the Code. The Plan is intended to be exempt from, or comply with, the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

15.16       Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate.

15.17       Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

15.18       Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent Person or other Person incapable of receipt thereof shall be deemed paid when paid to such Person’s guardian or to the party providing or reasonably appearing to provide for the care of such Person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

Annex H-29

15.19       Lock-Up Agreement. As a condition to the grant of an Award, if requested by the Company, a Participant shall irrevocably agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of, any interest in any Common Stock or any securities convertible into, derivative of, or exchangeable or exercisable for, or any other rights to purchase or acquire Common Stock (except Common Stock included in a public offering or acquired on the public market after such offering) during such period of time that the Company shall specify (the “Lock-Up Period”); provided, however, that such Lock-Up Period shall not exceed or be greater than any Lock-Up Period imposed upon on Falcon Minerals Operating Partnership, LP, any Initial Investor or any Affiliate of The Blackstone Group L.P. that holds Common Stock, with respect to such Common Stock or pursuant to any related arrangement. The Participant shall further agree to sign such documents as may be requested by the Company to effect the foregoing and agree that the Company may impose stop-transfer instructions with respect to Common Stock acquired pursuant to an Award until the end of such Lock-Up Period. Notwithstanding Section 15.4, during any Lock-Up Period with respect to a Participant, such Participant may elect to satisfy any tax withholding obligations that arise by requiring the Company to reduce the number of shares of Common Stock otherwise deliverable.

15.20       Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

15.21       Company Recoupment of Awards. A Participant’s rights with respect to any Award hereunder shall in all events be subject to (a) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with a Participant, or (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

Article XVI
EFFECTIVE DATE OF PLAN

The Plan shall become effective on [●], 2018, which is the date of its adoption by the Board, subject to the approval of the Plan by the stockholders of the Company in accordance with the requirements of the laws of the State of Delaware.

Article XVII
TERM OF PLAN

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the earlier of the date that the Plan is adopted or the date of stockholder approval, but Awards granted prior to such tenth anniversary may extend beyond that date.

Article XVIII
NAME OF PLAN

The Plan shall be known as the “Falcon Minerals Corporation 2018 Long-Term Incentive Plan.”

Annex H-30

Annex I (1)

ROYAL RESOURCES, L.P.

EAGLE FORD & MARCELLUS

Summary Volume

Estimated

Future Reserves and Income

Attributable to Certain

Overriding Royalty Interests

SEC Parameters

As of

December 31, 2017

/s/ Michael F. Stell	/s/ Ali A. Porbandarwala
Michael F. Stell, P.E.	Ali A. Porbandarwala, P.E.
TBPE License No. 56416	TBPE License No. 107652
Advising Senior Vice President	Senior Vice President

[SEAL]	[SEAL]

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

RYDER SCOTT COMPANY   PETROLEUM CONSULTANTS

Annex I-1

TBPE REGISTERED ENGINEERING FIRM F-1580		FAX (713) 651-0849
1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

May 18, 2018

Royal Resources, L.P.

One Allen Center

500 Dallas Street, Suite 1250

Houston, Texas 77002

Gentlemen:

At your request, Ryder Scott Company, L.P. (Ryder Scott) has prepared an estimate of the proved reserves, future production, and income attributable to certain overriding royalty interests (ORRI) of Royal Resources, L.P. (Royal) as of December 31, 2017. The subject properties are associated with the Eagle Ford Shale formation located in the state of Texas and the Marcellus Shale and Point Pleasant formations located in the states of Ohio, Pennsylvania and West Virginia. The reserves and income data were estimated based on the definitions and disclosure guidelines of the United States Securities and Exchange Commission (SEC) contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register (SEC regulations). Our third party study, completed on May 11, 2018 and presented herein, was prepared in accordance with the disclosure requirements set forth in the SEC regulations. This report was prepared in accordance with guidelines specified in item 1202(a)(8) of Regulation S-K and is to be used for inclusion in certain SEC filings.

This letter is a revision to the letter published on January 25, 2018 and represents a full sale of KGD’s assets. The final asset sale closed on December 20, 2017 after our original publication and this revised letter reflects the new overriding royalty interests (ORRI) after the sale.

The properties evaluated by Ryder Scott represent 100 percent of the total net proved liquid hydrocarbon reserves and 100 percent of the total net proved gas reserves of Royal in the Eagle Ford Shale, Marcellus Shale and Point Pleasant formations as of December 31, 2017.

The estimated reserves and future net income amounts presented in this report, as of December 31, 2017, are related to hydrocarbon prices. The hydrocarbon prices used in the preparation of this report are based on the average prices during the 12-month period prior to the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements, as required by the SEC regulations. Actual future prices may vary significantly from the prices required by SEC regulations; therefore, volumes of reserves actually recovered and the amounts of income actually received may differ significantly from the estimated quantities presented in this report. The results of this study are summarized as follows.

SUITE 800, 350 7TH AVENUE, S.W.	CALGARY, ALBERTA T2P 3N9	TEL (403) 262-2799	FAX (403) 262-2790
621 17TH STREET, SUITE 1550	DENVER, COLORADO 80293-1501	TEL (303) 623-9147	FAX (303) 623-4258

Annex I-2

Royal Resources, L.P. – Eagle Ford & Marcellus – SEC Parameters

May 18, 2018

SEC PARAMETERS

Estimated Future Net Reserves and Income Data

Attributable to Certain Overriding Royalty Interests of

Royal Resources, L.P.

Eagle Ford & Marcellus

As of December 31, 2017

	Proved
	Developed
	Producing	Non-Producing	Undeveloped	Total Proved
Net Remaining Reserves
Oil/Condensate – Mbbl	3,780	1,564	12,732	18,076
Plant Products – Mbbl	1,458	248	2,613	4,319
Gas – MMcf	16,097	3,946	38,747	58,790

Income Data ($M)
Future Gross Revenue	$244,086	$92,114	$766,062	$1,102,262
Deductions	20,470	3,660	35,567	59,697
Future Net Income (FNI)	$223,616	$88,454	$730,495	$1,042,565

Discounted FNI @ 10%	$130,847	$60,687	$404,045	$595,579

Liquid hydrocarbons are expressed in thousands of standard 42 gallon barrels (Mbbl). All gas volumes are reported on an “as sold basis” expressed in millions of cubic feet (MMcf) at the official temperature and pressure bases of the areas in which the gas reserves are located. In this report, the revenues, deductions, and income data are expressed as thousands of U.S. dollars ($M).

The estimates of the reserves, future production, and income attributable to properties in this report were prepared using the economic software package ARIESTM Petroleum Economics and Reserves Software, a copyrighted program of Halliburton. The program was used at the request of Royal. Ryder Scott has found this program to be generally acceptable, but notes that certain summaries and calculations may vary due to rounding and may not exactly match the sum of the properties being summarized. Furthermore, one line economic summaries may vary slightly from the more detailed cash flow projections of the same properties, also due to rounding. The rounding differences are not material.

The future gross revenue is after the deduction of state production and severance taxes considering, at the request of Royal, high-cost gas tax rate reduction applicable to gas and plant products sales during the initial ten years of sales for properties located in Texas. As the evaluated interests are ORRI, the deductions include only ad valorem taxes and oil and gas gathering, transportation and marketing fees. The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist, nor does it include any adjustment for cash on hand or undistributed income.

Economic viability calculations to the 100 percent working interest were performed for each case incorporating area estimates of the normal direct costs of operating the wells, ad valorem taxes, and development costs provided by Royal.

Liquid hydrocarbon reserves account for approximately 84 percent and gas reserves account for the remaining 16 percent of total future gross revenue from proved reserves.

RYDER SCOTT COMPANY   PETROLEUM CONSULTANTS

Annex I-3

Royal Resources, L.P. – Eagle Ford & Marcellus – SEC Parameters

May 18, 2018

The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at four other discount rates which were also compounded monthly. These results are shown in summary form as follows.

Discounted Future Net Income ($M)
As of December 31, 2017
Total
Discount Rate Percent	Proved

8	$649,613
9	$621,365
12	$550,147
15	$493,937

The results shown above are presented for your information and should not be construed as our estimate of fair market value.

Reserves Included in This Report

The proved reserves included herein conform to the definition as set forth in the Securities and Exchange Commission’s Regulations Part 210.4-10(a), except as noted previously. An abridged version of the SEC reserves definitions from 210.4-10(a) entitled “Petroleum Reserves Definitions” is included as an attachment to this report.

The various proved reserve status categories are defined under the attachment entitled “Petroleum Reserves Status Definitions and Guidelines” in this report. The proved developed non-producing reserves included herein consist of the shut-in category.

No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist. The proved gas volumes presented herein do not include volumes of gas consumed in operations as reserves.

Reserves are “estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.” All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves, and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. At Royal’s request, this report addresses only the proved reserves attributable to the properties evaluated herein.

Proved oil and gas reserves are “those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward.” The proved reserves included herein were estimated using deterministic methods. The SEC has defined reasonable certainty for proved reserves, when based on deterministic methods, as a “high degree of confidence that the quantities will be recovered.”

RYDER SCOTT COMPANY   PETROLEUM CONSULTANTS

Annex I-4

Royal Resources, L.P. – Eagle Ford & Marcellus – SEC Parameters

May 18, 2018

Proved reserve estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change. For proved reserves, the SEC states that “as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to the estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.” Moreover, estimates of proved reserves may be revised as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks. Therefore, the proved reserves included in this report are estimates only and should not be construed as being exact quantities, and if recovered, the revenues therefrom, and the actual costs related thereto, could be more or less than the estimated amounts.

The operator’s (working interest) operations associated with Royal’s ORRI may be subject to various levels of governmental controls and regulations. These controls and regulations may include, but may not be limited to, matters relating to land tenure and leasing, the legal rights to produce hydrocarbons, drilling and production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax and are subject to change from time to time. Such changes in governmental regulations and policies may cause Royal’s ORRI volumes of proved reserves actually recovered and amounts of proved income actually received to differ significantly from the estimated quantities.

The estimates of proved reserves presented herein were based upon a detailed study of the properties in which Royal owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included for potential liabilities to restore and clean up damages, if any, caused by past operating practices.

Estimates of Reserves

The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions set forth by the Securities and Exchange Commission’s Regulations Part 210.4-10(a). The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods: (1) performance-based methods; (2) volumetric-based methods; and (3) analogy. These methods may be used individually or in combination by the reserve evaluator in the process of estimating the quantities of reserves. Reserve evaluators must select the method or combination of methods which in their professional judgment is most appropriate given the nature and amount of reliable geoscience and engineering data available at the time of the estimate, the established or anticipated performance characteristics of the reservoir being evaluated, and the stage of development or producing maturity of the property.

In many cases, the analysis of the available geoscience and engineering data and the subsequent interpretation of this data may indicate a range of possible outcomes in an estimate, irrespective of the method selected by the evaluator. When a range in the quantity of reserves is identified, the evaluator must determine the uncertainty associated with the incremental quantities of the reserves. If the reserve quantities are estimated using the deterministic incremental approach, the uncertainty for each discrete incremental quantity of the reserves is addressed by the reserve category assigned by the evaluator. Therefore, it is the categorization of reserve quantities as proved, probable and/or possible that addresses the inherent uncertainty in the estimated quantities reported. For proved reserves, uncertainty is defined by the SEC as reasonable certainty wherein the “quantities actually recovered are much more likely than not to be achieved.” The SEC states that “probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC states that “possible reserves are those additional reserves that are less certain to be recovered than probable reserves and the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves.” All quantities of reserves within the same reserve category must meet the SEC definitions as noted above.

RYDER SCOTT COMPANY   PETROLEUM CONSULTANTS

Annex I-5

Royal Resources, L.P. – Eagle Ford & Marcellus – SEC Parameters

May 18, 2018

Estimates of reserves quantities and their associated reserve categories may be revised in the future as additional geoscience or engineering data become available. Furthermore, estimates of reserves quantities and their associated reserve categories may also be revised due to other factors such as changes in economic conditions, results of future operations, effects of regulation by governmental agencies or geopolitical or economic risks as previously noted herein.

The proved reserves for the properties included herein were estimated by performance methods, analogy, or a combination of methods. On a barrel of oil equivalent basis (BOE) wherein natural gas is converted to barrels of oil equivalent using a factor of 6,000 cubic feet of natural gas per one barrel of oil, approximately 91 percent of the proved producing reserves were estimated by performance methods. These performance methods include, but may not be limited to, decline curve analysis which utilized extrapolations of historical production and pressure data available through August 2017 in those cases where such data were considered to be definitive. The data utilized in this analysis were furnished to Ryder Scott by Royal or obtained from public data sources and were considered sufficient for the purpose thereof.

The remaining 9 percent of the proved producing reserves and the proved developed non-producing and undeveloped reserves included herein were estimated by analogy. These methods were used where there were inadequate historical performance data to establish a definitive trend and/or where the use of production performance data as a basis for the reserve estimates was nonexistent or considered to be inappropriate. The data utilized from the analogues incorporated into our analysis were considered sufficient for the purpose thereof.

All reserves included are anticipated to be recovered by horizontal drilling.

To estimate economically recoverable proved oil and gas reserves and related future net cash flows, we consider many factors and assumptions including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data that cannot be measured directly, economic criteria based on current costs and SEC pricing requirements, and forecasts of future production rates. Under the SEC regulations 210.4-10(a)(22)(v) and (26), proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined. While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may increase or decrease from those under existing economic conditions, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

Royal has informed us that they have furnished us all of the material accounts, records, geological and engineering data, and reports and other data required for this investigation. In preparing our forecast of future proved production and income, we have relied upon data furnished by Royal with respect to property interests owned, production and well tests from examined wells, normal direct costs of operating the wells or leases, other costs such as transportation and/or processing fees, ad valorem and production taxes, recompletion and development costs, development plans, abandonment costs after salvage, product prices based on the SEC regulations, adjustments or differentials to product prices, geological structural and isochore maps, well logs, core analyses, and pressure measurements. Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data furnished by Royal. We consider the factual data used in this report appropriate and sufficient for the purpose of preparing the estimates of reserves and future net revenues herein.

RYDER SCOTT COMPANY   PETROLEUM CONSULTANTS

Annex I-6

Royal Resources, L.P. – Eagle Ford & Marcellus – SEC Parameters

May 18, 2018

In summary, we consider the assumptions, data, methods and analytical procedures used in this report appropriate for the purpose hereof, and we have used all such methods and procedures that we consider necessary and appropriate to prepare the estimates of reserves herein. The proved reserves included herein were determined in conformance with the United States Securities and Exchange Commission (SEC) Modernization of Oil and Gas Reporting; Final Rule, including all references to Regulation S-X and Regulation S-K, referred to herein collectively as the “SEC Regulations.” In our opinion, the proved reserves presented in this report comply with the definitions, guidelines and disclosure requirements as required by the SEC regulations, except as noted previously.

Future Production Rates

For wells currently on production, our forecasts of future production rates are based on historical performance data. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates.

Test data and other related information were used to estimate the anticipated initial production rates for those wells or locations that are not currently producing. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by Royal. Wells or locations that are not currently producing may start producing earlier or later than anticipated in our estimates due to unforeseen factors causing a change in the timing to initiate production. Such factors may include delays due to weather, the availability of rigs, the sequence of drilling, completing and/or recompleting wells and/or constraints set by regulatory bodies.

The future production rates from wells currently on production or wells or locations that are not currently producing may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, pipeline capacity and/or operating conditions, producing market demand and/or allowables or other constraints set by regulatory bodies.

Hydrocarbon Prices

The hydrocarbon prices used herein are based on SEC price parameters using the average prices during the 12-month period prior to the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements. For hydrocarbon products sold under contract, the contract prices, including fixed and determinable escalations, exclusive of inflation adjustments, were used until expiration of the contract. Upon contract expiration, the prices were adjusted to the 12-month unweighted arithmetic average as previously described.

RYDER SCOTT COMPANY   PETROLEUM CONSULTANTS

Annex I-7

Royal Resources, L.P. – Eagle Ford & Marcellus – SEC Parameters

May 18, 2018

Royal furnished us with the above mentioned average prices in effect on December 31, 2017. These initial SEC hydrocarbon prices were determined using the 12-month average first-day-of-the-month benchmark prices appropriate to the geographic area where the hydrocarbons are sold. These benchmark prices are prior to the adjustments for differentials as described herein. The table below summarizes the “benchmark prices” and “price reference” used for the geographic area included in the report. In certain geographic areas, the price reference and benchmark prices may be defined by contractual arrangements.

The product prices that were actually used to determine the future gross revenue for each property reflect adjustments to the benchmark prices for gravity, quality, local conditions, and/or distance from market, referred to herein as “differentials.” The differentials used in the preparation of this report were furnished to us by Royal.

In addition, the table below summarizes the net volume weighted benchmark prices adjusted for differentials and referred to herein as the “average realized prices.” The average realized prices shown in the table below were determined from the total future gross revenue before production taxes and the total net reserves for the geographic area and presented in accordance with SEC disclosure requirements for each of the geographic areas included in the report.

Geographic Area	Product	Price Reference	Average Benchmark Prices	Average Realized Prices
North America
	Oil/Condensate	WTI Cushing	$51.34/bbl	$49.41/bbl
United States	Plant Products	WTI Cushing	$51.34/bbl*	$19.47/bbl
	Gas	Henry Hub	$2.98/MMBTU	$3.09/Mcf

*	NGL Prices are calculated relative to Oil Price (~38% of the WTI Cushing Price).

The effects of derivative instruments designated as price hedges of oil and gas quantities are not reflected in our individual property evaluations.

Costs

Operating costs associated with Royal’s ORRI for the leases and wells in this report were furnished by Royal and are based on information they have gathered or deduced from the operators’ financial filings and other public information and which are represented to us as including only those costs directly applicable to the leases or wells. The operating costs furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the operating cost data used by Royal. Royal similarly provided development cost data which we accepted as factual data.

Operating and development costs to the 100 percent working interests furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of these costs. These costs are used in our calculations to test if each well or location was economically producible. These costs are not shown in the operating and development cost columns since only ORRI were evaluated which do not bear the cost of operations.

There is a direct relationship between volumes of undeveloped reserves and development plans and Royal is in a non-operating position relating to the timing and number of future locations. Royal has supplied a development schedule based on their input from the various operators involved. Royal has assured us that they are not aware of any legal, regulatory or political obstacles that would significantly alter the development schedule assumed herein. While these plans could change from those under existing economic conditions as of December 31, 2017, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

Current costs used by Royal were held constant throughout the life of the properties.

RYDER SCOTT COMPANY   PETROLEUM CONSULTANTS

Annex I-8

Royal Resources, L.P. – Eagle Ford & Marcellus – SEC Parameters

May 18, 2018

Standards of Independence and Professional Qualification

Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world since 1937. Ryder Scott is employee-owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada. We have over eighty engineers and geoscientists on our permanent staff. By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue. We do not serve as officers or directors of any privately-owned or publicly-traded oil and gas company and are separate and independent from the operating and investment decision-making process of our clients. This allows us to bring the highest level of independence and objectivity to each engagement for our services.

Ryder Scott actively participates in industry-related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations. Many of our staff have authored or co-authored technical papers on the subject of reserves related topics. We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education.

Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists have received professional accreditation in the form of a registered or certified professional engineer’s license or a registered or certified professional geoscientist’s license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization.

We are independent petroleum engineers with respect to Royal. Neither we nor any of our employees have any financial interest in the subject properties and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

The results of this study, presented herein, are based on technical analysis conducted by teams of geoscientists and engineers from Ryder Scott. The professional qualifications of the undersigned, the technical person primarily responsible for overseeing the evaluation of the reserves information discussed in this report, are included as an attachment to this letter.

Terms of Usage

The results of our third party study, presented in report form herein, were prepared in accordance with the disclosure requirements set forth in the SEC regulations.

We have provided Royal with a digital version of the original signed copy of this report letter. In the event there are any differences between the digital version and the original signed report letter, the original signed report letter shall control and supersede the digital version.

RYDER SCOTT COMPANY   PETROLEUM CONSULTANTS

Annex I-9

Royal Resources, L.P. – Eagle Ford & Marcellus – SEC Parameters

May 18, 2018

The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

Very truly yours,

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

/s/ Michael F. Stell
Michael F. Stell, P.E.
TBPE License No. 56416
Advising Senior Vice President	[SEAL]

/s/ Ali A. Porbandarwala
Ali A. Porbandarwala, P.E.
TBPE License No. 107652
Senior Vice President	[SEAL]

MFS-AAP (DPR)/pl

RYDER SCOTT COMPANY   PETROLEUM CONSULTANTS

Annex I-10

Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Mr. Michael F. Stell was the primary technical person responsible for overseeing the estimate of the reserves, future production and income.

Mr. Stell, an employee of Ryder Scott Company, L.P. (Ryder Scott) since 1992, is an Advising Senior Vice President and is responsible for coordinating and supervising staff and consulting engineers of the company in ongoing reservoir evaluation studies worldwide. Before joining Ryder Scott, Mr. Stell served in a number of engineering positions with Shell Oil Company and Landmark Concurrent Solutions. For more information regarding Mr. Stell’s geographic and job specific experience, please refer to the Ryder Scott Company website at www.ryderscott.com/Company/Employees.

Mr. Stell earned a Bachelor of Science degree in Chemical Engineering from Purdue University in 1979 and a Master of Science Degree in Chemical Engineering from the University of California, Berkeley, in 1981. He is a licensed Professional Engineer in the State of Texas. He is also a member of the Society of Petroleum Engineers and the Society of Petroleum Evaluation Engineers.

In addition to gaining experience and competency through prior work experience, the Texas Board of Professional Engineers requires a minimum of fifteen hours of continuing education annually, including at least one hour in the area of professional ethics, which Mr. Stell fulfills. As part of his 2009 continuing education hours, Mr. Stell attended an internally presented 13 hours of formalized training as well as a day-long public forum relating to the definitions and disclosure guidelines contained in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register. Mr. Stell attended an additional 15 hours of formalized in-house training as well as an additional five hours of formalized external training during 2009 covering such topics as the SPE/WPC/AAPG/SPEE Petroleum Resources Management System, reservoir engineering, geoscience and petroleum economics evaluation methods, procedures and software and ethics for consultants. As part of his 2010 continuing education hours, Mr. Stell attended an internally presented six hours of formalized training and ten hours of formalized external training covering such topics as updates concerning the implementation of the latest SEC oil and gas reporting requirements, reserve reconciliation processes, overviews of the various productive basins of North America, evaluations of resource play reserves, evaluation of enhanced oil recovery reserves, and ethics training. For each year starting 2011 through 2017, as of the date of this report, Mr. Stell has 20 hours of continuing education hours relating to reserves, reserve evaluations, and ethics.

Based on his educational background, professional training and over 35 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Stell has attained the professional qualifications for a Reserves Estimator and Reserves Auditor set forth in Article III of the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers as of February 19, 2007.

RYDER SCOTT COMPANY   PETROLEUM CONSULTANTS

Annex I-11

PETROLEUM RESERVES DEFINITIONS

As Adapted From:

RULE 4-10(a) of REGULATION S-X PART 210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

PREAMBLE

On January 14, 2009, the United States Securities and Exchange Commission (SEC) published the “Modernization of Oil and Gas Reporting; Final Rule” in the Federal Register of National Archives and Records Administration (NARA). The “Modernization of Oil and Gas Reporting; Final Rule” includes revisions and additions to the definition section in Rule 4-10 of Regulation S-X, revisions and additions to the oil and gas reporting requirements in Regulation S-K, and amends and codifies Industry Guide 2 in Regulation S-K. The “Modernization of Oil and Gas Reporting; Final Rule”, including all references to Regulation S-X and Regulation S-K, shall be referred to herein collectively as the “SEC regulations”. The SEC regulations take effect for all filings made with the United States Securities and Exchange Commission as of December 31, 2009, or after January 1, 2010. Reference should be made to the full text under Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) for the complete definitions (direct passages excerpted in part or wholly from the aforementioned SEC document are denoted in italics herein).

Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. Under the SEC regulations as of December 31, 2009, or after January 1, 2010, a company may optionally disclose estimated quantities of probable or possible oil and gas reserves in documents publicly filed with the SEC. The SEC regulations continue to prohibit disclosure of estimates of oil and gas resources other than reserves and any estimated values of such resources in any document publicly filed with the SEC unless such information is required to be disclosed in the document by foreign or state law as noted in §229.1202 Instruction to Item 1202.

Reserves estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change.

Reserves may be attributed to either natural energy or improved recovery methods. Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery. Examples of such methods are pressure maintenance, natural gas cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids. Other improved recovery methods may be developed in the future as petroleum technology continues to evolve.

Reserves may be attributed to either conventional or unconventional petroleum accumulations. Petroleum accumulations are considered as either conventional or unconventional based on the nature of their in-place characteristics, extraction method applied, or degree of processing prior to sale. Examples of unconventional petroleum accumulations include coalbed or coalseam methane (CBM/CSM), basin-centered gas, shale gas, gas hydrates, natural bitumen and oil shale deposits. These unconventional accumulations may require specialized extraction technology and/or significant processing prior to sale.

RYDER SCOTT COMPANY   PETROLEUM CONSULTANTS

Annex I-12

PETROLEUM RESERVES DEFINITIONS

Reserves do not include quantities of petroleum being held in inventory.

Because of the differences in uncertainty, caution should be exercised when aggregating quantities of petroleum from different reserves categories.

RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(26) defines reserves as follows:

Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Note to paragraph (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

PROVED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(22) defines proved oil and gas reserves as follows:

Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i) The area of the reservoir considered as proved includes:

(A) The area identified by drilling and limited by fluid contacts, if any, and

(B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

RYDER SCOTT COMPANY   PETROLEUM CONSULTANTS

Annex I-13

PETROLEUM RESERVES DEFINITIONS

PROVED RESERVES (SEC DEFINITIONS) CONTINUED

(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B) The project has been approved for development by all necessary parties and entities, including governmental entities.

(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

RYDER SCOTT COMPANY   PETROLEUM CONSULTANTS

Annex I-14

PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES

As Adapted From:

RULE 4-10(a) of REGULATION S-X PART 210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

and

PETROLEUM RESOURCES MANAGEMENT SYSTEM (SPE-PRMS)

Sponsored and Approved by:

SOCIETY OF PETROLEUM ENGINEERS (SPE)

WORLD PETROLEUM COUNCIL (WPC)

AMERICAN ASSOCIATION OF PETROLEUM GEOLOGISTS (AAPG)

SOCIETY OF PETROLEUM EVALUATION ENGINEERS (SPEE)

Reserves status categories define the development and producing status of wells and reservoirs. Reference should be made to Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) and the SPE-PRMS as the following reserves status definitions are based on excerpts from the original documents (direct passages excerpted from the aforementioned SEC and SPE-PRMS documents are denoted in italics herein).

DEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(6) defines developed oil and gas reserves as follows:

Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Developed Producing (SPE-PRMS Definitions)

While not a requirement for disclosure under the SEC regulations, developed oil and gas reserves may be further sub-classified according to the guidance contained in the SPE-PRMS as Producing or Non-Producing.

Developed Producing Reserves

Developed Producing Reserves are expected to be recovered from completion intervals that are open and producing at the time of the estimate.

Improved recovery reserves are considered producing only after the improved recovery project is in operation.

RYDER SCOTT COMPANY   PETROLEUM CONSULTANTS

Annex I-15

PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES

Developed Non-Producing

Developed Non-Producing Reserves include shut-in and behind-pipe reserves.

Shut-In

Shut-in Reserves are expected to be recovered from:

(1)	completion intervals which are open at the time of the estimate, but which have not started producing;
(2)	wells which were shut-in for market conditions or pipeline connections; or
(3)	wells not capable of production for mechanical reasons.

Behind-Pipe

Behind-pipe Reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future re-completion prior to start of production.

In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.

UNDEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(31) defines undeveloped oil and gas reserves as follows:

Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

RYDER SCOTT COMPANY   PETROLEUM CONSULTANTS

Annex I-16

Annex I (2)

ROYAL RESOURCES, L.P.

EAGLE FORD & MARCELLUS

Summary Volume

Estimated

Future Reserves and Income

Attributable to Certain

Overriding Royalty Interests

SEC Parameters

As of

December 31, 2017

/s/ Michael F. Stell	/s/ Ali A. Porbandarwala
Michael F. Stell, P.E.	Ali A. Porbandarwala, P.E.
TBPE License No. 56416	TBPE License No. 107652
Advising Senior Vice President	Senior Vice President

RYDER SCOTT COMPANY, L.P. TBPE Firm Registration No. F-1580

RYDER SCOTT COMPANY  PETROLEUM CONSULTANTS

Annex I-17

TBPE REGISTERED ENGINEERING FIRM F-1580		FAX (713) 651-0849
1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

March 9, 2018

Royal Resources, L.P.

One Allen Center

500 Dallas Street, Suite 1250

Houston, Texas 77002

Gentlemen:

At your request, Ryder Scott Company, L.P. (Ryder Scott) has prepared an estimate of the proved reserves, future production, and income attributable to certain overriding royalty interests (ORRI) of Royal Resources, L.P. (Royal) as of December 31, 2017. The subject properties are associated with the Eagle Ford Shale formation located in the state of Texas and the Marcellus Shale and Point Pleasant formations located in the states of Ohio, Pennsylvania and West Virginia. The reserves and income data were estimated based on the definitions and disclosure guidelines of the United States Securities and Exchange Commission (SEC) contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register (SEC regulations). Our third party study, completed on March 2, 2018 and presented herein, was prepared in accordance with the disclosure requirements set forth in the SEC regulations. This report was prepared in accordance with guidelines specified in item 1202(a)(8) of Regulation S-K and is to be used for inclusion in certain SEC filings.

This letter is a revision to the letter published on January 25, 2018 and represents a partial sale of assets across Royal’s portfolio. The final asset sale closed on February 1, 2018 after our original publication and this revised letter reflects the new overriding royalty interests (ORRI) after the sale.

The properties evaluated by Ryder Scott represent 100 percent of the total net proved liquid hydrocarbon reserves and 100 percent of the total net proved gas reserves of Royal in the Eagle Ford Shale, Marcellus Shale and Point Pleasant formations as of December 31, 2017.

The estimated reserves and future net income amounts presented in this report, as of December 31, 2017, are related to hydrocarbon prices. The hydrocarbon prices used in the preparation of this report are based on the average prices during the 12-month period prior to the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements, as required by the SEC regulations. Actual future prices may vary significantly from the prices required by SEC regulations; therefore, volumes of reserves actually recovered and the amounts of income actually received may differ significantly from the estimated quantities presented in this report. The results of this study are summarized as follows.

SUITE 800, 350 7TH STREET, S.W.	CALGARY, ALBERTA T2P 3N9	TEL (403) 262-2799	FAX (403) 262-2790
621 17TH STREET, SUITE 1550	DENVER, COLORADO 80293-1501	TEL (303) 623-9147	FAX (303) 623-4258

Annex I-18

Royal Resources, L.P. – Eagle Ford & Marcellus – SEC Parameters

March 9, 2018

SEC PARAMETERS

Estimated Future Net Reserves and Income Data

Attributable to Certain Overriding Royalty Interests of

Royal Resources, L.P.

Eagle Ford & Marcellus

As of December 31, 2017

	Proved
	Developed
	Producing	Non-Producing	Undeveloped	Total Proved
Net Remaining Reserves
Oil/Condensate – Mbbl	2,916	1,427	11,571	15,914
Plant Products – Mbbl	1,098	187	2,057	3,342
Gas – MMcf	13,851	3,559	35,152	52,562

Income Data ($M)
Future Gross Revenue	$190,045	$83,282	$691,766	$965,093
Deductions	15,076	2,709	28,529	46,314
Future Net Income (FNI)	$174,969	$80,573	$663,237	$918,779

Discounted FNI @ 10%	$102,001	$54,731	$364,408	$521,140

Liquid hydrocarbons are expressed in thousands of standard 42 gallon barrels (Mbbl). All gas volumes are reported on an “as sold basis” expressed in millions of cubic feet (MMcf) at the official temperature and pressure bases of the areas in which the gas reserves are located. In this report, the revenues, deductions, and income data are expressed as thousands of U.S. dollars ($M).

The estimates of the reserves, future production, and income attributable to properties in this report were prepared using the economic software package ARIESTM Petroleum Economics and Reserves Software, a copyrighted program of Halliburton. The program was used at the request of Royal. Ryder Scott has found this program to be generally acceptable, but notes that certain summaries and calculations may vary due to rounding and may not exactly match the sum of the properties being summarized. Furthermore, one line economic summaries may vary slightly from the more detailed cash flow projections of the same properties, also due to rounding. The rounding differences are not material.

The future gross revenue is after the deduction of state production and severance taxes considering, at the request of Royal, high-cost gas tax rate reduction applicable to gas and plant products sales during the initial ten years of sales for properties located in Texas. As the evaluated interests are ORRI, the deductions include only ad valorem taxes and oil and gas gathering, transportation and marketing fees. The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist, nor does it include any adjustment for cash on hand or undistributed income.

Economic viability calculations to the 100 percent working interest were performed for each case incorporating area estimates of the normal direct costs of operating the wells, ad valorem taxes, and development costs provided by Royal.

Liquid hydrocarbon reserves account for approximately 84 percent and gas reserves account for the remaining 16 percent of total future gross revenue from proved reserves.

RYDER SCOTT COMPANY  PETROLEUM CONSULTANTS

Annex I-19

Royal Resources, L.P. – Eagle Ford & Marcellus – SEC Parameters

March 9, 2018

The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at four other discount rates which were also compounded monthly. These results are shown in summary form as follows.

Discounted Future Net Income ($M)
As of December 31, 2017
Total
Discount Rate Percent	Proved

8	$569,101
9	$544,024
12	$480,834
15	$430,992

The results shown above are presented for your information and should not be construed as our estimate of fair market value.

Reserves Included in This Report

The proved reserves included herein conform to the definition as set forth in the Securities and Exchange Commission’s Regulations Part 210.4-10(a), except as noted previously. An abridged version of the SEC reserves definitions from 210.4-10(a) entitled “Petroleum Reserves Definitions” is included as an attachment to this report.

The various proved reserve status categories are defined under the attachment entitled “Petroleum Reserves Status Definitions and Guidelines” in this report. The proved developed non-producing reserves included herein consist of the shut-in category.

No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist. The proved gas volumes presented herein do not include volumes of gas consumed in operations as reserves.

Reserves are “estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.” All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves, and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. At Royal’s request, this report addresses only the proved reserves attributable to the properties evaluated herein.

Proved oil and gas reserves are “those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward.” The proved reserves included herein were estimated using deterministic methods. The SEC has defined reasonable certainty for proved reserves, when based on deterministic methods, as a “high degree of confidence that the quantities will be recovered.”

RYDER SCOTT COMPANY  PETROLEUM CONSULTANTS

Annex I-20

Royal Resources, L.P. – Eagle Ford & Marcellus – SEC Parameters

March 9, 2018

Proved reserve estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change. For proved reserves, the SEC states that “as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to the estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.” Moreover, estimates of proved reserves may be revised as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks. Therefore, the proved reserves included in this report are estimates only and should not be construed as being exact quantities, and if recovered, the revenues therefrom, and the actual costs related thereto, could be more or less than the estimated amounts.

The operator’s (working interest) operations associated with Royal’s ORRI may be subject to various levels of governmental controls and regulations. These controls and regulations may include, but may not be limited to, matters relating to land tenure and leasing, the legal rights to produce hydrocarbons, drilling and production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax and are subject to change from time to time. Such changes in governmental regulations and policies may cause Royal’s ORRI volumes of proved reserves actually recovered and amounts of proved income actually received to differ significantly from the estimated quantities.

The estimates of proved reserves presented herein were based upon a detailed study of the properties in which Royal owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included for potential liabilities to restore and clean up damages, if any, caused by past operating practices.

Estimates of Reserves

The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions set forth by the Securities and Exchange Commission’s Regulations Part 210.4-10(a). The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods: (1) performance-based methods; (2) volumetric-based methods; and (3) analogy. These methods may be used individually or in combination by the reserve evaluator in the process of estimating the quantities of reserves. Reserve evaluators must select the method or combination of methods which in their professional judgment is most appropriate given the nature and amount of reliable geoscience and engineering data available at the time of the estimate, the established or anticipated performance characteristics of the reservoir being evaluated, and the stage of development or producing maturity of the property.

In many cases, the analysis of the available geoscience and engineering data and the subsequent interpretation of this data may indicate a range of possible outcomes in an estimate, irrespective of the method selected by the evaluator. When a range in the quantity of reserves is identified, the evaluator must determine the uncertainty associated with the incremental quantities of the reserves. If the reserve quantities are estimated using the deterministic incremental approach, the uncertainty for each discrete incremental quantity of the reserves is addressed by the reserve category assigned by the evaluator. Therefore, it is the categorization of reserve quantities as proved, probable and/or possible that addresses the inherent uncertainty in the estimated quantities reported. For proved reserves, uncertainty is defined by the SEC as reasonable certainty wherein the “quantities actually recovered are much more likely than not to be achieved.” The SEC states that “probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC states that “possible reserves are those additional reserves that are less certain to be recovered than probable reserves and the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves.” All quantities of reserves within the same reserve category must meet the SEC definitions as noted above.

RYDER SCOTT COMPANY  PETROLEUM CONSULTANTS

Annex I-21

Royal Resources, L.P. – Eagle Ford & Marcellus – SEC Parameters

March 9, 2018

Estimates of reserves quantities and their associated reserve categories may be revised in the future as additional geoscience or engineering data become available. Furthermore, estimates of reserves quantities and their associated reserve categories may also be revised due to other factors such as changes in economic conditions, results of future operations, effects of regulation by governmental agencies or geopolitical or economic risks as previously noted herein.

The proved reserves for the properties included herein were estimated by performance methods, analogy, or a combination of methods. On a barrel of oil equivalent basis (BOE) wherein natural gas is converted to barrels of oil equivalent using a factor of 6,000 cubic feet of natural gas per one barrel of oil, approximately 91 percent of the proved producing reserves were estimated by performance methods. These performance methods include, but may not be limited to, decline curve analysis which utilized extrapolations of historical production and pressure data available through August 2017 in those cases where such data were considered to be definitive. The data utilized in this analysis were furnished to Ryder Scott by Royal or obtained from public data sources and were considered sufficient for the purpose thereof.

The remaining 9 percent of the proved producing reserves and the proved developed non-producing and undeveloped reserves included herein were estimated by analogy. These methods were used where there were inadequate historical performance data to establish a definitive trend and/or where the use of production performance data as a basis for the reserve estimates was nonexistent or considered to be inappropriate. The data utilized from the analogues incorporated into our analysis were considered sufficient for the purpose thereof.

All reserves included are anticipated to be recovered by horizontal drilling.

To estimate economically recoverable proved oil and gas reserves and related future net cash flows, we consider many factors and assumptions including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data that cannot be measured directly, economic criteria based on current costs and SEC pricing requirements, and forecasts of future production rates. Under the SEC regulations 210.4-10(a)(22)(v) and (26), proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined. While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may increase or decrease from those under existing economic conditions, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

Royal has informed us that they have furnished us all of the material accounts, records, geological and engineering data, and reports and other data required for this investigation. In preparing our forecast of future proved production and income, we have relied upon data furnished by Royal with respect to property interests owned, production and well tests from examined wells, normal direct costs of operating the wells or leases, other costs such as transportation and/or processing fees, ad valorem and production taxes, recompletion and development costs, development plans, abandonment costs after salvage, product prices based on the SEC regulations, adjustments or differentials to product prices, geological structural and isochore maps, well logs, core analyses, and pressure measurements. Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data furnished by Royal. We consider the factual data used in this report appropriate and sufficient for the purpose of preparing the estimates of reserves and future net revenues herein.

RYDER SCOTT COMPANY  PETROLEUM CONSULTANTS

Annex I-22

Royal Resources, L.P. – Eagle Ford & Marcellus – SEC Parameters

March 9, 2018

In summary, we consider the assumptions, data, methods and analytical procedures used in this report appropriate for the purpose hereof, and we have used all such methods and procedures that we consider necessary and appropriate to prepare the estimates of reserves herein. The proved reserves included herein were determined in conformance with the United States Securities and Exchange Commission (SEC) Modernization of Oil and Gas Reporting; Final Rule, including all references to Regulation S-X and Regulation S-K, referred to herein collectively as the “SEC Regulations.” In our opinion, the proved reserves presented in this report comply with the definitions, guidelines and disclosure requirements as required by the SEC regulations, except as noted previously.

Future Production Rates

For wells currently on production, our forecasts of future production rates are based on historical performance data. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates.

Test data and other related information were used to estimate the anticipated initial production rates for those wells or locations that are not currently producing. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by Royal. Wells or locations that are not currently producing may start producing earlier or later than anticipated in our estimates due to unforeseen factors causing a change in the timing to initiate production. Such factors may include delays due to weather, the availability of rigs, the sequence of drilling, completing and/or recompleting wells and/or constraints set by regulatory bodies.

The future production rates from wells currently on production or wells or locations that are not currently producing may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, pipeline capacity and/or operating conditions, producing market demand and/or allowables or other constraints set by regulatory bodies.

Hydrocarbon Prices

The hydrocarbon prices used herein are based on SEC price parameters using the average prices during the 12-month period prior to the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements. For hydrocarbon products sold under contract, the contract prices, including fixed and determinable escalations, exclusive of inflation adjustments, were used until expiration of the contract. Upon contract expiration, the prices were adjusted to the 12-month unweighted arithmetic average as previously described.

RYDER SCOTT COMPANY  PETROLEUM CONSULTANTS

Annex I-23

Royal Resources, L.P. – Eagle Ford & Marcellus – SEC Parameters

March 9, 2018

Royal furnished us with the above mentioned average prices in effect on December 31, 2017. These initial SEC hydrocarbon prices were determined using the 12-month average first-day-of-the-month benchmark prices appropriate to the geographic area where the hydrocarbons are sold. These benchmark prices are prior to the adjustments for differentials as described herein. The table below summarizes the “benchmark prices” and “price reference” used for the geographic area included in the report. In certain geographic areas, the price reference and benchmark prices may be defined by contractual arrangements.

The product prices that were actually used to determine the future gross revenue for each property reflect adjustments to the benchmark prices for gravity, quality, local conditions, and/or distance from market, referred to herein as “differentials.” The differentials used in the preparation of this report were furnished to us by Royal.

In addition, the table below summarizes the net volume weighted benchmark prices adjusted for differentials and referred to herein as the “average realized prices.” The average realized prices shown in the table below were determined from the total future gross revenue before production taxes and the total net reserves for the geographic area and presented in accordance with SEC disclosure requirements for each of the geographic areas included in the report.

Geographic Area	Product	Price Reference	Average Benchmark Prices	Average Realized Prices
North America
	Oil/Condensate	WTI Cushing	$51.34/bbl	$49.44/bbl
United States	Plant Products	WTI Cushing	$51.34/bbl*	$19.44/bbl
	Gas	Henry Hub	$2.98/MMBTU	$3.09/Mcf

*	NGL Prices are calculated relative to Oil Price (~38% of the WTI Cushing Price).

The effects of derivative instruments designated as price hedges of oil and gas quantities are not reflected in our individual property evaluations.

Costs

Operating costs associated with Royal’s ORRI for the leases and wells in this report were furnished by Royal and are based on information they have gathered or deduced from the operators’ financial filings and other public information and which are represented to us as including only those costs directly applicable to the leases or wells. The operating costs furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the operating cost data used by Royal. Royal similarly provided development cost data which we accepted as factual data.

Operating and development costs to the 100 percent working interests furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of these costs. These costs are used in our calculations to test if each well or location was economically producible. These costs are not shown in the operating and development cost columns since only ORRI were evaluated which do not bear the cost of operations.

There is a direct relationship between volumes of undeveloped reserves and development plans and Royal is in a non-operating position relating to the timing and number of future locations. Royal has supplied a development schedule based on their input from the various operators involved. Royal has assured us that they are not aware of any legal, regulatory or political obstacles that would significantly alter the development schedule assumed herein. While these plans could change from those under existing economic conditions as of December 31, 2017, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

Current costs used by Royal were held constant throughout the life of the properties.

RYDER SCOTT COMPANY  PETROLEUM CONSULTANTS

Annex I-24

Royal Resources, L.P. – Eagle Ford & Marcellus – SEC Parameters

March 9, 2018

Standards of Independence and Professional Qualification

Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world since 1937. Ryder Scott is employee-owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada. We have over eighty engineers and geoscientists on our permanent staff. By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue. We do not serve as officers or directors of any privately-owned or publicly-traded oil and gas company and are separate and independent from the operating and investment decision-making process of our clients. This allows us to bring the highest level of independence and objectivity to each engagement for our services.

Ryder Scott actively participates in industry-related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations. Many of our staff have authored or co-authored technical papers on the subject of reserves related topics. We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education.

Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists have received professional accreditation in the form of a registered or certified professional engineer’s license or a registered or certified professional geoscientist’s license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization.

We are independent petroleum engineers with respect to Royal. Neither we nor any of our employees have any financial interest in the subject properties and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

The results of this study, presented herein, are based on technical analysis conducted by teams of geoscientists and engineers from Ryder Scott. The professional qualifications of the undersigned, the technical person primarily responsible for overseeing the evaluation of the reserves information discussed in this report, are included as an attachment to this letter.

Terms of Usage

The results of our third party study, presented in report form herein, were prepared in accordance with the disclosure requirements set forth in the SEC regulations.

We have provided Royal with a digital version of the original signed copy of this report letter. In the event there are any differences between the digital version and the original signed report letter, the original signed report letter shall control and supersede the digital version.

RYDER SCOTT COMPANY  PETROLEUM CONSULTANTS

Annex I-25

Royal Resources, L.P. – Eagle Ford & Marcellus – SEC Parameters

March 9, 2018

The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

Very truly yours,

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

/s/ Michael F. Stell
Michael F. Stell, P.E.
TBPE License No. 56416
Advising Senior Vice President

/s/ Ali A. Porbandarwala
Ali A. Porbandarwala, P.E.
TBPE License No. 107652
Senior Vice President

MFS-AAP (DPR)/pl

RYDER SCOTT COMPANY  PETROLEUM CONSULTANTS

Annex I-26

Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Mr. Michael F. Stell was the primary technical person responsible for overseeing the estimate of the reserves, future production and income.

Mr. Stell, an employee of Ryder Scott Company, L.P. (Ryder Scott) since 1992, is an Advising Senior Vice President and is responsible for coordinating and supervising staff and consulting engineers of the company in ongoing reservoir evaluation studies worldwide. Before joining Ryder Scott, Mr. Stell served in a number of engineering positions with Shell Oil Company and Landmark Concurrent Solutions. For more information regarding Mr. Stell’s geographic and job specific experience, please refer to the Ryder Scott Company website at www.ryderscott.com/Company/Employees.

Mr. Stell earned a Bachelor of Science degree in Chemical Engineering from Purdue University in 1979 and a Master of Science Degree in Chemical Engineering from the University of California, Berkeley, in 1981. He is a licensed Professional Engineer in the State of Texas. He is also a member of the Society of Petroleum Engineers and the Society of Petroleum Evaluation Engineers.

In addition to gaining experience and competency through prior work experience, the Texas Board of Professional Engineers requires a minimum of fifteen hours of continuing education annually, including at least one hour in the area of professional ethics, which Mr. Stell fulfills. As part of his 2009 continuing education hours, Mr. Stell attended an internally presented 13 hours of formalized training as well as a day-long public forum relating to the definitions and disclosure guidelines contained in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register. Mr. Stell attended an additional 15 hours of formalized in-house training as well as an additional five hours of formalized external training during 2009 covering such topics as the SPE/WPC/AAPG/SPEE Petroleum Resources Management System, reservoir engineering, geoscience and petroleum economics evaluation methods, procedures and software and ethics for consultants. As part of his 2010 continuing education hours, Mr. Stell attended an internally presented six hours of formalized training and ten hours of formalized external training covering such topics as updates concerning the implementation of the latest SEC oil and gas reporting requirements, reserve reconciliation processes, overviews of the various productive basins of North America, evaluations of resource play reserves, evaluation of enhanced oil recovery reserves, and ethics training. For each year starting 2011 through 2017, as of the date of this report, Mr. Stell has 20 hours of continuing education hours relating to reserves, reserve evaluations, and ethics.

Based on his educational background, professional training and over 35 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Stell has attained the professional qualifications for a Reserves Estimator and Reserves Auditor set forth in Article III of the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers as of February 19, 2007.

RYDER SCOTT COMPANY  PETROLEUM CONSULTANTS

Annex I-27

PETROLEUM RESERVES DEFINITIONS

As Adapted From:

RULE 4-10(a) of REGULATION S-X PART 210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

PREAMBLE

On January 14, 2009, the United States Securities and Exchange Commission (SEC) published the “Modernization of Oil and Gas Reporting; Final Rule” in the Federal Register of National Archives and Records Administration (NARA). The “Modernization of Oil and Gas Reporting; Final Rule” includes revisions and additions to the definition section in Rule 4-10 of Regulation S-X, revisions and additions to the oil and gas reporting requirements in Regulation S-K, and amends and codifies Industry Guide 2 in Regulation S-K. The “Modernization of Oil and Gas Reporting; Final Rule”, including all references to Regulation S-X and Regulation S-K, shall be referred to herein collectively as the “SEC regulations”. The SEC regulations take effect for all filings made with the United States Securities and Exchange Commission as of December 31, 2009, or after January 1, 2010. Reference should be made to the full text under Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) for the complete definitions (direct passages excerpted in part or wholly from the aforementioned SEC document are denoted in italics herein).

Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. Under the SEC regulations as of December 31, 2009, or after January 1, 2010, a company may optionally disclose estimated quantities of probable or possible oil and gas reserves in documents publicly filed with the SEC. The SEC regulations continue to prohibit disclosure of estimates of oil and gas resources other than reserves and any estimated values of such resources in any document publicly filed with the SEC unless such information is required to be disclosed in the document by foreign or state law as noted in §229.1202 Instruction to Item 1202.

Reserves estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change.

Reserves may be attributed to either natural energy or improved recovery methods. Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery. Examples of such methods are pressure maintenance, natural gas cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids. Other improved recovery methods may be developed in the future as petroleum technology continues to evolve.

Reserves may be attributed to either conventional or unconventional petroleum accumulations. Petroleum accumulations are considered as either conventional or unconventional based on the nature of their in-place characteristics, extraction method applied, or degree of processing prior to sale. Examples of unconventional petroleum accumulations include coalbed or coalseam methane (CBM/CSM), basin-centered gas, shale gas, gas hydrates, natural bitumen and oil shale deposits. These unconventional accumulations may require specialized extraction technology and/or significant processing prior to sale.

RYDER SCOTT COMPANY  PETROLEUM CONSULTANTS

Annex I-28

PETROLEUM RESERVES DEFINITIONS

Reserves do not include quantities of petroleum being held in inventory.

Because of the differences in uncertainty, caution should be exercised when aggregating quantities of petroleum from different reserves categories.

RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(26) defines reserves as follows:

Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Note to paragraph (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

PROVED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(22) defines proved oil and gas reserves as follows:

Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i) The area of the reservoir considered as proved includes:

(A) The area identified by drilling and limited by fluid contacts, if any, and

(B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

RYDER SCOTT COMPANY  PETROLEUM CONSULTANTS

Annex I-29

PETROLEUM RESERVES DEFINITIONS

PROVED RESERVES (SEC DEFINITIONS) CONTINUED

(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B) The project has been approved for development by all necessary parties and entities, including governmental entities.

(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

RYDER SCOTT COMPANY  PETROLEUM CONSULTANTS

Annex I-30

PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES

As Adapted From:

RULE 4-10(a) of REGULATION S-X PART 210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

and

PETROLEUM RESOURCES MANAGEMENT SYSTEM (SPE-PRMS)

Sponsored and Approved by:

SOCIETY OF PETROLEUM ENGINEERS (SPE)

WORLD PETROLEUM COUNCIL (WPC)

AMERICAN ASSOCIATION OF PETROLEUM GEOLOGISTS (AAPG)

SOCIETY OF PETROLEUM EVALUATION ENGINEERS (SPEE)

Reserves status categories define the development and producing status of wells and reservoirs. Reference should be made to Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) and the SPE-PRMS as the following reserves status definitions are based on excerpts from the original documents (direct passages excerpted from the aforementioned SEC and SPE-PRMS documents are denoted in italics herein).

DEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(6) defines developed oil and gas reserves as follows:

Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Developed Producing (SPE-PRMS Definitions)

While not a requirement for disclosure under the SEC regulations, developed oil and gas reserves may be further sub-classified according to the guidance contained in the SPE-PRMS as Producing or Non-Producing.

Developed Producing Reserves

Developed Producing Reserves are expected to be recovered from completion intervals that are open and producing at the time of the estimate.

Improved recovery reserves are considered producing only after the improved recovery project is in operation.

RYDER SCOTT COMPANY  PETROLEUM CONSULTANTS

Annex I-31

PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES

Developed Non-Producing

Developed Non-Producing Reserves include shut-in and behind-pipe reserves.

Shut-In

Shut-in Reserves are expected to be recovered from:

(1)	completion intervals which are open at the time of the estimate, but which have not started producing;
(2)	wells which were shut-in for market conditions or pipeline connections; or
(3)	wells not capable of production for mechanical reasons.

Behind-Pipe

Behind-pipe Reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future re-completion prior to start of production.

In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.

UNDEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(31) defines undeveloped oil and gas reserves as follows:

Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

RYDER SCOTT COMPANY  PETROLEUM CONSULTANTS

Annex I-32

Annex I (3)

July 13, 2018

Mr. Scott C. Rice

Riverbend Natural Resources, LP

One Allen Center

500 Dallas Street, Suite 1250

Houston, Texas 77002

Dear Mr. Rice:

In accordance with your request, we have estimated the proved reserves and future revenue, as of December 31, 2017, to the Riverbend Natural Resources, LP (Riverbend) interest in certain oil and gas properties located in the Williston Basin of North Dakota. We completed our evaluation on or about February 6, 2018. It is our understanding that the proved reserves estimated in this report constitute all of the proved reserves owned by Riverbend. The estimates in this report have been prepared in accordance with the definitions and regulations of the U.S. Securities and Exchange Commission (SEC) and, with the exception of the exclusion of future income taxes, conform to the FASB Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas. Definitions are presented immediately following this letter. This report has been prepared for Riverbend’s use in filing with the SEC; in our opinion the assumptions, data, methods, and procedures used in the preparation of this report are appropriate for such purpose.

We estimate the net reserves and future net revenue to the Riverbend interest in these properties, as of December 31, 2017, to be:

	Net Reserves			Future Net Revenue (M$)
	Oil	NGL	Gas		Present Worth
Category	(MBBL)	(MBBL)	(MMCF)	Total	at 10%

Proved Developed Producing	957.7	87.3	671.6	30,544.8	17,086.6
Proved Undeveloped	409.5	37.7	289.9	8,337.0	2,541.6

Total Proved	1,367.2	125.0	961.4	38,881.9	19,628.2

Totals may not add because of rounding.

The oil volumes shown include crude oil only. Oil and natural gas liquids (NGL) volumes are expressed in thousands of barrels (MBBL); a barrel is equivalent to 42 United States gallons. Gas volumes are expressed in millions of cubic feet (MMCF) at standard temperature and pressure bases.

Reserves categorization conveys the relative degree of certainty; reserves subcategorization is based on development and production status. No study was made to determine whether proved developed non-producing reserves might be established for these properties. As requested, probable and possible reserves that exist for these properties have not been included. The estimates of reserves and future revenue included herein have not been adjusted for risk. This report does not include any value that could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated.

Gross revenue is Riverbend’s share of the gross (100 percent) revenue from the properties prior to any deductions. Future net revenue is after deductions for Riverbend’s share of production taxes, capital costs, abandonment costs, and operating expenses but before consideration of any income taxes. The future net revenue has been discounted at an annual rate of 10 percent to determine its present worth, which is shown to indicate the effect of time on the value of money. Future net revenue presented in this report, whether discounted or undiscounted, should not be construed as being the fair market value of the properties.

Annex I-33

Prices used in this report are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December 2017. For oil and NGL volumes, the average West Texas Intermediate spot price of $51.34 per barrel is adjusted for quality and market differentials. For gas volumes, the average Henry Hub spot price of $2.976 per MMBTU is adjusted for energy content and market differentials. The adjusted product prices of $44.65 per barrel of oil, $16.94 per barrel of NGL, and $2.936 per MCF of gas are held constant throughout the lives of the properties.

Operating costs used in this report are based on operating expense records of Riverbend. These costs include the per-well overhead expenses allowed under joint operating agreements along with estimates of costs to be incurred at and below the district and field levels. Operating costs have been divided into per-well costs and per-unit-of-production costs. Since all properties are nonoperated, headquarters general and administrative overhead expenses are not included. Operating costs are not escalated for inflation.

Capital costs used in this report were provided by Riverbend and are based on authorizations for expenditure and actual costs from recent activity. Capital costs are included as required for new development wells and production equipment. Based on our understanding of future development plans, a review of the records provided to us, and our knowledge of similar properties, we regard these estimated capital costs to be reasonable. Abandonment costs used in this report are Riverbend’s estimates of the costs to abandon the wells and production facilities, net of any salvage value. Capital costs and abandonment costs are not escalated for inflation.

For the purposes of this report, we did not perform any field inspection of the properties, nor did we examine the mechanical operation or condition of the wells and facilities. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs due to such possible liability.

We have made no investigation of potential volume and value imbalances resulting from overdelivery or underdelivery to the Riverbend interest. Therefore, our estimates of reserves and future revenue do not include adjustments for the settlement of any such imbalances; our projections are based on Riverbend receiving its net revenue interest share of estimated future gross production. Additionally, we have made no investigation of any firm transportation contracts that may be in place for these properties; no adjustments have been made to our estimates of future revenue to account for such contracts.

The reserves shown in this report are estimates only and should not be construed as exact quantities. Proved reserves are those quantities of oil and gas which, by analysis of engineering and geoscience data, can be estimated with reasonable certainty to be economically producible; probable and possible reserves are those additional reserves which are sequentially less certain to be recovered than proved reserves. Estimates of reserves may increase or decrease as a result of market conditions, future operations, changes in regulations, or actual reservoir performance. In addition to the primary economic assumptions discussed herein, our estimates are based on certain assumptions including, but not limited to, that the properties will be developed consistent with current development plans as provided to us by Riverbend, that the properties will be operated in a prudent manner, that no governmental regulations or controls will be put in place that would impact the ability of the interest owner to recover the reserves, and that our projections of future production will prove consistent with actual performance. If the reserves are recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions made while preparing this report.

For the purposes of this report, we used technical and economic data including, but not limited to, well logs, geologic maps, well test data, production data, historical price and cost information, and property ownership interests. The reserves in this report have been estimated using deterministic methods; these estimates have been prepared in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (SPE Standards). We used standard engineering and geoscience methods, or a combination of methods, including performance analysis and analogy, that we considered to be appropriate and necessary to categorize and estimate reserves in accordance with SEC definitions and regulations. A substantial portion of these reserves are for undeveloped locations and producing wells that lack sufficient production history upon which performance-related estimates of reserves can be based; such reserves are based on analogy to properties with similar geologic and reservoir characteristics. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment.

Annex I-34

The data used in our estimates were obtained from Riverbend, public data sources, and the nonconfidential files of Netherland, Sewell & Associates, Inc. (NSAI) and were accepted as accurate. Supporting work data are on file in our office. We have not examined the titles to the properties or independently confirmed the actual degree or type of interest owned. The technical person primarily responsible for preparing the estimates presented herein meets the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the SPE Standards. Michelle L. Burnham, a Licensed Professional Engineer in the State of Texas, has been practicing consulting petroleum engineering at NSAI since 2015 and has over 10 years of prior industry experience. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists; we do not own an interest in these properties nor are we employed on a contingent basis.

Sincerely,

NETHERLAND, SEWELL & ASSOCIATES, INC.
Texas Registered Engineering Firm F-2699

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

By:	/s/ Michelle L. Burnham
Michelle L. Burnham, P.E. 112722
Petroleum Engineer

Date Signed: July 13, 2018

MLB:DAS

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates, Inc. (NSAI) as a convenience to our clients. The digital document is intended to be substantively the same as the original signed document maintained by NSAI. The digital document is subject to the parameters, limitations, and conditions stated in the original document. In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.

Annex I-35

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

The following definitions are set forth in U.S. Securities and Exchange Commission (SEC) Regulation S-X Section 210.4-10(a). Also included is supplemental information from (1) the 2007 Petroleum Resources Management System approved by the Society of Petroleum Engineers, (2) the FASB Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas, and (3) the SEC’s Compliance and Disclosure Interpretations.

(1) Acquisition of properties. Costs incurred to purchase, lease or otherwise acquire a property, including costs of lease bonuses and options to purchase or lease properties, the portion of costs applicable to minerals when land including mineral rights is purchased in fee, brokers’ fees, recording fees, legal costs, and other costs incurred in acquiring properties.

(2) Analogous reservoir. Analogous reservoirs, as used in resources assessments, have similar rock and fluid properties, reservoir conditions (depth, temperature, and pressure) and drive mechanisms, but are typically at a more advanced stage of development than the reservoir of interest and thus may provide concepts to assist in the interpretation of more limited data and estimation of recovery. When used to support proved reserves, an “analogous reservoir” refers to a reservoir that shares the following characteristics with the reservoir of interest:

(i)	Same geological formation (but not necessarily in pressure communication with the reservoir of interest);
(ii)	Same environment of deposition;
(iii)	Similar geological structure; and
(iv)	Same drive mechanism.

Instruction to paragraph (a)(2): Reservoir properties must, in the aggregate, be no more favorable in the analog than in the reservoir of interest.

(3) Bitumen. Bitumen, sometimes referred to as natural bitumen, is petroleum in a solid or semi-solid state in natural deposits with a viscosity greater than 10,000 centipoise measured at original temperature in the deposit and atmospheric pressure, on a gas free basis. In its natural state it usually contains sulfur, metals, and other non-hydrocarbons.

(4) Condensate. Condensate is a mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.

(5) Deterministic estimate. The method of estimating reserves or resources is called deterministic when a single value for each parameter (from the geoscience, engineering, or economic data) in the reserves calculation is used in the reserves estimation procedure.

(6) Developed oil and gas reserves. Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i)	Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and
(ii)	Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Supplemental definitions from the 2007 Petroleum Resources Management System:

Developed Producing Reserves – Developed Producing Reserves are expected to be recovered from completion intervals that are open and producing at the time of the estimate. Improved recovery reserves are considered producing only after the improved recovery project is in operation.

Developed Non-Producing Reserves – Developed Non-Producing Reserves include shut-in and behind-pipe Reserves. Shut-in Reserves are expected to be recovered from (1) completion intervals which are open at the time of the estimate but which have not yet started producing, (2) wells which were shut-in for market conditions or pipeline connections, or (3) wells not capable of production for mechanical reasons. Behind-pipe Reserves are expected to be recovered from zones in existing wells which will require additional completion work or future recompletion prior to start of production. In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.

Annex I-36

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(7) Development costs. Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing the oil and gas. More specifically, development costs, including depreciation and applicable operating costs of support equipment and facilities and other costs of development activities, are costs incurred to:

(i)	Gain access to and prepare well locations for drilling, including surveying well locations for the purpose of determining specific development drilling sites, clearing ground, draining, road building, and relocating public roads, gas lines, and power lines, to the extent necessary in developing the proved reserves.
(ii)	Drill and equip development wells, development-type stratigraphic test wells, and service wells, including the costs of platforms and of well equipment such as casing, tubing, pumping equipment, and the wellhead assembly.
(iii)	Acquire, construct, and install production facilities such as lease flow lines, separators, treaters, heaters, manifolds, measuring devices, and production storage tanks, natural gas cycling and processing plants, and central utility and waste disposal systems.
(iv)	Provide improved recovery systems.

(8) Development project. A development project is the means by which petroleum resources are brought to the status of economically producible. As examples, the development of a single reservoir or field, an incremental development in a producing field, or the integrated development of a group of several fields and associated facilities with a common ownership may constitute a development project.

(9) Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

(10) Economically producible. The term economically producible, as it relates to a resource, means a resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation. The value of the products that generate revenue shall be determined at the terminal point of oil and gas producing activities as defined in paragraph (a)(16) of this section.

(11) Estimated ultimate recovery (EUR). Estimated ultimate recovery is the sum of reserves remaining as of a given date and cumulative production as of that date.

(12) Exploration costs. Costs incurred in identifying areas that may warrant examination and in examining specific areas that are considered to have prospects of containing oil and gas reserves, including costs of drilling exploratory wells and exploratory-type stratigraphic test wells. Exploration costs may be incurred both before acquiring the related property (sometimes referred to in part as prospecting costs) and after acquiring the property. Principal types of exploration costs, which include depreciation and applicable operating costs of support equipment and facilities and other costs of exploration activities, are:

(i)	Costs of topographical, geographical and geophysical studies, rights of access to properties to conduct those studies, and salaries and other expenses of geologists, geophysical crews, and others conducting those studies. Collectively, these are sometimes referred to as geological and geophysical or “G&G” costs.
(ii)	Costs of carrying and retaining undeveloped properties, such as delay rentals, ad valorem taxes on properties, legal costs for title defense, and the maintenance of land and lease records.
(iii)	Dry hole contributions and bottom hole contributions.
(iv)	Costs of drilling and equipping exploratory wells.
(v)	Costs of drilling exploratory-type stratigraphic test wells.

(13) Exploratory well. An exploratory well is a well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir. Generally, an exploratory well is any well that is not a development well, an extension well, a service well, or a stratigraphic test well as those items are defined in this section.

(14) Extension well. An extension well is a well drilled to extend the limits of a known reservoir.

Annex I-37

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(15) Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition. There may be two or more reservoirs in a field which are separated vertically by intervening impervious strata, or laterally by local geologic barriers, or by both. Reservoirs that are associated by being in overlapping or adjacent fields may be treated as a single or common operational field. The geological terms “structural feature” and “stratigraphic condition” are intended to identify localized geological features as opposed to the broader terms of basins, trends, provinces, plays, areas-of-interest, etc.

(16) Oil and gas producing activities.

(i)	Oil and gas producing activities include:

(A)	The search for crude oil, including condensate and natural gas liquids, or natural gas (“oil and gas”) in their natural states and original locations;
(B)	The acquisition of property rights or properties for the purpose of further exploration or for the purpose of removing the oil or gas from such properties;
(C)	The construction, drilling, and production activities necessary to retrieve oil and gas from their natural reservoirs, including the acquisition, construction, installation, and maintenance of field gathering and storage systems, such as:
(1)	Lifting the oil and gas to the surface; and
(2)	Gathering, treating, and field processing (as in the case of processing gas to extract liquid hydrocarbons); and
(D)	Extraction of saleable hydrocarbons, in the solid, liquid, or gaseous state, from oil sands, shale, coalbeds, or other nonrenewable natural resources which are intended to be upgraded into synthetic oil or gas, and activities undertaken with a view to such extraction.

Instruction 1 to paragraph (a)(16)(i): The oil and gas production function shall be regarded as ending at a “terminal point”, which is the outlet valve on the lease or field storage tank. If unusual physical or operational circumstances exist, it may be appropriate to regard the terminal point for the production function as:

a.	The first point at which oil, gas, or gas liquids, natural or synthetic, are delivered to a main pipeline, a common carrier, a refinery, or a marine terminal; and
b.	In the case of natural resources that are intended to be upgraded into synthetic oil or gas, if those natural resources are delivered to a purchaser prior to upgrading, the first point at which the natural resources are delivered to a main pipeline, a common carrier, a refinery, a marine terminal, or a facility which upgrades such natural resources into synthetic oil or gas.

Instruction 2 to paragraph (a)(16)(i): For purposes of this paragraph (a)(16), the term saleable hydrocarbons means hydrocarbons that are saleable in the state in which the hydrocarbons are delivered.

(ii)	Oil and gas producing activities do not include:

(A)	Transporting, refining, or marketing oil and gas;
(B)	Processing of produced oil, gas, or natural resources that can be upgraded into synthetic oil or gas by a registrant that does not have the legal right to produce or a revenue interest in such production;
(C)	Activities relating to the production of natural resources other than oil, gas, or natural resources from which synthetic oil and gas can be extracted; or
(D)	Production of geothermal steam.

(17) Possible reserves. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

(i)	When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

Annex I-38

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(ii)	Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.
(iii)	Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.
(iv)	The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.
(v)	Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.
(vi)	Pursuant to paragraph (a)(22)(iii) of this section, where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.

(18) Probable reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

(i)	When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.
(ii)	Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.
(iii)	Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.
(iv)	See also guidelines in paragraphs (a)(17)(iv) and (a)(17)(vi) of this section.

(19) Probabilistic estimate. The method of estimation of reserves or resources is called probabilistic when the full range of values that could reasonably occur for each unknown parameter (from the geoscience and engineering data) is used to generate a full range of possible outcomes and their associated probabilities of occurrence.

(20) Production costs.

(i)	Costs incurred to operate and maintain wells and related equipment and facilities, including depreciation and applicable operating costs of support equipment and facilities and other costs of operating and maintaining those wells and related equipment and facilities. They become part of the cost of oil and gas produced. Examples of production costs (sometimes called lifting costs) are:

(A)	Costs of labor to operate the wells and related equipment and facilities.
(B)	Repairs and maintenance.
(C)	Materials, supplies, and fuel consumed and supplies utilized in operating the wells and related equipment and facilities.

Annex I-39

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(D)	Property taxes and insurance applicable to proved properties and wells and related equipment and facilities.
(E)	Severance taxes.

(ii)	Some support equipment or facilities may serve two or more oil and gas producing activities and may also serve transportation, refining, and marketing activities. To the extent that the support equipment and facilities are used in oil and gas producing activities, their depreciation and applicable operating costs become exploration, development or production costs, as appropriate. Depreciation, depletion, and amortization of capitalized acquisition, exploration, and development costs are not production costs but also become part of the cost of oil and gas produced along with production (lifting) costs identified above.

(21) Proved area. The part of a property to which proved reserves have been specifically attributed.

(22) Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i)	The area of the reservoir considered as proved includes:

(A)	The area identified by drilling and limited by fluid contacts, if any, and
(B)	Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii)	In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.
(iii)	Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.
(iv)	Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A)	Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and
(B)	The project has been approved for development by all necessary parties and entities, including governmental entities.

(v)	Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

(23) Proved properties. Properties with proved reserves.

(24) Reasonable certainty. If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.

Annex I-40

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(25) Reliable technology. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

(26) Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Note to paragraph (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

Excerpted from the FASB Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas:

932-235-50-30 A standardized measure of discounted future net cash flows relating to an entity’s interests in both of the following shall be disclosed as of the end of the year:

a.	Proved oil and gas reserves (see paragraphs 932-235-50-3 through 50-11B)
b.	Oil and gas subject to purchase under long-term supply, purchase, or similar agreements and contracts in which the entity participates in the operation of the properties on which the oil or gas is located or otherwise serves as the producer of those reserves (see paragraph 932-235-50-7).

The standardized measure of discounted future net cash flows relating to those two types of interests in reserves may be combined for reporting purposes.

932-235-50-31 All of the following information shall be disclosed in the aggregate and for each geographic area for which reserve quantities are disclosed in accordance with paragraphs 932-235-50-3 through 50-11B:

a.	Future cash inflows. These shall be computed by applying prices used in estimating the entity’s proved oil and gas reserves to the year-end quantities of those reserves. Future price changes shall be considered only to the extent provided by contractual arrangements in existence at year-end.
b.	Future development and production costs. These costs shall be computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. If estimated development expenditures are significant, they shall be presented separately from estimated production costs.
c.	Future income tax expenses. These expenses shall be computed by applying the appropriate year-end statutory tax rates, with consideration of future tax rates already legislated, to the future pretax net cash flows relating to the entity’s proved oil and gas reserves, less the tax basis of the properties involved. The future income tax expenses shall give effect to tax deductions and tax credits and allowances relating to the entity’s proved oil and gas reserves.
d.	Future net cash flows. These amounts are the result of subtracting future development and production costs and future income tax expenses from future cash inflows.
e.	Discount. This amount shall be derived from using a discount rate of 10 percent a year to reflect the timing of the future net cash flows relating to proved oil and gas reserves.
f.	Standardized measure of discounted future net cash flows. This amount is the future net cash flows less the computed discount.

(27) Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Annex I-41

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(28) Resources. Resources are quantities of oil and gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable, and another portion may be considered to be unrecoverable. Resources include both discovered and undiscovered accumulations.

(29) Service well. A well drilled or completed for the purpose of supporting production in an existing field. Specific purposes of service wells include gas injection, water injection, steam injection, air injection, salt-water disposal, water supply for injection, observation, or injection for in-situ combustion.

(30) Stratigraphic test well. A stratigraphic test well is a drilling effort, geologically directed, to obtain information pertaining to a specific geologic condition. Such wells customarily are drilled without the intent of being completed for hydrocarbon production. The classification also includes tests identified as core tests and all types of expendable holes related to hydrocarbon exploration. Stratigraphic tests are classified as “exploratory type” if not drilled in a known area or “development type” if drilled in a known area.

(31) Undeveloped oil and gas reserves. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i)	Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.
(ii)	Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

From the SEC’s Compliance and Disclosure Interpretations (October 26, 2009):

Although several types of projects — such as constructing offshore platforms and development in urban areas, remote locations or environmentally sensitive locations — by their nature customarily take a longer time to develop and therefore often do justify longer time periods, this determination must always take into consideration all of the facts and circumstances. No particular type of project per se justifies a longer time period, and any extension beyond five years should be the exception, and not the rule.

Factors that a company should consider in determining whether or not circumstances justify recognizing reserves even though development may extend past five years include, but are not limited to, the following:

●	The company’s level of ongoing significant development activities in the area to be developed (for example, drilling only the minimum number of wells necessary to maintain the lease generally would not constitute significant development activities);
●	The company’s historical record at completing development of comparable long-term projects;
●	The amount of time in which the company has maintained the leases, or booked the reserves, without significant development activities;
●	The extent to which the company has followed a previously adopted development plan (for example, if a company has changed its development plan several times without taking significant steps to implement any of those plans, recognizing proved undeveloped reserves typically would not be appropriate); and
●	The extent to which delays in development are caused by external factors related to the physical operating environment (for example, restrictions on development on Federal lands, but not obtaining government permits), rather than by internal factors (for example, shifting resources to develop properties with higher priority).

(iii)	Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

(32) Unproved properties. Properties with no proved reserves.

Annex I-42

ANNEX J

GLOSSARY OF OIL AND NATURAL GAS TERMS

The following are definitions of certain terms used in this proxy statement:

Basin. A large depression on the earth’s surface in which sediments accumulate.

Bbl. Stock tank barrel, or 42 U.S. gallons liquid volume, used in this prospectus supplement in reference to crude oil or other liquid hydrocarbons.

BOE. Barrels of oil equivalent, with six thousand cubic feet of natural gas being equivalent to one barrel of oil.

BOE/d. BOE per day.

British Thermal Unit. The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

Completion. The process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

Crude oil. Liquid hydrocarbons retrieved from geological structures underground to be refined into fuel sources.

Delaware Act. Delaware Revised Uniform Limited Partnership Act.

Deterministic method. The method of estimating reserves or resources under which a single value for each parameter (from the geoscience, engineering or economic data) in the reserves calculation is used in the reserves estimation procedure.

Developed acreage. The number of acres that are allocated or assignable to productive wells or wells capable of production.

Development costs. Capital costs incurred in the acquisition, exploitation and exploration of proved oil and natural gas reserves divided by proved reserve additions and revisions to proved reserves.

Dry hole. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Estimated Ultimate Recovery. Estimated ultimate recovery is the sum of reserves remaining as of a given date and cumulative production as of that date.

Exploitation. A development or other project which may target proven or unproven reserves (such as probable or possible reserves), but which generally has a lower risk than that associated with exploration projects.

Exploratory prospects. A well drilled to find and produce natural gas or oil reserves not classified as proved, to find a new reservoir in a field previously found to be productive of natural gas or oil in another reservoir or to extend a known reservoir.

Field. An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

Fracturing. The process of creating and preserving a fracture or system of fractures in a reservoir rock typically by injecting a fluid under pressure through a wellbore and into the targeted formation.

Annex J-1

Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

Horizontal drilling. A drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle with a specified interval.

Horizontal wells. Wells drilled directionally horizontal to allow for development of structures not reachable through traditional vertical drilling mechanisms.

Identified drilling locations. Drilling locations based on specifically identified locations on our leasehold acreage based on our assessment of current geoscientific, engineering, land, well-spacing and historic production profile information derived from state agencies and public statements by our the operators on the acreage underlying our interests.

MBbls. Thousand barrels of crude oil or other liquid hydrocarbons.

MBOE. One thousand barrels of crude oil equivalent, determined using a ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

Mcf. Thousand cubic feet of natural gas.

Mineral interest. Perpetual right of the owner to exploit, mine, and/or produce any or all of the minerals lying below the surface of the property. The holder of a mineral interest has the right to lease the minerals to a working interest holder pursuant to an oil and gas lease.

MMBtu. Million British Thermal Units.

MMcf. Million cubic feet of natural gas.

Net acres. The sum of the fractional working interest owned in gross acres.

Net revenue interest. An owner’s interest in the revenues of a well after deducting proceeds allocated to royalty and overriding interests.

NGLs. The combination of ethane, propane, butane and natural gasolines that when removed from natural gas become liquid under various levels of higher pressure and lower temperature.

Oil and natural gas properties. Tracts of land consisting of properties to be developed for oil and natural gas resource extraction.

Operator. The individual or company responsible for the exploration and/or production of an oil or natural gas well or lease.

Overriding Royalty Interest. An interest created by carving out the right to receive royalties from a working interest. Like royalty interests, ORRIs do not confer an obligation to make capital expenditures or pay for lease operating expenses and have limited environmental liability, however ORRIs may be calculated net of post-production expenses, depending on how the ORRI is structured. ORRIs that are carved out of working interests are linked to the same underlying oil and gas lease that created the working interest, and therefore, such ORRIs are typically subject to expiration upon the expiration or termination of the oil and gas lease.

Pad Drilling. The practice of drilling multiple wellbores from a single surface location.

PDP. Proved developed producing.

Annex J-2

Plugging and abandonment. Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of all states require plugging of abandoned wells.

PUD. Proved undeveloped.

Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

Proved developed reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved reserves. The estimated quantities of oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions.

Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

Recompletion. The process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.

Reserves. Reserves are estimated remaining quantities of oil and natural gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and natural gas or related substances to the market and all permits and financing required to implement the project. Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

Reservoir. A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.

Royalty interest. An interest that generally results when the owner of a mineral interest leases the underlying minerals to a working interest holder pursuant to an oil and gas lease. Typically, the resulting royalty interest is a cost-free percentage of production revenues for minerals extracted from the acreage. Holders of royalty interests are generally not responsible for capital expenditures or lease operating expenses, but may be responsible for certain post-production expenses, and typically have limited environmental liability. Royalty interests expire upon the expiration of the oil and gas lease.

Seismic data. Geophysical data that depict the subsurface strata in three dimensions. Seismic data in 3-d typically provides a more detailed and accurate interpretation of the subsurface strata than 2-D, or two-dimensional, seismic.

Spacing. The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres (e.g., 40-acre spacing) and is often established by regulatory agencies.

Standardized measure. The present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of the date of estimation), less future development, production and income tax expenses, and discounted at 10% per annum to reflect the timing of future net revenue. Because we are a limited partnership, we are generally not subject to federal or state income taxes and thus make no provision for federal or state income taxes in the calculation of our standardized measure. Standardized measure does not give effect to derivative transactions.

Tight formation. A formation with low permeability that produces natural gas with very low flow rates for long periods of time.

Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

Working interest. An interest that gives the owner the right to extract minerals from acreage leased pursuant to an oil and gas lease from a mineral interest holder. Holders of working interests are responsible for their pro rata share of capital expenditures and lease operating expenses, but holders of working interests only receive revenues after distributions have first been made to holders of royalty interests and ORRIs. Working interests expire upon the termination or expiration of the underlying oil and gas lease.

Annex J-3

PRELIMINARY COPY - SUBJECT TO COMPLETION, DATED JULY 30, 2018

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

OSPREY ENERGY ACQUISITION CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y

The undersigned hereby appoints Jonathan Z. Cohen and Daniel C. Herz (together, the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote (the “Shares”) at the special meeting of stockholders of Osprey Energy Acquisition Corp. (“Osprey”) to be held at 3:00 p.m., local time, on [     ], 2018, at Osprey's principal executive offices at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103, and at any adjournments and/or postponements thereof. Such Shares shall be voted as indicated with respect to the proposals listed below hereof and in the Proxies’ discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the accompanying proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS, THIS PROXY WILL BE VOTED “FOR” EACH OF PROPOSAL NOS. 1, 2, 3, 4 AND 5.

The proxy statement is available at http://www.falconminerals.com. The proxy statement contains important information regarding each of the proposals listed below. You are encouraged to read the proxy statement carefully.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

OSPREY ENERGY ACQUISITION CORP. — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NOS. 1, 2, 3, 4 and 5.	Please mark vote as indicated in this example	☒

(1)	The Business Combination Proposal – To approve and adopt the Contribution Agreement, dated as of June 3, 2018 (the “Contribution Agreement”), by and among Royal Resources L.P., Osprey, and the other parties thereto, and approve the transactions contemplated by the Contribution Agreement (the “business combination”). The Business Combination Proposal is conditioned on the approval of the Charter Proposal and the Nasdaq Proposal.	FOR ☐	AGAINST ☐	ABSTAIN ☐
(2)	The Charter Proposal – To approve and adopt amendments to Osprey’s amended and restated certificate of incorporation (the “Charter”), to be effective upon the consummation of the business combination, including six sub-proposals:	FOR ☐	AGAINST ☐	ABSTAIN ☐
(a)	To create a new class of capital stock designated as Class C common stock, par value $0.0001 per share (the “Class C common stock”).	FOR ☐	AGAINST ☐	ABSTAIN ☐
(b)	To increase the number of authorized shares of Osprey’s capital stock to 361,000,000 shares and to increase the number of authorized shares of Osprey’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), to 240,000,000 shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐
(c)	To adopt Delaware as the exclusive forum for certain stockholder litigation.	FOR ☐	AGAINST ☐	ABSTAIN ☐
(d)	To require the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of capital stock of Osprey to amend, repeal or adopt certain provisions of the Charter.	FOR ☐	AGAINST ☐	ABSTAIN ☐
(e)	To provide that Section 203 of the Delaware General Corporation Law, which governs business combinations between Osprey and certain interested Osprey stockholders, does not apply to Osprey.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(f)	To eliminate certain provisions in the Charter relating to Osprey’s Class B common stock, par value $0.0001 per share (the “Class B common stock”) and our Initial Business Combination that will no longer be applicable to us following the completion of the business combination.	FOR ☐	AGAINST ☐	ABSTAIN ☐
The Charter Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. A copy of the Company’s Second Amended and Restated Certificate of Incorporation reflecting the proposed amendments pursuant to the Charter Proposal is attached to the accompanying proxy statement as Annex F.
(3)	The NASDAQ Proposal – To approve, for purposes of complying with applicable listing rules of The NASDAQ Capital Market (a) the issuance of Class C common stock in the business combination pursuant to the Contribution Agreement, (b) the issuance of Class A common stock concurrent with the completion of the business combination to certain qualified institutional buyers and accredited investors that have entered into subscription agreements with Osprey, (c) the issuance of Class A common stock in connection with the future redemption or exchange of common units representing limited partner interests in Osprey Minerals Operating Partnership, LP, a Delaware limited partnership, and (d) the issuance of Class A common stock upon the conversion of Class B common stock in accordance with the terms of the Charter. The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Proposal.	FOR ☐	AGAINST ☐	ABSTAIN ☐
(4)	The LTIP Proposal – To approve and adopt the Falcon Minerals Corporation 2018 Long-Term Incentive Plan and material terms thereunder. The LTIP Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal.	FOR ☐	AGAINST ☐	ABSTAIN ☐
(5)	The Adjournment Proposal – To approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the foregoing proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal at the special meeting.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Stockholders seeking to exercise their redemption rights must certify as follows:

Stockholder Certification: I hereby certify that I am not acting in concert or as a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with any other stockholder with respect to the shares of Osprey's Class A common stock or Class B common stock.

STOCKHOLDER CERTIFICATION ☐

Dated: ________________________, 2018

(Signature)

(Signature if held Jointly)

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. The Shares represented by this proxy when properly executed will be voted in the manner directed herein by the above signed stockholder(s). If no direction is made, this proxy will be voted FOR each of Proposal Nos. 1, 2, 3, 4 and 5. If any other matters properly come before the meeting, unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion.